As filed with the Securities and Exchange Commission on July 29, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SIMMONS FIRST NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Arkansas	6022	71-0407808
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

George A. Makris, Jr.

Chairman and Chief Executive Officer

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

(870) 541-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Frank M. Conner III Michael P. Reed Covington & Burling LLP 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 (202) 662-6000		Patrick A. Burrow Quattlebaum, Grooms, Tull & Burrow, PLLC 111 Center Street, Suite 1900 Little Rock, Arkansas 72201 (501) 379-1700
John C. Clark President and CEO Community First Bancshares, Inc. 115 West Washington Avenue Union City, Tennessee 38261 (731) 886-8800	Steven J. Eisen Baker, Donelson, Bearman, Caldwell & Berkowitz, PC 211 Commerce Street, Suite 800 Nashville, Tennessee 37201 (615) 726-5718	Gary E. Metzger Chairman and CEO Liberty Bancshares, Inc. 4625 South National Avenue Springfield, Missouri 65810 (417) 888-3000	J. Kyle McCurry T.J. Lynn Stinson Leonard Street LLP 1201 Walnut, Suite 2900 Kansas City, Missouri 64106 (816) 691-3285

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller accelerated filer	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (5)
Class A Common Stock, $0.01 par value per share	11,871,187(1)	N/A	$244,249,470(3)	$31,459.34
Senior Non-Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share	30,852(2)	N/A	$30,852,000(4)	$3,973.74
Total				$35,433.08

(1)	Represents the maximum number of shares of common stock of Simmons First National Corporation (“Simmons”) that may be issued as consideration of the mergers described herein between (1) Simmons First National Corporation and Community First Bancshares, Inc. (“Community First”) and (2) Simmons First National Corporation and Liberty Bancshares, Inc. (“Liberty”). This number is based on 370,108.017 shares of common stock of Community First that were outstanding on April 24, 2014 (including shares of Community First common stock that were outstanding and reserved for issuance under various plans as of such date) multiplied by the exchange ratio of 17.8975 shares of Simmons common stock per share of Community First common stock, and 5,247,187 shares of common stock of Liberty that were outstanding on May 16, 2014 (including shares of Liberty common stock that were outstanding and reserved for issuance under various plans as of such date) multiplied by the exchange ratio of 1.0 share of Simmons common stock per share of Liberty common stock.
(2)	Represents the maximum number of shares of Simmons Senior Non-Cumulative Perpetual Preferred Stock, Series A, that is issuable in exchange for shares of Community First Senior Non-Cumulative Perpetual Preferred Stock, Series C.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act. The maximum aggregate offering price is the sum of (1) the product of $380.22 (the book value per share of Community First common stock on March 31, 2014) and 370,108.017 (the number of shares of Community First common stock that may be exchanged for the merger consideration, including unvested restricted shares) and (2) the product of $19.73 (the book value per share of Liberty common stock on March 31, 2014) and 5,247,187 (the number of shares of Liberty common stock that may be exchanged for the merger consideration, including shares underlying stock options).
(4)	Calculated based on the $1,000.00 liquidation preference per share of the Community First Senior Non-Cumulative Perpetual Preferred Stock, Series C to be received by Simmons in the Community First merger.
(5)	Determined in accordance with Section 6(b) of the Securities Act and Rule 457(f)(2) thereunder at a rate equal to $128.80 per $1.0 million of the proposed aggregate offering price, or 0.0001288 multiplied by the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED JULY 29, 2014

Joint Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On                                         , 2014, we will hold a special meeting of the shareholders of Simmons First National Corporation, or Simmons, to consider and vote upon two separate proposals to merge with Community First Bancshares, Inc., or Community First, and Liberty Bancshares, Inc., or Liberty. Simmons will be the surviving corporation in the merger with Community First, which we refer to as the Community First merger, and in the merger with Liberty, which we refer to as the Liberty merger.

Community First is headquartered in Union City, Tennessee, currently operates 31 branches or financial centers, of which 21 are located in western Tennessee, 8 in middle Tennessee and two in eastern Tennessee, and has assets of approximately $1.9 billion. The completion of the Community First merger will constitute Simmons’ initial entry into the Tennessee banking markets. In addition to providing traditional community banking services to its customers, the Community First merger will strengthen Simmons’ specialty product offerings in the areas of consumer finance, insurance and Small Business Administration, or SBA, lending.

Liberty is headquartered in Springfield, Missouri, currently operates 24 financial centers in southwest Missouri, including six in Springfield, Missouri, and has assets of approximately $1.1 billion. The completion of the Liberty merger will significantly increase Simmons’ market position in the Springfield and southwest Missouri banking markets. In addition to providing traditional community banking services to its customers, the pending Liberty merger will strengthen Simmons’ specialty product offerings in the area of SBA lending.

Under the terms of the agreement and plan of merger with Community First, which we refer to as the Community First merger agreement, each share of Community First common stock (except for shares of Community First common stock held by Community First or Simmons and any dissenting shares) will be converted into the right to receive 17.8975 shares of Simmons common stock, subject to possible adjustment. Simmons expects to issue 6,624,000 shares of common stock to Community First shareholders in the aggregate upon completion of the Community First merger. In addition, each share of Community First Senior Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as Community First Series C preferred stock, will be exchanged for one share of Simmons Senior Non-Cumulative Perpetual Preferred Stock, Series A, which we refer to as Simmons Series A preferred stock. Simmons expects to issue 30,852 shares of Simmons Series A preferred stock.

Under the terms of the agreement and plan of merger with Liberty, which we refer to as the Liberty merger agreement, each share of Liberty common stock (except for shares of Liberty common stock held by Liberty or Simmons and any dissenting shares) will be converted into the right to receive 1.0 share of Simmons common stock, subject to possible adjustment. Simmons expects to issue 5,247,187 shares of common stock to Liberty shareholders in the aggregate upon completion of the Liberty merger.

Simmons, Community First and Liberty will each hold a special meeting of their respective shareholders in connection with the Community First merger and the Liberty merger. At such special meetings, Simmons, Community First and Liberty shareholders will be asked to vote to approve the Community First merger agreement and the Liberty merger agreement, as applicable, and related matters as described in the attached joint proxy statement/prospectus. Approval of the Community First merger agreement and the Liberty merger agreement by Simmons shareholders requires the affirmative vote of the holders of a majority of votes entitled to be cast. In addition, the written consent of the holder of the Community First Series C preferred stock is required to approve the Community First merger.

In addition to considering and voting upon the Community First merger and the Liberty merger, Simmons shareholders will also be asked to consider and vote upon a proposal to designate the number of members comprising the board of directors of Simmons as 12, increasing by three the number of Simmons directors, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Simmons director proposal.

The increase in the number of Simmons directors is being effected to implement agreements in the Community First merger and the Liberty merger to provide for representation of such parties on the Simmons board of directors. Approval of the Simmons director proposal by Simmons shareholders requires the affirmative vote of the holders of a majority of the votes cast on the Simmons director proposal at the Simmons special meeting.

The board of directors of Simmons believes the mergers with Community First and Liberty, together with the merger with Metropolitan National Bank that was completed on November 25, 2013 and the pending merger with Delta Trust & Banking Corporation, which is expected to close in the third quarter of 2014, are transformative events for Simmons, allowing Simmons to diversify its market area, achieve scale, and attract seasoned management, thereby increasing shareholder value for Simmons by providing a broader array of products and services and lending capacity to meet the needs of its customers as they grow.

The special meeting of Simmons shareholders will be held on                                         , 2014, at                                         , at                                          local time.

Simmons’ board of directors unanimously recommends that Simmons shareholders vote “FOR” the approval of the Community First merger agreement, “FOR” the approval of the Liberty merger agreement, “FOR” the approval of the Simmons director proposal, and “FOR” the approval of any other matters to be considered at the Simmons special meeting.

This joint proxy statement/prospectus describes the special meeting of Simmons, the special meeting of Community First, the special meeting of Liberty, the Community First merger, the Liberty merger, the documents related to the mergers and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 48, for a discussion of the risks relating to the proposed Community First merger and the proposed Liberty merger. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

George A. Makris, Jr.

Chairman and Chief Executive Officer

Simmons First National Corporation

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Community First merger, the Liberty merger, the issuance of the Simmons common stock to be issued in the Community First merger or the Liberty merger, or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Simmons, Community First, or Liberty, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this joint proxy statement/prospectus is                                     , and it is first being mailed or otherwise delivered to the shareholders of Simmons, Community First and Liberty on or about                                         .

Joint Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On                                         , 2014, we will hold a special meeting of the shareholders of Community First Bancshares, Inc. or Community First, to vote on a proposal to merge with Simmons First National Corporation, or Simmons. On May 6, 2014, Simmons and Community First entered into an agreement and plan of merger, which we refer to as the Community First merger agreement, that provides for the combination of Community First with Simmons. Under the Community First merger agreement, Community First will merge with and into Simmons, with Simmons as the surviving corporation, which we refer to as the Community First merger.

In the Community First merger, each share of Community First common stock (except for shares of Community First common stock held by Community First or Simmons and any dissenting shares) will be converted into the right to receive 17.8975 shares of Simmons common stock, subject to possible adjustment, which we refer to as the Community First merger consideration, or 6,624,000 shares of Simmons common stock in the aggregate, and each share of Community First Senior Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as Community First Series C preferred stock, will be exchanged for one share of Simmons Senior Non-Cumulative Perpetual Preferred Stock, Series A, which we refer to as Simmons Series A preferred stock, or 30,852 shares of Simmons Series A preferred stock in the aggregate. Although the number of shares of Simmons common stock that Community First shareholders will receive is fixed, the market value of the Community First merger consideration will fluctuate with the market price of Simmons common stock and will not be known at the time Community First shareholders vote on the Community First merger. Based on the closing price of Simmons common stock on the NASDAQ Global Select Market on                                         , 2014, the last practicable date before the date of this document, the value of the per share Community First merger consideration payable to holders of Community First common stock was approximately $                                        . We urge you to obtain current market quotations for Simmons common stock (trading symbol “SFNC”).

In addition to the merger with Community First, Simmons and Liberty Bancshares, Inc., or Liberty, have also entered into an agreement and plan of merger, which we refer to as the Liberty merger agreement, that provides for the combination of Liberty with Simmons, with Simmons as the surviving corporation, which we refer to as the Liberty merger. Liberty is headquartered in Springfield, Missouri, operates 24 financial centers, and has assets of approximately $1.1 billion. The shareholders of Liberty will receive 1.0 share of Simmons common stock for each of their shares of Liberty common stock, or 5,247,187 shares of Simmons common stock in the aggregate.

While the shareholders of Simmons will need to approve the Liberty merger for it to be consummated, the shareholders of Community First will not. Information included in this joint proxy statement/prospectus with respect to Liberty and the Liberty merger is provided as information for Community First shareholders to consider when voting upon the Community First merger and for ease of reference for Simmons shareholders as they are required to consider and vote upon both the Community First merger and the Liberty merger.

Neither the closing of the Community First merger nor the closing of the Liberty merger is conditioned upon closing of the other merger.

Simmons and Community First will each hold a special meeting of their respective shareholders in connection with the Community First merger. At such special meetings, Simmons and Community First shareholders will be asked to vote to approve the Community First merger agreement and related matters as described in the attached joint proxy statement/prospectus. Approval of the Community First merger agreement by Simmons shareholders requires the affirmative vote of the holders of a majority of votes entitled to be cast, and approval of the Community First merger agreement by Community First shareholders requires the affirmative vote of the holders of a majority of the votes entitled to be cast. The holder of the Community First Series C preferred stock is also required to consent to the Community First merger.

At the Simmons special meeting, the Simmons shareholders will also be asked to vote to approve the Liberty merger agreement and related matters as described in the attached joint proxy statement/prospectus. Liberty will also hold a special meeting of its shareholders in connection with the Liberty merger. At such special meeting, Liberty shareholders will be asked to vote to approve the Liberty merger agreement and related matters as described in the attached joint proxy statement/prospectus.

The special meeting of Community First shareholders will be held on                                         , 2014, at 100 East Reelfoot Avenue, Union City, Tennessee 38261, at                                          local time. The special meeting of Simmons shareholders will be held on                                         , 2014, at                                         , at                                          local time.

Community First’s board of directors unanimously recommends that Community First shareholders vote “FOR” the approval of the Community First merger agreement and “FOR” the approval of any other matters to be considered at the Community First special meeting.

This joint proxy statement/prospectus describes the special meeting of Simmons, the special meeting of Community First, the special meeting of Liberty, the Community First merger, the Liberty merger, the documents related to the mergers and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 48, for a discussion of the risks relating to the proposed Community First merger. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

George A. Makris, Jr. Chairman and Chief Executive Officer Simmons First National Corporation	John C. Clark President and Chief Executive Officer Community First Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Community First merger, the Liberty merger, the issuance of the Simmons common stock to be issued in the Community First merger or the Liberty merger, or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Simmons, Community First, or Liberty, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this joint proxy statement/prospectus is                                         , and it is first being mailed or otherwise delivered to the shareholders of Simmons, Community First and Liberty on or about                                         .

Joint Proxy Statement	Prospectus

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholder:

On                                         , 2014, we will hold a special meeting of the shareholders of Liberty Bancshares, Inc., or Liberty, to vote on a proposal to merge with Simmons First National Corporation, or Simmons. On May 27, 2014, Simmons and Liberty entered into an agreement and plan of merger, which we refer to as the Liberty merger agreement, that provides for the combination of Liberty with Simmons. Under the Liberty merger agreement, Liberty will merge with and into Simmons, with Simmons as the surviving corporation, which we refer to as the Liberty merger.

In the Liberty merger, each share of Liberty common stock (except for shares of Liberty common stock held by Liberty or Simmons and any dissenting shares) will be converted into the right to receive 1.0 share of Simmons common stock, subject to possible adjustment, which we refer to as the Liberty merger consideration, or 5,247,187 shares of Simmons common stock in the aggregate. Although the number of shares of Simmons common stock that Liberty shareholders will receive is generally fixed, the market value of the Liberty merger consideration will fluctuate with the market price of Simmons common stock and will not be known at the time Liberty shareholders vote on the Liberty merger. Based on the closing price of Simmons common stock on the NASDAQ Global Select Market on                                         , 2014, the last practicable date before the date of this document, the value of the per share Liberty merger consideration payable to holders of Liberty common stock was approximately $                                        . We urge you to obtain current market quotations for Simmons common stock (trading symbol “SFNC”).

In addition to the merger with Liberty, Simmons and Community First Bancshares, Inc., or Community First, have also entered into an agreement and plan of merger, which we refer to as the Community First merger agreement, that provides for the combination of Community First with Simmons, with Simmons as the surviving corporation, which we refer to as the Community First merger. Community First is headquartered in Union City, Tennessee, operates 31 branches or financial centers, and has assets of approximately $1.9 billion. The holders of Community First common stock will receive 17.8975 shares of Simmons common stock for each of their shares of Community First common stock, or 6,624,000 shares of Simmons common stock in the aggregate, and the holder of Community First Senior Non-Cumulative Perpetual Preferred Stock, Series C, which we refer to as Community First Series C preferred stock, will receive one share of Simmons Senior Non-Cumulative Perpetual Preferred Stock, Series A, which we refer to as Simmons Series A preferred stock, for each share of Community First Series C preferred stock, or 30,852 shares of Simmons Series A preferred stock in the aggregate.

While the shareholders of Simmons will need to approve the Community First merger for it to be consummated, the shareholders of Liberty will not. Information included in this joint proxy statement/prospectus with respect to Community First and the Community First merger is provided as information for Liberty shareholders to consider when voting upon the Liberty merger and for ease of reference for Simmons shareholders as they are required to consider and vote upon both the Liberty merger and the Community First merger.

Neither the closing of the Liberty merger nor the closing of the Community First merger is conditioned upon closing of the other merger.

Simmons and Liberty will each hold a special meeting of their respective shareholders in connection with the Liberty merger. At such special meetings, Simmons and Liberty shareholders will be asked to vote to approve the Liberty merger agreement and related matters as described in the attached joint proxy statement/prospectus. Approval of the Liberty merger agreement by Simmons shareholders requires the affirmative vote of the holders of a majority of votes entitled to be cast, and approval of the Liberty merger agreement by Liberty shareholders requires the affirmative vote of the holders of two-thirds of the outstanding shares of Liberty common stock entitled to vote at such meeting.

At the Simmons special meeting, the Simmons shareholders will also be asked to vote to approve the Community First merger agreement and related matters as described in the attached joint proxy statement/prospectus. Community First will also hold a special meeting of its shareholders in connection with the Community First merger. At such special meeting, Community First shareholders will be asked to vote to approve the Community First merger agreement and related matters as described in the attached joint proxy statement/prospectus. The holder of the Community First Series C preferred stock is also required to consent to the Community First merger.

The special meeting of Liberty shareholders will be held on                                         , 2014, at 5400 Highland Springs Boulevard, Springfield, Missouri, 65809, at                                          local time. The special meeting of Simmons shareholders will be held on                                         , 2014, at                                         , at                                          local time.

Liberty’s board of directors unanimously recommends that Liberty shareholders vote “FOR” the approval of the Liberty merger agreement and “FOR” the approval of any other matters to be considered at the Liberty special meeting.

This joint proxy statement/prospectus describes the special meeting of Simmons, the special meeting of Liberty, the special meeting of Community First, the Liberty merger, the Community First merger, the documents related to the mergers and other related matters. Please carefully read this entire joint proxy statement/prospectus, including “Risk Factors,” beginning on page 48, for a discussion of the risks relating to the proposed Liberty merger. You also can obtain information about Simmons from documents that it has filed with the Securities and Exchange Commission.

George A. Makris, Jr. Chairman and Chief Executive Officer Simmons First National Corporation	Gary E. Metzger Chairman and Chief Executive Officer Liberty Bancshares, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Liberty merger, the Community First merger, the issuance of the Simmons common stock to be issued in the Liberty merger or the Community First merger, or the other transactions described in this document or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in the mergers are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Simmons, Liberty, or Community First, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

The date of this joint proxy statement/prospectus is                                         , and it is first being mailed or otherwise delivered to the shareholders of Simmons, Liberty and Community First on or about                                         .

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Simmons from documents filed with the U.S. Securities and Exchange Commission, or the SEC, that are not included in or delivered with this joint proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by Simmons at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this joint proxy statement/prospectus, at no cost by contacting Simmons at the following address:

Simmons First National Corporation

501 Main Street

P.O. Box 7009

Pine Bluff, Arkansas 71611

Attention: Susan F. Smith

Telephone: (501) 377-7629

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five business days before the date of your meeting. This means that Simmons shareholders requesting documents must do so by                     , 2014 in order to receive them before the Simmons special meeting, Community First shareholders requesting documents must do so by                     , 2014 in order to receive them before the Community First special meeting, and Liberty shareholders requesting documents must do so by                     , 2014 in order to receive them before the Liberty special meeting.

You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated                     , 2014, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Simmons shareholders, Community First shareholders, or Liberty shareholders nor the issuance by Simmons of shares of Simmons common stock in connection with the mergers will create any implication to the contrary. See “Where You Can Find More Information” for more details.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding Simmons has been provided by Simmons, information contained in this document regarding Community First has been provided by Community First, and information contained in this document regarding Liberty has been provided by Liberty.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                                         , 2014

To the Shareholders of Simmons First National Corporation:

Simmons First National Corporation will hold a special meeting of shareholders at                                          local time, on                                         , 2014, at                                         , to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 6, 2014, by and between Simmons First National Corporation and Community First Bancshares, Inc., pursuant to which Community First will merge with and into Simmons, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Community First merger proposal;

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 27, 2014, by and between Simmons First National Corporation and Liberty Bancshares, Inc., pursuant to which Liberty will merge with and into Simmons, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Liberty merger proposal;

•	a proposal to designate the number of members comprising the board of directors of Simmons as 12, increasing by three the number of Simmons directors, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Simmons director proposal;

•	a proposal to adjourn the Simmons special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Community First merger proposal, which we refer to as the Simmons/Community First adjournment proposal; and

•	a proposal to adjourn the Simmons special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Liberty merger proposal, which we refer to as the Simmons/Liberty adjournment proposal.

We have fixed the close of business on                     , 2014 as the record date for the Simmons special meeting. Only Simmons common shareholders of record at that time are entitled to notice of, and to vote at, the Simmons special meeting, or any adjournment or postponement of the Simmons special meeting. Approval of each of the Community First merger proposal and the Liberty merger proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast on each proposal. Approval of the Simmons director proposal requires the affirmative vote of holders of a majority of the votes cast on the proposal. Approval of each of the Simmons/Community First adjournment proposal and the Simmons/Liberty adjournment proposal requires the affirmative vote of holders of a majority of shares cast on each proposal.

Simmons’ board of directors has unanimously adopted the Community First merger agreement and the Liberty merger agreement, has determined that the agreements and the transactions contemplated thereby, including the mergers, are in the best interests of Simmons and its shareholders, and unanimously recommends that Simmons shareholders vote “FOR” the Community First merger proposal, “FOR” the Liberty merger proposal, “FOR” the Simmons director proposal, and “FOR” the Simmons/Community First adjournment proposal, if necessary or appropriate, and “FOR” the Simmons/Liberty adjournment proposal, if necessary or appropriate.

Your vote is very important. We cannot complete the mergers unless Simmons’ common shareholders approve the Community First merger proposal and the Liberty merger proposal.

Regardless of whether you plan to attend the Simmons special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Simmons, please vote as promptly as possible by (1) accessing the internet site listed on your proxy card, (2) calling the toll-free number listed on your proxy card, or (3) completing, signing, dating and returning your proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

Under Arkansas law, Simmons shareholders who do not vote in favor of the Community First merger proposal or the Liberty merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See “Questions and Answers—Are Simmons shareholders entitled to dissenters’ rights?”

The enclosed joint proxy statement/prospectus provides a detailed description of the special meetings, the mergers, the documents related to the mergers and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

George A. Makris, Jr.

Chairman and Chief Executive Officer

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                                         , 2014

To the Shareholders of Community First Bancshares, Inc.:

Community First Bancshares, Inc. will hold a special meeting of shareholders at                                          local time, on                                         , 2014, at 100 East Reelfoot Avenue, Union City, Tennessee 38261, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 6, 2014, by and between Simmons First National Corporation and Community First Bancshares, Inc., pursuant to which Community First will merge with and into Simmons, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Community First merger proposal; and

•	a proposal to adjourn the Community First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Community First merger proposal, which we refer to as the Community First adjournment proposal.

We have fixed the close of business on                                         , 2014, as the record date for the Community First special meeting. Only Community First common shareholders of record at that time are entitled to notice of, and to vote at, the Community First special meeting, or any adjournment or postponement of the Community First special meeting. Approval of the Community First merger proposal requires the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal. Approval of the Community First adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the special meeting.

Community First’s board of directors has unanimously adopted the Community First merger agreement, has determined that the Community First merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Community First and its shareholders, and unanimously recommends that Community First shareholders vote “FOR” the Community First merger proposal and “FOR” the Community First adjournment proposal, if necessary or appropriate.

Your vote is very important. We cannot complete the merger unless Community First’s common shareholders approve the Community First merger proposal.

Regardless of whether you plan to attend the Community First special meeting, please vote as soon as possible. If you hold stock in your name as a shareholder of record of Community First, please vote as promptly as possible by completing, signing, dating and returning your proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

Under Tennessee law, Community First shareholders who do not vote in favor of the Community First merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See “Questions and Answers—Are Community First shareholders entitled to dissenters’ rights?”

The enclosed joint proxy statement/prospectus provides a detailed description of the special meetings, the mergers, the documents related to the mergers and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

R. Newell Graham

Chairman of the Board

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON                                         , 2014

To the Shareholders of Liberty Bancshares, Inc.:

Liberty Bancshares, Inc. will hold a special meeting of shareholders at                                          local time, on                                         , 2014, at 5400 Highland Springs Boulevard, Spingfield, Missouri 65809, to consider and vote upon the following matters:

•	a proposal to approve the Agreement and Plan of Merger, dated as of May 27, 2014, by and between Simmons First National Corporation and Liberty Bancshares, Inc., pursuant to which Liberty will merge with and into Simmons, as more fully described in the attached joint proxy statement/prospectus, which we refer to as the Liberty merger proposal; and

•	a proposal to adjourn the Liberty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Liberty merger proposal, which we refer to as the Liberty adjournment proposal.

We have fixed the close of business on                                         , 2014 as the record date for the Liberty special meeting. Only Liberty common shareholders of record at that time are entitled to notice of, and to vote at, the Liberty special meeting, or any adjournment or postponement of the Liberty special meeting. Approval of the Liberty merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Liberty common stock entitled to vote at such meeting. Approval of the Liberty adjournment proposal requires the affirmative vote of holders of a majority of shares of common stock represented at the special meeting.

Liberty’s board of directors has adopted the Liberty merger agreement, has determined that the Liberty merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Liberty and its shareholders, and unanimously recommends that Liberty shareholders vote “FOR” the Liberty merger proposal and “FOR” the Liberty adjournment proposal, if necessary or appropriate.

Your vote is very important. We cannot complete the Liberty merger unless Liberty’s common shareholders approve the Liberty merger proposal.

Regardless of whether you plan to attend the Liberty special meeting, please vote as soon as possible by completing, signing, dating and returning your proxy card in the enclosed postage-paid return envelope. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.

Under Missouri law, Liberty shareholders who do not vote in favor of the merger proposal and follow certain procedural steps will be entitled to dissenters’ rights. See “Questions and Answers—Are Liberty shareholders entitled to dissenters’ rights?”

The enclosed joint proxy statement/prospectus provides a detailed description of the special meetings, the mergers, the documents related to the mergers and other related matters. We urge you to read the joint proxy statement/prospectus, including any documents incorporated in the joint proxy statement/prospectus by reference, and its annexes carefully and in their entirety.

BY ORDER OF THE BOARD OF DIRECTORS,

Gary E. Metzger

Chairman and Chief Executive Officer

Annex Index

Annex A:	Community First Agreement and Plan of Merger
Annex B:	Liberty Agreement and Plan of Merger
Annex C:	Opinion of Sterne, Agee & Leach, Inc. to Simmons Board of Directors for the Community First Merger
Annex D:	Opinion of Sterne, Agee & Leach, Inc. to Simmons Board of Directors for the Liberty Merger
Annex E:	Opinion of Keefe, Bruyette & Woods, Inc. to Community First Board of Directors for the Community First Merger
Annex F:	Opinion of Keefe, Bruyette & Woods, Inc. to Liberty Board of Directors for the Liberty Merger
Annex G:	Arkansas Code Annotated Sections 4-27-1301 to 4-27-1331—Dissenters’ Rights for Simmons
Annex H:	Chapter 23 of the Tennessee Code Annotated—Dissenters’ Rights for Community First
Annex I:	General and Business Corporation Law of Missouri Section 351.455—Dissenters’ Rights for Liberty
Annex J:	Consolidated Historical Financial Statements for Community First and Related Management’s Discussion and Analysis of Financial Condition and Results of Operations
Annex K:	Consolidated Historical Financial Statements for Liberty and Related Management’s Discussion and Analysis of Financial Condition and Results of Operations
Annex L:	Form of Articles of Amendment for Simmons Series A Preferred Stock

QUESTIONS AND ANSWERS

The following are some questions that you may have about the Community First merger or the Liberty merger, which we collectively refer to as the mergers, and the Simmons, Community First or Liberty special meetings, and brief answers to those questions. We urge you to read carefully the remainder of this joint proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers and the Simmons, Community First or Liberty special meetings. Additional important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Unless the context otherwise requires, references in this joint proxy statement/prospectus to “Simmons” refer to Simmons First National Corporation, an Arkansas corporation, and its subsidiaries, references to “Community First” refer to Community First Bancshares, Inc., a Tennessee corporation, and its subsidiaries, and references to “Liberty” refer to Liberty Bancshares, Inc., a Missouri corporation, and its subsidiaries.

Q:	What are the mergers?

A:	Simmons and Community First have entered into an Agreement and Plan of Merger, dated as of May 6, 2014, which we refer to as the Community First merger agreement, and Simmons and Liberty have entered into an Agreement and Plan of Merger, dated as of May 27, 2014, which we refer to as the Liberty merger agreement, and collectively we refer to the Community First merger agreement and the Liberty merger agreement as the merger agreements. Under the Community First merger agreement, Community First will be merged with and into Simmons, with Simmons continuing as the surviving corporation, and under the Liberty merger agreement, Liberty will be merged with and into Simmons, with Simmons continuing as the surviving corporation. Copies of the Community First merger agreement and the Liberty merger agreement are included in this joint proxy statement/prospectus as Annex A and Annex B, respectively.

The mergers cannot be completed unless, among other things, the Simmons shareholders, Community First shareholders and Liberty shareholders approve their respective proposals to approve the merger agreements.

Q:	Is the consummation of one merger conditioned on the consummation of the other merger?

A:	No. The Community First merger may be consummated regardless of whether the Liberty merger is consummated. Similarly, the Liberty merger may be consummated regardless of whether the Community First merger is consummated.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	We are delivering this document to you because it is a joint proxy statement being used by the Simmons, Community First and Liberty boards of directors to solicit proxies of their respective shareholders in connection with approval of the mergers and related matters.

In order to approve the mergers and related matters, Simmons, Community First and Liberty have each called a special meeting of their common shareholders, which we refer to as the Simmons special meeting, Community First special meeting and the Liberty special meeting, respectively. This document serves as a proxy statement for the Simmons special meeting, Community First special meeting and the Liberty special meeting and describes the proposals to be presented at the meetings.

This document is also a prospectus that is being delivered to Community First shareholders and Liberty shareholders because Simmons is offering shares of its common stock to both the Community First shareholders and the Liberty shareholders in connection with the mergers.

This joint proxy statement/prospectus contains important information about the mergers and the other proposals being voted on at the meetings. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares voted by proxy without attending your meeting. Your vote is important. We encourage you to submit your proxy as soon as possible.

Q:	In addition to the Community First merger proposal and Liberty merger proposal, what else are Simmons shareholders being asked to vote on?

A:	In addition to the two merger proposals, Simmons is soliciting proxies from its shareholders with respect to (1) a proposal to designate the number of members comprising the board of directors of Simmons as 12, increasing by three the number of Simmons directors, which we refer to as the Simmons director proposal, (2) a proposal to adjourn the Simmons special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Community First merger proposal, which we refer to as the Simmons/Community First adjournment proposal, and (3) a proposal to adjourn the Simmons special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Liberty merger proposal, which we refer to as the Simmons/Liberty adjournment proposal.

Approval of the Simmons director proposal is necessary for the completion of the Community First merger and the Liberty merger. Completion of the Community First merger and the Liberty merger are not conditioned upon approval of either of the Simmons/Community First adjournment proposal or the Simmons/Liberty adjournment proposal.

Q:	In addition to the Community First merger proposal, what else are Community First shareholders being asked to vote on?

A:	In addition to the Community First merger proposal, Community First is soliciting proxies from its shareholders with respect to a proposal to adjourn the Community First special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Community First merger proposal, which we refer to as the Community First adjournment proposal.

Completion of the Community First merger is not conditioned upon approval of the Community First adjournment proposal.

Q:	In addition to the Liberty merger proposal, what else are Liberty shareholders being asked to vote on?

A:	In addition to the Liberty merger proposal, Liberty is soliciting proxies from its shareholders with respect to a proposal to adjourn the Liberty special meeting, if necessary or appropriate, to solicit additional proxies in favor of the Liberty merger proposal, which we refer to as the Liberty adjournment proposal.

Completion of the Liberty merger is not conditioned upon approval of the Liberty adjournment proposal.

Q:	What will Community First shareholders receive in the merger?

A:	If the Community First merger is completed, holders of Community First common stock will receive 17.8975 shares of Simmons common stock (subject to possible adjustments), which we refer to as the Community First merger consideration, for each share of Community First common stock held immediately prior to the merger. Simmons will not issue any fractional shares of Simmons common stock in the Community First merger. Community First shareholders who would otherwise be entitled to a fractional share of Simmons common stock upon the completion of the Community First merger will instead receive an amount in cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending immediately prior to the 10th day before the date on which the Community First merger is completed, times the fraction of a share of Simmons common stock to which the Community First shareholder otherwise would be entitled.

If the number of shares of Community First common stock outstanding (including shares of Community First restricted common stock) increases or decreases prior to the effective time of the Community First merger, then the number of shares of Simmons common stock to be issued for each share of Community First common stock shall be adjusted from 17.8975 shares of Simmons common stock to a number that will result in Simmons issuing no more than 6,624,000 shares of Simmons common stock in the Community First merger. We refer to the number of shares of Simmons common stock to be issued for each share of Community First common stock, as adjusted, as the Community First exchange ratio. In addition, if the Community First board of directors exercises its right to terminate the Community First merger agreement due to the decrease in the average closing price of Simmons common stock relative to an index of banking stocks, Simmons may elect to increase the Community First merger consideration by paying, in addition to shares of Simmons common stock, cash for each share of Community First common stock. See “The Merger Agreements—Walkaway Counteroffers—Community First Merger.”

In addition to the Community First common stock being exchanged for Simmons common stock, Community First Senior Non-Cumulative Perpetual Preferred Stock, Series C, or Community First Series C preferred stock, will be exchanged for a new series of Simmons preferred stock designated as Simmons Senior Non-Cumulative Perpetual Preferred Stock, Series A, or Simmons Series A preferred stock, with substantially identical terms, except that Simmons Series A preferred stock will not have any transfer restrictions or be subject to registration rights.

Q:	Is approval of the Community First merger by the holder of the Community First Series C preferred stock necessary for the completion of the Community First merger?

A:	Yes. The written consent of the holder of the Community First Series C preferred stock is required for completion of the Community First merger.

Q:	What will Liberty shareholders receive in the merger?

A:	If the Liberty merger is completed, Liberty shareholders will receive 1.0 share of Simmons common stock (subject to possible adjustment), which we refer to as the Liberty merger consideration, for each share of Liberty common stock held immediately prior to the Liberty merger. We refer to the Community First merger consideration and the Liberty merger consideration collectively as the merger consideration. Simmons will not issue any fractional shares of Simmons common stock in the Liberty merger. Liberty shareholders who would otherwise be entitled to a fractional share of Simmons common stock upon the completion of the merger will instead receive an amount in cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending immediately prior to the 10th day before the date on which the Liberty merger is completed, times the fraction of a share of Simmons common stock to which the Liberty shareholder otherwise would be entitled.

If the number of shares of Liberty common stock outstanding (including shares of Liberty common stock subject to Liberty stock options) increases or decreases prior to the effective time of the Liberty merger, then the number of shares of Simmons common stock to be issued for each share of Liberty common stock shall be adjusted from 1.0 share of Simmons common stock to a number that will result in Simmons issuing no more than 5,247,187 shares of Simmons common stock in the Liberty merger. We refer to the number of shares of Simmons common stock to be issued for each of share of Liberty common stock, as adjusted, as the Liberty exchange ratio. In addition, if the Liberty board of directors exercises its right to terminate the Liberty merger agreement due to the decrease in the average closing price of Simmons common stock relative to an index of banking stocks, Simmons may elect to increase the Liberty merger consideration by paying, in addition to shares of Simmons common stock, cash for each share of Liberty common stock. See “The Merger Agreements—Walkaway Counteroffers—Liberty Merger.”

Q:	What will Simmons shareholders receive in the mergers?

A:	If either or both of the mergers are completed, Simmons shareholders will not receive any merger consideration and will continue to hold the shares of Simmons common stock that they currently hold. Following the mergers, shares of Simmons common stock will continue to be traded on the NASDAQ Global Select Market under the symbol “SFNC.”

Q:	How will the Community First merger affect Community First restricted stock?

A:	Each share of Community First restricted stock, that is not Community First double trigger restricted stock, will vest at the effective time of the Community First merger and will be entitled to be exchanged for the Community First merger consideration in the same manner as unrestricted shares of Community First common stock. Each share of Community First double trigger restricted stock will be exchanged for the Community First merger consideration but the shares of Simmons common stock received as Community First merger consideration shall not vest at the effective time of the Community First merger but instead shall vest or be forfeited pursuant to the terms of the Community First stock plan under which they were granted (taking into account that the consummation of the Community First merger and its related transactions will constitute the first trigger for the Community First double trigger restricted stock). Community First double trigger restricted stock are shares of Community First restricted stock that vest only upon both a change in control of Community First and two years of continued service following the change in control of Community First by the holder of Community First double trigger restricted stock.

Q:	How will the Liberty merger affect Liberty stock options?

A:	Each option to purchase shares of Liberty common stock outstanding immediately prior to the effective time of the Liberty merger will be converted into an option to purchase Simmons common stock on the same terms and conditions as were applicable prior to the Liberty merger, except that (1) the number of shares of Simmons common stock subject to the new option will be equal to the product of the number of shares of Liberty common stock subject to the existing option and the Liberty exchange ratio and (2) the exercise price per share of Simmons common stock under the new option will be equal to the exercise price per share of Liberty common stock of the existing option divided by the Liberty exchange ratio.

Q:	Will the value of the merger consideration change between the date of this joint proxy statement/prospectus and the time the mergers are completed?

A:	Because the number of shares of Simmons common stock that both Community First and Liberty shareholders will receive for each share of Community First common stock and Liberty common stock, respectively, is fixed (subject, in each case, to possible adjustment), the value of the merger consideration in each merger will fluctuate between the date of this joint proxy statement/prospectus and the completion of the mergers based upon the market value for Simmons common stock. Any fluctuation in the market price of Simmons common stock after the date of this joint proxy statement/prospectus will change the value of the shares of Simmons common stock that both Community First and Liberty shareholders will receive, subject to any payment made by Simmons in connection with a walkaway counteroffer.

Q:	How does Simmons’ board of directors recommend that Simmons shareholders vote at the Simmons special meeting?

A:	Simmons’ board of directors unanimously recommends that Simmons shareholders vote “FOR” both merger proposals, “FOR” the Simmons director proposal, “FOR” the Simmons/Community First adjournment proposal, if necessary or appropriate, and “FOR” the Simmons/Liberty adjournment proposal, if necessary or appropriate.

Q:	How does Community First’s board of directors recommend that Community First shareholders vote at the Community First special meeting?

A:	Community First’s board of directors unanimously recommends that Community First shareholders vote “FOR” the Community First merger proposal and “FOR” the Community First adjournment proposal, if necessary or appropriate.

Q:	How does Liberty’s board of directors recommend that Liberty shareholders vote at the Liberty special meeting?

A:	Liberty’s board of directors unanimously recommends that Liberty shareholders vote “FOR” the Liberty merger proposal and “FOR” the Liberty adjournment proposal, if necessary or appropriate.

Q:	When and where are the meetings?

A:	The Simmons special meeting will be held at on , 2014, at local time.

The Community First special meeting will be held at the 100 East Reelfoot Avenue, Union City, Tennessee 38261 on                                         , 2014, at                                          local time.

The Liberty special meeting will be held at 5400 Highland Springs Boulevard, Springfield, Missouri 65809 on                                         , 2014, at                                          local time.

Q:	What do I need to do now?

A:	After you have carefully read this joint proxy statement/prospectus in its entirety and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at your special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, if you are a Simmons shareholder, you may vote through the internet or by telephone. Information and applicable deadlines for voting by internet or by telephone are set forth in the enclosed proxy card instructions. If you are a Simmons shareholder, you are encouraged to vote through the internet or by telephone. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote in person at the special meetings will need to obtain a legal proxy from the institution that holds their shares.

Q:	What constitutes a quorum for the Simmons special meeting?

A:	The presence at the Simmons special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Simmons common stock entitled to vote at the Simmons special meeting will constitute a quorum.

Q:	What constitutes a quorum for the Community First special meeting?

A:	The presence at the Community First special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Community First common stock entitled to vote at the Community First special meeting will constitute a quorum. Community First will seek the written consent of the holder of the Community First Series C preferred stock for the Community First merger. As a result, Community First does not expect the holder of the Community First Series C preferred stock to attend or vote at the Community First special meeting.

Q:	What constitutes a quorum for the Liberty special meeting?

A:	The presence at the Liberty special meeting, in person or by proxy, of holders of a majority of the votes entitled to be cast at the Liberty special meeting will constitute a quorum.

Q:	What is the vote required to approve each proposal at the Simmons special meeting?

A:	Community First and Liberty merger proposals:

Standard: Approval of both of the Community First and Liberty merger proposals require the affirmative vote of holders of a majority of the votes entitled to be cast on the proposal.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote by telephone or the internet or in person at the Simmons special meeting or fail to instruct your bank or broker with respect to the merger proposals, it will have the same effect as a vote “AGAINST” the merger proposals.

Simmons director proposal:

Standard: Approval of the Simmons director proposal requires the affirmative vote of holders of a majority of shares cast on the Simmons director proposal.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to instruct your bank or broker how to vote or fail to either submit a proxy card entirely or vote by telephone or the internet or in person at the Simmons special meeting, with respect to the Simmons director proposal, it will have no effect on such proposal.

Simmons/Community First and Simmons/Liberty adjournment proposals:

Standard: Approval of each of the Simmons/Community First and Simmons/Liberty adjournment proposals requires the affirmative vote of holders of a majority of shares of Simmons common stock cast on such proposal.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to instruct your bank or broker how to vote or fail to either submit a proxy card entirely or vote by telephone or the internet or in person at the Simmons special meeting, with respect to the Simmons/Community First or Simmons/Liberty adjournment proposals, it will have no effect on the respective proposals.

Q:	What is the vote required to approve each proposal at the Community First special meeting?

A:	Community First merger proposal:

Standard: Approval of the Community First merger proposal requires the affirmative vote of holders of a majority of the votes entitled to vote on the proposal.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Community First special meeting or fail to instruct your bank or broker how to vote with respect to the Community First merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Community First adjournment proposal:

Standard: Approval of the Community First adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the Community First special meeting.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Community First adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you are a “street name” holder and fail to submit a proxy card or vote in person at the Community First special meeting, it will have no effect on such proposal.

Q:	What is the vote required to approve each proposal at the Liberty special meeting?

A:	Liberty merger proposal:

Standard: Approval of the Liberty merger proposal requires the affirmative vote of holders of two-thirds of the outstanding shares of Liberty common stock entitled to vote at such meeting.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy card or vote in person at the Liberty special meeting or fail to instruct your bank or broker how to vote with respect to the Liberty merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Liberty adjournment proposal:

Standard: Approval of the Liberty adjournment proposal requires the affirmative vote of holders of a majority of shares represented at the Liberty special meeting.

Effect of abstentions and broker non-votes: If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Liberty adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you are a “street name” holder and fail to either submit a proxy card entirely or vote in person at the Liberty special meeting, it will have no effect on such proposal.

Q:	Why is my vote important?

A:	If you do not vote, it will be more difficult for Simmons, Community First or Liberty to obtain the necessary quorum to hold their special meetings. In addition, your failure to submit a proxy or vote in person, failure to vote by telephone or the internet for Simmons shareholders, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” approval of the merger agreements. The merger agreements must be approved by the affirmative vote of holders of a majority of the votes entitled to be cast by Simmons shareholders on both merger agreements, the affirmative vote of holders of a majority of the votes entitled to vote by Community First shareholders on the Community First merger agreement and the affirmative vote of holders of two-thirds of the outstanding shares of Liberty common stock entitled to vote by Liberty shareholders on the Liberty merger agreement. The Simmons board of directors recommends that you vote “FOR” both merger proposals, and the Community First board of directors and the Liberty board of directors unanimously recommend that you vote “FOR” the Community First merger proposal and “FOR” the Liberty merger proposal, respectively.

Q:	If my shares of common stock are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:	No. Your bank or broker cannot vote your shares without instructions from you. You should instruct your bank or broker how to vote your shares in accordance with the instructions provided to you. Please check the voting form used by your bank or broker.

Q:	How do I vote if I own shares through the Simmons First National Corporation Employee Stock Ownership Plan, or Simmons ESOP?

A:	You will be given the opportunity to instruct the trustee of the Simmons ESOP how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, your shares will not be voted.

Q:	Can I attend the meeting and vote my shares in person?

A:

Yes. All shareholders of Simmons, Community First and Liberty, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees or any other holder of record, are invited to attend their respective meetings. Holders of record of Simmons, Community First and Liberty common stock can vote in person at the Simmons special meeting, Community First special meeting and

Liberty special meeting, respectively. Holders of record of Simmons common stock can also vote by telephone or the internet. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the meetings. If you plan to attend your meeting, you must hold your shares in your own name or bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. In addition, you must bring a form of personal photo identification with you in order to be admitted. Simmons, Community First and Liberty reserve the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	Can I change my vote?

A:	Simmons shareholders: Yes. If you are a holder of record of Simmons common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Simmons’ corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Simmons after the vote will not affect the vote. Simmons’ corporate secretary’s mailing address is: Corporate Secretary, Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, Arkansas 71611. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Community First shareholders: Yes. If you are a holder of record of Community First common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Community First’s corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Community First after the vote will not affect the vote. Community First’s corporate secretary’s mailing address is: Corporate Secretary, Community First Bancshares, Inc., 115 West Washington Avenue, Union City, Tennessee 38261. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Liberty shareholders: Yes. If you are a holder of record of Liberty common stock, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Liberty’s corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting. Attendance at the special meeting by itself will not automatically revoke your proxy. A revocation or later-dated proxy received by Liberty after the vote will not affect the vote. Liberty’s corporate secretary’s mailing address is: Corporate Secretary, Liberty Bancshares, Inc., 4625 South National Avenue, Springfield, Missouri 65810. If you hold your shares in “street name” through a bank or broker, you should contact your bank or broker to revoke your proxy.

Q:	What are the U.S. federal income tax consequences of the merger to Community First shareholders and Liberty shareholders?

A:

The mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, or the Code, and it is a condition to the respective obligations of Simmons, Community First and Liberty to complete the mergers that each of Simmons, Community First and Liberty receives a legal opinion to that effect. Accordingly, a Community First shareholder and a Liberty common shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Simmons common stock received pursuant to the merger over that holder’s adjusted tax basis in its shares of Community First common stock or Liberty common stock, respectively, surrendered) and (2) the amount of cash received pursuant to the applicable merger. Further, a Community First shareholder or a Liberty common shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Simmons common stock that the Community First shareholder or the Liberty common shareholder would otherwise be entitled to receive. For further information, see “United States Federal Income Tax Consequences of the Merger.”

The U.S. federal income tax consequences described above may not apply to all holders of Community First common stock or Liberty common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you.

Q:	Are Simmons shareholders entitled to dissenters’ rights?

A:	Yes. Simmons shareholders who do not vote in favor of either the Community First merger proposal or the Liberty merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Subchapter 13 of the Arkansas Business Corporation Act, or ABCA, provided they take the steps required to perfect their rights thereunder. For further information, see “The Mergers—Simmons Shareholders Dissenters’ Rights in the Community First Merger and Liberty Merger.” In addition, a copy of Subchapter 13 of the ABCA is attached as Annex G to this joint proxy statement/prospectus.

Q:	Are Community First shareholders entitled to dissenters’ rights?

A:	Yes. Community First shareholders who do not vote in favor of the Community First merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Chapter 23 of the Tennessee Business Corporation Act, or TBCA, provided they take the steps required to perfect their rights under Sections 48-23-101 to 48-23-302. For further information, see “The Community First Merger—Dissenters’ Rights in the Community First Merger.” In addition, a copy of Chapter 23 of the TBCA is attached as Annex H to this joint proxy statement/prospectus.

Q:	Are Liberty shareholders entitled to dissenters’ rights?

A:	Yes. Liberty shareholders who do not vote in favor of the Liberty merger proposal and follow certain procedural steps will be entitled to dissenters’ rights under Section 351.455 of The General and Business Corporation Law of Missouri, or GBCM, provided they take the steps required to perfect their rights thereunder. For further information, see “The Liberty Merger—Dissenters’ Rights in the Liberty Merger.” In addition, a copy of Section 351.455 of the GBCM is attached as Annex I to this joint proxy statement/prospectus.

Q:	If I am a Community First or Liberty shareholder, should I send in my Community First or Liberty stock certificates now?

A:	No. Community First or Liberty shareholders SHOULD NOT send in any stock certificates now. If either or both of the mergers occur, an exchange agent will send you instructions for exchanging Community First or Liberty stock certificates for the applicable merger consideration under separate cover and the stock certificates should be sent at that time in accordance with those instructions. See “The Merger Agreements—Conversion of Shares; Exchange of Certificates.”

Q:	What should I do if I hold my shares of Community First common stock or Liberty common stock in book-entry form?

A:	If either or both of the mergers occur, you are not required to take any special additional action to receive the merger consideration if your shares of Community First common stock or Liberty common stock are held in book-entry form. After the completion of the applicable merger, shares of Community First common stock or Liberty common stock held in book-entry form automatically will be exchanged for the applicable merger consideration, including shares of Simmons common stock in book-entry form, and any cash to be paid in exchange for fractional shares in the applicable merger.

Q:	Whom may I contact if I cannot locate my Community First stock certificate(s)?

A:	If you are unable to locate your original Community First stock certificate(s), you should contact Community First’s corporate secretary, Kathy Barber, at (731) 886-8850.

Q:	Whom may I contact if I cannot locate my Liberty stock certificate(s)?

A:	If you are unable to locate your original Liberty stock certificate(s), you should contact Liberty’s corporate secretary, Pat Sechler, at (417) 875-2451.

Q:	What should I do if I receive more than one set of voting materials?

A:	Simmons shareholders, Community First shareholders and Liberty shareholders may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Simmons and/or Community First and/or Liberty common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Simmons common stock, Community First common stock or Liberty common stock and your shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of Simmons common stock and/or Community First common stock and/or Liberty common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this joint proxy statement/prospectus to ensure that you vote every share of Simmons common stock and/or Community First common stock and/or Liberty common stock that you own.

Q:	When do you expect to complete the mergers?

A:	Each of Simmons, Community First and Liberty expect to complete the applicable merger in the fourth quarter of 2014. However, Simmons, Community First or Liberty cannot assure you of when or if the applicable merger will be completed. Simmons, Community First and Liberty must first obtain the approval of Simmons shareholders, Community First shareholders and Liberty shareholders for the applicable merger, as well as obtain necessary regulatory approvals and satisfy certain other closing conditions.

Q:	What happens if the mergers are not completed?

A:	If the mergers are not completed, holders of Community First common stock or Liberty common stock, as applicable, will not receive any merger consideration for their shares in connection with the applicable merger and the holder of the Community First Series C preferred stock will not receive shares of Simmons Series A preferred stock. Instead, Community First or Liberty or both will remain an independent company. In addition, if either or both of the merger agreements are terminated in certain circumstances, a termination fee may be required to be paid by either Community First or Liberty. See “The Merger Agreements—Termination Fees” for a discussion of the circumstances under which termination fees will be required to be paid.

Q:	Whom should I call with questions?

A:	Simmons shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Simmons common stock, please contact Investor Relations at (870) 541-1243, or Simmons’ proxy solicitor, Eagle Rock Proxy Advisors, at the following address or telephone number: 12 Commerce Drive, Cranford, New Jersey 07016 or (888) 859-0692.

Community First shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Community First common stock, please contact Kathy Barber, Corporate Secretary, at the following address or telephone number: 115 West Washington Avenue, Union City, Tennessee 38261 or (731) 886-8850.

Liberty shareholders: If you have any questions concerning the merger or this joint proxy statement/prospectus, would like additional copies of this joint proxy statement/prospectus or need help voting your shares of Liberty common stock, please contact Caroline Butler, Chief Financial Officer at the following address or telephone number: 4625 South National Avenue, Springfield, Missouri 65810 or (417) 875-2451.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire joint proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. See “Where You Can Find More Information.” Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (pages 70, 73 and 74)

Simmons

Simmons is a financial holding company registered under the Bank Holding Company Act of 1956, as amended, or the BHC Act. Simmons is headquartered in Arkansas and as of March 31, 2014, had total assets of $4.4 billion, loans of $2.3 billion, deposits of $3.7 billion and equity capital of $407 million. Simmons conducts its banking operations through 103 branches or financial centers located in 56 communities in Arkansas, Missouri and Kansas.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Community First

Community First is a bank holding company registered under the BHC Act. Community First is headquartered in Union City, Tennessee and as of March 31, 2014, had total assets of $1.9 billion, loans of $1.1 billion, deposits of $1.6 billion and equity capital of $169.3 million. Community First conducts its banking operations through 31 branches or financial centers located in 25 communities in Tennessee.

Community First is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and Small Business Administration, or SBA, lending. Community First operates through its wholly owned bank subsidiary, First State Bank, which was founded in 1887, and is the fifth largest bank headquartered in Tennessee based on deposits.

Community First’s principal executive offices are located at 115 West Washington Avenue, Union City, Tennessee 38261, and its telephone number is (731) 886-8800.

Liberty

Liberty is a bank holding company registered under the BHC Act. Liberty is headquartered in Springfield, Missouri and as of March 31, 2014, had total assets of $1.1 billion, loans of $811 million, deposits of $885 million and equity capital of $101 million. Liberty conducts its banking operations through 24 financial centers located in 16 communities in Missouri.

Liberty is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. Liberty operates through its wholly owned bank subsidiary, Liberty Bank, which was founded in 1995.

Liberty’s principal executive offices are located at 4625 South National Avenue, Springfield, Missouri 65810, and its telephone number is (417) 888-3000.

In the Mergers, both Community First Shareholders and Liberty Shareholders Will Receive Shares of Simmons Common Stock and Cash in Lieu of Fractional Shares (page 151)

Simmons and Community First, and Simmons and Liberty are respectively proposing strategic mergers. If the mergers are completed, Community First shareholders will receive 17.8975 shares of Simmons common stock and Liberty shareholders will receive 1.0 share of Simmons common stock, respectively, for each share of Community First common stock or Liberty common stock they hold immediately prior to the effective time of the applicable merger. Simmons will not issue any fractional shares of Simmons common stock in the mergers. Community First shareholders who would otherwise be entitled to a fraction of a share of Simmons common stock upon the completion of the Community First merger will instead receive, for the fraction of a share, an amount in cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending immediately prior to the 10th day before the date on which the Community First merger is completed, times the fraction of a share of Simmons common stock to which the Community First shareholder otherwise would be entitled. Liberty shareholders who would otherwise be entitled to a fraction of a share of Simmons common stock upon the completion of the Liberty merger will instead receive, for the fraction of a share, an amount in cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending immediately prior to the 10th day before the date on which the Liberty merger is completed, times the fraction of a share of Simmons common stock to which the Liberty shareholder otherwise would be entitled. For example, if you hold 100 shares of Community First common stock, you will receive 1,789 shares of Simmons common stock and a cash payment instead of the additional 0.75 shares of Simmons common stock that you otherwise would have received (100 shares × 17.8975 = 1,789.75 shares), and if you hold 100 shares of Liberty common stock, you will receive 100 shares of Simmons common stock (100 shares × 1.0= 100 shares).

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC.” The following tables show the closing sale prices of Simmons common stock as reported on the NASDAQ Global Select Market on May 5, 2014, the last full trading day before the public announcement of the Community First merger agreement, May 27, 2014, the last full trading day before the public announcement of the Liberty merger agreement, and on                                         , 2014, the last practicable trading day before the date of this joint proxy statement/prospectus. These tables also show the implied value of the Community First merger consideration payable for each share of Community First common stock and the Liberty merger consideration payable for each share of Liberty common stock, each of which we calculated by multiplying the closing price of Simmons common stock on those dates by the exchange ratios of 17.8975 and 1.0, respectively.

	Simmons Common Stock		Implied Value of Merger Consideration for One Share of Community First Common Stock
May 5, 2014		$36.74		$657.55
, 2014	$		$

	Simmons Common Stock		Implied Value of Merger Consideration for One Share of Liberty Common Stock
May 27, 2014		$40.62		$40.62
, 2014	$		$

In addition to the Community First common stock being exchanged for Simmons common stock, the Community First Series C preferred stock will be exchanged for a new series of Simmons preferred stock designated as Simmons Series A preferred stock, with substantially identical terms, except that Simmons Series A preferred stock will not have any transfer restrictions or be subject to registration rights.

The merger agreements govern the mergers. The Community First merger agreement and the Liberty merger agreement are included in this joint proxy statement/prospectus as Annex A and Annex B, respectively. All descriptions in this summary and elsewhere in this joint proxy statement/prospectus of the terms and conditions of the mergers are qualified by reference to the respective merger agreements. Please read the applicable merger agreement carefully for a more complete understanding of the applicable merger.

Simmons’ Board of Directors Unanimously Recommends that Simmons Shareholders Vote “FOR” the Community First Merger Proposal, the Liberty Merger Proposal, the Simmons’ Director Proposal and any Other Proposals Presented at Simmons’ Special Meeting (page 58)

Simmons’ board of directors has determined that the mergers, the merger agreements and the transactions contemplated by each of the merger agreements are in the best interests of Simmons and its shareholders and has unanimously approved and adopted the merger agreements. Simmons’ board of directors unanimously recommends that Simmons shareholders vote “FOR” the Community First merger proposal, “FOR” the Liberty merger proposal, “FOR” the Simmons director proposal, and “FOR” any other proposals presented at the Simmons special meeting. For the factors considered by Simmons’ board of directors in reaching its decision to approve and adopt the merger agreements, see “The Community First Merger—Simmons’ Reasons for the Community First Merger; Recommendation of Simmons’ Board of Directors” and “The Liberty Merger—Simmons’ Reasons for the Liberty Merger; Recommendation of Simmons’ Board of Directors.”

Community First’s Board of Directors Unanimously Recommends that Community First Shareholders Vote “FOR” the Community First Merger Proposal and any Other Proposal Presented at the Community First Special Meeting (page 62)

Community First’s board of directors has determined that the Community First merger, the Community First merger agreement and the transactions contemplated by the Community First merger agreement are in the best interests of Community First and its shareholders and has unanimously approved and adopted the Community First merger agreement. Community First’s board of directors unanimously recommends that Community First shareholders vote “FOR” the Community First merger proposal and “FOR” any other proposal presented at the Community First special meeting. For the factors considered by Community First’s board of directors in reaching its decision to approve and adopt the Community First merger agreement, see “The Community First Merger—Community First’s Reasons for the Merger; Recommendation of Community First’s Board of Directors.”

Liberty’s Board of Directors Unanimously Recommends that Liberty Shareholders Vote “FOR” the Liberty Merger Proposal and any Other Proposal Presented at the Liberty Special Meeting (page 66)

Liberty’s board of directors has determined that the Liberty merger, the Liberty merger agreement and the transactions contemplated by the Liberty merger agreement are in the best interests of Liberty and its shareholders and has approved and adopted the Liberty merger agreement. Liberty’s board of directors unanimously recommends that Liberty shareholders vote “FOR” the Liberty merger proposal and “FOR” any other proposal presented at the Liberty special meeting. For the factors considered by Liberty’s board of directors in reaching its decision to approve and adopt the Liberty merger agreement, see “The Liberty Merger—Liberty’s Reasons for the Merger; Recommendation of Liberty’s Board of Directors.”

Opinion of Simmons’ Financial Advisor (pages 96 and 130 and Annexes C and D)

Community First Merger. In connection with the Community First merger, Sterne, Agee & Leach, Inc., Simmons’ financial advisor, which we refer to as Sterne Agee, delivered to Simmons’ board of directors a written opinion, dated May 6, 2014, as to the fairness to Simmons, from a financial point of view and as of the date of the opinion, of the Community First merger consideration provided for in the Community First merger. The full text of the written opinion, dated May 6, 2014, of Sterne Agee, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus. Sterne Agee’s written opinion is addressed to the Simmons board of directors, is directed only to the Community First merger consideration in the Community First merger and does not constitute a recommendation to any Simmons shareholder as to how such shareholder should vote with respect to the Community First merger or any other matter.

Liberty Merger. In connection with the Liberty merger, Sterne Agee, Simmons’ financial advisor, delivered to Simmons’ board of directors a written opinion, dated May 27, 2014, as to the fairness to Simmons, from a financial point of view and as of the date of the opinion, of the Liberty merger consideration provided for in the Liberty merger. The full text of the written opinion, dated May 27, 2014, of Sterne Agee, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus. Sterne Agee’s written opinion is addressed to the Simmons board of directors, is directed only to the Liberty merger consideration in the Liberty merger and does not constitute a recommendation to any Simmons shareholder as to how such shareholder should vote with respect to the Liberty merger or any other matter.

For further information, see “The Community First Merger—Opinion of Simmons’ Financial Advisor” and “The Liberty Merger—Opinion of Simmons’ Financial Advisor.”

Opinion of Community First’s Financial Advisor (page 81 and Annex E)

In connection with the Community First merger, Keefe, Bruyette & Woods, Inc., which acted as Community First’s financial advisor, delivered to the Community First board of directors a written opinion, dated May 6, 2014, as to the fairness, from a financial point of view, of the Community First exchange ratio. The full text of KBW’s written opinion is attached as Annex E to this joint proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in rendering its opinion. KBW’s written opinion is addressed to the Community First board of directors, is directed only to the Community First exchange ratio in the Community First merger and does not constitute a recommendation to any Community First shareholder as to how such shareholder should vote with respect to the Community First merger or any other matter.

For further information, see “The Community First Merger—Opinion of Community First’s Financial Advisor.”

Opinion of Liberty’s Financial Advisor (page 117 and Annex F)

In connection with the Liberty merger, KBW, which separately acted as Liberty’s financial advisor, delivered to the Liberty board of directors a written opinion, dated May 27, 2014, as to the fairness, from a financial point of view, of the Liberty exchange ratio. The full text of KBW’s written opinion is attached as Annex F to this joint proxy statement/prospectus. You should read the entire opinion for a discussion of, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in rendering its opinion. KBW’s written opinion is addressed to the Liberty board of directors, is directed only to the Liberty exchange ratio in the Liberty merger and does not constitute a recommendation to any Liberty shareholder as to how such shareholder should vote with respect to the Liberty merger or any other matter.

For further information, see “The Liberty Merger—Opinion of Liberty’s Financial Advisor.”

What the Holder of the Community First Series C Preferred Stock Will Receive (page 169)

At the effective time of the Community First merger, the holder of the Community First Series C preferred stock will be entitled to receive shares of the Simmons Series A preferred stock.

What Holders of Community First Restricted Stock Will Receive (page 151)

At the effective time of the Community First merger, each share of Community First restricted stock, that is not Community First double trigger restricted stock, issued and outstanding immediately prior to the effective time of the Community First merger will vest at the effective time of the Community First merger and will be entitled to be exchanged for the Community First merger consideration in the same manner as unrestricted shares of Community First common stock. Each share of Community First double trigger restricted stock will be exchanged for the Community First merger consideration but the shares of Simmons common stock received as Community First merger consideration shall not vest at the effective time of the Community First merger but instead shall vest or be forfeited pursuant to the terms of the Community First stock plan under which they were granted (taking into account that the consummation of the Community First merger and its related transactions will constitute the first trigger for the Community First double trigger restricted stock).

What Holders of Liberty Stock Options Will Receive (page 152)

Each option to purchase shares of Liberty common stock outstanding immediately prior to the effective time of the Liberty merger will be converted into an option to purchase Simmons common stock on the same terms and conditions as were applicable prior to the Liberty merger, except that (1) the number of shares of Simmons common stock subject to the new option will be equal to the product of the number of shares of Liberty common stock subject to the existing option and the Liberty exchange ratio and (2) the exercise price per share of Simmons common stock under the new option will be equal to the exercise price per share of Liberty common stock of the existing option divided by the Liberty exchange ratio.

Lock-up Agreements (page 160)

The execution of lock-up agreements by the Christopher R. Kirkland Revocable Trust and Joe Porter, shareholders of Community First, and Burchfield Limited Partnership, Gary E. Metzger and Garry L. or Gay Lynn Robinson, shareholders of Liberty, in substantially the form attached to the Community First merger agreement and Liberty merger agreement, respectively, are conditions to the closing of the Community First merger and Liberty merger, respectively. The Community First form of lock-up agreement requires that each of the Community First shareholders executing the agreement agree to not sell, transfer or otherwise dispose of 50,000 of the Simmons common stock held by such person for a period of two years from the effective time of the Community First merger, subject to certain exceptions. The Liberty form of lock-up agreement requires that each of the Liberty shareholders executing the agreement agree to not sell, transfer or otherwise dispose of 20,000 of the Simmons common stock held by such person for a period of two years from the effective time of the Liberty merger, subject to certain exceptions.

Simmons Will Hold its Special Meeting on                                         , 2014 (page 58)

The special meeting of Simmons shareholders will be held on                                         , 2014, at                                          local time, at                                         . At the special meeting, Simmons shareholders will be asked to:

•	approve the Community First merger proposal;

•	approve the Liberty merger proposal;

•	approve the Simmons director proposal;

•	approve the Simmons/Community First adjournment proposal, if necessary or appropriate; and

•	approve the Simmons/Liberty adjournment proposal, if necessary or appropriate

Only holders of record of Simmons common stock at the close of business on                                         , 2014, which we refer to as the Simmons record date, will be entitled to vote at the Simmons special meeting. Each share of Simmons common stock is entitled to one vote on each proposal to be considered at the Simmons special meeting. As of the Simmons record date, there were                                          Simmons shares of Simmons common stock entitled to vote at the Simmons special meeting. As of the Simmons record date, the directors and executive officers of Simmons and their affiliates beneficially owned and were entitled to vote approximately                                          Simmons shares of Simmons common stock representing approximately                                         % of the shares of Simmons common stock outstanding on that date.

To approve the Community First merger proposal, a majority of the shares of Simmons common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Liberty merger proposal, a majority of the shares of Simmons common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Simmons director proposal, a majority of the shares of Simmons common stock cast on the Simmons director proposal must be voted in favor of such proposal. To approve each of the Simmons/Community First adjournment proposal and the Simmons/Liberty adjournment proposal, a majority of the shares of Simmons common stock cast on each proposal must be voted in favor of such proposal. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote by telephone or the internet or in person at the Simmons special meeting or fail to instruct your bank or broker how to vote with respect to the Community First merger proposal, it will have the same effect as a vote “AGAINST” the merger proposals. If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Simmons director proposal, the Simmons/Community First adjournment proposal or the Simmons/Liberty adjournment proposal, it will have no effect on such proposals.

Community First Will Hold its Special Meeting on                                         , 2014 (page 62)

The special meeting of Community First shareholders will be held on                                         , 2014, at                                          local time, at 100 Reelfoot Avenue, Union City, Tennessee 38261. At the Community First special meeting, Community First shareholders will be asked to:

•	approve the Community First merger proposal; and

•	approve the Community First adjournment proposal, if necessary or appropriate.

Only holders of record of Community First common stock at the close of business on                                         , 2014 will be entitled to vote at the Community First special meeting. Each share of Community First common stock is entitled to one vote on each proposal to be considered at the Community First special meeting. As of the record date, there were 363,918.017 shares of Community First common stock entitled to vote at the Community First special meeting. As of the Community First record date, the directors and executive officers of Community First and their affiliates beneficially owned and were entitled to vote approximately 130,901.241 shares of Community First common stock representing approximately 35.97% of the shares of Community First common stock outstanding on that date.

To approve the Community First merger proposal, a majority of the shares of Community First common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Community First adjournment proposal, a majority of the shares of Community First common stock represented at the special meeting must be voted in favor of the proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy or vote in person at the Community First special meeting or fail to instruct your bank or broker how to vote with respect to the Community First merger proposal, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Community First adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If, however, you are a “street name” holder and fail to submit a proxy card entirely or vote in person at the Community First special meeting, it will have no effect on such proposal.

In addition to the approval of the holders of Community First common stock, the United States Department of the Treasury, or the U.S. Treasury, as the sole holder of the Community First Series C preferred stock, must consent to the Community First merger and the exchange of the Community First Series C preferred stock for the Simmons Series A preferred stock.

Liberty Will Hold its Special Meeting on                                         , 2014 (page 66)

The special meeting of Liberty shareholders will be held on                                         , 2014, at                                          local time, at 5400 Highland Springs Boulevard, Springfield, Missouri 65809. At the Liberty special meeting, Liberty shareholders will be asked to:

•	approve the Liberty merger proposal; and

•	approve the Liberty adjournment proposal, if necessary or appropriate.

Only holders of record of Liberty common stock at the close of business on                                         , 2014 will be entitled to vote at the Liberty special meeting. Each share of Liberty common stock is entitled to one vote on each proposal to be considered at the Liberty special meeting. As of the record date, there were                                          shares of Liberty common stock entitled to vote at the Liberty special meeting. As of the Liberty record date, the directors and executive officers of Liberty and their affiliates beneficially owned and were entitled to vote approximately                                          shares of Liberty common stock representing approximately                                         % of the shares of Liberty common stock outstanding on that date.

To approve the Liberty merger proposal, two-thirds of the outstanding shares of Liberty common stock and entitled to vote thereon must be voted in favor of such proposal. To approve the Liberty adjournment proposal, a majority of the shares of Liberty common stock represented at the special meeting must be voted in favor of the proposal. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy or vote in person at the Liberty special meeting or fail to instruct your bank or broker how to vote with respect to the Liberty merger proposal, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Liberty adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If, however, you are a “street name” holder and fail to submit a proxy card entirely or vote in person at the Liberty special meeting, it will have no effect on such proposal.

The Mergers Will Be Tax-Free to Holders of Community First Common Stock and the Holders of Liberty Common Stock as to the Shares of Simmons Common Stock They Receive (page 165)

The mergers are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Simmons and Community First to complete the Community First merger, and it is a condition to the respective obligations of Simmons and Liberty to complete the Liberty merger, that each of Simmons, Community First and Liberty receives a legal opinion to that effect. Accordingly, a Community First or Liberty shareholder generally will recognize gain, but not loss, in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash and the fair market value of the Simmons common stock received pursuant to the mergers over that holder’s adjusted tax basis in its shares of Community First common stock or Liberty common stock surrendered) and (2) the amount of cash received pursuant to the mergers. Further, a Community First shareholder and a Liberty shareholder generally will recognize gain or loss with respect to cash received instead of fractional shares of Simmons common stock that the Community First shareholder or Liberty shareholder would otherwise be entitled to receive.

The U.S. federal income tax consequences described above may not apply to all holders of Community First common stock and Liberty common stock. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your independent tax advisor for a full understanding of the particular tax consequences of the merger to you. For further information, see “United States Federal Income Tax Consequences of the Mergers.”

Interests of Community First’s Directors and Executive Officers in the Community First Merger (page 104)

Community First shareholders should be aware that some of Community First’s directors and executive officers have interests in the Community First merger and have arrangements that are different from, or in addition to, those of Community First shareholders generally. Community First’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the Community First merger agreement, and in recommending that Community First shareholders vote in favor of approving the Community First merger agreement.

While there are no employment or other agreements being offered to employees or directors of Community First, two directors will be appointed to the Simmons board of directors, most of the officers and other employees of Community First expect to be retained after the Community First merger, and such employees will then participate in the employee benefit plans of Simmons and receive credit for prior service. Also, currently, certain officers of Community First have restricted stock which vests either upon a change in control and/or continued service for two years after a change in control. Upon completion of the Community First merger, 2,555 shares of Community First common stock will vest and another 3,635 (pre-conversion number) shares will vest if the holders continue to serve two years thereafter. Finally, Simmons has agreed to maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Community First’s directors and officers for six years following completion of the Community First merger as long as the premium to be paid on an annual basis is not more than 200% of the current annual premium paid by Community First for such insurance.

For a more complete description of these interests, see “The Community First Merger—Interests of Community First’s Directors and Executive Officers in the Community First Merger.”

Interests of Liberty’s Directors and Executive Officers in the Liberty Merger (page 137)

Liberty shareholders should be aware that some of Liberty’s directors and executive officers have interests in the Liberty merger and have arrangements that are different from, or in addition to, those of Liberty shareholders generally. Liberty’s board of directors was aware of these interests and considered these interests, among other matters, when making its decision to adopt the Liberty merger agreement, and in recommending that Liberty shareholders vote in favor of approving the Liberty merger agreement.

Pursuant to the existing employment agreements with Gary Metzger, as Chief Executive Officer of Liberty Bank, and Garry Robinson, as President and Chief Operating Officer of Liberty Bank, Mr. Metzger and Mr. Robinson will each be paid a shareholder value bonus 30 days following the Liberty merger if the consideration to be received by Liberty shareholders in the Liberty merger exceeds $36.33 per share. In addition, the Liberty merger agreement provides that Simmons’ board of directors will take all steps necessary to add one member to its board of directors selected by the Liberty board of directors. Also, most of the officers and other employees of Liberty expect to be retained after the Liberty merger, and such employees will then participate in the employee benefit plans of Simmons and receive credit for prior service. Finally, Simmons has agreed to maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Liberty’s directors and officers for six years following completion of the Liberty merger as long as the premium to be paid on an annualized basis is not more than 300% of the current annual premium paid by Liberty for such insurance.

For a more complete description of these interests, see “The Liberty Merger—Interests of Liberty’s Directors and Executive Officers in the Liberty Merger.”

Simmons Shareholders Who Do Not Vote in Favor of the Community First Merger Agreement or the Liberty Merger Agreement May Be Entitled To Assert Dissenters’ Rights (page 143)

Simmons shareholders who do not vote in favor of the approval of the Community First merger agreement or the Liberty merger agreement (including by failing to vote or marking “ABSTAIN” on their proxy card) and follow certain procedural steps will be entitled to dissenters’ rights under Subchapter 13 of the ABCA, provided they take the steps required to perfect their rights thereunder. These procedural steps include, among others: (1) delivering to Simmons, before the shareholder vote is taken for the Community First merger or Liberty merger, respectively, at the Simmons special meeting, written notice of intent to demand payment for the shares of Simmons common stock if the Community First merger or Liberty merger are effected, (2) not voting her, his or its shares in favor of the Community First merger or Liberty merger, and (3) timely filing a payment demand after the Community First merger or Liberty merger is effected. For more information, see “The Mergers—Simmons Shareholders Dissenters’ Rights in the Community First Merger and Liberty Merger.”

Community First Shareholders Who Do Not Vote in Favor of the Community First Merger Agreement May Be Entitled To Assert Dissenters’ Rights (page 107)

Community First shareholders who do not vote in favor of the approval of the Community First merger agreement (including by failing to vote or marking “ABSTAIN” on their proxy card) and follow certain procedural steps will be entitled to dissenters’ rights under Chapter 23 of the TBCA, provided they take the steps required to perfect their rights under Sections 48-23-101 to 48-23-302 of the TBCA. These procedural steps include, among others: (1) delivering to Community First, before the shareholder vote is taken for the Community First merger at the Community First special meeting, written notice of intent to demand payment for the shares of Community First common stock if the Community First merger is effected, (2) not voting her, his or its shares in favor of the Community First merger, and (3) timely filing a demand for payment as required by Chapter 23 of the TBCA after the Community First merger is effected. For more information, see “The Community First Merger—Dissenters’ Rights in the Community First Merger.”

Liberty Shareholders Who Do Not Vote in Favor of the Liberty Merger Agreement May Be Entitled To Assert Dissenters’ Rights (page 140)

Liberty shareholders who do not vote in favor of the approval of the Liberty merger agreement (including by failing to vote or marking “ABSTAIN” on their proxy card) and follow certain procedural steps will be entitled to dissenters’ rights under Section 351.455 of the GBCM, provided they take the steps required to perfect their rights thereunder. These procedural steps include, among others: (1) delivering to Liberty, prior to or at the special meeting of Liberty’s shareholders, written objection to the Liberty merger, (2) not voting her, his or its shares in favor of the Liberty merger, and (3) timely filing a payment demand after the Liberty merger is effected. For more information, see “The Liberty Merger—Dissenters’ Rights in the Liberty Merger.”

Conditions that Must Be Satisfied or Waived for the Mergers To Occur (page 159)

Community First Merger. Currently, Simmons and Community First expect to complete the Community First merger in the fourth quarter of 2014. As more fully described in this joint proxy statement/prospectus and in the Community First merger agreement, the completion of the Community First merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include (1) approval of the Community First merger proposal by Community First’s and Simmons shareholders, (2) authorization for listing on the NASDAQ Global Select Market of the shares of Simmons common stock to be issued in the Community First merger, (3) receipt of required regulatory approvals without materially adverse conditions or requirements, (4) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, (5) absence of any order, injunction, decree, law, rule, regulation, or other legal restraint preventing the completion of the Community First merger or making the completion of the Community First merger illegal, (6) subject to the materiality standards provided in the Community First merger agreement, the accuracy of the representations and warranties of Simmons and Community First, (7) performance in all material respects by each of Simmons and Community First of its obligations under the Community First merger agreement, (8) receipt by each of Simmons and Community First of an opinion from Simmons’ counsel as to certain tax matters, (9) absence of litigation against Simmons or Community First by any governmental agency seeking to prevent consummation of the Community First merger, (10) completion of Phase I environmental audits of real property owned by Community First that reflect no material problems under environmental laws to Simmons’ satisfaction, (11) execution of lock-up agreements by the Christopher R. Kirkland Revocable Trust and Joe Porter as shareholders of Community First, (12) receipt of all necessary consents and approvals for Simmons to assume the obligations of Community First for the trust preferred securities issued by certain financing trusts of Community First, (13) receipt of all necessary consents and approvals to allow Simmons to exchange Simmons Series A preferred stock for the outstanding shares of Community First Series C preferred stock, (14) receipt by each of Simmons and Community First of a fairness opinion from their respective financial advisors, and (15) receipt by each of Simmons and Community First of a legal opinion from their respective counterpart’s counsel.

Neither Simmons nor Community First can be certain when, or if, the conditions to the Community First merger will be satisfied or waived, or that the Community First merger will be completed.

Liberty Merger. Currently, Simmons and Liberty expect to complete the Liberty merger in the fourth quarter of 2014. As more fully described in this joint proxy statement/prospectus and in the Liberty merger agreement, the completion of the Liberty merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include (1) approval of the Liberty merger proposal by Liberty’s shareholders and Simmons shareholders, (2) authorization for listing on the NASDAQ Global Select Market of the shares of Simmons common stock to be issued in the Liberty merger, (3) receipt of required regulatory approvals without materially adverse conditions or requirements, (4) effectiveness of the registration statement of which this joint proxy statement/prospectus is a part, (5) absence of any order, injunction, decree, law, rule, regulation, or other legal restraint preventing the completion of the merger or making the completion of the Liberty merger illegal, (6) subject to the materiality standards provided in the Liberty merger agreement, the accuracy of the representations and warranties of Simmons and Liberty, (7) performance in all material respects by each of Simmons and Liberty of its obligations under the Liberty merger agreement, (8) receipt by each of Simmons and Liberty of an opinion from Simmons’ counsel as to certain tax matters, (9) absence of litigation against Simmons or Liberty by any governmental agency seeking to prevent consummation of the Liberty merger, (10) determination of any Phase I environmental audits of real property owned by Liberty that reflect no material problems under environmental laws to Simmons’ satisfaction, (11) execution of lock-up agreements by Burchfield Limited Partnership, Gary E. Metzger and Garry L. or Gay Lynn Robinson as shareholders of Liberty, (12) receipt of all necessary consents and approvals for Simmons to assume the obligations of Liberty for the trust preferred securities issued by certain financing trusts of Liberty, and (13) receipt by each of Simmons and Liberty of a legal opinion from their respective counterpart’s counsel.

Neither Simmons nor Liberty can be certain when, or if, the conditions to the Liberty merger will be satisfied or waived, or that the Liberty merger will be completed.

For more information, see “The Merger Agreements—Conditions to Consummate the Mergers.”

Termination of the Community First Merger Agreement (page 160)

The Community First merger agreement can be terminated at any time prior to completion of the Community First merger in the following circumstances:

•	by mutual consent of Simmons and Community First, if authorized by the board of directors of each company;

•	by either Simmons or Community First if the Community First merger has not been completed on or before December 31, 2014, which we refer to as the termination date, unless the failure of the Community First merger to be completed by such date is due to the failure of the party seeking to terminate the Community First merger agreement to perform or observe its covenants and agreements under the Community First merger agreement; however, the termination date may be extended to not later than February 28, 2015, by either Simmons or Community First, if the Community First merger has not been consummated due to the failure to obtain required regulatory approvals or that the registration statement for which this joint proxy statement/prospectus is a part is not effective;

•	by either Simmons or Community First if there is a material breach of any of the agreements or any of the representations or warranties set forth in the Community First merger agreement on the part of the other party and such material breach is not cured or not curable within 60 days following written notice to the party committing such breach;

•	if any approval of the shareholders of Simmons or Community First required for completion of the Community First merger has not been obtained upon a vote taken at a duly held meeting of shareholders of either party or at any adjournment or postponement thereof;

•	by Community First if the average closing price of Simmons common stock declines below $28.30 and underperforms an index of banking companies by more than 20% over a designated measurement period unless Simmons agrees to increase the Community First merger consideration in the form of a cash payment that results in the aggregate Community First merger consideration (including both shares of Simmons common stock and cash) being equal to the minimum merger consideration (which is an amount equal to the product of $28.30 multiplied by the Community First exchange ratio);

•	by Community First if, prior to approval of the Community First merger proposal by the Community First shareholders, Community First’s board of directors determines in good faith, after taking into account the advice of its counsel, that in light of a competing proposal or other circumstances, termination of the Community First merger agreement is required for Community First’s board of directors to comply with their fiduciary duties to Community First shareholders, provided that in advance of, or concurrently with, such termination, Community First pays to Simmons a termination fee of $10 million; and

•	by either Simmons or Community First, if counsel to Simmons notifies the parties that it will not be able to deliver to them the tax opinion that is required as a condition to consummation of the Community First merger.

For more information, see “The Merger Agreements—Termination of the Merger Agreements.”

Termination of the Liberty Merger Agreement (page 160)

The Liberty merger agreement can be terminated at any time prior to completion of the Liberty merger in the following circumstances:

•	by mutual consent of Simmons and Liberty, if authorized by the board of directors of each company;

•	by either Simmons or Liberty if the Liberty merger has not been completed on or before December 31, 2014, which we refer to as the termination date, unless the failure of the Liberty merger to be completed by such date is due to the failure of the party seeking to terminate the Liberty merger agreement to perform or observe its covenants and agreements under the Liberty merger agreement; however, the termination date may be extended to not later than April 30, 2015, by either Simmons or Liberty, if the Liberty merger has not been consummated due to the failure to obtain required regulatory approvals or that the registration statement for which this joint proxy statement/prospectus is a part is not effective;

•	by either Simmons or Liberty if there is a material breach of any of the agreements or any of the representations or warranties set forth in the Liberty merger agreement on the part of the other party and such material breach is not cured or not curable within 45 days following written notice to the party committing such breach;

•	if any approval of the shareholders of Simmons or Liberty required for completion of the Liberty merger has not been obtained upon a vote taken at a duly held meeting of shareholders of either party or at any adjournment or postponement thereof;

•	by Liberty if the average closing price of Simmons common stock declines below $29.80 and underperforms an index of banking companies by more than 20% over a designated measurement period unless Simmons agrees to increase the Liberty merger consideration in the form of a cash payment that results in the aggregate Liberty merger consideration (including both shares of Simmons common stock and cash) being equal to the minimum merger consideration (which is an amount equal to the product of $29.80 multiplied by the Liberty exchange ratio);

•	by Liberty if, prior to approval of the Liberty merger proposal by the Liberty shareholders, Liberty’s board of directors determines in good faith, after taking into account the advice of its counsel, that in light of a competing proposal or other circumstances, termination of the Liberty merger agreement is required for Liberty’s board of directors to comply with their fiduciary duties to Liberty shareholders, provided that in advance of or concurrently with such termination, Liberty pays to Simmons a termination fee of $8 million; and

•	by either Simmons or Liberty, if counsel to Simmons notifies the parties that it will not be able to deliver to them the tax opinion that is required as a condition to consummation of the Liberty merger.

For more information, see “The Merger Agreements—Termination of the Merger Agreements.”

Termination Fee for the Community First Merger (page 162)

If the Community First merger agreement is terminated under certain circumstances, Community First may be required to pay to Simmons a termination fee equal to $10 million. This termination fee could discourage other companies from seeking to acquire or merge with Community First.

Termination Fee for the Liberty Merger (page 162)

If the Liberty merger agreement is terminated under certain circumstances, Liberty may be required to pay to Simmons a termination fee equal to $8 million. This termination fee could discourage other companies from seeking to acquire or merge with Liberty.

Walkaway Counteroffers (page 161)

Pursuant to each merger agreement, the boards of directors of Community First and Liberty will have the right to terminate their respective merger agreements if the average closing price of Simmons common stock for a trading period ending prior to the effective date of the applicable merger decreases below a certain price and decreases more than the average of closing prices for an index of banking stocks for the same trading period. If the board of directors of Community First or Liberty elects to terminate its respective merger agreement, then Simmons will have the right, which we refer to as the walkaway counteroffer, to increase the merger consideration to be paid to the Community First shareholders or Liberty shareholders, as applicable, by paying an amount of cash that will result in the Community First or Liberty shareholders receiving the minimum merger consideration under the applicable merger agreement.

Community First Merger. For the Community First merger, the Community First board of directors will have the right to terminate the Community First merger agreement if (1) the average closing price of Simmons common stock is less than $28.30 and (2) the percentage change between $35.37 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on March 12, 2014) and the average closing price of Simmons common stock is not equal to at least 80% of the difference between the percentage change between $38.43 (the average closing price of the PowerShares KBW Regional Banking Portfolio, or KBWR, for the 20 consecutive trading days ending on March 12, 2014) and the average closing price of KBWR. If the Community First board of directors elects to terminate the Community First merger agreement on this basis, then Simmons may elect to make its walkaway counteroffer and pay as part of the Community First merger consideration, an aggregate cash payment that results in the aggregate Community First merger consideration (including both shares of Simmons common stock and cash) being equal to the product (which we refer to as the Community First minimum merger consideration) of (x) $28.30 and (y) the Community First exchange ratio. Such aggregate amount of cash will be paid pro rata for each share of Community First common stock.

Liberty Merger. For the Liberty merger, the Liberty board of directors will have the right to terminate the Liberty merger agreement if (1) the average closing price of Simmons common stock is less than $29.80 and (2) the difference between the percentage change of (A) $40.06 (the KBWR for the 20 consecutive trading days ending on March 31, 2014) and the average closing price of KBWR and (B) the percentage change of $37.24 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on March 31, 2014) and the average closing price of Simmons common stock, is greater than 20%. If the Liberty board of directors elects to terminate the Liberty merger agreement on this basis, then Simmons may elect to make its walkaway counteroffer and pay as part of the Liberty merger consideration, an aggregate cash payment that results in the aggregate Liberty merger consideration (including both shares of Simmons common stock and cash) being equal to the product (which we refer to as the Liberty minimum merger consideration) of (x) $29.80 and (y) the Liberty exchange ratio. Such aggregate amount of cash will be paid pro rata for each share of Liberty common stock.

The average closing price of Simmons common stock will be equal to the average of the closing price per share of Simmons common stock on the NASDAQ Global Select Market for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the applicable merger. The average closing price of KBWR will be equal to the average closing price of the KBWR for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the applicable merger.

Regulatory Approvals Required for the Community First Merger (page 147)

Subject to the terms of the Community First merger agreement, both Simmons and Community First have agreed to use their reasonable best efforts to obtain all Community First regulatory approvals necessary or advisable to complete the transactions contemplated by the Community First merger agreement. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, or the Federal Reserve Board, and the Tennessee Department of Financial Institutions, or the TDFI. Simmons and Community First have filed applications and notifications to obtain the required regulatory approvals.

Although neither Simmons nor Community First knows of any reason why these regulatory approvals cannot be obtained in a timely manner, Simmons and Community First cannot be certain when or if they will be obtained.

Regulatory Approvals Required for the Liberty Merger (page 147)

Subject to the terms of the Liberty merger agreement, both Simmons and Liberty have agreed to use their reasonable best efforts to obtain all regulatory approvals necessary or advisable to complete the transactions contemplated by the Liberty merger agreement. These approvals include approvals from, among others, the Federal Reserve Board and the Missouri Division of Finance, or the MDF. Simmons and Liberty have filed applications and notifications to obtain the required regulatory approvals.

Although neither Simmons nor Liberty knows of any reason why these regulatory approvals cannot be obtained in a timely manner, Simmons and Liberty cannot be certain when or if they will be obtained.

The Rights of Community First and Liberty Shareholders Will Change as a Result of the Mergers (pages 173 and 186)

The rights of Community First and Liberty shareholders will change as a result of the mergers due to differences in the governing documents and states of incorporation for Simmons, Community First and Liberty. The rights of Community First shareholders are governed by Tennessee law and by Community First’s articles of incorporation and bylaws, each as amended to date, and the rights of Liberty shareholders are governed by Missouri law and by Liberty’s articles of incorporation and bylaws, each as amended to date. Upon the completion of the mergers, Community First and Liberty shareholders will become shareholders of Simmons, as the continuing legal entity in the mergers, and the rights of Community First and Liberty shareholders will therefore be governed by Arkansas law and Simmons’ articles of incorporation and bylaws.

See “Comparison of Shareholders’ Rights of Simmons and Community First” and “Comparison of Shareholders’ Rights of Simmons and Liberty” for a description of the material differences in shareholders’ rights between Simmons and Community First and Simmons and Liberty.

Risk Factors (page 48)

You should consider all the information contained in or incorporated by reference into this joint proxy statement/prospectus in deciding how to vote for the proposals presented in the joint proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors.”

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF SIMMONS

The following table sets forth highlights from Simmons’ consolidated financial data as of and for the three months ended March 31, 2014 and 2013 and as of and for each of the five years ended December 31, 2013. Results from past periods are not necessarily indicative of results that may be expected for any future period. The results of operations for the three months ended March 31, 2014 and 2013 are not necessarily indicative of the results of operations for the full year or any other interim period. Simmons’ management prepared the unaudited information on the same basis as it prepared Simmons’ audited consolidated financial statements. In the opinion of Simmons’ management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Simmons’ consolidated financial statements and related notes included in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, each of which is incorporated by reference in this joint proxy statement/prospectus and from which this information is derived. See “Where You Can Find More Information.”

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Income statement data:
Net interest income	$41,545	$30,075	$130,850	$113,517	$108,660	$101,949	$97,727
Provision for loan losses	908	919	4,118	4,140	11,676	14,129	10,316

Net interest income after provision for loan losses	40,637	29,156	126,732	109,377	96,984	87,820	87,411
Non-interest income	9,198	11,313	40,616	48,371	53,465	77,874	52,711
Non-interest expense	44,551	31,912	134,812	117,733	114,650	111,263	104,722

Income before taxes	5,284	8,557	32,536	40,015	35,799	54,431	35,400
Provision for income taxes	932	2,620	9,305	12,331	10,425	17,314	10,190

Net income	$4,352	$5,937	$23,231	$27,684	$25,374	$37,117	$25,210

Per share data:
Basic earnings	$0.27	$0.36	$1.42	$1.64	$1.47	$2.16	$1.75
Diluted earnings	0.27	0.36	1.42	1.64	1.47	2.15	1.74
Diluted core earnings (non-GAAP) (1)	0.46	0.37	1.69	1.59	1.45	1.51	1.74
Book value	24.93	24.62	24.89	24.55	23.70	23.01	21.72
Tangible book value (non-GAAP) (2)	19.23	20.73	19.10	20.66	20.09	19.36	18.07
Dividends	0.22	0.21	0.84	0.80	0.76	0.76	0.76
Basic average common shares outstanding	16,270	16,516	16,339	16,909	17,309	17,204	14,375
Diluted average common shares outstanding	16,310	16,520	16,352	16,911	17,318	17,265	14,466

Balance sheet data at period end:
Assets	$4,396,647	$3,543,561	$4,383,100	$3,527,489	$3,320,129	$3,316,432	$3,093,322
Investment securities	1,041,589	680,678	957,965	687,483	697,656	613,662	646,915
Total loans	2,367,777	1,849,359	2,404,935	1,922,119	1,737,844	1,915,064	1,874,989
Allowance for loan losses	26,983	27,735	27,442	27,882	30,108	26,416	25,016
Goodwill and other intangible assets	93,048	64,229	93,878	64,365	62,184	63,068	62,374
Non-interest bearing deposits	838,050	592,442	718,438	576,655	532,259	428,750	363,154
Deposits	3,707,048	2,892,664	3,697,567	2,874,163	2,650,397	2,608,769	2,432,172
Long-term debt	116,970	81,646	117,090	89,441	89,898	133,394	128,894
Subordinated debt and trust preferred	20,620	20,620	20,620	20,620	30,930	30,930	30,930
Stockholders’ equity	406,672	406,454	403,832	406,062	407,911	397,371	371,247
Tangible stockholders’ equity (non-GAAP) (2)	313,624	342,225	309,954	341,697	345,727	334,303	308,873

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Capital ratios at period end:
Stockholders’ equity to total assets	9.25%	11.47%	9.21%	11.51%	12.29%	11.98%	12.00%
Tangible common equity to tangible assets (non-GAAP)(3)	7.29	9.84	7.23	9.87	10.61	10.28	10.19
Tier 1 leverage ratio	8.21	10.83	9.22	10.81	11.86	11.33	11.64
Tier 1 risk-based ratio	13.36	19.63	13.02	19.08	21.58	20.05	17.91
Total risk-based capital ratio	14.45	20.88	14.10	20.34	22.83	21.30	19.17
Dividend payout	81.48	59.15	59.15	48.78	51.70	35.35	43.68

Annualized performance ratios:
Return on average assets	0.40%	0.68%	0.64%	0.83%	0.77%	1.19%	0.85%
Return on average equity	4.31	5.89	5.33	6.77	6.25	9.69	8.26
Return on average tangible equity (non-GAAP)(2)(4)	5.87	7.09	6.36	8.05	7.54	11.71	10.61
Net interest margin(5)	4.54	4.01	4.21	3.93	3.85	3.78	3.78
Efficiency ratio(6)	72.81	73.49	71.28	70.17	67.86	65.28	65.69

Balance sheet ratios:(7)
Nonperforming assets as a percentage of period-end assets	1.59%	1.20%	1.69%	1.29%	1.18%	1.12%	1.12%
Nonperforming loans as a percentage of period-end loans	0.70	0.74	0.53	0.74	1.02	0.83	1.35
Nonperforming assets as a percentage of period-end loans plus OREO	3.81	2.63	4.10	2.74	2.44	2.18	1.83
Allowance/to nonperforming loans	215.97	236.81	297.89	231.62	186.14	190.17	98.81
Allowance for loan losses as a percentage of period-end loans	1.52	1.75	1.57	1.71	1.91	1.57	1.33
Net charge-offs (recoveries) as a percentage of average loans	0.32	0.27	0.27	0.40	0.49	0.71	0.58

(1)	Diluted core earnings per share (net income excluding nonrecurring items divided by average diluted common shares outstanding) is a non-GAAP measure. Please refer to the reconciliations of this measure contained in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 and our Annual Report on Form 10-K for the year ended December 31, 2013 under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Table 13: Reconciliation of Core Earnings (non-GAAP)” and “– Table 21: Reconciliation of Core Earnings (non-GAAP),” respectively, which are incorporated herein by reference.
(2)	Because of Simmons’ significant level of intangible assets, total goodwill and core deposit premiums, management of Simmons believes a useful calculation for investors in their analysis of Simmons is tangible book value per share (non-GAAP). This non-GAAP calculation eliminates the effect of goodwill and acquisition related intangible assets and is calculated by subtracting goodwill and intangible assets from total stockholders’ equity, and dividing the resulting number by the common stock outstanding at period end. The following table reflects the reconciliation of this non-GAAP measure to the GAAP presentation of book value for the periods presented above:

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars and shares in thousands, except per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Stockholders’ equity	$406,672	$406,454	$403,832	$406,062	$407,911	$397,371	$371,247
Less: Intangible assets
Goodwill	78,529	60,605	78,906	60,605	60,605	60,605	60,605
Other intangibles	14,519	3,624	14,972	3,760	1,579	2,463	1,769

Tangible stockholders’ equity (non-GAAP)	$313,624	$342,225	$309,954	$341,697	$345,727	$334,303	$308,873

Book value per share	$24.93	$24.62	$24.89	$24.55	$23.70	$23.01	$21.72
Tangible book value per share (non-GAAP)	19.23	20.73	19.10	20.66	20.09	19.36	18.07
Shares outstanding	16,311	16,510	16,226	16,543	17,212	17,272	17,094

(3)	Tangible common equity to tangible assets ratio is tangible stockholders’ equity (non-GAAP) divided by total assets less goodwill and other intangible assets as and for the periods ended presented above.
(4)	Return on average tangible equity is a non-GAAP measure that removes the effect of goodwill and intangible assets, as well as the amortization of intangibles, from the return on average equity. This non-GAAP measure is calculated as net income, adjusted for the tax-effected effect of intangibles, divided by average tangible equity.
(5)	Fully taxable equivalent (assuming an income tax rate of 39.225%).
(6)	The efficiency ratio is total non-interest expense less foreclosure expense and amortization of intangibles, divided by the sum of net interest income on a fully taxable equivalent basis plus total non-interest income less security gains, net of tax. For the three months ended March 31, 2014, this calculation excludes merger related costs of $1.3 million and branch right sizing expense of $3.9 million from total non-interest expense. For the three months ended March 31, 2013, this calculation excludes merger related costs of $0.2 million from total non-interest expense. For the year ended December 31, 2013, this calculation excludes merger related costs of $6.4 million from non-interest expense. For the year ended December 31, 2012, this calculation excludes the gain on FDIC-assisted transactions of $3.4 million from total non-interest income and excludes merger related costs of $1.9 million from non-interest expense. For the year ended December 31, 2011, this calculation excludes the $1.1 million gain on sale of MasterCard stock. For the year ended December 31, 2010, this calculation excludes the gain on FDIC-assisted transactions of $21.3 million from total non-interest income and excludes merger related costs of $2.6 million from non-interest expense. For the year ended December 31, 2009, this calculation excludes the FDIC special assessment of $1.4 million from total non-interest expense.
(7)	Excludes all loans acquired and excludes foreclosed assets acquired, covered by FDIC loss share agreements, except for their inclusion in total assets.

Simmons consolidated ratios of earnings to fixed charges for the three months ended March 31, 2014 and 2013 and for each of the five years ended December 31, 2013 is attached as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, which is incorporated by reference into this joint proxy statement/prospectus. Simmons had no outstanding shares of preferred stock with required dividend payments for the periods so presented. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF COMMUNITY FIRST

The following table sets forth highlights from Community First’s consolidated financial data as of and for the three months ended March 31, 2014 and 2013 and as of and for each of the five years ended December 31, 2013. Results from past periods are not necessarily indicative of results that may be expected for any future period. Community First management prepared the unaudited information on the same basis as it prepared Community First’s audited consolidated financial statements. In the opinion of Community First management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Community First’s consolidated financial statements and related notes, from which this information is derived. See Annex J to this joint proxy statement/prospectus.

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars in thousands, except shares and per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Income statement data:
Net interest income	$16,363	$13,882	$60,668	$55,063	$54,220	$50,546	$47,666
Provision for loan losses	166	247	977	1,545	7,073	9,081	30,149

Net interest income after provision for loan losses	16,197	13,635	59,691	53,518	47,147	41,465	17,517
Non-interest income	5,882	5,640	22,281	21,194	16,982	14,414	14,709
Non-interest expense	12,829	13,350	54,921	51,905	46,099	45,601	48,329

Income (loss) before income taxes	9,250	5,925	27,051	22,807	18,030	10,278	(16,103)
Income tax expense (benefit)	3,141	1,890	8,639	4,979	5,129	2,367	(6,787)

Net income (loss)	6,109	4,035	18,412	17,828	12,901	7,911	(9,316)
Preferred stock dividend	77	386	1,542	1,534	1,943	1,275	988

Net income (loss) available to common shareholders	$6,032	$3,649	$16,870	$16,294	$10,958	$6,636	$(10,304)

Per share data:
Basic earnings (loss)	$16.58	$10.04	$46.41	$44.79	$30.01	$18.13	$(42.11)
Diluted earnings (loss)	16.51	10.00	46.23	44.65	29.90	18.04	(41.97)
Book value per common share	380.22	371.17	352.14	367.87	324.15	277.54	263.91
Dividends per common share	—	—	6.00	6.00	3.00	—	—
Preferred shares outstanding	30,852	30,852	30,852	30,852	30,852	20,000	20,000
Basic average common shares outstanding	363,766	363,530	363,528	363,788	365,114	366,041	244,712
Diluted average common shares outstanding	365,320	364,807	364,943	364,950	366,510	367,910	245,533

Balance sheet data at period end
Assets	$1,937,830	$1,770,639	$1,923,591	$1,748,753	$1,654,460	$1,482,509	$1,410,107
Investment securities	670,184	670,911	671,851	632,734	539,420	379,669	277,818
Total loans	1,121,124	962,784	1,101,318	971,431	927,015	973,029	991,831
Allowance for loan losses	16,011	15,738	16,064	15,760	18,954	18,026	21,596
Non-interest bearing deposits	192,012	143,727	174,862	154,121	121,968	75,866	66,856
Total deposits	1,589,878	1,493,243	1,552,588	1,452,152	1,390,570	1,272,706	1,181,524
FHLB advances and other debt	102,075	49,047	147,779	73,104	66,506	41,376	55,319
Subordinated debt	27,100	27,100	27,100	27,100	27,100	27,100	27,100
Preferred stock	30,852	30,852	30,852	30,852	30,852	20,322	20,137
Stockholders’ equity	169,250	165,781	158,866	164,525	148,714	122,014	116,447

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars in thousands, except shares and per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Capital ratios at period end:
Stockholders’ equity to total assets	8.73%	9.36%	8.26%	9.41%	8.99%	8.23%	8.26%
Tier 1 leverage ratio	10.38	10.39	10.21	10.23	10.11	9.60	9.39
Tier 1 risk-based ratio	16.61	17.16	16.19	16.68	16.34	13.77	13.00
Total risk-based capital ratio	17.86	18.42	17.44	17.94	17.60	15.03	14.27
Dividend payout	—	—	12.92	13.39	9.96	—	—

Annualized performance ratios:
Return on average assets(1)	1.28%	0.84%	0.93%	0.95%	0.70%	0.45%	-0.71%
Return on average equity(1)	15.13	9.10	11.62	11.67	9.01	5.98	-9.92
Net interest margin(2)	3.79	3.62	3.68	3.55	3.80	3.83	3.83

Balance sheet ratios:
Nonperforming assets as a percentage of period-end assets	0.55%	1.13%	0.65%	0.89%	1.08%	1.70%	2.37%
Nonperforming loans as a percentage of period-end loans	0.58	1.31	0.59	0.82	0.52	1.23	2.59
Nonperforming assets as a percentage of period-end loans and OREO	0.95	2.06	1.14	1.60	1.91	2.56	3.35
Allowance to nonperforming loans	245.87	124.41	249.05	197.54	396.44	150.96	84.03
Allowance for loan losses as a percentage of period-end loans	1.43	1.63	1.46	1.62	2.04	1.85	2.18
Net charge-offs as a percentage of average loans	0.08	0.12	0.07	0.51	0.64	1.29	2.27

(1)	Return on average assets and return on average equity is calculated using net income available to common shareholders.
(2)	Fully taxable equivalent (assuming an income tax rate of 39%).

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF LIBERTY

The following table sets forth highlights from Liberty’s consolidated financial data as of and for the three months ended March 31, 2014 and 2013 and as of and for each of the five years ended December 31, 2013. Results from past periods are not necessarily indicative of results that may be expected for any future period. Liberty management prepared the unaudited information on the same basis as it prepared Liberty’s audited consolidated financial statements. In the opinion of Liberty management, this information reflects all adjustments necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Liberty’s consolidated financial statements and related notes for the year ended December 31, 2013 and its interim consolidated financial statements and related notes, from which this information is derived. See Annex K to this joint proxy statement/prospectus.

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars and shares in thousands, except shares and per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)
Income statement data:
Net interest income	$10,793	$11,250	$44,253	$45,087	$43,749	$37,565	$29,056
Provision for loan losses	2	650	2,196	7,766	7,190	6,030	5,299

Net interest income after provision for loan losses	10,791	10,600	42,057	37,321	36,559	31,535	23,757
Non-interest income	3,452	3,919	14,107	13,742	12,498	14,005	11,147
Non-interest expense	8,151	8,749	32,944	29,636	28,193	26,363	23,528

Income before taxes	6,092	5,770	23,220	21,427	20,864	19,177	11,376
Provision for income taxes	1,777	1,989	8,019	7,320	7,068	6,703	3,747

Net income	4,315	3,781	15,201	14,107	13,796	12,474	7,629
Preferred stock dividends and discount accretion	—	—	—	1,140	1,858	1,413	1,249

Net income available to common shareholders	$4,315	$3,781	$15,201	$12,967	$11,938	$11,061	$6,380

Per share data:
Basic earnings	$0.84	$0.74	$2.98	$2.76	$2.57	$2.40	$1.39
Diluted earnings	0.84	0.74	2.97	2.75	2.55	2.37	1.39
Book value per common share	19.73	17.78	18.98	17.03	15.02	12.97	11.13
Dividends	0.18	0.00	0.81	0.81	0.60	0.60	0.60
Basic average common shares outstanding	5,134	5,078	5,100	4,707	4,637	4,612	4,586
Diluted average common shares outstanding	5,163	5,097	5,114	4,708	4,681	4,662	4,605

Balance sheet data at period end:
Assets	$1,062,256	$1,075,115	$1,072,696	$1,064,618	$1,093,894	$974,049	$950,723
Investment securities	91,330	54,686	97,021	49,295	8,938	505	2,916
Total loans	810,847	834,843	803,794	862,186	889,472	850,653	838,533
Allowance for loan losses	11,300	11,836	11,677	11,914	11,954	11,209	10,298
Goodwill and other intangible assets	3,946	4,147	3,996	4,198	3,921	3,172	2,863
Non-interest bearing deposits	132,531	127,152	127,436	138,685	106,055	91,383	88,774
Deposits	885,097	909,182	902,639	920,761	919,032	796,132	754,633
Other borrowed funds	46,237	46,355	46,266	31,384	57,503	70,438	97,500
Subordinated debt	20,620	20,620	20,620	20,620	20,620	20,620	20,620
Stockholders’ equity	101,484	90,302	97,313	86,486	92,678	82,344	73,197

Selected Consolidated Historical Financial Data of Liberty—Continued

	As of or for the Three Months Ended March 31,		Years Ended December 31,
(Dollars and shares in thousands, except shares and per share data)	2014	2013	2013	2012	2011	2010	2009
	(Unaudited)

Capital ratios at period end:
Stockholders’ equity to total assets	9.55%	8.40%	9.07%	8.12%	8.47%	8.45%	7.70%
Tier 1 leverage ratio	11.24	10.06	10.74	9.88	9.89	10.36	9.59
Tier 1 risk-based ratio	16.80	14.85	16.35	13.90	14.23	13.53	12.20
Total risk-based capital ratio	18.06	16.11	17.61	15.16	15.48	14.78	13.45
Dividend payout	21.43	0.00	27.18	29.35	23.35	25.00	43.17

Annualized performance ratios:
Return on average assets	1.64%	1.43%	1.43%	1.34%	1.31%	1.30%	0.82%
Return on average equity	17.40	17.10	16.57	14.62	15.75	16.11	11.28
Net interest margin(1)	4.49	4.64	4.56	4.66	4.53	4.31	3.46

Balance sheet ratios:
Nonperforming assets as a percentage of period-end assets	0.79%	0.85%	0.71%	0.84%	1.36%	0.76%	0.51%
Nonperforming loans as a percentage of period-end loans	0.82	0.74	0.75	0.81	0.78	0.46	0.22
Nonperforming assets as a percentage of period-end loans and OREO	1.03	1.09	0.95	1.01	1.64	0.74	0.57
Allowance to nonperforming loans	169.54	190.66	192.85	170.83	173.22	285.73	549.81
Allowance for loan losses as a percentage of period-end loans	1.39	1.42	1.45	1.38	1.34	1.32	1.23
Net charge-offs (recoveries) as a percentage of average loans	0.19	0.34	0.30	0.90	0.73	0.61	0.62

(1)	Fully taxable equivalent (assuming an income tax rate of 35%).

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial information and explanatory notes show the impact on the historical financial positions and results of operations of Simmons, Community First and Liberty and have been prepared to illustrate the effects of the Community First merger and Liberty merger under the acquisition method of accounting with Simmons treated as the acquirer. The following unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to our announced acquisitions of Delta Trust & Banking Corporation, or Delta Trust, Community First and Liberty and our acquisition of Metropolitan National Bank, or Metropolitan, which closed on November 25, 2013. The unaudited pro forma combined condensed consolidated balance sheets combine the historical financial information of Simmons and Delta Trust, Community First and Liberty as of March 31, 2014, and assume that the acquisitions were completed on that date. This balance sheet includes Metropolitan in our historical information, as the Metropolitan acquisition closed on November 25, 2013. The unaudited pro forma combined condensed consolidated statements of income for the three-month period ended March 31, 2014 and the 12-month period ended December 31, 2013 give effect to the acquisitions as if the transactions had been completed on January 1, 2013. As the Metropolitan acquisition was completed on November 25, 2013, the full results of its operations are included in Simmons’ results for the three months ended March 31, 2014. For the full-year ended December 31, 2013, the historical results of Metropolitan’s operations for the approximately 11-month period ended November 25, 2013 have been shown separately, while the results subsequent to acquisition are included in Simmons’ historical results.

The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The unaudited pro forma combined condensed consolidated financial information also does not consider any potential impacts of current market conditions on revenues, expense efficiencies, asset dispositions and share repurchases, among other factors.

Unaudited Pro Forma Combined Condensed

Consolidated Balance Sheets

As of March 31, 2014

		Acquisition
(in thousands, except share and per share data)	Simmons Historical	Delta Trust Historical	Delta Trust Pro Forma Acquisition Adjustments		Pro Forma Simmons and Delta Trust Combined
ASSETS
Cash and non-interest bearing balances due from banks	$48,018	$9,685	$(14,131	)(A),(B)	$43,572
Interest-bearing balances due from banks	474,118	25,321	—		499,439

Cash and cash equivalents	522,136	35,006	(14,131)		543,011
Investment securities—held-to-maturity	776,615	15,966	—		792,581
Investment securities—available-for-sale	264,974	50,790	—		315,764
Mortgage loans held for sale	16,717	—	—		16,717
Assets held in trading accounts	6,865	—	—		6,865
Loans:
Loans	2,367,777	328,258	(13,800	)(C)	2,682,235
Allowance for loan losses	(26,983)	(6,028)	6,028	(D)	(26,983)

Net loans	2,340,794	322,230	(7,772)		2,655,252
FDIC indemnification asset	39,239	—	—		39,239
Premises and equipment ($23,779 held for sale)	135,667	4,433	(500	)(E)	139,600
Foreclosed assets	75,647	3,273	(760	)(F)	78,160
Interest receivable	15,102	1,465	—		16,567
Bank owned life insurance	60,714	7,438	—		68,152
Goodwill	78,529	822	26,686	(G)	106,037
Other intangible assets	14,519	152	4,826	(H)	19,497
Other assets	49,129	2,487	2,299	(B),(I)	53,915

Total assets	$4,396,647	$444,062	$10,648		$4,851,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing transaction accounts	$838,050	$123,229	$—		$961,279
Interest bearing transaction accounts and savings deposits	1,793,330	153,723	—		1,947,053
Time deposits	1,075,668	110,923	—		1,186,591

Total deposits	3,707,048	387,875	—		4,094,923
Federal funds purchased and securities sold under agreements to repurchase	104,643	—	—		104,643
Other borrowings	116,970	11,128	200	(J)	128,298
Subordinated debentures	20,620	—	—		20,620
Accrued interest and other liabilities	40,694	2,354	—		43,048

Total liabilities	3,989,975	401,357	200		4,391,532
Stockholders’ equity	406,672	42,705	10,448	(K)	459,825

Total liabilities and stockholders’ equity	$4,396,647	$444,062	$10,648		$4,851,357

Common shares outstanding	16,311,263				17,727,930
Common equity per common share	$24.93				$25.94

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed

Consolidated Balance Sheets

As of March 31, 2014

	Pro Forma Simmons and Delta Trust Combined	Acquisitions
(in thousands, except share and per share data)		Community First Historical	Liberty Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
ASSETS
Cash and non-interest bearing balances due from banks	$43,572	$21,453	$19,555	$(10,308	)(1)	$74,272
Interest-bearing balances due from banks	499,439	28,215	80,058	—		607,712

Cash and cash equivalents	543,011	49,668	99,613	(10,308)		681,984
Investment securities—held-to-maturity	792,581	200	—	—		792,781
Investment securities—available-for-sale	315,764	677,474	94,456	—		1,087,694
Mortgage loans held for sale	16,717	7,857	1,688	—		26,262
Assets held in trading accounts	6,865	—	—	—		6,865
Loans:						—
Loans	2,682,235	1,121,124	809,159	(43,980	)(2)	4,568,538
Allowance for loan losses	(26,983)	(16,011)	(11,300)	27,311	(3)	(26,983)

Net loans	2,655,252	1,105,113	797,859	(16,669)		4,541,555
FDIC indemnification asset	39,239	—	—	—		39,239
Premises and equipment ($23,779 held for sale)	139,600	44,317	35,172	(3,250	)(4)	215,839
Foreclosed assets	78,160	4,145	1,762	(250	)(5)	83,817
Interest receivable	16,567	6,412	3,935	—		26,914
Bank owned life insurance	68,152	21,614	16,510	—		106,276
Goodwill	106,037	2,293	3,063	215,321	(6)	326,714
Other intangible assets	19,497	874	883	31,648	(7)	52,902
Other assets	53,915	17,863	7,315	1,404	(1),(8)	80,497

Total assets	$4,851,357	$1,937,830	$1,062,256	$217,896		$8,069,339

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing transaction accounts	$961,279	$192,012	$132,531	$—		$1,285,822
Interest bearing transaction accounts and savings deposits	1,947,053	887,507	540,224	—		3,374,784
Time deposits	1,186,591	510,359	212,341	1,634	(9)	1,910,925

Total deposits	4,094,923	1,589,878	885,096	1,634		6,571,531
Federal funds purchased and securities sold under agreements to repurchase	104,643	33,967	—	—		138,610
Other borrowings	128,298	102,075	46,237	1,100	(10)	277,710
Subordinated debentures	20,620	27,100	20,620	—		68,340
Accrued interest and other liabilities	43,048	15,560	8,819	1,200	(11)	68,627

Total liabilities	4,391,532	1,768,580	960,772	3,934		7,124,818
Preferred stock	—	30,852	—	—		30,852
Common equity	459,825	138,398	101,484	213,962		913,669

Total stockholders’ equity	459,825	169,250	101,484	213,962	(12)	944,521

Total liabilities and stockholders’ equity	$4,851,357	$1,937,830	$1,062,256	$217,896		$8,069,339

Common shares outstanding	17,727,930					29,599,117
Common equity per common share	$25.94					$30.87

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed

Consolidated Statements of Income

For the Three Months Ended March 31, 2014

	Simmons Historical	Acquisition			Pro Forma Simmons and Delta Trust Combined
(in thousands, except share and per share data)		Delta Trust Historical	Delta Trust Pro Forma Acquisition Adjustments
INTEREST INCOME
Loans, including fees	$40,200	$3,721	$421	(L)	$44,342
Investment securities and other	4,834	276	—	(M)	5,110

TOTAL INTEREST INCOME	45,034	3,997	421		49,452

INTEREST EXPENSE
Deposits	2,269	454	—		2,723
Federal funds purchased and securities sold under agreements to repurchase	53	—	—		53
Other borrowings	1,167	45	—	(N)	1,212

TOTAL INTEREST EXPENSE	3,489	499	—		3,988

NET INTEREST INCOME	41,545	3,498	421		45,464
Provision for loan losses	908	262	—	(O)	1,170

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	40,637	3,236	421		44,294

NON-INTEREST INCOME
Trust income	1,537	584	—		2,121
Service charges on deposit accounts	6,068	120	—		6,188
Other service charges and fees	1,866	1,111	—		2,977
SBA and Mortgage banking income	810	—	—		810
Credit card fees	4,600	—	—		4,600
Investment banking income	181	—	—		181
Bank owned life insurance income	330	56	—		386
Gain (loss) on sale of securities, net	—	1	—		1
Net gain (loss) on assets covered by FDIC loss share agreements	(7,370)	—	—		(7,370)
Other income	1,176	482	—		1,658

TOTAL NON-INTEREST INCOME	9,198	2,354	—		11,552

NON-INTEREST EXPENSE
Salaries and employee benefits	22,464	2,699	—		25,163
Occupancy expense, net	3,890	281	—		4,171
Furniture and equipment expense	2,014	175	—		2,189
Other real estate and foreclosure expense	873	4	—		877
Deposit insurance	668	81	—		749
Merger related costs	1,272	—	—	(P)	1,272
Other operating expenses	13,370	736	124	(Q)	14,230

TOTAL NON-INTEREST EXPENSE	44,551	3,976	124		48,651

NET INCOME BEFORE INCOME TAXES	5,284	1,614	297		7,195
Provision for income taxes	932	561	116	(R)	1,609

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$4,352	$1,053	$181		$5,586

BASIC EARNINGS PER COMMON SHARE	$0.27				$0.32

DILUTED EARNINGS PER COMMON SHARE	$0.27				$0.32

Weighted average common shares outstanding—basic	16,270,149			(S)	17,686,816
Weighted average common shares outstanding—diluted	16,309,868			(S)	17,726,535

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed

Consolidated Statements of Income

For the Three Months Ended March 31, 2014

		Acquisitions
(in thousands, except share and per share data)	Pro Forma Simmons and Delta Trust Combined	Community First Historical	Liberty Historical	Community First and Liberty Pro Forma Acquisition Adjustments		Pro Forma Combined
INTEREST INCOME
Loans, including fees	$44,342	$14,636	$11,209	$2,136	(13)	$72,323
Investment securities and other	5,110	4,589	524	—		10,223

TOTAL INTEREST INCOME	49,452	19,225	11,733	2,136		82,546

INTEREST EXPENSE
Deposits	2,723	2,281	758	—	(14)	5,762
Federal funds purchased and securities sold under agreements to repurchase	53	17	—	—		70
Other borrowings	1,212	564	181	(63	)(15)	1,894

TOTAL INTEREST EXPENSE	3,988	2,862	939	(63)		7,726

NET INTEREST INCOME	45,464	16,363	10,794	2,199		74,820
Provision for loan losses	1,170	166	2	—	(16)	1,338

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	44,294	16,197	10,792	2,199		73,482

NON-INTEREST INCOME
Trust income	2,121	4	—	—		2,125
Service charges on deposit accounts	6,188	1,389	1,118	—		8,695
Other service charges and fees	2,977	2,240	1,238	—		6,455
SBA and Mortgage banking income	810	948	845	—		2,603
Credit card fees	4,600	—	—	—		4,600
Investment banking income	181	60	—	—		241
Bank owned life insurance income	386	135	122	—		643
Gain (loss) on sale of securities, net	1	723	(20)	—		704
Net gain (loss) on assets covered by FDIC loss share agreements	(7,370)	—	—	—		(7,370)
Other income	1,658	256	147	—		2,061

TOTAL NON-INTEREST INCOME	11,552	5,755	3,450	—		20,757

NON-INTEREST EXPENSE
Salaries and employee benefits	25,163	8,238	4,139	—		37,540
Occupancy expense, net	4,171	1,548	544	—		6,263
Furniture and equipment expense	2,189	453	730	—		3,372
Other real estate and foreclosure expense (income)	877	(1,010)	660	—		527
Deposit insurance	749	250	104	—		1,103
Merger related costs	1,272	—	—	—	(17)	1,272
Other operating expenses	14,230	3,223	1,973	833	(18)	20,259

TOTAL NON-INTEREST EXPENSE	48,651	12,702	8,150	833		70,336

NET INCOME BEFORE INCOME TAXES	7,195	9,250	6,092	1,366		23,903
Provision for income taxes	1,609	3,141	1,777	533	(19)	7,060

NET INCOME	$5,586	$6,109	$4,315	$833		$16,843

Dividends on preferred stock	—	(77)	—	—		(77)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$5,586	$6,032	$4,315	$833		$16,766

BASIC EARNINGS PER COMMON SHARE	$0.32					$0.57

DILUTED EARNINGS PER COMMON SHARE	$0.32					$0.57

Weighted average common shares outstanding—basic	17,686,816				(20)	29,558,003
Weighted average common shares outstanding—diluted	17,726,535				(20)	29,597,722

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed

Consolidated Statements of Income

For the Year Ended December 31, 2013

		Acquisitions
(in thousands, except share and per share data)	Simmons Historical	Metropolitan Historical	Delta Trust Historical	Pro Forma Acquisition Adjustments		Simmons Pro Forma Combined with Delta Trust and Metropolitan
INTEREST INCOME
Loans, including fees	$128,638	$26,441	$17,192	$5,261	(L)	$177,532
Investment securities and other	14,475	5,366	1,216	345	(M)	21,402

TOTAL INTEREST INCOME	143,113	31,807	18,408	5,606		198,934

INTEREST EXPENSE
Deposits	8,399	2,871	2,059	—		13,329
Federal funds purchased and securities sold under agreements to repurchase	219	29	—	—		248
Other borrowings	3,645	129	185	1,270	(N)	5,229

TOTAL INTEREST EXPENSE	12,263	3,029	2,244	1,270		18,806

NET INTEREST INCOME	130,850	28,778	16,164	4,336		180,128
Provision for loan losses	4,118	500	951	—	(O)	5,569

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	126,732	28,278	15,213	4,336		174,559

NON-INTEREST INCOME
Trust income	5,842	343	1,849	—		8,034
Service charges on deposit accounts	18,815	8,549	568	—		27,932
Other service charges and fees	3,458	5,825	928	—		10,211
SBA and Mortgage banking income	4,592	—	—	—		4,592
Credit card fees	17,372	—	—	—		17,372
Investment banking income	1,811	—	3,421	—		5,232
Bank owned life insurance income	1,319	—	211	—		1,530
Gain (loss) on sale of securities, net	(151)	101	13	—		(37)
Net gain (loss) on assets covered by FDIC loss share agreements	(16,188)	—	—	—		(16,188)
Other income	3,746	2,772	255	—		6,773

TOTAL NON-INTEREST INCOME	40,616	17,590	7,245	—		65,451

NON-INTEREST EXPENSE
Salaries and employee benefits	74,078	19,661	10,087	—		103,826
Occupancy expense, net	10,034	4,955	969	—		15,958
Furniture and equipment expense	7,623	2,523	749	—		10,895
Other real estate and foreclosure expense (income)	1,337	744	572	—		2,653
Deposit insurance	2,482	2,015	318	—		4,815
Merger related costs	6,376	—	—	—	(P)	6,376
Other operating expenses	32,882	11,759	3,366	1,400	(Q)	49,407

TOTAL NON-INTEREST EXPENSE	134,812	41,657	16,061	1,400		193,930

NET INCOME BEFORE INCOME TAXES	32,536	4,211	6,397	2,936		46,080
Provision for income taxes	9,305	—	2,133	1,145	(R)	12,583

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$23,231	$4,211	$4,264	$1,791		$33,497

BASIC EARNINGS PER COMMON SHARE	$1.42					$1.89

DILUTED EARNINGS PER COMMON SHARE	$1.42					$1.89

Weighted average common shares outstanding—basic	16,339,335				(S)	17,756,002
Weighted average common shares outstanding—diluted	16,352,167				(S)	17,768,834

The accompanying notes are an integral part of these pro forma financial statements.

Unaudited Pro Forma Combined Condensed

Consolidated Statements of Income

For the Year Ended December 31, 2013

		Acquisitions
(in thousands, except share and per share data)	Simmons Combined with Metropolitan and Delta Trust	Community First Historical	Liberty Historical	Pro Forma Acquisition Adjustments		Pro Forma Combined
INTEREST INCOME
Loans, including fees	$177,532	$57,999	$47,392	$8,543	(13)	$291,466
Investment securities and other	21,402	15,805	1,567	—		38,774

TOTAL INTEREST INCOME	198,934	73,804	48,959	8,543		330,240

INTEREST EXPENSE
Deposits	13,329	10,877	3,966	(1,634	)(14)	26,538
Federal funds purchased and securities sold under agreements to repurchase	248	74	1	—		323
Other borrowings	5,229	2,185	739	(300	)(15)	7,853

TOTAL INTEREST EXPENSE	18,806	13,136	4,706	(1,934)		34,714

NET INTEREST INCOME	180,128	60,668	44,253	10,477		295,526
Provision for loan losses	5,569	977	2,196	—	(16)	8,742

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	174,559	59,691	42,057	10,477		286,784

NON-INTEREST INCOME
Trust income	8,034	40	—	—		8,074
Service charges on deposit accounts	27,932	6,339	4,656	—		38,927
Other service charges and fees	10,211	8,178	4,909	—		23,298
SBA and Mortgage banking income	4,592	5,946	4,210	—		14,748
Credit card fees	17,372	—	—	—		17,372
Investment banking income	5,232	156	—	—		5,388
Bank owned life insurance income	1,530	600	414	—		2,544
Gain (loss) on sale of securities, net	(37)	572	(1)	—		534
Net gain (loss) on assets covered by FDIC loss share agreements	(16,188)	—	—	—		(16,188)
Other income (loss)	6,773	1,186	(80)	—		7,879

TOTAL NON-INTEREST INCOME	65,451	23,017	14,108	—		102,576

NON-INTEREST EXPENSE
Salaries and employee benefits	103,826	32,791	18,252	—		154,869
Occupancy expense, net	15,958	5,910	2,091	—		23,959
Furniture and equipment expense	10,895	1,725	2,848	—		15,468
Other real estate and foreclosure expense	2,653	669	729	—		4,051
Deposit insurance	4,815	1,025	509	—		6,349
Merger related costs	6,376	—	—	—	(17)	6,376
Other operating expenses	49,407	13,537	8,516	3,330	(18)	74,790

TOTAL NON-INTEREST EXPENSE	193,930	55,657	32,945	3,330		285,862

NET INCOME BEFORE INCOME TAXES	46,080	27,051	23,220	7,147		103,498
Provision for income taxes	12,583	8,639	8,019	2,787	(19)	32,028

NET INCOME	$33,497	$18,412	$15,201	$4,360		$71,470

Dividends on preferred stock	—	(1,542)	—	—		(1,542)

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$33,497	$16,870	$15,201	$4,360		$69,928

BASIC EARNINGS PER COMMON SHARE	$1.89					$2.36

DILUTED EARNINGS PER COMMON SHARE	$1.89					$2.36

Weighted average common shares outstanding—basic	17,756,002				(20)	29,627,189
Weighted average common shares outstanding—diluted	17,768,834				(20)	29,640,021

The accompanying notes are an integral part of these pro forma financial statements.

Notes to Pro Forma Combined Condensed Consolidated Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma combined condensed consolidated financial statements and explanatory notes show the impact on the historical financial condition and results of operations of Simmons resulting from the Metropolitan, Delta Trust, Community First and Liberty acquisitions under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Metropolitan, Delta Trust, Community First and Liberty are recorded by Simmons at their respective fair values as of the date the transaction is completed. The unaudited pro forma combined condensed consolidated balance sheets combine the historical financial information of Simmons (which includes Metropolitan) and Delta Trust, Community First and Liberty as of March 31, 2014, and assume that the Delta Trust, Community First and Liberty acquisitions were completed on that date. The unaudited pro forma combined condensed consolidated statements of income for the three-month period ended March 31, 2014, and for the year ended December 31, 2013, give effect to the Metropolitan, Delta Trust, Community First and Liberty acquisitions as if the transactions had been completed on January 1, 2013.

Since the transactions are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit quality, and no allowance for credit losses is carried over to Simmons’ balance sheet. In addition, certain anticipated nonrecurring costs associated with the Metropolitan, Delta Trust, Community First and Liberty acquisitions such as potential severance, professional fees, legal fees and conversion-related expenditures are not reflected in the pro forma statements of income and will be expensed as incurred.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for credit losses and the allowance for credit losses, for purposes of the unaudited pro forma combined condensed consolidated statement of income for the three-month period ended March 31, 2014 and for the year ended December 31, 2013, Simmons assumed no adjustments to the historical amount of Metropolitan’s, Delta Trust’s, Community First’s, and Liberty’s provision for credit losses. If such adjustments were estimated, there could be a significant change to the historical amounts of provision for credit losses presented.

The pro forma information is presented in two stages. The first stage presents the results of Metropolitan (for the statement of income for the full-year ended December 31, 2013) and Delta Trust as combined with the historical results of Simmons and reflecting pro forma adjustments. The Delta Trust transaction does not require approval by the Simmons shareholders and is not a significant acquisition under SEC definitions and, while not required to be presented, is provided for information purposes only. The Metropolitan acquisition was completed on November 25, 2013 and is presented for the approximately 11-month period ended November 25, 2013 in order to reflect the pro forma effect of the acquisition on our full-year ended December 31, 2013 results. The second stage presents the combined results of Simmons with Metropolitan and Delta Trust, with the historical results and pro forma adjustments for Community First and Liberty. These transactions combined are significant and are subject to shareholder approval.

Note 2. Merger and Acquisition Integration Costs

The retail branch operations, commercial lending activities, mortgage banking operations, trust and investment services, along with all other operations of Delta Trust, Community First and Liberty will be integrated into Simmons First National Bank. The operation integration and the system conversion for Delta Trust are scheduled for October 2014. The operation integration and the system conversion for Liberty are scheduled for the second quarter of 2015. The operation integration and the system conversion for Community First are scheduled for the third quarter of 2015.

The specific details of the plan to integrate the operations of Delta Trust, Community First and Liberty will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment and service contracts to determine where we may take advantage of redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers, and selling or otherwise disposing of certain premises, furniture and equipment. Simmons also expects to incur merger-related costs including professional fees, legal fees, system conversion costs and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and the timing of these integration actions.

Note 3. Estimated Annual Cost Savings

Simmons expects to realize cost savings and to generate revenue enhancements from the Metropolitan, Delta Trust, Community First and Liberty acquisitions. Revenue enhancements are expected from an expansion of trust services, SBA lending activities, consumer finance products and credit card services to the larger footprint of Simmons. Cost savings for Delta Trust and Metropolitan are projected at 35% of non-interest expense; cost savings for Liberty are projected at 30% of non-interest expense; and cost savings for Community First are projected at 20% of non-interest expense. These cost savings and revenue enhancements are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

Note 4. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information presented for Delta Trust and Metropolitan. All adjustments are based on current assumptions and valuations, which are subject to change. Unless otherwise noted, all adjustments are based on assumptions and valuations as of the merger agreement dates for the respective pending acquisitions and are subject to change.

(A)	The consideration to be paid for Delta Trust is projected to be a mix of cash and common stock, at the election of each Delta Trust shareholder, with the cash portion of the merger consideration paid to Delta Trust shareholders limited to approximately $10 million. The pro forma adjustment assumes that the maximum amount of cash consideration will be paid to Delta Trust shareholders and that the stock consideration will approximate $53.2 million (based on Simmons closing common stock price of $37.52 on March 20, 2014 and a fixed exchange ratio of 15.1428 shares of Simmons common stock for each share of Delta Trust’s common stock, per the Agreement and Plan of Merger, dated as of March 24, 2014 between Simmons and Delta Trust, or the Delta Trust merger agreement, subject to potential adjustments.

An additional $2 million of cash consideration is expected to be paid by Delta Trust, prior to closing, to cash out Delta Trust stock options outstanding.

(B)	Represents seller-incurred merger expenses, which are expected to be paid immediately prior to the merger closing date, and the related tax benefit. Seller-incurred merger expenses are $2.1 million for Delta Trust and the related tax benefit is $831,000.

Estimated Simmons’-incurred merger expenses primarily including severance, professional, legal and conversion related expenditures, are not reflected in the combined balance sheet as these integration costs will be expensed by Simmons as required by U.S. generally accepted accounting principles, or GAAP.

(C)	Adjustments made to reflect the estimated fair value of the acquired loan portfolios as of March 31, 2014. The total adjustment of ($13.8) million is comprised of approximately $7.1 million of non-accretable credit adjustments and approximately $6.7 million of accretable yield adjustments.

Once the acquisition has closed, Simmons will finalize its determination of the fair value of acquired loans which could significantly change both the amount and the composition of these estimated purchase accounting adjustments.

(D)	Purchase accounting reversal of Delta Trust’s allowance for loan losses, which cannot be carried over in accordance with GAAP.

(E)	Adjustment made to reflect the estimated fair value of acquired premises and equipment, including all branches.

(F)	Adjustment made to reflect the estimated fair value of acquired OREO properties.

(G)	Adjustment represents the excess of the consideration paid over the fair value of net assets acquired, net of the reversal of Delta Trust’s previously recorded goodwill of $822,000. The reconciliation of the purchase price to goodwill recorded can be summarized as follows (in thousands):

	Delta Trust
Fair value of common shares issued		$53,153
Cash Consideration		10,052

Total pro forma purchase price		$63,205

Fair value of assets acquired:
Cash and cash equivalents	$30,927
Investment securities	66,756
Net loans	314,458
Bank premise and equipment	3,933
OREO, net of valuation allowance	2,513
Core deposit intangible	4,978
Other assets	13,689

Total assets	437,254

Fair value of liabilities assumed:
Deposits	387,875
Other borrowings	11,328
Other liabilities	2,354

Total liabilities	401,557

Net assets acquired		$35,697

Preliminary pro forma goodwill		$27,508

(H)	Preliminary purchase accounting adjustment to establish a core deposit intangible in recognition of the fair value of core deposits acquired, which is approximately 1.9% of core deposit liabilities. This intangible asset represents the value of the relationships that Delta Trust had with their deposit customers as of the date of the Delta Trust merger agreement. The preliminary fair value was estimated based on a discounted cash flow methodology that gave consideration to expected customer attrition rates, cost of the deposit base and the net maintenance cost attributable to customer deposits.

The adjustment includes a credit of $152,000 to reverse the intangibles recorded by Delta Trust prior to its pending acquisition by Simmons.

(I)	Includes a net deferred tax asset adjustment based on 39% of fair value adjustments related to the acquired assets and assumed liabilities and on a calculation of future tax benefits.

This adjustment also includes a write-off of $250,000 of miscellaneous assets with no fair value.

(J)	Adjustment made to reflect the estimated fair value of FHLB advances.

(K)	To reflect the stock consideration expected to be paid, net of the purchase accounting reversal of previously existing equity accounts. As discussed in item (1), the consideration for Delta Trust is expected to be a mix of stock and cash. Assuming the maximum amount of cash allowable under the Delta Trust merger agreement is paid to the shareholders of Delta Trust, the stock consideration expected to be paid is $53.2 million based on the assumptions set forth in item (A).

(L)	Simmons has evaluated the acquired loan portfolio to estimate the necessary credit and interest rate fair value adjustments. Subsequently, the accretable portion of the fair value adjustment will be accreted into earnings using the level yield method over the remaining maturity of the underlying loans. For purposes of the pro forma impact on the three months ended March 31, 2014 and the year ended December 31, 2013, the net discount accretion was calculated by summing monthly estimates of accretion/amortization on each loan pool, which was calculated based on the remaining maturity of each loan pool. The overall weighted average maturity of the loan portfolio is approximately 3.01 years. The 2013 pro forma accretion income projected for Delta Trust and Metropolitan is $1.7 million and $3.6 million, respectively. The estimated non-accretable yield portion of the net discount of approximately $7.1 million for Delta Trust will not be accreted into earnings.

(M)	Simmons has made an adjustment to reflect the estimated fair value of acquired held-to- maturity investment securities acquired with Metropolitan; no adjustment was necessary for Delta Trust as the fair value of their held-to-maturity investment securities approximated carrying value. Subsequently, the fair value adjustment will be accreted into earnings using the level yield method over the remaining maturity of the underlying securities, which is approximately six years. This adjustment represents Simmons’ best estimate of the expected accretion on 2013.

(N)	Simmons has made an adjustment to reflect the estimated fair value of FHLB advances based on current interest rates for comparable borrowings. The fair value adjustment will be accreted into earnings, using the level yield method, as a reduction of the cost of such borrowings over an estimated life of one year. The 2013 pro forma accretion impact projected for Delta Trust is $100,000 and for Metropolitan is $1.2 million.

(O)	Provision for loan losses does not reflect any potential impact of the fair value adjustments related to loans which includes an estimate of credit losses.

(P)	Historical merger related costs for Simmons are primarily related to the acquisition of Metropolitan, which was completed on November 25, 2013. Estimated merger related expenses of $2.1 million for Delta Trust, primarily severance, professional, legal and conversion related expenditures, are not reflected in the combined income statements as they are nonrecurring expenses. These integration costs will be expensed by Simmons as required by GAAP.

(Q)	The core deposit intangible will be amortized over ten years on a straight-line basis. The annual pro forma amortization expense projected for Delta Trust and Metropolitan is $498,000 and $902,000, respectively. The first quarter 2014 pro forma amortization income impact for Delta Trust is $124,000. The pro forma amortization income impact for Metropolitan of $225,000 for the quarter is included in Simmons’ historical amounts.

(R)	Reflects the tax impact of the pro forma acquisition adjustments at Simmons’ marginal income tax rate of 39%.

(S)	Pro forma weighted average shares outstanding assumes the maximum cash election in the Delta Trust acquisition.

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information presented for Community First and Liberty. All adjustments are based on current assumptions and valuations, which are subject to change. Unless otherwise noted, all adjustments are based on assumptions and valuations as of the merger agreement dates for the respective pending acquisitions and are subject to change.

(1)	Represents seller-incurred merger expenses which are expected to be paid immediately prior to the merger closing date, net of the related tax benefit. Community First’s merger expenses are estimated to be $6.6 million with a related tax benefit of $2.6 million. Liberty’s merger expenses are estimated to be $5.6 million, with a related tax benefit of $2.2 million.

Simmons’-incurred estimated merger related expenses primarily for severance, professional, legal and conversion related expenditures, are not reflected in the combined balance sheet as these integration costs will be expensed by Simmons as required by GAAP.

Also includes $1.8 million in cash proceeds expected to be received for the exercise of stock options prior to the merger.

(2)	Adjustments made to reflect the estimated fair value of the acquired loan portfolios, allocated to each target as described below.

Community First: The total adjustment of ($25.9) million is comprised of approximately $4.6 million of non-accretable credit adjustments and approximately $21.3 million of accretable yield adjustments.

Liberty: The total adjustment of ($18.1) million is comprised of approximately $5.2 million of non-accretable credit adjustments and approximately $12.9 million of accretable yield adjustments.

Once each acquisition has closed, Simmons will finalize its determination of the fair value of acquired loans which could significantly change both the amount and the composition of these estimated purchase accounting adjustments.

(3)	Purchase accounting reversal of each target’s allowance for loan losses, which cannot be carried over in accordance with GAAP.

(4)	Adjustment made to reflect the estimated fair value of acquired premises and equipment, including all branches. Adjustment is ($750,000) for Community First and ($2.5) million for Liberty.

(5)	Adjustment made to reflect the estimated fair value of acquired OREO properties. Adjustment is for OREO properties held by Community First; no adjustment is expected for OREO properties held by Liberty.

(6)	Adjustment represents the excess of the consideration paid over the fair value of net assets acquired, net of the reversal of Community First’s and Liberty’s previously recorded goodwill of $2.3 million and $3.1 million, respectively. The reconciliation of the purchase price to goodwill recorded can be summarized as follows (in thousands):

	Community First			Liberty
Fair value of common shares issued	$		$245,088		$208,756
Cash Consideration			30,852		—

Total pro forma purchase price			$275,940		$208,756

Fair value of assets acquired:
Cash and cash equivalents		$43,070		$95,903
Investment securities		677,674		94,456
Loans held for sale		7,857		1,688
Net loans		1,095,275		791,028
Bank premise and equipment		43,567		32,672
OREO, net of valuation allowance		3,895		1,762
Core deposit intangible		20,613		12,792
Other assets		45,852		29,201

Total assets		1,937,803		1,059,502

Fair value of liabilities assumed:
Deposits		1,591,512		885,096
Fed funds purchased and securities sold under agreements to repurchase		33,967		—
Other borrowings		103,075		46,337
Subordinated debentures		27,100		20,620
Other liabilities		16,160		9,419

Total liabilities		1,771,814		961,472

Net assets acquired			$165,989		$98,030

Preliminary pro forma goodwill			$109,951		$110,726

(7)	Preliminary purchase accounting adjustment to establish a core deposit intangible in recognition of the fair value of core deposits acquired, which is approximately 1.9% of core deposit liabilities for Community First and Liberty. This intangible asset represents the value of the relationships that Community First and Liberty had with their deposit customers as of the date of acquisition. The preliminary fair value was estimated based on a discounted cash flow methodology that gave consideration to expected customer attrition rates, cost of the deposit base and the net maintenance cost attributable to customer deposits. A core deposit intangible asset of $20.6 million for Community First and $12.8 million for Liberty.

The adjustment includes a credit of $1.8 million to reverse the intangibles recorded by Community First and Liberty prior to their pending acquisition by Simmons.

(8)	Includes a net deferred tax asset adjustment of $1.8 million based on 39% of fair value adjustments related to the acquired assets and assumed liabilities and on a calculation of future tax benefits. Community First is estimated to have a net deferred tax asset adjustment of $400,000. Liberty is estimated to have a net deferred tax asset adjustment of $1.4 million.

This adjustment also includes write-off of $400,000 of miscellaneous assets with no fair value at Community First.

(9)	Adjustment made to reflect the estimated fair value premium of Community First’s time deposits. The fair value was estimated using a discounted cash flow methodology based on current market rates for similar remaining maturities. No adjustment was necessary for Liberty as the rates and terms of their time deposits approximated current market terms.

(10)	Adjustment made to reflect the estimated fair value of FHLB advances, of which $1 million is attributable to Community First and $100,000 is attributable to Liberty.

(11)	Adjustment made to reflect the estimated fair value of miscellaneous liabilities not previously recorded by Community First ($600,000) and Liberty ($600,000).

(12)	To reflect the common stock consideration expected to be paid for each acquisition, net of the purchase accounting reversal of their previously existing equity accounts. Community First and Liberty are both 100% stock transactions. The common stock consideration expected to be paid for Community First is $245.1 million (based on Simmons’ closing common stock price of $37.00 per share on May 2, 2014 and the fixed exchange ratio of 17.8975 shares of Simmons common stock for each share of Community First common stock, pursuant to the Community First merger agreement, subject to potential adjustments; Community First, Series C preferred stock will be converted into Simmons Series A preferred stock. The stock consideration expected to be paid for Liberty is $208.8 million (based on the Simmons’ closing common stock price of $39.79 per share on May 23, 2014 and the fixed exchange ratio of 1.0 shares of Simmons common stock for each share of Liberty common stock pursuant to the Liberty merger agreement), subject to potential adjustments.

(13)	Simmons has evaluated the acquired loan portfolio to estimate the necessary credit and interest rate fair value adjustments. Subsequently, the accretable portion of the fair value adjustment will be accreted into earnings using the level yield method over the remaining maturity of the underlying loans. For purposes of the pro forma impact on the three months ended March 31, 2014 and the year ended December 31, 2013, the net discount accretion was calculated by summing monthly estimates of accretion/amortization on each loan pool, which was calculated based on the remaining maturity of each loan pool. The overall weighted average maturity of the loan portfolio is approximately 5.62 years for Community First and 5.83 years for Liberty. The estimated non-accretable yield portion of the net discount of approximately $9.8 million for Community First and Liberty combined will not be accreted into earnings.

(14)	Simmons has made an adjustment to reflect the estimated fair value of time deposits based on current interest rates for comparable deposits. The fair value adjustment will be accreted into earnings as a reduction of the cost of such time deposits over an estimated life of one year using the level yield method.

(15)	Simmons has made an adjustment to reflect the estimated fair value of FHLB advances based on current interest rates for comparable borrowings. The fair value adjustment will be accreted into earnings, using the level yield method, as a reduction of the cost of such borrowings over an estimated life of one year for Liberty and two years for Community First.

(16)	Provision for loan losses does not reflect any potential impact of the fair value adjustments related to loans which includes an estimate of credit losses.

(17)	Historical merger related costs for Simmons are primarily related to the acquisition of Metropolitan, which was completed on November 25, 2013. Estimated merger related expenses of $6.6 million for Community First and $5.6 million for Liberty, primarily severance, professional, legal and conversion related expenditures are not reflected in the combined income statements as they are nonrecurring expenses. These integration costs will be expensed by Simmons as required by GAAP.

(18)	The core deposit intangible will be amortized over ten years on a straight-line basis. The annual amortization expense will be approximately $2.0 million and $1.3 million for Community First and Liberty, respectively.

(19)	Reflects the tax impact of the pro forma acquisition adjustments at Simmons’ marginal income tax rate of 39%.

(20)	Pro forma weighted average common shares outstanding assumes 6,624,000 common shares issued for Community First and 5,247,187 common shares issued for Liberty.

COMPARATIVE PER SHARE DATA

(Unaudited)

Presented below are unaudited per share basic and diluted earnings, cash dividends and book value for (1) Simmons, Community First, and Liberty on a historical basis, (2) Simmons, Community First and Liberty on a pro forma combined basis and (3) Simmons and Community First, and Simmons and Liberty on a pro forma equivalent basis, in each case for the fiscal year ended December 31, 2013 and as of and for the three months ended March 31, 2014. The information presented below should be read together with the historical consolidated financial statements of Simmons, Community First, and Liberty, including the related notes incorporated by reference into, or included in, this joint proxy statement/prospectus. See “Where You Can Find More Information.”

The unaudited pro forma adjustments are based upon available information and certain assumptions that Simmons, Community First and Liberty management believe are reasonable. The unaudited pro forma data, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the impact of factors that may result as a consequence of the mergers or the Delta Trust acquisition or consider any potential impacts of current market conditions or the mergers or the Delta Trust acquisition on revenues, expense efficiencies, asset dispositions, among other factors, nor the impact of possible business model changes. As a result, unaudited pro forma data is presented for illustrative purposes only and does not represent an attempt to predict or suggest future results. Upon completion of the mergers, the operating results of both Community First and Liberty will be reflected in the consolidated financial statements of Simmons on a prospective basis.

	Simmons Historical	Pro Forma Simmons, Delta Trust and Metropolitan Combined (1)	Community First Historical	Liberty Historical	Simmons Pro Forma Combined (1)	Community First Pro Forma Per Equivalent Community First Share (2)	Liberty Pro Forma Per Equivalent Liberty Share (3)
Basic Earnings
Three months ended March 31, 2014	$0.27	$0.32	$16.58	$0.84	$0.57	$10.20	$0.57
Year ended December 31, 2013	$1.42	$1.89	$46.41	$2.98	$2.36	$42.24	$2.36
Diluted Earnings
Three months ended March 31, 2014	$0.27	$0.32	$16.51	$0.84	$0.57	$10.20	$0.57
Years ended December 31, 2013	$1.42	$1.89	$46.23	$2.97	$2.36	$42.24	$2.36
Cash Dividends Paid(4)
Three months ended March 31, 2014	$0.22	$0.22	$—	$0.18	$0.22	$3.94	$0.22
Year ended December 31, 2013	$0.84	$0.84	$6.00	$0.81	$0.84	$15.03	$0.84
Book Value
March 31, 2014	$24.93	$25.94	$380.22	$19.72	$30.87	$552.50	$30.87

(1)	The unaudited pro forma and pro forma per equivalent information for Simmons, Delta Trust and Metropolitan gives effect to the acquisition of Delta Trust as if the acquisition of Delta Trust had been effective on March 31, 2014 in the case of book value data, and as if the acquisitions of Delta Trust and Metropolitan had been effective as of January 1, 2013 in the case of the earnings per share and cash dividends data. While certain adjustments were made for the estimated impact of fair value adjustments and other acquisition-related activity, they are not indicative of what would have occurred had these acquisitions taken place on January 1, 2013.
(2)	Computed by multiplying the Simmons pro forma combined amounts by the Community First exchange ratio of 17.8975.
(3)	Computed by multiplying the Simmons pro forma combined amounts by the Liberty exchange ratio of 1.0.
(4)	Pro forma combined cash dividends are based only upon Simmons’ historical amounts.

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote on the proposals presented in this joint proxy statement/prospectus. You should also consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Mergers

Because the market price of Simmons common stock will fluctuate, the value of the merger consideration to be received by Community First and Liberty shareholders is uncertain.

Upon completion of the mergers, each share of Community First common stock (except for shares of Community First common stock held by Community First or any direct or indirect wholly owned subsidiary of Community First and any dissenting shares) will be converted into the right to receive 17.8975 shares of Simmons common stock (subject to possible adjustment), and each share of Liberty common stock (except for shares of Liberty common stock held by Liberty or any direct or indirect wholly owned subsidiary of Liberty and any dissenting shares) will be converted into the right to receive 1.0 share of Simmons common stock (subject to possible adjustment). In each case, cash will be paid in lieu of any remaining fractional shares. The market value of the shares of Simmons common stock to be received as part of the merger consideration will vary from the closing price of Simmons common stock on the date the mergers were announced, on the date that this joint proxy statement/prospectus is mailed to Simmons, Community First and Liberty shareholders, on the date of the special meetings of the Community First and Liberty shareholders, and on the date each merger is completed and thereafter. Any change in the market price of Simmons common stock prior to the completion of each merger will affect the market value of the merger consideration that Community First and Liberty shareholders will receive upon completion of the applicable merger. Stock price changes may result from a variety of factors that are beyond the control of Simmons, Community First and Liberty, including, but not limited to, general market and economic conditions, changes in our respective businesses, operations and prospects and regulatory considerations. Therefore, at the time of the Community First and Liberty special meetings you will not know the precise market value of the consideration Community First and Liberty shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of Simmons common stock.

The mergers and related transactions are subject to approval by Simmons, Community First and Liberty shareholders.

The Community First merger cannot be completed unless (1) the Community First shareholders approve the Community First merger by the affirmative vote of the holders of a majority of the outstanding shares of Community First common stock entitled to vote on the Community First merger and (2) the Simmons shareholders approve the Community First merger by the affirmative vote of the holders of a majority of the outstanding shares of Simmons common stock entitled to vote on the Community First merger, assuming a quorum is present. The Community First merger is also subject to the consent of the U.S. Treasury, as holder of the Community First Series C preferred stock.

The Liberty merger cannot be completed unless (1) the Liberty shareholders approve the Liberty merger by the affirmative vote of the holders of two-thirds of the outstanding shares of Liberty common stock entitled to vote on the Liberty merger and (2) the Simmons shareholders approve the Liberty merger by the affirmative vote of the holders of a majority of the outstanding shares of Simmons common stock entitled to vote on the Liberty merger, assuming a quorum is present.

Each merger is subject to a number of closing conditions which, if not satisfied or waived in a timely manner, would delay such merger or adversely impact the companies’ ability to complete the transactions.

The completion of each merger is subject to certain conditions, including, among others, the (1) receipt of the requisite shareholder approvals, (2) termination or expiration of all statutory waiting periods and receipt of all required regulatory approvals for such merger, without the imposition of any material on-going conditions or restrictions, and (3) other customary closing conditions set forth in the applicable merger agreements. See “The Merger Agreements—Conditions to Consummate the Mergers.” While it is currently anticipated that the mergers will be completed during the fourth quarter of 2014, there can be no assurance that such conditions will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, there can be no guarantee with respect to the timing of the closing of either merger or whether either merger will be completed at all.

Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

Before either merger may be completed, various approvals and consents must be obtained from the Federal Reserve Board, the TDFI in the case of Community First, the MDF in the case of Liberty, and various other securities, antitrust and other regulatory authorities. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Mergers—Regulatory Approvals Required for the Mergers.” An adverse development in any party’s regulatory standing or these factors could result in an inability to obtain approval or delay its receipt. These regulators may impose conditions on the completion of either merger or require changes to the terms of either merger. Such conditions or changes could have the effect of delaying or preventing completion of either merger or imposing additional costs on or limiting the revenues of the combined company following either merger, any of which might have an adverse effect on the combined company following either merger. See “The Mergers—Regulatory Approvals Required for the Mergers.”

The opinions delivered by the respective financial advisers to Simmons, Community First and Liberty will not reflect changes in circumstances between the respective dates of the signing of the opinions and the completion of the mergers to which the opinions relate.

The board of directors of Simmons has obtained fairness opinions dated May 6, 2014 and May 27, 2014 for the transactions with Community First and Liberty, respectively, from Sterne Agee. KBW’s fairness opinion to the Community First board of directors was dated May 6, 2014, from KBW, and KBW’s fairness opinion to the Liberty board of directors was dated May 27, 2014. Such opinions have not been updated as of the date of this document and will not be updated at, or prior to, the time of the completion of the mergers. Changes in the operations and prospects of Simmons, Community First or Liberty, general market and economic conditions and other factors that may be beyond the control of Simmons, Community First and Liberty may alter the value of Simmons, Community First or Liberty or the prices of shares of Simmons common stock, Community First common stock or Liberty common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers are completed or as of any other date than the date of the opinions. Further, the Sterne Agee and KBW opinions regarding the Community First merger do not take the Liberty merger into consideration. The opinions that the Simmons, Community First and Liberty boards of directors received from their respective financial advisors are attached as Annex C, Annex D, Annex E and Annex F to this joint proxy statement/prospectus. For a description of the opinions, see “The Community First Merger—Opinion of Community First’s Financial Advisor,” “The Community First Merger—Opinion of Simmons’ Financial Advisor,” “The Liberty Merger—Opinion of Liberty’s Financial Advisor,” and “The Liberty Merger—Opinion of Simmons’ Financial Advisor.” For a description of the other factors considered by Simmons’ board of directors in determining to approve the mergers, see “The Community First Merger—Simmons’ Reasons for the Community First Merger; Recommendation of Simmons’ Board of Directors” and “The Liberty Merger—Simmons’ Reasons for the

Liberty Merger; Recommendation of Simmons’ Board of Directors.” For a description of the other factors considered by Community First’s board of directors in determining to approve the Community First merger, see “The Community First Merger—Community First’s Reasons for the Merger; Recommendation of Community First’s Board of Directors.” For a description of the other factors considered by Liberty’s board of directors in determining to approve the Liberty merger, see “The Liberty Merger—Liberty’s Reasons for the Merger; Recommendation of Liberty’s Board of Directors.”

Holders of Simmons, Community First and Liberty common stock will have a reduced ownership and voting interest after the mergers and will exercise less influence over management.

Holders of Simmons, Community First and Liberty common stock currently have the right to vote in the election of the board of directors and on other matters affecting Simmons, Community First and Liberty, respectively. Upon the completion of the mergers, each Community First and Liberty shareholder who receives shares of Simmons common stock will become a shareholder of Simmons with a percentage ownership of Simmons that is smaller than such shareholder’s percentage ownership of Community First or Liberty, as applicable. Following completion of the mergers and the Delta Trust merger, and based on the amount of Simmons common stock outstanding on March 31, 2014, and assuming the maximum number of shares are issued in the Delta Trust merger, Community First shareholders will own approximately 22.4% of the combined company, Liberty shareholders will own approximately 17.7% of the combined company, Delta Trust shareholders will own approximately 4.8% of the combined company and current Simmons shareholders will own approximately 55.1% of the combined company. Additionally, former Community First directors will hold two out of 12 seats on Simmons’ board of directors and former Liberty directors will hold one out of 12 seats on Simmons’ board of directors, assuming both mergers are completed. Because of this, Community First and Liberty shareholders will have less influence on the management and policies of Simmons than they now have on the management and policies of Community First and Liberty, respectively, and current Simmons shareholders may have less influence than they now have on the management and policies of Simmons.

The merger agreements limit Community First’s and Liberty’s ability to pursue alternative transactions by requiring Community First and Liberty to pay termination fees under certain circumstances relating to alternative acquisition proposals.

Under the merger agreements, if the board of directors of Community First or Liberty at any time prior to obtaining shareholder approval for the applicable merger determines in good faith that, in light of a competing acquisition proposal or other circumstances, termination of the merger agreement is required in order for the applicable board of directors to comply with its fiduciary duties, then, as applicable, Community First must pay a termination fee of $10 million or Liberty must pay a termination fee of $8 million to Simmons. See “The Merger Agreements—Termination Fees.” These provisions could discourage a potential competing acquirer that might have an interest in acquiring Community First or Liberty from considering or making a competing acquisition proposal, even if the potential competing acquirer was prepared to pay consideration with a higher per share cash value than that market value proposed to be received or realized in the applicable merger with Simmons, or might result in a potential competing acquirer proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the applicable merger agreement.

If either or both of the mergers are not completed, Simmons, Community First and Liberty will have incurred substantial expenses without realizing the expected benefits of the mergers.

Each of Simmons, Community First and Liberty has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreements, as well as the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC and other regulatory agencies in connection with the merger. If either or both of the mergers are not completed, Simmons, Community First and Liberty will have to recognize these expenses without realizing the expected benefits of the mergers.

Simmons, Community First and Liberty will be subject to business uncertainties and Community First and Liberty will be subject to contractual restrictions on their respective operations while the mergers are pending.

Simmons, Community First and Liberty will be subject to business uncertainties and Community First and Liberty will be subject to contractual restrictions on their respective operations while the mergers are pending. For instance, uncertainty about the effect of the mergers on employees and customers may have an adverse effect on Simmons, Community First or Liberty. These uncertainties may impair Simmons’, Community First’s or Liberty’s ability to attract, retain and motivate key personnel until the mergers are completed, and could cause customers and others that deal with Simmons, Community First or Liberty to seek to change existing business relationships with Simmons, Community First or Liberty. Retention of certain employees by Simmons, Community First or Liberty may be challenging while the mergers are pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, Simmons’ business, Community First’s business or Liberty’s business could be harmed. In addition, subject to certain exceptions, each of Community First and Liberty has agreed to operate its business in the ordinary course, and to comply with certain other operational restrictions, prior to closing of their respective mergers. See “The Merger Agreements—Covenants and Agreements” for a description of the restrictive covenants applicable to Simmons, Community First and Liberty.

Termination of either of the merger agreements could negatively impact Simmons, Community First or Liberty.

If either or both of the merger agreements are terminated, there may be various consequences. For example, Simmons’, Community First’s or Liberty’s businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the mergers, without realizing any of the anticipated benefits of completing the mergers. Additionally, if either or both of the merger agreements are terminated, the market price of Simmons common stock could decline to the extent that the current market price reflects a market assumption that the mergers will be completed.

Certain of Community First’s and Liberty’s directors and executive officers have interests in the mergers that may differ from the interests of Community First’s and Liberty’s shareholders.

Community First and Liberty shareholders should be aware that some of Community First’s and Liberty’s directors and executive officers have interests in the applicable merger and have arrangements that are different from, or in addition to, those of Community First and Liberty shareholders generally. These interests and arrangements may create potential conflicts of interest. Community First’s board of directors and Liberty’s board of directors were aware of these interests and considered these interests, among other matters, when making its decision to approve their respective merger agreements, and in recommending that Community First and Liberty shareholders vote in favor of approving their applicable mergers agreements.

Also, Simmons has agreed to add two Community First directors and one Liberty director to the Simmons board of directors upon consummation of each of the mergers. These agreements may create potential conflicts of interest by creating vested interests in those persons in the completion of the mergers. In addition, Simmons agreed in each of the merger agreements to indemnify the Community First and Liberty directors and officers for any claims or actions related to their respective mergers or merger agreements and to provide liability insurance to Community First and Liberty officers and directors. Certain directors and officers of Community First are recipients of restricted stock, the ownership of which vests partially or totally upon consummation of the Community First merger. These and certain other additional interests of Community First and Liberty directors and officers may cause some of these persons to view the proposed transaction differently than you view it, although Community First and Liberty officers and directors currently have comparable indemnification rights and director and officer (and errors and omission) insurance coverages. For a more complete description of these interests, see “The Community First Merger—Interests of Community First’s Directors and Executive Officers in the Community First Merger” and “The Liberty Merger—Interests of Liberty’s Directors and Executive Officers in the Liberty Merger.”

Risks Related to the Combined Company Following the Mergers

Combining Community First and Liberty with Simmons may be more difficult, costly or time consuming than expected and the anticipated benefits and cost savings of the mergers may not be realized.

Simmons, Community First and Liberty have operated and, until the completion of the mergers, will continue to operate, independently. The success of the mergers, including anticipated benefits and cost savings, will depend, in part, on Simmons’ ability to successfully combine and integrate the businesses of Community First and Liberty with Simmons in a manner that permits growth opportunities and does not materially disrupt existing customer relations nor result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of the companies’ ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the mergers. The loss of key employees could adversely affect Simmons’ ability to successfully conduct its business, which could have an adverse effect on Simmons’ financial results and the value of Simmons common stock. If Simmons experiences difficulties with the integration process, the anticipated benefits of the mergers may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause Simmons, Community First and/or Liberty to lose customers or cause customers to remove their accounts from Simmons, Community First and/or Liberty and move their business to competing financial institutions. In addition, Integration efforts will divert management attention and resources. These integration matters could have an adverse effect on the combined company during this transition period and for an undetermined period after completion of the mergers on the combined company. In addition, the actual cost savings of the mergers could be less than anticipated.

The mergers will result in changes to the board of directors of the combined company that may affect the strategy of the combined company as compared to that of Simmons, Community First and Liberty independently.

Upon completion of the mergers, the number of directors on the Simmons board of directors will be 12, two of whom will be designated by Community First’s board of directors and one of whom will be designated by Liberty’s board of directors. The new composition of the Simmons board of directors may affect the business strategy and operating decisions of the combined company upon the completion of the mergers.

Risks Related to an Investment in Simmons Common Stock

The market price of Simmons common stock after the merger may be affected by factors different from those affecting its shares currently.

Upon completion of the mergers, holders of Community First and Liberty common stock will become holders of Simmons common stock. Simmons’ business differs in important respects from that of Community First and Liberty, and, accordingly, the results of operations of the combined company and the market price of Simmons common stock after the completion of the mergers may be affected by factors different from those currently affecting the independent results of operations of each of Simmons, Community First and Liberty. For a discussion of the businesses of Simmons, Community First and Liberty and of some important factors to consider in connection with those businesses, see “Information About Simmons,” “Information About Community First,” “Information About Liberty” and “Where You Can Find More Information.”

The market price of Simmons common stock may decline as a result of the mergers.

The market price of Simmons common stock may decline as a result of the mergers if Simmons does not achieve the perceived benefits of the mergers or the effect of the mergers on Simmons’ financial results is not consistent with the expectations of financial or industry analysts. In addition, upon completion of the mergers,

Simmons, Community First and Liberty shareholders will own interests in a combined company operating an expanded business with a different mix of assets, risks and liabilities. Current Simmons, Community First and Liberty shareholders may not wish to continue to invest in the combined company, or for other reasons may wish to dispose of some or all of their shares of the combined company.

The unaudited pro forma condensed combined financial statements included in this document are preliminary and the actual financial condition and results of operations after the mergers may differ materially.

The unaudited pro forma condensed combined financial statements in this document are presented for illustrative purposes only and are not necessarily indicative of what Simmons’ actual financial condition or results of operations would have been had the mergers been completed on the dates indicated. The unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon assumptions and preliminary estimates, to record the Metropolitan, Delta Trust, Community First and Liberty identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document with respect to Delta Trust, Community First and Liberty is preliminary, and final allocation of the purchase price for each transaction will be based upon the actual purchase price and the fair value of the assets and liabilities of Delta Trust, Community First and Liberty as of the date of the completion of the applicable merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Unaudited Pro Forma Condensed Combined Financial Statements.”

The shares of Simmons common stock to be received by Community First and Liberty shareholders as a result of the mergers will have different rights from the shares of Community First common stock and Liberty common stock.

Upon completion of the mergers, Community First and Liberty shareholders will become Simmons shareholders and their rights as shareholders will be governed by Simmons’ articles of incorporation and bylaws and Arkansas law. The rights associated with Community First and Liberty common stock are different from the rights associated with Simmons common stock. For example, under the ABCA, members of Simmons’ board of directors may be removed with or without cause by a vote of the holders of a majority of the shares entitled to vote at an election of directors. However, members of Community First’s board of directors may be removed only for cause, at any time, by the majority vote of the entire board of directors, and shareholders do not have the right to remove directors without cause. Additionally, under Missouri law, Liberty’s shareholders may take action without a meeting only by a unanimous written consent signed by all shareholders entitled to vote, whereas, under Arkansas law, Simmons shareholders may take action without a meeting if shareholder consent is signed by at least the minimum number of shareholders that would be necessary to authorize such action at a meeting at which all shares entitled to vote are present and voted. See “Comparison of Shareholders’ Rights of Simmons and Community First” and “Comparison of Shareholders’ Rights of Simmons and Liberty” for a further discussion of the different rights associated with Simmons common stock.

Simmons’ management will have broad discretion as to the use of assets acquired from these mergers, and Simmons may not use these assets effectively.

Simmons’ management will have broad discretion in the application of the assets from these mergers and could utilize the assets in ways that do not improve Simmons’ results of operations or enhance the value of its common stock. Community First and Liberty shareholders will not have the opportunity, as part of their investment decision, to assess whether these acquired assets are being used appropriately. Simmons’ failure to utilize these assets effectively could have a material adverse effect on the combined company, delay the development of products and cause the price of Simmons common stock to decline.

The holders of Simmons’ subordinated debentures have rights that are senior to those of Simmons shareholders. If Simmons defers payments of interest on Simmons’ outstanding subordinated debentures or if certain defaults relating to those debentures occur, Simmons will be prohibited from declaring or paying dividends or distributions on, and from making liquidation payments with respect to, Simmons common stock.

Simmons has $20.6 million of subordinated debentures issued in connection with trust preferred securities, and Simmons will assume approximately $27.1 million of subordinated debentures if Simmons completes the Community First merger and approximately $20.6 million of subordinated debentures if Simmons completes the Liberty merger. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by Simmons. The subordinated debentures are senior to Simmons common stock. As a result, Simmons must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on Simmons common stock and, in the event of Simmons’ bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of Simmons common stock. Simmons has the right to defer distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of Simmons’ capital stock. If Simmons elects to defer its obligations to make payments on these subordinated debentures, or defaults with respect to these obligations, it likely would have a material adverse effect on the market value of Simmons common stock. Moreover, without notice to or consent from the holders of Simmons common stock, Simmons may issue additional series of subordinated debt securities in the future with terms similar to those of Simmons’ existing subordinated debt securities or enter into other financing agreements that limit Simmons’ ability to purchase or to pay dividends or distributions on Simmons’ capital stock.

The holders of Simmons Series A preferred stock will have rights that are senior to holders of Simmons common stock. If Simmons does not make a dividend payment on Simmons Series A preferred stock, then Simmons will be prohibited from declaring or paying dividends on, or making repurchases of, Simmons common stock.

If the Community First merger is completed, Simmons will issue shares of Simmons Series A preferred stock in exchange for Community First Series C preferred stock. Simmons Series A preferred stock has certain rights, preferences and privileges that make Simmons Series A preferred stock senior to the Simmons common stock. If the Simmons board of directors decides not to declare and pay (or set aside for payment) dividends on Simmons Series A preferred stock, then the Simmons board of directors will be prohibited from declaring or paying dividends on, or making repurchases of, Simmons common stock, which may have an adverse effect on the market price of the Simmons common stock.

The holders of Simmons Series A preferred stock may elect two directors to the Simmons board of directors if Simmons fails to declare and pay dividends for six or more dividend periods.

If the Community First merger is completed, Simmons will issue shares of Simmons Series A preferred stock in exchange for Community First Series C preferred stock. Simmons Series A preferred stock has certain rights, preferences and privileges that make Simmons Series A preferred stock senior to the Simmons common stock. If the Simmons board of directors decides not to declare and pay (or set aside for payment) dividends on Simmons Series A preferred stock for six or more dividend periods, then the holders of Simmons Series A preferred stock may elect two directors to the Simmons board of directors which may cause the holders of Simmons common stock to have less influence over the management of Simmons.

Simmons may be unable to, or choose not to, pay dividends on Simmons common stock.

Simmons cannot assure you of its ability to continue to pay dividends. Simmons’ ability to pay dividends depends on the following factors, among others:

•	Simmons may not have sufficient earnings as its primary source of income, the payment of dividends to Simmons by its subsidiary banks, is subject to federal and state laws that limit the ability of those banks to pay dividends;

•	Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition; and

•	Simmons’ board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of Simmons’ operations, is a better strategy.

If Simmons fails to pay dividends, capital appreciation, if any, of Simmons common stock may be the sole opportunity for gains on an investment in Simmons common stock. In addition, in the event Simmons’ subsidiary banks become unable to pay dividends to Simmons, Simmons may not be able to service Simmons’ debt or pay Simmons’ other obligations or pay dividends on Simmons common stock. Accordingly, Simmons’ inability to receive dividends from Simmons’ subsidiary banks could also have a material adverse effect on Simmons’ business, financial condition and results of operations and the value of your investment in Simmons common stock.

There may be future sales of additional common stock or preferred stock or other dilution of Simmons equity, which may adversely affect the value of Simmons common stock.

Simmons is not restricted from issuing additional common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities. The value of Simmons common stock could decline as a result of sales by Simmons of a large number of shares of common stock or preferred stock or similar securities in the market or the perception that such sales could occur.

Anti-takeover provisions could negatively impact Simmons shareholders.

Provisions of Simmons’ articles of incorporation and by-laws and federal banking laws, including regulatory approval requirements, could make it more difficult for a third party to acquire Simmons, even if doing so would be perceived to be beneficial to Simmons shareholders. The combination of these provisions effectively inhibits a non-negotiated merger or other business combination, which, in turn, could adversely affect the market price of Simmons common stock. These provisions could also discourage proxy contests and make it more difficult for holders of Simmons common stock to elect directors other than the candidates nominated by Simmons’ board of directors.

Simmons’ rights and the rights of Simmons shareholders to take action against Simmons’ directors and officers are limited.

Simmons’ articles of incorporation eliminate Simmons’ directors’ liability to Simmons and its shareholders for money damages for breach of fiduciary duties as a director to the fullest extent permitted by Arkansas law. Arkansas law provides that an officer has no liability in that capacity if he or she performs his or her duties in good faith, in a manner he or she reasonably believes to be in Simmons’ best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances.

Simmons’ articles of incorporation and bylaws also require Simmons to indemnify Simmons’ directors and officers for liability resulting from actions taken by them in those capacities to the maximum extent permitted by Arkansas law. As a result, Simmons shareholders and Simmons may have more limited rights against Simmons’ directors and officers than might otherwise exist under common law. In addition, Simmons may be obligated to fund the defense costs incurred by Simmons’ directors and officers.

An investment in Simmons common stock is not an insured deposit.

An investment in Simmons common stock is not a bank deposit and is not insured or guaranteed by the FDIC, the Deposit Insurance Fund, or any other government agency. Accordingly, you should be capable of affording the loss of any investment in Simmons common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference in this joint proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 giving Simmons’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “budget,” “expect,” “anticipate,” “intend,” “indicate,” “target,” “estimate,” “plan,” “project,” “continue,” “contemplate,” “positions,” “prospects,” “predict,” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the business combination transactions involving Simmons, Community First and Liberty, including future financial and operating results, the combined company’s plans, objectives, expectations, strategies and intentions and other statements that are not historical facts. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. In addition to factors previously disclosed in Simmons’ reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:

•	ability to obtain regulatory approvals and meet other closing conditions to the mergers, including approval by Simmons, Community First and Liberty shareholders, on the expected terms and schedule;

•	delay in closing the mergers;

•	difficulties and delays in integrating the business of Community First and Liberty with Simmons, or fully realizing expected cost savings and other benefits;

•	business disruption following the proposed transactions;

•	diversion of management time on issues relating to the mergers;

•	changes in asset quality and credit risk;

•	the inability to sustain revenue and earnings growth;

•	changes in interest rates and capital markets;

•	inflation;

•	customer borrowing, repayment, investment and deposit practices;

•	customer disintermediation;

•	the introduction, withdrawal, success and timing of business initiatives;

•	competitive conditions;

•	economic conditions;

•	changes in Simmons common stock price before closing, including as a result of the financial performance of Simmons, Community First or Liberty prior to closing;

•	the reaction to the transactions of the companies’ customers, employees and counterparties;

•	the impact, extent and timing of technological changes, capital management activities, and other actions of the Federal Reserve Board, the Office of the Comptroller of the Currency, or the OCC, the U.S. Department of Treasury, the Arkansas State Bank Department, the TDFI, the MDF and legislative and regulatory actions and reforms; and

•	failure to consummate or delay in consummating the mergers for any other reason.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference into this joint proxy statement/prospectus, Simmons claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are

cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of the applicable document incorporated by reference in this joint proxy statement/prospectus. Simmons, Community First and Liberty do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. All subsequent written and oral forward-looking statements concerning the mergers or other matters addressed in this joint proxy statement/prospectus and attributable to Simmons, Community First, Liberty or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

THE SIMMONS SPECIAL MEETING

This section contains information for Simmons shareholders about the special meeting that Simmons has called to allow its shareholders to consider and vote on the merger agreements and other related matters. Simmons is mailing this joint proxy statement/prospectus to Simmons shareholders, on or about                     . This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Simmons shareholders and a form of proxy card that Simmons’ board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting. Reference to “you” and “your” in this section are to Simmons shareholders.

Date, Time and Place of Meeting

The special meeting of Simmons shareholders will be held on [—], 2014 at                    , at                      local time.

Matters to Be Considered

At the special meeting of shareholders, you will be asked to consider and vote upon the following matters:

•	the Community First merger proposal;

•	the Liberty merger proposal;

•	the Simmons director proposal;

•	the Simmons/Community First adjournment proposal, if necessary or appropriate; and

•	the Simmons/Liberty adjournment proposal, if necessary or appropriate.

Recommendation of Simmons’ Board of Directors

Simmons’ board of directors has determined that the merger agreements and the transactions contemplated thereby, including the mergers, are in the best interests of Simmons and its shareholders, has unanimously approved and adopted the merger agreements and unanimously recommends that you vote “FOR” the Community First merger proposal, “FOR” the Liberty merger proposal, “FOR” the Simmons director proposal, “FOR” the Simmons/Community First adjournment proposal, if necessary or appropriate, and “FOR” the Simmons/Liberty adjournment proposal, if necessary or appropriate. See “The Community First Merger—Simmons’ Reasons for the Community First Merger; Recommendation of Simmons’ Board of Directors”; “The Liberty Merger—Simmons’ Reasons for the Liberty Merger; Recommendation of Simmons’ Board of Directors”; and “Designation of Number of Members of Simmons’ Board of Directors” for a more detailed discussion of Simmons’ board of directors’ recommendations.

Record Date and Quorum

The Simmons board of directors has fixed the close of business on                     , as the record date for determining the holders of Simmons common stock entitled to receive notice of and to vote at the Simmons special meeting, which we refer to as the Simmons record date.

As of the Simmons record date, there were                     shares of Simmons common stock outstanding and entitled to vote at the Simmons special meeting held by approximately                     holders of record. Each share of Simmons common stock entitles the holder to one vote at the Simmons special meeting on each proposal to be considered at the Simmons special meeting.

The representation (in person or by proxy) of a majority of the shares of Simmons common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. All shares of Simmons common stock present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Simmons special meeting.

Required Vote; Treatment of Abstentions and Failure to Vote

To approve the Community First merger proposal and Liberty merger proposal, a majority of the shares of Simmons common stock outstanding and entitled to vote thereon must be voted in favor of each proposal. To approve the Simmons director proposal, a majority of the shares of Simmons common stock cast on the Simmons director proposal must be voted in favor of the proposal. To approve each of the Simmons/Community First adjournment proposal and the Simmons/Liberty adjournment proposal, a majority of the shares of Simmons common stock cast on each such proposal must be voted in favor of the proposal. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote by telephone or the internet or in person at the Simmons special meeting or fail to instruct your bank or broker how to vote with respect to the merger proposals, it will have the same effect as a vote “AGAINST” the merger proposals. If you mark “ABSTAIN” on your proxy card, fail to submit a proxy or vote by telephone or the internet or in person at the Simmons special meeting or fail to instruct your bank or broker how to vote, with respect to the Simmons director proposal or the Simmons/Community First adjournment proposal or the Simmons/Liberty adjournment proposal, it will have no effect on the Simmons director proposal, the Simmons/Community First adjournment proposal or the Simmons/Liberty adjournment proposal.

Shares Held by Officers and Directors

As of the record date, there were                                          shares of Simmons common stock entitled to vote at the special meeting. Also as of the record date, the directors and executive officers of Simmons and their affiliates beneficially owned and were entitled to vote approximately                                          shares of Simmons common stock representing approximately                                          % of the shares of Simmons common stock outstanding on that date. Simmons currently expects that Simmons’ directors and executive officers will vote their shares in favor of each of the proposals to be considered and voted upon at the Simmons special meeting, although none of them has entered into any agreements obligating them to do so.

Voting on Proxies; Incomplete Proxies

A Simmons shareholder may vote by proxy or in person at the Simmons special meeting. If you hold your shares of Simmons common stock in your name as a shareholder of record, to submit a proxy, you, as a Simmons shareholder, may use one of the following methods:

•	Through the internet: by visiting the website indicated on their proxy card and following the instructions. You are encouraged to vote through the internet.

•	By telephone: by calling the toll-free number indicated on the proxy card and following the recorded instructions.

•	By mail: by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Simmons requests that Simmons shareholders vote through the internet, by telephone or by completing and signing the accompanying proxy card and returning it to Simmons as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Simmons common stock represented by it will be voted at the Simmons special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Simmons common stock represented by the proxy card will be voted as recommended by the Simmons board of directors.

If a Simmons shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine how to vote, including whether it may vote by the internet or telephone.

Every Simmons shareholder’s vote is important. Accordingly, each Simmons shareholder should sign, date and return the enclosed proxy card, or vote via the internet or by telephone, whether or not the Simmons shareholder plans to attend the Simmons special meeting in person. Sending in your proxy card or voting by the internet or telephone will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of Simmons common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Simmons expects that all proposals to be voted on at the Simmons special meeting will be “non-routine” matters. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Simmons special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Simmons common stock in “street name,” your broker, bank or other nominee will vote your shares of Simmons common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Simmons Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Simmons’ corporate secretary, (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting, or (4) voting by telephone or the internet at a later time.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Simmons’ corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Attention: Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Participants in the Simmons ESOP

You will be given the opportunity to instruct the trustee of the Simmons ESOP how to vote the shares that you hold in your account. To the extent that you do not timely give such instructions, although the trustee has the power to vote any unvoted shares, the trustee will not vote unvoted shares held in the Simmons ESOP.

Solicitation of Proxies

Simmons is soliciting your proxy in conjunction with the Community First merger proposal and Liberty merger proposal. Simmons will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Simmons will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Simmons common stock and secure their voting instructions. Simmons will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Simmons may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Simmons shareholders, either personally or by telephone, facsimile, letter or electronic means. Simmons has also made arrangements with Eagle Rock Proxy Advisors to assist it in soliciting proxies and has agreed to pay Eagle Rock Proxy Advisors approximately $5,500.00 plus reasonable expenses for these services.

Attending the Meeting

Subject to space availability, all Simmons shareholders as of the record date, or their duly appointed proxies, may attend the Simmons special meeting. Since seating is limited, admission to the Simmons special meeting will be on a first-come, first-served basis. Registration and seating will begin at                                     , local time.

If you hold your shares of Simmons common stock in your name as a shareholder of record and you wish to attend the Simmons special meeting, please bring your proxy card and evidence of your stock ownership to the Simmons special meeting. You should also bring valid picture identification. We encourage you to register your vote through the internet or by telephone whenever possible. When a shareholder submits a proxy through the internet or by telephone, his or her proxy is recorded immediately. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether through the internet, by telephone or by mail—will be superseded by any vote that you cast at the Simmons special meeting.

If your shares of Simmons common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Simmons special meeting, you need to bring a letter from the record holder of our shares confirming your ownership and a valid photo identification in order to be admitted to the meeting. Simmons reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Simmons of their desire to receive multiple copies of the joint proxy statement/prospectus.

Simmons will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Investor Relations at 501 Main Street, P.O. Box 7009, Pine Bluff, Arkansas 71611 or by telephone at (870) 541-1243.

Assistance

If you need assistance in completing your proxy card, have any questions regarding Simmons’ special meeting, or voting by mail, telephone or the internet or would like additional copies of this joint proxy statement/prospectus, please contact Investor Relations at 501 Main Street, P.O. Box 7009, Pine Bluff, Arkansas 71611 or by telephone at (501) 377-7629, or Simmons’ proxy solicitor, Eagle Rock Proxy Advisors, at the following address or phone number: 12 Commerce Drive, Cranford, New Jersey 07016 or (888) 859-0692.

THE COMMUNITY FIRST SPECIAL MEETING

This section contains information for Community First shareholders about the special meeting that Community First has called to allow its shareholders to consider and vote on the Community First merger proposal and other related matters. Community First is mailing this joint proxy statement/prospectus to Community First shareholders, on or about                                          . This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Community First shareholders and a form of proxy card that Community First’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting. References to “you” and “your” in this section are to Community First shareholders.

Date, Time and Place of Meeting

The special meeting of Community First shareholders will be held at 100 East Reelfoot Avenue, Union City, Tennessee 38261, at                                          , local time, on                                          , 2014.

Matters to Be Considered

At the Community First special meeting, Community First shareholders will be asked to consider and vote upon the following matters:

•	the Community First merger proposal; and

•	the Community First adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Recommendation of Community First’s Board of Directors

Community First’s board of directors has determined that the Community First merger proposal and the transactions contemplated thereby, including the Community First merger, are in the best interests of Community First and its shareholders, has unanimously approved and adopted the Community First merger agreement and unanimously recommends that you vote “FOR” the Community First merger proposal and “FOR” the Community First adjournment proposal, if necessary or appropriate. See “The Community First Merger—Community First’s Reasons for the Merger; Recommendation of Community First’s Board of Directors” for a more detailed discussion of Community First’s board of directors’ recommendations.

Record Date and Quorum

The Community First board of directors has fixed the close of business on                                          , as the record date for determining the holders of Community First common stock entitled to receive notice of and to vote at the Community First special meeting.

As of the Community First record date, there were 363,918.017 shares of Community First common stock outstanding and entitled to vote at the Community First special meeting held by approximately 392 holders of record. Each share of Community First common stock entitles the holder to one vote at the Community First special meeting on each proposal to be considered at the Community First special meeting.

The representation (in person or by proxy) of at least a majority of the outstanding shares of Community First common stock entitled to vote at the Community First special meeting will constitute a quorum for the transaction of business. All shares of Community First common stock, whether present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Community First special meeting.

Required Vote; Treatment of Abstentions and Failure to Vote

To approve the Community First merger proposal, a majority of the shares of Community First common stock outstanding and entitled to vote thereon must be voted in favor of such proposal. To approve the Community First adjournment proposal, a majority of the shares of Community First common stock represented at the special meeting must be voted in favor of the proposal. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the Community First special meeting or fail to instruct your bank or broker how to vote with respect to the Community First merger proposal, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Community First adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you are a “street name” holder and fail to either submit a proxy card entirely or vote in person at the Community First special meeting, it will have no effect on the Community First adjournment proposal.

Shares Held by Officers and Directors

As of the Community First record date, there were 363,918.017 shares of Community First common stock entitled to vote at the special meeting. Also as of the record date, the directors and executive officers of Community First and their affiliates beneficially owned and were entitled to vote approximately 130,901.241 shares of Community First common stock, representing approximately 35.97% of the shares of Community First common stock outstanding on that date. Community First currently expects that Community First’s directors and executive officers will vote their shares in favor of the Community First merger proposal and the Community First adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, Simmons and its directors and executive officers beneficially held no shares of Community First common stock.

Voting on Proxies; Incomplete Proxies

A Community First shareholder may vote by proxy or in person at the Community First special meeting. If you hold your shares of Community First common stock in your name as a shareholder of record, to submit a proxy, you, as a Community First shareholder may complete and return the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Community First requests that Community First shareholders vote by completing and signing the accompanying proxy card and returning it to Community First as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Community First common stock represented by it will be voted at the Community First special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Community First common stock represented by the proxy card will be voted as recommended by the Community First board of directors.

If a Community First shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine how to vote.

Every Community First shareholder’s vote is important. Accordingly, each Community First shareholder should sign, date and return the enclosed proxy card, whether or not the Community First shareholder plans to attend the Community First special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of Community First common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Community First expects that all proposals to be voted on at the Community First special meeting will be “non-routine”

matters. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Community First special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Community First common stock in “street name,” your broker, bank or other nominee will vote your shares of Community First common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Community First Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Community First’s corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Community First’s corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Community First Bancshares, Inc.

115 West Washington Avenue

Union City, Tennessee 38261

Attention: Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Community First is soliciting your proxy in conjunction with the Community First merger. Community First will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Community First will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Community First common stock and secure their voting instructions. Community First will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Community First may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Community First shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

Subject to space availability, all Community First shareholders as of the record date, or their duly appointed proxies, may attend the Community First special meeting. Since seating is limited, admission to the Community First special meeting will be on a first-come, first-served basis. Registration and seating will begin at                                         , local time.

If you hold your shares of Community First common stock in your name as a shareholder of record and you wish to attend the Community First special meeting, please bring valid picture identification. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted will be superseded by any vote that you cast at the Community First special meeting.

If your shares of Community First common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Community First special meeting, you need to bring a letter from the record holder of your shares confirming your ownership and a valid photo identification. Community First reserves the right to refuse admittance to anyone without proper proof of shares ownership and without valid photo identification.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Community First of their desire to receive multiple copies of the joint proxy statement/prospectus.

Community First will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to the Corporate Secretary, at 115 West Washington Avenue, Union City, Tennessee 38261 or by telephone at (731) 886-8850.

Assistance

If you need assistance in completing your proxy card, have questions regarding Community First’s special meeting, or would like additional copies of this joint proxy statement/prospectus, please contact Kathy Barber at 115 West Washington Avenue, Union City, Tennessee 38261 or (731) 886-8850.

THE LIBERTY SPECIAL MEETING

This section contains information for Liberty shareholders about the special meeting that Liberty has called to allow its shareholders to consider and vote on the Liberty merger proposal and other related matters. Liberty is mailing this joint proxy statement/prospectus to Liberty shareholders, on or about                                         . This joint proxy statement/prospectus is accompanied by a notice of the special meeting of Liberty shareholders and a form of proxy card that Liberty’s board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting. References to “you” and “your” in this section are to Liberty shareholders.

Date, Time and Place of Meeting

The special meeting of Liberty shareholders will be held at 5400 Highland Springs Boulevard, Springfield, Missouri 65809, at                                         , local time, on                                         , 2014.

Matters to Be Considered

At the Liberty special meeting, Liberty shareholders will be asked to consider and vote upon the following matters:

•	the Liberty merger proposal; and

•	the Liberty adjournment proposal, if necessary or appropriate, to solicit additional proxies.

Recommendation of Liberty’s Board of Directors

Liberty’s board of directors has determined that the Liberty merger proposal and the transactions contemplated thereby, including the Liberty merger, are in the best interests of Liberty and its shareholders, has approved and adopted the Liberty merger agreement and unanimously recommends that you vote “FOR” the Liberty merger proposal and “FOR” the Liberty adjournment proposal, if necessary or appropriate. See “The Liberty Merger—Liberty’s Reasons for the Merger; Recommendation of Liberty’s Board of Directors” for a more detailed discussion of Liberty’s board of directors’ recommendations.

Record Date and Quorum

The Liberty board of directors has fixed the close of business on                                         , as the record date for determining the holders Liberty common stock entitled to receive notice of and to vote at the Liberty special meeting.

As of the Liberty record date, there were                                          shares of Liberty common stock outstanding and entitled to vote at the Liberty special meeting held by approximately                                          holders of record. Each share of Liberty common stock entitles the holder to one vote at the Liberty special meeting on each proposal to be considered at the Liberty special meeting.

The presence (in person or by proxy) of Liberty shareholders entitled to cast a majority of votes at the Liberty special meeting will constitute a quorum for the transaction of business. All shares of Liberty common stock, whether present in person or represented by proxy, including abstentions, if any, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the Liberty special meeting.

Required Vote; Treatment of Abstentions and Failure to Vote

To approve the Liberty merger proposal, two-thirds of the outstanding shares of Liberty common stock and entitled to vote thereon must be voted in favor of such proposal. To approve the Liberty adjournment proposal, a majority of the shares of Liberty common stock represented at the special meeting must be voted in favor of the proposal. If you mark “ABSTAIN” on your proxy card, fail to either submit a proxy or vote in person at the

Liberty special meeting or fail to instruct your bank or broker how to vote with respect to the Liberty merger proposal, it will have the same effect as a vote “AGAINST” the proposal. If you mark “ABSTAIN” on your proxy card, or fail to instruct your bank or broker how to vote, with respect to the Liberty adjournment proposal, it will have the same effect as a vote “AGAINST” the proposal. If you are a “street name” holder and fail to either submit a proxy card entirely or vote in person at the Liberty special meeting, it will have no effect on the Liberty adjournment proposal.

Shares Held by Officers and Directors

As of the record date, there were                                          shares of Liberty common stock entitled to vote at the special meeting. Also as of the record date, the directors and executive officers of Liberty and their affiliates beneficially owned and were entitled to vote approximately                                          shares of Liberty common stock, representing approximately                                         % of the shares of Liberty common stock outstanding on that date. Liberty currently expects that Liberty’s directors and executive officers will vote their shares in favor of the Liberty merger proposal and the Liberty adjournment proposal, although none of them has entered into any agreements obligating them to do so. As of the record date, Simmons and its directors and executive officers beneficially held no shares of Liberty common stock.

Voting on Proxies; Incomplete Proxies

A Liberty shareholder may vote by proxy or in person at the Liberty special meeting. If you hold your shares of Liberty common stock in your name as a shareholder of record, to submit a proxy, you, as a Liberty shareholder, may vote by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Liberty requests that Liberty shareholders vote by completing and signing the accompanying proxy card and returning it to Liberty as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is returned properly executed, the shares of Liberty common stock represented by it will be voted at the Liberty special meeting in accordance with the instructions contained on the proxy card. If any proxy card is returned without indication as to how to vote, the shares of Liberty common stock represented by the proxy card will be voted as recommended by the Liberty board of directors.

If a Liberty shareholder’s shares are held in “street name” by a broker, bank or other nominee, the shareholder should check the voting form used by that firm to determine how to vote.

Every Liberty shareholder’s vote is important. Accordingly, each Liberty shareholder should sign, date and return the enclosed proxy card, whether or not the Liberty shareholder plans to attend the Liberty special meeting in person. Sending in your proxy card will not prevent you from voting your shares personally at the meeting, since you may revoke your proxy at any time before it is voted.

Shares Held in “Street Name”; Broker Non-Votes

Under stock exchange rules, banks, brokers and other nominees who hold shares of Liberty common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine,” without specific instructions from the beneficial owner. Liberty expects that all proposals to be voted on at the Liberty special meeting will be “non-routine” matters. Broker non-votes are shares held by a broker, bank or other nominee that are represented at the Liberty special meeting, but with respect to which the broker or nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the broker does not have discretionary voting power on such proposal. If your broker, bank or other nominee holds your shares of Liberty common stock in “street name,” your broker, bank or other nominee will vote your shares of Liberty common stock only if you provide instructions on how to vote by complying with the voter instruction form sent to you by your broker, bank or other nominee with this joint proxy statement/prospectus.

Revocability of Proxies and Changes to a Liberty Shareholder’s Vote

If you hold stock in your name as a shareholder of record, you may revoke any proxy at any time before it is voted by (1) signing and returning a proxy card with a later date, (2) delivering a written revocation letter to Liberty’s corporate secretary, or (3) attending the special meeting in person, notifying the corporate secretary and voting by ballot at the special meeting.

Any shareholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying Liberty’s corporate secretary) of a shareholder at the special meeting will not constitute revocation of a previously given proxy.

Written notices of revocation and other communications about revoking your proxy card should be addressed to:

Liberty Bancshares, Inc.

4625 South National Avenue

Springfield, Missouri 65810

Attention: Corporate Secretary

If your shares are held in “street name” by a bank or broker, you should follow the instructions of your bank or broker regarding the revocation of proxies.

Solicitation of Proxies

Liberty is soliciting your proxy in conjunction with the Liberty merger. Liberty will bear the entire cost of soliciting proxies from you. In addition to solicitation of proxies by mail, Liberty will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of Liberty common stock and secure their voting instructions. Liberty will reimburse the record holders for their reasonable expenses in taking those actions. If necessary, Liberty may use its directors and several of its regular employees, who will not be specially compensated, to solicit proxies from the Liberty shareholders, either personally or by telephone, facsimile, letter or electronic means.

Attending the Meeting

All Liberty shareholders as of the record date, or their duly appointed proxies, may attend the Liberty special meeting. Registration and seating will begin at                                         , local time.

If you hold your shares of Liberty common stock in your name as a shareholder of record and you wish to attend the Liberty special meeting, please bring your proxy card and evidence of your stock ownership, such as your most recent account statement, to the Liberty special meeting. You should also bring valid picture identification. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted will be superseded by any vote that you cast at the Liberty special meeting.

If your shares of Liberty common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the Liberty special meeting, you need to bring a letter from the record holder of your shares confirming your ownership and a valid photo identification. Liberty reserves the right to refuse admittance to anyone without proper proof of share ownership and without valid photo identification.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this joint proxy statement/prospectus is being delivered to shareholders residing at the same address, unless such shareholders have notified Liberty of their desire to receive multiple copies of the joint proxy statement/prospectus.

Liberty will promptly deliver, upon oral or written request, a separate copy of the joint proxy statement/prospectus to any shareholder residing at an address to which only one copy of such document was mailed. Requests for additional copies should be directed to Liberty’s corporate secretary, Pat Sechler, at 4625 South National Avenue, Springfield, Missouri 65810 or by telephone at (417) 875-2451.

Assistance

If you need assistance in completing your proxy card, have questions regarding Liberty’s special meeting, or voting by mail or would like additional copies of this joint proxy statement/prospectus, please contact Liberty’s chief financial officer, Caroline Butler, at 4625 South National Avenue, Springfield, Missouri 65810 or by telephone at (417) 875-2451.

INFORMATION ABOUT SIMMONS

Company Overview

Simmons is a financial holding company registered under the BHC Act. Simmons is headquartered in Arkansas and as of March 31, 2014, had total assets of $4.4 billion, loans of $2.3 billion, deposits of $3.7 billion and equity capital of $407 million. Simmons conducts its banking operations through 103 branches or financial centers located in 56 communities in Arkansas, Missouri and Kansas.

Simmons is committed to the community bank model, as it believes it encourages local customer engagement and local decision making, thereby producing a more responsive and satisfactory experience for its customers. Simmons also believes its model empowers its bankers to enhance shareholder value through developing and growing holistic customer relationships. As Simmons focuses on the communities in which it primarily operates, it provides a wide range of consumer and commercial loan and deposit products to individuals and businesses in its core markets. Simmons also has developed through its experience and scale and through acquisitions, including the pending acquisitions that are the subject of this joint proxy statement/prospectus, specialized products and services that are in addition to those offered by the typical community bank and that are provided in many cases to customers beyond its core market area. Those products include credit cards, trust services, investments, agricultural finance lending, equipment lending, insurance, consumer finance and SBA lending.

Simmons seeks to build shareholder value by (1) focusing on strong asset quality, (2) maintaining strong capital and liquidity, (3) opportunistically growing its business, both organically and through acquisitions of financial institutions, and (4) improving its operational efficiency.

Simmons common stock is traded on the NASDAQ Global Select Market under the symbol “SFNC.” Simmons’ principal executive offices are located at 501 Main Street, Pine Bluff, Arkansas 71601, and its telephone number is (870) 541-1000. Simmons also has corporate offices in Little Rock, Arkansas.

Additional information about Simmons and its subsidiaries is included in documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Growth Strategies

Simmons organic growth strategy includes pursuing cross-selling opportunities and expanding opportunistically in markets with attractive fundamental economic characteristics and market demographics. Upon entering a new market, Simmons seeks to identify and build a team of experienced, successful bankers with market-specific knowledge to lead its operations in that market. Generally, members of Simmons’ senior management team are familiar with these individuals based on prior work experience and reputation, and believe in the ability of such individuals to successfully execute its business model. Simmons also assembles non-voting advisory boards in select markets comprised of advisory directors representing a broad spectrum of business experience and community involvement in those markets.

Simmons actively seeks to expand its operations through acquisitions. In recent years, Simmons has expanded its footprint by acquiring five financial institutions through four FDIC-assisted transactions and one transaction conducted pursuant to Section 363 of the United States Bankruptcy Code. These acquisitions resulted in the addition (on a net basis) of 36 of Simmons’ current 103 branches, which are located in 26 of the 56 communities in which it presently conducts operations. Simmons views its acquisition activity as an important component of its growth strategy and intends to be opportunistic in pursuing future acquisitions.

The table below sets forth certain information related to the acquisitions that Simmons has completed since 2010.

Recent Acquisitions
			Fair Value on Acquisition Date (in thousands)
Year Acquired	Acquired Bank	Markets Served	Assets	Loans	Deposits
2013	Metropolitan National Bank	Central/Northwest Arkansas	$883,664	$457,372	$837,507
2012	Excel Bank of Sedalia, MO	Central Missouri, Kansas City and St. Louis metropolitan areas	180,536	99,299	168,592
2012	Truman Bank of St. Louis, MO	St. Louis, Missouri	253,174	130,536	228,553
2010	Security Savings Bank, FSB	Kansas City metropolitan area, Wichita and Salina, Kansas	457,639	219,158	338,237
2010	Southwest Community Bank	Springfield, Missouri	101,990	40,177	97,340

Simmons recently entered into binding agreements to acquire three financial institutions, Delta Trust, Community First and Liberty, which are referred to collectively as the pending acquisitions. For information as to the pro forma effects of the pending acquisitions on Simmons’ consolidated financial performance, see “Unaudited Pro Forma Condensed Combined Financial Statements.” Completion of each of the pending acquisitions is subject to satisfaction of customary closing conditions, including regulatory approvals and approval by the shareholders of the acquired institution and, in the case of the pending acquisitions of Community First and Liberty, Simmons shareholders. Simmons shareholders are not required to vote on the Delta Trust merger. Simmons anticipates closing the pending acquisition of Delta Trust in the third quarter of 2014 and closing the pending acquisitions of Community First and Liberty in the fourth quarter of 2014.

The table below sets forth certain financial information as of March 31, 2014, with respect to the pending acquisitions.

Pending Acquisitions
			As of March 31, 2014 (in thousands)
Announcement Date	Institution to be Acquired	Markets Served	Assets	Net Loans	Deposits
May 27, 2014	Liberty Bancshares, Inc.	Southwest Missouri	$1,062,256	$797,859	$885,097
May 6, 2014	Community First Bancshares, Inc.	Tennessee	1,937,830	1,105,113	1,589,878
March 24, 2014	Delta Trust & Banking Corporation	Arkansas	444,062	322,230	387,875

Delta Trust & Banking Corporation

In addition to the merger agreements with Community First and Liberty, on March 24, 2014, Simmons entered into the Delta Trust merger agreement. Delta Trust is headquartered in Little Rock, Arkansas and currently operates 10 financial centers, three in Little Rock, Arkansas, one in Conway, Arkansas, two in northwest Arkansas and four in southeast Arkansas.

Under the terms of Simmons’ agreement to acquire Delta Trust, each outstanding share of Delta Trust common stock and common stock equivalent will be converted into the right to receive 15.1428 shares of Simmons common stock or the right to receive cash, provided that the aggregate cash consideration paid to Delta Trust shareholders will not exceed $10,052,331, and the number of shares of Simmons common stock to be issued will not exceed 1,695,898, subject to certain conditions and potential adjustments.

Community First Bancshares, Inc.

Under the terms of the Community First merger agreement, each outstanding share of Community First common stock and common stock equivalent will be converted into the right to receive 17.8975 shares of Simmons common stock, subject to certain conditions and potential adjustments. Simmons expects to issue approximately 6,624,000 shares of Simmons common stock in connection with the acquisition of Community First. In addition, Simmons will assume approximately $27.1 million of subordinated debentures that Community First issued in connection with its prior issuance of trust preferred securities, and Simmons will replace 30,852 shares of Community First Series C preferred stock held by the U.S. Treasury by issuing an equal number of shares of Simmons Series A preferred stock.

Liberty Bancshares, Inc.

Under the terms of the Liberty merger agreement, each outstanding share of Liberty common stock and common stock equivalent will be converted into the right to receive 1.0 share of Simmons common stock, subject to certain conditions and potential adjustments. Simmons expects to issue 5,247,187 shares of Simmons common stock in connection with the acquisition of Liberty. Under the terms of the Liberty merger agreement, each outstanding share of Liberty common stock and common stock equivalent will be converted into the right to receive 1.0 share of Simmons common stock, subject to certain conditions and potential adjustments. In addition, Simmons will assume approximately $20.6 million of subordinated debentures that Liberty issued in connection with its prior issuance of trust preferred securities.

Recent Developments

On July 17, 2014, Simmons announced net income of $9.9 million for the second quarter of 2014, an increase of $3.3 million, or 50.7%, compared to the same quarter last year. Diluted earnings per share were $0.60, an increase of $0.20, or 50.0%.

Year-to-date net income was $14.3 million, an increase of $1.7 million, or 14.0%, compared to the same period of 2013. Year-to-date diluted earnings per share were $0.87, an increase of $0.11, or 14.5%.

Total loans, including those acquired, were $2.4 billion at June 30, 2014, an increase of $512 million, or 27.3%, compared to the same period in 2013. Acquired loans increased by $293 million, net of discounts, while legacy loans (all loans excluding acquired loans) grew $218 million, or 13.2%.

At June 30, 2014, total deposits were $3.6 billion, an increase of $829 million, or 29.5%, compared to the same period in 2013. Total non-time deposits totaled $2.6 billion, or 72% of total deposits.

At June 30, 2014, shareholders’ equity was $414 million and book value per share was $25.36. Simmons’ ratio of shareholders’ equity to total assets was 9.6%.

INFORMATION ABOUT COMMUNITY FIRST

Company Overview

Community First is a bank holding company registered under the BHC Act. Community First is headquartered in Union City, Tennessee and as of March 31, 2014, had total assets of $1.9 billion, loans of $1.1 billion, deposits of $1.6 billion and equity capital of $169.3 million. Community First conducts its banking operations through 31 branches or financial centers located in 25 communities in Tennessee.

Community First is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. Community First operates through its wholly owned bank subsidiary, First State Bank, which was founded in 1887, and is the fifth largest bank headquartered in Tennessee based on deposits.

Community First and its subsidiaries are subject to comprehensive regulation, examination and supervision by federal and state banking regulators, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

The main offices of Community First are presently located in an office building located at 115 West Washington Avenue, Union City, Tennessee 38261, which is owned by First State Properties, Inc., a subsidiary of First State Bank. The branch locations and other offices of affiliates are either owned by First State Properties, Inc. or leased. Community First has 17 directors, 484 full-time employees and 21 part-time employees.

Community First’s principal executive offices are located at 115 West Washington Avenue, Union City, Tennessee 38261, and its telephone number is (731) 886-8800.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Consolidated historical financial statements for Community First as of December 31, 2013 and 2012 and for the three years ended December 31, 2013, and as of March 31, 2014 and 2013, and for the three months then ended, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included as Annex J to this joint proxy statement/prospectus.

INFORMATION ABOUT LIBERTY

Company Overview

Liberty is a bank holding company registered under the BHC Act. Liberty is headquartered in Springfield, Missouri and as of March 31, 2014, had total assets of $1.1 billion, loans of $811 million, deposits of $885 million and equity capital of $101 million. Liberty conducts its banking operations through 24 branches or financial centers located in 16 communities in Missouri.

Liberty is a community-focused financial institution that offers a full range of financial services to individuals, businesses, municipal entities, and nonprofit organizations in the communities that it serves. These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services, consumer finance, insurance, mortgage lending, and SBA lending. Liberty operates through its wholly owned bank subsidiary, Liberty Bank, which was founded in 1995, and is the 10th largest bank headquartered in Missouri based on deposits.

Liberty and its subsidiaries are subject to comprehensive regulation, examination and supervision by federal and state banking regulators, and are subject to numerous laws and regulations relating to their operations, including, among other things, permissible activities, capital adequacy, reserve requirements, standards for safety and soundness, internal controls, consumer protection, anti-money laundering, and privacy and data security.

Liberty’s principal executive offices are located at 4625 South National Avenue, Springfield, Missouri 65810, and its telephone number is (417) 888-3000.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Consolidated historical financial statements for Liberty as of December 31, 2012 and 2013 and for the three years ended December 31, 2013, and as of March 31, 2013 and 2014, and for the three months then ended, and the related Management’s Discussion and Analysis of Financial Condition and Results of Operations are included as Annex K to this joint proxy statement/prospectus.

THE COMMUNITY FIRST MERGER

The following discussion contains material information about the Community First merger. This discussion is subject, and qualified in its entirety by reference, to the Community First merger agreement attached as Annex A to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the Community First merger agreement attached as Annex A, for a more complete understanding of the Community First merger.

This proposal will be considered and voted upon by the Simmons common shareholders at the Simmons special meeting and by the Community First shareholders at the Community First special meeting.

Terms of the Community First Merger

Each of Simmons’ and Community First’s respective boards of directors has unanimously approved and adopted the Community First merger agreement. The Community First merger agreement provides for the merger of Community First with and into Simmons, with Simmons continuing as the surviving corporation. Following completion of the Community First merger, Community First’s wholly owned bank subsidiary, First State Bank, will merge with and into Simmons’ wholly owned bank subsidiary, Simmons First National Bank. Simmons expects the merger of First State Bank and Simmons First National Bank to occur in August 2015. Simmons First National Bank will be the surviving bank in this merger.

In the Community First merger, each share of Community First common stock, $10.00 par value per share, issued and outstanding immediately prior to the effective time of the Community First merger, except for shares of any Community First common stock held by Community First or Simmons and any dissenting shares, will be converted into the right to receive 17.8975 shares of Simmons common stock, $0.01 par value per share. No fractional shares of Simmons common stock will be issued in connection with the Community First merger, and holders of Community First common stock that would otherwise receive a fractional share will be entitled to receive cash in lieu thereof. Community First shareholders and Simmons shareholders are being asked to approve the Community First merger agreement. See “The Merger Agreements” for additional and more detailed information regarding the legal documents that govern the Community First merger, including information about the conditions to the completion of the Community First merger agreement and the provisions for terminating or amending the Community First merger agreement.

In addition to the Community First common stock being exchanged for Simmons common stock, the Community First Series C preferred stock will be exchanged for a new series of Simmons preferred stock designated as Simmons Series A preferred stock, with substantially identical terms, except that Simmons Series A preferred stock will not contain transfer restrictions or be subject to registration rights.

Background of the Community First Merger

Community First and its subsidiaries have been providing financial products and services to its customers since 1887. The organization is a combination of various Tennessee community banks resulting in a $1.9 billion organization in 2014. This growth has accelerated in the last ten years, even during the recent financial crisis, from $622 million at the end of 2003.

As Community First has grown, it has funded its growth through its retained earnings, the issuance of approximately $27.1 million in trust preferred securities, the acquisition of $30.852 million in government funds, first through $20 million from the Troubled Asset Relief Program, or the TARP, and then later replaced by $30.852 million from the SBLF, a $9.9 million common stock private offering in 2007, and a $25.9 million common stock private offering in 2009. Over the years, the board of directors and management of Community First have focused on continuing the growth of the organization and discussed often at regular board meetings and strategic planning sessions the various alternatives to fund this growth with additional equity. In addition, the board of directors and management of Community First believe that federal bank supervisory policy is strongly encouraging financial institutions to increase the required minimum capital ratios of all financial institutions, thereby creating the need for additional equity even without future growth.

The Simmons board of directors has from time to time engaged with senior management of Simmons in strategic reviews, and has considered ways to enhance its performance and prospects in light of competitive and other relevant developments. These strategic reviews by the Simmons board of directors has focused on, among other things, the business environment facing financial institutions generally, the business environments in the markets that Simmons serves and markets with in a 350-mile radius of Central Arkansas, as well as conditions and ongoing consolidation in the financial services industry. As part of its growth strategy, the management and board of directors of Simmons have, from time to time, explored acquisition opportunities with banks that have a similar conservative, community banking philosophy to that of Simmons and that are headquartered within a 350-mile radius of Central Arkansas.

The board of directors and management of Community First have discussed on a periodic basis how the organization can create liquidity for its shareholders. As a privately held, non-traded company with its common stock held by a small number of shareholders, the shares of Community First common stock are rarely traded, and there is no public trading market. In addition, as shares of Community First common stock begin to pass from generation to generation, there is an increasing need for the shareholders to be able to sell their shares or at least establish a market value for estate planning purposes.

In order to address both the need for additional equity and liquidity for its shareholders, the board of directors and management of Community First began in July 2011 investigating and discussing various alternatives to increase equity and create liquidity for its shareholders. One alternative discussed was to conduct an initial public offering which would result in the shares of Community First common stock being registered with the SEC and then market makers being engaged to trade its common stock on an established securities exchange. The board of directors and management of Community First discussed the fact that institutional investors and additional retail customers would need to become interested in Community First common stock in order to create an active trading market. The cost of the initial public offering process and the ongoing cost of being a publicly traded company were major factors considered by the board of directors and management of Community First. Since Community First would still be deemed a fairly small institution among other financial institutions that are publicly traded, the ability of Community First to create an active trading market was considered a challenge by the board of directors and management of Community First.

Another method of providing equity and liquidity was to seek a partner with significant capital and which already had shares publicly traded, thereby minimizing the time and expense of executing on an initial public offering. The board of directors and management of Community First believed that the number of acquisitions in the financial services industry had been increasing over the past year, and if Community First decided to participate in a merger process, there seemed to be increasing need to act sooner than later.

In order to evaluate and pursue these two objectives, management of Community First began attending investment conferences where they could not only discuss these issues with officers and directors of financial institutions that have similar goals, but also where they could meet the executive management teams of potential partners. One such conference was the KBW Investor Conference held on August 1, 2012, in New York City, where John C. Clark of Community First was introduced to and had a private breakfast meeting with J. Thomas May, the Chief Executive Officer of Simmons at the time. At the same time, Victor Castro, the Chief Financial Officer of Community First, held a private meeting with Robert Fehlman, the Chief Financial Officer of Simmons. After these meetings, both organizations began to review the public records of the other and become more familiar with each other’s institutions.

Over the course of the next 12 months, senior management of Simmons would periodically update the Simmons board of directors about potential acquisition opportunities that were in markets that Simmons would consider operating in, including existing Simmons markets. Prior to KBW’s Investor Conference in July 2013, senior management of Simmons provided another such update to the Simmons board of directors and identified Community First as a potential partner and noted for the Simmons board of directors that management of Community First was expected to visit with Simmons in September 2013 for a peer bank meeting.

At KBW’s Investor Conference in New York City, on July 30, 2013, representatives of both Community First and Simmons again held private meetings to discuss a possible combination of their organizations. At this same event, representatives of Community First had introductory meetings with other potential acquirors. On August 12 and 13, 2013, six members of the Community First management team traveled to Little Rock, Arkansas, and held peer bank meetings with officers of Simmons. Between August and December 2013 senior management of Simmons updated the Simmons board of directors and its executive committee of its discussions with Community First and other acquisition opportunities. On December 20, 2013, George Makris, CEO-Elect of Simmons, traveled to Union City, Tennessee, and had lunch with some of the officers and directors of Community First. Over the remainder of 2013, phone conversations and communications continued between Community First and Simmons, as well as Community First and some other potential acquirors.

As the discussions by the Community First board of directors continued to include the possibility of a merger, the Community First board of directors on October 15, 2013, decided to formally amend the Community First strategic plan to include an option for selling the institution. To help implement this new provision of the strategic plan, on December 17, 2013, Newell Graham, Chairman of the Community First board of directors, appointed an Ownership Committee consisting of Christopher Kirkland, Joe Porter, Michael Swaim, William Wade, Newell Graham, and John C. Clark, to investigate the equity and liquidity alternatives and then report back to the entire Community First board of directors. During late January and early February of 2014, the Ownership Committee contacted various investment banking firms to discuss their engagement for assisting Community First as its financial advisor in possible merger negotiations. Some interviews were held in Brentwood, Tennessee, during that time period between representatives of investment banking firms, including representatives of KBW based in Richmond, Virginia, and members of the Ownership Committee, including a meeting held on January 13, 2014, at the offices of Crowe Horwath LLP in Brentwood, Tennessee, with representatives of KBW.

From the middle of January through February 2014, the senior management of Simmons kept the Simmons board of directors apprised of acquisition opportunities including with Community First. Senior management of Simmons also discussed the financial considerations of a merger with Community First with its financial advisor Sterne Agee during this period.

On February 11, 2014, the Community First board of directors met and reviewed the activities and recommendations of the Ownership Committee. At this meeting, the Community First board of directors approved (1) engaging KBW as Community First’s financial advisor, (2) executing confidentiality agreements with individual directors and executive officers, (3) special restricted stock and salary grants for selected employees, and (4) the Ownership Committee continuing to work through the process, with KBW, of addressing the equity and liquidity alternatives and then reporting back to the Community First board of directors with their recommendations.

During the remainder of February and the first couple of weeks of March, in accordance with a directive from the Community First board of directors, KBW solicited the interest of various parties in acquiring Community First. A number of mutual nondisclosure agreements were executed, including a mutual nondisclosure agreement with Simmons on February 18, 2014, and various levels of due diligence were conducted by the interested parties. John C. Clark conducted management meetings with a number of interested parties. Up to March 13, 2014, Simmons’ management team conducted preliminary due diligence on Community First and worked with Sterne Agee to draft and submit a non-binding indication of interest to acquire Community First. KBW communicated, on behalf of Community First, a deadline of March 13, 2014, for any interested parties to present indications of interest. Two indications of interest letters were submitted on March 13, one of which was from Simmons, and one additional indication of intent was received from another party on March 14.

On March 17, 2014, representatives of the Ownership Committee and KBW met to discuss the indications of interest submitted, and the Ownership Committee decided to pursue further negotiations exclusively with Simmons at that time. The prospect of a combination with Simmons included the consideration that some members of Community First’s management and its board of directors would continue to play a role in the combined company, thus retaining some measure of local Tennessee influence. Additionally, from a management perspective, the Ownership Committee considered Simmons sharing similar business and banking philosophies.

On March 20, 2014, Messrs. Makris, Bartlett, Fehlman, Casteel, Garner, along with Susan F. Smith, Executive Vice President of Corporate Strategy and Performance of Simmons, held a teleconference with representatives of Sterne Agee and KBW, to discuss the indication of interest submitted by Simmons, the entering into an exclusivity agreement between Simmons and Community First and a timeline and scope of the due diligence process for both Simmons and Community First. On March 21, 2014, Simmons and Community First executed an exclusivity agreement that provided Simmons with the exclusive right to negotiate a transaction with Community First for a period of          days from the date of the exclusivity agreement. Pursuant to the exclusivity agreement, Community First agreed to cease discussions with any other interested party.

During the remainder of March and the month of April, discussions of specific acquisition terms were held between representatives of Community First and Simmons and their respective financial and legal advisors and Simmons conducted a due diligence investigation of Community First. From April 7 to April 11, 2014, members of the Simmons’ management team conducted onsite due diligence of Community First in Brentwood, Tennessee. On April 15, 2014, the Community First board of directors met and was provided an update from the Ownership Committee and a directive to continue conducting the due diligence process on Simmons. On April 21 and 22, 2014, members of the management team of Community First conducted onsite due diligence of Simmons in Pine Bluff and Little Rock, Arkansas. On April 23, 2014, members of the Ownership Committee also conducted onsite due diligence of Simmons in Little Rock, Arkansas.

On April 25, 2014, the first draft of the Community First merger agreement was distributed by Simmons to representatives of Community First. Negotiations of the document were conducted by telephone and e-mail between officers of the banks, between their financial advisors and between their legal counsel. The negotiations were completed late in the evening on May 2, 2014. On April 28, 2014, Mr. Makris provided an update to the executive committee of the Simmons board of directors about the results of its due diligence investigation of Community First and updated the executive committee on the status of the transaction, including an update on the negotiations of the merger agreement. Mr. Makris informed the executive committee that two seats on the Simmons board of directors had been offered to Community First and that certain individuals affiliated with Community First, including their nominees for the Simmons board of directors, would be required to execute lock-up agreements.

On May 5, 2014, the Simmons board of directors held a meeting to consider the terms of the proposed Community First merger. Prior to the meeting, the directors received copies of the draft merger agreement and of the other draft transaction documents, as well as a presentation prepared by its financial advisor, Sterne Agee. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with Community First. Representatives of Sterne Agee reviewed Sterne Agee’s financial analysis of the proposed Community First merger, including discussing the various financial methodologies used in its analysis. Representatives of Sterne Agee then delivered its oral opinion (which was subsequently confirmed in writing by delivery of Sterne Agee’s written opinion dated May 5, 2014) that, as of the date of the Simmons board of directors meeting and based upon and subject to the various factors, assumptions and limitations set forth in its written opinion, the Community First exchange ratio to be paid by Simmons in connection with the Community First merger was fair, from a financial point of view, to Simmons. The full text of the written opinion of Sterne Agee dated May 5, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this joint proxy statement/prospectus. At the meeting, Simmons’ legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the Community First merger agreement and related agreements (including the lock-up agreements), as described elsewhere in this joint proxy statement/prospectus, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

After considering the proposed terms of the Community First merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, including the factors described under “—Simmons’ Reasons for the Community First Merger; Recommendation of Simmons’ Board of Directors,” the Simmons board of directors unanimously determined that the Community First merger was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the directors voted unanimously to approve and adopt the Community First merger agreement and the transactions contemplated thereby and recommended that Simmons shareholders approve the Community First merger agreement.

The Community First board of directors met in a special meeting on May 6, 2014, and received a presentation by the Ownership Committee of the terms of the proposed Community First merger and the results of due diligence of Simmons. Community First’s counsel provided the Community First board of directors with both a written and oral analysis of the proposed Community First merger agreement from a legal perspective. Also at the meeting, KBW, Community First’s financial advisor, reviewed the financial aspects of the proposed merger and rendered an opinion, dated May 6, 2014, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to the holders of Community First common stock. Directors asked questions of management, KBW, and Community First’s counsel. After this discussion, and considering various factors, including the factors described under “—Community First’s Reasons for the Community First Merger; Recommendation of Community First’s Board of Directors,” the Community First board of directors approved unanimously the Community First merger agreement and recommended its approval to the Community First shareholders and the calling of a meeting of the Community First shareholders to consider and vote on the Community First merger agreement upon the effectiveness of the Community First registration statement of which this joint proxy statement/prospectus is a part.

A press release announcing the transaction was released by Simmons on May 6, 2014, and Simmons held an investor conference call that day as well.

Community First’s Reasons for the Merger; Recommendation of Community First’s Board of Directors

The Community First board of directors has determined that the merger is advisable, fair, and in the best interest of Community First and its shareholders. In adopting the Community First merger agreement, the Community First board of directors consulted with its financial advisor regarding the financial aspects of the merger, and with its legal counsel as to its legal duties and the terms of the Community First merger agreement. In arriving at its determination, the Community First board of directors also considered a number of factors, including the following material factors:

•	its familiarity with Community First’s consolidated business, operations, earnings, and financial conditions;

•	its review, with the assistance of Community First’s legal and financial advisors, of the proposed Community First merger, including a review of the business, operations, earnings, and financial conditions of Simmons, as well as the potential results to Community First shareholders from a sale to Simmons;

•	its review of possible affiliation partners other than Simmons, the prospects of such other possible affiliation partners, and the likelihood of any such affiliation;

•	its review of strategic alternatives to such a transaction for Community First and Community First shareholders (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, remaining independent and growing through future acquisitions and conducting an initial public offering for its common stock);

•	the recent business combinations involving financial institutions either announced or completed during the past few years in the United States, the State of Tennessee, and contiguous states, and the effect of such combinations on increased competitive conditions in the Community First’s market area;

•	a comparison of the proposal from Simmons to such recent business combinations involving financial institutions;

•	increasing regulatory and statutory burdens (including increased costs, time commitments, earnings opportunities, among other burdens) on Community First and its subsidiaries as a community banking organization in general and as a result of the particular status of Community First as a $1.9 billion bank holding company;

•	its knowledge of the current environment in the financial services industry, including national, regional and local economic conditions and the interest rate environment, continued consolidation, the uncertainties in the regulatory climate for financial institutions, the current environment for community banks, particularly in Tennessee and contiguous states, and current financial market conditions and the likely effects of these factors on the two companies’ potential growth, development, productivity and strategic options;

•	the complementary aspects of Community First’s and Simmons’ businesses, including customer focus, business orientation and compatibility of the companies’ cultures and management and operating styles, and the potential expense-saving and revenue-enhancing opportunities in connection with the Community First merger and the related potential impact on the combined company’s earnings;

•	Simmons’ successful track record, including, among other things, with respect to the integration of acquisitions;

•	its assessment of the likelihood that the Community First merger would be completed in a timely manner and that the management team of the combined company would be able to successfully integrate and operate the businesses of the combined company after the Community First merger;

•	the financial analyses presented by KBW to the Community First board of directors, and the opinion, dated May 6, 2014, delivered to the Community First board of directors by KBW to the effect that, as of the date of the opinion, and subject to and based on the qualifications and assumptions set forth in the opinion, the Community First exchange ratio was fair, from a financial point of view, to the holders of Community First common stock;

•	the Community First board of directors’ belief that the Community First merger consideration exceeds Community First’s likely value in the absence of a merger, including its potential for future growth, which belief was based on a number of factors, including:

•	the risks and uncertainties associated with maintaining Community First’s performance as a standalone company; and

•	the Community First board of directors’ analysis of other strategic alternatives available to Community First;

•	the greater market capitalization and greater anticipated trading liquidity of Simmons common stock after the transaction in the event Community First shareholders desired to sell the shares of Simmons common stock to be received by them upon completion of the Community First merger;

•	the fact that Community First shareholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to dissenters’ rights under applicable law;

•	management succession alternatives for Community First; and

•	the opportunity for Community First shareholders to exchange their shares of Community First common stock for shares of Simmons common stock in a tax free exchange and resulting in the ownership of a publicly traded stock currently paying a quarterly dividend, giving former Community First shareholders the opportunity to participate as Simmons shareholders in the benefits of the combination and the future performance of the combined company generally.

The foregoing discussion of the information and factors considered by the Community First board of directors is not exhaustive, but includes all material factors considered by the Community First board of directors. In view of the wide variety of factors considered by the Community First board of directors in connection with its evaluation of the Community First merger and the complexity of such matters, the Community First board of directors did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The Community First board of directors discussed the factors described above, asked questions of Community First’s management and Community First’s legal and financial advisors, and reached general consensus that the Community First merger was in the best interests of Community First and Community First shareholders.

In considering the factors described above, individual members of the Community First board of directors may have given different weights to different factors. It should be noted that this explanation of the Community First board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

The Community First board of directors also recommended that the Community First shareholders approve the Community First merger agreement at a meeting of the Community First shareholders to be called for the purpose of considering the Community First merger agreement, and that the President and such other officers of Community First set the specific time and date of the Community First special meeting subject to completion, any necessary regulatory approvals, and delivery of appropriate notices and proxy materials to the Community First shareholders.

The Community First board of directors authorized and empowered the officers of Community First to take all necessary steps which may be required of them or which may be in the best interest of Community First, to complete all transactions necessary or deemed necessary by the officers of Community First with regard, but not limited, to the filing of all necessary regulatory applications, the negotiation of the final terms of the Community First merger agreement or any other necessary agreements, and all other legal, regulatory, and other steps that may become necessary in order to implement the purposes of the resolutions of the Community First board of directors.

For the reasons set forth above, the Community First board of directors has adopted unanimously the Community First merger agreement and believes that it is in the best interests of Community First and the Community First shareholders and unanimously recommends that the Community First shareholders vote “FOR” the Community First merger.

Opinion of Community First’s Financial Advisor

Community First engaged KBW to render financial advisory and investment banking services to Community First, including an opinion to the Community First board of directors as to the fairness, from a financial point of view, to the holders of Community First common stock of the Community First exchange ratio in the proposed Community First merger. Community First selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Community First merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the meeting held on May 6, 2014 at which the Community First board of directors evaluated the proposed Community First merger, KBW reviewed the financial aspects of the proposed Community First merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Community First exchange ratio in the proposed Community First merger was fair, from a financial point of view, to the holders of Community First common stock. The Community First board approved the Community First merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex C to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Community First board of directors (in its capacity as such) in connection with its consideration of the financial terms of the Community First merger. The opinion addressed only the fairness, from a financial point of view, of the Community First exchange ratio in the Community First merger to the holders of Community First common stock. It did not address the underlying business decision of Community First to engage in the Community First merger or enter into the Community First merger agreement. KBW’s opinion did not and does not constitute a recommendation to the Community First board of directors in connection with the Community First merger, and it does not constitute a recommendation to any Community First shareholder or any shareholder of any other entity as to how to vote in connection with the Community First merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Community First merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the Community First merger and the financial and operating condition of Community First and Simmons, including, among other things:

•	a draft, dated May 2, 2014, of the Community First merger agreement (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports for the three years ended December 31, 2013 for Community First;

•	the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of Simmons;

•	the preliminary unaudited financial statements for the quarter ended March 31, 2014 of Community First and Simmons;

•	certain regulatory filings for the three year period ended December 31, 2013 and the three month period ended March 31, 2014 of Community First and its subsidiaries;

•	certain other interim reports and other communications of Community First and Simmons to their respective shareholders; and

•	other financial information concerning the businesses and operations of Community First and Simmons furnished to KBW by Community First and Simmons or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Community First and Simmons;

•	the assets and liabilities of Community First and Simmons;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information of Community First and certain financial and stock market information for Simmons with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of Community First which were prepared by Community First management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Community First board;

•	publicly available consensus “street estimates” of Simmons for 2014 and 2015 (which estimates reflected the pro forma impact of the pending acquisition by Simmons of Delta Trust that was publicly announced on March 24, 2014), as well as assumed long term growth rates based thereon that were prepared and provided to KBW by management of Simmons, all of which information was discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the Community First board;

•	projected balance sheet and capital data of Simmons (giving effect to the Delta Trust acquisition) that were prepared by Simmons’ management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the Community First board; and

•	estimates regarding certain pro forma financial effects of the Community First merger on Simmons (including, without limitation, the cost savings and related expenses expected to result from the Community First merger) that were prepared by Simmons’ management, provided to and discussed with KBW by such management and used and relied upon by KBW at the direction of such management with the consent of the Community First board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Community First and Simmons regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Community First, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Community First.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Community First as to the reasonableness and achievability of the financial and operating forecasts and projections of Community First (and the assumptions and bases therefor) that were prepared by Community First management and provided to and discussed with KBW by such management, and KBW assumed, with the consent of Community First, that such forecasts and projections were reasonably prepared on a basis reflecting the best available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Community First, upon

Simmons’ management as to the reasonableness and achievability of the publicly available consensus “street estimates” of Simmons that KBW was directed to use and the assumed long term growth rates based thereon that were prepared by Simmons’ management and provided to and discussed with KBW by such management, and as to the projected balance sheet and capital data of Simmons (giving effect to the Delta Trust acquisition) that were prepared by Simmons’ management and estimates regarding certain pro forma financial effects of the Community First merger on Simmons that were prepared by Simmons’ management and provided to and discussed with KBW by such management (and the assumptions and bases therefor, including but not limited to the potential cost savings and related expenses expected to result from the Community First merger). In rendering its opinion, KBW assumed, with the consent of the Community First board, that all such information was consistent with (in the case of Simmons “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that such forecasts, estimates and projected data reflected in such information would be realized in the amounts and in the time periods estimated. In connection with its opinion, KBW was not provided with access to, and did not hold any discussions with, Delta Trust management regarding the Delta Trust acquisition or the pro forma impact thereof on Simmons. KBW expressed no view or opinion as to the Delta Trust acquisition (or any terms, aspects or implications of such transaction). KBW assumed, with the consent of Community First, that the Delta Trust acquisition and the related bank subsidiary merger would be consummated as described to KBW by Simmons’ management in the third quarter of 2014.

The forecasts, projections and estimates of Community First and Simmons that were provided to KBW were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective managements of Community First and Simmons, that such forecasts, projections and estimates of Community First and Simmons referred to above, provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material, undisclosed changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Community First or Simmons since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Community First’s consent, that the aggregate allowances for loan and lease losses for Community First and Simmons were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Community First or Simmons, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Community First or Simmons under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the Community First merger and any related transactions would be completed substantially in accordance with the terms set forth in the Community First merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft of the Community First merger agreement that had been reviewed by it) with no adjustments to the Community First exchange ratio or additional forms of consideration;

•	the representations and warranties of each party in the Community First merger agreement and in all related documents and instruments referred to in the Community First merger agreement were true and correct;

•	each party to the Community First merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Community First merger or any related transaction and that all conditions to the completion of the Community First merger would be satisfied without any waivers or modifications to the Community First merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Community First merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Community First, Simmons or the combined entity or the contemplated benefits of the Community First merger, including the cost savings and related expenses expected to result from the Community First merger.

KBW assumed that the Community First merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Community First relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Community First, Simmons, the Community First merger and any related transaction, and the Community First merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the Community First exchange ratio in the Community First merger to the holders of Community First common stock. KBW expressed no view or opinion as to any terms or other aspects of the Community First merger or any related transaction, including without limitation, the form or structure of the Community First merger, any transactions that may be related to the Community First merger, any consequences of the Community First merger to Community First, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Community First merger or otherwise. Further, KBW expressed no view or opinion as to the Delta Trust acquisition, including without limitation any direct or indirect consequence or impact of either the consummation of such acquisition (further to its publicly announced terms (including anticipated timing) or otherwise) or, alternatively, the failure to consummate such acquisition, on Simmons, Community First, the holders of Simmons common stock or Community First common stock, the Community First merger (including any term or aspect thereof) or any related transaction, or the prices, trading range or volume of Simmons common stock. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Community First to engage in the Community First merger or enter into the Community First merger agreement;

•	the relative merits of the Community First merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Community First or the Community First board;

•	the fairness of the amount or nature of any compensation to any of Community First’s officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Community First common stock;

•	the effect of the Community First merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Community First other than the Community First common stock (solely with respect to the Community First exchange ratio in the proposed Community First merger and not relative to the consideration to be received by any other class of securities) or any class of securities of Simmons or any other party to any transaction contemplated by the Community First merger agreement;

•	the actual value of the Simmons common stock to be issued in the Community First merger;

•	the prices, trading range or volume at which Simmons common stock would trade following the public announcement of the Community First merger or the consummation of the Community First merger;

•	whether Simmons has sufficient cash, available lines of credit or other sources of funds to enable it to pay any cash consideration in the Community First merger (as provided in the Community First merger agreement);

•	any advice or opinions provided by any other advisor to any of the parties to the Community First merger or any other transaction contemplated by the Community First merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Community First, Simmons, their respective shareholders, or relating to or arising out of or as a consequence of the Community First merger or any related transaction, including whether or not the Community First merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Community First and Simmons. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Community First board of directors in making its determination to approve the Community First merger agreement and the Community First merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Community First board of directors with respect to the fairness of the Community First exchange ratio. The type and amount of consideration payable in the Community First merger were determined through negotiation between Community First and Simmons and the decision to enter into the Community First merger agreement was solely that of the Community First board.

The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Community First board, but summarizes the material analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed Community First merger of $657.55 per share of Community First common stock based on the Community First exchange ratio in the Community First merger and the closing price of Simmons common stock on May 5, 2014. In addition to the financial analyses described below, KBW reviewed with the Community First board of directors for informational purposes, among other things, an implied transaction price-to-2015 EPS multiple of 11.4x for the proposed Community First merger using the 2015 EPS estimate for Community First provided to KBW by Simmons management, and an implied transaction price to book value multiple for the proposed Community First merger of 175.8% using the book value per share for Community First as of March 31, 2014, in both cases based on the implied transaction value for the proposed Community First merger of $657.55 per share of Community First common stock.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Community First to 17 selected banks headquartered in the Southeast (defined as Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee, Virginia and West Virginia) that were traded on the New York Stock Exchange, New York Stock Exchange Market Equities or NASDAQ with total assets between $1.5 billion and $3.0 billion. KBW also reviewed the market performance of the selected companies.

The selected companies included in Community First’s “peer” group were:

1st United Bancorp, Inc.	Bank of Kentucky Financial Corporation
Capital City Bank Group, Inc.	CommunityOne Bancorp
Farmers Capital Bank Corporation	Fidelity Southern Corporation
First Community Bancshares, Inc.	Hampton Roads Bankshares, Inc.
HomeTrust Bancshares, Inc.	MidSouth Bancorp, Inc.
NewBridge Bancorp	Park Sterling Corporation
Seacoast Banking Corporation of Florida	Square 1 Financial, Inc.
State Bank Financial Corporation	Stock Yards Bancorp, Inc.
Yadkin Financial Corporation

To perform this analysis, KBW used last-twelve-months, or LTM, and other financial information as of or for the period ended March 31, 2014 and market price information as of May 5, 2014. KBW also used 2014 and 2015 earnings estimates for the selected companies taken from consensus “street” estimates. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Community First’s historical financial statements, or the data presented under “The Community First Merger—Opinion of Simmons’ Financial Advisor,” “The Liberty Merger—Opinion of Simmons’ Financial Advisor” and “The Liberty Merger—Opinion of Liberty’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Community First and the selected companies in its “peer” group:

		Peer Group
	Community First	Mean	Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	1.06%	0.77%	0.74%	0.54%	1.06%
LTM Core Return on Average Equity (1)	12.29%	7.23%	6.63%	4.12%	10.43%
LTM Net Interest Margin	3.48%	4.10%	3.79%	3.45%	4.08%
LTM Efficiency Ratio	63%	72%	72%	77%	65%

(1)	Excludes gain/loss on sale of securities, extraordinary items, and non-recurring items.

KBW’s analysis also showed the following ratios concerning the financial condition of Community First and the selected companies in its “peer” group:

		Peer Group
	Community First	Mean	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	6.99%	9.85%	9.34%	8.05%	10.03%
Leverage Ratio	10.38%	10.87%	10.60%	10.00%	11.73%
Total Capital Ratio	17.86%	16.72%	15.58%	14.26%	18.22%
Gross Loans / Deposits	71.0%	78.3%	79.7%	69.8%	87.7%
Loan Loss Reserves / Gross Loans	1.42%	1.59%	1.57%	1.29%	1.90%
Non-Performing Assets(1) / Gross Loans + Other Real Estate Owned	1.15%	3.65%	2.58%	6.10%	1.39%
LTM Net Charge Offs / Average Loans	0.02%	0.37%	0.28%	0.47%	0.18%

(1)	Non-Performing Assets include nonaccrual loans, troubled debt restructurings, or TDRs, and other real estate owned. Covered assets were excluded to the extent discernible.

In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of the selected companies in Community First’s “peer” group (excluding the impact of certain selected company LTM earnings per share, or EPS, multiples considered to be not meaningful because they were negative or greater than 30.0x):

Peer Group
Mean	Median	25th Percentile	75th Percentile
One-Year Stock Price Change	19.2%	16.3%	10.7%	27.5%
One-Year Total Return	20.3%	17.1%	12.0%	30.5%
Stock Price / Book Value Per Share	132.6%	123.5%	106.9%	154.1%
Stock Price / Tangible Book Value Per Share	149.9%	143.8%	120.4%	168.1%
Stock Price / LTM EPS	16.0	x	14.5	x	12.3	x	18.4%
Stock Price / 2014 EPS	18.6	x	19.7	x	13.0	x	22.3	x
Stock Price / 2015 EPS	14.3	x	12.8	x	12.0	x	14.9%
Stated Dividend Yield	1.0%	0.6%	0.0%	1.8%
LTM Dividend Payment Ratio	15.1%	15.4%	0.0%	26.2%

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Simmons to 19 selected banks traded on the New York Stock Exchange, NYSE MKT Equities or NASDAQ headquartered in the Southeast with total assets between $3.0 billion and $10.0 billion.

The selected companies included in Simmons’ “peer” group were:

Ameris Bancorp	Bank of the Ozarks, Inc.
BNC Bancorp	Capital Bank Financial Corp.
Cardinal Financial Corporation	CenterState Banks, Inc.
City Holding Company	Community Trust Bancorp, Inc.
First Bancorp	First Financial Holdings, Inc.
First NBC Bank Holding Company	Home BancShares, Inc.
Pinnacle Financial Partners, Inc.	Renasant Corporation
Republic Bancorp, Inc.	TowneBank
Union Bankshares Corporation	United Community Banks, Inc.
WesBanco, Inc.

To perform this analysis, KBW used LTM and other financial information as of or for the period ended March 31, 2014 (except as noted in the case of Simmons) and market price information as of May 5, 2014. KBW also used 2014 and 2015 earnings estimates for Simmons and the selected companies taken from consensus “street” estimates. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Simmons’ historical financial statements, or the data presented under the section “The Community First Merger—Opinion of Simmons’ Financial Advisor,” “The Liberty Merger—Opinion of Simmons’ Financial Advisor” or “The Liberty Merger—Opinion of Liberty’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Simmons and the selected companies in its “peer” group:

		Peer Group
	Simmons	Mean	Median	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	0.78%	1.01%	0.90%	0.74%	1.15%
LTM Core Return on Average Equity (1)	7.23%	8.50%	8.46%	6.76%	9.95%
LTM Net Interest Margin	4.38%	4.18%	4.18%	3.57%	4.69%
LTM Efficiency Ratio	71%	62%	66%	68%	59%

(1)	Excludes gain/loss on sale of securities, extraordinary items, and non-recurring items.

KBW’s analysis also showed the following ratios concerning the financial condition of Simmons and the selected companies in its “peer” group:

		Peer Group
	Simmons (1)	Mean	Median	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	7.28%	9.47%	9.25%	7.64%	9.99%
Leverage Ratio	8.10%	10.88%	10.67%	9.42%	11.51%
Total Risk-Based Capital / Risk-Weighted Assets	12.68%	15.27%	13.97%	13.11%	16.94%
Gross Loans / Deposits	66.8%	87.4%	87.5%	82.8%	92.0%
Loan Loss Reserves / Gross Loans	1.13%	1.19%	1.17%	1.00%	1.31%
Non-Performing Assets(2) / Gross Loans + Other Real Estate Owned	3.31%	2.21%	2.04%	3.08%	1.26%
LTM Net Charge-Offs / Average Loans	0.23%	0.34%	0.22%	0.36%	0.19%

(1)	Based on estimated capital and balance sheet data of Simmons as of June 30, 2014 pro forma for Simmons’ pending acquisition of Delta Trust, provided to KBW by Simmons’ management.
(2)	Non-Performing Assets include nonaccrual loans, TDRs and other real estate owned. Covered assets were excluded to the extent discernible.

In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of Simmons and the selected companies in its “peer” group (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x):

			Peer Group
	Simmons (1)		Mean		Median		25th Percentile		75th Percentile
One-Year Stock Price Change	54.0%		31.8%		33.8%		16.4%		44.7%
One-Year Total Return	58.4%		33.8%		34.3%		19.2%		46.2%
Stock Price / Book Value Per Share (1)	139.2%		150.2%		139.5%		114.2%		160.6%
Stock Price / Tangible Book Value Per Share (1)	190.0%		194.3%		180.2%		150.1%		219.8%
Stock Price / LTM EPS	27.6	x	19.7	x	20.7	x	13.9	x	23.1	x
Stock Price / 2014 EPS	16.1	x	15.8	x	15.3	x	13.4	x	17.3	x
Stock Price / 2015 EPS	12.8	x	13.5	x	12.9	x	12.0	x	14.7	x
Stated Dividend Yield	2.4%		1.6%		1.5%		0.7%		2.5%
LTM Dividend Payout Ratio	63.9%		28.9%		32.7%		16.3%		43.7%

(1)	Based on estimated book value per share and tangible book value per share of Simmons common stock as of June 30, 2014 pro forma for Simmons’ pending acquisition of Delta Trust, provided to KBW by Simmons’ management.

No company used as a comparison in the above selected companies analyses is identical to Community First or Simmons. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 18 selected bank and thrift transactions in the Southeast announced after January 1, 2013 with acquirors traded on the New York Stock Exchange, NYSE MKT Equities or NASDAQ and disclosed transaction values greater than $50 million. Terminated transactions, mergers of equals and transactions with non-U.S. domiciled buyers were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Seacoast Banking Corporation of Florida	BANKshares, Inc.
Simmons First National Corporation	Delta Trust & Banking Corporation
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
CenterState Banks, Inc.	First Southern Bancorp, Inc.
Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
HomeTrust Bancshares, Inc.	Jefferson Bancshares, Inc.
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares, Inc.
NewBridge Bancorp	CapStone Bank
Cardinal Financial Corporation	United Financial Banking Companies, Inc.
CenterState Banks, Inc.	Gulfstream Bancshares, Inc.
First Federal Bancshares of Arkansas, Inc.	First National Security Company
Home BancShares, Inc.	Liberty Bancshares, Inc.
Union First Market Bankshares	StellarOne Corporation
SCBT Financial Corporation	First Financial Holdings, Inc.
Renasant Corporation	First M&F Corporation
United Bankshares, Inc.	Virginia Commerce Bancorp, Inc.
Bank of the Ozarks, Inc.	First National Bank of Shelby

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

•	Tangible book value per share of the acquired company;

•	Core deposit premium, which refers to a transaction’s value less the target’s tangible common equity as a percentage of its core deposits (total deposits less time deposits greater than $100,000); and

•	LTM EPS of the acquired company.

The above transaction multiples for the selected transactions were compared with the corresponding transaction multiples for the proposed Community First merger based on the implied transaction value for the proposed Community First merger of $657.55 per share of Community First common stock and using historical financial information for Community First as of March 31, 2014.

The results of the analysis (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x) are set forth in the following table:

			Selected Transactions
	Simmons/ Community First Merger		Mean		Median		25th Percentile		75th Percentile
Transaction Price / Tangible Book Value per Share	180.0%		148%		146%		134%		165%
Transaction Price / Core Deposit Premium	8.3%		6.3%		6.3%		3.9%		10.6%
Transaction Price / LTM EPS	11.9	x	15.0	x	15.3	x	12.7	x	17.0	x

KBW also reviewed publicly available information related to 13 selected bank and thrift transactions throughout the United States announced after January 1, 2013 with acquirors traded on the New York Stock Exchange, NYSE MKT Equities or NASDAQ and disclosed transaction values greater than $100 million. Terminated transactions and mergers of equals were excluded from the selected transactions. The transactions included in the group were:

Acquiror:	Acquired Company:
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Southside Bancshares, Inc.	OmniAmerican Bancorp Inc.
Chemical Financial Corporation	Northwestern Bancorp
Eastern Bank Corporation	Centrix Bank & Trust
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
CenterState Banks, Inc.	First Southern Bancorp, Inc.
Yadkin Financial Corporation	VantageSouth Bancshares, Inc.
BancorpSouth, Inc.	Central Community Corporation
Center Bancorp, Inc.	ConnectOne Bancorp, Inc.
TriCo Bancshares	North Valley Bancorp
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares Corp.
Old National Bancorp	United Bancorp, Inc.

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

•	Tangible book value per share of the acquired company;

•	Core deposit premium; and

•	LTM EPS of the acquired company.

The above transaction multiples for the selected transactions were compared with the corresponding transaction multiples for the proposed Community First merger based on the implied transaction value for the proposed Community First merger of $657.55 per share of Community First common stock and using historical financial information for Community First as of March 31, 2014.

The results of the analysis (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x) are set forth in the following table:

			Selected Transactions
	Simmons/ Community First Merger		Mean		Median		25th Percentile		75th Percentile
Transaction Price / Tangible Book Value per Share	180.0%		173%		179%		160%		185%
Transaction Price / Core Deposit Premium	8.3%		10.8%		11.9%		7.6%		13.0%
Transaction Price / LTM EPS	11.9	x	17.3	x	16.6	x	15.2	x	20.3	x

No company or transaction used as a comparison in the above selected transaction analyses is identical to Community First or the proposed Community First merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Simmons (giving effect to its pending acquisition of Delta Trust) and Community First to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) estimated balance sheet data for Simmons as of June 30, 2014 provided by Simmons’ management and balance sheet data for Community First as of March 31, 2014, and (ii) 2015 net income consensus “street” estimates for Simmons and 2015 net income estimates provided by Simmons’ management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Simmons and Community First’s shareholders in the combined company based on the Community First exchange ratio in the proposed Community First merger:

	Simmons (1) as a % of total	Community First as a % of total
Balance Sheet:
Assets	71.4%	28.6%
Gross Loans	70.7%	29.3%
Deposits	71.9%	28.1%
Equity	73.4%	26.6%
Tangible Equity	67.4%	32.6%
Tangible Common Equity	71.7%	28.3%

Income Statement:
LTM Net Income Available to Common	51.4%	48.6%
Estimated 2015 Net Income	71.2%	28.8%

Ownership:
At 17.8975 Exchange Ratio	72.8%	27.2%

(1)	Balance sheet items pro forma for Simmons’ pending acquisitions of Delta Trust based on data provided by Simmons’ management as of June 30, 2014 and 2015 net income consensus “street estimates” for Simmons reflected the pro forma impact of Simmons’ pending acquisition of Delta Trust expected to close in the third quarter of 2014.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Simmons (giving effect to its pending acquisition of Delta Trust) and Community First. Using closing balance sheet estimates as of December 31, 2014 for Simmons and Community First provided by their respective managements, the 2015 consensus “street” earnings estimate for Simmons and an assumed long term growth rate based thereon provided by Simmons’ management, financial forecasts and projections relating to the earnings of Community First provided by Simmons’ management and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by Simmons’ management, KBW analyzed the potential financial impact of the Community First merger on certain projected financial results. This analysis indicated the Community First merger could be accretive to Simmons’ 2015 and 2016 estimated EPS and dilutive to Simmons’ estimated tangible book value per share as of December 31, 2014. Furthermore, the analysis indicated that, pro forma for the proposed Community First merger, Simmons’ Tangible Equity to Tangible Assets, Tier 1 leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of December 31, 2014 could be higher and Simmons’ Tangible Common Equity to Tangible Assets ratio could be lower. For all of the above, the actual results achieved by Simmons following the Community First merger may vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Community First. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Community First prepared, and provided to KBW, by Community First management and assumed discount rates ranging from 11.0% to 16.0%. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Community First could generate over the period from 2014 to 2018 and (ii) the present value of Community First’s implied terminal value at the end of such period. KBW assumed that Community First would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained were assumed to represent dividendable cash flows for Community First. The financial forecasts and projections used by KBW reflected the assumption of Community First management that the redemption of SBLF preferred equity would occur in the first quarter of 2016. In calculating the terminal value of Community First, KBW applied a range of 10.0x to 15.0x estimated 2019 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Community First common stock of approximately $388.62 per share to $694.37 per share, as compared to the implied transaction value for the proposed Community First merger of $657.55 per share of Community First common stock.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Community First.

Miscellaneous. KBW acted as financial advisor to Community First in connection with the proposed Community First merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Community First and Simmons. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Community First or Simmons for its own account and for the accounts of its customers. To the extent KBW had any such position as of the date of KBW’s opinion, it was disclosed to Community First.

Pursuant to the KBW engagement agreement, Community First agreed to pay KBW a cash fee currently estimated to be equal to approximately 1.02% of the aggregate merger consideration based on the closing stock price of Simmons common stock on July 28, 2014 (the actual calculation of KBW’s fee will depend on the aggregate merger consideration based on the average closing price of Simmons common stock over the ten trading days up to and including the closing date of the Community First merger), $250,000 of which fee became payable to KBW upon the rendering of the opinion, and the balance of which is contingent upon the consummation of the Community First merger. Community First also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, during the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Community First, but did not receive compensation for such services. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Simmons and received compensation for such services. KBW served as financial advisor to Simmons in connection with its purchase and assumption of Truman Bank in August 2012. KBW may in the future provide investment banking and financial advisory services to Community First or Simmons and receive compensation for such services.

Simmons’ Reasons for the Community First Merger; Recommendation of Simmons’ Board of Directors

In reaching its decision to approve the Community First merger agreement, the Community First merger and the other transactions contemplated by the Community First merger agreement, the Simmons board of directors consulted with Simmons’ management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Simmons’ and Community First’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Simmons board of directors considered its view that Community First’s business and operations complement those of Simmons and that the Community First merger would result in a combined company with a diversified revenue stream, a well-balanced portfolio and an attractive funding base;

•	its understanding of the current and prospective environment in which Simmons and Community First operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Simmons both with and without the Community First merger;

•	its existing knowledge of Community First’s business and its review and discussions with Simmons’ management concerning the additional due diligence examination of Community First conducted in connection with the Community First merger;

•	the complementary nature of the cultures of the two companies, which Simmons’ management believes should facilitate integration and implementation of the transaction;

•	Community First’s position within the Tennessee banking market;

•	Community First’s traditional community banking services and its specialty product offerings in the areas of consumer finance, insurance, and SBA lending;

•	Community First’s 127-year history of providing financial services to its customers;

•	the anticipated pro forma impact of the transaction on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels;

•	Simmons’ management’s expectation that Simmons will retain its strong capital position upon completion of the transaction;

•	the financial and other terms of the Community First merger agreement, including the fixed exchange ratio, tax treatment and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the opinion of Sterne Agee, dated May 6, 2014, addressed to the Simmons board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Simmons of the Community First merger consideration provided for in the Community First merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under “—Opinion of Simmons’ Financial Advisor”;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Community First’s business, operations and workforce with those of Simmons;

•	the potential risk of diverting management attention and resources from the operation of Simmons’ business and towards the completion of the Community First merger; and

•	the regulatory and other approvals required in connection with the Community First merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the Simmons board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Simmons board of directors. In reaching its decision to approve the Community First merger agreement, the Community First merger and the other transactions contemplated by the Community First merger agreement, the Simmons board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Simmons board of directors considered all these factors as a whole, including discussions with, and questioning of, Simmons’s management and Simmons’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination to approve the Community First merger agreement. It should be noted that this explanation of the Community First board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Simmons’ Financial Advisor

On March 21, 2014, Simmons executed an engagement agreement with Sterne Agee. Sterne Agee’s engagement encompassed assisting Simmons in analyzing, structuring, negotiating and effecting a transaction between Simmons and Community First. Sterne Agee, a nationally recognized investment banking firm with offices throughout the United States, has substantial experience in transactions similar to the Community First merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises.

On May 5, 2014 the Simmons board of directors held a meeting to evaluate the proposed merger of Community First and Simmons. At this meeting, Sterne Agee reviewed the financial aspects of the proposed Community First merger with the Simmons board and rendered an oral opinion (subsequently confirmed in writing), to the Simmons board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the Community First exchange ratio was fair from a financial point of view, to Simmons. The full text of Sterne Agee’s opinion is attached as Annex C to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sterne Agee in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Simmons common stock are urged to read the entire opinion carefully in connection with their consideration of the Community First merger.

Sterne Agee’s opinion speaks only as of the date of the opinion, and Sterne Agee has undertaken no obligation to update or revise its opinion. The opinion was directed to the board of directors of Simmons and addresses only the fairness, from a financial point of view, of the consideration to be paid in the Community First merger by Simmons. It does not address the underlying business decision to proceed with the Community First merger. The opinion does not constitute a recommendation to any shareholder of Simmons as to how the shareholder should vote or act with respect to the Community First merger or any related matter. Simmons and Community First determined the Community First exchange ratio through the negotiation process.

In rendering its opinion, Sterne Agee, among other things:

•	Reviewed the Community First merger agreement, dated May 6, 2014;

•	Reviewed certain publicly available financial and business information of Simmons, Community First and their respective affiliates that Sterne Agee deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Simmons and Community First;

•	Reviewed materials detailing the Community First merger prepared by Simmons, Community First and their respective affiliates and by their legal and accounting advisors, as well as by Community First’s financial advisor;

•	Conducted conversations with members of senior management and representatives of both Simmons and Community First regarding the matters described in the bullet points above, as well as their respective businesses and prospects before and after giving effect to the Community First merger;

•	Compared certain financial metrics and stock performance of Simmons and Community First to other selected banks and thrifts that Sterne Agee deemed to be relevant;

•	Analyzed the terms of the Community First merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

•	Analyzed the Community First exchange ratio offered relative to Community First’s book value, tangible book value, and trailing 12-month earnings as of March 31, 2014;

•	Analyzed the projected pro forma impact of the Community First merger on certain projected balance sheet and capital ratios, earnings per share, and tangible book value per share of Simmons;

•	Reviewed the overall environment for depository institutions in the United States; and

•	Conducted such other financial studies, analyses and investigations and took into account such other matters as Sterne Agee deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

Sterne Agee’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Sterne Agee through the date of the opinion. In conducting its review and arriving at its opinion, Sterne Agee relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon management of Simmons and Community First as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and has assumed, with Simmons’ consent, that the aggregate allowance for loan and lease losses for Simmons and Community First was adequate to cover such losses. Sterne Agee did not make or obtain any evaluation or appraisal of the assets or liabilities of Simmons, Community First or their respective affiliates, nor did it examine any individual credit files. Sterne Agee was not asked to and did not undertake any independent verification of any such information, and Sterne Agee did not assume any responsibility or liability for the accuracy and completeness thereof.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by the senior management teams of Simmons and Community First, respectively. Neither Simmons nor Community First publicly discloses internal management projections of the type provided to Sterne Agee in connection with its review of the Community First merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

•	the Community First merger will be completed substantially in accordance with the terms set forth in the Community First merger agreement with no additional payments or adjustments to the Community First exchange ratio;

•	the representations and warranties of each party in the Community First merger agreement and in all related documents and instruments referred to in the Community First merger agreement are true and correct;

•	each party to the Community First merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the Community First merger will be satisfied without any waivers;

•	there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Community First or Simmons since either the date of the last financial statements made available to Sterne Agee and the date of the Community First merger agreement, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Community First or Simmons;

•	all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely manner and without any conditions or requirements that could adversely affect the Community First merger; and

•	the Community First merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the Community First merger will qualify as a tax-free reorganization for United States federal income tax purposes.

Sterne Agee’s opinion is limited to whether the Community First exchange ratio to be paid in the Community First merger by Simmons is fair from a financial point of view to Simmons. Sterne Agee was not asked to, and it did not, offer any opinion as to the terms of the Community First merger agreement or the form of the Community First merger or any aspect of the Community First merger, other than the Community First exchange ratio, to the extent expressly specified in Sterne Agee’s opinion. The opinion did not address, and Sterne Agee expressed no view or opinion with respect to the relative merits or effect of the Community First merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Simmons or its board of directors. Moreover, Sterne Agee did not express an opinion as to the fairness of the amount or nature of any compensation payable to or to be received by any officers, directors or employees, or of any of the parties to the Community First merger relative to the Community First exchange ratio. Finally, the opinion was not an expression of an opinion as to the price at which shares of Simmons common stock would trade at the time of issuance to shareholders of Community First under the Community First merger agreement or the prices at which Simmons or Community First common stock may trade at any time.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which were beyond the control of Sterne Agee, Simmons and Community First. Any estimates contained in the analyses performed by Sterne Agee were not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates were inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the board of directors of Simmons in making its determination to approve the Community First merger agreement and the Community First merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of Simmons with respect to the fairness of the Community First exchange ratio.

The following is a summary of the material analyses performed by Sterne Agee and presented by it to the board of directors of Simmons on May 5, 2014 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the board of directors of Simmons, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Under the terms of the Community First merger agreement, each share of Community First common stock that is issued and outstanding immediately before the effective time of the Community First merger, other than certain shares specified in the Community First merger agreement, shall be converted into the right to receive 17.8975 shares of Simmons common stock. For purposes of the financial analyses described below, Sterne Agee utilized an implied value of the Community First exchange ratio of $657.55 per share of Community First common stock based on the closing price of Simmons common stock on May 5, 2014 of $36.74. Sterne Agee assumed, per guidance from Simmons and Community First management, that 370,108.017 shares of Community First common stock were outstanding as of April 24, 2014. Simmons’ balance sheet and capital were adjusted for the impact of the acquisition of Delta Trust.

Selected Companies Analysis. Using publicly available information, Sterne Agee compared the financial condition, asset quality, and financial performance of Simmons to 14 selected banks and bank holding companies trading on the NASDAQ, New York Stock Exchange, or NYSE, and headquartered in the Southeast region of the United States with total assets between $3.5 billion and $10.0 billion. Sterne Agee selected these banks and bank holding companies based on its professional judgment and experience. Sterne Agee also reviewed the market performance of the selected companies.

The selected companies included in Simmons’ “peer” group were:

First Financial Holdings, Inc.	Renasant Corporation
United Community Banks, Inc.	Pinnacle Financial Partners, Inc.
Union Bankshares Corporation	TowneBank
Home BancShares, Inc.	CenterState Banks, Inc.
Capital Bank Financial Corp.	Ameris Bancorp
WesBanco, Inc.	BNC Bancorp
Bank of the Ozarks, Inc.	Community Trust Bancorp, Inc.

To perform this analysis, Sterne Agee used financial information as of March 31, 2014 including LTM data which is 12 months prior to March 31, 2014. Where data was not available as of or for the 12 months prior to March 31, 2014, data as of or for the 12 months prior to December 31, 2013 was used. Market price information was as of May 5, 2014. Sterne Agee’s analysis showed the following concerning Simmons and its peer group’s minimum, median, average and maximum financial performance metrics:

		Peer Group
	Simmons	Minimum	Median	Average	Maximum
Core Return on Average Assets (1)	0.79%	0.36%	0.97%	1.03%	2.12%
Core Return on Average Equity (1)	7.36%	3.39%	8.70%	8.65%	16.16%
Net Interest Margin	4.38%	3.26%	4.26%	4.30%	5.55%
Fee Income / Revenue	21.36%	14.94%	21.62%	22.99%	38.19%
Efficiency Ratio	71.20%	43.80%	64.39%	61.45%	74.18%

(1)	Core net income is defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill, and nonrecurring items. The assumed tax rate on adjustments is 35%.

Sterne Agee’s analysis also showed the following concerning the financial condition of Simmons and the selected companies in its “peer” group:

		Peer Group
	Simmons	Minimum	Median	Average	Maximum
Tangible Common Equity / Tangible Assets	7.33%	6.68%	8.45%	9.09%	14.82%
Total Capital Ratio	14.45%	11.57%	13.83%	14.76%	21.00%
Loans / Deposits	63.87%	70.03%	84.15%	83.36%	92.91%
Loan Loss Reserve / Gross Loans	1.13%	0.58%	1.20%	1.18%	1.72%
Non-Performing Assets / (Loans + Other Real Estate Owned)	3.31%	0.88%	2.69%	2.63%	4.44%
Net Charge-Offs / Average Loans	0.25%	0.09%	0.29%	0.41%	2.00%

In addition, Sterne Agee’s analysis showed the following concerning the market performance of Simmons and the selected companies in its “peer” group:

			Peer Group
	Simmons		Minimum		Median		Average		Maximum
One-Year Total Return	55.7%		8.8%		37.8%		34.8%		59.9%
One-Year Stock Price Change	51.4%		5.3%		36.1%		33.0%		57.5%
YTD Stock Price Change	(1.1%)		(19.1%)		(3.2%)		(4.7%)		5.5%
Stock Price / Tangible Book Value per Share	189.9%		127.6%		189.6%		208.8%		371.0%
Stock Price / 2014 EPS (1)	15.9	x	13.1	x	15.5	x	16.3	x	23.2	x
Stock Price / 2015 EPS (1)	12.6	x	10.4	x	13.1	x	13.9	x	19.0	x
Dividend Yield	2.4%		0.0%		1.3%		1.4%		3.5%
Institutional Ownership	54.8%		17.6%		57.5%		57.7%		83.3%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial as of May 5, 2014.

Using publicly available information, Sterne Agee compared the financial condition, asset quality, and financial performance of Community First to 16 selected banks and bank holding companies trading on the NASDAQ or NYSE and headquartered in the Southeast region of the United States with total assets between $1.0 billion and $4.0 billion and core return on average assets for the last 12 months that was greater than 0.50%. Sterne Agee selected these banks and bank holding companies based on its professional judgment and experience. Sterne Agee also reviewed the market performance of the selected companies.

The selected companies included in Community First’s “peer” group were:

Ameris Bancorp	1st United Bancorp, Inc.
BNC Bancorp	Heritage Financial Group, Inc.
Community Trust Bancorp, Inc.	American National Bankshares Inc.
Fidelity Southern Corporation	WashingtonFirst Bankshares, Inc.
NewBridge Bancorp	National Bankshares, Inc.
Stock Yards Bancorp, Inc.	Community Bankers Trust Corporation
Park Sterling Corporation	Peoples Bancorp of North Carolina, Inc.
Bank of Kentucky Financial Corporation	Monarch Financial Holdings, Inc.

To perform this analysis, Sterne Agee used financial information as of March 31, 2014, including LTM data, which is 12 months prior to March 31, 2014. Where data was not available as of or for the 12 months prior to March 31, 2014, data as of or for the 12 months prior to December 31, 2013 was used. Market price information was as of May 5, 2014. Sterne Agee’s analysis showed the following concerning Community First and its peer group’s minimum, median, average and maximum performance metrics:

	Community First	Peer Group
		Minimum	Median	Average	Maximum
Core Return on Average Assets (1)	1.10%	0.57%	0.97%	0.97%	1.71%
Core Return on Average Equity (1)	12.76%	4.10%	9.71%	9.34%	13.08%
Net Interest Margin	3.50%	3.43%	4.08%	4.12%	5.25%
Fee Income / Revenue	25.27%	(14.93%)	20.30%	23.10%	63.08%
Efficiency Ratio	62.87%	43.76%	69.39%	66.96%	83.56%

(1)	Core net income is defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill, and nonrecurring items. The assumed tax rate on adjustments is 35%. Core net income for Community First is defined as net income for the 12 months ended March 31, 2014.

Sterne Agee’s analysis also showed the following concerning the financial condition of Community First and the selected companies in its “peer” group:

	Community First	Peer Group
		Minimum	Median	Average	Maximum
Tangible Common Equity / Tangible Assets	6.99%	6.68%	9.14%	9.25%	13.04%
Total Capital Ratio	17.86%	11.57%	14.89%	15.42%	23.60%
Loans / Deposits	71.01%	61.10%	80.54%	79.67%	89.00%
Loan Loss Reserve / Gross Loans	1.42%	0.70%	1.31%	1.31%	2.10%
Non-Performing Assets / (Loans + Other Real Estate Owned)	1.15%	0.86%	2.56%	2.55%	4.69%
Net Charge-Offs / Average Loans	0.06%	(0.01%)	0.31%	0.29%	0.54%

In addition, Sterne Agee’s analysis showed the following concerning the market performance of the selected companies in its “peer” group and the implied valuation of Community First:

	Peer Group
	Minimum		Median		Average		Maximum
One-Year Total Return	2.8%		26.9%		24.2%		59.9%
One-Year Stock Price Change	(1.2%)		25.1%		22.4%		57.5%
YTD Stock Price Change	(21.9%)		(5.8%)		(4.9%)		21.6%
Stock Price / Tangible Book Value per Share	94.6%		140.4%		143.2%		202.5%
Stock Price / 2014 EPS (1)	10.8	x	13.3	x	14.4	x	19.9	x
Stock Price / 2015 EPS (1)	9.8	x	11.6	x	12.0	x	15.0	x
Dividend Yield	0.0%		1.4%		1.8%		4.4%
Institutional Ownership	21.2%		35.7%		44.1%		77.7%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial as of May 5, 2014.

	Implied Valuation
Implied Value Based On:	Minimum	Median	Average	Maximum
Tangible Book Value per Share	$345.62	$512.91	$523.18	$740.01
2014 EPS (1)	$556.46	$687.22	$744.16	$1,027.12
2015 EPS (1)	$568.29	$672.04	$692.74	$869.81

(1)	Per SFNC management.

Comparable Transaction Analysis. Sterne Agee reviewed publicly available information related to bank and thrift acquisition transactions since January 1, 2013 involving targets headquartered in the United States having disclosed deal values between $100 million and $300 million and return on average assets for the 12 months prior to announcement greater than 0.75%. Sterne Agee excluded mergers of equals transactions from the comparable transaction group. The 14 transactions included in this group were:

Acquiror:	Acquired Company:
Eastern Bank Corp.	Centrix Bank & Trust
Bank of the Ozarks Inc.	Summit Bancorp Inc.
BancorpSouth Inc.	Central Community Corp.
IBERIABANK Corp.	Teche Holding Company
Old National Bancorp	United Bancorp Inc.
BancorpSouth Inc.	Ouachita Bancshares Corp.
Independent Bk Group Inc.	BOH Holdings Inc.
Heritage Financial Corp.	Washington Banking Co.
East West Bancorp Inc.	MetroCorp Bancshares Inc.
Old National Bancorp	Tower Financial Corp.
Cullen/Frost Bankers Inc.	WNB Bancshares Inc.
First Federal Bancshares of AR	First National Security Co.
Home BancShares Inc.	Liberty Bancshares, Inc
SCBT Financial Corp.	First Financial Holdings Inc.

Transaction multiples for the Community First merger were derived from an aggregate transaction value of $243.4 million. Using the comparable transactions, Sterne Agee derived and compared, among other things, the implied deal value paid for the acquired company to:

•	tangible book value per share of the acquired company based on the most recent publicly available financial statements prior to announcement;

•	net income attributable to common shareholders for the 12 months prior to March 31, 2014; and,

•	the premium paid on tangible common equity divided by the core deposits (total deposits less time deposits greater than $100,000) of the acquired company based on the most recent publicly available financial statements prior to announcement.

As illustrated in the following table, Sterne Agee compared the proposed transaction ratios to the minimum, median, average and maximum transaction ratios of the selected comparable transactions.

	Simmons / Community First Merger		Selected Transactions
			Minimum		Median		Average		Maximum
Transaction Price / Tangible Book Value per Share	180.0%		131.8%		174.0%		189.9%		284.1%
Transaction Price / LTM Earnings	12.6	x	12.0	x	15.8	x	16.5	x	25.8	x
Core Deposit Premium	8.3%		3.4%		11.6%		10.7%		18.4%

	Implied Valuation
	Minimum	Median	Average	Maximum
Stock Price / Tangible Book Value per Share	$481.50	$635.83	$693.74	$1,038.13
Stock Price / LTM Earnings	$622.09	$822.09	$860.54	$1,343.54
Core Deposit Premium	$485.37	$771.12	$740.04	$1,011.96

No company or transaction used as a comparison in the above analysis is identical to Community First, Simmons or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Sterne Agee performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Community First could contribute to Simmons through 2019 including cost savings. In performing this analysis, Sterne Agee relied on guidance from management to derive projected after-tax cash flows for fiscal years 2015 through 2019. Sterne Agee assumed that Community First would maintain a tangible common equity to tangible asset ratio of 7.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Community First. The analysis assumed discount rates ranging from 13.0% to 15.0% and terminal multiples ranging from 13.0 times to 15.0 times fiscal year 2019 forecasted earnings. This analysis resulted in a range of values of Community First from $716.03 to $877.33 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Community First.

Financial Impact Analysis. Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of Simmons and Community First (giving effect to its pending acquisition of Delta Trust). Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Community First merger would have on certain projected financial results of Simmons. In the course of this analysis, Sterne Agee used earnings estimates for Simmons and Community First for 2015 through 2019 provided by Simmons’ management. Sterne Agee used pro forma assumptions (including purchase accounting assumptions, merger related expenses and cost savings) provided by Simmons’ management. This analysis indicated that the Community First merger is expected to be accretive to Simmons’ estimated earnings per share in fiscal years 2015 through 2019. The analysis also indicated that the Community First merger is expected to be accretive to tangible book value per share for Simmons in approximately 1.75 years and that the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Simmons following the Community First merger will vary from the projected results, and the variations may be material.

Miscellaneous

Relationships. In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from, and sell securities to Simmons, Community First or their respective affiliates. Sterne Agee may also from time to time have a long or short position in, and buy or sell, debt or equity securities of Simmons, Community First or its affiliates for its own account and for the accounts of its customers.

Sterne Agee has acted exclusively for the board of directors of Simmons in rendering its opinion in connection with the Community First merger and will receive a fee from Simmons for its services. Sterne Agee was entitled to a fee of $250,000 upon advising the board of directors of Simmons that it was prepared to render the fairness opinion, regardless of the conclusions set forth in the opinion. Upon the successful announcement of the Community First merger, Sterne Agee was also entitled to a fee of $1,250,000, reduced by any fee paid to Sterne Agee in connection with the fairness opinion. In addition, Simmons has agreed to reimburse Sterne Agee for reasonable and customary out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, and to indemnify against certain liabilities, including liabilities under the federal securities laws. In addition to its engagement in connection with the Community First merger, in the past two years, Sterne Agee has provided investment banking and financial advisory services to Simmons and received compensation for such services. Sterne Agee served as financial advisor in Simmons’ November 2013 acquisition of Metropolitan, its pending acquisition of Delta Trust, and its pending acquisition of Liberty. In conjunction with these transactions, Sterne Agee received a total of $2,950,000. Sterne Agee has not provided investment banking and financial advisory services to Community First in the past two years.

Interests of Community First’s Directors and Executive Officers in the Community First Merger

Certain members of Community First’s executive management team and the members of Community First’s board of directors have financial and other interests in the Community First merger that are in addition to, or different from, their interests as Community First shareholders generally. Community First’s board of directors was aware of these interests and considered them, among other matters, in approving and adopting the Community First merger agreement.

Employment Relationships. It is expected that immediately after completion of the Community First merger, the current executive officers of Community First will be employed by Simmons, but there will not be any new employment agreement, retention bonus agreements, non-competition, non-disclosure, or non-solicitation agreements signed by these persons. The current executive officers of Community First include Chet Alexander, Executive Vice President and Chief Credit Officer for First State Bank; Kathy Barber, Corporate Secretary of Community First and Executive Vice President and the Director of Human Resources for First State Bank; Victor Castro, Chief Financial Officer of both Community First and First State Bank; John C. Clark, President and Chief Executive Officer of both Community First and First State Bank and a director of Community First; Tony D. Gregory, Chief Banking Officer of First State Bank and a director of Community First; and Lynda King, Executive Vice President of Risk Management for First State Bank. Currently, neither Community First nor First State Bank officers have employment agreement except for John C. Clark, who has an agreement providing certain benefits in the event of his disability or death, but they do participate in, and have in the past participated in, Community First’s benefit plans.

It is anticipated that many First State Bank employees will continue to be employed by Simmons after the Community First merger. All such employees will be able to participate in all Simmons employee benefit plans, including the Simmons ESOP. Community First will amend its 401(k) plan to conform to the Simmons 401(k) plan and then by December 31, 2014, will terminate its 401(k) plan in conjunction with the Community First merger. To the extent permitted under Simmons’ benefit plans, First State Bank employees will receive credit for prior service for purposes of eligibility, vesting, and benefit accrual, and waiting periods or exclusions of pre-existing conditions will be waived. Any displaced employees of First State Bank will be eligible for transfer or the existing Simmons’ severance program.

Community First Restricted Stock Plan. Community First reserved 17,000 shares of Community First common stock for issuance in restricted stock awards pursuant to the terms of the Community First Bancshares, Inc. 2007 Restricted Stock Plan, which we refer to as the Community First stock plan. Restricted stock awards for 3,135.355 shares of Community First common stock have been awarded and are fully vested in the participants and restricted stock awards for 6,190 shares have been awarded to participants, but have not yet vested. Of this amount, 2,555 shares have single trigger vesting provisions under which vesting will occur upon a change in control and 3,635 shares have double trigger vesting provisions under which vesting will occur upon a change in control and the completion of two years continued service following the change in control.

Each share of unvested Community First restricted stock that is not Community First double-trigger restricted stock, will vest at the effective time of the Community First merger and will be entitled to be exchanged for the Community First merger consideration in the same manner as unrestricted shares of Community First common stock. Each share of Community First double-trigger restricted stock will be exchanged for the Community First merger consideration but the shares of Simmons common stock received as Community First merger consideration will not vest until the completion of two years of continued service following the Community First merger effective date. Under the Community First merger agreement, no additional awards of restricted stock may be granted under the Community First stock plan prior to the completion of the Community First merger or the termination of the Community First merger agreement.

The following table sets forth holdings of Community First restricted stock by our executive officers and our non-executive employees.

	Community First Stock Plan Awards Outstanding
Participant	Restricted Stock Awards Fully Vested	Restricted Stock Single-Trigger Awards (1)	Restricted Stock Double-Trigger Awards (2)
Chet Alexander	219	275	500
Kathy Barber	137	180	250
Victor Castro	156	275	500
John C. Clark	860	640	785
Tony Gregory	595	285	600
Lynda King	99	135	250
Non-executive employees	1,069.355	765	750

TOTALS	3,135.355	2,555	3,635

(1)	Vests upon the Community First merger effective date.
(2)	Vests upon the Community First merger and the completion of two years continued employment after the Community First merger effective date.

Security Ownership of Community First Directors and Executive Officers. As of the Community First record date, there were 363,918.017 shares of Community First common stock outstanding and entitled to vote. Approximately 35.97% of those voting shares were owned and entitled to be voted by Community First or First State Bank directors and executive officers and their affiliates. It is expected that all of these shares will be voted in favor of the Community First merger. See “Security Ownership of Community First Directors, Named Executive Officers, and Certain Beneficial Owners of Community First.”

Indemnification; Directors’ and Officers’ Insurance. Simmons has agreed to indemnify and hold harmless each present and former director and officer of Community First and First State Bank following completion of the Community First merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the Community First merger to the fullest extent such persons would have been indemnified as directors officers of Community First or First State Bank under existing indemnification agreements and/or applicable law. This indemnification includes advancing expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Simmons also has agreed that to maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Community First’s directors and officers for six years following completion of the Community First merger as long as the premium to be paid on an annual basis is not more than 200% of the current annual premium paid by Community First for such insurance. Presently, Community First also has various insurance policies and charter and bylaw provisions providing indemnification comparable to that proposed by Simmons.

Directors of Community First and Simmons Following the Community First Merger. At the effective time of the Community First merger, Simmons’ board of directors will take all steps necessary to add two members of the current Community First board to its board of directors. These members are expected to be Christopher R. Kirkland and Joe Porter. As a member of the Simmons board of directors, the new directors will be entitled to receive director fees and equity awards available to all directors of Simmons.

If Simmons later decides to merge or combine First State Bank into one of its other bank subsidiaries, a nominating process shall be followed in order to provide former Community First directors appropriate representation on the resulting bank subsidiary’s board of directors, including no less than one representative from the former Community First board of directors.

Quantification of Potential Payments to Community First’s Named Executive Officers in Connection with the Community First Merger

Community First Golden Parachute Compensation. Set forth below is information about compensation that may be payable to certain of Community First’s executive officers that is based on or otherwise related to the Community First merger. Under applicable SEC rules, information is provided for Community First’s principal executive officer and the two other most highly compensated executive officers who were serving as such at the end of 2013, and who are referred to collectively as the Community First named executive officers. As described herein, the only compensation payable to Community First’s named executive officers that is based on or related to the Community First merger is with respect to accelerated vesting of restricted stock awards, as disclosed above.

The following table sets forth the aggregate dollar value of the compensation that each of the Community First named executive officers would receive that is based on or otherwise related to the Community First merger, assuming the following:

•	that consummation of the Community First merger constitutes a change in control for purposes of the Community First stock plan;

•	the Community First merger closed on July 18, 2014, the last practicable date prior to the filing of this joint proxy statement/prospectus; and

•	the value of the vesting acceleration of the Community First named executive officers’ equity awards is calculated assuming a price per share of Community First common stock of $702.83, based on a price per share of Simmons common stock of $39.27, which was the average closing price of Simmons common stock on NASDAQ Global Select Market over the first five business days following the first public announcement of the Community First merger agreement.

The amounts reported below are estimates based on these assumptions, which may or may not actually occur. As a result, the compensation, if any, to be received by a Community First named executive officer may materially differ from the amounts set forth below.

Named Executive Officer	Single-Trigger Equity (1)	Double-Trigger Equity (2)	Total
John C. Clark, President and Chief Executive Officer	$449,811.20	$551,721.55	$1,001,532.75

Tony D. Gregory, Chief Banking Officer of First State Bank	$200,306.55	$421,698.00	$622,004.55

Chet Alexander, Chief Lending Officer of First State Bank	$193,278.25	$351,415.00	$544,693.25

(1)	The amounts in this column reflect the value in respect of unvested restricted stock that vests upon the closing of the Community First merger in accordance with the terms of the Community First merger agreement, calculated assuming a price per share of $702.83, derived as stated above. This accelerated vesting is considered to be a single-trigger arrangement.
(2)	The amounts in this column reflect the value in respect of unvested restricted stock that vest following two years of completed service after the closing of the Community First merger in accordance with the terms of the Community First merger agreement, calculated assuming a price per share of $702.83, derived as stated above. This accelerated vesting is considered to be a double-trigger arrangement.

Dissenters’ Rights in the Community First Merger

Introductory Information

General. Dissenters’ rights with respect to Community First common stock and Community First Series C preferred stock are governed by the TBCA. Community First shareholders have the right to dissent from the Community First merger and to obtain payment of the “fair value” of their shares (as specified in the statute) in the event the Community First merger agreement is consummated. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the Community First merger agreement, Community First could elect to terminate the Community First merger agreement even if it is approved by Community First’s shareholders, thus cancelling dissenters’ rights.

The term “fair value” means the value of a share of Community First’s outstanding common or preferred stock immediately before the effective date of the Community First merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Community First merger. Shareholders should note that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a transaction such as the Community First merger does not address in any way fair value under the TBCA.

Community First urges any Community First shareholder who contemplates exercising her, his or its right to dissent to read carefully the provisions of Chapter 23 of the TBCA, which are attached to this joint proxy statement/prospectus as Annex H. A more detailed discussion of the provisions of the statute is included there. The discussion describes the steps that each Community First shareholder must take to exercise her, his or its right to dissent. Each Community First shareholder who wishes to dissent should read both the summary and the full text of the law. Community First cannot give any Community First shareholder legal advice. To completely understand this law, each Community First shareholder may want, and Community First encourages any Community First shareholder seeking to dissent, to consult with her, his or its legal advisor. Any Community First shareholder who wishes to dissent, should not send in a signed proxy unless she, he or it marks her, his or its proxy to vote against the Community First merger or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand required concerning any Community First shareholder’s exercise of her, his or its dissenters’ rights to Community First Bancshares, Inc., 115 West Washington Avenue, Union City, Tennessee 38261, Attention: Kathy Barber.

Act Carefully. Community First urges any Community First shareholder who wishes to dissent to act carefully. Community First cannot and does not accept the risk of late or undelivered notices or demands. A dissenting Community First shareholder may call Community First at (731) 886-8850 and ask for Kathy Barber to receive confirmation that her, his or its notice or demand has been received. If her, his or its notices or demands are not timely received by Community First, then such shareholder will not be entitled to exercise her, his or its dissenters’ rights. Community First’s shareholders bear the risk of non-delivery and of untimely delivery.

If any Community First shareholder intends to dissent, or thinks that dissenting might be in her, his or its best interests, such shareholder should read Annex H carefully.

Summary of Chapter 23 of the TBCA—Dissenters’ Rights

The following is a summary of Chapter 23 of the TBCA and the procedures that a shareholder must follow to dissent from the proposed Community First merger agreement and to perfect her, his or its dissenters’ rights and receive cash rather than shares of Simmons common stock or Simmons Series A preferred stock, as appropriate, if the Community First merger agreement is approved and the Community First merger is completed. This summary is qualified in its entirety by reference to Chapter 23 of the TBCA, which is reprinted in full as part of this Annex H to this joint proxy statement/prospectus. Annex H should be reviewed carefully by any shareholder who wishes to perfect her, his or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Chapter 23 of the TBCA will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed merger of Community First with and into Simmons is completed, any Community First shareholder who has properly perfected her, his or its statutory dissenters’ rights in accordance with Chapter 23 of the TBCA has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Community First common stock and/or Community First Series C preferred stock. By statute, the “fair value” is determined immediately prior to the completion of the Community First merger and excludes any appreciation or depreciation in anticipation of the Community First merger.

To exercise dissenters’ rights under Chapter 23 of the TBCA, a Community First shareholder must:

•	deliver to Community First, before the shareholder vote is taken at the Community First special meeting, written notice of her, his or its intent to demand payment for her, his or its shares of Community First common and/or Community First Series C preferred stock if the Community First merger is completed; and

•	not vote her, his or its shares in favor of approving and adopting the Community First merger.

A Community First shareholder of record who fails to satisfy both of these two requirements is not entitled to payment for her, his or its shares of Community First common and/or Community First Series C preferred stock under Chapter 23 of the TBCA. In addition, any Community First shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the Community First merger and will not be entitled to assert dissenters’ rights.

A Community First shareholder may assert dissenters’ rights as to fewer than all the shares registered in her, his or its name only if she, he or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies Community First in writing of the name and address of each person on whose behalf she, he or it is asserting dissenters’ rights. The rights of such a partial dissenter are determined as if the shares as to which she, he or it dissents and her, his or its other shares are registered in the names of different Community First shareholders.

If the Community First merger is approved and adopted at the Community First special meeting, Community First must deliver a written dissenters’ notice, or the Community First dissenters’ notice, to all Community First shareholders who satisfied the two requirements of Chapter 23 of the TBCA described above. The dissenters’ notice must be sent no later than 10 days after the effective time (the date that the Community First merger is completed) and must:

•	supply a form for demanding payment that includes the first date of any announcement to the shareholders of the principal terms of the proposed merger (May 6, 2014), requires that the Community First shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to said date, and requires that the Community First shareholder asserting dissenters’ rights certify that such shareholder did not vote for the proposed merger;

•	state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

•	set a date by which Community First must receive the demand for payment (which date may not be fewer than 40 nor more than 60 days after the dissenters’ notice is delivered) and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

•	state the corporation’s estimate of the fair value of shares;

•	state that if requested in writing, the corporation will provide to the shareholders so requesting, within 10 days after the date the demand for payment is due the number of shareholders who return the forms by the specified date and the total number of shares owned by them;

•	state the date by which the notice to withdraw under Section 48-23-204 of the TBCA must be received, which date must be within 20 days after the date the demand payment is due; and

•	be accompanied by a copy of Chapter 23, if not previously provided to such Community First shareholder (set forth in Annex H to this joint proxy statement/prospectus).

A Community First shareholder of record on the Community First record date who receives the Community First dissenters’ notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the Community First dissenters’ notice and deposit her, his or its certificates in accordance with the terms of the Community First dissenters’ notice. Community First may elect to withhold payment required by Chapter 23 from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the first announcement of the principal terms of the proposed merger on or about May 6, 2014. A dissenting shareholder will retain all other rights of a Community First shareholder until those rights are canceled or modified by the completion of the Community First merger. A Community First shareholder of record who does not demand payment or deposit her, his or its share certificates where required, each by the date set in the Community First dissenters’ notice, is not entitled to payment for her, his or its shares under Chapter 23 or otherwise as a result of the Community First merger. A demand for payment may not be withdrawn unless consented to by Community First.

Community First may restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the Community First merger is completed. A Community First shareholder for whom dissenters’ rights are asserted as to uncertificated shares of Community First common stock and/or Community First Series C preferred stock retains all other rights of a Community First shareholder until these rights are canceled or modified by the completion of the Community First merger.

At the effective time or upon receipt of a demand for payment, whichever is later, Community First must offer to pay each dissenting shareholder who strictly and fully complied with Chapter 23 of the TBCA the amount that Community First estimates to be the fair value of her, his or its shares, plus accrued interest from the effective time. The offer of payment must be accompanied by:

•	certain recent Community First financial statements;

•	Community First’s estimate of the fair value of the shares and interest due;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under Section 48-23-209 of the TBCA; and

•	a copy of Chapter 23 of the TBCA, if not previously provided to such shareholder.

If the Community First merger is not completed within two months after the date set for demanding payment and depositing share certificates, Community First must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If, after such return or release, the Community First merger is completed, Community First must send a new Community First dissenters’ notice and repeat the payment procedure described above.

If a dissenting Community First shareholder is dissatisfied with or rejects Community First’s calculation of fair value, such dissenting Community First shareholder must notify Community First in writing of her, his or its own estimate of the fair value of those shares and the interest due, and may demand payment of her, his or its estimate, if:

•	the Community First shareholder believes that the amount offered or paid by Community First is less than the fair value of her, his or its shares or that the interest due has been calculated incorrectly;

•	Community First fails to make payment within two months after the date set forth for demanding payment; or

•	Community First, having failed to complete the Community First merger, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two months after the date set for demanding payment.

A dissenting Community First shareholder waives her, his or its right to dispute Community First’s calculation of fair value unless such shareholder notifies Community First of her, his or its demand in writing within one month after Community First made or offered payment for such person’s shares.

If a demand for payment by a Community First shareholder remains unsettled, Community First must commence a proceeding in the appropriate court, as specified in Chapter 23 of the TBCA, within two months after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If Community First does not commence the proceeding within two months, Community First is required to pay each Community First dissenting shareholder whose demand remains unsettled, the amount demanded. Community First is required to make all dissenting Community First shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each Community First dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment, exceeds the amount paid by the corporation.

In an appraisal proceeding commenced under Chapter 23 of the TBCA, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against Community First, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Chapter 23 of the TBCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Community First if the court finds that Community First did not substantially comply with the requirements of Chapter 23 of the TBCA, or against either Community First or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Chapter 23 of the TBCA.

If the court finds that the services of the attorneys for any Community First dissenting shareholder were of substantial benefit to other Community First dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Community First, the court may award those attorneys reasonable fees out of the amounts awarded the Community First dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the TBCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters rights provisions of the TBCA, which are reproduced in full in Annex H to this joint proxy statement/prospectus and which are incorporated herein by reference.

If any Community First shareholder intends to dissent, or if such shareholder believes that dissenting might be in her, his or its best interests, such shareholder should read Annex H carefully.

For a description of Simmons shareholders’ dissenters’ rights, see “The Mergers—Simmons Shareholders Dissenters’ Rights in the Community First Merger and Liberty Merger.”

THE LIBERTY MERGER

The following discussion contains certain information about the Liberty merger. This discussion is subject, and qualified in its entirety by reference, to the Liberty merger agreement attached as Annex B to this joint proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire joint proxy statement/prospectus, including the Liberty merger agreement attached as Annex B, for a more complete understanding of the Liberty merger.

This proposal will be considered and voted upon by the Simmons common shareholders at the Simmons special meeting and by the Liberty shareholders at the Liberty special meeting.

Terms of the Liberty Merger

Each of Simmons’ and Liberty’s respective boards of directors has approved and adopted the Liberty merger agreement. The Liberty merger agreement provides for the merger of Liberty with and into Simmons, with Simmons continuing as the surviving corporation. Following completion of the merger, Liberty’s wholly owned bank subsidiary, Liberty Bank, will merge with and into Simmons’ wholly owned bank subsidiary, Simmons First National Bank. Simmons expects the merger of Liberty Bank and Simmons First National Bank to occur in April 2015. Simmons First National Bank will be the surviving bank in this merger.

In the Liberty merger, each share of Liberty common stock, $0.20 par value per share, issued and outstanding immediately prior to the effective time of the Liberty merger, except for any dissenting shares, will be converted into the right to receive 1.0 share of Simmons common stock, $0.01 par value per share. No fractional shares of Simmons common stock will be issued in connection with the Liberty merger, and holders of Liberty common stock that would otherwise receive a fractional share will be entitled to receive cash in lieu thereof. Liberty shareholders and Simmons shareholders are being asked to approve the Liberty merger agreement. See “The Merger Agreements” for additional and more detailed information regarding the legal documents that govern the Liberty merger, including information about the conditions to the completion of the Liberty merger and the provisions for terminating or amending the Liberty merger agreement.

Background of the Liberty Merger

The management of Liberty has from time to time explored and assessed both internally and with outside advisors, and has discussed with the Liberty board of directors, various strategic options potentially available to Liberty. These strategic discussions have focused on, among other things, available acquisition opportunities, the business and regulatory environment facing banks and financial institutions generally, and Liberty in particular, and the cost of additional capital for growth, as well as conditions and ongoing consolidation in the financial services industry.

The Simmons board of directors has from time to time engaged with senior management of Simmons in strategic reviews, and has considered ways to enhance its performance and prospects in light of competitive and other relevant developments. These strategic reviews by the Simmons board of directors has focused on, among other things, the business environment facing financial institutions generally, the business environments in the markets that Simmons serves and markets with in a 350-mile radius of Central Arkansas, as well as conditions and ongoing consolidation in the financial services industry. As part of its growth strategy, the management and board of directors of Simmons have, from time to time, explored acquisition opportunities with banks that have a similar conservative, community banking philosophy to that of Simmons and that are headquartered within a 350-mile radius of Central Arkansas.

In June 2010, Liberty received an unsolicited offer to purchase Liberty. Liberty entered into a confidentiality agreement with the third party, allowed the third party to perform due diligence and engaged in negotiations with the third party. Liberty also engaged Stifel, Nicolaus & Company, Incorporated (now operating as KBW) to advise Liberty with respect to the potential transaction. Ultimately, the parties decided not to further pursue the transaction.

Following the unsolicited offer, the Liberty board of directors continued to have discussions regarding the strategic options of Liberty. In the fall of 2010, the Liberty board of directors determined that it was appropriate to engage an investment banking firm to advise it with respect to strategic options, including any potential sale of Liberty, and the Liberty board of directors authorized engaging KBW to act as Liberty’s financial advisor. Following its engagement, representatives of KBW primarily based in St. Louis, Missouri periodically met with and updated Liberty management regarding market conditions.

On October 15, 2013, the board of directors of Liberty met to discuss and review Liberty’s strategic alternatives, including organic growth, growth by acquisition, a merger of equals transaction and selling to or merging with another party. Liberty’s financial advisor, KBW, was also in attendance. At the October 15 meeting, the Liberty board of directors authorized KBW to contact potential acquisition partners. Following that meeting, in accordance with its directive from the Liberty board of directors, KBW contacted selected potential partners to facilitate management introductions and determine the level of interest in a possible strategic partnership. Liberty’s financial advisor contacted 20 parties to determine interest for management meetings. On October 28, 2013, Liberty’s financial advisor contacted Messrs. Makris, Bartlett, Fehlman, and Casteel, by telephone to preliminarily discuss an acquisition prospect located in Southwest Missouri. The name of the prospect was not given, but, based upon the information received, Simmons expressed an interest in further discussions with regards to the entity. From November 2013 through January 2014, management of Liberty met with nine of the interested parties. Gary Metzger and representatives of Liberty’s financial advisor, KBW, met with Messrs. Makris, Bartlett, Fehlman and Casteel on December 11, 2013 in Little Rock, Arkansas. On January 14, 2014, Mr. Makris had a telephone conversation with a representative of Liberty’s financial advisor during which Mr. Makris relayed Simmons’ interest in pursuing discussions concerning a merger between Simmons and Liberty.

On January 21, 2014, the Liberty board of directors met to discuss feedback received from the potential partners, review the market environment and determine next steps for a potential process (if any). Liberty’s financial advisor, KBW, was also in attendance. At the January 21 meeting, the Liberty board of directors determined it advisable to continue toward a potential sale of Liberty. At the direction of the Liberty board of directors, KBW began contacting interested parties to begin a diligence process with non-binding indications of interest targeted for early March. At a meeting of the Simmons board of directors held on January 27, 2014, Mr. Makris updated the Simmons board of directors on several potential acquisition opportunities being reviewed by senior management of Simmons including the potential acquisition of Liberty. In February 2014, six parties executed confidentiality agreements and conducted preliminary due diligence via a virtual data room. Simmons executed a confidentiality agreement on February 6, 2014. Four parties met with the Liberty board of directors to present an overview of their respective institutions and the potential benefits of a combination between the entities. Senior management of Simmons met with the Liberty board of directors in Springfield, Missouri on February 13, 2014. On February 24, 2014, Mr. Makris gave a status update to the executive committee of the Simmons board of directors on the potential acquisition of Liberty. In late February and early March, Liberty’s financial advisor received six non-binding indications of interest for a potential sale transaction, including an initial non-binding indication of interest from Simmons on March 11, 2014.

On March 24, 2014, the Liberty board of directors met to review and consider the non-binding indications of interest. Liberty’s financial advisor, KBW, was also in attendance. The indications received ranged from a per share consideration of $29.75 to $35.85 (as of March 21, 2014). Some indications of interest proposed transactions in which the consideration would be all cash, some in which the consideration would be all acquiror stock, and some in which the consideration would be a mix of acquiror stock and cash. Some of the indications of interest received were very preliminary in nature and some contained significant contingencies. Simmons’ initial indication of interest contained a fixed exchange ratio of 0.947x shares of Simmons for each share of Liberty, or a valuation of $35.60 per share as of March 21, 2014. After extensive discussions regarding each of the six indications of interest, the Liberty board of directors instructed KBW to return to Simmons and negotiate an increase in the Liberty exchange ratio.

On March 24, 2014 and March 25, 2014, representatives of Liberty’s financial advisor, KBW, had several discussions with Simmons’ financial advisor, Sterne Agee, regarding an increase in the Liberty exchange ratio. On March 25, 2014, Sterne Agee advised KBW that Simmons would agree to a fixed exchange ratio of 1.0x share of Simmons for each share of Liberty and an implied valuation of $38.05 per share based upon the March 25, 2014 closing price of Simmons common stock. The Liberty board of directors met via teleconference on the afternoon of March 25, 2014 and authorized management of Liberty to enter into a nonbinding indication of interest letter and exclusivity agreement with Simmons. On April 3, 2014, Liberty and Simmons executed (i) a nonbinding indication of interest reflecting a fixed exchange ratio of 1.0x share of Simmons common stock for each share of Liberty common stock, (ii) an exclusivity agreement, pursuant to which Liberty agreed not to engage in discussions with other parties with respect to certain acquisition transactions until May 9, 2014, and if Simmons re-affirmed the terms and intention to complete the deal by such time, until June 16, 2014, and (iii) a mutual confidentiality agreement. On the same date, Messrs. Makris and Metzger discussed by telephone various issues regarding the potential merger as well as matters pertaining to the due diligence investigation process for the two companies.

During the period from April 3, 2014 to May 27, 2014, Simmons continued its due diligence on Liberty and Liberty conducted due diligence on Simmons. Simmons conducted on-site due diligence of Liberty during the week of April 21, 2014. On April 28, 2014, Mr. Makris gave a report on the due diligence investigation to the executive committee of the Simmons board of directors and gave the executive committee on the status of negotiations and timing of executing a definitive agreement with Liberty. Liberty conducted on-site reverse due diligence of Simmons on May 16, 2014.

A draft of the Liberty merger agreement was provided to Liberty and its legal counsel, Stinson Leonard Street LLP, or Stinson, on May 16, 2014. Liberty, Stinson and KBW conducted a thorough review of the draft of the merger agreement and identified certain issues for further discussion and negotiation. Over the course of the next ten days, the parties and their respective legal counsel negotiated certain terms of the definitive merger agreement.

On May 27, 2014, the Simmons board of directors held a meeting to consider the terms of the proposed Liberty merger. Prior to the meeting, the directors received copies of the draft merger agreement and of the other draft transaction documents and a summary of the terms thereof from its counsel, as well as a presentation prepared by its financial advisor, Sterne Agee. At the meeting, members of Simmons’ management reported on the status of due diligence and negotiations with Liberty. Representatives of Sterne Agee reviewed Sterne Agee’s financial analysis of the proposed Liberty merger, including discussing the various financial methodologies used in its analysis. Representatives of Sterne Agee then delivered its oral opinion (which was subsequently confirmed in writing by delivery of Sterne Agee’s written opinion dated May 27, 2014) that, as of the date of the Simmons board of directors meeting and based upon and subject to the various factors, assumptions and limitations set forth in its written opinion, the Liberty merger consideration to be paid by Simmons in connection with the Liberty merger was fair, from a financial point of view, to Simmons. The full text of the written opinion of Sterne Agee dated May 27, 2014, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this joint proxy statement/prospectus. At the meeting, Simmons’ legal counsel reviewed with the Simmons board of directors its fiduciary duties and reviewed the key terms of the Community First merger agreement and related agreements (including the lock-up agreements), as described elsewhere in this joint proxy statement/prospectus, based on the discussion materials that had previously been provided to the Simmons board of directors, including a summary of the provisions relating to governance of the combined company and the provisions relating to employee matters.

After considering the proposed terms of the Liberty merger agreement and the various presentations of its financial and legal advisors, and taking into consideration the matters discussed during that meeting and prior meetings of the Simmons board of directors, including the factors described under “—Simmons’ Reasons for the Liberty Merger; Recommendation of Simmons’ Board of Directors”, the Simmons board of directors unanimously determined that the Liberty merger was consistent with Simmons’ business strategies and in the best interests of Simmons and Simmons shareholders and the directors voted unanimously to approve and adopt the Liberty merger agreement and the transactions contemplated thereby and recommended that Simmons shareholders approve the Liberty merger agreement.

On May 27, 2014, the Liberty board of directors held a meeting. At the meeting, the board of directors received an update from Liberty’s management on the status of negotiations with Simmons. Also at this meeting, KBW, Liberty’s financial advisor, reviewed the financial aspects of the proposed merger and rendered an opinion, dated May 27, 2014, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the exchange ratio in the proposed Liberty merger was fair, from a financial point of view, to the holders of Liberty common stock. Representatives of Stinson discussed with the Liberty board of directors the legal standards applicable to its decisions and actions with respect to the proposed transaction and reviewed the proposed Liberty merger agreement. After taking into consideration various factors, including the factors described under “—Liberty’s Reasons for the Liberty Merger; Recommendation of Liberty’s Board of Directors,” the Liberty board of directors determined that the Liberty merger agreement and the Liberty merger, are advisable and in the best interests of Liberty and its shareholders, and the directors present voted unanimously to approve the Liberty merger agreement and the Liberty merger and recommended that Liberty’s shareholders adopt the Liberty merger agreement.

Following completion of the Liberty board meeting, Simmons and Liberty executed and delivered the Liberty merger agreement and the transaction was announced on the morning of May 28, 2014.

Liberty’s Reasons for the Liberty Merger; Recommendation of Liberty’s Board of Directors

In reaching its decision to adopt the Liberty merger agreement, and approve the Liberty merger, and to recommend that its shareholders adopt the Liberty merger agreement, the Liberty board of directors evaluated the Liberty merger agreement and the Liberty merger in consultation with Liberty management, as well as Liberty’s independent financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Liberty’s, Simmons’ and the combined company’s business, operations, financial condition, asset quality, earnings and prospects;

•	a review of the risks and prospects of Liberty remaining independent, including the challenges of the current financial, operating and regulatory climate;

•	its review, with the assistance of management and Liberty’s legal and financial advisors, of the proposal, including a review of the business, operations, earnings, and financial conditions of Simmons, as well as the potential results from a sale to Simmons;

•	the anticipated pro forma impact of the Liberty merger on the combined company, including the expected impact on financial metrics including earnings and tangible equity per share and on regulatory capital levels;

•	the thorough process conducted by Liberty, with the assistance of its advisors;

•	a comparison of the proposal from Simmons to other indications of interest received by Liberty and to recent business combinations involving other financial institutions;

•	its review of possible strategic partners other than Simmons, the prospects of such other possible strategic partners, and the likelihood of a transaction with such possible strategic partners;

•	its review of alternatives to such a transaction (including the alternatives of remaining independent and growing internally, remaining independent for a period of time and then selling, and remaining independent and growing through future acquisitions);

•	the structure of the transaction as a stock-for-stock merger following which Liberty’s existing shareholders will own a publicly traded stock and will have the opportunity to participate in the future success of the combined company and reap the benefits of any synergies achieved or any future transactions that might be pursued by the combined company;

•	the expectation that the historical liquidity of Simmons’ stock will offer Liberty’s shareholders the opportunity to participate in the growth and opportunities of Simmons by retaining their Simmons stock following the merger, or to exit their investment, should they prefer to do so;

•	the anticipated future receipt by Liberty shareholders of a dividend after completion of the Liberty merger as Simmons shareholders, based on Simmons’ current and forecasted dividend payout ratio;

•	the anticipated continued participation of Liberty’s management in the combined company, which enhances the likelihood that the strategic benefits that Liberty expects to achieve as a result of the Liberty merger will be realized and that the benefits and talents that Liberty brings to the combined company will be appropriately valued and effectively utilized;

•	its understanding of the current and prospective environment in which Liberty and Simmons operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Liberty both with and without the proposed transaction;

•	the attractiveness and strategic fit of Simmons as a potential merger partner;

•	the overall greater scale that will be achieved by the Liberty merger that will better position the combined company for future growth;

•	the expectation that the transaction will be generally tax-free for United States federal income tax purposes to Liberty’s shareholders;

•	the written opinion of KBW, Liberty’s financial advisor, dated May 27, 2014, delivered to the Liberty board of directors to the effect that, as of that date, and subject to and based on the various assumptions, considerations, qualifications and limitations set forth in the opinion, the Liberty exchange ratio was fair, from a financial point of view, to the holders of Liberty common stock; and

•	its review with its independent legal advisor, Stinson, of the terms of the Liberty merger agreement.

The foregoing discussion of the information and factors considered by the Liberty board of directors is not intended to be exhaustive, but includes the material factors considered by the Liberty board of directors. In reaching its decision to approve the Liberty merger agreement and the Liberty merger, the Liberty board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Liberty board of directors considered all these factors as a whole, including discussions with, and questioning of, Liberty’s management and Liberty’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

For the reasons set forth above, the Liberty board of directors determined that the Liberty merger agreement and the Liberty merger, are advisable and in the best interests of Liberty and its shareholders, and adopted and approved the Liberty merger agreement and the Liberty merger.

The Liberty board of directors unanimously recommends that the Liberty shareholders vote “FOR” the approval of the Liberty merger proposal.

Opinion of Liberty’s Financial Advisor

Liberty engaged KBW to render financial advisory and investment banking services to Liberty, including an opinion to the Liberty board of directors as to the fairness, from a financial point of view, to the holders of Liberty common stock of the Liberty exchange ratio in the proposed Liberty merger. Liberty selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the Liberty merger. As part of its investment banking business, KBW is continually engaged in the valuation of financial services businesses and their securities in connection with mergers and acquisitions.

At the meeting held on May 27, 2014 at which the Liberty board evaluated the proposed Liberty merger, KBW reviewed the financial aspects of the proposed Liberty merger and rendered an opinion to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW as set forth in such opinion, the Liberty exchange ratio in the proposed Liberty merger was fair, from a financial point of view, to the holders of Liberty common stock. The Liberty board approved the Liberty merger agreement at this meeting.

The description of the opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached as Annex F to this document and is incorporated herein by reference, and describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW in preparing the opinion.

KBW’s opinion speaks only as of the date of the opinion. The opinion was for the information of, and was directed to, the Liberty board (in its capacity as such) in connection with its consideration of the financial terms of the Liberty merger. The opinion addressed only the fairness, from a financial point of view, of the Liberty exchange ratio in the Liberty merger to the holders of Liberty common stock. It did not address the underlying business decision of Liberty to engage in the Liberty merger or enter into the Liberty merger agreement. KBW’s opinion did not and does not constitute a recommendation to the Liberty board in connection with the Liberty merger, and it does not constitute a recommendation to any Liberty shareholder or any shareholder of any other entity as to how to vote in connection with the Liberty merger or any other matter, nor does it constitute a recommendation on whether or not any such shareholder should enter into a voting, shareholders’ or affiliates’ agreement with respect to the Liberty merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder.

KBW’s opinion was reviewed and approved by KBW’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

In connection with the opinion, KBW reviewed, analyzed and relied upon material bearing upon the Liberty merger and the financial and operating condition of Liberty and Simmons, including, among other things:

•	a draft, dated May 26, 2014, of the Liberty merger agreement (the most recent draft then made available to KBW);

•	the audited financial statements and Annual Reports for the three years ended December 31, 2013 for Liberty;

•	the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of Simmons;

•	the unaudited financial statements for the quarter ended March 31, 2014 of Liberty;

•	the unaudited financial statements and quarterly reports on Form 10-Q for the quarter ended March 31, 2014 of Simmons;

•	certain regulatory filings for the three year period ended December 31, 2013 and the three month period ended March 31, 2014 of Liberty and its subsidiaries;

•	certain other interim reports and other communications of Liberty and Simmons to their respective shareholders; and

•	other financial information concerning the businesses and operations of Liberty and Simmons furnished to KBW by Liberty and Simmons or which KBW was otherwise directed to use for purposes of its analysis.

KBW’s consideration of financial information and other factors that it deemed appropriate under the circumstances or relevant to its analyses included, among others, the following:

•	the historical and current financial position and results of operations of Liberty and Simmons;

•	the assets and liabilities of Liberty and Simmons;

•	the nature and terms of certain other merger transactions and business combinations in the banking industry;

•	a comparison of certain financial information of Liberty and certain financial and stock market information for Simmons with similar information for certain other companies the securities of which are publicly traded;

•	financial and operating forecasts and projections of Liberty which were prepared by Liberty management, provided to and discussed with KBW by such management, and used and relied upon by KBW at the direction of such management with the consent of the Liberty board;

•	publicly available consensus “street estimates” of Simmons for 2014 and 2015 (which estimates reflected the pro forma impact of the pending acquisitions by Simmons of each of Community First and Delta Trust that were publicly announced on May 6, 2014 and March 24, 2014, respectively), as well as assumed long term growth rates based thereon that were prepared and provided to KBW by management of Simmons, all of which information was used and relied upon by KBW at the direction of such management with the consent of the Liberty board;

•	projected balance sheet and capital data of Simmons (giving effect to each of the Community First merger and the Delta Trust merger) that were prepared by Simmons’ management, and used and relied upon by KBW at the direction of such management with the consent of the Liberty board; and

•	estimates regarding certain pro forma financial effects of the Liberty merger on Simmons (including, without limitation, the cost savings and related expenses expected to result from the Liberty merger as well as certain accounting adjustments assumed with respect thereto) that were prepared by Simmons’ management, and used and relied upon by KBW at the direction of such management with the consent of the Liberty board.

KBW also performed such other studies and analyses as it considered appropriate and took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the banking industry generally. KBW also held discussions with senior management of Liberty and Simmons regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters that KBW deemed relevant to its inquiry. In addition, KBW considered the results of the efforts undertaken by Liberty, with KBW’s assistance, to solicit indications of interest from third parties regarding a potential transaction with Liberty.

In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not independently verify the accuracy or completeness of any such information or assume any responsibility or liability for such verification, accuracy or completeness. KBW relied upon the management of Liberty as to the reasonableness and achievability of the financial and operating forecasts and projections of Liberty (and the assumptions and bases therefor) that were prepared by Liberty management and provided to and discussed with KBW by such management, and KBW assumed, with the consent of Liberty, that such forecasts and projections were reasonably prepared on a basis reflecting the best available estimates and judgments of such management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by such management. KBW further relied, with the consent of Liberty, upon Simmons’ management as to the reasonableness and achievability of (i) the publicly available consensus “street estimates” of Simmons that KBW was directed to use and the assumed long term growth rates based thereon that were prepared by Simmons’ management and provided to KBW, (ii) the projected balance sheet and capital data of Simmons (giving effect to each of the Community First merger and the Delta Trust merger) that were prepared by Simmons’ management, and (iii) the estimates regarding certain pro forma effects of the Liberty merger on Simmons that were prepared by Simmons’ management and provided to and discussed with us by such management (and the assumptions and bases therefor, including but not limited to the cost savings and related expenses expected to result from the Liberty merger as well as certain accounting adjustments assumed with respect thereto). In rendering its opinion, KBW assumed, with the consent of the Liberty board, that all such information was consistent with (in the case of Simmons “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that such forecasts, estimates and projected data reflected in such information would be realized in the amounts and in the time periods estimated by such management. KBW expressed no view or opinion as to the Community First merger or the Delta Trust merger (or any terms, aspects or implications of either such transaction). KBW assumed, with the consent of Liberty, that the Delta Trust merger and the related bank subsidiary merger would be consummated as described to KBW by Simmons’ management in the third quarter of 2014, and that the Community First merger would be completed as described to KBW by Simmons’ management in the fourth quarter of 2014.

The forecasts, projections and estimates of Liberty and Simmons that were provided to KBW were not prepared with the expectation of public disclosure. All such information was based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. KBW assumed, based on discussions with the respective managements of Liberty and Simmons, that such forecasts, projections and estimates of Liberty and Simmons referred to above, provided a reasonable basis upon which KBW could form its opinion and KBW expressed no view as to any such information or the assumptions or bases therefor. KBW relied on all such information without independent verification or analysis and did not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

KBW assumed that there were no material, undisclosed changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Liberty or Simmons since the date of the last financial statements of each such entity that were made available to KBW. KBW is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and KBW assumed, without independent verification and with Liberty’s consent, that the aggregate allowances for loan and lease losses for Liberty and Simmons were adequate to cover such losses. In rendering its opinion, KBW did not make or obtain any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of Liberty or Simmons, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor did KBW examine any individual loan or credit files, nor did it evaluate the solvency, financial capability or fair value of Liberty or Simmons under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, KBW assumed no responsibility or liability for their accuracy.

KBW assumed that, in all respects material to its analyses:

•	the merger and any related transactions would be completed substantially in accordance with the terms set forth in the Liberty merger agreement (the final terms of which KBW assumed would not differ in any respect material to its analyses from the latest draft of the Liberty merger agreement that had been reviewed by it) with no adjustments to the Liberty exchange ratio or additional forms of consideration;

•	the representations and warranties of each party in the Liberty merger agreement and in all related documents and instruments referred to in the Liberty merger agreement were true and correct;

•	each party to the Liberty merger agreement and all related documents would perform all of the covenants and agreements required to be performed by such party under such documents;

•	there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the merger or any related transaction (including without limitation any factors related to Simmons’ pending Community First merger and Delta Trust merger) and that all conditions to the completion of the Liberty merger would be satisfied without any waivers or modifications to the Liberty merger agreement; and

•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Liberty merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, would be imposed that would have a material adverse effect on the future results of operations or financial condition of Liberty, Simmons or the combined entity or the contemplated benefits of the Liberty merger, including the cost savings and related expenses expected to result from the Liberty merger, as well as certain accounting adjustments assumed with respect thereto.

KBW assumed that the Liberty merger would be consummated in a manner that complied with the applicable provisions of the Securities Act of 1933, as amended, or the Securities Act, the Securities Exchange Act of 1934, as amended, or the Exchange Act, and all other applicable federal and state statutes, rules and regulations. KBW further assumed that Liberty relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to Liberty, Simmons, the Liberty merger and any related transaction, and the Liberty merger agreement. KBW did not provide advice with respect to any such matters.

KBW’s opinion addressed only the fairness, from a financial point of view, as of the date of such opinion, of the Liberty exchange ratio in the Liberty merger to the holders of Liberty common stock. KBW expressed no view or opinion as to any terms or other aspects of the Liberty merger or any related transaction, including without limitation, the form or structure of the Liberty merger, any transactions that may be related to the Liberty merger, any consequences of the Liberty merger to Liberty, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Liberty merger or otherwise. Further, as part of its opinion to the Liberty board, KBW expressed no view or opinion as to either the Community First merger or the Delta Trust merger, including without limitation any direct or indirect consequence or impact of either the consummation of any one or both acquisitions (further to either of their publicly announced terms (including anticipated timing) or otherwise) or, alternatively, the failure to consummate any one or both such acquisitions, on Simmons, Liberty, the holders of Simmons common stock or Liberty common stock, the Liberty merger (including any term or aspect thereof) or any related transaction, or the prices, trading range or volume of Simmons common stock. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of such opinion and the information made available to KBW through such date. Developments subsequent to the date of KBW’s opinion may have affected, and may affect, the conclusion reached in KBW’s opinion and KBW did not and does not have an obligation to update, revise or reaffirm its opinion. KBW’s opinion did not address, and KBW expressed no view or opinion with respect to:

•	the underlying business decision of Liberty to engage in the Liberty merger or enter into the Liberty merger agreement;

•	the relative merits of the Liberty merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by Liberty or the Liberty board;

•	the fairness of the amount or nature of any compensation to any of Liberty’ officers, directors or employees, or any class of such persons, relative to any compensation to the holders of Liberty common stock;

•	the effect of the Liberty merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of Liberty other than the Liberty common stock (solely with respect to the Liberty exchange ratio in the proposed Liberty merger and not relative to the consideration to be received by any other class of securities), or any class of securities of Simmons or any other party to any transaction contemplated by the Liberty merger agreement;

•	the actual value of the Simmons common stock to be issued in the Liberty merger;

•	the prices, trading range or volume at which Simmons common stock would trade following the public announcement of the Liberty merger or the consummation of the Liberty merger;

•	any adjustments (as provided in the Liberty merger agreement) to the Liberty exchange ratio or the form of consideration in the Liberty merger as contemplated by KBW’s opinion;

•	whether Simmons has sufficient cash, available lines of credit or other sources of funds to enable it to pay any cash consideration in the Liberty merger (as provided in the Liberty merger agreement);

•	any advice or opinions provided by any other advisor to any of the parties to the Liberty merger or any other transaction contemplated by the Liberty merger agreement; or

•	any legal, regulatory, accounting, tax or similar matters relating to Liberty, Simmons, their respective shareholders, or relating to or arising out of or as a consequence of the Liberty merger or any related transaction, including whether or not the Liberty merger would qualify as a tax-free reorganization for United States federal income tax purposes.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Liberty and Simmons. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Liberty board in making its determination to approve the Liberty merger agreement and the Liberty merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Liberty board with respect to the fairness of the Liberty exchange ratio. The type and amount of consideration payable in the Liberty merger were determined through negotiation between Liberty and Simmons and the decision to enter into the Liberty merger agreement was solely that of the Liberty board.

The following is a summary of the material financial analyses performed by KBW in connection with its opinion. The summary is not a complete description of the financial analyses underlying the opinion or the presentation made by KBW to the Liberty board, but summarizes the material analyses performed in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of the financial analyses. For purposes of the financial analyses described below, KBW utilized an implied transaction value for the proposed merger of $39.79 per share of Liberty common stock based on the Liberty exchange ratio in the Liberty merger and the closing price of Simmons common stock on May 23, 2014. In addition to the financial analyses described below, KBW reviewed with the Liberty board for informational purposes, among other things, implied transaction multiples for the proposed merger of 13.4x using the 2014 EPS estimate for Liberty provided to KBW by Liberty’s management and 13.2x using the 2015 EPS estimate for Liberty provided to KBW by Liberty’s management, in both cases based on the implied transaction value for the proposed merger of $39.79 per share of Liberty common stock.

Selected Companies Analysis. Using publicly available information, KBW compared the financial performance and financial condition of Liberty to 22 selected banks and thrifts headquartered in the Midwest (defined as Illinois, Indiana, Iowa, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, North Dakota, Ohio, South Dakota, and Wisconsin) that were traded on NASDAQ or the NYSE with total assets between $750 million and $2 billion and nonperforming assets to total assets ratios less than 4.0%, excluding the targets of mergers. KBW selected these banks and thrifts based on its professional judgment and experience. KBW also reviewed the market performance of the selected companies.

The selected companies included in Liberty’s “peer” group were:

Ames National Corporation	HopFed Bancorp, Inc.
Bank of Kentucky Financial Corporation	Horizon Bancorp
BankFinancial Corporation	Landmark Bancorp, Inc.
Baylake Corp.	LCNB Corp.
Community Bank Shares of Indiana, Inc.	LNB Bancorp, Inc.
Farmers National Banc Corp.	MidWestOne Financial Group, Inc.
First Business Financial Services, Inc.	MutualFirst Financial, Inc.
First Citizens Banc Corp	Ohio Valley Banc Corp.
First Internet Bancorp	Southern Missouri Bancorp, Inc.
First Mid-Illinois Bancshares, Inc.	United Community Financial Corp.
HF Financial Corp.	West Bancorporation, Inc.

To perform this analysis, KBW used LTM and other financial information as of or for the period ended March 31, 2014 and market price information as of May 23, 2014. KBW also used 2014 earnings estimates for the selected companies taken from consensus “street” estimates. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Liberty’s historical financial statements, or the data presented under the sections “The Community First Merger—Opinion of Community First’s Financial Advisor,” “The Community First Merger —Opinion of Simmons’ Financial Advisor” or “The Liberty Merger—Opinion of Simmons’ Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Liberty and the selected companies in its “peer” group:

		Peer Group
	Liberty	Minimum	Mean	Median	Maximum	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	1.48%	0.27%	0.80%	0.80%	1.28%	0.57%	1.08%
LTM Core Return on Average Equity (1)	16.69%	2.25%	8.15%	7.91%	13.56%	6.28%	10.54%
LTM Net Interest Margin	4.49%	2.62%	3.46%	3.48%	4.49%	3.21%	3.65%
LTM Efficiency Ratio	56.1%	47.5%	68.6%	68.4%	91.1%	76.4%	60.6%

(1)	Excludes gain/loss on sale of securities, extraordinary items, and non-recurring items

KBW’s analysis also showed the following ratios concerning the financial condition of Liberty and the selected companies in its “peer” group:

		Peer Group
	Liberty	Minimum	Mean	Median	Maximum	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	9.22%	4.74%	8.57%	8.64%	12.07%	7.51%	10.01%
Total Risk-Based Capital / Risk-Weighted Assets	18.1%	12.2%	15.7%	15.8%	19.7%	13.8%	17.0%
Gross Loans / Deposits	91.6%	54.2%	79.0%	80.5%	97.5%	73.8%	86.1%
Non-Performing Assets (1) / Gross Loans + Other Real Estate Owned	1.33%	0.61%	2.49%	2.64%	5.00%	3.11%	1.58%
Non-Performing Assets (1) / Assets	1.01%	0.38%	1.60%	1.54%	3.10%	2.12%	1.05%
Loan Loss Reserves / Gross Loans	1.39%	0.49%	1.38%	1.37%	1.96%	1.20%	1.52%
Most Recent Quarter Annualized (“MRQ”) Net Charge-Offs / Average Loans	0.19%	(0.06%)	0.16%	0.15%	0.52%	0.26%	0.05%

(1)	Non-Performing Assets include nonaccrual loans, loans 90+ days past due, TDRs and other real estate owned. Covered assets were excluded to the extent discernible.

In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of the selected companies in Liberty’s “peer” group (excluding the impact of certain selected company LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x):

	Peer Group
	Minimum		Mean		Median		Maximum		25th Percentile		75th Percentile
One-Year Stock Price Change	(16.5%)		15.8%		17.5%		52.6%		3.9%		23.6%
One-Year Total Return	(13.6%)		18.3%		18.3%		56.0%		5.8%		27.0%
Stock Price / Book Value Per Share	0.80	x	1.17	x	1.17	x	1.76	x	0.98	x	1.30	x
Stock Price / Tangible Book Value Per Share	0.86	x	1.29	x	1.29	x	1.76	x	1.10	x	1.41	x
Stock Price / LTM EPS	10.5	x	14.2	x	13.4	x	27.0	x	12.3	x	15.6	x
Stock Price / 2014 EPS	4.9	x	14.5	x	13.0	x	29.8	x	11.3	x	15.4	x
Stated Dividend Yield	0.00%		2.17%		2.08%		4.15%		1.62%		3.02%
LTM Dividend Payout Ratio	0.0%		28.3%		25.4%		63.4%		21.4%		38.6%

Using publicly available information, KBW compared the financial performance, financial condition and market performance of Simmons to 29 selected banks and thrifts traded on NASDAQ or the NYSE, with total assets between $3.0 billion and $10.0 billion, with non-performing assets to total assets ratios less than 4.0% and that are headquartered in any of (1) the Southeast, (2) the states in which Simmons has banking operations, and (3) the states contiguous to states in which Simmons conducts banking operations. States included were: Alabama, Arkansas, Colorado, Florida, Georgia, Illinois, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, Nebraska, North Carolina, Oklahoma, South Carolina, Tennessee, Texas, Virginia, and West Virginia.

The selected companies included in Simmons’ “peer” group were:

Ameris Bancorp	Great Southern Bancorp, Inc.
BancFirst Corporation	Hilltop Holdings Inc.
Bank of the Ozarks, Inc.	Home BancShares, Inc.
BNC Bancorp	National Bank Holdings Corporation
Capital Bank Financial Corp.	Pinnacle Financial Partners, Inc.
City Holding Company	Renasant Corporation
Community Trust Bancorp, Inc.	Republic Bancorp, Inc.
Enterprise Financial Services Corp	ServisFirst Bancshares, Inc.
First Bancorp	Southside Bancshares, Inc.
First Busey Corporation	TowneBank
First Financial Bankshares, Inc.	Union Bankshares Corporation
First Financial Holdings, Inc.	United Community Banks, Inc.
Heartland Financial USA, Inc.	ViewPoint Financial Group, Inc.
First Midwest Bancorp, Inc.	WesBanco, Inc.
First NBC Bank Holding Company

To perform this analysis, KBW used LTM and other financial information as of or for the period ended March 31, 2014 and market price information as of May 23, 2014. KBW also used 2014 and 2015 earnings estimates for Simmons and the selected companies taken from consensus “street” estimates. Certain financial data prepared by KBW, as referenced in the tables presented below, may not correspond to the data presented in Simmons’ historical financial statements, or the data presented under the sections “The Community First Merger—Opinion of Community First’s Financial Advisor,” “The Community First Merger—Opinion of Simmons’ Financial Advisor” or “The Liberty Merger—Opinion of Simmons’ Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning the financial performance of Simmons and the selected companies in its “peer” group:

		Peer Group
	Simmons	Minimum	Mean	Median	Maximum	25th Percentile	75th Percentile
LTM Core Return on Average Assets (1)	0.72%	0.19%	1.09%	0.99%	2.19%	0.94%	1.25%
LTM Core Return on Average Equity (1)	7.74%	1.02%	9.47%	8.82%	16.59%	7.91%	11.66%
LTM Net Interest Margin	4.38%	3.02%	4.08%	4.00%	5.55%	3.64%	4.52%
LTM Efficiency Ratio	71.2%	37.9%	62.0%	63.9%	83.6%	65.7%	57.9%

(1)	Excludes gain/loss on sale of securities, extraordinary items, and non-recurring items

KBW’s analysis also showed the following ratios concerning the financial condition of Simmons and the selected companies in its “peer” group:

			Peer Group
	Simmons	Simmons Pro Forma (1)	Minimum	Mean	Median	Maximum	25th Percentile	75th Percentile
Tangible Common Equity / Tangible Assets	7.33%	6.87%	5.78%	9.57%	9.06%	16.87%	7.62%	9.92%
Total Risk-Based Capital / Risk-Weighted Assets	14.5%	14.1%	11.7%	16.4%	14.5%	37.5%	13.7%	17.8%
Gross Loans / Deposits	64.3%	69.5%	50.7%	83.2%	84.7%	123.5%	76.0%	90.3%
Non-Performing Assets (2)/ Gross Loans + Other Real Estate Owned	3.16%		0.55%	2.22%	1.80%	6.75%	2.88%	1.10%
Non-Performing Assets (2) / Assets	1.74%		0.32%	1.51%	1.27%	4.79%	1.91%	0.79%
Loan Loss Reserves / Gross Loans	1.13%		0.58%	1.22%	1.22%	2.12%	0.89%	1.39%
MRQ Net Charge Offs / Average Loans	0.25%		(0.06%)	0.26%	0.14%	1.24%	0.37%	0.08%

(1)	Pro forma for Simmons’ pending acquisitions of Delta Trust and Community First based on data available in public documents.
(2)	Non-Performing Assets include nonaccrual loans, loans 90+ days past due, TDRs and other real estate owned. Covered assets were excluded to the extent discernible.

In addition, KBW’s analysis showed the following, to the extent publicly available, concerning the market performance of Simmons and the selected companies in its “peer” group (excluding the impact of certain selected company LTM, 2014 and 2015 EPS multiples considered to be not meaningful because they were negative or greater than 30.0x):

					Peer Group
	Simmons		Simmons Pro Forma (1)		Minimum		Mean		Median		Maximum		25th Percentile		75th Percentile
One-Year Stock Price Change	56.3%				(10.0%)		21.4%		22.2%		53.9%		8.2%		32.7%
One-Year Total Return	60.7%				(8.6%)		23.4%		25.2%		56.0%		11.8%		32.9%
Stock Price / Book Value Per Share	1.60	x	1.38	x	0.88	x	1.56	x	1.40	x	3.35	x	1.18	x	1.72	x
Stock Price / Tangible Book Value Per Share	2.06	x	2.12	x	0.89	x	1.92	x	1.82	x	3.64	x	1.39	x	2.11	x
Stock Price / LTM EPS	29.9	x			3.4	x	17.2	x	16.1	x	28.2	x	13.4	x	22.0	x
Stock Price / 2014 EPS (2)	17.2	x			11.7	x	15.5	x	14.9	x	23.2	x	13.0	x	16.9	x
Stock Price / 2015 EPS (2)	12.9	x			10.3	x	13.9	x	13.0	x	23.8	x	11.9	x	15.2	x
Stated Dividend Yield	2.21%				0.00%		1.75%		1.63%		3.74%		0.95%		2.78%
LTM Dividend Payout Ratio	63.9%				0.0%		32.5%		30.4%		153.8%		14.0%		44.5%

(1)	Pro forma for Simmons’ pending acquisitions of Delta Trust and Community First based on data available in public documents.
(2)	2014 and 2015 EPS consensus “street estimates” for Simmons reflected the pro forma impact of the Simmons’ pending acquisitions of Delta Trust and Community First expected to close in the third quarter and fourth quarter of 2014, respectively,

No company used as a comparison in the above selected companies analyses is identical to Liberty or Simmons. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Select Transactions Analysis. KBW reviewed publicly available information related to 19 selected bank and thrift transactions announced since June 30, 2013 with disclosed transaction values between $100 million and

$300 million, LTM return on average assets greater than 0.0%, and non-performing assets to total assets ratios less than 4.0%. Terminated transactions and mergers of equals were excluded from the selected transactions. The selected transactions included in the group were:

Acquiror:	Acquired Company:
Simmons First National Corporation	Community First Bancshares, Inc.
Bryn Mawr Bank Corporation	Continental Bank Holdings, Inc.
Eastern Bank Corporation	Centrix Bank & Trust
Bank of the Ozarks, Inc.	Summit Bancorp, Inc.
BancorpSouth, Inc.	Central Community Corporation
TriCo Bancshares	North Valley Bancorp
IBERIABANK Corporation	Teche Holding Company
BancorpSouth, Inc.	Ouachita Bancshares Corp.
Old National Bancorp	United Bancorp, Inc.
Provident Financial Services, Inc.	Team Capital Bank
Independent Bank Group, Inc.	BOH Holdings, Inc.
Cascade Bancorp	Home Federal Bancorp, Inc.
Heritage Financial Corporation	Washington Banking Company
East West Bancorp, Inc.	MetroCorp Bancshares, Inc.
Old National Bancorp	Tower Financial Corporation
Prosperity Bancshares, Inc.	F & M Bancorporation Inc.
Cullen / Frost Bankers, Inc.	WNB Bancshares, Inc.
Wilshire Bancorp, Inc.	Saehan Bancorp
First Federal Bancshares of Arkansas, Inc.	First National Security Company

For each selected transaction, KBW derived the ratio of the transaction consideration value per common share paid for the acquired company to the following, in each case based on the latest publicly available financial statements of the acquired company available prior to the announcement of the acquisition:

•	Book value per share of the acquired company;

•	Tangible book value per share of the acquired company;

•	LTM EPS of the acquired company; and

•	Core deposit premium, which refers to a transaction’s value less the target’s tangible common equity as a percentage of its core deposits (total deposits less time deposits greater than $100,000).

The above transaction multiples for the selected transactions were compared with the corresponding transaction multiples for the proposed merger based on the implied transaction value for the proposed merger of $39.79 per share of Liberty common stock and using historical financial information for Liberty as of March 31, 2014.

The results of the analysis (excluding the impact of certain selected transaction LTM EPS multiples considered to be not meaningful because they were negative or greater than 30.0x) are set forth in the following table:

			Selected Transactions
Transaction Price to:	Simmons / Liberty Merger		Minimum		Mean		Median		Maximum		25th Percentile		75th Percentile
Book Value Per Share	2.02	x	0.84	x	1.84	x	1.76	x	2.84	x	1.63	x	2.00	x
Tangible Book Value Per Share	2.10	x	1.37	x	1.90	x	1.80	x	2.84	x	1.69	x	2.10	x
LTM EPS	12.9	x	11.9	x	17.0	x	15.9	x	25.8	x	15.2	x	17.6	x
Core Deposit Premium	13.12%		5.18%		11.20%		11.86%		18.43%		9.09%		12.81%

No company or transaction used as a comparison in the above selected transaction analysis is identical to Liberty or the proposed merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies involved.

Relative Contribution Analysis. KBW analyzed the relative standalone contribution of Simmons (giving effect to its pending acquisitions of Delta Trust and Community First) and Liberty to various pro forma balance sheet and income statement items of the combined entity. This analysis did not include purchase accounting adjustments. To perform this analysis, KBW used (i) balance sheet data for Simmons and Liberty as of March 31, 2014 and (ii) 2014 and 2015 net income consensus “street” estimates for Simmons and 2014 and 2015 net income estimates provided by Liberty management. The results of KBW’s analysis are set forth in the following table, which also compares the results of KBW’s analysis with the implied pro forma ownership percentages of Simmons and Liberty shareholders in the combined company based on the Liberty exchange ratio in the proposed merger:

	Simmons (1) as a % of total	Liberty as a % of total
Balance Sheet:
Assets	87%	13%
Gross Loans	82%	18%
Deposits	87%	13%
Tangible Common Equity	82%	18%

Income Statement:
2014 Net Income	66%	34%
2015 Net Income	83%	17%

Ownership:
At a 1.0000x Exchange Ratio	83%	17%

(1)	Balance sheet items pro forma for Simmons’ pending acquisitions of Delta Trust and Community First based on data available in public documents. 2014 and 2015 net income consensus “street estimates” for Simmons reflected the pro forma impact of Simmons’ pending acquisitions of Delta Trust and Community First expected to close in the third quarter and fourth quarter of 2014, respectively.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range for the implied equity value of Liberty. In this analysis, KBW used financial forecasts and projections relating to the earnings and assets of Liberty prepared, and provided to KBW, by Liberty management and assumed discount rates ranging from 13.0% to 17.0% as determined by KBW in its professional judgment and experience. The ranges of values were derived by adding (i) the present value of the estimated free cash flows that Liberty could generate over the period from 2015 to 2019 based on cash flows projections provided by Liberty’s management and (ii) the present value of Liberty’s implied terminal value at the end of such period. KBW assumed that Liberty would maintain a tangible common equity to tangible assets ratio of 8.00% and would retain sufficient earnings to maintain that level based on these assumptions. Any free cash flows in excess of what would need to be retained were assumed to represent dividendable cash flows for Liberty. In calculating the terminal value of Liberty, KBW applied a range of 12.0x to 16.0x estimated 2020 earnings. This discounted cash flow analysis resulted in a range of implied values per share of Liberty common stock of approximately $28.83 per share to $40.81 per share, as compared to the implied transaction value for the proposed Liberty merger of $39.79 per share of Liberty common stock.

The discounted cash flow analysis is a widely used valuation methodology, but the results of such methodology are highly dependent on the assumptions that must be made, including asset and earnings growth rates, terminal values, dividend payout rates, and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Liberty.

Pro Forma Financial Impact Analysis. KBW performed a pro forma financial impact analysis that combined projected income statement and balance sheet information of Simmons (giving effect to its pending acquisitions of Delta Trust and Community First) and Liberty. Using closing balance sheet estimates as of December 31, 2014 for Simmons and Liberty provided by their respective managements, the 2015 consensus “street” earnings estimate for Simmons and an assumed long term growth rate based thereon provided by Simmons’ management, financial forecasts and projections relating to the earnings of Liberty provided by Liberty management and pro forma assumptions (including purchase accounting assumptions, cost savings and related expenses) provided by Simmons’ management, KBW analyzed the potential financial impact of the merger on certain projected financial results. This analysis indicated the Liberty merger could be accretive to Simmons’ 2015 and 2016 estimated EPS and dilutive to Simmons’ estimated tangible book value per share as of December 31, 2014. The analysis also indicated that the Liberty Merger is expected to be accretive to tangible book value per share for Simmons in approximately 3.5 years. Furthermore, the analysis indicated that, pro forma for the proposed Liberty merger, each of Simmons’ tangible common equity to tangible assets ratio, Tier 1 leverage ratio, Tier 1 Risk-Based Capital Ratio and Total Risk-Based Capital Ratio as of December 31, 2014 could be higher. For all of the above, the actual results achieved by Simmons following the Liberty merger may vary from the projected results, and the variations may be material.

Miscellaneous. KBW acted as financial advisor to Liberty in connection with the proposed Liberty merger and did not act as an advisor to or agent of any other person. As part of its investment banking business, KBW is continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may from time to time purchase securities from, and sell securities to, Liberty and Simmons. As a market maker in securities, KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Liberty or Simmons for its own account and for the accounts of its customers. To the extent KBW had any such position as of the date of KBW’s opinion, it was disclosed to Liberty.

Pursuant to the KBW engagement agreement, Liberty agreed to pay KBW a cash fee equal to 1.0% of the aggregate merger consideration, of which $25,000 became payable to KBW in connection with its engagement, $100,000 of which became payable to KBW upon the rendering of the opinion, and the balance of which is contingent upon the consummation of the merger. Liberty also has agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW against certain liabilities relating to or arising out of KBW’s engagement or KBW’s role in connection therewith. In addition to this present engagement, during the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Liberty but did not receive compensation for such services. During the two years preceding the date of its opinion, KBW provided investment banking and financial advisory services to Simmons and received compensation for such services. KBW served as financial advisor to Simmons in connection with its purchase and assumption of Truman Bank in August 2012. KBW also provided investment banking and financial advisory services to Community First in connection with the pending acquisition of Community First by Simmons. KBW may in the future provide investment banking and financial advisory services to Liberty or Simmons and receive compensation for such services.

Simmons’ Reasons for the Liberty Merger; Recommendation of Simmons’ Board of Directors

In reaching its decision to approve the Liberty merger agreement, the Liberty merger and the other transactions contemplated by the Liberty merger agreement, the Simmons board of directors consulted with Simmons management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	each of Simmons’s and Liberty’s business, operations, financial condition, asset quality, earnings and prospects;

•	the strategic fit of the businesses of the two companies, including their complementary markets, business lines and loan and deposit profiles which could result in a combined company with a balanced loan portfolio, diversified revenue stream and solid funding base;

•	Liberty’s market position in Springfield and southwest Missouri;

•	the anticipated pro forma impact of the Liberty merger on the combined company, including the expected impact on financial metrics including earnings and tangible book value and regulatory capital levels;

•	its understanding of the current and prospective environment in which Simmons and Liberty operate, including national and local economic conditions, the competitive environment for financial institutions generally, and the likely effect of these factors on Simmons both with and without the Liberty merger;

•	its review and discussions with Simmons management concerning the due diligence investigation of Liberty;

•	the perceived compatibility of the corporate cultures of the two companies, which Simmons management believes should facilitate integration and implementation of the Liberty merger;

•	the structure of the Liberty merger as a combination in which the combined company would operate under the Simmons brand and the Simmons board of directors and Simmons management would have substantial participation in the combined company;

•	the opinion of Sterne, Agee & Leach, Inc., rendered orally on May 27, 2014 (subsequently confirmed in writing), addressed to the Simmons board of directors as to the fairness, from a financial point of view and as of the date of such opinion, to Simmons of the Liberty merger consideration provided for in the Liberty merger, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken as more fully described below under “—Opinion of Simmons’ Financial Advisor”;

•	the financial and other terms of the Liberty merger agreement, including the fixed exchange ratio, expected tax treatment and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the potential risk of diverting Simmons management’s attention and resources from the operation of Simmons business and towards the completion of the Liberty merger;

•	the nature and amount of payments and other benefits to be received by Liberty management in connection with the Liberty merger pursuant to existing Liberty plans and compensation arrangements and the Liberty merger agreement;

•	the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Liberty’s business, operations and workforce with those of Simmons; and

•	the regulatory and other approvals required in connection with the Liberty merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions.

The foregoing discussion of the factors considered by the Simmons board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Simmons board of directors. In reaching its decision to approve the Liberty merger agreement, the Liberty merger and the other transactions contemplated by the Liberty merger agreement, the Simmons board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Simmons board of directors considered all these factors as a whole, including discussions with, and questioning of, Simmons’s management and Simmons’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination to approve the Liberty merger agreement. It should be noted that this explanation of the Liberty board’s reasoning and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Opinion of Simmons’ Financial Advisor

On April 9, 2014, Simmons executed an engagement agreement with Sterne Agee. Sterne Agee’s engagement encompassed assisting Simmons in analyzing, structuring, negotiating and effecting a transaction between Simmons and Liberty. Sterne Agee, a nationally recognized investment banking firm with offices throughout the United States, has substantial experience in transactions similar to the Liberty merger. As part of its investment banking business, Sterne Agee is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. As specialists in the securities of banking companies, Sterne Agee has experience in, and knowledge of, the valuation of banking enterprises.

On May 27, 2014, the Simmons board of directors held a meeting to evaluate the proposed merger of Liberty and Simmons. At this meeting, Sterne Agee reviewed the financial aspects of the proposed Liberty merger with the Simmons board and rendered an oral opinion (subsequently confirmed in writing), to the Simmons board of directors that, as of such date, and based upon and subject to factors and assumptions set forth therein, the Liberty exchange ratio to be paid in the Liberty merger by Simmons was fair from a financial point of view, to Simmons. The full text of Sterne Agee’s opinion is attached as Annex D to this joint proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sterne Agree in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Holders of Simmons common stock are urged to read the entire opinion carefully in connection with their consideration of the Liberty merger.

Sterne Agee’s opinion speaks only as of the date of the opinion, and Sterne Agee has undertaken no obligation to update or revise its opinion. The opinion was directed to the board of directors of Simmons and addresses only the fairness, from a financial point of view, of the Liberty exchange ratio to be paid in the Liberty merger by Simmons. It does not address the underlying business decision to proceed with the Liberty merger. The opinion does not constitute a recommendation to any shareholder of Simmons as to how the shareholder should vote or act with respect to the Liberty merger or any related matter. Simmons and Liberty determined the Liberty exchange ratio through the negotiation process.

In rendering its opinion, Sterne Agee, among other things:

•	Reviewed the Liberty merger agreement, dated May 27, 2014;

•	Reviewed certain publicly available financial and business information of Simmons, Liberty and their respective affiliates that Sterne Agee deemed to be relevant;

•	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Simmons and Liberty;

•	Reviewed materials detailing the Liberty merger prepared by Simmons, Liberty and their respective affiliates and by their legal and accounting advisors, as well as by Liberty’s financial advisor;

•	Conducted conversations with members of senior management and representatives of both Simmons and Liberty regarding the matters described in the preceding bullet points, as well as their respective businesses and prospects before and after giving effect to the Liberty merger;

•	Compared certain financial metrics and stock performance of Simmons and Liberty to other selected banks and thrifts that we deemed to be relevant;

•	Analyzed the terms of the Liberty merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

•	Analyzed the Liberty exchange ratio offered relative to Liberty’s book value, tangible book value, and trailing 12 month earnings as of March 31, 2014;

•	Analyzed the projected pro forma impact of the Liberty merger on certain projected balance sheet and capital ratios, earnings per share, and tangible book value per share of Simmons;

•	Reviewed the overall environment for depository institutions in the United States; and

•	Conducted such other financial studies, analyses and investigations and took into account such other matters as Sterne Agee deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

Sterne Agee’s opinion was necessarily based upon conditions as they existed and could be evaluated on the date of the opinion and the information made available to Sterne Agee through the date of the opinion. In conducting its review and arriving at its opinion, Sterne Agee relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. Sterne Agee did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. Sterne Agee relied upon management of Simmons and Liberty as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and basis therefore) provided to Sterne Agee. Sterne Agee assumed that such forecasts and projections reflected the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Sterne Agee is not an expert in the independent verification of the adequacy of allowances for loan and lease losses and has assumed, with Simmons’ consent, that the aggregate allowance for loan and lease losses for Simmons and Liberty was adequate to cover such losses. Sterne Agee did not make or obtain any evaluation or appraisal of the assets or liabilities of Simmons, Liberty or their respective affiliates, nor did it examine any individual credit files. Sterne Agee was not asked to and did not undertake any independent verification of any such information, and Sterne Agee did not assume any responsibility or liability for the accuracy and completeness thereof.

The projections furnished to Sterne Agee and used by it in certain of its analyses were prepared by the senior management teams of Simmons and Liberty, respectively. Neither Simmons nor Liberty publicly discloses internal management projections of the type provided to Sterne Agee in connection with its review of the Liberty merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, Sterne Agee assumed that, in all respects material to its analyses:

•	the Liberty merger will be completed substantially in accordance with the terms set forth in the Liberty merger agreement with no additional payments or adjustments to the Liberty exchange ratio;

•	the representations and warranties of each party in the Liberty merger agreement and in all related documents and instruments referred to in the Liberty merger agreement are true and correct;

•	each party to the Liberty merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

•	all conditions to the completion of the Liberty merger will be satisfied without any waivers;

•	there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Liberty or Simmons since either the date of the last financial statements made available to Sterne Agee and the date of the Liberty merger agreement, and that no legal, political, economic, regulatory or other development has occurred that will adversely impact Liberty or Simmons;

•	all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely manner and without any conditions or requirements that could adversely affect the Liberty merger; and

•	the Liberty merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the Liberty merger will qualify as a tax-free reorganization for United States federal income tax purposes.

Sterne Agee’s opinion is limited to whether the Liberty exchange ratio to be paid in the Liberty merger by Simmons is fair from a financial point of view to Simmons. Sterne Agee was not asked to, and it did not, offer any opinion as to the terms of the Liberty merger agreement or the form of the Liberty merger or any aspect of the Liberty merger, other than the Liberty exchange ratio, to the extent expressly specified in Sterne Agee’s opinion. The opinion did not address, and Sterne Agee expressed no view or opinion with respect to the relative merits or effect of the Liberty merger as compared to any strategic alternatives or business strategies or combinations that may be or may have been available to or contemplated by Simmons or its board of directors. Moreover, Sterne Agee did not express an opinion as to the fairness of the amount or nature of any compensation payable to or to be received by any officers, directors or employees, or of any of the parties to the Liberty merger relative to the aggregate consideration. Finally, the opinion was not an expression of an opinion as to the price at which shares of Simmons common stock would trade at the time of issuance to shareholders of Liberty under the Liberty merger agreement or the prices at which Simmons or Liberty’s common stock may trade at any time.

In performing its analyses, Sterne Agee made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which were beyond the control of Sterne Agee, Simmons and Liberty. Any estimates contained in the analyses performed by Sterne Agee were not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities did not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates were inherently subject to substantial uncertainty. In addition, the Sterne Agee opinion was among several factors taken into consideration by the board of directors of Simmons in making its determination to approve the Liberty merger agreement and the Liberty merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the board of directors of Simmons with respect to the fairness of the Liberty exchange ratio.

The following is a summary of the material analyses performed by Sterne Agee and presented by it to the board of directors of Simmons on May 27, 2014 in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the Sterne Agee opinion or the presentation made by Sterne Agee to the board of directors of Simmons, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Sterne Agee did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, Sterne Agee’s analyses and the summary of its analyses must be considered as a whole, and selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal. Under the terms of the Liberty merger agreement, each share of Liberty common stock that is issued and outstanding immediately before the effective time of the Liberty merger, other than certain shares specified in the Liberty merger agreement, shall be converted into the right to receive 1.0 share of Simmons common stock. For purposes of the financial analyses described below, Sterne Agee utilized an implied value of the Liberty merger consideration of $40.62 per share of Liberty common stock based on the closing price of Simmons common stock on May 27, 2014 of $40.62. Sterne Agee assumed, per guidance from Simmons and Liberty management, that 5,146,962 shares of Liberty common stock were outstanding. Simmons’ balance sheet and capital were adjusted for the impact of the acquisitions of Delta Trust and Community First.

Selected Companies Analysis. Using publicly available information, Sterne Agee compared the financial condition, asset quality, and financial performance of Simmons to 15 selected banks and bank holding companies trading on the NASDAQ or NYSE and headquartered in the Southeast region of the United States with total assets between $3.5 billion and $10.0 billion. Sterne Agee selected these banks and bank holding companies based on its professional judgment and experience. Sterne Agee also reviewed the market performance of the selected companies.

The selected companies included in Simmons’ “peer” group were:

First Financial Holdings, Inc.	Pinnacle Financial Partners, Inc.
United Community Banks, Inc.	TowneBank
Union Bankshares Corporation	CenterState Banks, Inc.
Home Bancshares, Inc.	Ameris Bancorp
Capital Bank Financial Corp.	BNC Bancorp
WesBanco, Inc.	Community Trust Bancorp, Inc.
Bank of the Ozarks, Inc.	ServisFirst Bancshares, Inc.
Renasant Corporation

To perform this analysis, Sterne Agee used financial information as of March 31, 2014 including LTM data which is 12 months prior to March 31, 2014. Where data was not available as of or for the 12 months prior to March 31, 2014, data as of or for the 12 months prior to December 31, 2013 was used. Market price information was as of May 27, 2014. Sterne Agee’s analysis showed the following concerning Simmons and its peer group’s minimum, median, average and maximum financial performance metrics:

		Peer Group
	Simmons	Minimum	Median	Average	Maximum
Core Return on Average Assets (1)	0.79%	0.36%	0.98%	1.05%	2.12%
Core Return on Average Equity (1)	7.36%	3.39%	8.81%	9.13%	16.16%
Net Interest Margin	4.38%	3.26%	4.18%	4.26%	5.55%
Fee Income / Revenue	21.36%	7.63%	21.12%	21.96%	38.19%
Efficiency Ratio	71.21%	37.94%	62.57%	59.60%	74.18%

(1)	Core net income is defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. The assumed tax rate on adjustments is 35%.

Sterne Agee’s analysis also showed the following concerning the financial condition of Simmons and the selected companies in its “peer” group:

		Peer Group
	Simmons	Minimum	Median	Average	Maximum
Tangible Common Equity / Tangible Assets	7.33%	6.68%	8.45%	9.00%	14.82%
Total Capital Ratio	14.45%	11.72%	13.70%	14.37%	20.90%
Loans / Deposits	63.87%	70.03%	84.71%	84.22%	96.92%
Loan Loss Reserve / Gross Loans	1.13%	0.58%	1.17%	1.17%	1.72%
Non-Performing Assets / (Loans + Other Real Estate Owned)	3.31%	0.88%	2.48%	2.42%	4.67%
Net Charge-Offs / Average Loans	0.25%	0.09%	0.28%	0.40%	2.00%

In addition, Sterne Agee’s analysis showed the following concerning the market performance of Simmons and the selected companies in its “peer” group:

			Peer Group
	Simmons		Minimum		Median		Average		Maximum
One-Year Total Return	62.9%		9.3%		29.7%		29.7%		59.3%
One-Year Stock Price Change	58.4%		6.5%		28.2%		27.9%		57.2%
YTD Stock Price Change	9.3%		(16.2%)		(0.2%)		(3.1%)		6.7%
Stock Price/ Tangible Book Value per Share	210.0%		129.6%		199.1%		214.0%		375.3%
Stock Price / 2014 EPS (1)	17.2	x	12.9	x	15.3	x	16.0	x	23.2	x
Stock Price / 2015 EPS (1)	12.9	x	10.3	x	12.9	x	13.6	x	19.0	x
Dividend Yield	2.2%		0.0%		1.2%		1.4%		3.4%
Institutional Ownership	53.9%		0.0%		55.6%		55.0%		81.1%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial as of May 27, 2014.

Using publicly available information, Sterne Agee compared the financial condition, asset quality, and financial performance of Liberty to 17 selected banks and bank holding companies trading on the NASDAQ or the NYSE and headquartered in the Southeast region of the United States with total assets between $1.0 billion and $2.5 billion and core return on average assets for the last 12 months that is greater than 0.50%. Sterne Agee selected these banks and bank holding companies based on its professional judgment and experience. Sterne Agee also reviewed the market performance of the selected companies.

The selected companies included in Liberty’s “peer” group were:

NewBridge Bancorp	WashingtonFirst Bankshares, Inc.
Stock Yards Bancorp, Inc.	Home Bancorp, Inc.
Park Sterling Corporation	Middleburg Financial Corporation
MidSouth Bancorp, Inc.	National Bankshares, Inc.
Bank of Kentucky Financial Corporation	Community Bankers Trust Corporation
Farmers Capital Bank Corporation	Franklin Financial Corporation
Heritage Financial Group, Inc.	Peoples Bancorp of North Carolina, Inc.
C&F Financial Corporation	Monarch Financial Holdings, Inc.
American National Bankshares Inc.

To perform this analysis, Sterne Agee used financial information as of March 31, 2014 including LTM data which is 12 months prior to March 31, 2014. Where data was not available as of or for the 12 months prior to March 31, 2014, data as of or for the 12 months prior to December 31, 2013 was used. Market price information was as of May 27, 2014. Sterne Agee’s analysis showed the following concerning Liberty and its peer group’s minimum, median, average and maximum performance metrics:

		Peer Group
	Liberty	Minimum	Median	Average	Maximum
Core Return on Average Assets (1)	1.48%	0.57%	0.82%	0.95%	1.71%
Core Return on Average Equity (1)	16.67%	3.56%	8.01%	8.82%	13.07%
Net Interest Margin	4.48%	2.71%	3.98%	4.13%	7.11%
Fee Income / Revenue	22.03%	5.87%	20.38%	23.36%	63.08%
Efficiency Ratio	55.57%	43.76%	68.46%	67.35%	83.47%

(1)	Core net income defined as net income after taxes and before extraordinary items, less net income attributable to non-controlling interest, gain on the sale of held to maturity and available for sale securities, amortization of intangibles, goodwill and nonrecurring items. The assumed tax rate on adjustments is 35%. Core net income for Liberty defined as net income for the 12 months ending March 31, 2014.

Sterne Agee’s analysis also showed the following concerning the financial condition of Liberty and the selected companies in its “peer” group:

		Peer Group
	Liberty	Minimum	Median	Average	Maximum
Tangible Common Equity / Tangible Assets	9.22%	5.83%	8.87%	10.02%	22.20%
Total Capital Ratio	18.06%	11.62%	15.93%	16.90%	29.74%
Loans / Deposits	91.61%	61.10%	79.56%	78.04%	89.13%
Loan Loss Reserve / Gross Loans	1.39%	0.70%	1.61%	1.55%	4.12%
Non-Performing Assets / (Loans + Other Real Estate Owned)	1.41%	0.86%	2.35%	2.89%	10.41%
Net Charge-Offs / Average Loans	0.26%	(0.01%)	0.27%	0.34%	1.83%

In addition, Sterne Agee’s analysis showed the following concerning the market performance of the selected companies in its “peer” group and the implied valuation of Liberty:

	Peer Group
	Minimum	Median	Average	Maximum
One-Year Total Return	(23.8%)	16.6%	15.9%	40.4%
One-Year Stock Price Change	(25.7%	15.3%	14.3%	39.1%
YTD Stock Price Change	(22.4%)	(5.2%)	(2.3%)	20.0%
Stock Price / Tangible Book Value per Share	97.0%	124.2%	131.0%	197.4%
Stock Price / 2014 EPS (1)	10.9x	13.1x	14.1x	19.9x
Stock Price / 2015 EPS (1)	9.1x	12.6x	12.2x	17.0x
Dividend Yield	0.0%	1.5%	1.6%	4.2%
Institutional Ownership	21.3%	35.7%	37.8%	78.4%

(1)	Consensus earnings estimates per FactSet Research Systems, Inc., as compiled by SNL Financial as of May 27, 2014.

	Implied Valuation
Implied Value Based On:	Minimum	Median	Average	Maximum
Tangible Book Value per Share	$18.38	$23.54	$24.83	$37.42
2014 EPS (1)	$32.32	$39.08	$41.80	$59.13
2015 EPS (1)	$28.32	$39.36	$37.98	$53.22

(1)	Per SFNC Management.

Comparable Transaction Analysis. Sterne Agee reviewed publicly available information related to bank acquisition transactions since January 1, 2013 involving targets headquartered in the United States having deal values between $100 million and $300 million and return on average assets for the 12 months prior to announcement greater than 0.75%. Sterne Agee excluded mergers of equals from the comparable transaction group. The 14 transactions included in this group were:

Acquiror:	Acquired Company:
Eastern Bank Corp	Centrix Bank & Trust
Bank of the Ozarks Inc.	Summit Bancorp Inc.
BancorpSouth Inc.	Central Community Corp.
IBERIABANK Corp.	Teche Holding Company
Old National Bancorp	United Bancorp Inc.
BancorpSouth Inc.	Quachita Bancshares Corp.
Independent Bk Group Inc.	BOH Holdings Inc.
Heritage Financial Corp.	Washington Banking Co.
East West Bancorp Inc.	MetroCorp Bancshares Inc.
Old National Bancorp	Tower Financial Corp.
Cullen/Frost Bankers Inc.	WNB Bancshares Inc.
First Federal Bancshares of AR	First National Security Co.
Home BancShares Inc.	Liberty Bancshares, Inc.
SCBT Financial Corp.	First Financial Holdings Inc.

Transaction multiples for the Liberty merger were derived from an aggregate transaction value of $211.3 million. Using the comparable transactions, Sterne Agee derived and compared, among other things, the implied deal value paid for the acquired company to:

•	tangible book value per share of the acquired company based on the most recent publicly available financial statements prior to announcement;

•	net income attributable to common shareholders for the 12 months prior to March 31, 2014; and

•	the premium paid on tangible common equity divided by the core deposits (total deposits less time deposits greater than $100,000) of the acquired company based on the most recent publicly available financial statements prior to announcement.

As illustrated in the following table, Sterne Agee compared the proposed transaction ratios to the minimum, median, average, and maximum transaction ratios of the selected comparable transactions.

	Simmons / Liberty Merger		Selected Transactions
			Minimum		Median		Average		Maximum
Transaction Price / Tangible Book Value per Share	214.3%		131.8%		174.0%		189.9%		284.1%
Transaction Price / Last 12 Months’ Earnings	13.3	x	12.0	x	15.8	x	16.5	x	25.8	x
Core Deposit Premium	13.9%		2.4%		11.6%		10.7%		18.4%

	Implied Valuation
	Minimum	Median	Average	Maximum
Stock Price / Tangible Book Value per Share	$24.97	$32.98	$35.98	$53.84
Stock Price / Last 12 Months’ Earnings	$36.56	$48.32	$50.58	$78.97
Core Deposit Premium	$24.38	$37.32	$35.92	$48.23

No company or transaction used as a comparison in the above analysis is identical to Liberty, Simmons or the proposed transaction. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Discounted Cash Flow Analysis. Sterne Agee performed a discounted cash flow analysis to estimate a range of present values of after-tax cash flows that Liberty could contribute to Simmons through 2019 including cost savings. In performing this analysis, Sterne Agee relied on guidance from management to derive projected after-tax cash flows for fiscal years 2015 through 2019. Sterne Agee assumed that Liberty would maintain a tangible common equity to tangible asset ratio of 7.0% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Liberty. The analysis assumed discount rates ranging from 12.0% to 14.0% and terminal multiples ranging from 14.0 times to 16.0 times fiscal year 2019 forecasted earnings. This analysis resulted in a range of values of Liberty from $48.75 to $58.19 per share. The discounted cash flow present value analysis is a widely used valuation methodology that relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Liberty.

Financial Impact Analysis. Sterne Agee performed pro forma merger analyses that combined projected income statement and balance sheet information of Simmons (giving effect to its pending acquisitions of Delta Trust and Community First) and Liberty. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the Liberty merger would have on certain projected financial results of Simmons. In the course of this analysis, Sterne Agee used earnings estimates for Simmons and Liberty for 2015-2019 provided by Simmons’ management. Sterne Agee used pro forma assumptions (including purchase accounting assumptions, merger related expenses and cost savings) provided by Simmons’ management. This analysis indicated that the Liberty merger is expected to be accretive to Simmons’s estimated earnings per share in 2015-2019. The analysis also indicated that the Liberty merger is expected to be accretive to tangible book value per share for Simmons in approximately 3.25 years and that the pro forma entity would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Simmons following the Liberty merger will vary from the projected results, and the variations may be material.

Miscellaneous

Relationships. In the ordinary course of its business as a broker-dealer, Sterne Agee may, from time to time, purchase securities from, and sell securities to Simmons, Liberty or their respective affiliates. Sterne Agee may also from time to time have a long or short position in, and buy or sell, debt or equity securities of Simmons, Liberty or its affiliates for its own account and for the accounts of its customers.

Sterne Agee has acted exclusively for the board of directors of Simmons in rendering this opinion in connection with the Liberty merger and will receive a fee from Simmons for its services. Sterne Agee was entitled to a fee of $250,000 upon advising the board of directors of Simmons that it was prepared to render the fairness opinion, regardless of the conclusions set forth in the opinion. Upon the successful announcement of the Liberty merger, Sterne Agee was also entitled to a fee of $1,000,000, reduced by any fee paid to Sterne Agee in connection with the fairness opinion. In addition, Simmons has agreed to reimburse Sterne Agee for reasonable and customary out-of-pocket expenses and disbursements, including fees and reasonable expenses of counsel, and to indemnify against certain liabilities, including liabilities under the federal securities laws. In addition to its engagement in connection with the Liberty merger, in the past two years, Sterne Agee has provided investment banking and financial advisory services to Simmons and received compensation for such services. Sterne Agee served as financial advisor in Simmons’ November 2013 acquisition of Metropolitan, its pending acquisition of Delta Trust, and its pending acquisition of Community First. In conjunction with these transactions, Sterne Agee received a total of $2,950,000. Sterne Agee has not provided investment banking and financial advisory services to Liberty in the past two years.

Interests of Liberty’s Directors and Executive Officers in the Liberty Merger

Liberty shareholders should be aware that some of Liberty’s directors and executive officers have interests in the Liberty merger and have arrangements that are different from, or in addition to, those of Liberty shareholders generally. Liberty’s board of directors was aware of these interests and considered these interests, among others, when making its decision to adopt the Liberty merger agreement, and in recommending that Liberty shareholders vote in favor of approving the Liberty merger agreement.

Employment Relationships. Gary Metzger, as Chief Executive Officer of Liberty Bank, and Garry Robinson, as President and Chief Operating Officer of Liberty Bank, have each entered into separate employment agreements with Liberty. The term of Mr. Metzger’s employment agreement ends on January 1, 2018. The term of Mr. Robinson’s employment agreement currently ends on January 1, 2019, but is automatically extended annually by an additional 1 year unless written notice is given by either party to cease renewing the term of the agreement at least 30 days prior to January 1. Pursuant to the existing employment agreements, Mr. Metzger and Mr. Robinson will each be paid a shareholder value bonus 30 days following the Liberty merger if the consideration to be received by Liberty shareholders in the Liberty merger exceeds $36.33 per share. Mr. Metzger will receive a bonus of $690 for each $.01 in excess of $36.33 per share and Mr. Robinson will receive a bonus of $460 for each $.01 in excess of $36.33 per share. The value of the Liberty merger consideration will be determined based on the average closing price for Simmons common stock for the 10 consecutive trading days ending on and including the date of the Liberty merger. As an illustration only, the average closing price of Simmons common stock for the 10 consecutive trading days ending on and including the date of the Liberty merger agreement was $39.72. Based on this value, Mr. Metzger would receive a bonus of $233,910 and Mr. Robinson would receive a bonus of $155,940 under their respective employment agreements. Because the market value of the Liberty merger consideration will fluctuate with the market price of Simmons common stock, the ultimate shareholder value bonus to be paid to Mr. Metzger and Mr. Robinson, if any, will not be known until the closing of the Liberty merger.

It is expected that immediately after completion of the Liberty merger, the current officers and employees of Liberty will be employed by Simmons, but no new employment agreements, retention bonus agreements, non-competition, non-disclosure, or non-solicitation agreements have been entered into by these persons and Liberty or Simmons. However, the employment agreements with Mr. Metzger and Mr. Robinson will be assumed by Simmons in the merger and will continue in effect after the Liberty merger. All Liberty employees will be able to participate in all Simmons employee benefit plans, including the Simmons First National Corporation Employee Stock Ownership Plan. Liberty will amend its 401(k) plan to conform to the Simmons 401(k) plan and then by December 31, 2014, will terminate its 401(k) plan in conjunction with the Liberty merger. To the extent permitted under Simmons’ benefit plans, Liberty employees will receive credit for prior service for purposes of eligibility, vesting, and benefit accrual, and waiting periods or exclusions of pre-existing conditions will be waived. Any displaced employees of Liberty Bank will be eligible for transfer to other available positions or the existing Simmons’ severance program.

Security Ownership of Liberty Directors and Executive Officers. As of the Liberty record date, there were                  shares of Liberty common stock outstanding and entitled to vote at the special meeting. Of these shares, Liberty or Liberty Bank directors and executive officers and their affiliates owned                  shares or approximately                 % of the outstanding shares of Liberty. It is expected that all of these shares will be voted in favor of the Liberty merger. See “Security Ownership of Liberty Directors, Named Executive Officers, and Certain Beneficial Owners of Liberty.”

In addition, certain of Liberty’s executive officers hold Liberty stock options. At the effective time of the Liberty merger, each option to purchase shares of Liberty common stock outstanding immediately prior to the effective time will be converted into an option to purchase Simmons common stock on the same terms and conditions as were applicable prior to the Liberty merger except that (1) the number of shares of Simmons common stock subject to the new option will be equal to the product of the number of shares of Liberty common stock subject to the existing Liberty stock option and the Liberty exchange ratio and (2) the exercise price per share of Simmons common stock under the new option will be equal to the exercise price per share of the existing Liberty stock option divided by the Liberty exchange ratio. All other terms and conditions of Liberty stock options will remain in full force and effect after the effective time of the Liberty merger, including the option vesting schedule and expiration date. Following completion of the Liberty merger, Simmons will provide each holder of a Liberty stock option with a replacement stock option agreement reflecting the change from Liberty common stock to Simmons common stock and the changes, if any, to the exchange ratio and exercise price, and restating all of the terms and conditions continuing in effect. Of the 100,225 Liberty stock options outstanding on the date of the Liberty merger agreement, Liberty’s executive officers held 16,600 in the aggregate, or approximately 16.563% of the outstanding stock options. The following table sets forth each of the holdings of Liberty stock options by its executive officers.

Holder	Number of Liberty Stock Options
Gary Metzger	10,000
Caroline Butler	2,300
Daxton Chance	2,600
Emily Clayton	1,000
Lawrence C. Clos	700

TOTAL:	16,600

Indemnification; Directors’ and Officers’ Insurance. Simmons has agreed to indemnify and hold harmless each present and former director and officer of Liberty and Liberty Bank following completion of the Liberty merger. This indemnification covers liability and expenses arising out of matters existing or occurring at or prior to the completion of the Liberty merger and includes advancing expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Simmons also has agreed that to maintain a policy of directors’ and officers’ liability insurance coverage for the benefit of Liberty’s directors and officers for six years following completion of the Liberty merger as long as the premium to be paid on an annualized basis is not more than 300% of the current annual premium paid by Liberty for such insurance.

Directors of Liberty and Simmons Following the Liberty Merger. At the effective time of the Liberty merger, Simmons’ board of directors has agreed to take all steps necessary to add one member to its board of directors and to submit one person selected by the Liberty board of directors to the Simmons’ Nominating, Compensation and Corporate Governance Committee, or NCCGC. If approved by the NCCGC, then Simmons will appoint the nominee to Simmons’ board of directors, to be effective no later than the consummation of the Liberty merger. This member is expected to be Jay D. Burchfield. As a member of the Simmons board of directors, the new director will be entitled to receive director fees and equity awards available to all directors of Simmons.

Quantifications of Potential Payments to Liberty’s Named Executive Officers in Connection with the Liberty Merger

Liberty Golden Parachute Compensation. Set forth below is information about compensation that may be payable to certain of Liberty’s executive officers that is based on or otherwise related to the Liberty merger. Under applicable SEC rules, information is provided for Liberty’s principal executive officer and the other most highly compensated executive officer who was serving as such at the end of 2013 who would receive compensation that is based on or otherwise related to the Liberty merger. These two officers are referred to collectively as the Liberty named executive officers.

The following table sets forth the aggregate dollar value of the various elements of compensation that each of the Liberty named executive officers would receive that is based on or otherwise related to the Liberty merger, assuming the following:

•	That consummation of the merger constitutes a change in control for purposes of the applicable compensation plan or agreement;

•	The Liberty merger closed on July 18, 2014, the last practicable date prior to the filing of this joint proxy statement/prospectus; and

•	The value of the vesting acceleration of the Liberty named executive officers’ equity awards is calculated assuming a price per share of Liberty common stock of $40.68 (based on a price per share of

Simmons common stock of $40.68, which was the average closing price of a share of Simmons common stock on the NASDAQ Global Select Market over the first five business days following the first public announcement of the Liberty merger agreement).

The amounts reported below are estimates based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this joint proxy statement/prospectus. As a result, the compensation, if any, to be received by a Liberty named executive officer may materially differ from the amounts set forth below.

	Cash (1)	Total
Gary E. Metzger, Chief Executive Officer of Liberty Bank	$300,150	$300,150
Garry M. Robinson, President and Chief Operating Officer of Liberty Bank	$200,150	$200,150

(1)	The amounts in this column reflect the shareholder value bonus under the existing employment agreements with Mr. Metzger and Mr. Robinson to be paid 30 days following the Liberty merger if the consideration to be received by Liberty shareholders in the Liberty merger exceeds $36.33 per share. Mr. Metzger will receive a bonus of $690 for each $.01 in excess of $36.33 per share and Mr. Robinson will receive a bonus of $460 for each $.01 in excess of $36.33 per share. The calculation above assumes the applicable closing price of the Simmons common stock for purposes of the employment agreements was $40.68.

Dissenters’ Rights in the Liberty Merger

Introductory Information

General. Dissenters’ rights with respect to Liberty common stock are governed by Section 351.455 of the GBCM. Liberty shareholders have the right to dissent from the Liberty merger and to obtain payment of the fair value of their shares in the event the Liberty merger agreement is consummated. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the Liberty merger agreement, Liberty could elect to terminate the Liberty merger agreement even if it is approved by Liberty’s shareholders, thus cancelling dissenters’ rights.

Liberty urges any Liberty shareholder who contemplates exercising her, his or its right to dissent to read carefully the provisions of Section 351.455 of the GBCM, which is attached to this joint proxy statement/prospectus as Annex I. A more detailed discussion of the provisions of the statute is included below. This discussion describes the steps that each Liberty shareholder must take to exercise her, his or its right to dissent. Each Liberty shareholder who wishes to dissent should read both the summary and the full text of the law. Liberty cannot give any Liberty shareholder legal advice. To completely understand this law, each Liberty shareholder may want, and Liberty encourages any Liberty shareholder seeking to dissent, to consult with her, his or its legal counsel. Any Liberty shareholder who wishes to dissent should not send in a signed proxy unless she, he or it marks her, his or its proxy to vote against the Liberty merger, or marks her, his or its proxy to abstain with respect to the Liberty merger, or such shareholder will lose the right to dissent.

Address for Notices. If you desire to submit the written objection required by Section 351.455 of the GBCM prior to the Liberty special meeting, send or deliver such objection to Liberty Bancshares, Inc., 4625 South National Avenue, Springfield, Missouri 65810, Attention: Pat Sechler, Corporate Secretary.

Act Carefully. Liberty urges any shareholder who wishes to dissent to act carefully. Liberty cannot and does not accept the risk of late or undelivered written objections. A dissenting Liberty shareholder may call Liberty at (417) 875-2451 and ask for Liberty’s corporate secretary, Pat Sechler, to receive confirmation that her, his or its written objection has been received prior to the Liberty special meeting. If a dissenting Liberty shareholder’s written objection is not timely received by Liberty prior to or at the Liberty special meeting, then she, he or it will not be entitled to exercise her, his or its dissenters’ rights. Liberty’s shareholders bear the risk of non-delivery and of untimely delivery.

If any Liberty shareholder intends to dissent, or thinks that dissenting might be in her, his or its best interests, such Liberty shareholder should read Annex I carefully.

Summary of Section 351.455 of the GBCM—Dissenters’ Rights

The following is a summary of Section 351.455 of the GBCM and the procedures that a shareholder must follow to dissent from the proposed Liberty merger agreement and to perfect her, his or its dissenters’ rights and receive cash rather than shares of Simmons common stock if the Liberty merger agreement is approved and the Liberty merger is completed. This summary is qualified in its entirety by reference to Section 351.455 of the GBCM, which is reprinted in full as part of this Annex I to this joint proxy statement/prospectus. Annex I should be reviewed carefully by any shareholder who wishes to perfect her, his or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Section 351.455 of the GBCM will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed merger of Liberty with and into Simmons is completed, any Liberty shareholder who has properly perfected her, his or its statutory dissenters’ rights in accordance with Section 351.455 of the GBCM has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Liberty common stock.

To exercise dissenters’ rights under Section 351.455 of the GBCM and be entitled to appraisal and payment of the fair value of her, his or its shares under the GBCM, a Liberty shareholder must:

•	own Liberty common stock as of the close of business on , 2014, the record date for the Liberty special meeting at which the approval of the Liberty merger is submitted to a vote;

•	file with Liberty, prior to or at the Liberty special meeting, a written objection to the Liberty merger. Such written objection must be made in addition to and separate from any proxy or other vote against the approval of the Liberty merger agreement. Neither a vote against, a failure to vote for, or an abstention from voting will satisfy the requirement that a written objection be delivered to Liberty before the vote is taken;

•	not vote in favor of the Liberty merger at the Liberty special meeting; and

•	within 20 days after the Liberty merger is effected, make a written demand on Simmons, as the surviving corporation, for payment of the fair value of such shareholder’s shares of Liberty common stock as of the day prior to the Liberty special meeting. Any shareholder who fails to make a written demand for payment within the 20-day period after the effective time will be conclusively presumed to have consented to the Liberty merger agreement and will be bound by the terms thereof. Neither a vote against the adoption of the Liberty merger agreement nor the written objection referred to above will satisfy the written demand requirement referred to in this paragraph.

A Liberty shareholder of record who fails to satisfy these requirements is not entitled to payment for her, his or its shares of Liberty common stock under Section 351.455 of the GBCM. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be deemed to have voted in favor of approving and adopting the Liberty merger and will not be entitled to assert dissenters’ rights.

If, within 30 days after the effective date of the Liberty merger, the value of the dissenting shareholder’s shares of Liberty common stock is agreed upon between the dissenting Liberty shareholder and the surviving corporation, then payment for such shares must be made by the surviving corporation within 90 days after the effective date of the Liberty merger, upon the surrender of the dissenting Liberty shareholder’s stock certificates representing such shareholder’s shares. Upon payment of the agreed value, the dissenting Liberty shareholder ceases to have any interest in the shares or in the surviving corporation.

If, within 30 days after the effective date of the Liberty merger, there is no such agreement as to the fair value of the dissenting shareholder’s shares of Liberty common stock between the dissenting Liberty shareholder and the surviving corporation, then the dissenting Liberty shareholder may, within 60 days after the expiration of the 30-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving corporation is situated, asking for a finding and determination of the fair value of such shareholder’s shares. The dissenting Liberty shareholder will be entitled to judgment against the surviving corporation for an amount equal to the fair value of such shareholder’s shares measured as of the day prior to the special meeting, together with interest thereon to the date of the judgment.

The judgment will only be payable upon and simultaneously with the surrender to the surviving corporation of the stock certificates representing the shares of Liberty common stock owned by the dissenting Liberty shareholder. Upon payment of the judgment, such shareholder will cease to have any interest in the shares or in the surviving corporation. Further, unless the dissenting shareholder files the petition with the court within the 60-day time limit described above, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved or ratified the Liberty merger and shall be bound by the terms thereof. The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as provided above ceases if and when Liberty abandons the Liberty merger.

The foregoing does not purport to be a complete statement of the provisions of the GBCM relating to statutory dissenters’ rights and is qualified in its entirety to the dissenters rights provisions of the GBCM, which are reproduced in full in Annex I to this joint proxy statement/prospectus and which are incorporated herein by reference.

If any Liberty shareholder intends to dissent, or if such shareholder believes that dissenting might be in her, his or its best interests, such shareholder should read Annex I carefully.

For a description of Simmons shareholders’ dissenters’ rights, see “The Mergers—Simmons Shareholders Dissenters’ Rights in the Community First Merger and Liberty Merger.”

THE MERGERS

Board of Directors and Management of Simmons after the Mergers

At the effective time of the mergers, the number of directors on the board of directors of the combined company will be 12, of which two will be George A. Makris Jr., the current Chairman and Chief Executive Officer of Simmons, and David L. Bartlett, the President and Chief Banking Officer of Simmons, seven will be existing members of Simmons’ board of directors who will be independent from Simmons under the listing rules of the NASDAQ, two directors will be designated by Community First’s board of directors as provided in the Community First merger agreement and one director will be designated by Liberty’s board of directors as provided in the Liberty merger agreement.

The mergers will not affect the composition of Simmons’ management team. After the effective time of the mergers, Messrs. Makris and Bartlett will continue to serve as Chief Executive Officer and Chief Banking Officer, respectively, Robert A. Fehlman will continue to serve as Senior Executive Vice President and Chief Financial Officer and Marty D. Casteel will continue to serve as Executive Vice President.

Public Trading Markets

Simmons common stock is listed for trading on the NASDAQ Global Select Market under the symbol “SFNC.” Community First common stock and Liberty common stock are not listed for trading on any securities exchange.

Under the merger agreements, Simmons will cause the shares of Simmons common stock to be issued in the mergers to be approved for listing on the NASDAQ Global Select Market, subject to notice of issuance, and the merger agreements provides that Community First and Liberty will not be required to complete the respective mergers if such shares have not been authorized for listing on the NASDAQ Global Select Market.

Simmons’ Dividend Policy

No assurances can be given that any dividends will be paid by Simmons or that dividends, if paid, will not be reduced in future periods. Dividends from Simmons will depend, in large part, upon receipt of dividends from Simmons First National Bank, and any other banks which Simmons acquires, because Simmons will have limited sources of income other than dividends from Simmons First National Bank and earnings from the investment of proceeds from the sale of shares of common stock retained by Simmons. In addition, the terms of Simmons’ outstanding junior subordinated debentures prohibit Simmons from declaring or paying dividends on its common stock if it is aware of any event that would be an event of default under the indenture governing those junior subordinated debentures or at any time that Simmons has deferred payment of interest on those debentures. Furthermore, Simmons Series A preferred stock to be issued in the Community First merger prohibits Simmons from declaring or paying dividends on its common stock if Simmons fails to declare and pay (or set aside for payment) dividends on Simmons Series A preferred stock for any dividend period.

Simmons’ board of directors may change its dividend policy at any time, and the payment of dividends by banks and financial holding companies is generally subject to legal and regulatory limitations. For further information on Simmons’ dividend history, see “Comparative Market Prices and Dividends.”

Simmons Shareholders Dissenters’ Rights in the Community First Merger and Liberty Merger

Introductory Information

General. Dissenters’ rights with respect to Simmons common and preferred stock are governed by the ABCA. Shareholders of Simmons have the right to dissent from the Community First merger, Liberty merger, or Community First merger and Liberty merger, respectively, to obtain payment of the “fair value” of their shares

(as specified in the statute) in the event the Community First merger, Liberty merger, or Community First merger and Liberty merger, respectively, is consummated. Strict compliance with the dissent procedures is mandatory. Subject to the terms of the Community First merger agreement, Community First could elect to terminate the Community First merger agreement even if it is approved by Community First’s shareholders, thus cancelling dissenters’ rights. Subject to the terms of the Liberty merger agreement, Liberty could elect to terminate the Liberty merger agreement even if it is approved by Liberty’s shareholders, thus cancelling dissenters’ rights.

The term “fair value” means the value of a share of Simmons common stock immediately before the effective date of the Community First merger or the Liberty merger, respectively, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the Community First merger or the Liberty merger, respectively, unless exclusion would be inequitable.

Simmons urges any Simmons shareholder who contemplates exercising her, his or its right to dissent to read carefully the provisions of Subchapter 13 of the ABCA, and the summary of those provisions, which are attached to this joint proxy statement/prospectus as Annex G. A more detailed discussion of the provisions of the statute is included there. The discussion describes the steps that each Simmons shareholder must take to exercise her, his or its right to dissent. Each Simmons shareholder who desires to dissent should read both the summary and the full text of the law. Simmons cannot give any Simmons shareholder legal advice. To completely understand this law, each Simmons shareholder may want, and Simmons encourages any Simmons shareholder seeking to dissent, to consult with her, his or its legal advisor. Any Simmons shareholder who wishes to dissent, should not send in a signed proxy unless she, he or it marks her, his or its proxy to vote against the Community First merger or the Liberty merger, respectively, or such shareholder will lose the right to dissent.

Address for Notices. Send or deliver any written notice or demand required concerning any Simmons shareholders’ exercise of her, his or its dissenters’ rights to Simmons First National Corporation, 501 Main Street, Pine Bluff, Arkansas 71601, Attention: Susan F. Smith.

Act Carefully. Simmons urges any shareholder who wishes to dissent to act carefully. Simmons cannot and does not accept the risk of late or undelivered notices or demands. A shareholder who wishes to dissent may call Simmons at (870) 541-1000 and ask for Susan F. Smith, Corporate Secretary, to receive confirmation that her, his or its notice or demand has been received. If a dissenting Simmons shareholder’s notices or demands are not timely received by Simmons, then she, he or it will not be entitled to exercise her, his or its dissenters’ rights. Simmons shareholders bear the risk of non-delivery and of untimely delivery.

If any Simmons shareholder intends to dissent, or such shareholder believes that dissenting might be in her, his or its best interests, such Simmons shareholder should read Annex G carefully.

Summary of Subchapter 13 of the ABCA—Dissenters’ Rights

The following is a summary of Subchapter 13 of the ABCA and the procedures that a shareholder must follow to dissent from the proposed Community First merger or Liberty merger, respectively, and to perfect her, his or its dissenters’ rights and receive cash if the Community First merger agreement or Liberty merger agreement is approved and the Community First merger or Liberty merger is completed. This summary is qualified in its entirety by reference to Subchapter 13, which is reprinted in full as part of this Annex G to this joint proxy statement/prospectus. Annex G should be reviewed carefully by any shareholder who wishes to perfect her, his or its dissenters’ rights. Failure to strictly comply with the procedures set forth in Sections Subchapter 13 will, by law, result in the loss of dissenters’ rights. It may be prudent for a person considering whether to dissent to obtain professional counsel.

If the proposed merger of Community First or Liberty, respectively, with and into Simmons is completed, any shareholder who has properly perfected her, his or its statutory dissenters’ rights in accordance with Subchapter 13 has the right to obtain, in cash, payment of the fair value of such shareholder’s shares of Simmons common stock. By statute, the “fair value” is determined immediately prior to the completion of the merger or mergers and excludes any appreciation or depreciation in anticipation of the Community First merger or the Liberty merger, respectively, unless exclusion would be inequitable.

To exercise dissenters’ rights under Subchapter 13, a Simmons shareholder must:

•	deliver to Simmons, before the vote is taken at the Simmons special meeting, written notice of her, his or its intent to demand payment for her, his or its shares of Simmons common stock if the Community First merger or Liberty merger, respectively, is completed; and

•	not vote her, his or its shares in favor of approving and adopting the merger.

A shareholder of record who fails to satisfy both of these two requirements is not entitled to payment for her, his or its shares of Simmons common stock under Subchapter 13. In addition, any shareholder who returns a signed proxy but fails to provide instructions as to the manner in which such shares are to be voted will be voted by the Proxy Committee in favor of approving and adopting the merger and may not be entitled to assert dissenters’ rights.

A shareholder may assert dissenters’ rights as to fewer than all the shares registered in her, his or its name only if she, he or it dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies Simmons in writing of the name and address of each person on whose behalf she, he or it is asserting dissenters’ rights. The rights of such a partial dissenter are determined as if the shares as to which she, he or it dissents and her, his or its other shares are registered in the names of different Simmons shareholders.

If the Community First merger or the Liberty merger, respectively, is approved and adopted at the Simmons special meeting, Simmons must deliver a written dissenters’ notice, or the Simmons dissenters’ notice, to all Simmons shareholders who satisfied the two requirements of Subchapter 13 described above. The Simmons dissenters’ notice must be sent no later than 10 days after the effective time (the date that the merger is completed) and must:

•	state where the demand for payment must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of those shares will be restricted after the demand for payment is received;

•	supply a form for demanding payment that includes the date of the announcement of the proposed merger to the public (May 6, 2014 for the Community First merger and May 28, 2014 for the Liberty merger) and requires that the shareholder asserting dissenters’ rights certify whether or not she, he or it acquired beneficial ownership of such shares prior to said date;

•	set a date by which Simmons must receive the demand for payment, which date may not be fewer than 30 nor more than 60 days after the Simmons dissenters’ notice is delivered; and

•	be accompanied by a copy of Subchapter 13 of the ABCA.

A Simmons shareholder of record on the record date who receives the Simmons dissenters’ notice must demand payment, certify that she, he or it acquired beneficial ownership of such shares prior to the date set forth in the Simmons dissenters’ notice and deposit her, his or its certificates in accordance with the terms of the Simmons dissenters’ notice. Simmons may elect to withhold payment required by Subchapter 13 of the ABCA from the dissenting shareholder unless such shareholder was the beneficial owner of the shares prior to the public announcement of the proposed mergers (May 6, 2014 for Community First and May 28, 2014 for Liberty). A dissenting shareholder will retain all other rights of a Simmons shareholder until those rights are canceled or modified by the completion of the Community First merger or the Liberty merger, respectively. A shareholder of record who does not demand payment or deposit her, his or its share certificates where required, each by the date set in the Simmons dissenters’ notice, is not entitled to payment for her, his or its shares under Subchapter 13 of the ABCA or otherwise as a result of the Community First merger or the Liberty merger, respectively.

Simmons may restrict the transfer of any uncertificated shares from the date the demand for their payment is received until the Community First merger or the Liberty merger, respectively, is completed. A Simmons shareholder for whom dissenters’ rights are asserted as to uncertificated shares of Simmons common stock retains all other rights of a Community First shareholder until these rights are canceled or modified by the completion of the Community First merger or the Liberty merger, respectively.

At the effective time or upon receipt of a demand for payment, Simmons must offer to pay each dissenting shareholder who strictly and fully complied with Subchapter 13 of the ABCA the amount that Simmons estimates to be the fair value of her, his or its shares, plus accrued interest from the effective time. The offer of payment must be accompanied by:

•	certain recent Simmons financial statements;

•	Simmons’ estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under ABCA Section 4-27-1328; and

•	a copy of this Subchapter 13 of the ABCA.

If the Community First merger or the Liberty merger, respectively, is not completed within 60 days after the date set for demanding payment and depositing share certificates, Simmons must return the deposited certificates and release the transfer restrictions imposed on the uncertificated shares. If, after such return or release, the Community First merger or the Liberty merger, respectively, is completed, Simmons must send a new Simmons dissenters’ notice and repeat the payment procedure described above.

If a dissenting Simmons shareholder is dissatisfied with or rejects Simmons’ calculation of fair value, such dissenting shareholder must notify Simmons in writing of her, his or its own estimate of the fair value of those shares and the interest due, and may demand payment of her, his or its estimate, if:

•	such shareholder believes that the amount offered or paid by Simmons is less than the fair value of her, his or its shares or that the interest due has been calculated incorrectly;

•	Simmons fails to make payment within 60 days after the date set forth for demanding payment; or

•	Simmons, having failed to complete the Community First merger or Liberty merger, respectively, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

A dissenting shareholder waives her, his or its right to dispute Simmons’ calculation of fair value unless she, he or it notifies Simmons of her, his or its demand in writing within 30 days after Simmons’ makes or offers payment for such person’s shares.

If a demand for payment by a Simmons shareholder remains unsettled, Simmons must commence a proceeding in the appropriate court, as specified in Subchapter 13 of the ABCA, within 60 days after receiving the demand for payment, and petition the court to determine the fair value of the shares and accrued interest. If Simmons does not commence the proceeding within the 60-day period, Simmons is required to pay each dissenting shareholder whose demand remains unsettled, the amount demanded. Simmons is required to make all dissenting Simmons shareholders whose demands remain unsettled parties to the proceeding and to serve a copy of the petition upon each dissenting shareholder. The court may appoint one or more appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the fair value of such person’s shares plus interest to the date of judgment that exceeds the amount paid by the corporation.

In an appraisal proceeding commenced under Subchapter 13 of the ABCA, the court must determine the costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court will assess these costs against Simmons, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment under Subchapter 13 of the ABCA. The court also may assess the fees and expenses of attorneys and experts for the respective parties against Simmons if the court finds that Simmons did not substantially comply with the requirements of Subchapter 13 of the ABCA, or against either Simmons or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by Subchapter 13 of the ABCA.

If the court finds that the services of the attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should not be assessed against Simmons, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefitted.

The foregoing does not purport to be a complete statement of the provisions of the ABCA relating to statutory dissenters’ rights and is qualified in its entirety by reference to the dissenters rights provisions, which are reproduced in full in Annex G to this joint proxy statement/prospectus and which are incorporated herein by reference.

If any Simmons shareholder intends to dissent, or if such shareholder believes that dissenting might be in his, her or its best interests, such shareholder should read Annex G carefully.

Regulatory Approvals Required for the Mergers

Completion of the mergers is subject to prior receipt of certain approvals and consents required to be obtained from applicable governmental and regulatory authorities, without materially adverse conditions or requirements being imposed by any governmental authority as part of a regulatory approval. Subject to the terms and conditions of the merger agreements, Simmons and Community First, and Simmons and Liberty have agreed to use their reasonable best efforts and cooperate to promptly prepare and file all necessary documentation and to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by each of the merger agreements. These approvals include, among others, approval from the Federal Reserve Board with respect to both mergers and from the TDFI, with respect to the Community First merger, and the MDF, with respect to the Liberty merger.

Federal Reserve Board

The transactions contemplated by the merger agreements are subject to approval by the Federal Reserve Board, pursuant to the BHC Act. Specifically, Simmons has submitted an application pursuant to the BHC Act seeking the prior approval of the Federal Reserve Board for each of Community First and Liberty to merge with and into Simmons.

The Federal Reserve Board takes into consideration a number of factors when acting on such applications. These factors include the financial condition and future prospects of the applicant bank holding company, merging bank holding companies, and subsidiary banks (including current and projected capital levels); their managerial resources (including consideration of the competence, experience, and integrity of the officers, directors, and principal shareholders); and the convenience and needs of the communities to be served, including the subsidiary banks’ records of performance under the Community Reinvestment Act, which we refer to as the CRA. As of their most recent CRA examinations, Simmons First National Bank, First State Bank, and Liberty Bank had CRA ratings of “satisfactory.”

The Federal Reserve Board also is required to consider the effectiveness of the applicant in combatting money laundering, including a review of the anti-money laundering program of the applicant and the anti-money laundering compliance record of banks to be acquired as part of the transaction. Finally, the Federal Reserve Board takes into consideration the extent to which the transaction would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.

In evaluating an application pursuant to the BHC Act, the Federal Reserve Board may not approve an application if the transaction would result in a monopoly or further any conspiracy or attempt to monopolize the business of banking in any part of the United States. The Federal Reserve Board also may not approve an application if the effect of the transaction may be substantially to lessen competition in any section of the country or in any other manner be in restraint of trade, unless the Federal Reserve Board concludes that the transaction’s anti-competitive effects are clearly outweighed by its probable effect in meeting the convenience and needs of the community. The Federal Reserve Board may not approve an application if the applicant has failed to provide the Federal Reserve Board with adequate assurances that the applicant will make available information on its operations and activities and its affiliates’ operations and activities necessary to determine compliance with the BHC Act and other applicable federal banking statutes.

Furthermore, Simmons is required to publish notice of its applications under the BHC Act and to provide the opportunity for public comment on these applications. The Federal Reserve Board takes into account the views of third party commenters, particularly on the subject of the convenience and needs of the communities to be served. The Federal Reserve Board may upon request or upon its own initiative hold a public hearing or meeting to clarify facts or issues raised by the application in order to aid in the Federal Reserve Board’s decision-making process. Any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve Board.

Transactions approved under the BHC Act generally may not be completed until 30 days after the approval of the appropriate federal banking agency is received (here, the Federal Reserve Board), during which time the Department of Justice, which we refer to as the DOJ, may initiate legal action to prevent consummation of the transaction if the DOJ determines the transaction may have a significantly adverse effect on competition. With the approval of the applicable federal agency and the concurrence of the DOJ, the 30-day waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board regarding the transaction’s effects on competition. A determination by the DOJ not to object to the transaction may not prevent the filing of antitrust actions by private persons or state attorneys general.

State of Tennessee

To complete the Community First merger, Simmons is required to submit an application to, and receive approval from, the TDFI. The TDFI will review the application to determine whether the merger complies with Tennessee law, including deposit concentration limitations. In addition, Simmons is required to provide the TDFI satisfactory evidence that the merger of First State Bank with and into Simmons First National Bank complies with applicable requirements under Tennessee law.

State of Missouri

To complete the Liberty merger, Simmons is required to submit an application to, and receive approval from, the MDF. The MDF will review the application to determine whether the merger satisfies Missouri law, including deposit concentration limitations. The MDF also will determine whether the merger is consistent with the interests of promoting and maintaining a sound banking system, the security of deposits and depositors and other customers, the preservation of the liquid position of banks, and in the interest of preventing injurious credit expansions and contractions.
Additional Regulatory Approvals and Notices

Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations.

Simmons, Community First and Liberty believe that the mergers do not raise significant regulatory concerns and that we will be able to obtain all requisite regulatory approvals. None of Simmons, Community First or Liberty can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, our ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that, individually or in the aggregate, would or could reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets or business of the combined company.

Simmons, Community First and Liberty are not aware of any material governmental approvals or actions that are required for completion of the mergers other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

THE MERGER AGREEMENTS

The following describes certain aspects of the mergers, including certain material provisions of the merger agreements. The following description of the merger agreements is subject to, and qualified in its entirety by reference to, the Community First merger agreement, which is attached to this joint proxy statement/prospectus as Annex A, and the Liberty merger agreement, which is attached to this joint proxy statement/prospectus as Annex B, each of which are incorporated herein by reference. We urge you to read each of the merger agreements carefully and in their entirety, as they govern the respective mergers.

Structure of the Mergers

The boards of directors of Simmons and Community First, and the boards of directors Simmons and Liberty, have adopted the Community First merger agreement and the Liberty merger agreement, respectively. Under the merger agreements, both Community First and Liberty will merge with and into Simmons, with Simmons continuing as the surviving corporation. Following the completion of each merger, both Community First’s wholly owned bank subsidiary, First State Bank, and Liberty’s wholly owned bank subsidiary, Liberty Bank, will merge with and into Simmons’ lead subsidiary bank, Simmons First National Bank, which will be the surviving bank following each bank merger. Simmons expects the merger of Liberty Bank and Simmons First National Bank to occur in April 2015 and the merger of First State Bank and Simmons First National Bank to occur in August 2015.

Merger Consideration

Each share of Community First common stock issued and outstanding immediately prior to the effective time of the Community First merger, except for shares of Community First common stock held by Community First or Simmons and any dissenting shares, will be converted into the right to receive 17.8975 shares of Simmons common stock, subject to possible adjustment, or the Community First merger consideration. Each share of Community First Series C preferred stock will be exchanged for one share of Simmons Series A preferred stock.

Each share of Liberty common stock issued and outstanding immediately prior to the effective time of the Liberty merger, except for specified shares of Liberty common stock held by Liberty or Simmons and any dissenting shares, will be converted into the right to receive 1.0 share of Simmons common stock, subject to possible adjustment, or the Liberty merger consideration.

Potential Adjustment to Exchange Ratios

If the number of shares of Community First common stock outstanding (including shares of Community First restricted common stock) increases or decreases prior to the effective time of the Community First merger, then the number of shares of Simmons common stock to be issued for each share of Community First common stock shall be adjusted from 17.8975 shares of Simmons common stock to a number that will result in Simmons issuing no more than 6,624,000 shares of Simmons common stock in the Community First merger. We refer to the number of shares of Simmons common stock to be issued for each of share of Community First common stock, as adjusted, as the Community First exchange ratio. In addition, if the Community First board of directors exercises its right to terminate the Community First merger agreement due to the decrease in the average closing price of Simmons common stock relative to an index of banking stocks, Simmons may elect to increase the Community First merger consideration by paying, in addition to shares of Simmons common stock, cash for each share of Community First common stock. See “—Walkaway Counteroffers—Community First Merger.”

If the sum of the number of shares of Liberty common stock outstanding plus the number of shares of Liberty common stock subject to Liberty stock options increases or decreases prior to the effective time of the Liberty merger, then the number of shares of Simmons common stock to be issued for each share of Liberty common stock shall be adjusted from 1.0 share of Simmons common stock to a number that will result in

Simmons issuing no more than 5,247,187 shares of Simmons common stock in the Liberty merger. We refer to the number of shares of Simmons common stock to be issued for each of share of Liberty common stock, as adjusted, as the Liberty exchange ratio. In addition, if the Liberty board of directors exercises its right to terminate the Liberty merger agreement due to the decrease in the average closing price of Simmons common stock relative to an index of banking stocks, Simmons may elect to increase the Liberty merger consideration by paying, in addition to shares of Simmons common stock, cash for each share of Liberty common stock. See “—Walkaway Counteroffers—Liberty Merger.”

Fractional Shares

Simmons will not issue any fractional shares of its common stock in the mergers. Instead, Community First or Liberty shareholders who otherwise would have received a fraction of a share of Simmons common stock will instead receive cash equal to the product of the average of the last reported sale prices per share of Simmons common stock as reported on the NASDAQ Global Select Market for the 20 consecutive trading days ending immediately prior to the 10th day before the date on which the applicable merger is completed, times the fraction of a share of Simmons common stock to which the Community First or Liberty shareholder otherwise would be entitled.

Governing Documents; Directors and Officers

At the effective time of the mergers, the articles of incorporation and bylaws of Simmons, as the surviving corporation in each merger, will be the articles of incorporation and bylaws of Simmons as in effect immediately prior to the effective time of the mergers. The directors and officers of Simmons at the effective time of each merger will be the directors and officers of the surviving corporation, except that as of the effective time of the Community First merger, Simmons shall increase the size of its board of directors by two members and shall appoint two persons, selected by the Community First board of directors, to the Simmons board of directors, and as of the effective time of the Liberty merger, Simmons shall increase the size of its board of directors by one member and shall appoint a person, selected by the Liberty board of directors, to the Simmons board of directors, subject in each case to the review and approval of such persons by the NCCGC of the Simmons board of directors.

Community First Preferred Stock

At the effective time of the Community First merger, each share of Community First Series C preferred stock that is issued and outstanding will be converted into the right to receive one share of Simmons Series A preferred stock. Upon conversion, all shares of Community First Series C preferred stock will automatically be cancelled and retired and each certificate previously evidencing any such shares will thereafter represent the right to receive, and will be exchanged for a certificate evidencing, an equal number of shares of Simmons Series A preferred stock. The terms of Simmons Series A preferred stock will be substantially similar to the terms of Community First Series C preferred stock that is issued and outstanding immediately prior to the effective time of the Community First merger. The terms, rights, limitations and preferences shall be set forth in an articles of amendment, a form of which is attached to this joint proxy statement/prospectus as Annex L and is incorporated herein by reference.

Treatment of Equity Awards

Community First Restricted Stock

At the effective time of the Community First merger, outstanding unvested restricted shares of Community First common stock shall become vested and will be exchanged for shares of Simmons common stock on the same basis as all other shares of Community First common stock (subject to voluntary reductions to pay the tax consequences of the vesting), with the exception of shares of Community First double trigger restricted stock that provides for “double trigger” vesting upon a change of control and two years of continued service following a change in control of Community First. Community First double-trigger restricted stock will be exchanged for the Community First merger consideration on the same basis as the outstanding common stock of Community First, but will not be fully vested until otherwise vested or forfeited pursuant to the terms of the Community First Bancshares, Inc. 2007 Restricted Stock Plan (taking into account that the consummation of the Community First merger and its related transactions will constitute the first trigger for the Community First double trigger restricted stock). See “The Community First Merger—Interests of Community First’s Directors and Executive Officers in the Community First Merger.”

Liberty Stock Options

At the effective time of the Liberty merger, each option to purchase shares of Liberty common stock outstanding immediately prior to the effective time will be converted into an option to purchase Simmons common stock on the same terms and conditions as were applicable prior to the Liberty merger except that (1) the number of shares of Simmons common stock subject to the new option will be equal to the product of the number of shares of Liberty common stock subject to the existing Liberty stock option and the Liberty exchange ratio and (2) the exercise price per share of Simmons common stock under the new option will be equal to the exercise price per share of the existing Liberty stock option divided by the Liberty exchange ratio. All other terms and conditions of Liberty stock options will remain in full force and effect after the effective time of the Liberty merger, including the option vesting schedule and expiration date. Following completion of the Liberty merger, Simmons will provide each holder of a Liberty stock option with a replacement stock option agreement reflecting the change from Liberty common stock to Simmons common stock and the changes, if any, to the Liberty exchange ratio and exercise price, and restating all of the terms and conditions continuing in effect. See “The Liberty Merger—Interests of Liberty’s Directors and Executive Officers in the Liberty Merger.”

Closing and Effective Time of the Mergers

The mergers will be completed only if all of the respective conditions set forth in the Community First merger agreement and the Liberty merger agreement and discussed in this joint proxy statement/prospectus are either satisfied or waived. See “—Conditions to Consummate the Mergers.”

The mergers will become effective as set forth in separate articles of merger to be filed with the Secretaries of State of the States of Arkansas and the Secretary of State of the State of Tennessee, with respect to the Community First merger, and the Secretaries of State of the States of Arkansas and Missouri, with respect to the Liberty merger. The closing of the transactions contemplated by each merger agreement will occur at 6:01 p.m., Arkansas time, on the last business day of the month during which the expiration of all applicable waiting periods in connection with government approvals occurs and all conditions to the consummation of the respective merger agreement are satisfied or waived, or on such earlier or later date as may be agreed upon by the parties. It currently is anticipated that the completion of each merger will occur in the fourth quarter of 2014, subject to the receipt of regulatory approvals and other customary closing conditions, but the parties cannot guarantee when or if either of the respective mergers will be completed.

Conversion of Shares; Exchange of Certificates

Promptly after the effective time of each merger, Simmons will instruct the transfer agent to mail to each holder of record a certificate or certificates which immediately prior to the effective time evidenced outstanding shares of Community First or Liberty common stock, and each holder of record of book-entry shares of Community First (in each case excluding dissenting shares), a letter of transmittal and instructions on how to surrender shares of Community First common stock and Liberty common stock, as applicable, in exchange for certificates evidencing a number of whole shares of Simmons common stock and any cash payable in lieu of fractional shares of Simmons common stock to which the holder otherwise would be entitled under the applicable merger agreement.

Upon surrender of a certificate for cancellation to the exchange agent together with an executed letter of transmittal and such other customary documents as required, the holder will be entitled to receive (1) certificates evidencing the number of whole shares of Simmons common stock that the holder has the right to receive in respect of his or her shares of Community First common stock or Liberty common stock, as applicable, (2) cash in lieu of fractional shares of Simmons common stock to which the holder of Community First common stock or Liberty common stock would be entitled, (3) any dividends or other distributions to which the holder of Community First common stock or Liberty common stock is entitled, and (4) any cash payable in connection with a walkaway counteroffer, if any.

If a certificate for Community First common stock or Liberty common stock has been lost, stolen or destroyed, the exchange agent will issue the applicable merger consideration upon (1) receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of Community First common stock or Liberty common stock by such holder and (2) the receipt by Simmons or appropriate or customary indemnification against any claim that may be made against it with respect to such certificate.

After completion of each merger, there will be no further transfers on the stock transfer books of Community First or Liberty of shares of Community First common stock or Liberty common stock, respectively, other than to settle transfers that occurred prior to the completion of the applicable merger.

Withholding

Simmons will be entitled to deduct and withhold from the consideration payable under each merger agreement to any holder of Community First common stock or Liberty common stock, as applicable, such amounts Simmons is required to deduct and withhold under the Code or any provision of state, local or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, the withheld amounts will be treated for all purposes of each merger agreement as having been paid to the shareholders from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared or made after the effective time of each merger with respect to Simmons common stock with a record date after the effective time of such merger will be paid to the holder of any unsurrendered certificate of Community First common stock or Liberty common stock, as applicable, until the holder surrenders such certificate. After the surrender of a certificate in accordance with the applicable merger agreement, the record holder thereof will be entitled to receive (1) any such dividends or other distributions, without any interest, with a record date after the effective time and previously paid with respect to the whole shares of Simmons common stock, which the shares of Community First common stock or Liberty common stock represented by such certificate, as applicable, have been converted into the right to receive under the merger agreement (which amounts will be paid at the time the merger consideration is paid) or (2) at the appropriate payment date, any dividends or other distributions which had been declared with a record date after the effective time of the applicable merger agreement but prior to the surrender and a payment date occurring after surrender, payable with respect to whole shares of Simmons common stock.

Representations and Warranties

The representations, warranties and covenants described below and included in the merger agreements were made only for purposes of each merger agreement and as of specific dates, are solely for the benefit of Simmons and Community First, in the case of the Community First merger agreement, and Simmons and Liberty, in the case of the Liberty merger agreement, and may be subject to limitations, qualifications or exceptions agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of, among other things, allocating contractual risk between the parties to each merger agreement rather than establishing matters as facts, and may be subject to standards of materiality that differ from those standards relevant to investors. You should not rely on the representations, warranties, covenants or any description thereof as characterizations of the actual state of facts or condition of Simmons, Community First, Liberty or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in public disclosures by Simmons. The representations and warranties, other provisions of the merger agreements or any description of these provisions should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this joint proxy statement/prospectus, the documents incorporated by reference into this joint proxy statement/prospectus and the other reports, statements and filings that Simmons publicly files with the SEC. See “Where You Can Find More Information.”

The Community First merger agreement contains customary representations and warranties of each of Simmons and Community First relating to their respective businesses, and the Liberty merger agreement contains customary representations and warranties of each of Simmons and Liberty relating to their respective businesses. The representations and warranties in the respective merger agreements do not survive the effective time of the respective mergers.

The Community First merger agreement and Liberty merger agreement contain representations and warranties made by each of Simmons and Community First or Liberty, as applicable, relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the applicable merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the applicable merger;

•	required governmental and other regulatory filings and consents and approvals in connection with the merger and the operation of its business;

•	reports, registrations and statements filed with regulatory authorities;

•	financial statements; books and records and absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	tax matters;

•	legal proceedings;

•	employee benefit matters;

•	ownership of properties;

•	labor-management relations;

•	broker’s fees payable in connection with the merger;

•	the accuracy of information supplied for inclusion in this joint proxy statement/prospectus and other similar documents;

•	SEC reports;

•	environmental liabilities;

•	compliance with applicable laws, rules or regulations; and

•	loan portfolios.

Certain representations and warranties of the parties to each merger agreement are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreements, a “material adverse effect,” when used in reference to either party to each merger agreement, means a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations thereunder, and to consummate the transactions contemplated thereby.

Covenants and Agreements

Covenants of the Parties under the Merger Agreements

Simmons and Community First and Simmons and Liberty have respectively agreed that they will use their best efforts in good faith to take or cause to be taken all action that is necessary or desirable as promptly as practicable so as to, prior to the effective time of the mergers, permit the consummation of the transactions contemplated by each of the Community First merger agreement and Liberty merger agreement at the earliest reasonable date, and to cooperate fully with the other party thereto to that end.

The merger agreements also obligate the parties to:

•	notify the other party as promptly as practicable of (1) any material breach of any of its warranties, representations or agreements contained therein and (2) any change in condition (financial or otherwise), properties, business, results of operations or prospects that could be expected to have a material adverse effect;

•	use their best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies; and

•	consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by the merger agreements.

The merger agreements also contain additional covenants, including, among others, covenants relating to the filing of this joint proxy statement/prospectus, the listing of the shares of Simmons common stock to be issued in the mergers, compliance with applicable state securities law requirements, access to information of the other company, information received from regulators in connection with or material to the transactions contemplated by the merger agreements, the assumption by Simmons of Community First’s and Liberty’s trust preferred securities, the exchange by Simmons of Simmons Series A preferred stock for Community First Series C preferred stock, and public announcements and submissions to governmental bodies or agencies with respect to the transactions contemplated by the merger agreements.

In addition to these mutual requirements, prior to the effective date, and contingent upon the consummation of the applicable merger, Community First and Liberty will, consistent with generally accepted accounting principles, cause their bank subsidiaries to modify and change their loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently with those of Simmons; provided that no such action need be taken until Simmons acknowledges that all conditions to its obligation to consummate the respective mergers have been satisfied;

The merger agreements require Simmons to:

•	permit employees of Community First and Liberty and their subsidiaries that become employees of Simmons following the mergers to participate in its employee benefits plans on the same terms as its employees and, to the extent permitted by such plans, credit the prior service of Community First and Liberty employees for purposes of determining eligibility, vesting and benefit accrual under such plans;

•	refrain from (1) hiring, soliciting or seeking to hire any employee of Community First or Liberty or their subsidiaries, or any person who was an employee of Community First or its subsidiaries on February 18, 2014 or of Liberty or its subsidiaries on April 3, 2014 and (2) making any loan or extension of credit in order to pay off any First State Bank loan in existence on February 18, 2014 or Liberty Bank loan in existence on April 3, 2014, if either the Community First merger or the Liberty merger is not completed, respectively;

•

evaluate with management of Community First and Liberty, as applicable, the staffing needs of their bank subsidiaries after the respective effective dates of the merger agreements and, if any positions are eliminated, give the affected employees an opportunity to transfer to other positions at Simmons or its subsidiaries and make dismissed employees eligible for its existing severance program; and

•	take all steps necessary to increase the size of its board of directors and to appoint up to two persons selected by Community First and one person selected by Liberty to fill the newly created vacancies, with such appointments to take effect no later than the applicable effective date.

Conduct of Businesses Prior to the Completion of the Mergers

In addition to the mutual covenants set forth above, both Community First and Liberty have agreed to certain restrictions on the conduct of their businesses prior to the effective time of their respective mergers with Simmons. These restrictions include agreeing that until the effective time of their respective mergers, unless the prior written consent of Simmons has been obtained and subject to certain specified exceptions, they and each of their respective subsidiaries will:

•	take all action necessary to amend their respective defined contribution employee benefit plans in order for them to be comparable to the Simmons 401(k) plan at the effective time and for such plans to terminate on December 31, 2014, and to pay any and all termination, early withdrawal penalties or similar fees in connection with termination of the respective plans;

•	use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises and retain the services of their officers and key employees;

•	use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at the signing of the respective merger agreements, except for depreciation due to ordinary wear and tear;

•	use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that maintained at the signing of the respective merger agreements;

•	perform in all material respects all obligations required to be performed by them under all material contracts, leases and documents relating to or affecting their assets, properties and business; and

•	provide Simmons with notice of all board meetings of Community First and Liberty and their respective subsidiaries, permit Simmons to have a non-voting representative present in person or telephonically at each such meeting (subject to such representative’s exclusion from the meeting upon the advice of counsel when necessary to prevent a breach of fiduciary duties to legal or regulatory requirements) and provide Simmons with written materials provided to directors in connection with such meetings, provided such requirements will not be enforced until the Federal Reserve Board’s approval of the Community First merger agreement and Liberty merger agreement, respectively.

Community First and Liberty each have agreed with Simmons that until the earlier of the termination of the respective merger agreements or the effective time of their respective mergers with Simmons, unless the prior written consent of Simmons has been obtained and subject to certain specified exceptions, that Community First or Liberty and their respective subsidiaries will not:

•	make, declare or pay any dividend, other than, in the case of Community First, dividends that are (1) consistent with its historic practice, (2) paid in an amount equal to $4.50 per share if the effective time of the Community First merger is prior to December 15, 2014 or in an amount equal to $6.00 per share if the effective time of the Community First merger is after such date, and (3) paid on Community First Series C preferred stock in compliance with the terms the Small Business Lending Fund Program, or the SBLF Program, and the governing terms of thereof, and, in the case of Liberty, a dividend of $0.18 per share to be payable in July 2014 and, if the effective time of the Liberty merger has not occurred as of the record date of the Simmons dividend payable in January 2015 and April 2015, further dividends of $0.18 per share in January 2015 and April 2015, respectively;

•	directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock (including any options, warrants, calls or commitments in respect thereof) or authorize the creation or issuance of or sell or permit any subsidiary to sell additional shares of its capital stock or the capital stock of any subsidiary;

•	hire any additional staff except (1) personnel hired at an hourly rate to fill vacancies, (2) replacements for departed non-executive officers and (3) seasonal part-time staff in accordance with past practices;

•	enter into or permit any subsidiary to enter into any employment contracts, pay any bonus to or increase the rate of compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice or existing plans;

•	except as directed by Simmons, enter into or modify or permit any subsidiary to enter into or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of its directors, officers or other employees;

•	amend their charters or bylaws, or substantially modify the manner in which they or their subsidiaries conduct business, other than to conform loan, litigation and real estate valuation procedures to conform to those of Simmons as permitted by the merger agreements;

•	except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole, is material, other than as disclosed to Simmons;

•	acquire any investment securities, other than United States Treasury Securities, municipal securities with a minimum rating of “A” or U.S. Agency securities that are traditional fixed rate debt securities;

•	sell or purchase any securities in an aggregate amount in excess of $500,000, except for purchases related to the reinvestment of proceeds of matured securities that are in compliance with their applicable investment policies;

•	purchase any shares of Simmons common stock, other than in a fiduciary capacity;

•	change any method of accounting in effect as of December 31, 2013, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the year ended December 31, 2013, except as may be required by law or accounting principles generally accepted in the United States, or to conform to Simmons procedures as permitted by the merger agreements;

•	knowingly take any action which would, or is reasonably likely to, (1) adversely affect the ability to obtain necessary approvals of governmental authorities required to complete the transactions contemplated by each merger agreement, (2) adversely affect their ability to perform their respective covenants under the applicable merger agreement or (3) result in any of the conditions to the applicable merger not being satisfied;

•	make or renew any single loan or series of loans to one borrower or a related group of borrowers in an amount in excess of $1.5 million, except as permitted by Simmons’ designated representative in accordance with procedures set forth in the merger agreements;

•	sell or dispose of any other real estate owned or other properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness having a book value in excess of $250,000, or pursuant to which Community First or Liberty, or any of their respective subsidiaries, would incur a loss in excess of $150,000;

•	sell or dispose of any fixed assets having a book value in excess of $25,000;

•	terminate any lease on fixed assets currently in use that would cause Community First or Liberty, or any of their respective subsidiaries, to incur termination expenses or charges in excess of $25,000; or

•	in the case of Community First, amend, revise or modify any policies, procedures or guidelines affecting the underwriting, acquisition, administration or collection of debts or other extensions of credit originated or acquired by First State Finance, Inc., or permit the consumer finance credit portfolio of First State Finance, Inc. to exceed $60.0 million, net of unearned interest.

Indemnification and Insurance for Directors and Officers

If the Community First merger is consummated, Simmons will indemnify and hold harmless all present and former directors and officers of Community First and its respective subsidiaries, against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the matters related to the Community First merger agreement. If the Liberty merger is consummated, Simmons will indemnify and hold harmless all present and former directors and officers of Liberty and its subsidiaries, against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the matters related to the Liberty merger agreement as well as acts prior to the Liberty merger. Simmons will advance expenses as incurred provided the person to whom expenses were advanced provides a satisfactory undertaking to repay such advance if it is ultimately determined that he or she is not entitled to indemnification.

The merger agreements require Simmons to maintain for a period of six years after the completion of the respective mergers, directors’ and officers’ liability insurance policy in an amount not less than the existing policies of Community First and Liberty. However, Simmons is not required to make annual premium payments for such insurance in excess of a specified amount, which we refer to as the premium cap, and if premiums for such insurance would at any time exceed the premium cap, then the surviving corporation must maintain policies of insurance which, in its good faith determination, provide the maximum coverage available at an annual premium equal to the premium cap.

Shareholder Meetings and Recommendation of Boards of Directors

Community First and Liberty have each agreed to hold a meeting of their respective shareholders for the purpose of voting upon approval of the Community First merger agreement and the Liberty merger agreement, respectively, as soon as is reasonably practicable after the registration statement on Form S-4 of which this joint proxy statement/prospectus is a part is declared effective. Each of Community First and Liberty has agreed that its board of directors, subject to the exercise of its fiduciary duties, will recommend to shareholders that they approve the Community First merger agreement or Liberty merger agreement, as applicable, and use their best efforts to obtain such approval. In addition, each of Community First and Liberty are required to (1) distribute this joint proxy statement/prospectus to their respective shareholders in compliance with applicable federal and state law and (2) cooperate and consult with Simmons with respect to each of the foregoing matters.

In addition to the requirements applicable to Community First and Liberty under the merger agreements, (1) Simmons is required under the Liberty merger agreement to take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purposes of approving the Liberty merger, the issuance of Simmons common stock in the amount required to perform its obligations under the Liberty merger agreement and, if necessary, the assumption of Liberty stock options and (2) Simmons’ board of directors, subject to the exercise of its fiduciary duties, must recommend that its shareholders approve the Liberty merger, the issuance of Simmons common stock in the amount required to perform its obligations under the Liberty merger agreement and, if necessary, the assumption of Liberty’s stock options, and use its best efforts to obtain such approvals.

Conditions to Consummate the Mergers

The respective obligations of Simmons and Community First, with respect to the Community First merger agreement, and Simmons and Liberty, with respect to the Liberty merger agreement, to complete the Community First merger and Liberty merger, respectively, are subject to the satisfaction or waiver of the following conditions:

•	the shareholders of Simmons and Community First, in the case of the Community First merger agreement, and Simmons and Liberty, in the case of the Liberty merger agreement, shall have approved the applicable merger agreement and transactions contemplated thereby;

•	the receipt of regulatory approvals of the applicable merger agreement and the transactions contemplated thereby from the Federal Reserve Board and the TDFI, with respect to the Community First merger, and the MDF, with respect to the Liberty merger, and the expiration of any statutory waiting periods without adverse action being taken;

•	procurement of all other regulatory consents and approvals that are necessary to the consummation of the transactions contemplated by the respective merger agreements; provided, that no approval or consent shall be deemed to have been received if it includes any conditions or requirements that would reduce the benefits of the transactions contemplated thereby to such a degree that Simmons, Community First, or Liberty, as applicable, would not have entered into the respective merger agreements had such conditions or requirements been known at the date hereof;

•	the satisfaction of all other requirements prescribed by law that are necessary to the consummation of the transactions contemplated by each respective merger agreement;

•	no party will be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the applicable merger;

•	no statute, rule, regulation, order, injunction or decree shall have been enacted, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the respective merger;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part with respect to the Simmons common stock to be issued upon the consummation of the merger, and the absence of any stop order suspending effectiveness of the registration statement (or proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

•	subject to the materiality standards provided in the applicable merger agreement, the accuracy of the representations and warranties of Simmons, Community First and Liberty;

•	performance in all material respects by each of Simmons, Community First and Liberty of its obligations under the applicable merger agreement;

•	receipt by the parties of an opinion of legal counsel to the effect that on the basis of facts, representations and assumptions set forth or referred to in such opinion, the applicable merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	absence of litigation against Simmons, Community First or Liberty by any governmental agency seeking to prevent consummation of the applicable merger;

•	in the case of the Community First merger, completion of Phase I environmental audits of real property owned by Community First that reflect no material problems under environmental laws to Simmons’ satisfaction;

•	in the case of the Liberty merger, any Phase I environmental audits of real property owned by Liberty shall reflect no material problems under environmental laws to Simmons’ satisfaction;

•	execution of lock-up agreements by the Christopher R. Kirkland Revocable Trust and Joe Porter, shareholders of Community First, and Burchfield Limited Partnership, Gary E. Metzger and Garry L. or Gay Lynn Robinson, shareholders of Liberty;

•	receipt of all necessary consents and approvals for Simmons to assume the obligations of Community First and Liberty for the trust preferred securities issued by certain financing trusts of Community First and Liberty;

•	in the case of the Community First merger, receipt of all necessary consents and approvals to allow Simmons to exchange Simmons Series A preferred stock, for the outstanding shares of Community First Series C preferred stock;

•	receipt by each of Simmons, Community First and Liberty of a legal opinion from their respective counterpart’s counsel;

•	with respect to the Community First merger only, Simmons and Community First will have each received a fairness opinion in the form customarily received in transactions of this type and substantially to the effect that the exchange ratio is fair to their respective shareholders from a financial point of view; and

•	the authorization for listing on the NASDAQ Global Select Market, subject to official notice of issuance, of the Simmons common stock to be issued upon the consummation of the applicable merger.

Neither Simmons nor Community First or Liberty can provide assurance as to when or if all of the conditions to the respective mergers can or will be satisfied or waived by the appropriate party. As of the date of this joint proxy statement/prospectus, the parties do not have reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreements

Each merger agreement can be terminated at any time prior to the effective time of the applicable merger:

•	by mutual consent of Simmons and Community First, in the case of the Community First merger, and Simmons and Liberty, in the case of the Liberty merger, if authorized by the parties’ respective boards of directors;

•	by either Simmons or Community First, in the case of the Community First merger, or Simmons or Liberty, in the case of the Liberty merger, if authorized by the board of directors of any such party in the event of a material breach by the other party thereto of any representation, warranty or agreement contained therein that is not cured or curable within 60 days, in the case of the Community First merger, or 45 days, in the case of the Liberty merger, after written notice of such breach is given to the party committing such breach by the other party thereto;

•	by Simmons or Community First, in the case of the Community First merger agreement, or Simmons or Liberty, in the case of the Liberty merger agreement, if the board of directors of any such party determines, in the event the applicable merger is not consummated by December 31, 2014, which we refer to as the termination date, unless the failure of the applicable merger to be completed by such date is due to the breach of the applicable merger agreement by the party seeking to terminate the applicable merger agreement; however, the termination date may be extended to not later than February 28, 2015, in the case of the Community First merger agreement, or April 30, 2015, in the case of the Liberty merger agreement, by written notice to the other party if a reason the applicable merger shall not have been consummated is because of failure to obtain a required regulatory approval or because the registration statement is not effective;

•	if any approval of the shareholders of Simmons, Community First or Liberty required for completion of the applicable merger has not been obtained upon a vote taken at a duly held meeting of shareholders of a party or at any adjournment or postponement thereof;

•	by Simmons or Community First, in the case of the Community First merger agreement, or Simmons or Liberty, in the case of the Liberty merger agreement, if counsel to Simmons notifies the parties that it will be unable to give its opinion with respect to the tax effects of the mergers, that each merger will be treated as a reorganization within the meaning of Section 368(a) of the Code;

•	by the board of directors of Community First or Liberty at any time during the three business day period following the 10th trading day immediately preceding the effective date, if the Average Closing Price of Simmons common stock is less than $28.30, in the case of the Community First merger agreement, or $29.80 in the case of the Liberty merger agreement, and the Simmons common stock has underperformed the KBWR by more than 20%, which termination right we refer to as the stock decline termination right. If Community First or Liberty elect to exercise their stock decline termination right under the applicable merger agreement, it will give prompt written notice to Simmons, and Simmons shall have the right to make a walkaway counteroffer within three business days of receipt of the notice of termination; and

•	by the board of directors of Community First or Liberty before the receipt of shareholder approval with respect to the applicable merger, if such company’s board of directors shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, that termination of the applicable merger agreement is required in order for the applicable board of directors to comply with its fiduciary duties; provided that in advance of or concurrently with such termination, Community First or Liberty pays to Simmons the applicable termination fee.

Effect of Termination

If the Community First merger agreement or Liberty merger agreement is terminated, it will become void and have no effect and neither the parties nor their respective officers and directors will have any liability, except that the parties will remain liable for any liabilities or damages arising out of their willful breach of any covenant or willful misrepresentation contained herein.

Walkaway Counteroffer

Community First Merger. The Community First board of directors may exercise its stock decline termination right if (1) the average closing price of Simmons common stock is less than $28.30 and (2) the percentage change between $35.37 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on March 12, 2014) and the average closing price of Simmons common stock is not equal to at least 80% of the difference between the percentage change between $38.43 (the average closing price of KBWR, for the 20 consecutive trading days ending on March 12, 2014) and the average closing price of KBWR. If the Community First board of directors exercises its stock decline termination right, then Simmons may elect, within three business days of receipt of such notice of termination from Community First to make a walkaway counteroffer and pay as part of the Community First merger consideration, an aggregate amount of cash sufficient to equal the product, which we refer to as the Community First minimum merger consideration, of (x) $28.30 and (y) the number of shares of Simmons common stock to be issued in the Community First merger. Such aggregate amount of cash will be paid pro rata for each share of Community First common stock.

Liberty Merger. The Liberty board of directors may exercise its stock decline termination right if (1) the average closing price of Simmons common stock is less than $29.80 and (2) the difference between the percentage change of (A) $40.06 (the KBWR for the 20 consecutive trading days ending on March 31, 2014) and the average closing price of KBWR and (B) the percentage change of $37.24 (the average closing price of Simmons common stock for the 20 consecutive trading days ending on March 31, 2014) and the average closing price of Simmons common stock, is greater than 20%. If the Liberty board of directors exercises its stock decline termination right, then Simmons may elect, within three business days of receipt of such notice of termination from Liberty, to make a walkaway counteroffer and pay as part of the Liberty merger consideration, an aggregate amount of cash sufficient to equal the product (which we refer to as the Liberty minimum merger consideration) of (x) $29.80 and (y) the number of shares of Simmons common stock to be issued in the Liberty merger. Such aggregate amount of cash will be paid pro rata for each share of Liberty common stock.

The average closing price of Simmons common stock will be equal to the average of the closing price per share of Simmons common stock on the NASDAQ Global Select Market for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the applicable merger. The average closing price of KBWR will be equal to the average closing price of the KBWR for the 20 consecutive trading days ending on and including the 10th trading day before the effective date of the applicable merger.

Termination Fees

If the Community First merger agreement or Liberty merger agreement is terminated due to the determination of the board of directors of Community First or Liberty, respectively, that termination is necessary in order to satisfy applicable fiduciary duties, then Community First will pay Simmons a termination fee of $10 million, or Liberty will pay Simmons a termination fee of $8 million, in advance of or concurrently with such termination.

Expenses and Fees

All costs and expenses incurred in connection with each merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise set forth in the applicable merger agreement.

Amendment and Waiver of the Merger Agreements

Prior to the effective date of each merger, any provision of the Community First merger agreement and the Liberty merger agreement may be waived by the party benefited by the provision, or by both parties, or amended or modified at any time, including the structure of the applicable transaction by an agreement in writing between the parties hereto approved by their respective boards of directors, to the extent allowed by law, except that after the vote by the shareholders of Community First or Liberty, as applicable, the provisions of the merger agreements relating to the amount or the form of the consideration to be delivered shall not be amended or revised.

ACCOUNTING TREATMENT

In accordance with current accounting guidance, the mergers will be accounted for using the acquisition method. The result of this is that (1) the recorded assets and liabilities of Simmons will be carried forward at their recorded amounts, (2) Simmons historical operating results will be unchanged for the prior periods being reported on, and (3) the assets and liabilities of Community First and Liberty will be adjusted to fair value at the date Simmons assumes control of the combined entities, or the merger date. In addition, all identifiable intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of cash and shares of Simmons stock to be issued to former Community First and Liberty shareholders and shares of Simmons stock to be issued to former holders of Community First and Liberty stock options, warrants and restricted stock units, exceeds the fair value of the net assets including identifiable intangibles of Community First and Liberty at the merger date will be reported as goodwill. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment at least annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Community First and Liberty being included in the operating results of Simmons from the merger date going forward.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following general discussion sets forth the anticipated material United States federal income tax consequences of the mergers to U.S. holders (as defined below) of Community First and Liberty common stock that exchange their shares of Community First and Liberty common stock for shares of Simmons common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this joint proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those Community First and Liberty common shareholders that hold their shares of Community First and Liberty common stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects mark-to-market treatment;

•	a holder of Community First or Liberty common stock that received Community First or Liberty common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder (as defined below);

•	a person that has a functional currency other than the U.S. dollar;

•	a holder of Community First or Liberty common stock that holds Community First or Liberty common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the mergers, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the mergers to you may be complex. They will depend on your specific situation and on factors that are not within the control of Community First, Liberty or Simmons. You should consult with your own tax advisor as to the tax consequences of the mergers in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Community First or Liberty common stock that is for United States federal income tax purposes (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Community First or Liberty common stock generally will depend on the status of the partner and the activities of the partnership. Partners in a partnership holding Community First or Liberty common stock should consult their own tax advisors.

Tax Consequences of the Mergers Generally

The parties intend for the mergers to qualify as “reorganizations” within the meaning of Section 368(a) of the Code. It is a condition to the obligations of Simmons, Community First and Liberty to complete the mergers that each of them receive an opinion from Quattlebaum, Grooms, Tull & Burrow, PLLC, dated the closing date of the mergers, to the effect that the mergers will qualify as “reorganizations” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this document is a part, Quattlebaum, Grooms, Tull & Burrow, PLLC has delivered an opinion to Simmons, Community First and Liberty, respectively, to the same effect as the opinion described above. This opinion will be based on representation letters provided by Simmons, Community First and Liberty and on customary factual assumptions. The opinion described above will not be binding on the Internal Revenue Service. Simmons, Community First and Liberty have not sought and will not seek any ruling from the Internal Revenue Service regarding any matters relating to the mergers, and as a result, there can be no assurance that the Internal Revenue Service will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinion described above is based are inconsistent with the actual facts, the United States federal income tax consequences of the mergers could be adversely affected.

Accordingly, and on the basis of the foregoing opinion, as a result of the mergers qualifying as “reorganizations” within the meaning of Section 368(a) of the Code, upon exchanging Community First or Liberty common stock for Simmons common stock and cash, Community First shareholders and Liberty shareholders generally will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the amount of cash (excluding any cash received in lieu of a fractional share) and the fair market value of the Simmons common stock received pursuant to the Community First merger or Liberty merger over the adjusted tax basis in the Community First shareholder’s or Liberty shareholder’s shares of Community First or Liberty common stock surrendered) and (2) the amount of cash received pursuant to the applicable merger (excluding any cash received in lieu of a fractional share). If a Community First or Liberty shareholder acquired different blocks of Community First or Liberty common stock at different times or different prices, the Community First or Liberty shareholder should consult his or her tax advisor regarding the manner in which gain or loss should be determined. Any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the holding period with respect to the Community First or Liberty common stock surrendered exceeds one year. If, however, the cash received has the effect of the distribution of a dividend, the gain will be treated as a dividend to the extent of the holder’s ratable share of accumulated earnings and profits as calculated for United States federal income tax purposes.

The aggregate tax basis in the shares of Simmons common stock that Community First shareholders and Liberty shareholders receive in the mergers, including any fractional share interests deemed received and sold as described below, will equal the aggregate adjusted tax basis in the Community First or Liberty common stock surrendered, reduced by the amount of cash received (excluding any cash received in lieu of a fractional share) and increased by the amount of gain, if any, recognized (excluding any gain recognized with respect to cash received in lieu of a fractional share) on the exchange. The holding period for the shares of Simmons common stock that Community First shareholders and Liberty shareholders receive in the mergers (including a fractional share interest deemed received and sold as described below) will include the holding period for the shares of Community First or Liberty common stock that are surrendered in the exchange.

Cash Instead of a Fractional Share

If a Community First shareholder or Liberty shareholder receives cash instead of a fractional share of Simmons common stock, he or she will be treated as having received the fractional share of Simmons common stock pursuant to the applicable merger and then as having sold that fractional share of Simmons common stock for cash. As a result, the Community First or Liberty shareholder generally will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to your fractional share of Simmons common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the applicable merger, the holding period for the Community First or Liberty common stock surrendered therefor is greater than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of Community First or Liberty common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•	furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESIGNATION OF NUMBER OF MEMBERS OF SIMMONS BOARD OF DIRECTORS

This proposal will be considered and voted upon by the Simmons common shareholders at the Simmons special meeting.

In connection with the mergers, Simmons has agreed to appoint to the Simmons board of directors two directors currently serving on the Community First board of directors as designated by the Community First board of directors and one director currently serving on the Liberty board of directors as designated by the Liberty board of directors, each as provided in the respective merger agreements. The Simmons board of directors currently is comprised of nine members. In order to effect these director appointments, Simmons is required to increase the number of directors on the Simmons board of directors from nine to 12. In increasing the number of directors by three, Arkansas law requires that the Simmons common shareholders vote to increase the number of directors designated to serve on the board of directors of Simmons.

Accordingly, at the Simmons special meeting, the Simmons common shareholders will consider and vote upon a proposal to designate the number of members composing the Simmons board of directors as 12.

Simmons’ board of directors has unanimously approved the increase in the number of designated members of the board of directors of Simmons, has determined that the increase in the board to 12 members is in the best interests of Simmons and its shareholders, and unanimously recommends that Simmons shareholders vote “FOR” the increase in the number of Simmons directors.

DESCRIPTION OF CAPITAL STOCK OF SIMMONS

As a result of the mergers, Community First and Liberty shareholders who receive shares of Simmons common stock in the mergers will become shareholders of Simmons. Your rights as a shareholder of Simmons will be governed by Arkansas law and the articles of incorporation and the bylaws of Simmons. The following briefly summarizes the material terms of Simmons common and preferred stock. We urge you to read the applicable provisions of the ABCA, and Simmons’ articles of incorporation and bylaws. Copies of Simmons’ governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

Authorized Capital Stock

Simmons’ authorized capital stock consists of 60,000,000 shares of Class A common stock, $0.01 par value per share and 40,040,000 shares of preferred stock, $0.01 par value per share. As of the record date, there were                      shares of Simmons common stock outstanding and no shares of Simmons preferred stock outstanding. In connection with the consummation of the Community First merger, Simmons will issue 30,852 shares of Simmons Series A preferred stock to the holders of Community First Series C preferred stock.

Common Stock

Listing

Simmons common stock is listed on the NASDAQ Global Select Market and traded under the symbol “SFNC.” Following the mergers, shares of Simmons common stock will continue to be traded on the NASDAQ Global Select Market.

Dividend Rights

The ABCA allows an Arkansas business corporation to make a distribution, including payment of dividends, only if, after giving effect to the distribution, in the judgment of the board of directors: (1) the corporation would be able to pay its debts as they become due in the usual course of business; and (2) the corporation’s total assets would at least equal the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The board of directors may base this determination that a distribution is not prohibited under the ABCA either on financial statements prepared on the basis of accounting practices that are reasonable in the circumstances or on a fair valuation or other method that is reasonable in the circumstances.

Additionally, payment of dividends is subject to determination and declaration by the Simmons board of directors and depends on a number of factors, including capital requirements, legal and regulatory limitations on the payment of dividends, the results of operations and financial condition, tax considerations and general economic conditions. The holders of Simmons common stock will be entitled to receive and share equally in these dividends as they may be declared by the Simmons board of directors out of funds legally available for such purpose.

Voting Rights

Each share of Simmons common stock is entitled to one vote on matters submitted to a vote of shareholders. A majority of the votes entitled to be cast forms a quorum, and an affirmative vote of the votes cast on a matter is sufficient to take action upon routine matters.

In the event of a merger or consolidation of Simmons, a sale of all or substantially all of Simmons’ assets, liquidation or dissolution, or reclassification of Simmons’ securities, an affirmative vote of the holders of at least

80% of the outstanding voting shares is required, unless such transaction is approved by 80% of the directors who were in office prior to the proponent of the acquisition acquiring 10% or more of Simmons common stock, or the disinterested directors. Such affirmative vote of the shareholders or disinterested directors is required, notwithstanding the fact that no vote may be required, or that some lesser percentage may be specified, by law or in any agreement or otherwise.

Directors are elected by a plurality of votes cast, and there are no cumulative voting rights for the election of directors.

In general, amendments to Simmons’ articles of incorporation must be approved by 80% of the shares entitled to vote on such amendment, repeal, or modification, unless such amendment, repeal or modification shall have been approved by an affirmative vote of 80% of the disinterested directors of Simmons.

Preemptive and Other Rights

Holders of Simmons common stock have no preemptive rights and have no other rights to subscribe for additional securities of Simmons under the ABCA. Preemptive rights are the priority right to buy additional shares if Simmons issues more shares in the future. Therefore, if additional shares are issued by Simmons without the opportunity for existing shareholders to purchase more shares, a shareholder’s ownership interest may be subject to dilution.

For more information regarding the rights of holders of Simmons common stock, see “Comparison of Shareholders’ Rights of Simmons and Community First” and “Comparison of Shareholders’ Rights of Simmons and Liberty.”

Preferred Stock

Simmons’ articles of incorporation, as amended, permits Simmons to issue one or more series of preferred stock and authorizes the Simmons board of directors to designate the preferences, limitations and relative rights of any such series of preferred stock, in each case, without any further action by Simmons shareholders. Each share of a series of preferred stock will have the same relative rights as, and be identical in all respects with, all the other shares of the same series. Preferred stock may have voting rights, subject to applicable law and determination at issuance of the Simmons board of directors. While the terms of preferred stock may vary from series to series, holders of Simmons common stock should assume that all shares of preferred stock will be senior to Simmons common stock in respect of distributions and on liquidation.

Although the creation and authorization of preferred stock does not, in and of itself, have any effect on the rights of the holders of Simmons common stock, the issuance of one or more series of preferred stock may affect the holders of Simmons common stock in a number of respects, including the following: by subordinating Simmons common stock to the preferred stock with respect to dividend rights, liquidation preferences, and other rights, preferences, and privileges; by diluting the voting power of Simmons common stock; by diluting the EPS of Simmons common stock; and by issuing Simmons common stock, upon the conversion of the preferred stock, at a price below the fair market value or original issue price of Simmons common stock that is outstanding prior to such issuance.

If the Community First merger is completed, Simmons expects to issue one share of Simmons Series A preferred stock in exchange for each share of Community First Series C preferred stock for a total of 30,852 shares. The dividend rights, liquidation preferences, and other rights, preferences, and privileges of Simmons Series A Preferred Stock will be substantially the same as the dividend rights, liquidation preferences, and other rights, preferences, and privileges of the Community First Series C preferred stock.

Simmons Series A Preferred Stock

Voting Rights. Except as required by law, the holders of Simmons Series A preferred stock will not have voting rights other than with respect to certain matters relating to the rights of holders of Simmons Series A preferred stock, on certain corporate transactions and, if applicable, the election of additional directors as described below.

In addition to any other vote or consent required by law or by Simmons articles of incorporation, the written consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the holders of a majority of the outstanding shares of Simmons Series A preferred stock, voting as a single class, if the U.S. Treasury does not hold any shares of Simmons Series A preferred stock, will be required to:

•	amend Simmons articles of incorporation or the Certificate of Designation for Simmons Series A preferred stock to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of stock ranking senior to Simmons Series A preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up by or of us;

•	amend Simmons articles of incorporation or the articles of amendment for Simmons Series A preferred stock so as to adversely affect the rights, preferences, privileges or voting powers of Simmons Series A preferred stock;

•	consummate a binding share exchange or reclassification involving the Simmons Series A preferred stock or a merger or consolidation of Simmons with another entity, unless, in each case, (1) the shares of Simmons Series A preferred stock remain outstanding or, in the case of a merger or consolidation in which Simmons is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (2) the shares of Simmons Series A preferred stock remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions, that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of Simmons Series A preferred stock immediately prior to consummation of the transaction, taken as a whole;

•	sell all, substantially all or any material portion of, Simmons’ assets, if Simmons Series A preferred stock will not be redeemed in full contemporaneously with the consummation of such sale; or

•	consummate a Holding Company Transaction (as defined below), unless as a result of the Holding Company Transaction each share of Simmons Series A preferred stock will be converted into or exchanged for one share with an equal liquidation preference of preference securities of Simmons or the acquirer, which we refer to as the Holding Company preferred stock. Any such Holding Company preferred stock must entitle its holders to dividends from the date of issuance of such stock on terms that are equivalent to the terms of Simmons Series A preferred stock, and must have such other rights, preferences, privileges and voting powers, and limitations and restrictions that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions of Simmons Series A preferred stock immediately prior to such conversion or exchange, taken as a whole;

provided, that (1) any increase in the amount of Simmons authorized shares of preferred stock, and (2) the creation and issuance, or an increase in the authorized or issued amount, of any other series of preferred stock, or any securities convertible into or exchangeable or exercisable for any other series of preferred stock, ranking equally with and/or junior to Simmons Series A preferred stock with respect to the payment of dividends, whether such dividends are cumulative or non-cumulative, and the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to adversely affect the rights, preferences, privileges or voting powers of Simmons Series A preferred stock and will not require the vote or consent of the holders of Simmons Series A preferred stock.

A “Holding Company Transaction” means the occurrence of (a) any transaction that results in a person or group (1) becoming the direct or indirect ultimate beneficial owner of Simmons common equity representing more than 50% of the voting power of the outstanding shares of Simmons common stock or (2) being otherwise required to consolidate Simmons for GAAP purposes, or (b) any consolidation or merger of Simmons or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of Simmons’ consolidated assets to any person other than one of Simmons’ subsidiaries; provided, that, in the case of either clause (a) or (b), Simmons or the acquiror is or becomes a bank holding company or savings and loan holding company.

To the extent holders of Simmons Series A preferred stock are entitled to vote, holders of shares of Simmons Series A preferred stock will be entitled to one vote for each share then held.

The voting provisions described above will not apply if, at or prior to the time when the vote or consent of the holders of Simmons Series A preferred stock would otherwise be required, all outstanding shares of Simmons Series A preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited by Simmons in trust for the redemption.

Dividends. Simmons Series A preferred stock will be entitled to receive non-cumulative dividends, payable quarterly, on each January 1, April 1, July 1 and October 1, each of which is a dividend payment date. The dividend rate will be fixed at 1% until February 18, 2016, at which time the dividend rate will increase to 9%.

Dividends on Simmons Series A preferred stock are non-cumulative. If for any reason the Simmons board of directors does not declare a dividend on Simmons Series A preferred stock for a particular dividend period, then the holders of Simmons Series A preferred stock will have no right to receive any dividend for that dividend period, the time between dividend payments dates described above, and Simmons will have no obligation to pay a dividend for that dividend period. Simmons must, however, within five calendar days, deliver to the holders of Simmons Series A preferred stock a written notice executed by Simmons’ chief executive officer and chief financial officer stating the Simmons board of directors’ rationale for not declaring a dividend. Simmons’ failure to pay a dividend on Simmons Series A preferred stock also will restrict Simmons’ ability to pay dividends on and repurchase other classes and series of its capital stock, including the Simmons common stock.

When dividends have not been declared and paid in full on Simmons Series A preferred stock for an aggregate of four or more dividend periods, and during that time Simmons is not subject to a regulatory determination that prohibits the declaration and payment of dividends, Simmons must, within five calendar days of each missed payment, deliver to the holders of Simmons Series A preferred stock a certificate executed by at least a majority of the members of the Simmons board of directors stating that it used its best efforts to declare and pay such dividends in a manner consistent with safe and sound banking practices and the directors’ fiduciary obligations. In addition, (i) Simmons’ failure to pay dividends on Simmons Series A preferred stock for five or more dividend periods, whether consecutive or not, will give the holders of Simmons Series A preferred stock the right to appoint a non-voting observer on the Simmons board of directors and (ii) Simmons’ failure to pay dividends on Simmons Series A preferred stock for six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the shares of Simmons Series A preferred stock then outstanding is of $25,000,000 or more, will give the holders of Simmons Series A preferred stock the right to elect two directors to the Simmons board of directors.

No Sinking Fund. Simmons Series A preferred stock is not subject to any sinking fund.

Priority of Dividends. So long as any share of Simmons Series A preferred stock remains outstanding, Simmons may declare and pay dividends on Simmons common stock only if full dividends on all outstanding shares of Simmons Series A preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid. If a dividend is not declared and paid in full on Simmons Series A preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no dividend or distribution may be declared or paid on Simmons common stock.

Restrictions on Repurchases. So long as any share of Simmons Series A preferred stock remains outstanding, Simmons may repurchase or redeem shares of Simmons common stock, only if dividends on all outstanding shares of Simmons Series A preferred stock for the most recently completed dividend period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for payment has been set aside for the benefit of the holders of Simmons Series A preferred stock as of the applicable record date). If a dividend is not declared and paid in full on Simmons Series A preferred stock for any dividend period, then from the last day of that dividend period until the last day of the third dividend period immediately following it, no redemptions or repurchases of Simmons common stock may be carried out, except in certain limited cases.

Liquidation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Simmons’ affairs, holders of Simmons Series A preferred stock will be entitled to receive for each share of Simmons Series A preferred stock, out of Simmons’ assets or proceeds available for distribution to Simmons shareholders, subject to any rights of Simmons’ creditors, before any distribution of assets or proceeds is made to or set aside for the holders of Simmons common stock payment of an amount equal to the sum of (1) the $1,000 liquidation preference amount per share and (2) the amount of any accrued and unpaid dividends on Simmons Series A preferred stock.

For purposes of the liquidation rights of Simmons Series A preferred stock, neither a merger nor consolidation of Simmons with another entity nor a sale, lease or exchange of all or substantially all of Simmons’ assets will constitute a liquidation, dissolution or winding up of Simmons affairs.

Redemption and Repurchases. Simmons Series A preferred stock may be redeemed at any time at Simmons’ option, at a redemption price of 100% of the liquidation amount plus accrued but unpaid dividends to the date of redemption for the current period, regardless of whether such dividends have been declared for that period, all subject to the approval of the Federal Reserve Board or any successor federal banking regulator of Simmons.

To exercise the optional redemption right, Simmons must give notice of the redemption to the holders of record of Simmons Series A preferred stock, not less than 30 days and not more than 60 days before the date of redemption. In the case of a partial redemption of Simmons Series A preferred stock, the shares to be redeemed will be selected either pro rata or in such other manner as the Simmons board of directors or a committee of the Simmons board of directors determines to be fair and equitable, provided that shares representing at least 25% of the aggregate liquidation amount of Simmons Series A preferred stock are redeemed.

Shares of Simmons Series A preferred stock that we redeem, repurchase or otherwise acquire will revert to authorized but unissued shares of preferred stock, which Simmons may then reissue as any series of preferred stock other than Simmons Series A preferred stock.

Conversion. Holders of Simmons Series A preferred stock have no right to exchange or convert their shares into any other securities.

COMPARISON OF SHAREHOLDERS’ RIGHTS OF

SIMMONS AND COMMUNITY FIRST

If the Community First merger is completed, holders of Community First common stock will receive shares of Simmons common stock in exchange for their shares of Community First common stock, and holders of Community First Series C preferred stock will receives shares of Simmons Series A preferred stock in exchange for their shares of Community First Series C preferred stock. Simmons is organized under the laws of the State of Arkansas and Community First is organized under the laws of the State of Tennessee. The following is a summary of the material differences between (1) the current rights of Community First shareholders under the TBCA and Community First’s charter and bylaws and (2) the current rights of Simmons shareholders under the ABCA and Simmons’ articles of incorporation and bylaws.

Simmons and Community First believe that this summary describes the material differences between the rights of holders of Simmons common stock and Simmons Series A preferred stock as of the date of this joint proxy statement/prospectus and the rights of holders of Community First common stock and Community First Series C preferred stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Simmons’ governing documents have been filed with the SEC and copies of Community First’s governing documents can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

SIMMONS	COMMUNITY FIRST
DESCRIPTION OF CAPITAL STOCK

Simmons’ articles of incorporation authorize it to issue 60,000,000 shares of Class A common stock, par value $0.01 per share, and 40,040,000 shares of Simmons Series A preferred stock, par value $0.01 per share.

As of the record date, there are no Simmons Series A preferred stock outstanding, but Simmons intends to issue 30,852 shares of such preferred stock to holders of Community First Series C preferred stock at closing of the Community First merger.

Holders of Simmons Series A preferred stock are entitled to (i) receive non-cumulative dividends, payable quarterly, (ii) liquidation rights, but a merger is not considered a liquidation event, (iii) if Simmons fails to pay dividends for five or more dividend periods, whether consecutive or not, appoint a non-voting observer on the Simmons board of directors, and (iv) if Simmons fails to pay dividends on six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the shares of Simmons Series A preferred stock is equal or greater than $25,000,000, elect two directors to the Simmons board of directors.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the majority of the holders of Simmons Series A preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Simmons Series A preferred stock, is required to (i) approve certain amendments to the articles of incorporation,

Community First’s charter authorizes it to issue 500,000 shares of common stock, par value $10.00 per share, and 500,000 shares of preferred stock, no par value per share. Community First’s charter authorizes the Community First board of directors to issue, without shareholder approval, one or more series of preferred stock and to fix and determine the relative rights and preferences of the shares of any series so established.

To date, Community First has authorized three series of preferred stock: Fixed Rate Cumulative Preferred Stock, Series A, or Community First Series A preferred stock; Fixed Rate Cumulative Preferred, Series B, or Community First Series B preferred stock; and Community First Series C preferred stock.

Series A. Community First has designated 20,000 shares of Community First Series A preferred stock. Each holder of Community First Series A preferred stock is entitled to (i) receive cumulative dividends, payable quarterly, (ii) liquidation rights, but a merger is not considered a liquidation event, and (iii) if Community First fails to pay dividends for six or more dividends periods, whether consecutive or not, elect two directors to the Community First board of directors.

Two-thirds of the Community First Series A preferred holders voting as a separate class must approve (i) certain amendments to the articles of

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(ii) consummate a binding share exchange, reclassification of Simmons Series A preferred stock, or merger, (iii) sell all, or substantially all of Simmons’ assets, or (iv) consummate a Holding Company Transaction (defined above). For more information, see “—Voting Rights.”

incorporation, or (ii) the consummation of a binding share exchange, reclassification of Community First Series A preferred stock, or merger.

Series B. Community First has designated 1,001 shares of Community First Series B preferred stock. Each holder of Community First Series B preferred stock is entitled to (i) receive cumulative dividends, payable quarterly, (ii) liquidation rights, but a merger is not considered a liquidation event, and (iii) if Community First fails to pay dividends for six or more dividends periods, whether consecutive or not, elect two directors to the Community First board of directors.

Two-thirds of the Community First Series B preferred holders voting as a separate class must approve (i) certain amendments to the articles of incorporation, or (ii) the consummation of a binding share exchange, reclassification of Community First Series A preferred stock, or merger.

Series C. Community First has designated 30,852 shares of Community First Series C preferred stock. Each holder of Community First Series C preferred stock are entitled to (i) receive non-cumulative dividends, payable quarterly, (ii) liquidation rights, but a merger is not considered a liquidation event, (iii) if Community First fails to pay dividends on five dividend periods, whether consecutive or not consecutive, appoint a nonvoting observer to the Community First board of directors, and (iv) if Community First fails to pay dividends on six dividend periods, whether consecutive or not, and the aggregate liquidation preference of Community First Series C preferred stock is equal or greater than $25,000,000, elect two directors.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Community First Series C preferred stock, or the majority of the holders of Community First Series C preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Community First Series C preferred stock, is required to (i) approve certain amendments to the articles of incorporation, (ii) consummate a binding share exchange, reclassification of Community First Series C preferred stock, or merger, (iii) sell all, or substantially all of Community First’s assets, or (iv) consummate a Holding Company Transaction (defined above). For more information, see “—Voting Rights.”

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VOTING RIGHTS

As of the record date, the entire voting power of Simmons is vested in the Class A common stock. Each share of Simmons common stock carries one vote and has unrestricted voting rights.

As discussed above, upon closing of the Community First merger, Simmons will issue 30,852 shares of Simmons Series A preferred stock to holders of Community First Series C preferred stock. Generally, holders of Simmons Series A preferred stock will not have voting rights with limited exceptions.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the majority of the holders of Simmons Series A preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Simmons Series A preferred stock, is required to (i) approve certain amendments to the articles of incorporation including (a) authorizing, creating or increasing shares or any class of shares ranking senior to the Simmons Series A preferred stock and (b) any amendment that would adversely affect the rights of Simmons Series A preferred stock; (ii) consummate a binding share exchange, reclassification of Simmons Series A preferred stock, or merger unless (x) the shares of Simmons Series A preferred stock remain outstanding or converted into preference securities of the surviving entity and (y) the shares of Simmons Series A preferred stock or such preference securities have the same rights as the Simmons Series A preferred stock immediately prior to the consummation of the corporate action; (iii) sell all, or substantially all of Simmons’ assets; or (iv) consummate a Holding Company Transaction. For more information, see “Description of Capital Stock of Simmons—Preferred Stock—Simmons Series A Preferred Stock.”

Each share of Community First common stock carries one vote and has unrestricted voting rights. Each share of Community First’s preferred stock also carries one vote on any matter on which holders of such preferred stock holders are entitled to vote.

Generally, holders of Community First preferred stock will not have voting rights with limited exceptions.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Community First Series C preferred stock, or the majority of the holders of Community First Series C preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Community First Series C preferred stock, is required to (i) approve certain amendments to the articles of incorporation including (a) authorizing, creating or increasing shares or any class of shares ranking senior to the Community First Series C preferred stock and (b) any amendment that would adversely affect the rights of Community First Series C preferred stock; (ii) consummate a binding share exchange, reclassification of Community First Series C preferred stock, or merger unless (x) the shares of Community First Series C preferred stock remain outstanding or converted into preference securities of the surviving entity and (y) the shares of Community First Series C preferred stock or such preference securities have the same rights as the Community First Series C preferred stock immediately prior to the consummation of the corporate action; (iii) sell all, or substantially all of Community First’s assets; or (iv) consummate a Holding Company Transaction.

NUMBER OF OUTSTANDING SHARES BEFORE THE COMMUNITY FIRST MERGER

As of the record date for the Simmons special meeting, there were shares of Simmons common stock and no shares of Simmons preferred stock outstanding.	As of the record date for the Community First special meeting, there were 363,918.017 shares of Community First common stock, no shares of Community First Series A preferred stock, no shares of Community First Series B preferred stock, and 30,852 shares of Community First Series C preferred stock.

NUMBER OF OUTSTANDING SHARES AFTER THE COMMUNITY FIRST MERGER

Immediately after the Community First merger, Simmons will have shares of Simmons common stock and 30,852 shares of Simmons Series A preferred stock outstanding.	Immediately after the Community First merger, Community First will have no shares of any class of stock issued or outstanding.

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ESTIMATED VOTING PERCENTAGE OF SIMMONS AND COMMUNITY FIRST SHAREHOLDERS WITH RESPECT TO SIMMONS COMMON STOCK AFTER THE COMMUNITY FIRST MERGER

Upon conclusion of the Community First merger, it is expected that current Simmons shareholders will own approximately % of Simmons common stock, or approximately % of Simmons common stock if the Liberty merger is consummated.	Upon conclusion of the Community First merger, it is expected that current Community First shareholders will own approximately % of Simmons common stock, or approximately % of Simmons common stock if the Liberty merger is consummated, and the Community First Series C preferred stock holder will own 100% of Simmons Series A preferred stock.

RIGHT TO RECEIVE DIVIDENDS

Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

Simmons Series A preferred stock will be entitled to non-cumulative dividends, payable quarterly. See “—Description of Capital Stock.”

Under Section 4-27-640 of the ABCA, the board of directors may issue dividends to its shareholders subject to the restrictions in its articles of incorporation; provided that no distribution shall be made, if after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the articles) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, the Federal Reserve Board further limits the ability to pay dividends if the total of all dividends declared in any calendar year, including the proposed dividend, exceeds the sum of the bank’s income during the current calendar year and the retained net income for the prior two calendar years.

Community First shareholders are entitled to receive dividends as and when declared by the Community First board of directors. No dividends can be declared on Community First common stock if certain terms and conditions of Community First’s preferred stock have not been satisfied. However, dividends may be paid on the three classes of preferred stock without paying a dividend on the Community First common stock. See “—Description of Capital Stock.”

Section 48-16-401 of the TBCA mirrors Section 4-27-640 of the ABCA.

RIGHTS OF HOLDERS OF STOCK SUBJECT TO FUTURE ISSUANCES OF CAPITAL STOCK

The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of Community First common stock may be affected by the future issuance of Simmons common or preferred stock.

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If issued, the holders of two-thirds of Community First Series A preferred stock, two-thirds of Community First Series B preferred stock, and a majority of Community First Series C preferred stock must consent prior to the issuance of any class or series of stock ranking senior to their respective shares with respect to both the payment of dividends and/or distribution of assets on any liquidation, dissolution or winding up of Community First.

PRE-EMPTIVE RIGHTS

Neither Class A common stock nor Simmons Series A preferred stock, because of the ownership of stock, grants its holders a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.	Neither Community First common stock, Community First Series A preferred stock, Community First Series B preferred stock, nor Community First Series C preferred stock grants its holders a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Community First.
SPECIAL MEETING OF SHAREHOLDERS

Special meetings of shareholders may be called by the chairman of the board of directors, president, or by the majority of the board of directors, and may be called by the chairman of the board of directors or president at the request of the holders of not less than one-tenth (10%) of all the outstanding shares of Simmons entitled to vote at a meeting.

Under Section 4-27-702 of the ABCA, a corporation shall hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the articles or bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Community First’s bylaws provide that special meetings of Community First’s shareholders may be called by the president, chairman of the board of directors, a majority of the board of directors, or by the holders of not less than one-half (50%) of all shares entitled to vote at such meeting.

Under Section 48-17-102 of the TBCA, the board of directors, any person authorized by the charter or bylaws, or (unless the charter provides otherwise) the holders of at least 10% of the votes entitled to be cast may call a special meeting of shareholders.

QUORUM

Under Simmons’ bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under Community First’s bylaws, a majority of the shares entitled to vote constitutes a quorum for the transactions of business at a meeting of the shareholders.

NOTICE OF SHAREHOLDER MEETINGS

Simmons’ bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days	Community First’s bylaws provide that written notice of a special meeting of shareholders, stating the place, day, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called and the person or persons calling the meeting must be delivered either personally or by mail by or at the direction of the president, secretary, officer or person calling the meeting to each shareholder entitled to vote at the

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prior to the date of meeting, either personally or by mail, at the direction of the chairman of the board of directors, the president or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.	meeting. If mailed, such notice must be delivered not less than 10 nor more than 60 days before the date of the meeting, and is deemed to be delivered when deposited in the United States mail addressed to the shareholder at such shareholder’s address as it appears on the stock transfer books of the corporation, with postage thereon prepaid. If delivered personally, such notice must be delivered not less than five nor more than 60 days before the date of the meeting, and is deemed delivered when actually received by the shareholder. The person giving such notice must certify that the notice required has been given.

SHAREHOLDER RIGHTS PLAN

Simmons does not currently have a shareholder rights plan in effect.	Community First does not currently have a shareholder rights plan in effect.

ELECTION, SIZE, AND CLASSIFICATION OF BOARD OF DIRECTORS

Simmons’ articles of incorporation provide that the board of directors shall consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders.

The board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number was 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with Simmons’ bylaws.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, Simmons’ board of directors consists of nine members. Under the Community First merger agreement, at the effective time, Simmons will take all steps necessary to increase the size of its board of directors by two directors and, if approved by the NCCGC, appoint such candidates to the vacancies created on the Simmons board of directors.

Community First’s charter provides that the number of directors on the board of Community First shall be fixed from time to time by the shareholders, or by a majority of the entire board of directors, but not less than the number required by the law (one).

The directors are elected at a shareholder meeting, where a majority of the shares entitled to vote are present, and a majority interest of the stock there represented shall elect the directors.

The directors must be shareholders, at least 18 years of age and not over 69 years of age at the time of the shareholders’ meeting at which they are elected by the shareholders. In the event that a director attains age 70 during his or her term of office, he or she may serve only until the next annual shareholders’ meeting after his or her 70th birthday, at which time his or her successor must be appointed to serve the remainder of his or her term.

Presently, Community First’s board of directors consists of 17 members.

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VACANCIES ON THE BOARD OF DIRECTORS

Any vacancy on the board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office. Section 4-27-810 of the ABCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the articles of incorporation.	Community First’s charter and bylaws provide that vacancies on the board of directors, however caused, and newly created directorships are filled by the vote of a majority of the directors then in office, even if less than a quorum exists. Section 48-18-110 of the TBCA provides that vacancies on the board of directors may be filled by the shareholders or directors, unless the charter provides otherwise.

REMOVAL OF DIRECTORS

Neither Simmons’ articles of incorporation nor bylaws address the removal of directors.

Section 4-27-808 of the ABCA provides that one or more directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise stated in the articles that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

Community First’s charter and bylaws provide that any one or more directors may be removed for cause, at any time, by the majority vote of the entire board of directors. Shareholders do not have the right to remove directors without cause as defined in Community First’s charter. Community First’s charter defines cause as final conviction of a felony, declaration of unsound mind by court order, adjudication of bankruptcy, non-acceptance of office or conduct prejudicial to the interests of the corporation.

Section 48-18-108 of the TBCA provides that shareholders may remove directors with or without cause unless the charter provides that directors may be removed only for cause. However, if a director is elected by a particular voting group, that director may only be removed by the requisite vote of that voting group. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Simmons’ articles of incorporation and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of the corporation shall be indemnified and held harmless to the fullest extent legally permissible under the ABCA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in defending a civil or criminal action, suit or proceeding must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is

Community First’s bylaws provide that Community First has the power to indemnify any person for reasonable expenses incurred in connection with any proceeding in which he or she was made party by reason of being or having been a director, officer, or employee of the corporation. Community First may not indemnify the director, officer, or employee if he or she was adjudged guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of duties to the corporation. Additionally, no person may be indemnified in relation to any proceeding which has been made the subject of a settlement agreement, except as provided by a court of

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unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the shareholders.

Under Simmons’ articles of incorporation and bylaws, the board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person. Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person shall have been adjudged liable to the corporation unless otherwise specified by the court.

competent jurisdiction, or the holders of record of a majority of the outstanding shares of the corporation, or the board of directors, acting by vote of directors not parties to the same action.

Section 48-18-502 of the TBCA provides that a corporation may indemnify an individual made party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (1) individual’s conduct was in good faith; (2) the individual reasonably believed: (A) in his or her official capacity, that the conduct was in the corporation’s best interest, and (B) in all other cases, individual had no reasonable cause to believe the individual’s conduct was unlawful; and (3) in the case of a criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful. Section 48-18-502 of the TBCA provides that a corporation may not indemnify a director for liability (1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director’s official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director. Section 48-18-503 of the TBCA provides that the corporation must indemnify any director who was wholly successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation.

PERSONAL LIABILITY OF DIRECTORS

Simmons’ articles of incorporation provides, to the fullest extent permitted by the ABCA, a director shall not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 provides that if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.

Community First’s charter provides that directors are not personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 48-18-302 of the TBCA, (iv) for any transaction from which the director derived an improper benefit, or (v) for acts or omissions occurring prior to the effective date of this provision.

DISSENTERS’ RIGHTS

Under Section 4-27-1302 of the ABCA, a shareholder is entitled to dissent from and obtain payment of the fair	Under Section 48-23-102 of the TBCA, Community First’s shareholders have dissenters’ rights which

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value of the shareholder’s shares in the event of extraordinary corporate actions such as a plan of conversion, merger, share exchange, sale of substantially all of the assets, or certain amendments to the articles. Sections 4-27-1320 through 4-27-1331 of the ABCA provide the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates, and if shareholder rejects the corporation’s offer, judicial appraisal of the value of the shares. The ABCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders. A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.	entitle them to dissent from, and obtain payment of the fair value of the shareholders’ shares in the event of certain extraordinary corporate transactions including the consummation of a plan of merger if shareholder approval is required for the merger by the TBCA or the charter, or if the corporation is a subsidiary that is merged with its parent. A shareholder entitled to dissent and obtain payment for its shares under the TBCA may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent. No shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchanged registered under Section 6 of the Securities Exchange Act, or is on a national market system security. Sections 48-23-201 through 48-23-302 of the TBCA provide the process for obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed transaction, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates, and if shareholder rejects the corporation’s offer, judicial appraisal of the value of the shares. The TBCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.

VOTES ON EXTRAORDINARY CORPORATE TRANSACTIONS

Simmons’ articles of incorporation provide that any merger, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities shall require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above).

Under Section 4-27-1107 of the ABCA, a plan of merger may be approved if the board of directors recommends the merger to the shareholder (subject to certain exceptions) and shareholders entitled to vote approve the plan.

Under Section 4-27-1201 of the ABCA, a sale of the all or substantially all of the corporation’s assets in regular course of business may be approved by the board of

Neither Community First’s bylaws nor charter addresses votes on extraordinary corporate transactions.

Under Section 48-21-104 of the TBCA, a merger of the corporation with and into another corporation, or a share exchange involving one or more classes or series of the corporation’s shares or a dissolution of the corporation must be approved by the board of directors (except in certain limited circumstances) plus, with certain exceptions, the affirmative vote of the holders of a majority of all shares of stock entitled to vote thereon.

Further, unless the charter or TBCA provides otherwise, the plan of merger must be approved by each voting group entitled to vote separately on the

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directors, and unless otherwise provided by the articles of incorporation. The approval of the shareholders is not required.

plan by a majority of all votes entitled to be cast on the plan by that voting group.

Under Section 48-22-101 of the TBCA, a sale of all or substantially all of the corporation’s assets in the regular course of business may be approved by the board of directors, and unless otherwise provided by the charter, the approval of the shareholders is not required.

CONSIDERATION OF OTHER CONSTITUENCIES

Simmons’ articles of incorporation provide that after receipt of a tender offer, merger offer, or other acquisitive offer, the board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price of Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the board’s opinion of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the board’s opinion of the future value of Simmons as an independent entity, and (ix) such other criteria as the board may determine is appropriate.

Community First’s bylaws provide that directors shall consider all factors they deem relevant in evaluating any proposed tender offer, exchange offer, merger or sale of substantially all of the corporation’s assets. The directors must evaluate whether the proposal is in the best interests of the corporation and shareholders, and other factors the directors determine to be relevant including the social, legal, and economic effects on employees, customers and the communities served by the corporation and its subsidiaries; the consideration being paid to the shareholders in relation to fair market value; and estimated future value of the corporation’s shares.

Section 48-103-204 of the TBCA provides that no corporation (nor its officers or directors) registered or traded on a national securities exchange or registered with the SEC shall be held liable for either having failed to approve the acquisition of shares by an interested shareholder on or before such interested shareholder’s share acquisition date, or for opposing any proposed merger, exchange, tender offer or significant disposition of the assets of the corporation or any of its subsidiaries because of a good faith belief that such merger, exchange, tender offer or significant disposition of assets would adversely affect the corporation’s employees, customers, suppliers, the communities in which such corporation or its subsidiaries operate or are located or any other relevant factor if such factors are permitted to be considered by the board of directors under the charter for such corporation in connection with a merger, exchange, tender offer or significant disposition of assets. Community First is not a corporation registered or traded on a national securities exchange or registered with the SEC.

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AMENDMENT OF CHARTER/ARTICLES OF INCORPORATION

Simmons’ articles of incorporation provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment shall have been approved by an affirmative vote of 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons stock.

Under Section 4-27-1002 of the ABCA, the board of directors may amend the articles of incorporation of a corporation without shareholder approval to extend its duration, change the name of the corporation to include

Community First’s charter provides that it may be amended, altered, or appealed in accordance with the laws of the State of Tennessee.

Section 48-20-102 of the TBCA provides that a board of directors may approve the following amendments to the charter: delete the name and addresses of the initial directors, delete the name and address of the initial registered agent or registered office, designate or change the name of the principal officer, change each issued and unissued authorized share of an outstanding class, change the corporation words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ABCA.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 4-27-1004 of the ABCA.

abbreviation or deleting or changing geographical attribution for the name and delete initial principal office.

All other amendments generally must be recommended to the shareholders for approval by the board of directors, followed by the affirmative vote of the majority of the shareholders pursuant to Section 48-20-103 of the TBCA.

Notwithstanding the foregoing, under Tennessee law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 48-20-104 of the TBCA.

AMENDMENT OF BYLAWS

Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the board of directors, by a majority vote.

Section 4-27-1020 of the ABCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s articles of incorporation or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

Community First’s charter and bylaws provide that the bylaws may be amended by the majority vote of the entire board of directors or affirmative vote of the holders of at least 80% of the stock of the corporation.

Under the TBCA, shareholder action is generally not necessary to amend the bylaws, unless the charter provides otherwise or the shareholders in amending or repealing a particular bylaw provide expressly that the board of directors may not amend or repeal that bylaw. The shareholders may amend or repeal Community First’s bylaws even though the bylaws may also be amended or repealed by its board of directors.

SIMMONS	COMMUNITY FIRST
CONTROL SHARE ACQUISITION

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Simmons under Arkansas law.	The Tennessee Control Share Acquisition Act generally provides that, “control shares” will not have any voting rights. Control shares are shares acquired by a person under certain circumstances which, when added to other shares owned, would give such person effective control over one-fifth or more, or a majority of all voting power (to the extent such acquired shares cause such person to exceed one-fifth or one-third of all voting power) in the election of a Tennessee corporation’s directors. However, voting rights will be restored to control shares by resolution approved by the affirmative vote of the holders of a majority of the corporation’s voting stock, other than shares held by the owner of the control shares or other interested shares. If voting rights are granted to control shares which give the holder a majority of all voting power in the election of the corporation’s directors, then the corporation’s other shareholders may require the corporation to redeem their shares at fair value. The Tennessee Control Share Acquisition Act is not applicable to Community First because the Community First charter does not contain a specific provision “opting in” to the Control Share Acquisition Act.

BUSINESS COMBINATION INVOLVING INTERESTED SHAREHOLDERS

Simmons’ articles of incorporation provide that an interested shareholder (person who owns more than 10% of Simmons common stock) may only acquire additional voting shares through a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such stockholder is exempt from this restriction by the board of directors prior to becoming an interested stockholder, or the additional voting shares are acquired through a business combination.

Community First’s bylaws provide that no contract or other transaction between Community First and any other corporation is affected by the fact that any director of Community First is interested in or is a director or officer of such other corporation. Every person who becomes a director of Community First is relieved from any liability that might otherwise exist from contracting with Community First for the benefit of himself or any firm in which he may be interested.

However, the TBCA generally prohibits a “business combination” by Community First or a subsidiary with an “interested shareholder” within five years after the shareholder becomes an interested shareholder, subject to certain exceptions. Community First or a subsidiary can, however, enter into a business combination within that five year period if, before the interested shareholder became such, Community First’s board of directors approved the business combination or the transaction in which the interested shareholder became an interested shareholder. After that five-year moratorium, the

SIMMONS	COMMUNITY FIRST

business combination with the interested shareholder can be consummated only if it satisfies certain fair price criteria or is approved by two-thirds of the other shareholders.

For purposes of the TBCA, a “business combination” includes mergers, share exchanges, sales and leases of assets, issuances of securities, and similar transactions. An “interested shareholder” is generally any person or entity that beneficially owns 10% or more of the voting power of any outstanding class or series of Community First stock.

SHAREHOLDER RIGHT TO MAKE PROPOSALS AND TO NOMINATE DIRECTORS

The board of directors has delegated to Simmons’ NCCGC the responsibility of identifying and evaluating proposed nominees to the Simmons board of directors.

The NCCGC must consider director nominees from shareholders. A shareholder must provide notice of its intention to nominate a director in sufficient time for the consideration and action by the NCCGC. Notice of a shareholder’s intention to nominate a director must include specific information about the nominee.

Holders of Simmons Series A preferred stock will have the right to appoint two directors if dividends are not paid in six dividend periods. See “—Description of Capital Stock.”

Under the ABCA, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

Community First’s charter and bylaws do not address whether common stock holders have the right to make proposals and to nominate directors. However, under Tennessee law, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

If issued, holders of Community First Series A preferred stock, Community First Series B preferred stock and Community First Series C preferred stock each have the right to appoint two directors if dividends are not paid in six dividend periods. See “—Description of Capital Stock.”

SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT

Neither Simmons’ articles nor bylaws addresses whether shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ABCA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.

Community First’s bylaws provide that whenever shareholders or directors are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken, signed by all persons or parties entitled to vote thereon.

Section 48-17-104 of the TBCA permits shareholder action without a meeting if (i) all shareholders entitled to vote on the action consent to taking such action without a meeting and (ii) the affirmative vote of the number of shares that would be necessary to authorize or take such action at a meeting is the act of the shareholders. If the action taken is by less than unanimous written consent of the voting shareholders, the corporation must give its non-consenting voting shareholders written notice of the action not more than 10 days after sufficient votes to take such action have been received.

COMPARISON OF SHAREHOLDERS’ RIGHTS OF

SIMMONS AND LIBERTY

If the Liberty merger is completed, holders of Liberty common stock will receive shares of Simmons common stock in exchange for their shares of Liberty common stock. Simmons is organized under the laws of the State of Arkansas and Liberty is organized under the laws of the State of Missouri. The following is a summary of the material differences between (1) the current rights of Liberty shareholders under the GBCM and Liberty’s articles of incorporation and bylaws and (2) the current rights of Simmons shareholders under the ABCA and Simmons’ articles of incorporation and bylaws.

Simmons and Liberty believe that this summary describes the material differences between the rights of holders of Simmons common stock as of the date of this joint proxy statement/prospectus and the rights of holders of Liberty common stock as of the date of this joint proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of Simmons’ governing documents have been filed with the SEC and copies of Liberty’s governing documents can be found at its principal office. To find out where copies of these documents can be obtained, see “Where You Can Find More Information.”

SIMMONS	LIBERTY
DESCRIPTION OF CAPITAL STOCK

Simmons’ articles of incorporation authorize it to issue 60,000,000 shares of Class A common stock, par value $0.01 per share, and 40,040,000 shares of Simmons Series A preferred stock, par value $0.01 per share.

As of the record date, there are no Simmons Series A preferred stock outstanding, but Simmons intends to issue 30,852 shares of such preferred stock to holders of Community First Series C preferred stock at closing of the Community First merger.

Holders of Simmons Series A preferred stock are entitled to (i) receive non-cumulative dividends, payable quarterly, (ii) liquidation rights, but a merger is not considered a liquidation event, (iii) if Simmons fails to pay dividends for five or more dividend periods, whether consecutive or not, appoint a non-voting observer on the Simmons board of directors, and (iv) if Simmons fails to pay dividends on six or more dividend periods, whether consecutive or not, and if the aggregate liquidation preference of the shares of Simmons Series A preferred stock is equal or greater than $25,000,000, elect two directors to the Simmons board of directors.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the majority of the holders of Simmons Series A preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Simmons Series A preferred stock, is required to (i) approve certain amendments to the articles of incorporation, (ii) consummate a binding share exchange, reclassification of Simmons Series A preferred stock, or merger, (iii) sell all, or substantially all of Simmons’ assets, or (iv) consummate a Holding Company Transaction (defined above). For more information, see “—Voting Rights.”

Liberty’s articles of incorporation authorize it to issue 25,000,000 shares of common stock, par value $0.20 per share.

Liberty’s articles of incorporation also authorize the board of directors to issue 1,000,000 shares of preferred stock, par value $0.01 per share. Liberty has designated 22,995 shares of preferred stock as Senior Non-Cumulative Perpetual Preferred Stock, Series C, but no shares are outstanding at this time.

SIMMONS	LIBERTY
VOTING RIGHTS

As of the record date, the entire voting power of Simmons is vested in the Class A common stock. Each share of Simmons common stock carries one vote and has unrestricted voting rights.

As discussed above, upon closing of the Community First merger, Simmons will issue 30,852 shares of Simmons Series A preferred stock to holders of Community First Series C preferred stock. Generally, holders of Simmons Series A preferred stock will not have voting rights with limited exceptions.

The consent of the U.S. Treasury, if the U.S. Treasury holds any shares of Simmons Series A preferred stock, or the majority of the holders of Simmons Series A preferred stock voting as a single class, if U.S. Treasury no longer holds any shares of Simmons Series A preferred stock, is required to (i) approve certain amendments to the articles of incorporation including (a) authorize, creating or increasing shares or any class of shares ranking senior to the Simmons Series A preferred stock and (b) any amendment that would adversely affect the rights of Simmons Series A preferred stock; (ii) consummate a binding share exchange, reclassification of Simmons Series A preferred stock, or merger unless (x) the shares of Simmons Series A preferred stock remain outstanding or converted into preference securities of the surviving entity and (y) the shares of Simmons Series A preferred stock or such preference securities have the same rights as the Simmons Series A preferred stock immediately prior to the consummation of the corporate action; (iii) sell all, or substantially all of Simmons’ assets; or (iv) consummate a Holding Company Transaction. For more information, see “Description of Capital Stock of Simmons—Preferred Stock—Simmons Series A Preferred Stock.”

Each of Liberty’s common stock carries one vote and has unrestricted voting rights.

NUMBER OF OUTSTANDING SHARES BEFORE THE LIBERTY MERGER

As of the record date for the Simmons special meeting, there were shares of Simmons common stock and no shares of Simmons preferred stock outstanding.	As of the record date for the Liberty special meeting, there were shares of Liberty common stock and no shares of Liberty preferred stock outstanding.

NUMBER OF OUTSTANDING SHARES AFTER THE LIBERTY MERGER

Immediately after the Liberty merger, Simmons will have shares of Simmons common stock and 30,852 shares of Simmons Series A preferred stock outstanding.	Immediately after the Liberty merger, Liberty will have no shares of any class of stock issued or outstanding.

SIMMONS	LIBERTY
ESTIMATED VOTING PERCENTAGE OF SIMMONS AND LIBERTY SHAREHOLDERS WITH RESPECT TO SIMMONS COMMON STOCK AFTER THE LIBERTY MERGER

Upon conclusion of the Liberty merger, it is expected that current Simmons shareholders will own approximately % of Simmons common stock, or approximately % of Simmons common stock if the Community First merger is consummated.	Upon conclusion of the Liberty merger, it is expected that current Liberty shareholders will own approximately % of Simmons common stock.

RIGHT TO RECEIVE DIVIDENDS

Simmons shareholders are entitled to receive dividends as and when declared by the Simmons board of directors. No dividends can be declared on Simmons common stock unless a like dividend is declared and paid on outstanding shares of Simmons preferred stock.

Simmons Series A preferred stock will be entitled to non-cumulative dividends, payable quarterly. See “—Description of Capital Stock.”

Under Section 4-27-640 of the ABCA, the board of directors may issue dividends to its shareholders subject to the restrictions in its articles of incorporation; provided that no distribution shall be made, if after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business or (2) the corporation’s total assets would be less than the sum of its total liabilities plus (unless otherwise permitted in the articles) the amount that would be needed, if the corporation were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

In addition, the Federal Reserve Board further limits the ability to pay dividends if the total of all dividends declared in any calendar year, including the proposed dividend, exceeds the sum of the bank’s net income during the current calendar year and the retained net income of the prior two calendar years.

Liberty shareholders are entitled to receive dividends as and when declared by the Liberty board of directors.

Section 351.220 of the GBCM provides that no dividend shall be declared or paid at a time when the net assets of the corporation are less than its stated capital or when the payment thereof would reduce the net assets of the corporation below its stated capital.

RIGHTS OF HOLDERS OF STOCK SUBJECT TO FUTURE ISSUANCES OF COMMON STOCK

The rights of holders of Simmons common stock may be affected by the future issuance of Simmons common or preferred stock.	The rights of holders of Liberty common stock may be affected by the future issuance of Simmons common or preferred stock.

PRE-EMPTIVE RIGHTS

Neither Class A common stock nor Simmons Series A preferred stock, because of the ownership of stock, grants its holders a pre-emptive right to purchase, subscribe for or take any part of any stock issued, optioned, or sold by Simmons.	Liberty’s articles of incorporation prohibit Liberty from granting preemptive or preferential rights unless determined by the board of directors, which may issue shares of the corporation or obligations convertible into shares without offering such issue either in whole or in part to the shareholders of the corporation.

SIMMONS	LIBERTY
SPECIAL MEETING OF SHAREHOLDERS

Special meetings of shareholders may be called by the chairman of the board of directors, president, or by the majority of the board of directors, and may be called by the chairman of the board of directors or president at the request of the holders of not less than one-tenth (10%) of all the outstanding shares of Simmons entitled to vote at a meeting.

Under Section 4-27-702 of the ABCA, a corporation shall hold a special meeting of shareholders if called by the board of directors, the person authorized to do so by the articles or bylaws, or the holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Liberty’s bylaws provide that a special meeting of the shareholders may be called by the board of directors, the chairman of the board of directors or the president, and shall be called by the president or the secretary at the written demand of at least 25% of all outstanding shares entitled to vote on the action proposed to be taken at such meeting, which demand must state the purpose or purposes of the proposed meeting.

Under Section 351.225.1 of the GBCM, special meetings of the shareholders may be called by the board of directors or by such other person or persons as may be authorized by the articles of incorporation or the bylaws.

QUORUM

Under Simmons’ bylaws, a majority of the votes entitled to be cast, represented in person or by proxy, constitutes a quorum at a meeting of the shareholders.	Under Liberty’s bylaws, the shareholders entitled to cast a majority of the votes at a meeting of the shareholders constitute a quorum.

NOTICE OF SHAREHOLDER MEETINGS

Simmons’ bylaws provide that written or printed notice stating the place, day and hour of the meeting, and in case of a special meeting, the purpose or purposes for which the meeting is called, must be delivered not less than 10 nor more than 60 days before the date of the meeting, unless one of the purposes of the meeting is to increase the authorized capital stock or bond indebtedness of Simmons, in which case the notice must be delivered not less than 60 nor more than 75 days prior to the date of meeting, either personally or by mail, at the direction of the chairman of the board of directors, the president or the secretary or the officer or persons calling the meeting of each shareholder of record entitled to vote at such meeting. If mailed, such notice is deemed to be delivered when deposited in the United States mail, addressed to the shareholder at the address as it appears on the stock transfer books of the corporation, with postage thereon prepaid.	Liberty’s bylaws and Section 351.230 of the GBCM provide that, except as otherwise provided by law, written notice of the time, place and purpose or purposes of every meeting of shareholders must be given not less than 10 nor more than 70 days before the date of the meeting, either personally or by mail, by or at the direction of the president, or the secretary, or the officer or persons calling the meeting, to each shareholder of record entitled to vote at such meeting. Any notice of a shareholders’ meeting sent by mail is deemed to be delivered when deposited in the United States mail with postage thereon prepaid addressed to the shareholder at his address as it appears on the records of the corporation. Attendance of a shareholder at any meeting constitutes a waiver of notice of such meeting except where a shareholder attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened.

SHAREHOLDER RIGHTS PLAN

Simmons does not currently have a shareholder rights plan in effect.	Liberty does not currently have a shareholder rights plan in effect.

SIMMONS	LIBERTY
ELECTION, SIZE, AND CLASSIFICATION OF BOARD OF DIRECTORS

Simmons’ articles of incorporation provide that the board of directors shall consist of not less than five nor more than 25 directors, the exact number to be determined by the vote of the majority of directors or by resolution of the shareholders.

The board of directors has the power, in between annual shareholders’ meetings, to increase the number of directors by two more than the number of directors last elected by shareholders, where such number was 15 or less, and by four more than the number of directors last elected by the shareholders, where such number was 16 or more, but in no event may the number of directors exceed 25 without any further action of the shareholders in accordance with Simmons’ bylaws.

Directors are elected at an annual shareholders’ meeting, or if the annual meeting is not held, at a special meeting called for the purpose of the election of directors. Each director holds office until the next annual meeting of the shareholders. Directors are elected by a plurality of the votes cast by the shares entitled to vote thereon. Simmons shareholders are not entitled to cumulative voting in the election of directors.

Presently, Simmons’ board of directors consists of nine members. Under the Liberty merger agreement, at the effective time, Simmons will take all steps necessary to increase the size of its board of directors by one director and, if approved by the NCCGC, appoint such candidates to the vacancy created on the Simmons board of directors.

Liberty’s bylaws provide that the board of directors of Liberty shall consist of not less than three nor more than 25 directors as may from time to time be prescribed by resolution of the board of directors or as otherwise provided in Liberty’s articles of incorporation. Any change in the number of directors must be reported to the Missouri Secretary of State within 30 days of such change.

Directors must be at least 21 years of age and need not be United States citizens or residents of Missouri or shareholders of Liberty. Directors are elected to hold office at each annual meeting of shareholders until the next succeeding annual meeting. Directors are elected by a majority of the votes cast at a meeting of shareholders by the holders of shares entitled to vote for such directors.

Under the GBCM, shareholders may vote cumulatively for the election of directors.

Presently, Liberty’s board of directors consists of 14 members.

VACANCIES ON THE BOARD OF DIRECTORS

Any vacancy on the board of directors, including an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors or, if the directors remaining in office constitute fewer than a quorum of the board of directors, by the affirmative vote of a majority of all of the directors remaining in office.

Section 4-27-810 of the ABCA provides that the shareholders or board of directors may fill a vacancy on the board of directors, unless otherwise provided by the articles of incorporation.

Liberty’s bylaws provide that any directorship not filled at an annual meeting of shareholders and any vacancy, however caused, occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors even though less than a quorum of the board of directors, or by a sole remaining director. If one or more directors resign from the board of directors effective at a future date, a majority of the directors then in office including those who have so resigned, have the power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations becomes effective.

Section 351.320 of the GBCM provides that, unless otherwise provided in the articles of incorporation or bylaws, vacancies on the board of directors may be filled by the majority of the directors then in office, though less than a quorum.

SIMMONS	LIBERTY
REMOVAL OF DIRECTORS

Neither Simmons’ articles of incorporation nor bylaws addresses the removal of directors.

Section 4-27-808 of the ABCA provides that one or more directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise stated in the articles that directors may be removed only for cause. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director also may be removed by the shareholders only at a meeting called for the purpose of removing the director and the meeting notice must state that one of the purposes of the meeting is removal of the director.

Section 351.315 of the GBCM and the bylaws of Liberty provide that a director may be removed with or without cause at a regular or special meeting called for that purpose by an affirmative vote of a majority of the outstanding shares then entitled to vote for the election of directors; provided however that any director elected by a class vote may be removed only by a class vote of the holders of shares entitled to vote for his or her election.

Section 351.317 of the GBCM provides that any director may be removed for cause by action of a majority of the entire board of directors if the director to be removed, at the time of removal, fails to meet the qualifications stated in the articles of incorporation or bylaws for election as a director or is in breach of any agreement between such director and the corporation relating to such director’s services as a director or employee of the corporation.

INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Simmons’ articles of incorporation and bylaws provide that any director or officer who is made party to an action by reason of the fact that he or she was a director or officer of the corporation shall be indemnified and held harmless to the fullest extent legally permissible under the ABCA for expenses reasonably incurred in connection with the action.

Expenses incurred by a director or officer of Simmons in in defending a civil or criminal action, suit or proceeding must be paid by Simmons in advance of the final disposition of such action suit or proceeding upon authorization by the board of directors by a majority vote of a quorum consisting of directors who are not parties to the action, suit or proceeding and if such a quorum is unobtainable, if a quorum of disinterested directors so directs, then by independent legal counsel in a written opinion or by the shareholders.

Under Simmons’ articles of incorporation and bylaws, the board of directors may cause Simmons to purchase and maintain insurance on behalf of any director or officer of Simmons against any liability, whether or not Simmons would have the power to indemnify such person.

Section 4-27-850 of the ABCA provides that a corporation may indemnify any person who was made a party to a proceeding for the reason he or she is a director, officer or employee of the corporation and amounts paid in settlement actually and reasonably incurred in connection with the proceeding, if he or she

Neither Liberty’s articles of incorporation nor bylaws contain an indemnity provision.

Section 351.355 of the GBCM provides that a corporation may indemnify any person who is a party or threatened to be made a party to a threatened, pending or completed action, suit or proceeding, other than an action by or in the right of the corporation, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if the individual acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Indemnification is not available under the GBCM to directors, officers, employees, or agents that were adjudged liable for negligence or misconduct in the

SIMMONS	LIBERTY

acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The corporation must indemnify a director, officer, or employee who has been successful on the merits at a proceeding that he or she was a party because he or she is a director, officer, or employee of the corporation. No indemnification may be made if the person shall have been adjudged liable to the corporation unless otherwise specified by the court.

performance of his or her duty to the corporation unless the court determines otherwise.

The corporation must indemnify directors, officers, employees, or agents that were successful on the merits in the defense of the action.

PERSONAL LIABILITY OF DIRECTORS

Simmons’ articles of incorporation provides, to the fullest extent permitted by the ABCA, a director shall not be liable to Simmons or its shareholders for monetary damages for a breach of fiduciary duty as a director.

Section 4-27-830 provides that if a director complies with the standard of conduct under the ABCA, the director may not be liable for any action taken as a director, or failure to take such action.

Section 351.345 of the GBCM provides that directors of a corporation who knowingly declare and pay any dividend except as permitted by and in accordance with the GBCM will be liable for all the debts of the corporation then existing and for all that is thereafter contracted as long as they respectively continue in office; provided, that the amount for which they should be liable shall not exceed the amount of such dividend, and that if any director is absent at the time of making the dividend or properly objects to the making of the dividend, he or she is exempt from liability.

DISSENTERS’ RIGHTS

Under Section 4-27-1302 of the ABCA, a shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of extraordinary corporate actions such as a plan of conversion, merger, share exchange, sale of substantially all of the assets, or certain amendments to the articles.

Sections 4-27-1320 through 4-27-1331 of the ABCA provides the process of obtaining payment which consists of the shareholder delivering notice of intent to demand payment, shareholder must not vote his or her shares in favor of the proposed action, certify whether he or she acquired ownership of the shares prior to the corporate action, deposit his or her certificates, and if shareholder rejects the corporation’s offer, judicial appraisal of the value of the shares. The ABCA also places certain obligations on the corporation such as providing dissenters’ notice to all shareholders.

A shareholder entitled to dissent and obtain payment for the shareholder’s shares may not challenge the corporate action creating the shareholder’s entitlement unless such action is unlawful or fraudulent with respect to the shareholder or the corporation.

Section 351.455 of the GBCM provides that a shareholder shall be deemed a dissenting shareholder and entitled to appraisal if such shareholder (1) owns stock of Liberty as of the record date of the meeting of shareholders at which the plan of merger is submitted to a vote, (2) files a written objection to the merger before or at such meeting, (3) does not vote in favor of the merger, and (4) makes a written demand on the surviving corporation within 20 days after the merger is effected. The surviving corporation must pay to each dissenting shareholder who complies with Section 351.455 of the GBCM the fair value of her, his or its shares.

SIMMONS	LIBERTY
VOTES ON EXTRAORDINARY CORPORATE TRANSACTIONS

Simmons’ articles of incorporation provide that any merger, sale of substantially all of the Simmons’ assets, liquidation or dissolution, or any reclassification of the corporation’s securities shall require the affirmative vote of the holders of at least 80% of the outstanding voting shares, unless such business combination is approved by 80% of the disinterested directors (defined above).

Under Section 4-27-1107 of the ABCA, a plan of merger may be approved if the board of directors recommends the merger to the shareholder (subject to certain exceptions) and shareholders entitled to vote approve the plan.

Under Section 4-27-1201 of the ABCA, a sale of the all or substantially all of the corporation’s assets in regular course of business may be approved by the board of directors, and unless otherwise provided by the articles of incorporation. The approval of the shareholders is not required.

Section 351.420 of the GBCM provides that, in the case of a merger or consolidation, the plan of merger or plan of consolidation must be submitted to a vote at a meeting of the shareholders. Written notice stating that the purpose or one of the purposes of the meeting is to consider the plan of merger or consolidation, together with a copy of such plan or summary thereof, must be given to each shareholder of record entitled to vote at the meeting. Section 351.425 of the GBCM provides that at such a meeting, the plan of merger or consolidation is approved upon receiving the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at such a meeting.

After the board of directors has adopted a resolution recommending a sale, lease, exchange or other disposition of all, or substantially all, the property and assets of Liberty and has submitted the disposition to a shareholder vote at either a special or annual meeting, section 351.400 of the GBCM requires the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote at such meeting to authorize the transaction, except that such a proposed sale, lease or exchange need not be adopted by the board of directors and may be directly submitted to any annual or special meeting of the shareholders.

CONSIDERATION OF OTHER CONSTITUENCIES

Simmons’ articles of incorporation provide that after receipt of a tender offer, merger offer, or other acquisitive offer, the board of directors must consider (i) the impact on Simmons, its subsidiaries, shareholders and employees and the communities served by Simmons, (ii) the timeliness of the proposed transaction considering the business climate and strategic plans of Simmons, (iii) the existence of any legal defects or regulatory issues involved in the proposed transaction, (iv) the possibility of non-consummation of the transaction due to lack of financing, regulatory issues or identified issues, (v) current market price of Simmons common stock and its consolidated assets, (vi) book value of Simmons common stock, (vii) the relationship of the offered price for Simmons common stock to the board’s opinion of the current value of Simmons in a negotiated transaction, (viii) the relationship of the offered price for Simmons common stock to the board’s opinion of the future value of Simmons as an independent entity, and (ix) such other criteria as the board may determine is appropriate.	GBCM Section 351.347 provides that in exercising its business judgment concerning any acquisition proposal, the board of directors may consider social, legal and economic effects on employees, suppliers, customers and others having similar relationships with the corporation and the communities in which the corporation conducts its business.

SIMMONS	LIBERTY
AMENDMENT OF ARTICLES OF INCORPORATION

Simmons’ articles of incorporation provides that it may be amended by the approval of 80% of the shares entitled to vote on such amendment, unless such amendment shall have been approved by an affirmative vote of 80% of the directors who were in office prior to the proponent of any business combination acquiring 10% or more of Simmons stock.

Under Section 4-27-1002 of the ABCA, the board of directors may amend the articles of incorporation of a corporation without shareholder approval to extend its duration, change the name of the corporation to include words required by the ABCA, declare a forward stock split in a class of shares if there is only one class outstanding, and for certain other ministerial actions. Any other amendment to the articles of incorporation must first be approved by a majority of the board of directors and thereafter by the affirmative vote of a majority of all shares entitled to vote thereon, by any voting group with respect to which the amendment would create dissenters’ rights, pursuant to Section 4-27-1003 of the ABCA.

Notwithstanding the foregoing, under Arkansas law, a majority of a class of stock must approve any amendment that adversely affects their particular class as further described in Section 4-27-1004 of the ABCA.

Section 351.085 of the GBCM provides that Liberty may amend its articles of incorporation at any time to add or change a provision that is required or permitted in the amended articles of incorporation or to delete a provision not required in the amended articles of incorporation, provided that the name of the incorporator shall not be changed.

Section 351.090 of the GBCM provides that the board of directors may adopt a resolution to amend the articles of incorporation and submit the proposed amendment to a shareholder vote, except that the proposed amendment need not be adopted by the board of directors and may be directly submitted by the board of directors to any annual or special meeting of the shareholders.

Unless otherwise specified by the GBCM, the amendment will be adopted if approved by the affirmative vote of the majority of the outstanding shares entitled to vote thereon.

AMENDMENT OF BYLAWS

Simmons bylaws provide that they may be amended, altered, or repealed, at any meeting of the board of directors, by a majority vote.

Section 4-27-1020 of the ABCA provides that a corporation’s board of directors may amend or repeal the corporation’s bylaws unless otherwise stated in the corporation’s articles of incorporation or the amendment deals with a particular provision that is reserved for shareholders’ approval. A corporation’s shareholders may amend or repeal the corporation’s bylaws even though the bylaws may also be amended by the board of directors.

Under Section 351.290.1 of the GBCM, the power to make, alter, amend or repeal the bylaws of a Corporation is vested in the shareholders. The board of directors may adopt emergency bylaws which are operative during certain emergencies described in Section 351.290.2 of the GBCM.

CONTROL SHARE ACQUISITION

No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Simmons under Arkansas law.	No “control share acquisition,” “business combination moratorium,” “fair price” or other form of anti-takeover statute or regulation is applicable to Liberty under the GBCM.

SIMMONS	LIBERTY
BUSINESS COMBINATION INVOLVING INTERESTED SHAREHOLDERS

Simmons’ articles of incorporation provide that an interested shareholder (person who owns more than 10% of Simmons common stock) may only acquire additional voting shares through a cash tender offer at a price not less than the highest closing price of Simmons common stock during the most recent 24 months, unless such stockholder is exempt from this restriction by the board of directors prior to becoming an interested stockholder, or the additional voting shares are acquired through a business combination.

Section 351.459 defines “business combination” as: (i) a merger or consolidation, which is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder; (ii) sale or other disposition of 10% or more of Liberty’s assets to an interested shareholder; (iii) the issuance or transfer of stock to an interested shareholder with a market value of five percent or more of all outstanding shares; (iv) the adoption of a plan for liquidation or dissolution proposed by or pursuant to an agreement with an interested shareholder; (v) a reclassification of securities proposed or pursuant to an agreement with an interested shareholder; or (vi) receipt by an interested shareholder of benefits such as any loans or other financial assistance or any tax credits or advantages, except proportionately as a shareholder. An “interested shareholder” is a beneficial owner of 20% or more of the outstanding shares of Liberty common stock.

Section 351.459.2 of the GBCM provides that a corporation may not engage in any business combination with any interested shareholder for a period of five years following such shareholder becoming an interested shareholder unless such business combination was approved by the board of directors on or prior to the date of the shareholder becoming an interested shareholder. If a good faith proposal is made in writing to the board of directors regarding a business combination, the board of directors must accept or revoke the approval in writing. If the board of directors does not accept the offer within 60 days, they will be deemed to have rejected the business combination.

Under Section 351.459.3(1) of the GBCM, an interested shareholder of Liberty may engage in a business combination with Liberty if the business combination is approved by the board of directors prior to the shareholder becoming an interested shareholder. An interested shareholder may also engage in a business combination with Liberty if such business combination was approved by the affirmative vote of a majority of the shareholders of Liberty at a meeting called for such purpose no earlier than five years after the person became an interested shareholder.

An interested shareholder of Liberty may engage in a business combination with Liberty without regard to the date it became an interested shareholder provided that it meets certain conditions to pertaining (i) the cash consideration to be paid to shareholders, (ii) the

SIMMONS	LIBERTY

amount of cash consideration to be paid to shareholders compared to what the interested shareholder paid to acquire his stock, (iii) the obligation of the interested shareholder to buy-out all of the beneficial owners of Liberty’s stock for cash, and (iv) after becoming an interested shareholder and prior to the consummation of the business combination, the interested shareholder had not become the beneficial owner of any additional shares of Liberty.

SHAREHOLDER RIGHT TO MAKE PROPOSALS AND TO NOMINATE DIRECTORS

The board of directors has delegated to Simmons’ NCCGC the responsibility of identifying and evaluating proposed nominees to the Simmons board of directors.

The NCCGC must consider director nominees from shareholders. A shareholder must provide notice of its intention to nominate a director in sufficient time for the consideration and action by the NCCGC. Notice of a shareholder’s intention to nominate a director must include specific information about the nominee.

Holders of Simmons Series A preferred stock will have the right to appoint two directors if dividends are not paid in six dividend periods. See “—Description of Capital Stock.”

Under the ABCA, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

Liberty’s bylaws and articles do not address whether shareholders have the right to make proposals and to nominate directors.

Under the GBCM, shareholders have the right to submit proposals to the board of directors and to submit nominations for directors.

SHAREHOLDER ABILITY TO ACT BY WRITTEN CONSENT

Neither Simmons’ articles nor bylaws addresses whether shareholders have the ability to act by written consent.

Generally, under 4-27-704 of the ABCA, any action required to be taken at a shareholder meeting may be taken without a meeting if one or more consents, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize to take such action at a meeting at which all shares entitled to vote are present and voted.

Neither Liberty’s articles of incorporation nor bylaws address whether shareholders have the ability to act by written consent.

Under Section 351.273 of the GBCM, any action required to be taken at a shareholder meeting may be taken without a meeting if consents in writing, setting forth the action so taken, is signed by all the shareholders entitled to vote with respect to the subject matter thereof. Such consents have the same force and effect as a unanimous vote of the shareholders at a meeting duly held.

COMPARATIVE MARKET PRICES AND DIVIDENDS

Simmons and Community First

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC”, and Community First common stock is not listed on a public exchange. The following table sets forth the high and low reported closing sale prices per share of Simmons common stock, and the cash dividends declared per share of Simmons common stock for the periods indicated. In 2012 and 2013, Community First paid annual cash dividends of $6.00 per share of Community First common stock.

	Simmons Common Stock
	High	Low	Dividend
2012
First Quarter	$28.54	$24.45	$0.20
Second Quarter	26.53	22.55	0.20
Third Quarter	25.64	22.68	0.20
Fourth Quarter	25.71	22.36	0.20

2013
First Quarter	$26.25	$24.11	$0.21
Second Quarter	26.55	23.16	0.21
Third Quarter	31.50	24.06	0.21
Fourth Quarter	38.54	29.64	0.21

2014
First Quarter	$38.50	$32.01	$0.22
Second Quarter	43.22	34.62	0.22
Third Quarter (through July 25, 2014)	40.70	37.63	—

On May 5, 2014, the last full trading day before the public announcement of the Community First merger agreement, the closing sale price of shares of Simmons common stock as reported on the NASDAQ Global Select Market was $36.74. On                     , 2014, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Simmons common stock as reported on the NASDAQ Global Select Market was $                    . There is no established public trading market for Community First’s common stock.

As of                     , 2014, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for Simmons and Community First, respectively, there were approximately                      registered holders of Simmons common stock and approximately 392 registered holders of Community First common stock.

The following table shows the closing sale prices of Simmons common stock as reported on the NASDAQ Global Select Market on May 5, 2014, the last full trading day before the public announcement of the Community First merger agreement, and on                     , 2014, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the Community First merger consideration payable for each share of Community First common stock, which we calculated by multiplying the closing price of Simmons common stock on those dates by the Community First exchange ratio of 17.8975.

	Simmons Common Stock	Implied Value of Merger Consideration for One Share of Community First Common Stock
May 5, 2014	$36.74	$657.55
At

Simmons and Community First shareholders are advised to obtain current market quotations for Simmons common stock. The market price of Simmons common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the Community First merger. No assurance can be given concerning the market price of Simmons common stock before or after the effective date of the Community First merger. Changes in the market price of Simmons common stock prior to the completion of the Community First merger will affect the market value of the Community First merger consideration that Community First shareholders will receive upon completion of the Community First merger.

Simmons and Liberty

Simmons common stock is listed on the NASDAQ Global Select Market under the symbol “SFNC,” and Liberty common stock is not listed on a public exchange. The following table sets forth the high and low reported closing sale prices per share of Simmons common stock, and the cash dividends declared per share of Simmons common stock for the periods indicated. In 2012 and 2013, Liberty paid annual cash dividends of $0.81 per share of Liberty common stock.

	Simmons Common Stock
	High	Low	Dividend
2012
First Quarter	$28.54	$24.45	$0.20
Second Quarter	26.53	22.55	0.20
Third Quarter	25.64	22.68	0.20
Fourth Quarter	25.71	22.36	0.20

2013
First Quarter	$26.25	$24.11	$0.21
Second Quarter	26.55	23.16	0.21
Third Quarter	31.50	24.06	0.21
Fourth Quarter	38.54	29.64	0.21

2014
First Quarter	$38.50	$32.01	$0.22
Second Quarter	43.22	34.62	0.22
Third Quarter (through July 25, 2014)	40.70	37.63	—

On May 27, 2014, the last full trading day before the public announcement of the Liberty merger agreement, the closing sale price of shares of Simmons common stock as reported on the NASDAQ Global Select Market was $40.62. On                     , 2014, the last practicable trading day before the date of this joint proxy statement/prospectus, the closing sale price of shares of Simmons common stock as reported on the NASDAQ Global Select Market was $                    . There is no established public trading market for Liberty’s common stock.

As of                     , 2014, the last date prior to printing this joint proxy statement/prospectus for which it was practicable to obtain this information for Simmons and Liberty, respectively, there were approximately                      registered holders of Simmons common stock and approximately                      registered holders of Liberty common stock.

The following table shows the closing sale prices of Simmons common stock as reported on the NASDAQ Global Select Market on May 27, 2014, the last full trading day before the public announcement of the Liberty merger agreement, and on                     , 2014, the last practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the implied value of the Liberty merger consideration payable for each share of Liberty common stock, which we calculated by multiplying the closing price of Simmons common stock on those dates by the Liberty exchange ratio of 1.0.

	Simmons Common Stock	Implied Value of Merger Consideration for One Share of Liberty Common Stock
May 27, 2014	$40.62	$40.62
At

Simmons and Liberty shareholders are advised to obtain current market quotations for Simmons common stock. The market price of Simmons common stock will fluctuate between the date of this joint proxy statement/prospectus and the date of completion of the Liberty merger. No assurance can be given concerning the market price of Simmons common stock before or after the effective date of the Liberty merger. Changes in the market price of Simmons common stock prior to the completion of the Liberty merger will affect the market value of the Liberty merger consideration that Liberty shareholders will receive upon completion of the Liberty merger.

SECURITY OWNERSHIP OF COMMUNITY FIRST DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF COMMUNITY FIRST

The following table sets forth, as of July 25, 2014, holdings of Community First common stock by each director and Community First named executive officer, and by all directors and executive officers as a group based on 363,918.017 shares of Community First common stock outstanding as of such date.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock (2)
Beneficial Owners of More than 5%
Christopher R. Kirkland (3)	35,139.438	9.656%
Robert Kirkland (4)	54,094.833	14.865
Joe Porter (5)	26,912.669	7.395

Directors
R. Newell Graham, Sr.	10,195.558	2.802%
Mike Swaim	5,970.146	1.641
John C. Clark (6)	7,980.788	2.193
Thomas Wilton Wade, III	8,740.607	2.402
Tony D. Gregory (7)	3,597.763		*
Bob Cartwright	5,509.330	1.514
Jimmy R. White	720.558		*
John Miles	1,383.889		*
David Critchlow, Jr.	4,207.532	1.156
Christopher R. Kirkland	35,139.438	9.656
Jeff Perkins	1,349.491		*
Gus B. White, IV	1,751.230		*
Keith Fowler	7,462.229	2.051
Nick Dunagan	85.184		*
Joe Porter	26,912.669	7.395
Clinton Joiner	198.026		*
Mike McWherter	8,023.440	2.205

Non-Director Executive Officers of Community First and First State Bank
Chet Alexander (8)	493.753		*
Kathy Barber (9)	419.538		*
Victor Castro (10)	550.95		*
Lynda King (11)	209.122		*

All Directors and Executive Officers as a Group (21 persons)	130,901.241	35.970%

*	Less than 1%.
(1)	Includes all Community First common stock and vested restricted stock, but does not included restricted stock that will vest upon the closing of the Community First merger or thereafter. In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Simmons common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of July 25, 2014. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
(2)	Based on shares outstanding at July 25, 2014 of 363,918.017. This amount includes all Community First common stock and vested restricted stock, but does not included restricted stock that will vest upon the closing of the Community First merger or thereafter.
(3)	Includes 12,800.5 shares owned by the Kirkland Foundation, of which Christopher R. Kirkland is one of four trustees. These shares also are listed under Robert Kirkland, whose spouse, Jenny Kirkland, is another one of the trustees.

(4)	Includes 12,800.5 shares owned by the Kirkland Foundation, of which Mr. Kirkland’s wife Jenny Kirkland is one of four trustees. These shares also are listed under Christopher R. Kirkland, who is another one of the trustees.
(5)	Includes the Porter Family Limited Partnership, which owns 22,322.195 shares and of which Joe Porter is a general partner.
(6)	Mr. Clark has an additional 640 shares of restricted stock that will vest upon the closing of the Community First merger and another 785 restricted shares that will vest after both a change in control and 2 years’ service thereafter.
(7)	Mr. Gregory also has options to purchase 1,537.578 shares from other individual directors, such shares currently being held in trust, but are voted by the grantor directors until Mr. Gregory exercises his options. He has an additional 285 shares of restricted stock that will vest upon the closing of the Community First merger and another 600 restricted shares that will vest after both a change in control and 2 years’ service thereafter.
(8)	Mr. Alexander has an additional 275 shares of restricted stock that will vest upon the closing of the Community First merger and another 500 restricted shares that will vest after both a change in control and 2 years’ service thereafter.
(9)	Ms. Barber has an additional 180 shares of restricted stock that will vest upon the closing of the Community First merger and another 250 restricted shares that will vest after both a change in control and 2 years’ service thereafter.
(10)	Mr. Castro has an additional 275 shares of restricted stock that will vest upon the closing of the Community First merger and another 500 restricted shares that will vest after both a change in control and 2 years’ service thereafter.
(11)	Ms. King has an additional 135 shares of restricted stock that will vest upon the closing of the Community First merger and another 250 restricted shares that will vest after both a change in control and 2 years’ service thereafter.

SECURITY OWNERSHIP OF LIBERTY DIRECTORS, NAMED EXECUTIVE OFFICERS AND CERTAIN BENEFICIAL OWNERS OF LIBERTY

The following table sets forth, as of July 25, 2014, holdings of Liberty common stock by each director and Liberty named executive officer, and by all Liberty directors and executive officers as a group based on 5,162,712 shares of Liberty common stock outstanding as of such date.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned (1)	Percent of Common Stock (2)
Beneficial Owners of More than 5%
Richard A. Pendleton	468,000	9.065%
Wayne A. Scheer	345,231	6.687
Pat L. Sechler	277,311	5.371

Directors and Executive Officers (14 persons)
Gary E. Metzger	104,433	2.023%
Garry L. Robinson	41,417	0.802	*
William P. Gaut	94,450	1.829
Kenneth E. Hamilton	165,000	3.196
Jack Hoke	132,550	2.567
Neale W. Johnson	113,475	2.198
Dixie F. Letsch	137,000	2.654
Charles W. Neale	131,995	2.557
Richard A. Pendleton	468,000	9.065
Wayne A. Scheer	345,231	6.687
Pat L. Sechler	277,311	5.371
Charles L. Skaggs	31,011	0.601	*
Franklin H. Smith	87,062	1.686
Stephen T. Wrenn	84,336	1.630

Named Executive Officers
Caroline R. Butler	2,300		*
Daxton Chance	400		*
Emily B. Clayton	8,750		*
Lawrence C. Clos	3,225		*

All Directors and Executive Officers as a Group (18 persons)	2,227,946	43.155%

If only directors—14 persons	2,213,271	42.870%

*	Less than 1%
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Liberty common stock over which he or she has voting or investment power and of which he or she has the right to acquire beneficial ownership within 60 days of July 25, 2014. The table includes shares owned by spouses, other immediate family members, in trust, shares held in retirement accounts or funds for the benefit of the named individuals, shares held as restricted stock and other forms of ownership, over which shares the persons named in the table may possess voting and/or investment power.
(2)	Based on shares outstanding at July 25, 2014.

LEGAL MATTERS

The validity of the Simmons common stock and the Simmons Series A preferred stock to be issued in connection with the mergers will be passed upon for Simmons by Quattlebaum, Grooms, Tull & Burrow, PLLC. Certain U.S. federal income tax consequences relating to the mergers will be passed upon by Quattlebaum, Grooms, Tull & Burrow PLLC.

EXPERTS

Simmons

The audited annual consolidated financial statements of Simmons appearing in Simmons’ Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of Simmons’ internal control over financial reporting as of such date have been audited by BKD, LLP, an independent registered public accounting firm, as set forth in its reports included therein, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

With respect to the unaudited interim consolidated financial information of Simmons appearing in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 that is incorporated herein by reference, Simmons’ independent registered public accounting firm has applied limited procedures in accordance with professional standards for review of such information. However, as stated in its separate report included therein, it did not audit and it does not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on its reports on such information should be restricted. Pursuant to Rule 436(c) under the Securities Act, this report on Simmons’ unaudited interim consolidated financial information should not be considered a part of the registration statement prepared or certified by its independent registered public accounting firm within the meaning of Sections 7 and 11 of the Securities Act.

Metropolitan

The consolidated financial statements of Metropolitan as of and for the two years ended December 31, 2012 and 2011 are incorporated in this joint proxy statement/prospectus by reference to Amendment No. 1 to Simmons’ Current Report on Form 8-K filed with the SEC on February 7, 2014. Such historical financial statements of Metropolitan have been audited by Frost, PLLC, independent auditors, as stated in its report dated March 13, 2013 and incorporated by reference herein.

Community First

The consolidated financial statements of Community First as of and for the three years ended December 31, 2013 are included in this joint proxy statement/prospectus (Annex J). Such historical financial statements of Community First have been audited by Crowe Horwath LLP, independent auditors, as stated in its report dated March 6, 2014 included herein.

Liberty

The consolidated financial statements of Liberty as of and for the three years ended December 31, 2013 are included in this joint proxy statement/prospectus (Annex K). Such historical financial statements of Liberty have been audited by BKD, LLP, independent auditors, as stated in its report dated March 21, 2014 and included herein.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

In order for a proposal by a Simmons shareholder to be presented at an annual meeting of Simmons shareholders, the proposal must be included in the related proxy statement and proxy form. Proposals by shareholders intended to be presented at the Annual Meeting of Shareholders in 2015 must be received by Simmons no later than November 17, 2014, for possible inclusion in the proxy statement relating to that meeting. Such proposals will be subject to the requirements of the proxy rules adopted under the Exchange Act, Simmons’ articles of incorporation and bylaws and Arkansas law. If the mergers occur in the expected timeframe, there will be no annual meeting of shareholders in 2015 for Community First and Liberty. If determined to be necessary, the Community First board of directors or Liberty board of directors, as applicable, will provide its respective shareholders with information relevant to its 2015 annual meeting of shareholders.

WHERE YOU CAN FIND MORE INFORMATION

Simmons has filed with the SEC a registration statement under the Securities Act that registers the issuance of the shares of Simmons common stock to be issued in connection with the mergers. This joint proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of Simmons in addition to being a proxy statement for Simmons, Community First and Liberty shareholders. The registration statement, including this joint proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about Simmons and Simmons common stock and Simmons Series A preferred stock.

Simmons also files reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC also maintains an internet website that contains reports, proxy statements and other information about issuers, such as Simmons, who file electronically with the SEC. The address of the site is www.sec.gov. The reports and other information filed by Simmons with the SEC are also available at Simmons’ website at www.simmonsfirst.com or by contacting Simmons’ Investor Relations department at Simmons First National Corporation, 501 Main Street, P.O. Box 7009, Pine Bluff, AR 71611, (501) 377-7629. The web addresses of the SEC and Simmons are included as inactive textual references only. Except as specifically incorporated by reference into this joint proxy statement/prospectus, information on those web sites is not part of this joint proxy statement/prospectus.

The SEC allows Simmons to incorporate by reference information in this joint proxy statement/prospectus. This means that Simmons can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this joint proxy statement/prospectus, except for any information that is superseded by information that is included directly in this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Simmons previously filed with the SEC. They contain important information about the companies and their financial condition.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed

Annual Report on Form 10-K	Year ended December 31, 2013, filed with the SEC on March 11, 2014

Proxy Statement on Schedule 14A	Filed on March 17, 2014

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2014, filed with the SEC on May 9, 2014

Current Reports on Form 8-K or 8-K/A	Filed on January 3, 2014, February 7, 2014 (filed as Amendment No. 1 to our Current Report on Form 8-K filed with the SEC on November 25, 2013), February 28, 2014 (two filings), March 5, 2014, March 28, 2014, April 21, 2014, May 9, 2014 (only with respect to the Form 8-K filed under Item 1.01 and Item 9.01), May 27, 2014, May 30, 2014, June 2, 2014 and June 25, 2014.

Simmons SEC Filings (SEC File No. 000-06253)	Period or Date Filed

Description of Simmons common stock	The description of the Simmons common stock is contained in Form S-2, filed with the SEC on April 16, 1993.

In addition, Simmons also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the date of the last to occur of Simmons special meeting, the Community First special meeting, and the Liberty special meeting, provided that Simmons is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, Simmons has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Simmons.

Documents incorporated by reference are available from Simmons, without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this joint proxy statement/prospectus. You can obtain documents incorporated by reference in this joint proxy statement/prospectus or other relevant corporate documents referenced in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following address and phone number:

Simmons First National Corporation

501 Main Street

P.O. Box 7009

Pine Bluff, Arkansas 71611

Attention: Susan F. Smith

Telephone: (501) 377-7629

Simmons shareholders, Community First shareholders and Liberty shareholders requesting documents must do so by                                          to receive them before their respective meetings. You will not be charged for any of these documents that you request. If you request any incorporated documents from Simmons, Simmons will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.

None of Simmons, Community First, or Liberty has authorized anyone to give any information or make any representation about the mergers or the companies that is different from, or in addition to, that contained in this joint proxy statement/prospectus or in any of the materials that have been incorporated in this joint proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you. The information contained in this joint proxy statement/prospectus speaks only as of the date of this joint proxy statement/prospectus unless the information specifically indicates that another date applies.

ANNEX A

COMMUNITY FIRST AGREEMENT AND PLAN OF MERGER

[See attached.]

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of the 6th day of May, 2014, by and between Simmons First National Corporation, an Arkansas corporation (“SFNC”), and Community First Bancshares, Inc., a Tennessee corporation (“CFB”).

ARTICLE I

RECITALS

Section 1.01 SFNC. SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share (“SFNC Stock”), of which 16,312,260 were outstanding as of April 24, 2014, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which none are outstanding. SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.” No shares of the other classes of SFNC’s authorized capital stock are outstanding.

Section 1.02 CFB. CFB has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Union City, Tennessee. CFB is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, CFB has 500,000 authorized shares of common stock, par value $10.00 per share (“CFB Common Stock”), of which 363,918.017 shares were outstanding as of April 24, 2014 (including vested restricted shares but excluding 6,190 unvested restricted shares); 20,000 authorized shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, of which none are outstanding; 1,001 authorized shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B, of which none are outstanding; and 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, par value $1,000.00 per share (“CFB Series C Preferred Stock”) of which 30,852 shares are outstanding. The number of shares outstanding shall be certified by CFB at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03 CFB Subsidiaries.

(a) First State Bank (“FSB”) has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Tennessee, with its principal executive offices located in Union City, Tennessee. As of the date hereof, FSB has 92,300 authorized shares of common stock, par value $2.50 per share, of which 92,300 shares are outstanding as of December 31, 2013, no other class of capital stock being authorized. All of the outstanding shares of stock of FSB are owned by CFB.

(b) First State Risk Management, Inc. (“FSRM”) has been duly incorporated and is a validly existing corporation in good standing under the Nevada Captive Insurers Law of the State of Nevada, with its principal place of business located in Las Vegas, Nevada. As of the date hereof, FSRM has 1,000 authorized shares of common stock, par value $1.00 per share, of which 1,000 shares are outstanding as of December 31, 2013, no other class of capital stock being authorized. All of the outstanding shares of stock of FSRM are owned by CFB.

(c) Community First Statutory Trust I (“CFS Trust I”), dated February 22, 2001, by and among State Street Bank and Trust Company of Connecticut, N.A. as institutional trustee, CFB as Sponsor and John C. Clark and Kathy Barber as Administrators, which trust has authorized and issued common securities in the amount of $186,000 as of December 31, 2013, and authorized and issued preferred securities in the amount of $6,000,000, as of December 31, 2013. All of the outstanding common securities of CFS Trust I are owned by CFB.

(d) Community First Statutory Trust II (“CFS Trust II”), dated June 23, 2005, by and among Deutsche Bank Trust Company Americas, as Property Trustee, Deutsche Bank Trust Company Delaware, as Delaware Trustee, CFB as depositor, Sponsor and John C. Clark, Kathy Barber and Victor M. Castro, as Administrative

Trustees, which trust has authorized and issued common securities in the amount of $344,000 as of December 31, 2013, and authorized and issued preferred securities in the amount of $11,100,000, as of December 31, 2013. All of the outstanding common securities of CFS Trust II are owned by CFB.

(e) Community First Statutory Trust III (“CFS Trust III”), dated September 10, 2007, by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, CFB as Sponsor and Kathy Barber, John C. Clark and Victor M. Castro as Administrators, which trust has authorized and issued common securities in the amount of $310,000 as of December 31, 2013, and authorized and issued preferred securities in the amount of $10,000,000, as of December 31, 2013. All of the outstanding common securities of CFS Trust III are owned by CFB.

(f) Schedule 1.03(f) sets forth the subsidiaries of FSB all of which are 100% owned by FSB except as noted on the Schedule.

Section 1.04 Compensatory Stock Programs.

(a) SFNC has reserved 436,648 shares of SFNC Stock (“SFNC Comp. Shares”) for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC (“SFNC Stock Comp. Plans”), of which options for 94,730 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

(b) CFB reserved 17,000 shares of CFB Common Stock for issuance in restricted stock awards pursuant to the terms of the Community First Bancshares, Inc. 2007 Restricted Stock Plan (“CFB Stock Plan”). Restricted stock awards for 3,135.355 shares of CFB Common Stock have been awarded and are fully vested in the participants and restricted stock awards for 6,190 shares (2,555 shares of single trigger vesting on a change in control and 3,635 shares (“CFB Double Trigger Restricted Stock”) are double trigger vesting on both a change in control and two years continued service) have awarded to participants but are not yet fully vested. No additional awards of restricted stock will be granted under CFB Stock Plan.

Section 1.05 Rights; Voting Debt. Except for (i) the SFNC Stock Comp. Plans, (ii) CFB Stock Plan, and (iii) the transactions contemplated under this Agreement, neither SFNC nor CFB has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, “Rights”). Neither CFB nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote (“Voting Debt”).

Section 1.06 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to CFB, be deemed to be with respect to CFB and its subsidiaries taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07 Merger. The Board of Directors of SFNC and the Board of Directors of CFB have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that CFB merge with and into SFNC (“Merger”) on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and CFB adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II

MERGER

Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, CFB will merge with and into SFNC, with SFNC being the surviving corporation (“Surviving Corporation”), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act. At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by CFB; and SFNC shall be responsible for all of the liabilities and obligations of CFB in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or CFB.

Section 2.02 Conversion of CFB Common Stock.

(a) Definitions.

(i) “Exchange Ratio” shall mean 17.8975 shares of SFNC Stock for each share of CFB Common Stock, subject to adjustment as provided in Section 2.03.

(ii) “Merger Consideration” shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of CFB Common Stock so held in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.05, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(c).

(iii) “Average Closing Price” of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(iv) “Minimum Merger Consideration” shall be the product of (x) $28.30 multiplied by (y) the number of shares of SFNC Stock to be issued to CFB shareholders in exchange for CFB Common Stock in the Merger.

(b) Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of CFB Common Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.07) shall be converted into the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio. All shares of CFB Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate, as defined in Section 2.05, previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of CFB Common Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of CFB Common Stock except as otherwise provided herein or by law. Such Certificates previously evidencing shares of CFB Common Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor and (ii) cash in lieu of fractional shares as set forth in Section 2.05, upon the surrender of such Certificates in accordance with the provisions of Section 2.05, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.05.

(c) Each share of CFB Common Stock held in the treasury of CFB and each share of CFB Common Stock owned by any direct or indirect wholly owned subsidiary of CFB immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03. Adjustment to Computation of Merger Consideration.

(a) The aggregate number of shares of SFNC Stock to be exchanged for each share of CFB Common Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time. No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans, (ii) the issuance of any SFNC stock in any other merger or other acquisition transaction or (iii) the issuance of any SFNC Stock for cash in a public offering.

(b) The aggregate number of shares of SFNC Stock to be exchanged for each share of CFB Common Stock shall be adjusted appropriately to reflect any change in the number of shares of CFB Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to CFB Common Stock, received or to be received by holders of CFB Common Stock, when the record date or payment occurs prior to the Effective Time. All outstanding unvested restricted shares of CFB Common Stock, except CFB Double Trigger Restricted Stock, shall be vested as of the Effective Time pursuant to the terms of the CFB Stock Plan and shall be exchanged for the Merger Consideration on the same basis as all other shares of CFB Common Stock. A reduced number of shares may be accepted under the CFB Stock Plan with the balance of such shares being exchanged to pay the tax consequences of the vesting. All outstanding unvested CFB Double Trigger Restricted Stock shall be exchanged for the Merger Consideration on the same basis as all other shares of CFB Common Stock, but shall not be fully vested until otherwise vested or forfeited pursuant to the terms similar to the CFB Stock Plan. The Exchange Ratio set forth in Section 2.02 (a) above is based upon 370,108.017 shares of CFB Common Stock, consisting of 363,918.017 shares of CFB Stock outstanding and 6,190 shares of unvested restricted stock under the CFB Stock Plan, all as of the Effective Time. If the number of outstanding shares of CFB Common Stock or the number if of restricted shares of CFB Common Stock granted and in effect, as of the Effective Time, differs from the foregoing, then the Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) 6,624,000, divided by (y) the number of shares of CFB Common Stock outstanding plus the number of restricted shares of CFB Common Stock granted and in effect, at the Effective Date.

(c) In the event (i) the Average Closing Price of SFNC Stock shall be less than $28.30; and (ii) the percentage difference between:

(A) $35.37 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including March 12, 2014) and (B) the Average Closing Price is not equal to at least 80% of the percentage difference between:

(Y) $38.43 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) for the twenty (20) consecutive trading days ending on and including March 12, 2014 and (Z) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date, then CFB may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration. If SFNC elects to make the Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to CFB of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the amount of the cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d) Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

Section 2.04 Conversion of CFB Series C Preferred Stock.

(a) Subject to the other provisions of this Section 2.02, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of CFB Series C Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive one share of SFNC Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share (“SFNC Series A Preferred Stock”). All shares of CFB Series C Preferred Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive an equal number of shares the SFNC Series A Preferred Stock. The holders of certificates previously evidencing shares of CFB Series C Preferred Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of CFB Series C Preferred Stock except as otherwise provided herein or by law. Such certificates previously evidencing shares of CFB Series C Preferred Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Series A Preferred Stock issued in consideration therefor.

(b) Each share of CFB Series C Preferred Stock held in the treasury of CFB and each share of CFB Series C Preferred owned by any direct or indirect wholly owned subsidiary of CFB immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.05 Exchange of Certificates.

(a) Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Transfer Agent”), for the benefit of the holders of shares of CFB Common Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of CFB and (ii) cash in the amount of $20,000.00 (“Fractional Share Fund”). In the event the initial sum deposited into the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of CFB Common Stock and each holder of record of “book entry” shares of CFB Common Stock (such “book entry” shares have been issued to the holder of record without a certificate) (other than Dissenting Shares) (both certificated shares of CFB Common Stock and “book entry” shares of CFB Common Stock defined herein as “Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock, cash or a combination thereof. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of CFB Common Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, and (C) any dividends or other distributions to which such holder is entitled pursuant to Section 2.05(c) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of CFB Common Stock which is not registered in the transfer records of CFB, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the

Certificate evidencing such shares of CFB Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.05, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered and paid to the holder of the certificates (i) certificates evidencing whole shares of SFNC Stock issued in exchange therefor, (ii) the cash portion of the Merger Consideration, if any, payable to such holder, including the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.05(b) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

(d) All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of CFB Common Stock.

(e) Any portion of the Fractional Share Fund which remains undistributed to the holders of CFB Common Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of CFB Common Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f) SFNC shall not be liable to any holder of shares of CFB Common Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of CFB Common Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of CFB Common Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.06 Stock Transfer Books. At the Effective Time, the stock transfer books of CFB shall be closed and there shall be no further registration of transfers of shares of CFB Common Stock or CFB Series C Preferred Stock thereafter on the records of CFB. On or after the Effective Time, any Certificates for CFB Common Stock presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration and any certificates for CFB Series C Preferred Stock presented to the Transfer Agent or SFNC for any reason shall be converted into an equal number of shares of SFNC Series A Preferred Stock.

Section 2.07 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of CFB Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the “Dissenting Shares”) in accordance with Title 48, Chapter 23 of Tennessee Code Annotated shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such shares of CFB Common Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of CFB Common Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of CFB Common Stock, upon surrender, in the manner provided in Section 2.05, of the Certificate or Certificates that formerly evidenced such shares of CFB Common Stock.

Section 2.08 Lost CFB Common Stock Certificates. In the event any Certificate for CFB Common Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

Section 2.09 Options and Rights. There are no options, warrants or rights granted by CFB to purchase shares of CFB Common Stock, which are outstanding and unexercised and there are no outstanding securities issued by CFB, or any other party, convertible into CFB Common Stock.

ARTICLE III

ACTIONS PENDING MERGER

Section 3.01 Required Actions Pending Merger. CFB hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, CFB will and will cause each of its subsidiaries to:

(a) upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt resolutions: (i) amending the contribution formula and benefit provisions of the CFB 401(k) Savings Plan to be comparable to the SFNC 401(k) Plan to be effective at the Effective Time and (ii) terminating the CFB 401(k) Savings Plan to be effective on December 31, 2014, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan;

(b) use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with CFB’s existing employment procedures;

(c) use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d) use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

(f) give SFNC notice of all meetings of the board of directors of CFB and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting in person or telephonically, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that CFB’s legal counsel advises the CFB directors that permitting SFNC’s presence would constitute a breach of their fiduciary, regulatory or legal duties or requirements, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings.

Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, from the date hereof until the earlier of the termination of the Agreement or the Effective Time, CFB shall not do, and CFB will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a) make, declare or pay any dividend on CFB Common Stock, other than dividends consistent with historic practices provided, however, CFB may declare and pay a dividend on the CFB Common Stock prior to the Effective Time in an amount equal to $4.50 per share if the Effective Time is prior to the record date for the SFNC fourth quarter dividend (December 15, 2014) or in an amount equal to $6.00 per share if the Effective Time is after such record date for the SFNC fourth quarter dividend, and provided, further, that CFB may pay dividends on the CFB Series C Preferred Stock in compliance with the terms the SBLF Program and the governing terms of CFB Series C Preferred Stock, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of CFB’s capital stock or the capital stock of any subsidiary, or any options, warrants, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b) hire any additional staff, except for personnel hired at an hourly rate to fill vacancies, salaried non-officers positions that are replacements, or for seasonal part time staff, in accordance with past practices;

(c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans;

(d) except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its charter or by-laws;

(f) except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to CFB on a consolidated basis, other as set forth in section 3.02(f) of the Disclosure Letter;

(g) acquire any investment securities, other than U.S. Treasury Securities, municipal securities with a minimum rating of “A”, or U.S. Agency securities which are traditional fixed rate debt securities;

(h) sell or purchase any securities in the aggregate amount of $500,000, except for purchases related to the re-investment of proceeds of matured securities which are in compliance with the investment policies of CFB;

(i) except in their fiduciary capacities, purchase any shares of SFNC Stock;

(j) except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2013, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2013, except as may be required by law or generally accepted accounting principles;

(k) knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or CFB to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect CFB’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(l) except as provided in Section 3.04 hereof, make or renew any single loan or series of loans, to one borrower or a related group of borrowers in an aggregate amount greater than $1,500,000;

(m) sell or dispose of any other real estate owned or other properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to CFB or its subsidiaries, having a book value in excess of $250,000, or pursuant to which CFB or any of its subsidiaries would incur a loss in excess of $100,000; or

(n) sell or dispose of any fixed assets of CFB or its subsidiaries having a book value in excess of $25,000;

(o) terminate any lease on fixed assets currently in use by CFB or its subsidiaries or which would cause CFB or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000; or

(p) amend, revise or modify any policies, procedures or guidelines affecting the underwriting, acquisition, administration or collection of debts or other extensions of credit originated by or acquired by First State Finance, Inc.;

(q) Permit the consumer finance credit portfolio of First State Finance, Inc. to exceed $60,000,000 in the aggregate, net of unearned interest;

(r) directly or indirectly agree to take any of the foregoing actions.

Section 3.03 Conduct of CFB to Date. Except as contemplated by this Agreement or as disclosed in CFB’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2013 through the date of this Agreement:

(a) CFB and FSB have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b) neither CFB nor FSB have issued or sold any capital stock (other than stock issued under the CFB Stock Plan) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of CFB or FSB,

(c) CFB has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock, except for dividends declared and paid quarterly on CFB Series C Preferred Stock,

(d) neither CFB nor FSB incurred any material obligation or liability (absolute or contingent) or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except for normal trade or business obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement,,

(e) neither CFB nor FSB has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f) neither CFB nor FSB has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g) neither CFB nor FSB increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h) neither CFB nor FSB has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other similar or dissimilar casualty or event or otherwise, whether or not covered by insurance,

(i) neither CFB nor FSB has canceled or compromised any debt to an extent exceeding $50,000 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000 asserted by CFB or any of its subsidiaries,

(j) neither CFB nor FSB has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(k) neither CFB nor FSB has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(l) there has not been any change in the method of accounting or accounting practices of CFB or any of its subsidiaries, and

(m) CFB and FSB have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

Section 3.04 Certain Loans. SFNC shall designate a representative to be present at FSB’s internal loan committee meetings. That representative shall receive the same information as to each such prospective loan that the loan committee members receive (consisting of the internal loan report for loans between $500,000 and $1,500,000 and the complete internal loan committee documentation for loans of $1,500,000 or more) and, if the representative does not object to FSB’s making such loan at the time it is presented to FSB’s internal loan committee for approval, such loan will be deemed to have been consented to by SFNC for purposes of Section 3.02(l) hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. Except as disclosed by CFB or SFNC, as appropriate in their respective Disclosure Letters (the “Disclosure Letter”) to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to CFB, and, CFB, for itself and FSB, to the extent applicable to FSB, represent and warrant to SFNC, that:

(a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

(d) The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock, except as shown on Schedule 4.01(d) hereof.

(e) The Boards of Directors of SFNC and CFB have, by all appropriate action, approved this Agreement and the Merger. Subject to the receipt of approval of the SFNC and CFB shareholders, and subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby (“Material Adverse Effect”), or enable any person to enjoin any of the transactions contemplated hereby or (ii) a breach or violation of, or a default under, the articles of incorporation, charter or by-laws of it or any of its subsidiaries; and the consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of CFB and SFNC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g) In the case of SFNC, as of their respective dates, neither its Annual Report on form 10-K for the fiscal year ended December 31, 2013, nor any other document filed subsequent to December 31, 2013 under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2011, 2012, 2013 and 2014, (collectively, the “SFNC Reports”), do not and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the balance sheets in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices.

(h) In the case of CFB, its audited financial statements for the fiscal year ended December 31, 2013 (“CFB Audited Financial Statements”), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the CFB Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein. In the case of FSB, its Statements of Condition filed with the state and federal bank agencies during 2011, 2012, 2013 and 2014 were prepared in material compliance with the instructions therefor and are not known by CFB management to contain any material errors or misstatements. In the case of CFB and its subsidiaries, the unaudited monthly financial reports prepared subsequent to December 31, 2013 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect. It has no material obligations or liabilities, contingent or otherwise, not disclosed in the CFB Audited Financial Statements or any subsequent unaudited monthly financial interim of FSB or CFB, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition was adequate in the judgment of CFB’s management, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of FSB.

(i) Since December 31, 2013, in the case of SFNC and CFB, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or CFB and its subsidiaries, taken as a whole.

(j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

(k) (i) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l) Except for this Agreement, and arrangements made in the ordinary course of business, neither CFB nor FSB is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA (“pension plan”), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

(n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in the Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of CFB substantially all of the buildings and equipment in regular use by CFB and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s) Except for the retention of Keefe, Bruyette & Woods, Inc. by CFB, neither CFB nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t) The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act of 1933, as amended (“Securities Act”), with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of CFB in the Merger (“Registration Statement”), or (ii) the proxy statement(s) to be distributed in connection with meeting of shareholders of CFB and SFNC to vote upon this Agreement, as amended or supplemented from time to time (“Proxy Statement”), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, (“Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u) For purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Properties Owned” means those properties owned or operated by SFNC or CFB or any of their subsidiaries.

(i) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii) To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v) CFB does not and is not required to file reports pursuant to the Exchange Act.

(w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

Section 4.02 Representations and Warranties of CFB. Except as disclosed in writing in the Disclosure Letter, CFB, for itself and FSB, to the extent applicable to FSB, to the best of their actual knowledge, represent and warrant to SFNC, that none of CFB’s or FSB’s executive management, consisting of John Clark, Tony Gregory, Kathy Barber, Chet Alexander, Victor Castro and Lynda King, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of CFB or any of its subsidiaries, with respect to loans to borrowers which are payable to CFB or any of its subsidiaries either directly or as a participant. To the best knowledge of CFB and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of any of CFB or FSB:

(a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, as of the date reported and are not subject to any offsets, credits, deductions or counterclaims;

(c) The collateral securing each loan as referenced in the loan file or a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by CFB or FSB to secure each loan;

(d) CFB or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors, except in compliance with the document retention programs of CFB or its subsidiaries which may include e-signatures, digital record retention options and third party storage;

(e) CFB or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record except in compliance with the document retention programs of CFB or its subsidiaries which may include e-signatures, digital record retention options and third party storage;

(f) Each lien or security interest of CFB or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by CFB or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

(g) CFB and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

(h) All guaranties granted to CFB or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law; and

(i) With respect to any loans in which CFB or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

ARTICLE V

COVENANTS

Section 5.01 Covenants. SFNC hereby covenants with and to CFB, and CFB hereby covenants with and to SFNC, that:

(a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b) In the case of CFB, it shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable after the S-4 is declared effective; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law (except, in the case of SFNC, for state securities laws and “Blue Sky” permits which are covered by Section 5.01(e)); and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters;

(c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance. CFB and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d) SFNC will advise CFB, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

(g) (i) Upon reasonable notice to an executive officer of the party, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s “Representatives”) access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, after such reasonable notice has been given to an executive officer of the party, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2013, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (g) pertaining to non-disclosure of confidential information of CFB and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, CFB or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (g) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (g) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(h) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

(i) It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that could have a Material Adverse Effect;

(j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Tennessee Department of Financial Institutions (“TDFI”) and to any other regulatory agencies as required by law;

(k) It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l) Prior to the Effective Date and contingent on the consummation of the Merger, CFB shall, consistent with generally accepted accounting principles, cause FSB to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by CFB pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by CFB or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m) From and after the Effective Date, SFNC shall cause its subsidiaries, including FSB, to offer to all persons who were employees of CFB or FSB, ot other subsidiaries of each, as reflected in the payroll records of such institutions, immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of FSB, or other subsidiaries, immediately following the Effective Date, the right to participate, commencing no later than January 1, 2015, in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of CFB and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

(n) In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of twelve (12) months from and after February 18, 2014, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of CFB or any subsidiary of CFB or any individual who was an employee of CFB or any of its subsidiaries on February 18, 2014, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with CFB or its Subsidiary; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with CFB has been terminated, whether voluntarily or involuntarily, or (ii) make a loan or other extension of credit to pay off any FSB loan in existence on February 18, 2014 to a borrower who is not also a borrower of SFNC or one of its subsidiaries as of that date;

(o) In the case of SFNC, it will evaluate with CFB management, the staffing needs of FSB after the Effective Date. If any positions at FSB are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at FSB or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program;

(p) In the case of SFNC, it will (i) take all steps necessary to increase the size of its board of directors from nine (9) to (11), (ii) submit up to two persons selected by the CFB Board of Directors (such selection to be communicated to SFNC prior to June 30, 2014) to the SFNC Nominating, Compensation and Corporate Governance Committee (“NCCGC”) for consideration as candidates to fill the vacancies created on the SFNC Board, (iii) will cause the NCCGC to evaluate the recommended candidates in accordance with its normal and ordinary processes for evaluation of prospective directors, (iv) if approved by the NCCGC, appoint such candidates to the vacancies created on the SFNC Board to be effective no later than the Effective Time; and (v) if SFNC later decides to merge or combine FSB into one of its other bank subsidiaries, a similar process as described in this Section 5.01(p) shall be followed with respect to such resulting bank subsidiary in order to provide former CFB directors appropriate representation on the resulting bank subsidiary’s board of directors, including no less than one representative from the former CFB Board of Directors;

(q) In the case of SFNC, it will take commercially reasonable efforts to assume all obligations of CFB related to the trust preferred securities issued by CFS Trust I, CFS Trust II and CFS Trust III; and

(r) In the case of SFNC, it will take commercially reasonable effort to obtain the approval of the U. S. Treasury for it to exchange its Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share, for the for the outstanding shares of CFB Series C Preferred Stock on a one for one basis.

ARTICLE VI

CONDITIONS TO CONSUMMATION

Section 6.01 Mutual Conditions. The respective obligations of SFNC and CFB to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of CFB and SFNC in accordance with applicable law;

(b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the TDFI and the expiration of any statutory waiting periods without adverse action being taken;

(c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or CFB would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or an exemption from registration shall be effective;

(h) Quattlebaum, Grooms, Tull & Burrow PLLC shall have delivered its opinion to SFNC and CFB, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and CFB will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, CFB and others. SFNC and CFB will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion; and

(i) CFB and SFNC shall each have received a “fairness opinion” in the form customarily received in transactions of this type and substantially to the effect that the Exchange Ratio is fair to their respective shareholders from a financial point of view.

Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) SFNC shall have received an opinion, dated the Effective Date, of CFB’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants herein of CFB shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of CFB, dated the Effective Date, to such effect;

(c) Phase I environmental audits of all real property owned by CFB or any of its subsidiaries shall have been conducted at SFNC’s expense and shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d) SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby;

(e) No litigation or proceeding is pending which (i) has been brought against SFNC or CFB or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on CFB or SFNC;

(f) The execution of lock-up agreements in substantially the form attached hereto as Exhibit 6.02(f) by the holders of CFB Common Stock designated in such Exhibit.

(g) All necessary consents and approvals have been received to allow SFNC to assume the obligations of CFB for the trust preferred securities issued by CFS Trust I, CFS Trust II and CFS Trust III, on the existing terms of such obligations, as of the Effective Time; and

(h) All necessary consents and approvals have been received to allow SFNC to exchange its SFNC Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share, to be issued in the same standard terms and conditions as specified for the Small Business Lending Fund of the U. S. Treasury for the outstanding shares of CFB Series C Preferred Stock.

Section 6.03 Additional Conditions for CFB. The obligation of CFB to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) CFB shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and CFB shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c) No litigation or proceeding is pending which (i) has been brought against SFNC or CFB or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of CFB is likely to have a Material Adverse Effect on CFB or SFNC; and

(d) The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04 Effect of Required Adjustments. Any effect on CFB as a result of action taken by CFB pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of CFB and for purposes of determining whether any conditions are satisfied.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date, whether before or after the approval by the shareholders of CFB and SFNC:

(a) By the mutual consent of SFNC and CFB, by action of their respective boards of directors;

(b) By SFNC or CFB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of either CFB or SFNC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 60 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c) By SFNC or CFB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2014; provided, however, that such date may be extended to not later than February 28, 2015 by either SFNC or CFB, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c) or because the Registration Statement is not effective as is required pursuant to Section 6.01(g) ; provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) By SFNC or CFB, in the event Quattlebaum, Grooms, Tull & Burrow PLLC notifies the parties that it will be unable to give the opinion described in Section 6.01(h).

(e) By the Board of Directors of CFB at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date (“Determination Date”), if the Average Closing Price of SFNC Stock shall be less than $28.30 and the SFNC Stock has underperformed the KBWR by more than 20% calculated in accordance with Section 2.03(c) hereof. If CFB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period. During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) (“SFNC Walkaway Counter Offer”). If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to CFB within three (3) business days following receipt of the termination notice previously sent by CFB, whereupon such notice of termination shall be null and void and of no effect, CFB shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this

Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration). Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If either SFNC or CFB declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e).

(f) By the Board of Directors of CFB at any time prior to obtaining CFB shareholder approval for the Merger if the Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for CFB’s Board of Directors to comply with its fiduciary duties to CFB’s shareholders under applicable law, provided that CFB shall pay SFNC a fee, in immediately available funds, in the amount of $10,000,000 in advance of or concurrently with such termination.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or CFB, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII

EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the “Effective Date”. The “Effective Time” of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties. As used in this Agreement, “business day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

ARTICLE IX

OTHER MATTERS

Section 9.01 Survival. Except as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Effective Date or, after the Effective Date be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(g)(iii), 5.01(n), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of CFB, Section 2.02 and Section 2.03 shall not be amended or revised.

Section 9.03 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to CFB and FSB, to: COMMUNITY FIRST BANCSHARES, INC.

Attn: John C. Clark, President and CEO
115 West Washington Avenue
Union City, Tennessee 38261
Telecopy: (731) 886-8801

With a Copy to: BAKER, DONELSON BEARMAN, CALDWELL

& BERKOWITZ, PC
Attn: Steven J. Eisen or Mark L. Miller
Baker Donelson Center, Suite 800
211 Commerce St.
Nashville, Tennessee 37201
Telecopy: (615) 744-5718

If to SFNC, to: SIMMONS FIRST NATIONAL CORPORATION

George A. Makris, Jr., Chairman & CEO
501 Main Street
Pine Bluff, Arkansas 71601
Telecopy: (870) 850-2605

With a Copy to: QUATTLEBAUM, GROOMS, TULL & BURROW PLLC

ATTN: Patrick A. Burrow
111 Center St., Suite 1900
Little Rock, Arkansas 72201
Telecopy: (501) 379-3815

Section 9.08 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09 Entire Agreement. This Agreement and the Mutual Nondisclosure Agreement, dated February 18, 2014 pertaining to non-disclosure of confidential information of CFB and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11 No Interference with Legal or Fiduciary Duty. Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X

EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01 Indemnification. In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of CFB and of FSB against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement and/or to the Merger. SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

Section 10.02 D&O Insurance. Directors’ and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by CFB prior to the consummation of the Merger for a period of not less than six (6) years after the Effective Date, provided that SFNC shall not be required to expend on an annual basis more than 200% of the current annual premium paid as of the date hereof by CFB for such insurance (“Premium Limit”) and if such premiums for such insurance would at any time exceed the Premium Limit, SFNC shall cause to be maintained policies of insurance which in SFNC’s good faith determination provide maximum coverage available at an annual premium equal to the Premium Limit. Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of FSB on the same basis as provided to the other subsidiary banks of SFNC.

[Remainder of page blank Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr., Chairman & Chief Executive Officer

COMMUNITY FIRST BANCSHARES, INC.

By:	/s/ John C/ Clark
John C. Clark, President & Chief Executive Officer

ANNEX B

LIBERTY AGREEMENT AND PLAN OF MERGER

[See attached.]

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”) is made as of the 27th day of May, 2014, by and between Simmons First National Corporation, an Arkansas corporation (“SFNC”), and Liberty Bancshares, Inc., a Missouri corporation (“LBI”).

ARTICLE I

RECITALS

Section 1.01 SFNC. (a) SFNC has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Arkansas, with its principal executive offices located in Pine Bluff, Arkansas. SFNC is registered as a financial holding company with the Board of Governors of the Federal Reserve System (“FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As of the date hereof, SFNC has 60,000,000 authorized shares of Class A common stock, par value $0.01 per share (“SFNC Stock”), of which 16,312,260 were outstanding as of April 24, 2014, and 40,040,000 authorized shares of preferred stock, par value $0.01, of which none are outstanding. SFNC Stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

(b) SFNC has entered into an Agreement and Plan of Merger with Delta Trust & Banking Corporation (“DTBC”) dated March 24, 2014 under which DTBC will be merged with and into SFNC (“DTBC Merger”). Pursuant to the DTBC Merger SFNC will issue up to 1,695,878 additional shares of SFNC Stock.

(c) SFNC has entered into an Agreement and Plan of Merger with Community First Bancshares, Inc. (“CFB”) dated May 6, 2014 under which CFB will be merged with and into SFNC (“CFB Merger”). Pursuant to the CFB Merger SFNC will issue up to 6,624,000 additional shares of SFNC Stock and 30,852 shares of SFNC Senior Non-Cumulative Perpetual Preferred Stock, Series A, par value $1,000.00 per share.

Section 1.02 LBI. LBI has been duly incorporated and is a validly existing corporation in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri. LBI is registered as a bank holding company with the FRB under the BHC Act. As of the date hereof, LBI has 25,000,000 authorized shares of common stock, par value $0.20 per share (“LBI Stock”), of which 5,146,962 shares were outstanding as of May 16, 2014; 1,000,000 authorized shares of preferred stock, of which none are outstanding. The number of shares outstanding shall be certified by LBI at the Effective Date and such certified number of shares outstanding shall be used for all purposes of this Agreement and the transactions contemplated hereunder.

Section 1.03 LBI Subsidiaries. (a) Liberty Bank (“Bank”) has been duly incorporated and is a validly existing banking corporation in good standing under the laws of the State of Missouri, with its principal executive offices located in Springfield, Missouri. As of the date hereof, Bank has 34,000 authorized shares of common stock, par value $50.00 per share, of which 34,000 shares are outstanding as of May 16, 2014, no other class of capital stock being authorized. All of the outstanding shares of stock of Bank are owned by LBI.

(b) LBI Capital Trust III, LLT (“LBI Trust III”), dated December 5, 2003, by and between U.S. Bank National Association, as Trustee, LBI as Issuer, which trust has authorized and issued common securities in the amount of $155,000 as of May 16, 2014, and authorized and issued capital securities in the amount of $5,000,000, as of May 16, 2014. All of the outstanding common securities of LBI Trust III are owned by LBI.

(d) LBI Capital Trust IV (“LBI Trust IV”), dated October 13, 2004, by and among Wilmington Trust Company, as Property Trustee, Wilmington Trust Company, as Delaware Trustee, LBI as Depositor, and Gary E. Metzger, Garry L. Robinson and H. Michael Mattson, as Administrative Trustees, which trust has authorized and issued common securities in the amount of $155,000 as of May 16, 2014, and authorized and issued capital securities in the amount of $5,000,000, as of May 16, 2014. All of the outstanding common securities of LBI Trust IV are owned by LBI.

(e) LBI Capital Trust V (“LBI Trust V”), dated March 23, 2007, by and among Wilmington Trust Company, as Institutional Trustee and Delaware Trustee, LBI as Sponsor and Gary E. Metzger and Garry L. Robinson Administrators, which trust has authorized and issued common securities in the amount of $310,000 as of May 16, 2014, and authorized and issued capital securities in the amount of $10,000,000, as of May 16, 2014. All of the outstanding common securities of LBI Trust V are owned by LBI.

(f) Section 1.03(f) of LBI’s Disclosure Letter (as hereafter defined) sets forth the subsidiaries of Bank and the ownership of Bank therein.

Section 1.04 Compensatory Stock Programs.

(a) SFNC has reserved 436,648 shares of SFNC Stock (“SFNC Comp. Shares”) for issuance pursuant to the terms of the stock option and restricted stock grants under the executive and director stock plans of SFNC (“SFNC Stock Comp. Plans”), of which options for 94,730 shares have been granted to various executive officers of SFNC and its subsidiaries and are currently outstanding.

(b) LBI has reserved (i) 225,000 shares of LBI Stock for issuance pursuant to the Incentive Stock Option Plan dated October 27, 1995 (as amended, the “1995 Stock Option Plan”), (ii) 808,500 shares of LBI Stock for issuance pursuant to the Incentive Stock Option Plan of Liberty Bancshares, Inc. dated May 10, 2005 (as amended, the “2005 Stock Option Plan”) and (iii) 6,460 shares of LBI Stock for issuance pursuant to the Liberty Bancshares, Inc. 2009 Omnibus Incentive Plan effective June 13, 2009 (as amended, the “2009 Equity Incentive Plan” and together with the 1995 Stock Option Plan and the 2005 Stock Option Plan, the “LBI Equity Incentive Plans”). As of May 16, 2014, (i) stock options grants for 630,770 shares of LBI Stock have been granted under the LBI Equity Incentive Plans, of which 530,545 have been exercised, and (ii) of the 100,225 stock options currently outstanding (“LBI Stock Options”), options for 76,615 shares are fully vested and options for 23,610 shares are unvested. There are no equity awards outstanding other than the LBI Stock Options. No additional equity awards will be granted under the LBI Equity Incentive Plans.

Section 1.05 Rights; Voting Debt. Except for (i) the SFNC Stock Comp. Plans, (ii) the LBI Equity Incentive Plans, (iii) the DTBC Merger, (iv) the CFB Merger and (v) the transactions contemplated under this Agreement, neither SFNC nor LBI has any shares of its capital stock reserved for issuance, any outstanding option, call or commitment relating to shares of its capital stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any person any right (including, without limitation, preemptive rights) to subscribe for or acquire from it, any shares of its capital stock (collectively, “Rights”). Neither LBI nor SFNC nor any of their respective subsidiaries have any bonds, debentures, notes or other indebtedness issued and outstanding, having the right to vote, or convertible into securities having the right to vote, on any matters on which shareholders may vote (“Voting Debt”).

Section 1.06 Materiality. Unless the context otherwise requires, any reference in this Agreement to materiality with respect to either party shall, as to LBI, be deemed to be with respect to LBI and its subsidiaries taken as a whole, and as to SFNC shall be deemed to be with respect to SFNC and its subsidiaries, taken as a whole.

Section 1.07 Merger. The Board of Directors of SFNC and the Board of Directors of LBI have each determined that it is desirable and in the best interests of the corporations and their respective shareholders that LBI merge with and into SFNC (“Merger”) on the terms and subject to the conditions set forth in this Agreement.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, SFNC and LBI adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

ARTICLE II

MERGER

Section 2.01 Merger. On the Effective Date, as defined in Section 8.01, LBI will merge with and into SFNC, with SFNC being the surviving corporation (“Surviving Corporation”), pursuant to the provisions of, and with the effects provided in, the Arkansas Business Corporation Act. At the Effective Time, the articles of incorporation and bylaws of SFNC, as the Surviving Corporation, shall be the articles of incorporation and bylaws of SFNC as in effect immediately prior to the Effective Time; the directors and officers of SFNC shall be the directors and officers of the Surviving Corporation; SFNC shall continue to possess all of the rights, privileges and franchises possessed by it and shall become vested with and possess all rights, privileges and franchises possessed by LBI; and SFNC shall be responsible for all of the liabilities and obligations of LBI in the same manner as if SFNC had itself incurred such liabilities or obligations, and the Merger shall not affect or impair the rights of the creditors or of any persons dealing with SFNC or LBI.

Section 2.02 Conversion of LBI Stock.

(a) Definitions.

(i) “Exchange Ratio” shall mean 1.0000 share of SFNC Stock for each outstanding share of LBI Stock, subject to adjustment as provided in Section 2.03.

(ii) “Merger Consideration” shall mean the number of whole shares of SFNC Stock, if any, which such holder has the right to receive in respect of the shares of LBI Stock or the LBI Stock Options so held in accordance with Sections 2.02 and 2.03, plus cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.04, plus any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c).

(iii) “Average Closing Price” of SFNC Stock shall be the average of the closing price per share of SFNC Stock on the NASDAQ Global Select Market (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date.

(iv) “Minimum Merger Consideration” shall be the product of (x) $29.80 multiplied by (y) the number of shares of SFNC Stock to be issued in exchange for LBI Stock and LBI Stock Options in the Merger.

(b) Subject to the other provisions of this Section 2.02 and Section 2.03, upon consummation of the Merger at the Effective Time, by virtue of the Merger each share of LBI Stock issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares, as defined in Section 2.06) shall be converted into the right to receive that number of shares of SFNC Stock as shall equal the Exchange Ratio. All shares of LBI Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each Certificate, as defined in Section 2.04, previously evidencing any such shares shall thereafter represent the right to receive the Merger Consideration. The holders of Certificates previously evidencing shares of LBI Stock, outstanding immediately prior to the Effective Time, shall cease to have any rights with respect to such shares of LBI Stock except as otherwise provided herein or by law. Such Certificates previously evidencing shares of LBI Stock shall be exchanged for (i) certificates evidencing whole shares of SFNC Stock issued in consideration therefor (ii) cash in lieu of fractional shares as set forth in Section 2.04 and (iii) any cash payable pursuant to Section 2.03(c), upon the surrender of such Certificates in accordance with the provisions of Section 2.04, without interest. No fractional shares of SFNC Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.04.

(c) SFNC shall take all requisite action to assume the outstanding LBI Stock Options such that: (i) the number of shares of SFNC to be issued for each such option shall be equal to the product of the number of shares remaining to be exercised under each such option multiplied by the Exchange Ratio and (ii) the strike price for each such option shall be the strike price of the LBI Stock Option divided by the Exchange Ratio. All other terms and conditions of the LBI Stock Options shall remain in full force and effect after the Effective Time, including but not limited to the applicable vesting schedule and the option expiration dates. As of the Effective Time, LBI shall certify to SFNC the name and address of the holders of outstanding LBI Stock Options, the number of shares of LBI Stock covered by each such option, the grant date of each such option, the vesting status of the each such option, the name of the plan under which each such option was issued and such other information concerning the options as SFNC may reasonably request. Promptly after the Effective Time, SFNC will provide each holder of an LBI Stock Option with a replacement Stock option agreement reflecting the change from LBI Stock to SFNC Stock and the changes, if any, to the Exchange Ratio and the strike price and restating all of the terms and conditions continuing in effect.

(d) Each share of LBI Stock held in the treasury of LBI and each share of LBI Stock owned by any direct or indirect wholly owned subsidiary of LBI immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.03. Adjustment to Computation of Merger Consideration.

(a) The aggregate number of shares of SFNC Stock to be exchanged for each share of LBI Stock shall be adjusted appropriately to reflect any change in the number of shares of SFNC Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to SFNC Stock, received or to be received by holders of SFNC Stock, when the record date or payment occurs prior to the Effective Time. No adjustment of the Exchange Ratio shall occur by reason of issuance of (i) any SFNC Comp. Shares under the SFNC Stock Comp. Plans, (ii) the issuance of any SFNC stock in any other merger or other acquisition transaction or (iii) the issuance of any SFNC Stock for cash in a public or private stock offering.

(b) The aggregate number of shares of SFNC Stock to be exchanged for each share of LBI Stock shall be adjusted appropriately to reflect any change in the number of shares of LBI Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to LBI Stock, received or to be received by holders of LBI Stock, when the record date or payment occurs prior to the Effective Time. The Exchange Ratio set forth in Section 2.02 (a) above is based upon 5,247,187 shares of LBI Stock, consisting of 5,146,962 shares of LBI Stock outstanding and LBI Stock Options outstanding for 100,225 shares of LBI Stock, all as of the Effective Time. If the sum of the number of outstanding shares of LBI Stock, plus the number of shares of LBI Stock specified in the LBI Stock Options outstanding and in effect, as of the Effective Time, differs from the foregoing, then the Exchange Ratio shall mean the number (computed to four decimal places) that shall equal the quotient of (A) 5,247,187, divided by (y) the sum of the number of shares of LBI Stock outstanding plus the number of shares of LBI Stock specified in the LBI Stock Options outstanding and in effect, as of the Effective Time.

(c) In the event (i) the Average Closing Price of SFNC Stock shall be less than $29.80; and (ii) the difference between:

the percentage change of (A) $40.06 (the average of the closing price of the PowerShares KBW Regional Banking Portfolio (“KBWR”) for the twenty (20) consecutive trading days ending on and including March 31, 2014 and (B) the average of the closing price of the KBWR (as reported in The Wall Street Journal or, if not reported thereby, another alternative source as chosen by SFNC) for the twenty (20) consecutive trading days ending on and including the tenth (10th) trading day preceding the Effective Date,

and

the percentage change of (Y) $37.24 (the average of the closing price of SFNC Stock for the twenty (20) consecutive trading days ending on and including March 31, 2014) and (Z) the Average Closing Price is greater than twenty percent (20%)

then LBI may give notice of its intent to terminate this Agreement as provided in Section 7.01(e) hereof; subject to SFNC’s right, in its sole and absolute discretion, to maintain the Exchange Ratio and opt to pay an amount of cash so that, as a result of such adjustment, the Merger Consideration, based on the Average Closing Price, shall be no less than the Minimum Merger Consideration. If SFNC elects to make the SFNC Walkaway Counter Offer (as defined in Section 7.01(e)), it shall give prompt written notice to LBI of such election (the “Walkaway Counter Offer Notice”). The Walkaway Counter Offer Notice, if given, shall set forth the amount of the cash to be paid and shall include a calculation of the adjusted Merger Consideration.

(d) Upon the occurrence of any adjustment pursuant to this Section 2.03, any references in this Agreement to any defined term whose calculation is affected by such adjustment shall thereafter be deemed to refer to the defined term as calculated after giving effect to such adjustment.

Section 2.04 Exchange of Certificates.

(a) Promptly after the Effective Time, SFNC shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (“Transfer Agent”), for the benefit of the holders of shares of LBI Stock, for exchange in accordance with this Article II, through the Transfer Agent, (i) certificates evidencing a number of shares of SFNC Stock equal to the sum of the shares of SFNC required to be issued as Merger Consideration to the shareholders of LBI, and (ii) cash in the amount of $20,000.00 (“Fractional Share Fund”). In the event the initial sum deposited into the Fractional Share Fund is insufficient to satisfy all payments required to be paid from such fund, then SFNC shall immediately deposit funds to remedy such deficiency.

(b) Promptly after the Effective Time, SFNC will instruct the Transfer Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of LBI Stock (other than Dissenting Shares) (“Certificates”), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as SFNC may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates evidencing shares of SFNC Stock and any cash payable hereunder. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole shares of SFNC Stock which such holder has the right to receive in respect of the shares of LBI Stock formerly evidenced by such Certificate in accordance with Section 2.02, (B) cash in lieu of fractional shares of SFNC Stock to which such holder is entitled pursuant to Section 2.02, (C) any cash payable pursuant to Section 2.03(c), and (D) any dividends or other distributions to which such holder is entitled pursuant to Section 2.04(c) and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of LBI Stock which is not registered in the transfer records of LBI, a certificate evidencing the proper number of shares of SFNC Stock may be issued and cash paid in accordance with this Article II to a transferee if the Certificate evidencing such shares of LBI Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

(c) No dividends or other distributions declared or made after the Effective Time with respect to SFNC Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of SFNC Stock evidenced thereby, and no other part of the Merger Consideration shall be paid to any such holder, until the holder of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be delivered and paid to the holder of the certificates (i) certificates evidencing whole shares of SFNC Stock issued in exchange therefor, (ii) the cash portion of the Merger Consideration, if any, payable to such holder, including the amount of any cash payable with respect to a fractional share of SFNC Stock to which such holder is entitled pursuant to Section 2.04(b), any cash payable pursuant to Section 2.03(c) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of SFNC Stock, and (iii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of SFNC Stock. No interest shall be paid on the Merger Consideration.

(d) All shares of SFNC Stock issued and cash paid in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of LBI Stock.

(e) Any portion of the Fractional Share Fund which remains undistributed to the holders of LBI Stock on the date six months following the Effective Time shall be delivered to SFNC, upon demand, and any holders of LBI Stock who have not theretofore complied with this Article II shall thereafter look directly to SFNC for the Merger Consideration to which they are entitled.

(f) SFNC shall not be liable to any holder of shares of LBI Stock for any Merger Consideration, whether shares of SFNC Stock, cash or dividends or distributions with respect to SFNC Stock, delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) SFNC shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of LBI Stock such amounts as SFNC is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by SFNC, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of LBI Stock in respect of which such deduction and withholding was made by SFNC.

Section 2.05 Stock Transfer Books. At the Effective Time, the stock transfer books of LBI shall be closed and there shall be no further registration of transfers of shares of LBI Stock thereafter on the records of LBI. On or after the Effective Time, any Certificates for LBI Stock presented to the Transfer Agent or SFNC for any reason shall be converted into the Merger Consideration.

Section 2.06 Dissenting Shares. Notwithstanding any other provisions of this Agreement to the contrary, shares of LBI Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing appraisal for such shares (collectively, the “Dissenting Shares”) in accordance with Section 351.455 of the Revised Missouri Statutes shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the fair value of such shares of LBI Stock held by them in accordance with the provisions of such statute, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to judicial determination of the value of the shares of LBI Stock under such statute shall have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, as if such shares of LBI Stock, upon surrender, in the manner provided in Section 2.04, of the Certificate or Certificates that formerly evidenced such shares of LBI Stock.

Section 2.07 Lost LBI Stock Certificates. In the event any Certificate for LBI Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence as to such loss, theft or destruction and to the ownership of such Certificate by the person claiming such Certificate to be lost, stolen or destroyed and the receipt by SFNC of appropriate and customary indemnification, SFNC will issue in exchange for such lost, stolen or destroyed Certificate, a certificate of shares of SFNC Stock and the cash payment, if any, deliverable in respect thereof as determined in accordance with this Article II.

ARTICLE III

ACTIONS PENDING MERGER

Section 3.01 Required Actions Pending Merger. LBI hereby covenants and agrees with SFNC that prior to the Effective Time, unless the prior written consent of SFNC shall have been obtained, and except as otherwise contemplated herein, LBI will and will cause each of its subsidiaries to:

(a) upon the direction of SFNC, give all required notices, make all necessary amendments and cause its Board of Directors to adopt resolutions: (i) to the extent permissible under applicable law, amending the contribution formula and benefit provisions of the Liberty Bank 401(k) Profit Sharing Plan to be comparable to the SFNC 401(k) Plan to be effective at the Effective Time and (ii) terminating the Liberty Bank 401(k) Profit Sharing Plan to be effective on December 31, 2014, to pay any and all termination, early withdrawal penalties or similar fees with respect to the termination of the plan;

(b) use commercially reasonable efforts to preserve intact their business organization and assets, maintain their rights and franchises, retain the services of their officers and key employees, except that they shall have the right to lawfully terminate the employment of any officer or key employee if such termination is in accordance with LBI’s existing employment procedures;

(c) use commercially reasonable efforts to maintain and keep their properties in as good repair and condition as at present, except for depreciation due to ordinary wear and tear;

(d) use commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained;

(e) perform in all material respects all obligations required to be performed by them under all material contracts, leases, and documents relating to or affecting their assets, properties, and business; and

(f) from and after the date the FRB grants approval for the merger of LBI with and into SFNC, give SFNC notice of all meetings of the board of directors of LBI and each of its subsidiaries, allow SFNC to have a non-voting representative at each such meeting in person or telephonically, provided, however, such representative shall be subject to exclusion from any portion of any such meeting during any discussion or action concerning the Merger or to the extent that LBI’s legal counsel advises the LBI directors that permitting SFNC’s presence would constitute a breach of their fiduciary, regulatory or legal duties or requirements, and provide SFNC with all written materials and communications provided to the directors in connection with such meetings; provided, however, such written materials and communications shall be subject to redaction to the extent that LBI’s legal counsel advises the LBI directors that permitting SFNC’s access to such materials and communications would constitute a breach of their fiduciary, regulatory or legal duties or requirements.

Section 3.02 Prohibited Actions Pending Merger. Except as specifically contemplated by this Agreement, or as disclosed in LBI’s Disclosure Letter (as hereafter defined), from the date hereof until the earlier of the termination of the Agreement or the Effective Time, LBI shall not do, and LBI will cause each of its subsidiaries not to do, without the prior written consent of SFNC, any of the following:

(a) (i) make, declare or pay any dividend or distribution on LBI Stock, other than a dividend in the amount of $0.18 per share to be payable in July, 2014, provided that if the Effective Time has not occurred prior to the record date for the SFNC dividend to be payable in January, 2015, then LBI may declare and pay a dividend in the mount of $0.18 per share to be payable in January, 2015, and provided further, that if the Effective Time has not occurred prior to the record date for the SFNC dividend to be payable in April, 2015, then LBI may declare and pay a dividend in the mount of $0.18 per share to be payable in April, 2015, or

(ii) directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any share of its capital stock (other than in a fiduciary capacity or in respect of a debt previously contracted in good faith) or authorize the creation or issuance of or issue or sell or permit any subsidiary to issue or sell any additional shares of LBI’s capital stock or the capital stock of any subsidiary, or any options, warrants, calls or commitments relating to its capital stock or the capital stock of any subsidiary, or any securities, obligations or agreements convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, shares of its capital stock or the capital stock of any of its subsidiaries;

(b) hire any additional staff, except for (i) personnel hired at an hourly rate to fill vacancies, (ii) salaried non-executive officers positions that are replacements, or (iii) for seasonal part time staff, in accordance with past practices;

(c) enter into or permit any subsidiary to enter into any employment contracts with, pay any bonus to, or increase the rate of compensation of, any of its directors, officers or employees, except in the ordinary course of business consistent with the past practice or existing plans and agreements;

(d) except as directed by SFNC consistent with the terms of this Agreement, enter into or modify or permit any subsidiary to enter into or modify (except as may be required by applicable law and except for the renewal of any existing plan or arrangement in the ordinary course of business consistent with past practice) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or other employees;

(e) except as contemplated by Section 5.01(l), substantially modify the manner in which it and its subsidiaries have heretofore conducted their business, taken as a whole, or amend its charter or by-laws;

(f) except in the ordinary course of business, acquire any assets or business or take any other action, that considered as a whole is material to LBI on a consolidated basis, other than as set forth in section 3.02(f) of LBI’s Disclosure Letter;

(g) acquire any investment securities, other than U.S. Treasury Securities, municipal securities with a minimum rating of “A”, or U.S. Agency securities which are traditional fixed rate debt securities;

(h) sell or purchase any securities in the aggregate amount of $500,000, except for purchases related to the re-investment of proceeds of matured securities which are in compliance with the investment policies of LBI;

(i) except in their fiduciary capacities, purchase any shares of SFNC Stock;

(j) except as contemplated by Section 5.01(l), change any method of accounting in effect at December 31, 2013, or change any method of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2013, except as may be required by law or generally accepted accounting principles;

(k) knowingly take any action which would or is reasonably likely to (i) adversely affect the ability of either of SFNC or LBI to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect LBI’s ability to perform its covenants and agreements under this Agreement; or (iii) result in any of the conditions to the Merger set forth herein not being satisfied;

(l) except as provided in Section 3.04 hereof, make or renew any single loan or series of loans, to one borrower or a related group of borrowers in an aggregate amount greater than $1,500,000;

(m) sell or dispose of any other real estate owned or other properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness owed to LBI or its subsidiaries, having a book value in excess of $250,000, or pursuant to which LBI or any of its subsidiaries would incur a loss in excess of $100,000; or

(n) sell or dispose of any fixed assets of LBI or its subsidiaries having a book value in excess of $25,000;

(o) terminate any lease on fixed assets currently in use by LBI or its subsidiaries or which would cause LBI or its subsidiaries to incur costs, expenses or charges related to the termination in excess of $25,000; or

(p) directly or indirectly agree to take any of the foregoing actions.

Section 3.03 Conduct of LBI to Date. Except as contemplated by this Agreement or as disclosed in LBI’s Disclosure Letter (as hereafter defined) delivered to SFNC contemporaneously with the execution and delivery of this Agreement, from and after December 31, 2013 through the date of this Agreement:

(a) LBI and Bank have carried on their respective businesses in the ordinary and usual course consistent with past practices,

(b) neither LBI nor Bank have issued or sold any capital stock (other than stock issued under the LBI Equity Incentive Plans) or issued or sold any corporate debt securities which would be classified as long term debt on the balance sheet of LBI or Bank,

(c) LBI has not declared, set aside, or paid any cash or stock dividend or distribution in respect of its capital stock,

(d) neither LBI nor Bank incurred any material obligation or liability (absolute or contingent) or mortgaged, pledged, or subjected to lien, claim, security interest, charge, encumbrance or restriction any of its assets or properties, except for obligations or liabilities incurred in the ordinary course of business, or in conjunction with this Agreement,

(e) neither LBI nor Bank has discharged or satisfied any material lien, mortgage, pledge, claim, security interest, charges, encumbrance, or restriction or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business,

(f) neither LBI nor Bank has sold, assigned, transferred, leased, exchanged, or otherwise disposed of any of its properties or assets other than for a fair consideration in the ordinary course of business,

(g) neither LBI nor Bank increased the rate of compensation of, or paid any bonus to, any of its directors, officers, or other employees, except merit or promotion increases, in accordance with existing policy; entered into any new, or amended or supplemented any existing, employment, management, consulting, deferred compensation, severance, or other similar contract; adopted, entered into, terminated, amended or modified any employee benefit plan in respect of any of present or former directors, officers or other employees; or agreed to do any of the foregoing,

(h) neither LBI nor Bank has suffered any material damage, destruction, or loss, whether as the result of flood, fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any government or any agency of any government, windstorm, embargo, riot, act of God, or other casualty or event or otherwise, whether or not covered by insurance,

(i) neither LBI nor Bank has canceled or compromised any debt to an extent exceeding $50,000 owed to it or any of its subsidiaries or any claim to an extent exceeding $50,000 asserted by LBI or any of its subsidiaries,

(j) neither LBI nor Bank has entered into any transaction, contract, or commitment outside the ordinary course of its business,

(k) neither LBI nor Bank has entered, or agreed to enter, into any agreement or arrangement granting any preferential right to purchase any of its material assets, properties or rights or requiring the consent of any party to the transfer and assignment of any such material assets, properties or rights,

(l) there has not been any change in the method of accounting or accounting practices of LBI or any of its subsidiaries, and

(m) LBI and Bank have kept all records substantially in accordance with its record retention policy and has not received any comment, notice or criticism by any bank regulatory agency which would lead a reasonable person to believe that such policy is not substantially in compliance with regulatory and statutory requirements and customary industry standards and have retained such records for the periods required by its policy.

Section 3.04 Certain Loans. From and after the date the FRB grants approval of the merger of LBI with and into SFNC, LBI and its subsidiaries shall permit an SFNC designated representative to attend loan committee meetings and shall provide to such representative the same information as to each such prospective loan that the loan committee members receive and, if the representative does not object to Bank’s making such loan at the time it is presented to Bank’s internal loan committee for approval, such loan will be deemed to have been consented to by SFNC for purposes of Section 3.02(l) hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01 Representations and Warranties. Except as disclosed by LBI or SFNC, as appropriate in their respective Disclosure Letters (“Disclosure Letter”) to be delivered to each other contemporaneously with the execution and delivery of this Agreement, SFNC, for itself and its subsidiaries, to the extent applicable to such subsidiaries, represent and warrant to LBI, and, LBI, for itself and Bank, to the extent applicable to Bank, represent and warrant to SFNC, that:

(a) The facts set forth in Article I of this Agreement with respect to it are true and correct.

(b) All of the outstanding shares of capital stock of it and its subsidiaries are duly authorized, validly issued and outstanding, fully paid and non-assessable, and are subject to no preemptive rights.

(c) Each of it and its subsidiaries has the power and authority, and is duly qualified in all jurisdictions, except for such qualifications the absence of which will not have a Material Adverse Effect (as hereinafter defined) where such qualification is required, to carry on its business as it is now being conducted and to own all its material properties and assets, and it has all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except for such powers and authorizations the absence of which, either individually or in the aggregate, would not have a Material Adverse Effect.

(d) The shares of capital stock of each of its subsidiaries are owned by it free and clear of all liens, claims, encumbrances and restrictions on transfer and there are no Rights with respect to such capital stock, except as shown on Section 4.01(d) of its Disclosure Letter.

(e) The Boards of Directors of SFNC and LBI have, by all appropriate action, approved this Agreement and the Merger. Subject to the receipt of approval of the SFNC and LBI shareholders, and subject to receipt of required regulatory approvals, this Agreement is a valid and binding agreement of it enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(f) The execution, delivery and performance of this Agreement by it does not, and the consummation of the transactions contemplated hereby by it will not, constitute (i) a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or its subsidiaries or to which it or its subsidiaries (or any of their respective properties) is subject, which breach, violation or default is reasonably likely to have a material adverse effect on the condition, financial or otherwise, properties, results of operations or business of it and its subsidiaries, taken as a whole or on its ability to perform its obligations hereunder and to consummate the transactions contemplated hereby (“Material Adverse Effect”), or (ii) a breach or violation of, or a default under, the articles of incorporation, charter or by-laws of it or any of its subsidiaries. The consummation of the transactions contemplated hereby will not require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the required approvals of applicable regulatory authorities referred to in Section 6.01(b) and (c) and the approval of the shareholders of LBI and SFNC referred to in Section 4.01(e) and any consents and approvals the absence of which will not have a Material Adverse Effect.

(g) In the case of SFNC:

(i) As of their respective dates, neither its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, nor any other document filed subsequent to December 31, 2013 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or the Securities Act of 1933, as amended (“Securities Act”), each in the form, including exhibits, filed with the SEC, and the Statements of Condition filed on behalf of its subsidiaries with the state and federal banking agencies during 2011, 2012, 2013 and 2014, (collectively, the “SFNC Reports”), do not and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. SFNC has filed with the SEC all reports and other documents required to be filed by it under the Exchange Act and each such report and other document complied at the time filed in all material respects with the applicable requirements of the Exchange Act and the regulations promulgated thereunder.

(ii) Each of the financial statements in or incorporated by reference into the SFNC Reports, including the related notes and schedules, fairly presents the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings and of cash flow and changes in financial position or equivalent statements in or incorporated by reference into the SFNC Reports, including any related notes and schedules, fairly presents the results of operations, retained earnings and cash flows and changes in financial position, as the case may be, of the entity or entities to which it relates for the periods set forth therein, subject, in the case of unaudited interim statements or reports to normal year-end audit adjustments that are not material in amount or effect, in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.

(iii) It has no material obligations or liabilities, contingent or otherwise, except as disclosed in the SFNC Reports, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition contained in the SFNC Reports was adequate, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of its subsidiaries.

(h) In the case of LBI:

(i) Its audited financial statements for the fiscal year ended December 31, 2013 (“LBI Audited Financial Statements”), including the related notes and schedules, fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of operations and retained earnings or equivalent statements in the LBI Audited Financial Statements, including any related notes and schedules, fairly present the results of operations and retained earnings, as the case may be, of the entity or entities to which it relates for the periods set forth therein in each case in accordance with generally accepted accounting principles applicable to bank holding companies consistently applied during the periods involved, except as may be noted therein.

(ii) The Statements of Condition of Bank filed with the state and federal bank agencies during 2011, 2012, 2013 and 2014 (the “LBI Statements” and together with the LBI Audited Financial Statements, the “LBI Reports,” and the LBI Reports together with the SFNC Reports, the “Reports”) were prepared in material compliance with the instructions therefor and are not known by LBI management to contain any material errors or misstatements.

(iii) The unaudited monthly financial reports of LBI and its subsidiaries prepared subsequent to December 31, 2013 fairly present the results of operations and the financial conditions of the entity or entities to which it relates, except that the financial reports do not contain any and all footnotes required by generally accepted accounting principles and are subject to normal year-end adjustments that are not material in amount or effect.

(iv) It has no material obligations or liabilities, contingent or otherwise, not disclosed in the LBI Reports or any subsequent unaudited monthly financial interim of Bank or LBI, and its consolidated allowance for loan and lease losses, as shown on its most recent balance sheet or statement of condition was adequate in the judgment of LBI’s management, as of the date thereof, within the meaning of generally accepted accounting principles and safe and sound banking practices to absorb reasonably expected losses in the loan portfolio of Bank.

(i) Since December 31, 2013, in the case of SFNC and LBI, there has been no material adverse change in the financial condition of either SFNC and its subsidiaries, taken as a whole, or LBI and its subsidiaries, taken as a whole.

(j) All material federal, state, local, and foreign tax returns required to be filed by or on behalf of it or any of its subsidiaries have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not have expired, and all such returns filed are complete and accurate in all material respects. All taxes shown on returns filed by it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. As of the date of this Agreement, there is no audit examination, deficiency, or refund litigation with respect to any taxes of it that would result in a determination that would have a Material Adverse Effect. All taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation relating to it have been paid in full or adequate provision has been made for any such taxes on its balance sheet in accordance with generally accepted accounting principles. It has not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.

(k) (i) No material litigation, proceeding or controversy before any court or governmental agency is pending, and there is no pending claim, action or proceeding against it or any of its subsidiaries, which in its reasonable judgment is likely to have a Material Adverse Effect or to prevent consummation of the transactions contemplated hereby, and, to the best of its knowledge, no such litigation, proceeding, controversy, claim or action has been threatened or is contemplated, and (ii) neither it nor any of its subsidiaries is subject to cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, federal or state governmental authorities charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (“Bank Regulators”), nor has it been advised by any Bank Regulator that it is contemplating issuing or requesting, or is considering the appropriateness of issuing or requesting, any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, board resolution or similar understanding.

(l) Except for this Agreement, and arrangements made in the ordinary course of business, neither LBI nor Bank is bound by any material contract, as defined in Item 601(b)(10)(i) and (ii) of Regulation S-K, to be performed after the date hereof that has not been disclosed to SFNC.

(m) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), that cover any of its or its subsidiaries’ employees, comply in all material respects with all applicable requirements of ERISA, the Code and other applicable laws; neither it nor any of its subsidiaries has engaged in a prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any such plan which is likely to result in any material penalties or taxes under Section 502(i) of ERISA or Section 4975 of the Code; no material liability to the Pension Benefit Guaranty Corporation has been or is expected by it or them to be incurred with respect to any such plan which is subject to Title IV of ERISA

(“pension plan”), or with respect to any single-employer plan (as defined in Section 4001(a)(15) of ERISA) currently or formerly maintained by it, them or any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code; no pension plan had an accumulated funding deficiency, as defined in Section 302 of ERISA (whether or not waived), as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each pension plan exceeds the present value of the benefit liabilities, as defined in Section 4001(a)(16) of ERISA, under such pension plan as of the end of the most recent plan year with respect to the respective plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such pension plan as of the date hereof; no notice of a reportable event, as defined in Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any pension plan within the 12-month period ending on the date hereof; neither it nor any of its subsidiaries has provided, or is required to provide, security to any pension plan pursuant to Section 401(a)(29) of the Code; it and its subsidiaries have not contributed to a multiemployer plan, as defined in Section 3(37) of ERISA, on or after September 26, 1980; and it and its subsidiaries do not have any obligations for retiree health and life benefits under any benefit plan, contract or arrangement.

(n) Each of it and its subsidiaries has good title to its properties and assets, other than property as to which it is lessee, free and clear of any liens, security interests, claims, charges, options or other encumbrances not set forth in its Reports, except such defects in title which would not, in the aggregate, have a Material Adverse Effect and in the case of LBI substantially all of the buildings and equipment in regular use by LBI and each of its subsidiaries have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

(o) It knows of no reason why the regulatory approvals referred to in Sections 6.01(b) and (c) should not be obtained without the imposition of any condition of the type referred to in the proviso following Sections 6.01(b) and (c).

(p) It and each of its subsidiaries have all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit it to carry on its business as it is presently conducted and the absence of which would have a Material Adverse Effect; all such permits, licenses, certificates of authority, orders, and approvals are in full force and effect, and to the best knowledge of it no suspension or cancellation of any of them is threatened.

(q) In the case of SFNC, the shares of SFNC Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(r) Neither it nor any of its subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries pending or threatened.

(s) Except for the retention of Keefe, Bruyette & Woods, Inc. by LBI, neither LBI nor any of its subsidiaries, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder’s fees, and no broker or finder has acted directly or indirectly for it or any of its subsidiaries, in connection with this Agreement or the transactions contemplated hereby.

(t) The information to be supplied by it for inclusion in (i) the Registration Statement on Form S-4 and/or such other form(s) as may be appropriate to be filed under the Securities Act, with the SEC by SFNC for the purpose of, among other things, registering the SFNC Stock to be issued to the shareholders of LBI in the Merger

(“Registration Statement”), or (ii) the proxy statement(s) to be distributed in connection with meeting of shareholders of LBI and SFNC to vote upon this Agreement, as amended or supplemented from time to time (“Proxy Statement”), and together with the prospectus included in the Registration Statement, as amended or supplemented from time to time, (“Proxy Statement/Prospectus”) will not at the time such Registration Statement becomes effective, and in the case of the Proxy Statement/Prospectus at the time it is mailed and at the time of the meeting of shareholders contemplated under this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(u) For purposes of this section, the following terms shall have the indicated meaning:

“Environmental Law” means any federal, state or local laws statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances. The term Environmental Law includes without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 9601, et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq., the Toxic Substances Control Act, as amended, 15 U.S.C. 9601, et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., all comparable state and local laws, and (ii) any common law, including without limitation common law that may impose strict liability, that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

“Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, whether by type or by quantity, including any material containing any such substance as a component. Hazardous Substances include without limitation petroleum or any derivative or by-product thereof, asbestos, radioactive material, and polychlorinated biphenyls.

“Properties Owned” means those properties owned or operated by SFNC or LBI or any of their subsidiaries.

(i) To the best knowledge of it and its subsidiaries, neither it nor any of its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which would not reasonably be expected to singly or in the aggregate have a Material Adverse Effect;

(ii) To the best knowledge of it and its subsidiaries, none of the Properties Owned by it or its subsidiaries has been or is in violation of or liable under any Environmental Law, except any such violations or liabilities which singly or in the aggregate will not have a Material Adverse Effect; and

(iii) To the best knowledge of it and its subsidiaries, there are no actions, suits, demands, notices, claims, investigations or proceedings pending or threatened relating to the liability of the Properties Owned by it or its subsidiaries under any Environmental Law, including without limitation any notices, demand letters or requests for information from any federal or state environmental agency relating to any such liabilities under or violations of Environmental Law, except such which will not have, result in or relate to a Material Adverse Effect.

(v) LBI does not and is not required to file reports pursuant to the Exchange Act.

(w) It and its subsidiaries have complied in all material respects with the provisions of the Community Reinvestment Act (“CRA”) and the rules and regulations thereunder, has a CRA rating of not less than satisfactory, and has received no material criticism from regulators with respect to discriminatory lending practices.

Section 4.02 Representations and Warranties of LBI. Except as disclosed in writing in the Disclosure Letter, LBI, for itself and Bank, to the extent applicable to Bank, to their actual knowledge, represent and warrant to SFNC, that none of LBI’s or Bank’s executive management, consisting of Gary E. Metzger, Garry L. Robinson, Daxton Chance, Caroline Butler, Lawrence Clos, Emily Clayton and Kristin Carlton, knows of any circumstances, events, commitments, instruments or facts that are known to be misrepresented or intentionally omitted from any instrument, file, or other record of LBI or any of its subsidiaries, with respect to loans to borrowers which are payable to LBI or any of its subsidiaries either directly or as a participant. To the knowledge of LBI and its subsidiaries and except for such imperfections in documentation which when considered as a whole would not have a Material Adverse Effect on the business, operations or financial condition of LBI or Bank:

(a) All loans were made for good, valuable and adequate consideration in the normal and ordinary course of business, and the notes and other evidences of indebtedness and any loan agreements or security documents executed in connection therewith are true and genuine and constitute the valid and legally binding obligations of the borrowers to whom the loans were made and are legally enforceable against such borrowers in accordance with their terms subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether such enforceability is considered in a proceeding in equity or at law;

(b) The amounts represented to SFNC as the balances owing on the loans are the correct amounts actually and unconditionally owing, are undisputed, as of the date reported and are not subject to any offsets, credits, deductions or counterclaims;

(c) The collateral securing each loan as referenced in the loan file or a loan officer worksheet, loan summary report or similar interoffice loan documentation is in fact the collateral held by LBI or Bank to secure each loan;

(d) LBI or its subsidiaries have possession of all loan document files and credit files for all loans held by them containing promissory notes and other relevant evidences of indebtedness with original signatures of their borrowers and guarantors;

(e) LBI or its subsidiaries hold validly perfected liens or security interests in the collateral granted to them to secure all loans as referenced in the loan officer worksheets, loan summary reports or similar interoffice loan documentation and the loan or credit files contain the original security agreements, mortgages, or other lien creation and perfection documents unless originals of such documents are filed of public record;

(f) Each lien or security interest of LBI or its subsidiaries in the collateral held for each loan is properly perfected in the priority described as being held by LBI or its subsidiaries in the loan officer worksheets, loan summary reports or similar interoffice loan documentation contained in the loan document or credit files;

(g) LBI and its subsidiaries are in possession of all collateral that the loan document files or credit files indicate they have in their possession;

(h) All guaranties granted to LBI or its subsidiaries to insure payment of loans constitute the valid and legally binding obligations of the guarantors and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, and similar debtor relief laws from time to time in effect, as well as general principles of equity applied by a court of proper jurisdiction, regardless of whether in a proceeding in equity or at law; and

(i) With respect to any loans in which LBI or any of its subsidiaries have sold participation interests to another bank or financial institution, none of the buyers of such participation interests are in default under any participation agreements.

ARTICLE V

COVENANTS

Section 5.01 Covenants. SFNC hereby covenants with and to LBI, and LBI hereby covenants with and to SFNC, that:

(a) It shall use its best efforts in good faith to take or cause to be taken all action necessary or desirable under this Agreement on its part as promptly as practicable so as to permit the consummation of the transactions contemplated by this Agreement at the earliest reasonable date and cooperate fully with the other party hereto to that end;

(b) (A) In the case of LBI, LBI shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving this Agreement as soon as is reasonably practicable after the Form S-4 is declared effective; (ii) in each case subject to the fiduciary duties of its directors, recommend as a Board by a majority vote to its shareholders that they approve this Agreement and use its best efforts to obtain such approval; (iii) distribute to its shareholders the Proxy Statement/Prospectus in accordance with applicable federal and state law; and (iv) cooperate and consult with SFNC with respect to each of the foregoing matters; and (B) in the case of SFNC, SFNC shall (i) take all steps necessary to duly call, give notice of, convene and hold a meeting of its shareholders for the purposes of approving the Merger, the issuance of SFNC Stock in the amount required to perform its obligations under this Agreement and, if necessary, the assumption of the LBI Stock Options; and (ii) recommend as a Board by a majority vote to its shareholders that they approve the Merger, the issuance of SFNC Stock in the amount required to perform its obligations under this Agreement and, if necessary, the assumption of the LBI Stock Options and use its best efforts to obtain such approval;

(c) SFNC will file a Registration Statement on form S-4 for the shares to be issued pursuant to the Merger and use its best efforts to have the Registration Statement declared effective and to have such shares authorized for listing on the NASDAQ, subject to official notice of issuance. LBI and SFNC will cooperate in the preparation and filing of the Proxy Statement/Prospectus and Registration Statement in order to consummate the transactions contemplated by this Agreement as soon as is reasonably practicable;

(d) SFNC will advise LBI, promptly after SFNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the shares of SFNC Stock issuable pursuant to this Agreement for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information;

(e) In the case of SFNC, it shall use its best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement;

(f) Subject to its disclosure obligations imposed by law, unless approved by the other party hereto in advance, it will not issue any press release or written statement for general circulation relating to the transactions contemplated hereby;

(g) (i) Upon reasonable notice to an executive officer of the party, it shall, and shall cause each of its subsidiaries to, afford the other party hereto, and its officers, employees, counsel, accountants and other authorized representatives (collectively, such party’s “Representatives”) access, during normal business hours, to all of its and its subsidiaries’ properties, books, contracts, commitments and records; it shall enable the other party’s Representatives to discuss its business affairs, condition, financial and otherwise, assets and liabilities with such third persons, including, without limitation, after such reasonable notice has been given to an executive officer of the party, its directors, officers, employees, accountants, counsel and creditors, as the other party considers necessary or appropriate; and it shall, and it shall cause each of its subsidiaries to, furnish promptly to the other party hereto (A) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws since December 31, 2013, and (B) all other information concerning its business properties and personnel as the other party hereto may reasonably request, provided that no investigation pursuant to this Paragraph (g) pertaining to non-disclosure of confidential information of LBI and SFNC, shall affect or be deemed to modify any representation or warranty made by, or the conditions to the obligations to consummate this Agreement of, the other party hereto; (ii) it will, upon request, furnish the other party with all information concerning it, its subsidiaries, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement or application made by or on behalf of SFNC, LBI or any of their respective subsidiaries to any governmental body or agency in connection with or material to the Merger and the other transactions contemplated by this Agreement; and (iii) it will not use any information obtained pursuant to this Paragraph (g) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement and, if this Agreement is not consummated, it will hold all information and documents obtained pursuant to this Paragraph (g) in confidence unless and until such time as such information or documents otherwise become publicly available or as it is advised by counsel that any such information or document is required by law to be disclosed, and in the event of the termination of this Agreement, it will deliver to the other party hereto all documents so obtained by it and any copies thereof;

(h) It shall promptly furnish the other party with copies of written communications received by it, or any of its respective subsidiaries, Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof), from, or delivered by any of the foregoing to, any governmental body or agency in connection with or material to the transactions contemplated hereby;

(i) It shall notify the other party hereto as promptly as practicable of (i) any material breach of any of its warranties, representations or agreements contained herein and (ii) any change in its condition (financial or otherwise), properties, business, results of operations or prospects that would reasonably be expected to result in a Material Adverse Effect;

(j) It shall cooperate and use its best efforts to promptly prepare and file all documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental agencies, including, in the case of SFNC, submission of applications for approval of this Agreement and the transactions contemplated herein to the FRB in accordance with the provisions of the BHC Act, to the Missouri Division of Finance (“MDF”) and to any other regulatory agencies as required by law;

(k) It shall (i) permit the other to review in advance and, to the extent practicable, will consult with the other party on all characterizations of the information relating to the other party and any of its respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any governmental body or agency in connection with the transactions contemplated by this Agreement; and (ii) consult with the other with respect to obtaining all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies or agencies necessary or advisable to consummate the transactions contemplated by this Agreement and will keep the other party informed of the status of matters relating to completion of the transactions contemplated herein;

(l) Prior to the Effective Date and contingent on the consummation of the Merger, LBI shall, consistent with generally accepted accounting principles, cause Bank to modify and change its loan, litigation and real estate valuation policies and practices, including loan classifications and levels of reserves and other pertinent accounting entries, so as to be applied consistently on a mutually satisfactory basis with those of SFNC; provided, however, that no such action pursuant to this subsection (l) need be taken unless and until SFNC acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and no such accrual or other adjustment made by LBI pursuant to the provisions of this subsection (l) shall constitute an acknowledgment by LBI or create any implication for any purpose, that such accrual or other adjustment was necessary for any purpose other than to comply with the provisions of this subsection (l);

(m) From and after the Effective Date, SFNC shall cause its subsidiaries, including Bank, to offer to all persons who were employees of LBI, Bank, or other subsidiaries of each, as reflected in the payroll records of such institutions, immediately prior to the Effective Date and who become employees of SFNC or any of its subsidiaries, including those who remain as employees of Bank, or other subsidiaries, immediately following the Effective Date, the right to participate, commencing no later than January 1, 2015, in the employee benefits of SFNC and its subsidiaries (including but not limited to the Simmons First National Corporation Employee Stock Ownership Plan, Simmons First National Corporation 401(k) Plan, and such other benefits as are set forth in the Simmons First National Corporation Personnel Policy Manual) on the same terms as the employees of the other subsidiaries of SFNC. To the extent permitted by such plans and policies and SFNC’s prior administration of such plans and policies, (i) prior service of employees of LBI and its subsidiaries will be credited for purposes of eligibility to participate, vesting, and benefit accrual under such plans and policies and (ii) any waiting periods or exclusions pre-existing conditions shall be waived;

(n) In the event the transactions contemplated by this Agreement are not consummated, SFNC agrees that for a period of twenty four (24) months from and after April 3, 2014, it will not, directly or indirectly (i), either personally or by or through its agent, on behalf of itself or on behalf of any other entity, association or individual, hire, solicit or seek to hire any employee of LBI or any subsidiary of LBI or any individual who was an employee of LBI or any of its subsidiaries on April 3, 2014, or in any other manner attempt, directly or indirectly, to persuade any such employee to discontinue his or her status of employment with LBI or its Subsidiary; provided that the foregoing restriction shall not apply to any person who seeks employment from SFNC after his or her employment with LBI has been terminated, whether voluntarily or involuntarily, or (ii) make a loan or other extension of credit to pay off any Bank loan in existence on April 3, 2014 to a borrower who is not also a borrower of SFNC or one of its subsidiaries as of that date;

(o) In the case of SFNC, it will evaluate with LBI management, the staffing needs of Bank after the Effective Date. If any positions at Bank are eliminated, SFNC will give the affected employees an opportunity to transfer to other available positions at Bank or other SFNC affiliates. Any such displaced employee who cannot be otherwise accommodated with continued employment will be eligible for the existing SFNC severance program;

(p) In the case of SFNC, it will (i) take all steps necessary to increase the size of its board of directors by one (1) director, (ii) submit up to one person selected by the LBI Board of Directors (such selection to be communicated to SFNC prior to June 30, 2014) to the SFNC Nominating, Compensation and Corporate Governance Committee (“NCCGC”) for consideration as a candidate to fill the vacancy created on the SFNC Board, (iii) will cause the NCCGC to evaluate the recommended candidate in accordance with its normal and ordinary processes for evaluation of prospective directors, and (iv) if approved by the NCCGC, appoint such candidate to the vacancy created on the SFNC Board to be effective no later than the Effective Time.

(q) In the case of SFNC, it will use its best efforts to assume all obligations of LBI related to the trust preferred securities issued by LBI Trust III, LBI Trust IV and LBI Trust V.

ARTICLE VI

CONDITIONS TO CONSUMMATION

Section 6.01 Mutual Conditions. The respective obligations of SFNC and LBI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

(a) This Agreement and the transactions contemplated hereby shall have been approved by the requisite votes of the shareholders of LBI and SFNC in accordance with applicable law;

(b) The procurement by SFNC of approval of this Agreement and the transactions contemplated hereby by the FRB and the MDF and the expiration of any statutory waiting periods without adverse action being taken;

(c) Procurement of all other regulatory consents and approvals, including, without limitation, any required consents or approvals from the Federal Deposit Insurance Corporation or United States Treasury, Office of the Comptroller of the Currency which are necessary to the consummation of the transactions contemplated by this Agreement; provided, however, that no approval or consent described in Sections 6.01(b) and (c) shall be deemed to have been received if it shall include any conditions or requirements which would reduce the benefits of the transactions contemplated hereby to such a degree that SFNC or LBI would not have entered into this Agreement had such conditions or requirements been known at the date hereof;

(d) The satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement;

(e) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger;

(f) No statute, rule, regulation, order, injunction or decree shall have been enacted entered, promulgated or enforced by any governmental authority which prohibits, materially restricts or makes illegal consummation of the Merger;

(g) The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC;

(h) Quattlebaum, Grooms, Tull & Burrow PLLC shall have delivered its opinion to SFNC and LBI, dated as of the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that SFNC and LBI will each be a party to that reorganization. In rendering such opinion, counsel may require and rely upon representations and covenants contained in certificates of officers of SFNC, LBI and others. SFNC and LBI will cooperate with each other and counsel in executing and delivering to counsel customary representations letters in connection with such opinion; and

Section 6.02 Additional Conditions for SFNC. The obligation of SFNC to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) SFNC shall have received an opinion, dated the Effective Date, of LBI’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants herein of LBI shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and SFNC shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of LBI, dated the Effective Date, to such effect;

(c) any Phase I environmental audits of real property owned by LBI or any of its subsidiaries ordered by SFNC (at its expense) shall, to SFNC’s satisfaction, reflect no material problems under Environmental Laws;

(d) SFNC shall have received all state securities laws and Blue Sky permits and other authorizations necessary to consummate the transactions contemplated hereby;

(e) No litigation or proceeding is pending which (i) has been brought against SFNC or LBI or any of their subsidiaries by any governmental agency seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of SFNC is likely to have a Material Adverse Effect on LBI or SFNC;

(f) The execution of lock-up agreements in substantially the form attached hereto as Exhibit 6.02(f) by the holders of LBI Stock designated in such Exhibit; and

(g) All necessary consents and approvals have been received to allow SFNC to assume the obligations of LBI for the trust preferred securities issued by LBI Trust III, LBI Trust IV and LBI Trust V, on the existing terms of such obligations, as of the Effective Time.

Section 6.03 Additional Conditions for LBI. The obligation of LBI to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following additional conditions:

(a) LBI shall have received an opinion, dated the Effective Date, of SFNC’s counsel in the form and to the effect customarily received in transactions of this type;

(b) Each of the representations, warranties and covenants contained herein of SFNC shall, in all material respects, be true on, or complied with by, the Effective Date as if made on such date, or on the date when made in the case of any representation or warranty which specifically relates to an earlier date, and LBI shall have received a certificate signed by the Chief Executive Officer and the Chief Financial Officer of SFNC, dated the Effective Date, to such effect;

(c) No litigation or proceeding is pending which (i) has been brought against SFNC or LBI or any of their subsidiaries by any governmental agency, seeking to prevent consummation of the transactions contemplated hereby or (ii) in the reasonable judgment of the Board of Directors of LBI is likely to have a Material Adverse Effect on LBI or SFNC; and

(d) The shares of SFNC Stock to be issued pursuant to the Merger shall have been authorized for listing on the NASDAQ, subject to official notice of issuance.

Section 6.04 Effect of Required Adjustments. Any effect on LBI as a result of action taken by LBI pursuant to Sections 3.01(a), 3.01(b) and 5.01(l) shall be disregarded for purposes of determining the truth or correctness of any representation or warranty of LBI and for purposes of determining whether any conditions are satisfied.

ARTICLE VII

TERMINATION

Section 7.01 Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after the approval by the shareholders of LBI and SFNC:

(a) By the mutual consent of SFNC and LBI, by action of their respective boards of directors;

(b) By SFNC or LBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of the failure of the shareholders of either LBI or SFNC to approve this Agreement at its meeting called to consider such approval, or a material breach by the other party hereto of any representation, warranty or agreement contained herein which is not cured or not curable within 45 days after written notice of such breach is given to the party committing such breach by the other party hereto;

(c) By SFNC or LBI, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by December 31, 2014; provided, however, that such date may be extended to not later than April 30, 2015 by either SFNC or LBI, by written notice to the other party if a reason the Merger shall not have been consummated is because of failure to obtain a regulatory approval that is to be obtained pursuant to Section 6.01(b) or (c) or because the Registration Statement is not effective as is required pursuant to Section 6.01(g) ; provided further that the right to terminate this Agreement under this Section 7.01(c) shall not be available to any party whose action or failure to act has been the cause of or resulted in the failure of the Merger to be consummated on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) By SFNC or LBI, in the event Quattlebaum, Grooms, Tull & Burrow PLLC notifies the parties that it will be unable to give the opinion described in Section 6.01(h).

(e) By the Board of Directors of LBI at any time during the three (3) business day period following the tenth (10th) trading day immediately preceding the Effective Date (“Determination Date”), if the Average Closing Price of SFNC Stock shall be less than $29.80 and the SFNC Stock has underperformed the KBWR by more than 20% calculated in accordance with Section 2.03(c) hereof. If LBI elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to SFNC; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned three (3) business day period. During the three (3) business day period commencing with its receipt of such notice, SFNC shall have the option, but not the obligation, to increase the Merger Consideration as set forth in Section 2.03(c) (“SFNC Walkaway Counter Offer”). If SFNC elects to make the SFNC Walkaway Counter Offer, it shall give the Walkaway Counter Offer Notice to LBI within three (3) business days following receipt of the termination notice previously sent by LBI, whereupon such notice of termination shall be null and void and of no effect, LBI shall no longer have the right to terminate the Agreement pursuant to this Section 7.01(e) and this Agreement shall remain in effect in accordance with its terms (except for the adjustments to the Exchange Ratio and Merger Consideration). Any references in this Agreement to the “Exchange Ratio” and “Merger Consideration” shall thereafter be deemed to refer to the Exchange Ratio and Merger Consideration after giving effect to any adjustment set forth in the Walkaway Counter Offer Notice. If either SFNC or LBI declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction before the Determination Date, the prices for the SFNC Stock shall be appropriately adjusted for the purposes of this Section 7.01(e).

(f) By the Board of Directors of LBI at any time prior to obtaining LBI shareholder approval for the Merger if LBI’s Board shall have determined in good faith (after taking into account the advice of counsel) that, in light of a competing proposal or other circumstances, termination of this Agreement is required in order for LBI’s Board of Directors to comply with its fiduciary duties to LBI shareholders under applicable law, provided that LBI shall pay SFNC a fee, in immediately available funds, in the amount of $8,000,000 in advance of or concurrently with such termination.

Section 7.02 Effect of Termination. In the event of the termination of this Agreement by either SFNC or LBI, as provided above, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors, except (i) as set forth in Section 9.01, and (ii) that any such termination shall be without prejudice to the rights of any party hereto arising out of the willful breach by any other party of any covenant or willful misrepresentation contained herein.

ARTICLE VIII

EFFECTIVE DATE AND EFFECTIVE TIME

Section 8.01 Effective Date and Effective Time. On the last business day of the month during which the expiration of all applicable waiting periods in connection with governmental approvals occurs and all conditions to the consummation of this Agreement are satisfied or waived, or on such earlier or later date as may be agreed by the parties, Articles of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon such filing or on such date as may be specified in such Articles of Merger, herein called the “Effective Date”. The “Effective Time” of the Merger shall be 6:01 P.M. in the State of Arkansas on the Effective Date, or such other time on the Effective Date as may be agreed by the parties. As used in this Agreement, “business day” shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in the state of Arkansas are required or authorized to be closed.

ARTICLE IX

OTHER MATTERS

Section 9.01 Survival. Except for the provisions of Article X, which will survive the Closing, and as hereinafter provided, the representations and warranties contained in this Agreement and all other terms, covenants and conditions hereof shall merge in the closing documents and shall not survive the Closing or, after the Effective Time be the basis for any action by any party to this Agreement, except as to any matter which is based upon willful fraud by a party to this Agreement with respect to which the representations, warranties, terms, covenants and conditions set forth in this Agreement shall expire only upon expiration of the applicable statute of limitations. If this Agreement shall be terminated, the agreements of the parties in Sections 5.01(g)(iii), 5.01(n), 7.02, 9.05, 9.06 and 9.09 shall survive such termination.

Section 9.02 Amendment; Modification; Waiver. Prior to the Effective Date, any provision of this Agreement may be waived by the party benefited by the provision or by both parties or amended or modified at any time, including the structure of the transaction by an agreement in writing between the parties hereto approved by their respective Boards of Directors, to the extent allowed by law, except that, after the vote by the shareholders of LBI, Section 2.02 and Section 2.03 shall not be amended or revised.

Section 9.03 Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

Section 9.04 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Arkansas.

Section 9.05 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense except to the extent specifically stated otherwise in this Agreement.

Section 9.06 Disclosure. Each of the parties and its respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information is required by law to be disclosed.

Section 9.07 Notices. All notices, acknowledgments, requests and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, telecopy, or prepaid nationally recognized overnight delivery service providing proof of delivery to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto:

If to LBI and Bank, to:	LIBERTY BANCSHARES, INC. Attn: Gary E. Metzger, Chairman and CEO 4625 South National Avenue Springfield, Missouri 65810 Telecopy: (417) 616-8410

With a Copy to:	STINSON LEONARD STREET LLP Attn: Kyle McCurry 1201 Walnut Street, Suite 2900 Kansas City, Missouri 64106-2150 Telecopy: (816) 412-1266

If to SFNC, to:	SIMMONS FIRST NATIONAL CORPORATION George A. Makris, Jr., Chairman & CEO 501 Main Street Pine Bluff, Arkansas 71601 Telecopy: (870) 850-2605

With a Copy to:	QUATTLEBAUM, GROOMS, TULL & BURROW PLLC ATTN: Patrick A. Burrow 111 Center St., Suite 1900 Little Rock, Arkansas 72201 Telecopy: (501) 379-3815

Section 9.08 No Third Party Beneficiaries. All terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as expressly provided for herein, nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature.

Section 9.09 Entire Agreement. This Agreement and the Mutual Confidentiality Agreement, dated April 3, 2014 pertaining to non-disclosure of confidential information of LBI and SFNC represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made.

Section 9.10 Assignment. This Agreement may not be assigned by any party hereto without the written consent of the other parties.

Section 9.11 No Interference with Legal or Fiduciary Duty. Nothing herein is intended to prohibit, restrict, or interfere with, any action by any director, officer, or employee that is reasonably believed by such person to be required by law or fiduciary duty, and no person shall have liability under this agreement for any action taken in a good faith belief that it is so required.

ARTICLE X

EXPENSES, INDEMNIFICATION, INSURANCE

Section 10.01 Indemnification. In the event the Merger is consummated, SFNC shall indemnify and hold harmless each present and former director and officer of LBI and of Bank (collectively, the “Indemnified Parties”) against any cost or expenses (including reasonable attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding, or investigation arising out of or pertaining to matters related to this Agreement as well as acts prior to the Merger. SFNC shall advance expenses as incurred provided the person to whom expenses are advanced provides a satisfactory undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. The obligations of SFNC provided under this Section 10.01 are intended to be enforceable against SFNC directly by the Indemnified Parties and shall be binding on all successors and assigns of SFNC.

Section 10.02 D&O Insurance. Directors’ and officers’ liability insurance for acts and omissions occurring prior to the Effective Date will be continued through existing policies or provided by SFNC through its blanket policy in an amount not less than the coverage provided by LBI prior to the consummation of the Merger for a period of not less than six (6) years after the Effective Date, provided that SFNC shall not be required to expend, on an annualized basis, more than 300% of the current annual premium paid as of the date hereof by LBI for such insurance (“Premium Limit”) and if such premiums for such insurance would at any time exceed the Premium Limit, SFNC shall cause to be maintained policies of insurance which in SFNC’s good faith determination provide maximum coverage available at an annual premium equal to the Premium Limit. Coverage for acts and omissions occurring after the Effective Date will be provided to directors and officers of Bank on the same basis as provided to the other subsidiary banks of SFNC.

[Remainder of page blank Signatures on next page]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers as of the day and year first above written.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A, Makris, Jr.

George A. Makris, Jr., Chairman & Chief Executive Officer

LIBERTY BANCSHARES, INC.

By:	/s/ Gary E. Metzger
Gary E. Metzger, Chairman & Chief Executive Officer

ANNEX C

OPINION OF STERNE, AGEE & LEACH, INC. TO

SIMMONS BOARD OF DIRECTORS FOR

THE COMMUNITY FIRST MERGER

[See attached.]

Board of Directors

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Members of the Board of Directors:

Simmons First National Corporation (“Simmons First”) and Community First Bancshares, Inc. (“Community First”) have entered into an Agreement and Plan of Reorganization dated May 6, 2014 (the “Agreement”), pursuant to which Community First will merge with and into Simmons First, with Simmons First as the surviving entity (the “Merger”). Under the terms of the Agreement, each share of common stock of Community First that is issued and outstanding immediately before the effective time of the Merger, other than certain shares specified in the Agreement, shall be converted into the right to receive 17.8975 shares of common stock of Simmons First (the “Exchange Ratio”), pursuant to section 2.02 of the Agreement.

You have requested our opinion as to the fairness to Simmons First, from a financial point of view, of the Exchange Ratio to be paid by Simmons First in the Merger.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated May 6, 2014;

2.	Reviewed certain publicly-available financial and business information of Simmons First, Community First and their respective affiliates that we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Simmons First and Community First;

4.	Reviewed materials detailing the Merger prepared by Simmons First, Community First and their respective affiliates and by their legal and accounting advisors, as well as by Community First’s financial advisor;

5.	Conducted conversations with members of senior management and representatives of both Simmons First and Community First regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.	Compared certain financial metrics and stock performance of Simmons First and Community First to other selected banks and thrifts that we deemed to be relevant;

7.	Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Analyzed the Exchange Ratio offered relative to Community First’s book value, tangible book value, and trailing 12-month earnings as of March 31, 2014;

9.	Analyzed the projected pro forma impact of the Merger on certain projected balance sheet and capital ratios, earnings per share, and tangible book value per share of Simmons First;

10.	Reviewed the overall environment for depository institutions in the United States; and

11.	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Simmons First, Community First and their respective affiliates. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete. We have not been asked to and have not

May 6, 2014

undertaken an independent verification of the reliability, accuracy, or completeness of any such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. With respect to the financial forecasts supplied to us, including any projections relating to transaction costs, purchase accounting adjustments or expected cost savings, we have assumed, with your consent, that they were reasonably prepared and reflect the best currently available estimates and judgments of management of Simmons First and Community First as to future operating and financial performance, and we have assumed that such performance would be achieved in the time periods currently estimated by such managements. We express no opinion as to such financial projections and estimates or the assumptions upon which they are based. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform the covenants required to be performed by it under such agreements, that the conditions precedent to the agreements are not waived and that the agreements will not be terminated or breached by either party. We have also assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Simmons First or Community First since either (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments has occurred that will adversely affect Simmons First or Community First. We did not make an independent evaluation of the assets or liabilities of Simmons First, Community First or their respective affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. In addition, we did not make an independent evaluation of the adequacy of the allowance for loan losses of Simmons First or Community First, nor have we obtained any evaluation or appraisals of the property, assets or liabilities of Simmons First or Community First or reviewed any individual credit files relating to Simmons First or Community First. We have assumed, with your consent, that the respective aggregate allowances for loan losses of Simmons First and Community First are adequate to cover such losses and will be adequate on a combined basis for the combined entity. We have relied upon and assumed, without assuming any responsibility for independent verification, the advice that Simmons First has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. Finally, we have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

Our opinion is necessarily based on economic, market and other conditions as existed on and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on events occurring after the date hereof.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor exclusively to the Board of Directors of Simmons First in connection with the Merger and will receive fees from Simmons First for our services, a significant portion of which are contingent upon the closing of the Merger. Sterne Agee also will receive a fee from Simmons First in connection with the delivery of this opinion. In addition, Simmons First has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Over the past two years, in addition to the engagement by Simmons First in connection with the Merger, Sterne Agee has been retained by Simmons First in connection with its acquisition of Metropolitan National Bank and of Delta Trust & Banking Corporation and has earned fees for such services. Sterne Agee has not provided investment banking services to Community First over the past two years. Sterne Agee may provide additional investment banking services to Simmons First in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to Simmons First, Community First or their respective affiliates. We may also actively trade the securities of Simmons First or its affiliates for our own

May 6, 2014

account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is directed solely to, and is for the use and benefit of, the Board of Directors of Simmons First. Our opinion is limited to the fairness, from a financial point of view, to Simmons First of the Exchange Ratio to be paid in the Merger by Simmons First and does not address the underlying business decision of Simmons First to engage in the Merger, the merits of the Merger relative to any strategic alternative that may be available to Simmons First or the effect of any other transaction in which Simmons First or Community First might engage. In addition, our opinion does not constitute a recommendation whether or not to engage in the Merger. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the aggregate Exchange Ratio. We express no opinion as to what the value of Simmons First’s common stock will be when issued to the shareholders of Community First under the Agreement or the prices at which Simmons First’s or Community First’s common stock may trade at any time. Further, we express no view or opinion as to any terms or other aspects of the Merger or as to how the stockholders of Simmons First should vote at any Simmons First stockholders meeting to be held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor will this opinion be used for any other purposes, without the prior written consent of Sterne Agee. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

Based on and subject to the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Exchange Ratio to be paid in the Merger by Simmons First is fair from a financial point of view to Simmons First.

Very truly yours,

STERNE, AGEE & LEACH, INC.

ANNEX D

OPINION OF STERNE, AGEE & LEACH, INC. TO

SIMMONS BOARD OF DIRECTORS FOR THE LIBERTY MERGER

[See attached.]

Board of Directors

Simmons First National Corporation

501 Main Street

Pine Bluff, Arkansas 71601

Members of the Board of Directors:

Simmons First National Corporation (“Simmons First”) and Liberty Bancshares, Inc. (“Liberty”) have entered into an Agreement and Plan of Merger dated May 27, 2014 (the “Agreement”), pursuant to which Liberty will merge with and into Simmons First, with Simmons First as the surviving entity (the “Merger”). Under the terms of the Agreement, each share of common stock of Liberty that is issued and outstanding immediately before the effective time of the Merger, other than certain shares specified in the Agreement, shall be converted into the right to receive 1.0000 shares of common stock of Simmons First (the “Exchange Ratio”), pursuant to section 2.02 of the Agreement.

You have requested our opinion as to the fairness to Simmons First, from a financial point of view, of the Exchange Ratio to be paid by Simmons First in the Merger.

In arriving at our opinion, we have, among other things:

1.	Reviewed the Agreement dated May 27, 2014;

2.	Reviewed certain publicly-available financial and business information of Simmons First, Liberty and their respective affiliates that we deemed to be relevant;

3.	Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities, liquidity and prospects of Simmons First and Liberty;

4.	Reviewed materials detailing the Merger prepared by Simmons First, Liberty and their respective affiliates and by their legal and accounting advisors, as well as by Liberty’s financial advisor;

5.	Conducted conversations with members of senior management and representatives of both Simmons First and Liberty regarding the matters described in clauses 1-4 above, as well as their respective businesses and prospects before and after giving effect to the Merger;

6.	Compared certain financial metrics and stock performance of Simmons First and Liberty to other selected banks and thrifts that we deemed to be relevant;

7.	Analyzed the terms of the Merger relative to selected prior mergers and acquisitions involving a depository institution as the selling entity;

8.	Analyzed the Exchange Ratio offered relative to Liberty’s book value, tangible book value, and trailing 12-month earnings as of March 31, 2014;

9.	Analyzed the projected pro forma impact of the Merger on certain projected balance sheet and capital ratios, earnings per share, and tangible book value per share of Simmons First;

10.	Reviewed the overall environment for depository institutions in the United States; and

11.	Conducted such other financial studies, analyses and investigations and took into account such other matters as we deemed appropriate for purposes of this opinion, including our assessment of general economic, market and monetary conditions.

In preparing our opinion, we assumed and relied upon, without independent verification, the accuracy and completeness of the information provided to us by Simmons First, Liberty and their respective affiliates. In addition, where appropriate, we relied upon publicly available information, without independent verification, that we believe to be reliable, accurate, and complete. We have not been asked to and have not undertaken an independent verification of the reliability, accuracy, or completeness of any such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. With respect to the financial forecasts supplied to us, including any projections relating to transaction costs, purchase accounting adjustments or expected cost savings, we have assumed, with your consent, that they were reasonably prepared and reflect the best currently available estimates and judgments of management of Simmons First and Liberty as to future operating and financial performance, and we have assumed that such performance would be achieved in the time periods currently estimated by such managements. We express no opinion as to such financial projections and estimates or the assumptions upon which they are based. In addition, we have assumed that the Agreement is a valid, binding and enforceable agreement upon the parties, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform the covenants required to be performed by it under such agreements, that the conditions precedent to the agreements are not waived and that the agreements will not be terminated or breached by either party. We have also assumed that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of Simmons First or Liberty since both (i) the date of the last financial statements made available to us and (ii) the date of the Agreement, and that no legal, political, economic, regulatory or other developments has occurred that will adversely affect Simmons First or Liberty. We did not make an independent evaluation of the assets or liabilities of Simmons First, Liberty or their respective affiliates, including, but not limited to, any derivative or off-balance sheet assets or liabilities. In addition, we did not make an independent evaluation of the adequacy of the allowance for loan losses of Simmons First or Liberty, nor have we obtained any evaluation or appraisals of the property, assets or liabilities of Simmons First or Liberty or reviewed any individual credit files relating to Simmons First or Liberty. We have assumed, with your consent, that the respective aggregate allowances for loan losses of Simmons First and Liberty are adequate to cover such losses and will be adequate on a combined basis for the combined entity. We have relied upon and assumed, without assuming any responsibility for independent verification, the advice that Simmons First has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. Finally, we have assumed that all required governmental, regulatory, shareholder and third party approvals have or will be received in a timely fashion and without any conditions or requirements that could adversely affect the Merger.

Our opinion is necessarily based on economic, market and other conditions as existed on and could be evaluated as of, and on the information made available to us as of, the date hereof. Events and developments occurring after the date hereof could materially affect the assumptions used in preparing this opinion, and we do not have any obligation to update, revise, reaffirm or withdraw this opinion or otherwise comment on events occurring after the date hereof.

Sterne, Agee & Leach, Inc. (“Sterne Agee”) is acting as financial advisor exclusively to the Board of Directors of Simmons First in connection with the Merger and will receive fees from Simmons First for our services, a significant portion of which are contingent upon the closing of the Merger. Sterne Agee also will receive a fee from Simmons First in connection with the delivery of this opinion. In addition, Simmons First has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Over the past two years, in addition to the engagement by Simmons First in connection with the Merger, Sterne Agee has been retained by Simmons First in connection with its acquisition of Metropolitan National Bank, Delta Trust & Banking Corporation, and Community First Bancshares, Inc. and has earned fees for such services. Sterne Agee has not provided investment banking services to Liberty over the past two years. Sterne Agee may provide additional investment banking services to Simmons First in the future. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from and sell securities to Simmons First, Liberty or their respective affiliates. We may also actively trade the securities of Simmons First or its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

This opinion is directed solely to, and is for the use and benefit of, the Board of Directors of Simmons First. Our opinion is limited to the fairness, from a financial point of view, to Simmons First of the Exchange Ratio to be paid in the Merger by Simmons First and does not address the underlying business decision of Simmons First to engage in the Merger, the merits of the Merger relative to any strategic alternative that may be available to Simmons First or the effect of any other transaction in which Simmons First or Liberty might engage. In addition, our opinion does not constitute a recommendation whether or not to engage in the Merger. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of any of the parties to the Merger relative to the aggregate Exchange Ratio. We express no opinion as to what the value of Simmons First’s common stock will be when issued to the shareholders of Liberty under the Agreement or the prices at which Simmons First’s or Liberty’s common stock may trade at any time. Further, we express no view or opinion as to any terms or other aspects of the Merger or as to how the stockholders of Simmons First should vote at any Simmons First stockholders meeting to be held in connection with the Merger. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor will this opinion be used for any other purposes, without the prior written consent of Sterne Agee. The issuance of this opinion has been approved by the Fairness Opinion Committee of Sterne Agee.

Based on and subject to the foregoing and such other matters we have deemed relevant, it is our opinion, as of the date hereof, that the Exchange Ratio to be paid in the Merger by Simmons First is fair from a financial point of view to Simmons First.

Very truly yours,

STERNE, AGEE & LEACH, INC.

ANNEX E

OPINION OF KEEFE, BRUYETTE & WOODS, INC. TO

COMMUNITY FIRST BOARD OF DIRECTORS

FOR THE COMMUNITY FIRST MERGER

[See attached.]

May 6, 2014

The Board of Directors

Community First Bancshares, Inc.

115 West Washington Avenue

Union City, Tennessee 38261

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Community First Bancshares, Inc. (“CFB”), of the Exchange Ratio (as defined below) in the proposed Merger (as defined below), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between CFB and Simmons First National Corporation (“SFNC”). In accordance with the Agreement and subject to the terms and conditions thereof, CFB will merge with and into SFNC, with SFNC being the surviving entity (the “Merger”), and, at the Effective Time (as defined in the Agreement), by virtue of the Merger each share of common stock, par value $10.00 per share, of CFB (the “CFB Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares (as defined in the Agreement) or shares held in the treasury of CFB or owned by any direct or indirect wholly-owned subsidiary of CFB) shall be converted into the right to receive 17.8975 shares of common stock, par value $0.01 per share, of SFNC (the “SFNC Common Stock”). The fixed exchange ratio of 17.8975 shares of SFNC Common Stock for one share of CFB Common Stock is referred to herein as the “Exchange Ratio.” In addition, the Agreement provides for (a) a floating exchange ratio in lieu of the Exchange Ratio in the event that the number of shares of CFB Common Stock outstanding as of the Effective Time varies from the specified number set forth in the Agreement and (b) the additional payment of cash consideration by SFNC for each share of CFB Common Stock, at the election of SFNC, in the event that the Average Closing Price (as defined in the Agreement) of SFNC Common Stock falls below $28.30 and certain other conditions are met. We express no view or opinion as to the terms described in the foregoing clauses (a) and (b). The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to CFB and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, CFB and SFNC, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of CFB or SFNC for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to CFB. We have acted exclusively for the board of directors of CFB (the “Board”) in rendering this opinion and will receive a fee from CFB for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, CFB has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, KBW has provided investment banking and financial advisory services to CFB from time to time but has not received compensation for such services. In the past two years, KBW has provided investment banking and financial advisory services to SFNC and received compensation for

Keefe, Bruyette & Woods, Inc — 1021 E. Cary Street, Richmond, Virginia 23219

such services. KBW served as financial advisor to SFNC in connection with its purchase and assumption of Truman Bank in August 2012. We may in the future provide investment banking and financial advisory services to CFB or SFNC and receive compensation for such services.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and the financial and operating condition of CFB and SFNC, including among other things, the following: (i) a draft dated May 2, 2014 of the Agreement (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports for the three years ended December 31, 2013 for CFB; (iii) the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of SFNC; (iv) the preliminary unaudited financial statements for the quarter ended March 31, 2014 of CFB and SFNC; (v) certain regulatory filings for the three year period ended December 31, 2013 and the three month period ended March 31, 2014 of CFB and its subsidiaries; (vi) certain other interim reports and other communications of CFB and SFNC to their respective shareholders; and (vii) other financial information concerning the businesses and operations of CFB and SFNC furnished to us by CFB and SFNC or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of CFB and SFNC; (ii) the assets and liabilities of CFB and SFNC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information of CFB and certain financial and stock market information for SFNC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of CFB which were prepared by CFB management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of SFNC for 2014 and 2015 (which estimates reflect the pro forma impact of SFNC’s pending acquisition of Delta Trust & Banking Corporation (“Delta”) that was publicly announced on March 24, 2014 (the “Delta Acquisition”)), as well as assumed long term growth rates based thereon that were prepared and provided to us by management of SFNC, all of which information was discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; (vii) projected balance sheet and capital data of SFNC (giving effect to the Delta Acquisition) that were prepared by SFNC management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on SFNC (including, without limitation, the cost savings and related expenses expected to result from the Merger) that were prepared by SFNC management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of CFB and SFNC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by CFB, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with CFB.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of CFB as to the reasonableness and achievability of the financial and operating forecasts and projections of CFB (and the assumptions and bases therefor) that were prepared by CFB management and provided to and discussed with us by such management, and we have assumed, with the consent of CFB, that such forecasts and projections were

Keefe, Bruyette & Woods, Inc — 1021 E. Cary Street, Richmond, Virginia 23219

reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of CFB, upon SFNC management as to the reasonableness and achievability of the publicly available consensus “street estimates” of SFNC referred to above that we were directed to use and the assumed long term growth rates based thereon that were prepared by SFNC management and provided to and discussed with us by such management, and as to the projected balance sheet and capital data of SFNC (giving effect to the Delta Acquisition) and estimates regarding certain pro forma financial effects of the Merger on SFNC that were prepared by SFNC management and provided to and discussed with us by such management (and the assumptions and bases therefor, including but not limited to potential cost savings and related expenses expected to result from the Merger), and we have assumed, with the consent of CFB, that all such information is consistent with (in the case of SFNC “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the forecasts, estimates and projected data reflected in such information will be realized in the amounts and in the time periods currently estimated. As you are aware, in connection with this opinion, KBW was not provided with access to, and did not hold any discussions with, Delta management regarding the Delta Acquisition or the pro forma impact thereof on SFNC. We express no view or opinion as to the Delta Acquisition (or any terms, aspects or implications thereof) and have assumed, with the consent of CFB, that the Delta Acquisition and the related bank subsidiary merger will be consummated as described to us by SFNC management in the third quarter of 2014

It is understood that the forecasts, projections and estimates of CFB and SFNC provided to us were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of CFB and SFNC, that such forecasts, projections and estimates of CFB and SFNC referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material, undisclosed changes in the assets, liabilities, financial condition, results of operations, business or prospects of either CFB or SFNC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for CFB and SFNC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of CFB or SFNC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of CFB or SFNC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Exchange Ratio or additional forms of consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all

Keefe, Bruyette & Woods, Inc — 1021 E. Cary Street, Richmond, Virginia 23219

of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction and that all conditions to the completion of the Merger and related transactions will be satisfied without any waivers or modifications to the Agreement; and (vi) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of CFB, SFNC or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that CFB has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to CFB, SFNC, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of CFB Common Stock. We express no view or opinion as to any terms or other aspects of the Merger or any related transaction, including without limitation, the form or structure of the Merger, any transactions that may be related to the Merger, any consequences of the Merger to CFB, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. We further express no view or opinion as to the Delta Acquisition, including without limitation any direct or indirect consequence or impact of either the consummation of such acquisition (further to its publicly announced terms (including anticipated timing) or otherwise) or, alternatively, the failure to consummate such acquisition, on SFNC, CFB, the holders of SFNC Common Stock or CFB Common Stock, the Merger (including any term or aspect thereof) or any related transaction, or the prices, trading range or volume of SFNC Common Stock. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of CFB to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by CFB or the Board, (iii) the fairness of the amount or nature of any compensation to any of CFB’s officers directors or employees, or any class of such persons, relative to any compensation to the holders of CFB Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of CFB other than the CFB Common Stock (solely with respect to the Exchange Ratio, as described herein and not relative to the consideration to be received by any other class) or any class of securities of SFNC or any other party to any transaction contemplated by the Agreement, (v) the actual value of the SFNC Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which SFNC Common Stock will trade following the public announcement of the Merger or the consummation of the Merger, (vii) whether SFNC has sufficient cash, available lines of credit or other sources of funds to enable it to pay any cash consideration in the Merger (as provided in the Agreement), (viii) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (ix) any legal, regulatory, accounting, tax or similar matters relating to CFB, SFNC, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose

Keefe, Bruyette & Woods, Inc — 1021 E. Cary Street, Richmond, Virginia 23219

and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of CFB Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any holder of CFB Common Stock should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of CFB Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc — 1021 E. Cary Street, Richmond, Virginia 23219

ANNEX F

OPINION OF KEEFE, BRUYETTE & WOODS, INC. TO

LIBERTY BOARD OF DIRECTORS

FOR THE LIBERTY MERGER

[See attached.]

May 27, 2014

The Board of Directors

Liberty Bancshares, Inc.

4625 South National Avenue

Springfield, MO 65810

Members of the Board:

You have requested the opinion of Keefe, Bruyette & Woods, Inc. (“KBW” or “we”) as investment bankers as to the fairness, from a financial point of view, to the common shareholders of Liberty Bancshares, Inc. (“LBI”), of the Exchange Ratio (as defined below) in the proposed Merger (as defined below), pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by and between LBI and Simmons First National Corporation (“SFNC”). In accordance with the Agreement and subject to the terms and conditions thereof, LBI will merge with and into SFNC, with SFNC being the surviving corporation (the “Merger”), and at the Effective Time (as defined in the Agreement), by virtue of the Merger, each share of common stock, par value $0.20 per share, of LBI (the “LBI Common Stock”) issued and outstanding immediately prior to the Effective Time (excluding any Dissenting Shares (as defined in the Agreement) or shares held in the treasury of LBI or owned by any direct or indirect wholly-owned subsidiary of LBI) shall be converted into the right to receive 1.000 share of common stock, par value $0.01 per share, of SFNC (the “SFNC Common Stock”), subject to adjustment as provided in the Agreement. The fixed exchange ratio of 1.000 share of SFNC Common Stock for one share of LBI Common Stock is referred to herein as the “Exchange Ratio.” The terms and conditions of the Merger are more fully set forth in the Agreement.

KBW has acted as financial advisor to LBI and not as an advisor to or agent of any other person. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, LBI and SFNC, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of LBI or SFNC for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to LBI. We have acted exclusively for the board of directors of LBI (the “Board”) in rendering this opinion and will receive a fee from LBI for our services. A portion of our fee is payable upon the rendering of this opinion and a significant portion is contingent upon the successful completion of the Merger. In addition, LBI has agreed to indemnify us for certain liabilities arising out of our engagement.

In addition to this present engagement, KBW has provided investment banking and financial advisory services to LBI from time to time but has not received compensation for such services. In the past two years, KBW has provided investment banking and financial advisory services to SFNC and received compensation for such services. KBW served as financial advisor to SFNC in connection with its purchase and assumption of Truman Bank in August 2012. As you are aware, we provided investment banking and financial advisory services to Community First Bancshares, Inc. (“CFB”) in connection with SFNC’s pending acquisition of CFB that was publicly announced on May 6, 2014 (the “CFB Acquisition”). We may in the future provide investment banking and financial advisory services to LBI or SFNC and receive compensation for such services.

Keefe, Bruyette & Woods, Inc. — 501 North Broadway, St. Louis MO 63102

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the Merger and the financial and operating condition of LBI and SFNC, including among other things, the following: (i) a draft dated May 26, 2014 of the Agreement (the most recent draft made available to us); (ii) the audited financial statements and Annual Reports for the three years ended December 31, 2013 for LBI; (iii) the audited financial statements and Annual Reports on Form 10-K for the three years ended December 31, 2013 of SFNC; (iv) the unaudited financial statements for the quarter ended March 31, 2014 of LBI; (v) the unaudited financial statements and quarterly report on Form 10-Q for the quarter ended March 31, 2014 of SFNC; (vi) certain regulatory filings for the three year period ended December 31, 2013 and the three month period ended March 31, 2014 of LBI and its subsidiaries; (vii) certain other interim reports and other communications of LBI and SFNC to their respective shareholders; and (viii) other financial information concerning the businesses and operations of LBI and SFNC furnished to us by LBI and SFNC or which we were otherwise directed to use for purposes of our analysis. Our consideration of financial information and other factors that we deemed appropriate under the circumstances or relevant to our analyses included, among others, the following: (i) the historical and current financial position and results of operations of LBI and SFNC; (ii) the assets and liabilities of LBI and SFNC; (iii) the nature and terms of certain other merger transactions and business combinations in the banking industry; (iv) a comparison of certain financial information of LBI and certain financial and stock market information for SFNC with similar information for certain other companies the securities of which are publicly traded; (v) financial and operating forecasts and projections of LBI which were prepared by LBI management, provided to and discussed with us by such management and used and relied upon by us at the direction of such management with the consent of the Board; (vi) publicly available consensus “street estimates” of SFNC for 2014 and 2015 (which estimates reflect the pro forma impact of the CFB Acquisition as well as SFNC’s pending acquisition of Delta Trust & Banking Corporation (“Delta”) that was publicly announced on March 24, 2014 (the “Delta Acquisition”)), as well as assumed long term growth rates based thereon that were prepared and provided to us by management of SFNC, all of which information was used and relied upon by us at the direction of such management with the consent of the Board; (vii) projected balance sheet and capital data of SFNC (giving effect to each of the CFB Acquisition and the Delta Acquisition) that were prepared by SFNC management, and used and relied upon by us at the direction of such management with the consent of the Board; and (viii) estimates regarding certain pro forma financial effects of the Merger on SFNC (including, without limitation, the cost savings and related expenses expected to result from the Merger as well as certain accounting adjustments assumed with respect thereto) that were prepared by SFNC management, and used and relied upon by us at the direction of such management with the consent of the Board. We have also performed such other studies and analyses as we considered appropriate and have taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. We have also held discussions with senior management of LBI and SFNC regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have considered the results of the efforts undertaken by LBI, with our assistance, to solicit indications of interest from third parties regarding a potential transaction with LBI.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. We have relied upon the management of LBI as to the reasonableness and achievability of the financial and operating forecasts and projections of LBI (and the assumptions and bases therefor) that were prepared by LBI management and provided to and discussed with us by such management, and we have assumed, with the consent of LBI, that such forecasts and projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of such management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such management. We have further relied, with the consent of LBI, upon SFNC management as to the reasonableness and achievability of (i) the publicly available consensus “street estimates”

Keefe, Bruyette & Woods, Inc. — 501 North Broadway, St. Louis MO 63102

of SFNC that we were directed to use and the assumed long term growth rates based thereon that were prepared by SFNC management and provided to us, (ii) the projected balance sheet and capital data of SFNC (giving effect to each of the CFB Acquisition and the Delta Acquisition) that were prepared by SFNC management, and (iii) the estimates regarding certain pro forma financial effects of the Merger on SFNC that were prepared by SFNC management and provided to and discussed with us by such management (and the assumptions and bases therefor, including but not limited to the cost savings and related expenses expected to result from the Merger as well as certain accounting adjustments assumed with respect thereto), We have assumed, with the consent of the Board, that all such information is consistent with (in the case of SFNC “street estimates”), or was otherwise reasonably prepared on a basis reflecting, the best currently available estimates and judgments of such management and that the forecasts, estimates and projected data reflected in such information will be realized in the amounts and in the time periods currently estimated by such management. We express no view or opinion herein as to the CFB Acquisition or the Delta Acquisition (or any terms, aspects or implications of either such transaction) and have assumed, with the consent of LBI, that the Delta Acquisition and the related bank subsidiary merger will be consummated as described to us by SFNC management in the third quarter of 2014, and that the CFB Acquisition will be completed as described to us by SFNC management in the fourth quarter of 2014.

It is understood that the forecasts, projections and estimates of LBI and SFNC provided to us were not prepared with the expectation of public disclosure, that all such information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and that, accordingly, actual results could vary significantly from those set forth in such forecasts, projections and estimates. We have assumed, based on discussions with the respective managements of LBI and SFNC, that such forecasts, projections and estimates of LBI and SFNC referred to above, provide a reasonable basis upon which we could form our opinion and we express no view as to any such information or the assumptions or bases therefor. We have relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

We also assumed that there were no material, undisclosed changes in the assets, liabilities, financial condition, results of operations, business or prospects of either LBI or SFNC since the date of the last financial statements of each such entity that were made available to us. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, without independent verification and with your consent, that the aggregate allowances for loan and lease losses for LBI and SFNC are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals or physical inspection of the property, assets or liabilities (contingent or otherwise) of LBI or SFNC, the collateral securing any of such assets or liabilities, or the collectability of any such assets, nor have we examined any individual loan or credit files, nor did we evaluate the solvency, financial capability or fair value of LBI or SFNC under any state or federal laws, including those relating to bankruptcy, insolvency or other matters. Estimates of values of companies and assets do not purport to be appraisals or necessarily reflect the prices at which companies or assets may actually be sold. Because such estimates are inherently subject to uncertainty, we assume no responsibility or liability for their accuracy.

We have assumed, in all respects material to our analyses, the following: (i) that the Merger and related transactions will be completed substantially in accordance with the terms set forth in the Agreement (the final terms of which we have assumed will not differ in any respect material to our analyses from the draft reviewed) with no adjustments to the Exchange Ratio or additional forms of consideration; (ii) that the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) that each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) that there are no factors that would delay or subject to any adverse conditions, any necessary regulatory or governmental approval for the Merger or any related transaction (including without limitation any factors related to SFNC’s

Keefe, Bruyette & Woods, Inc. — 501 North Broadway, St. Louis MO 63102

pending CFB Acquisition and Delta Acquisition) and that all conditions to the completion of the Merger and related transactions will be satisfied without any waivers or modifications to the Agreement; and (v) that in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger and related transactions, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of LBI, SFNC or the combined entity or the contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger, as well as certain accounting adjustments assumed with respect thereto. We have assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. We have further assumed that LBI has relied upon the advice of its counsel, independent accountants and other advisors (other than KBW) as to all legal, financial reporting, tax, accounting and regulatory matters with respect to LBI, SFNC, the Merger and any related transaction, and the Agreement. KBW has not provided advice with respect to any such matters.

This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Exchange Ratio in the Merger to the holders of LBI Common Stock. We express no view or opinion as to any terms or other aspects of the Merger or any related transaction, including without limitation, the form or structure of the Merger, any transactions that may be related to the Merger, any consequences of the Merger to LBI, its shareholders, creditors or otherwise, or any terms, aspects or implications of any voting, support, shareholder or other agreements, arrangements or understandings contemplated or entered into in connection with the Merger or otherwise. We further express no view or opinion herein as to either the CFB Acquisition or the Delta Acquisition, including without limitation any direct or indirect consequence or impact of either the consummation of any one or both acquisitions (further to either of their publicly announced terms (including anticipated timing) or otherwise) or, alternatively, the failure to consummate any one or both such acquisitions, on SFNC, LBI, the holders of SFNC Common Stock or LBI Common Stock, the Merger (including any term or aspect thereof) or any related transaction, or the prices, trading range or volume of SFNC Common Stock. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. It is understood that subsequent developments may affect the conclusion reached in this opinion and that KBW does not have an obligation to update, revise or reaffirm this opinion. Our opinion does not address, and we express no view or opinion with respect to, (i) the underlying business decision of LBI to engage in the Merger or enter into the Agreement, (ii) the relative merits of the Merger as compared to any strategic alternatives that are, have been or may be available to or contemplated by LBI or the Board, (iii) the fairness of the amount or nature of any compensation to any of LBI’s officers directors or employees, or any class of such persons, relative to any compensation to the holders of LBI Common Stock, (iv) the effect of the Merger or any related transaction on, or the fairness of the consideration to be received by, holders of any class of securities of LBI other than the LBI Common Stock (solely with respect to the Exchange Ratio, as described herein and not relative to the consideration to be received by any other class of securities) or any class of securities of SFNC or any other party to any transaction contemplated by the Agreement, (v) the actual value of the SFNC Common Stock to be issued in the Merger, (vi) the prices, trading range or volume at which SFNC Common Stock will trade following the public announcement of the Merger or the consummation of the Merger, (vii) any adjustments (as provided in the Agreement) to the Exchange Ratio or the form of consideration in the Merger contemplated hereby, (viii) whether SFNC has sufficient cash, available lines of credit or other sources of funds to enable it to pay any cash consideration in the Merger (as provided in the Agreement), (ix) any advice or opinions provided by any other advisor to any of the parties to the Merger or any other transaction contemplated by the Agreement, or (x) any legal, regulatory, accounting, tax or similar matters relating to LBI, SFNC, their respective shareholders, or relating to or arising out of or as a consequence of the Merger or any related transaction, including whether or not the Merger would qualify as a tax-free reorganization for United States federal income tax purposes.

Keefe, Bruyette & Woods, Inc. — 501 North Broadway, St. Louis MO 63102

This opinion is for the information of, and is directed to, the Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. This opinion is not to be used for any other purpose and may not be published, referred to, reproduced, disseminated or quoted from, in whole or in part, nor shall any public reference to KBW be made, without our prior written consent. This opinion does not constitute a recommendation to the Board as to how it should vote on the Merger or to any holder of LBI Common Stock or shareholder of any other entity as to how to vote in connection with the Merger or any other matter, nor does it constitute a recommendation on whether or not any holder of LBI Common Stock should enter into a voting, shareholders’, or affiliates’ agreement with respect to the Merger or exercise any dissenters’ or appraisal rights that may be available to such holder.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio in the Merger is fair, from a financial point of view, to the holders of LBI Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc. — 501 North Broadway, St. Louis MO 63102

ANNEX G

ARKANSAS CODE ANNOTATED § 4-27-1301 ET. SEQ.

DISSENTERS’ RIGHTS FOR SIMMONS

West’s Arkansas Code Annotated

Title 4. Business and Commercial Law

Subtitle 3. Corporations and Associations (Chapters 25 to 40)

Chapter 27. Business Corporation Act of 1987

Subchapter 13. Dissenters’ Rights

Part A. Right to Dissent and Obtain Payment for Shares

§ 4-27-1301. Definitions

In this subchapter:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under § 4-27-1302 and who exercises that right when and in the manner required by §§ 4-27-1320 — 4-27-1328.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder.

§ 4-27-1302. Right of dissent

(a)	A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

(1)	Consummation of a plan of conversion to which the corporation is a party;

(2)	Consummation of a plan of merger to which the corporation is a party if:

(A)	Shareholder approval is required for the merger by § 4-27-1107 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B)	The corporation is a subsidiary that is merged with its parent under § 4-27-1108;

(3)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(4)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale under court order or a sale for cash under a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(5)	An amendment to the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(i)	Alters or abolishes a preferential right of the shares;

(ii)	Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

(iii)	Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv)	Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(v)	Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under § 4-27-604; or

(6)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provide that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)	A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this subchapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

§ 4-27-1303. Partial dissenters

(a)	A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	he submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	he does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

§§ 4-27-1304 to 4-27-1319. Reserved

Part B. Procedure for Exercise of Dissenters’ Rights

§ 4-27-1320. Notice; general provision

(a)	If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

(b)	If corporate action creating dissenters’ rights under § 4-27-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 4-27-1322.

§ 4-27-1321. Payment upon demand; notice

(a)	If proposed corporate action creating dissenters’ rights under § 4-27-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights (1) must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action.

(b)	A shareholder who does not satisfy the requirements of subsection (a) of this section is not entitled to payment for his shares under this subchapter.

§ 4-27-1322. Notice; procedure in content

(a)	If proposed corporate action creating dissenters’ rights under § 4-27-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 4-27-1321.

(b)	The dissenters’ notice must be sent no later than ten (10) days after the corporate action was taken, and must:

(1)	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not he acquired beneficial ownership of the shares before that date;

(4)	set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date subsection (a) the notice is delivered; and

(5)	be accompanied by a copy of this subchapter.

§ 4-27-1323. Payment upon demand; procedure

(a)	A shareholder sent a dissenters’ notice described in § 4-27-1322 must demand payment, certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 4-27-1322(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b)	The shareholder who demands payment and deposits his share certificates under subsection (a) of this section retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c)	A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this subchapter.

§ 4-27-1324. Transfer restrictions; uncertificated shares

(a)	The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under § 4-27-1326.

(b)	The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

§ 4-27-1325. Payment by corporation

(a)	Except as provided in § 4-27-1327, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who complied with § 4-27-1323 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)	The payment must be accompanied by:

(1)	the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	a statement of the corporation’s estimate of the fair value of the shares;

(3)	an explanation of how the interest was calculated;

(4)	a statement of the dissenter’s right to demand payment under § 4-27-1328; and

(5)	a copy of this subchapter.

§ 4-27-1326. Corporate action; time limitation

(a)	If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)	If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under § 4-27-1322 and repeat the payment demand procedure.

§ 4-27-1327. Election to withhold payment

(a)	A corporation may elect to withhold payment required by § 4-27-1325 from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)	To the extent the corporation elects to withhold payment under subsection (a) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 4-27-1328.

§ 4-27-1328. Disputed payment or offer; procedure

(a)	A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate (less any payment under § 4-27-1325), or reject the corporation’s offer under § 4-27-1327 and demand payment of the fair value of his shares and interest due, if:

(1)	the dissenter believes that the amount paid under § 4-27-1325 or offered under § 4-27-1327 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	the corporation fails to make payment under § 4-27-1325 within sixty (60) days after the date set for demanding payment; or

(3)	the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b)	A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection (a) of this section within thirty (30) days after the corporation made or offered payment for his shares.

§ 4-27-1329. Reserved

Part C. Judicial Appraisal of Shares

§ 4-27-1330. Judicial proceedings

(a)	If a demand for payment under § 4-27-1328 remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)	The corporation shall commence the proceeding in the circuit court of the county where the corporation’s principal office is located or the Pulaski County Circuit Court if the corporation does not have a principal office in this state. If the corporation is a foreign corporation, it shall commence the proceeding in the county in this state where the principal office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)	The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)	The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this section is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each dissenter made a party to the proceeding is entitled to judgment (1) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (2) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under § 4-27-1327.

§ 4-27-1331. Costs and attorneys fees

(a)	The court in an appraisal proceeding commenced under § 4-27-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 4-27-1328.

(b)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of §§ 4-27-1320 — 4-27-1328; or

(2)	against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)	If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX H

CHAPTER 23 OF THE TENNESSEE CODE ANNOTATED—DISSENTERS’

RIGHTS FOR COMMUNITY FIRST

48-23-101. CHAPTER DEFINITIONS.

As used in this chapter, unless the context otherwise requires:

(1) “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

(2) “Corporation” means the issuer of the shares held by a dissenter before the corporate action, and, for purposes of §§ 48-23-203—48-23-302, includes the survivor of a merger or conversion or the acquiring entity in a merger of that issuer;

(3) “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

(4) “Fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

(5) “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

(6) “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

(7) “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. RIGHT TO DISSENT.

(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger if the merger is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the merger if the merger had been submitted to a vote at a shareholders’ meeting; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of merger to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan if the plan is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the plan if the plan had been submitted to a vote at a shareholders’ meeting;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange if the sale or exchange is submitted to a vote at a shareholders’ meeting or the shareholder is a nonconsenting shareholder under § 48-17-104(b) who would have been entitled to vote on the sale or exchange if the sale or exchange had been submitted to a vote at a shareholders’ meeting, including a sale of all, or substantially all, of the property of the corporation in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104;

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares; or

(6) Consummation of a conversion of the corporation to another entity pursuant to chapter 21 of this title.

(b) A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78f, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, compiled in 15 U.S.C. § 78a, as amended.

48-23-103. DISSENT BY NOMINEES AND BENEFICIAL OWNERS.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection (a) are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

48-23-201. NOTICE OF DISSENTERS’ RIGHTS.

(a) Where any corporate action specified in § 48-23-102(a) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (including any meeting notice required under chapters 11-27 to be provided to nonvoting shareholders) must state that the corporation has concluded that the shareholders are, are not, or may be entitled to assert dissenters’ rights under this chapter. If the corporation concludes that dissenters’ rights are or may be available, a copy of this chapter must accompany the meeting notice sent to those record shareholders entitled to exercise dissenters’ rights.

(b) In a merger pursuant to § 48-21-105, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert dissenters rights that the corporate action became effective. Such notice must be sent within ten (10) days after the corporate action became effective and include the materials described in § 48-23-203.

(c) Where any corporate action specified in § 48-23-102(a) is to be approved by written consent of the shareholders pursuant to § 48-17-104(a) or § 48-17-104(b):

(1) Written notice that dissenters’ rights are, are not, or may be available must be sent to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter; and

(2) Written notice that dissenters’ rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by § 48-17-104(e) and (f), may include the materials described in § 48-23-203 and, if the corporation has concluded that dissenters’ rights are or may be available, must be accompanied by a copy of this chapter.

(d) A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. NOTICE OF INTENT TO DEMAND PAYMENT.

(a) If a corporate action specified in § 48-23-102(a) is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter:

(1) Must deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

(2) Must not vote, or cause or permit to be voted, any such shares in favor of the proposed action.

(b) If a corporate action specified in § 48-23-102(a) is to be approved by less than unanimous written consent, a shareholder who wishes to assert dissenters’ rights with respect to shares for which dissenters’ rights may be asserted under this chapter must not sign a consent in favor of the proposed action with respect to such shares.

(c) A shareholder who fails to satisfy the requirements of subsection (a) or subsection (b) is not entitled to payment under this chapter.

48-23-203. DISSENTERS’ NOTICE.

(a) If a corporate action requiring dissenters’ rights under § 48-23-102(a) becomes effective, the corporation must send a written dissenters’ notice and form required by subdivision (b)(1) to all shareholders who satisfy the requirements of § 48-23-202(a) or § 48-23-202(b). In the case of a merger under § 48-21-105, the parent must deliver a dissenters’ notice and form to all record shareholders who may be entitled to assert dissenters’ rights.

(b) The dissenters’ notice must be delivered no earlier than the date the corporate action specified in § 48-23-102(a) became effective, and no later than (10) days after such date, and must:

(1) Supply a form that:

(A) Specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action;

(B) If such announcement was made, requires the shareholder asserting dissenters’ rights to certify whether beneficial ownership of those shares for which dissenters’ rights are asserted was acquired before that date; and

(C) Requires the shareholder asserting dissenters’ rights to certify that such shareholder did not vote for or consent to the transaction;

(2) State:

(A) Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision (b)(2)(B);

(B) A date by which the corporation must receive the form, which date may not be fewer than forty (40) nor more than sixty (60) days after the date the subsection (a) dissenters’ notice is sent, and state that the shareholder shall have waived the right to demand payment with respect to the shares unless the form is received by the corporation by such specified date;

(C) The corporation’s estimate of the fair value of shares;

(D) That, if requested in writing, the corporation will provide, to the shareholder so requesting, within ten (10) days after the date specified in subdivision (b)(2)(B) the number of shareholders who return the forms by the specified date and the total number of shares owned by them; and

(E) The date by which the notice to withdraw under § 48-23-204 must be received, which date must be within twenty (20) days after the date specified in subdivision (b)(2)(B); and

(3) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. DUTY TO DEMAND PAYMENT.

(a) A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(2), and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

(d) A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. SHARE RESTRICTIONS.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. PAYMENT.

(a) Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

(b) The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. FAILURE TO TAKE ACTION.

(a) If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. AFTER-ACQUIRED SHARES.

(a) A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH PAYMENT OR OFFER.

(a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

(b) A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

48-23-301. COURT ACTION.

(a) If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. COURT COSTS AND COUNSEL FEES.

(a) The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

ANNEX I

SECTION 351.455 OF THE REVISED MISSOURI STATUTES

DISSENTERS’ RIGHTS FOR LIBERTY

351.455. SHAREHOLDER ENTITLED TO APPRAISAL AND PAYMENT OF FAIR VALUE, WHEN—REMEDY EXCLUSIVE, WHEN.

1.	Any shareholder shall be deemed a dissenting shareholder and entitled to appraisal under this section if such shareholder:

(1)	Owns stock of a corporation which is a party to a merger or consolidation as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote;

(2)	Files with the corporation before or at such meeting a written objection to such plan of merger or consolidation;

(3)	Does not vote in favor thereof if the shareholder owns voting stock as of such record date; and

(4)	Makes written demand on the surviving or new corporation within twenty days after the merger or consolidation is effected for payment of the fair value of such shareholder’s shares as of the day before the date on which the vote was taken approving the merger or consolidation.

2.	The surviving or new corporation shall pay to each such dissenting shareholder, upon surrender of his or her certificate or certificates representing said shares in the case of certificated shares, the fair value thereof. Such demand shall state the number and class of the shares owned by such dissenting shareholder. Any shareholder who:

(1)	Fails to file a written objection prior to or at such meeting;

(2)	Fails to make demand within the twenty-day period; or

(3)	In the case of a shareholder owning voting stock as of such record date, votes in favor of the merger or consolidation;

shall be conclusively presumed to have consented to the merger or consolidation and shall be bound by the terms thereof and shall not be deemed to be a dissenting shareholder.

3.	Notwithstanding the provisions of subsection 1 of section 351.230, notice under the provisions of subsection 1 of section 351.230 stating the purpose for which the meeting is called shall be given to each shareholder owning stock as of the record date for the meeting of shareholders at which the plan of merger or consolidation is submitted to a vote, whether or not such shareholder is entitled to vote.

4.	If within thirty days after the date on which such merger or consolidation was effected the value of such shares is agreed upon between the dissenting shareholder and the surviving or new corporation, payment therefor shall be made within ninety days after the date on which such merger or consolidation was effected, upon the surrender of his or her certificate or certificates representing said shares in the case of certificated shares. Upon payment of the agreed value the dissenting shareholder shall cease to have any interest in such shares or in the corporation.

5.

If within such period of thirty days the shareholder and the surviving or new corporation do not so agree, then the dissenting shareholder may, within sixty days after the expiration of the thirty-day period, file a petition in any court of competent jurisdiction within the county in which the registered office of the surviving or new corporation is situated, asking for a finding and determination of the fair value of such shares, and shall be entitled to judgment against the surviving or new corporation for the amount of such fair value as of the day prior to the date on which such vote was taken approving such merger or consolidation, together with interest thereon to the date of such judgment. The judgment shall be payable only upon and simultaneously with the surrender to the surviving or new corporation

I-1

of the certificate or certificates representing said shares in the case of certificated shares. Upon the payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares, or in the surviving or new corporation. Such shares may be held and disposed of by the surviving or new corporation as it may see fit. Unless the dissenting shareholder shall file such petition within the time herein limited, such shareholder and all persons claiming under such shareholder shall be conclusively presumed to have approved and ratified the merger or consolidation, and shall be bound by the terms thereof.

6.	The right of a dissenting shareholder to be paid the fair value of such shareholder’s shares as herein provided shall cease if and when the corporation shall abandon the merger or consolidation.

7.	When the remedy provided for in this section is available with respect to a transaction, such remedy shall be the exclusive remedy of the shareholder as to that transaction, except in the case of fraud or lack of authorization for the transaction.

I-2

ANNEX J

CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS FOR COMMUNITY FIRST AND RELATED MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[See attached.]

COMMUNITY FIRST BANCSHARES, INC.

Union City, Tennessee

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2014

COMMUNITY FIRST BANCSHARES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

March 31, 2014 and December 31, 2013

(Dollar amounts in thousands, except per share data)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash and due from financial institutions	$21,453	$18,323
Interest-bearing deposits in financial institutions	22,250	20,025
Federal funds sold	5,215	7,749

Cash and cash equivalents	48,918	46,097
Interest-bearing deposits in financial institutions	750	466
Securities held to maturity	200	200
Securities available for sale	669,984	671,651
Loans held for sale	7,857	9,815
Loans	1,121,124	1,101,318
Allowance for loan losses	(16,011)	(16,064)

Loans, net	1,105,113	1,085,254
Premises and equipment, net	44,317	44,254
Company owned life insurance	21,614	21,466
Accrued interest receivable	6,412	6,302
Restricted equity securities	7,490	7,490
Other real estate	4,145	6,016
Deferred tax asset	10,967	14,245
Other assets	10,063	10,335

Total Assets	$1,937,830	$1,923,591

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$192,012	$174,862
Interest bearing	1,397,866	1,377,726

Total deposits	1,589,878	1,552,588
Federal funds purchased and securities sold under agreement to repurchase	33,967	24,406
Federal Home Loan Bank advances	102,075	144,779
Subordinated debentures	27,100	27,100
Notes payable	—	3,000
Accrued interest payable	1,213	1,309
Other liabilities	14,347	11,543

Total liabilities	1,768,580	1,764,725
Preferred stock, Series C, senior non-cumulative, $30,852 liquidation value, 30,852 shares issued and outstanding in 2013 and 2012	30,852	30,852
Common stock, $10 par value; 500,000 shares authorized; 363,527.2 and 363,367.5 shares issued in 2013 and 2012	3,640	3,635
Additional paid-in-capital	48,321	48,257
Retained earnings	93,376	87,348
Accumulated other comprehensive income (loss)	(6,939)	(11,226)

Total shareholders’ equity	169,250	158,866

Total Liabilities and Shareholders’ Equity	$1,937,830	$1,923,591

See accompanying notes to financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the three months ended March 31, 2014 and 2013

(Dollar amounts in thousands except per share data)

(Unaudited)

	Three months ending March 31,
	2014	2013
Interest income
Loans, including fees	$14,636	$13,910
Securities
Taxable	3,760	2,782
Exempt from federal income tax	738	641
Federal funds sold and other	91	118

Total interest income	19,225	17,451

Interest expense
Deposits	2,281	2,962
Notes Payable and advances from Federal Home Loan Bank	315	344
Subordinated debentures	249	252
Federal funds purchased and securities sold under agreement to repurchase	17	11

Total interest expense	2,862	3,569

Net interest income	16,363	13,882
Provision for loan losses	166	247

Net interest income after provision for loan losses	16,197	13,635
Other income
Service charges on deposit accounts	1,389	1,473
Credit insurance premiums	89	62
Gain on sale of mortgage loans	883	1,476
Net gains on sales of securities available for sale	723	138
Net gain (loss) on sale of assets	11	(7)
Write-downs, expenses, sales of other real estate, net of gains	128	65
Insurance commission income	926	899
Other service charges, commissions and fees	1,733	1,534

Total other income	5,882	5,640

Other expenses
Salaries and employee benefits	8,238	7,765
Occupancy	2,058	1,904
Other operating	2,533	3,681

Total other expenses	12,829	13,350
Income before income taxes	9,250	5,925
Income tax expense	3,141	1,890

Net income	6,109	4,035
Less
Dividends on preferred stock	77	386

Net income available to common shareholders	$6,032	$3,649

See accompanying notes to financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

For the three months ended March 31, 2014 and 2013

(Dollar amounts in thousands except per share data)

(Unaudited)

	Three months ending March 31,
	2014	2013
Net income	$6,109	$4,035

Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gain (loss) arising during the period	7,715	(3,627)
Reclassification adjustment for gains included in net income	(723)	(138)

	6,992	(3,765)

Tax effect	2,727	(1,468)

Net of tax	4,265	(2,297)
Unrealized gain (loss) on cash flow interest rate swap:
Unrealized holding loss	36	52
Reclassification adjustment for losses (gains) included in net income	—	—

	36	52

Tax effect	14	20

Net of tax	22	32

Total other comprehensive income (loss)	4,287	(2,265)

Comprehensive income	$10,396	$1,770

See accompanying notes to financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the three months ended March 31, 2014

(Dollar amounts in thousands except per share data)

(Unaudited)

	Common Stock	Preferred Stock, Net	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, January 1, 2014	$3,635	$30,852	$48,257	$87,348	$(11,226)	$158,866
Net Income	—	—	—	6,109	—	6,109
Other comprehensive loss	—	—	—	—	4,287	4,287
Restricted shares issued	5	—	(7)	—	—	(2)
Dividends on preferred stock	—	—	—	(77)	—	(77)
Purchase of 10 shares of common stock	—	—	(1)	(4)	—	(5)
Stock based compensation expense	—	—	72	—	—	72

Balance, March 31, 2014	$3,640	$30,852	$48,321	$93,376	$(6,939)	$169,250

See accompanying notes to financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the three months ended March 31, 2014 and 2013

(Dollar amounts in thousands except per share data)

(Unaudited)

	Three months ending March 31,
	2014	2013
Cash flows from operating activities
Net income	$6,109	$4,035
Adjustments to reconcile net earnings to net cash from operating activities
Provision for loan losses	166	247
Depreciation of premises and equipment	655	651
Net gains on sales of securities available for sale	(723)	(138)
Net amortization on securities	847	1,870
Net losses on other real estate from sales and writedowns	(140)	(65)
(Gain) loss on sale of assets	(11)	7
Stock based compensation	72	50
Net change in loans held for sale	2,841	1,880
Gain on sale of mortgage loans	(883)	(1,476)
Deferred income taxes	363	98
Earnings on life insurance policies	(148)	(152)
(Increase) decrease in accrued interest receivable	(110)	(500)
Decrease in accrued interest payable	(96)	(75)
Other, net	(687)	457

Net cash from operating activities	8,255	6,889

Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits in financial institutions	(284)	—
Purchased of securities available for sale	(40,598)	(96,146)
Proceeds from maturities and redemptions of securities available for sale	15,197	35,976
Proceeds from sale of securities available for sale	37,907	16,976
Repayments and loan originations, net	(20,126)	9,119
Purchase of premises and equipment	(718)	(739)
Proceeds from sale of other real estate	2,112	195
Proceeds from sale of premises and equipment	11	7

Net cash from investing activities	(6,499)	(34,612)

Cash flows from financing activities
Net increase in deposits	37,290	41,091
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	9,561	2,764
Repayments of Federal Home Loan Bank Advances	(69,268)	(34,257)
Proceeds from Federal Home Loan Bank advances	26,564	10,200
Repayments of notes payable	(3,000)	—
Preferred stock dividends paid	(77)	(386)
Redemption of common stock	(5)	(108)

Net cash from financing activities	1,065	19,304

Net change in cash	$2,821	$(8,419)
Cash and cash equivalents at beginning of year	46,097	45,398

Cash and cash equivalents at end of year	$48,918	$36,979

Supplemental disclosure of cash flow information
Interest paid	$2,958	$3,644
Income taxes paid net of refunds received	2,468	6,321
Assets acquired through foreclosure	101	741
Security purchases settled in subsequent period	3,971	—
See accompanying notes to condensed consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 1—PRESENTATION OF INTERIM INFORMATION

Nature of Operations and Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Community First Bancshares, Inc. (the “Company”) and its wholly-owned subsidiaries: First State Bank (the “Bank”) and First State Risk Management. Also included in the consolidated financial statements are the accounts of First Auto, FS Investments, FS Funding, FS Data, First State Development, First State Insurance, First State Properties, First State ATMs, First State Transportation, First State Special Assets, Community Choice Reinsurance, and First State Finance. The consolidated group is collectively referred to as the “Company”. Material inter-company accounts and transactions have been eliminated in consolidation. All dollar amounts are in thousands except for per share data.

The Company provides financial services through its offices throughout Tennessee. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate value and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and actual results could differ. The allowance for loan losses, deferred tax assets and fair values of financial instruments are particularly subject to change.

In the opinion of management, the unaudited condensed consolidated financial statements include all normal adjustments considered necessary to present fairly the financial position as of March 31, 2014, the results of operations for the three months ended March 31, 2014 and 2013, and cash flows for the three months ended March 31, 2014 and 2013. All of these adjustments are of a normal, recurring nature. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determined fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are recorded on the trade date based on the amortized cost of the security sold. Premiums and discounts are amortized on the level-yield method without anticipating pre-payments, except for mortgage backed securities where prepayments are anticipated.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 1—PRESENTATION OF INTERIM INFORMATION (Continued)

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees net of certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on all classes of loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on non-accrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status after a consistent pattern of repayment has been demonstrated and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 1—PRESENTATION OF INTERIM INFORMATION (Continued)

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

All substandard loan relationships over $500 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments and their associated risks have been identified:

•	Real estate loans are affected by the local real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. Appraisals are obtained to support the loan amount.

•	Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of business enterprises. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate ability to repay the loans.

•	Agricultural loans are affected by the local real estate market, the local economy, and the success of the business. These loans may be secured by accounts receivable, inventory, equipment, or other various assets. Financial information is obtained from the borrower to evaluate the ability to repay the loans.

•	Consumer loans are dependent on local economies. Consumer loans are generally secured by consumer assets, but may be unsecured. The Bank evaluates the borrower’s repayment ability through a review of credit scores and an evaluation of debt to income ratios.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 1—PRESENTATION OF INTERIM INFORMATION (Continued)

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes fair value adjustments on derivatives and unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to shareholders.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 2—SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

Available for sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
March 31, 2014
Obligations of U.S. government agencies	$125,977	$551	$(6,229)	$120,299
Agency mortgage-backed securities: residential	227,486	2,607	(3,275)	226,818
Agency mortgage-backed securities: commercial	73,699	—	(4,506)	69,193
Agency collateralized mortgage obligations: residential	132,591	1,127	(1,116)	132,602
Obligations of states and political subdivisions	119,707	2,886	(2,084)	120,509
Corporate notes	375	—	—	375
Equity securities	188	—	—	188

Total	$680,023	$7,171	$(17,210)	$669,984

Available for sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
December 31, 2013
Obligations of U.S. government agencies	$115,501	$430	$(7,832)	$108,099
Agency mortgage-backed securities: residential	249,899	3,383	(3,740)	249,542
Agency mortgage-backed securities: commercial	82,777	67	(4,925)	77,919
Agency collateralized mortgage obligations: residential	130,659	786	(3,839)	127,606
Obligations of states and political subdivisions	109,258	2,112	(3,473)	107,897
Corporate notes	400	—	—	400
Equity securities	188	—	—	188

Total	$688,682	$6,778	$(23,809)	$671,651

The Company had gross realized gains of $864 and $273 and gross realized losses of $141 and $135 in the first three months of 2014 and 2013, respectively from the sale of securities available for sale. Proceeds from these transactions were $37,907 and $16,976 in 2014 and 2013 respectively.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 2—SECURITIES (Continued)

The amortized cost and fair values of debt and equity securities at March 31, 2014 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$251	$258
Due in one to five years	10,597	11,006
Due in five to ten years	92,199	89,306
Due after ten years	143,012	140,613
Agency mortgage-backed securities: residential	227,486	226,818
Agency mortgage-backed securities: commercial	73,699	69,193
Agency collateralized mortgage obligations: residential	132,591	132,602
Equity securities	188	188

	$680,023	$669,984

Securities carried at approximately $310,653 and $311,377 at March 31, 2014 and December 31, 2013, respectively, were pledged to secure deposits and for other purposes as required or permitted by law.

At March 31, 2014 and December 31, 2013, the Company did not hold securities of any single issuer, other than obligations of U.S. Government agencies whose aggregate book value exceeded ten percent of shareholders’ equity.

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2014 and December 31, 2013.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
March 31, 2014
Obligations of US government agencies	$56,644	$(2,973)	$40,101	$(3,256)	$96,745	$(6,229)
Agency mortgage-backed securities: residential	116,231	(3,136)	3,942	(139)	120,173	(3,275)
Agency mortgage-backed securities: commercial	50,248	(2,534)	25,481	(1,972)	75,729	(4,506)
Agency collateralized mortgage obligations: residential	47,087	(669)	9,201	(447)	56,288	(1,116)
Obligations of states and political subdivisions	28,396	(1,092)	11,526	(992)	39,922	(2,084)

Total available for sale	$298,606	$(10,404)	$90,251	$(6,806)	$388,857	$(17,210)

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 2—SECURITIES (Continued)

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2013
Obligations of US government agencies	$61,291	$(4,782)	$31,018	$(3,050)	$92,309	$(7,832)
Agency mortgage-backed securities: residential	129,986	(2,761)	11,414	(979)	141,400	(3,740)
Agency mortgage-backed securities: commercial	64,656	(4,588)	5,953	(337)	70,609	(4,925)
Agency collateralized mortgage obligations: residential	91,004	(3,839)	—	—	91,004	(3,839)
Obligations of states and political subdivisions	42,667	(3,026)	3,922	(447)	46,589	(3,473)

Total available for sale	$389,604	$(18,996)	$52,307	$(4,813)	$441,911	$(23,809)

Unrealized losses on state and municipal bonds, agency mortgage-backed securities, agency collateralized mortgage obligations and other agency securities have not been recognized into income because the issuers bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

NOTE 3—LOANS

A summary of loans outstanding by category follows:

	March 31, 2014	December 31 2013
Real estate:
Commercial	$409,611	$397,812
1 to 4 family residential properties	314,471	303,888
Construction	57,387	56,193
Farm land	36,601	34,533
Multi-family	33,730	34,538
Commercial	135,660	143,952
Agricultural	13,793	15,081
Consumer	118,500	110,636
Other	1,371	4,685

	$1,121,124	$1,101,318

The above table includes net deferred loan fees of $744 and $668 and unearned income of $11,997 and $12,717 as of March 31, 2014 and December 31, 2013, respectively.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 3—LOANS (Continued)

Certain parties (principally directors and officers of the Corporation or the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had extensions of credit and other transactions with the Bank in the ordinary course of business. These extensions of credit totaled $66,921 and $65,731 as of March 31, 2014 and December 31, 2013, respectively.

Balance at January 1, 2014	$65,731
New loans	1,330
Repayments	(140)

Balance at March 31, 2014	$66,921

The following table presents the activity in the allowance for loan losses by portfolio segment for the periods ending March 31, 2014 and 2013:

	Real Estate	Commercial	Agricultural	Consumer	Other	Total
2014
Allowance for loan losses:
Beginning balance	$13,662	$281	$76	$1,333	$712	$16,064
Provision for loan losses	73	(74)	(7)	(8)	182	166
Loans charged-off	(244)	(3)	—	(217)	(21)	(485)
Recoveries	53	15	—	146	52	266

Total ending allowance balance	$13,544	$219	$69	$1,254	$925	$16,011

2013
Allowance for loan losses:
Beginning balance	$11,550	$1,879	$128	$1,614	$589	$15,760
Provision for loan losses	931	(260)	3	99	(526)	247
Loans charged-off	(548)	(64)	—	(191)	(126)	(929)
Recoveries	436	17	—	114	93	660

Total ending allowance balance	$12,369	$1,572	$131	$1,636	$30	$15,738

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 3—LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of March 31, 2014 and 2013:

	Real Estate	Commercial	Agricultural	Consumer	Other	Total
March 31, 2014
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$519	$2	$—	$1	$—	$522
Collectively evaluated for impairment	13,025	217	69	1,253	925	15,489

Total ending allowance balance	$13,544	$219	$69	$1,254	$925	$16,011

Loans:
Individually evaluated for impairment	$9,608	$144	$—	$37	$—	$9,789
Collectively evaluated for impairment	842,192	135,516	13,793	118,463	1,371	1,111,335

Total ending allowance balance	$851,800	$135,660	$13,793	$118,500	$1,371	$1,121,124

December 31, 2013
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$550	$2	$—	$1	$—	$553
Collectively evaluated for impairment	13,112	279	76	1,332	712	15,511

Total ending allowance balance	$13,662	$281	$76	$1,333	$712	$16,064

Loans:
Individually evaluated for impairment	$11,424	$187	$—	$42	$—	$11,653
Collectively evaluated for impairment	815,540	143,765	15,081	110,594	4,685	1,089,665

Total ending allowance balance	$826,964	$143,952	$15,081	$110,636	$4,685	$1,101,318

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 3—LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of March 31, 2014 and December 31, 2013:

	March 31, 2014			December 31, 2013
	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated
With no related allowance recorded:
Real estate
Commercial	$6,090	$4,318	$—	$7,786	$6,052	$—
1-4 family residential properties	574	574	—	471	471	—
Commercial	88	88	—	6	6	—
Consumer	20	19	—	27	24	—

Subtotal	6,772	4,999	—	8,290	6,553	—

With an allowance recorded:
Real estate
Commercial	1,517	1,442	287	1,727	1,625	332
1-4 family residential properties	1,071	957	78	944	944	62
Construction	2,317	2,317	154	2,332	2,332	156
Commercial	56	56	2	181	181	2
Consumer	18	18	1	18	18	1

Subtotal	4,979	4,790	522	5,202	5,100	553

Total	$11,751	$9,789	$522	$13,492	$11,653	$553

The recorded investment in loans excludes accrued interest receivable, due to immateriality. The recorded investment in loans includes loan originations fees. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 3—LOANS (Continued)

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of March 31, 2014 and December 31, 2013:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	March 31, 2014	December 31, 2013	March 31, 2014	December 31, 2013
Real estate
Commercial	$4,416	$4,544	$—	$—
1-4 family residential properties	1,408	1,256	—	—
Construction	—	—
Farm land	38	—	—	—
Commercial	56	66	—	—
Agriculture	7	18	—	—
Consumer	587	566	—	—

Total	$6,512	$6,450	$—	$—

The following table presents the aging of the recorded investment in past due loans as of March 31, 2014 and December 31, 2013 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
March 31, 2014
Real estate:
Commercial	$528	$3,585	$632	$4,745	$404,866	$409,611
1-4 Family	919	298	532	1,749	312,722	314,471
Construction	77	—	—	77	57,310	57,387
Multi-family	90	—	—	90	36,511	36,601
Farm land	—	—	—	—	33,730	33,730
Commercial	668	3	35	706	134,954	135,660
Consumer	6	—	—	6	13,787	13,793
Agricultural	805	262	350	1,417	117,083	118,500
Other	—	—	—	—	1,371	1,371

Total	$3,093	$4,148	$1,549	$8,790	$1,112,334	$1,121,124

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 3—LOANS (Continued)

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
December 31, 2013
Real estate:
Commercial	$5,542	$23	$99	$5,664	$392,148	$397,812
1-4 Family	672	447	621	1,740	302,148	303,888
Construction	—	—	—	—	56,193	56,193
Multi-family	—	—	—	—	34,538	34,538
Farm land	79	—	—	79	34,454	34,533
Commercial	695	—	42	737	143,215	143,952
Agricultural	—	—	14	14	15,067	15,081
Consumer	573	178	166	917	109,719	110,636
Other	—	—	—	—	4,685	4,685

Total	$7,561	$648	$942	$9,151	$1,092,167	$1,101,318

Troubled Debt Restructurings:

As of March 31, 2014 and December 31, 2013, the Company has a recorded investment in troubled debt restructurings of $7,340 and $7,343, respectively. The Company has allocated $109 and $45 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of March 31, 2014 and December 31, 2013. The Company has not committed to lend additional amounts as of March 31, 2014 and December 31, 2013 to customers with outstanding loans that are classified as troubled debt restructurings.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loan relationships with an outstanding balance greater than $1.5 million and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The loans that are not rated are homogenous loans that are evaluated for credit quality based on their delinquency status. The Company uses the following definitions for risk ratings.

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 3—LOANS (Continued)

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are consumer purpose loans or consumer purpose real estate loans that are not over 90 days past due or involved in bankruptcy.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not Rated	Totals
March 31, 2014
Real estate:
Commercial	$399,127	$—	$10,303	$—	$181	$409,611
1-4 family	95,393	—	4,451	—	214,627	314,471
Construction	44,752	—	2,388	—	10,247	57,387
Multi-family	32,902	—	291	—	3,408	36,601
Farmland	33,730	—	—	—	—	33,730
Commercial	134,363	—	1,249	—	48	135,660
Consumer	13,786	—	7	—	—	13,793
Agricultural	—	—	1,554	—	116,946	118,500
Other	1,347	—	—	—	24	1,371

Total	$755,400	$—	$20,243	$—	$345,481	$1,121,124

	Pass	Special Mention	Substandard	Doubtful	Not Rated	Totals
December 31, 2013
Real estate:
Commercial	$387,151	$—	$10,453	$—	$208	$397,812
1-4 family	91,718	—	4,743	—	207,427	303,888
Construction	36,878	—	5,549	—	13,766	56,193
Multi-family	34,538	—	—	—	—	34,538
Farmland	31,106	—	312	—	3,115	34,533
Commercial	142,678	—	1,124	—	150	143,952
Consumer	—	—	945	—	109,691	110,636
Agricultural	15,063	—	18	—	—	15,081
Other	1,383	—	—	—	3,302	4,685

Total	$740,515	$—	$23,144	$—	$337,659	$1,101,318

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 4—INCOME TAXES

Income tax expense consists of the following:

	March 31, 2014	March 31, 2013
Current Federal	$2,778	$1,792
Current State	—	—

Total current tax expense (benefit)	2,778	1,792

Deferred Federal	(42)	(73)
Deferred State	405	171

Total deferred tax expense	363	98
Total income tax expense	$3,141	$1,890

A reconciliation of income tax expense with the amount of income taxes (benefits) computed by applying the federal statutory rate (34%) to earnings before income taxes follows:

	March 31, 2014	March 31, 2013
Computed expected income tax expense	$3,238	$2,015
Increase (decrease) in taxes resulting from:
Tax exempt income	(213)	(223)
State income taxes, net of federated benefit	264	111
Change in valuation allowance	—	—
Captive insurance premiums	(104)	(50)
Other, net	(44)	37

Total income tax expense	$3,141	$1,890

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 4—INCOME TAXES (Continued)

Significant temporary differences between tax and financial reporting that result in deferred tax assets (liabilities) were as follows at March 31, 2014 and December 2013:

	March 31, 2014	December 31, 2013
Allowance for loan losses	$6,103	$6,123
Write down on other real estate	1,120	1,286
Unrealized gain on securities	3,783	6,732

Unrealized loss hedging transactions	478	444
Asset revaluation—WCB acquisition	(76)	(78)
FHLB stock dividends	(1,554)	(1,554)
Depreciation	(1,077)	(1,093)
Prepaid expenses	(498)	(505)
Deferred compensation	537	544
State net operating loss carry forward	735	974
Capital loss carry forward	—	—
Other, net	1,416	1,372

	10,967	14,245
Less valuation allowance	—	—

Net deferred tax asset	$10,967	$14,245

At March 31, 2014 and December 31, 2013 the Company has a Tennessee net operating loss carry forward of approximately $16,320 and $21,839, respectively, which is available to offset future taxable income.

The Company and its subsidiaries file a consolidated U.S. federal income tax return, as well as filing various returns in the states where its banking offices are located or conduct business. The federal and state filed income tax returns are no longer subject to examination by taxing authorities for years before 2010.

NOTE 5—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of March 31, 2014 the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.

If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 5—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

March 31, 2014 and December 31, 2013, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

The Company and the Bank’s actual capital amounts and ratios were as follows:

	Actual Regulatory Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
March 31, 2014
Community First Bancshares, Inc.
Total Capital to risk weighted assets	$215,176	17.86%	$96,383	8.00%	NA	NA
Tier 1 Capital to risk weighted assets	200,122	16.61	48,193	4.00	NA	NA
Tier 1 Capital to average assets	200,122	10.38	77,118	4.00	NA	NA

First State Bank
Total Capital to risk weighted assets	$206,776	17.18%	$96,287	8.00%	$120,359	10.00%
Tier 1 Capital to risk weighted assets	191,722	15.93	48,141	4.00	72,212	6.00
Tier 1 Capital to average assets	191,722	10.07	76,156	4.00	95,195	5.00

December 31, 2013
Community First Bancshares, Inc.
Total Capital to risk weighted assets	$208,829	17.44%	$95,839	8.00%	NA	NA
Tier 1 Capital to risk weighted assets	193,860	16.19	47,896	4.00	NA	NA
Tier 1 Capital to average assets	193,860	10.21	75,949	4.00	NA	NA

First State Bank
Total Capital to risk weighted assets	$203,505	17.01%	$95,711	8.00%	$119,638	10.00%
Tier 1 Capital to risk weighted assets	188,536	15.76	47,858	4.00	71,788	6.00
Tier 1 Capital to average assets	188,536	10.02	75,264	4.00	94,080	5.00

NOTE 6—FAIR VALUES

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 6—FAIR VALUES (Continued)

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices (Level 1) are not available, fair values are calculated based on market prices of similar securities or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). The fair value of level 3 securities are determined by the Company’s accounting department, which reports to the Chief Financial Officer (CFO). The CFO reviews the fair values and these are reported to the Board of Directors. Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality.

Interest Rate Swaps: The fair values of interest rate swaps are based on valuation models using observable market data as of the measurement date (Level 2).

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for collateral-dependent impaired loans are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Management reviews the assumptions and approaches utilized in the appraisal. Management periodically evaluates the appraised values and will discount a property’s appraised value to account for a number of factors including but not limited to the cost of liquidating the collateral, the age of the appraisal, observable deterioration since the appraisal, or other factors unique to the property.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 6—FAIR VALUES (Continued)

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

		Fair Value Measurements at March 31, 2014 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Obligations of U.S. government agencies	$120,299	$—	$120,299	$—
Agency mortgage-backed securities: residential	226,818	—	226,818	—
Agency mortgage-backed securities: commercial	69,193	—	69,193	—
Agency collateralized mortgage obligations: residential	123,602	—	132,602	—
Obligations of states and political subdivisions	120,509	—	120,509	—
Corporate notes	375	—	375	—
Equity securities	188	—	188	—

Total securities available-for-sale	$660,984	$—	$669,984	$—

Financial Liabilities
Interest rate swaps	$(1,457)	$—	$(1,457)	$—

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Obligations of U.S. government agencies	$108,099	$—	$108,099	$—
Agency mortgage-backed securities: residential	249,542	—	249,542	—
Agency mortgage-backed securities: commercial	77,919	—	77,919	—
Agency collateralized mortgage obligations: residential	127,606	—	127,606	—
Obligations of states and political subdivisions	107,897	—	107,897	—
Corporate notes	400	—	400	—
Equity securities	188	—	188	—

Total securities available-for-sale	$671,651	$—	$671,651	$—

Financial Liabilities
Interest rate swaps	$(1,541)	$—	$(1,541)	$—

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 6—FAIR VALUES (Continued)

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

		Fair Value Measurements at March 31, 2014 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Real estate:
Commercial	$3,952	$—	$—	$3,952

		Fair Value Measurements at December 31, 2013 Using:
	Carrying Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Real estate:
Commercial	$4,022	$—	$—	$4,022

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $3,952, with a valuation allowance of $7 at March 31, 2014, resulting in no additional provision for loan losses for the period ending March 31, 2014. The Company recorded $68 in provision for loan losses for collateral dependent impaired loans for the three months ended March 31, 2013.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 6—FAIR VALUES (Continued)

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at March 31, 2014 and December 31, 2013:

	Fair Value	Valuation Techniques(s)	Unobservable Input(s)	Range (Weighted Average)
March 31, 2014
Impaired Loans—commercial real estate	$3,952	Sales comparison approach	Adjustment for differences between the comparable sales	15%-25%(19%)
		Income approach	Capitalization rate	11%-13%(11%)

December 31, 2013
Impaired Loans—commercial real estate	$4,022	Sales comparison approach	Adjustment for differences between the comparable sales	15%-25%(19%)
		Income approach	Capitalization rate	11%-13%(11%)

The estimated fair values of the Company’s financial instruments were as follows at March 31, 2014 and December 31, 2013.

	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$21,453	$21,453	$18,323	$18,323
Interest-bearing deposits in financial institutions	22,250	22,250	20,025	20,025
Federal funds sold	5,215	5,215	7,749	7,749
Interest-bearing deposits	750	750	466	466
Securities available for sale	669,984	669,984	671,651	671,651
Securities held to maturity	200	200	200	200
Restricted equity securities	7,490	N/A	7,490	N/A
Loans held for sale	7,857	7,857	9,815	9,815
Loans, net of allowance	1,105,113	1,114,826	1,085,254	1,095,137
Accrued interest receivable	6,412	6,412	6,302	6,302

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 6—FAIR VALUES (Continued)

	March 31, 2014		December 31, 2013
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial liabilities
Deposits	$1,589,878	$1,552,540	$1,552,588	$1,517,581
Federal funds purchased and securities sold under agreements to repurchase	33,967	33,967	24,406	24,406
Federal Home Loan Bank advances	102,075	103,254	144,779	146,033
Subordinated debentures	27,100	13,001	27,100	12,980
Notes payable	—	—	3,000	3,000
Accrued interest payable	1,213	1,213	1,309	1,309
Interest rate swap	1,457	1,457	1,541	1,541

The methods and assumptions, not previously described, used to estimate fair values are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, notes payable, and variable rate loans or deposits that reprice frequently and fully. Loans held for sale fair values are determined by quoted prices for similar loans from third-party investors. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of loans does not consider widening credit spreads due to market illiquidity. Fair value of subordinated debentures and other debt are based on current rates for similar types of financing. It was not practicable to determine the fair value of restricted securities due to restrictions placed on its transferability. The fair value of off-balance sheet items is considered nominal.

NOTE 7—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as of March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
Commitments to make loans—Variable	$145,498	$139,374
Commitments to make loans—Fixed	59,916	79,350
Letters of credit	8,348	7,968

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Dollar amounts in thousands except per share data)

(Unaudited)

NOTE 8—SUBSEQUENT EVENT

On May 6, 2014, the Company entered into a definitive agreement and plan of merger (“Agreement”) with Simmons First National Corporation (“Simmons”). According to the terms of the Agreement, Simmons will acquire all of the outstanding common stock of the Company. Under the terms of the Agreement, each outstanding share of common stock and equivalents of the Company will be converted into the right to receive shares of the Simmons’ common stock. The number of shares to be issued is fixed with an exchange ratio of 17.8975 shares of Simmons’ stock for each share of the Company’s stock.

COMMUNITY FIRST BANCSHARES, INC.

Union City, Tennessee

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR’S REPORT

The Board of Directors

Community First Bancshares, Inc.

Union City, Tennessee

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Community First Bancshares, Inc., which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years ended in the three year period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Community First Bancshares, Inc. as of December 31, 2013 and 2012, and the results of its operations and its cash flows for the years in the three year period ended December 31, 2013 in accordance with accounting principles generally accepted in the United States of America.

/s/ Crowe Horwath LLP

Louisville, Kentucky

March 6, 2014

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2013 and 2012

(Dollar amounts in thousands, except per share data)

	December 31,
	2013	2012
ASSETS
Cash and due from financial institutions	$18,323	$17,341
Interest-bearing deposits in financial institutions	20,025	19,296
Federal funds sold	7,749	8,761

Cash and cash equivalents	46,097	45,398
Interest-bearing deposits in financial institutions	466	800
Securities held to maturity	200	320
Securities available for sale	671,651	632,414
Loans held for sale	9,815	17,050
Loans	1,101,318	971,431
Allowance for loan losses	(16,064)	(15,760)

Loans, net	1,085,254	955,671
Premises and equipment, net	44,254	43,296
Company owned life insurance	21,466	20,845
Accrued interest receivable	6,302	5,740
Restricted equity securities	7,490	7,490
Other real estate	6,016	7,495
Deferred tax asset	14,245	1,641
Other assets	10,335	10,593

Total Assets	$1,923,591	$1,748,753

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$174,862	$154,121
Interest bearing	1,377,726	1,298,031

Total deposits	1,552,588	1,452,152
Federal funds purchased and securities sold under agreement to repurchase	24,406	18,891
Federal Home Loan Bank advances	144,779	70,104
Subordinated debentures	27,100	27,100
Notes payable	3,000	3,000
Accrued interest payable	1,309	2,028
Other liabilities	11,543	10,953

Total liabilities	1,764,725	1,584,228
Preferred stock, Series C, senior non-cumulative, $30,852 liquidation value, 30,852 shares issued and outstanding in 2013 and 2012	30,852	30,852
Common stock, $10 par value; 500,000 shares authorized; 363,527.2 and 363,367.5 shares issued in 2013 and 2012	3,635	3,634
Additional paid-in-capital	48,257	48,132
Retained earnings	87,348	72,737
Accumulated other comprehensive income (loss)	(11,226)	9,170

Total shareholders’ equity	158,866	164,525

Total Liabilities and Shareholders’ Equity	$1,923,591	$1,748,753

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

	December 31,
	2013	2012	2011
Interest income
Loans, including fees	$57,999	$57,212	$61,014
Securities
Taxable	12,793	12,798	12,756
Exempt from federal income tax	2,636	2,120	1,782
Federal funds sold and other	376	429	450

Total interest income	73,804	72,559	76,002
Interest expense
Deposits	10,877	14,637	18,286
Notes Payable and advances from
Federal Home Loan Bank	1,178	1,580	1,768
Subordinated debentures	1,007	1,232	1,467
Federal funds purchased and securities sold under agreement to repurchase	74	47	261

Total interest expense	13,136	17,496	21,782

Net interest income	60,668	55,063	54,220
Provision for loan losses	977	1,545	7,073

Net interest income after provision for loan losses	59,691	53,518	47,147
Other income
Service charges on deposit accounts	6,339	6,181	5,469
Credit insurance premiums	439	328	282
Gain on sale of mortgage loans	5,747	6,010	4,080
Net gains on sales of securities available for sale	572	755	317
Net gain (loss) on sale of assets	2	(26)	552
Write-downs, expenses, sales of other real estate, net of gains	(736)	(1,068)	(1,989)
Insurance commission income	3,467	3,136	2,994
Other service charges, commissions and fees	6,451	5,878	5,277

Total other income	22,281	21,194	16,982
Other expenses
Salaries and employee benefits	32,791	30,302	26,266
Occupancy	7,863	7,454	7,267
Data processing	2,284	2,182	1,917
Loan expense	1,994	2,420	1,915
Advertising and marketing	1,458	1,368	1,046
FDIC assessments	1,025	1,290	1,762
Telephone	1,479	1,071	1,031
Other operating	6,027	5,818	4,895

Total other expenses	54,921	51,905	46,099
Income before income taxes	27,051	22,807	18,030
Income tax expense	8,639	4,979	5,129

Net income	$18,412	$17,828	$12,901

Less
Dividends on preferred stock	$1,542	$1,534	$1,265
Accretion on preferred stock, net	—	—	678

Net income available to common shareholders	$16,870	$16,294	$10,958

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

Years ended December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

	2013	2012	2011
Net income	$18,412	$17,828	$12,901

Other comprehensive income (loss):
Unrealized gains (losses) on securities:
Unrealized holding gain (loss) arising during the period	(33,146)	4,020	12,832
Reclassification adjustment for gains included in net income	(572)	(755)	(317)

	(33,718)	3,265	12,515
Tax effect	(12,911)	1,251	4,792

Net of tax	(20,807)	2,014	7,723
Unrealized gain (loss) on cash flow interest rate swap:
Unrealized holding loss	666	(319)	(1,410)
Reclassification adjustment for losses (gains) included in net income	—	—	—

	666	(319)	(1,410)
Tax effect	255	(122)	(540)

Net of tax	411	(197)	(870)

Total other comprehensive income (loss)	(20,396)	1,817	6,853

Comprehensive income (loss)	$(1,984)	$19,645	$19,754

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

	Common Stock	Preferred Stock, Net	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, January 1, 2011	$3,664	$20,322	$48,253	$49,275	$500	$122,014
Net Income	—	—	—	12,901	—	12,901
Other comprehensive income	—	—	—	—	6,853	6,853
Accretion of discount on Series A preferred stock	—	805	—	(805)	—	—
Amortization of Premium on Series B preferred Stock	—	(127)	—	127	—	—
Redemption of Series A and B preferred stock	—	(21,000)	—	—	—	(21,000)
Issuance of Series C preferred stock	—	30,852	—	—	—	30,852
Dividends on preferred stock	—	—	—	(1,265)	—	(1,265)
Dividends on common stock	—	—	—	(1,092)	—	(1,092)
Purchase of 2,803 shares of common stock	(28)	—	(370)	(356)	—	(754)
Stock based compensation expense	—	—	205	—	—	205

Balance, December 31, 2011	$3,636	$30,852	$48,088	$58,785	$7,353	$148,714

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

	Common Stock	Preferred Stock, Net	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, January 1, 2012	$3,636	$30,852	$48,088	$58,785	$7,353	$148,714
Net Income	—	—	—	17,828	—	17,828
Other comprehensive income	—	—	—	—	1,817	1,817
Restricted shares issued	7	—	(36)	—	—	(29)
Dividends on preferred stock	—	—	—	(1,534)	—	(1,534)
Dividends on common stock	—	—	—	(2,181)	—	(2,181)
Purchase of 882 shares of common stock	(9)	—	(117)	(161)	—	(287)
Stock based compensation expense	—	—	197	—	—	197

Balance, December 31, 2012	$3,634	$30,852	$48,132	$72,737	$9,170	$164,525

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

	Common Stock	Preferred Stock, Net	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholders’ Equity
Balance, January 1, 2013	$3,634	$30,852	$48,132	$72,737	$9,170	$164,525
Net Income	—	—	—	18,412	—	18,412
Other comprehensive loss	—	—	—	—	(20,396)	(20,396)
Restricted shares issued	5	—	(27)	—	—	(22)
Dividends on preferred stock	—	—	—	(1,542)	—	(1,542)
Dividends on common stock	—	—	—	(2,181)	—	(2,181)
Purchase of 378 shares of common stock	(4)	—	(51)	(78)	—	(133)
Stock based compensation expense	—	—	203	—	—	203

Balance, December 31, 2013	$3,635	$30,852	$48,257	$87,348	$(11,226)	$158,866

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

	2013	2012	2011
Cash flows from operating activities
Net income	$18,412	$17,828	$12,901
Adjustments to reconcile net earnings to net cash from operating activities
Provision for loan losses	977	1,545	7,073
Depreciation of premises and equipment	2,605	2,547	2,544
Amortization of intangible assets	204	369	373
Net gains on sales of securities available for sale	(572)	(755)	(317)
Net amortization on securities	5,685	7,839	4,498
Net losses on other real estate from sales and writedowns	642	347	144
(Gain) loss on sale of assets	(2)	26	(552)
Stock based compensation	203	197	205
Net change in loans held for sale	12,982	4,104	(2,176)
Gain on sale of mortgage loans	(5,747)	(6,010)	(4,080)
Deferred income taxes, net of change in valuation allowance	262	(1,042)	872
Earnings on life insurance policies	(621)	(695)	(562)
(Increase) decrease in accrued interest receivable	(562)	360	(310)
Decrease in accrued interest payable	(719)	(151)	(486)
Decrease in FDIC prepaid assessments	—	—	1,650
Other, net	1,078	787	2,507

Net cash from operating activities	34,827	27,296	24,284
Cash flows from investing activities
Net (increase) decrease in interest-bearing deposits in financial institutions	334	(43)	139
Purchased of securities available for sale	(254,358)	(324,319)	(285,183)
Proceeds from maturities and redemptions of securities available for sale	116,830	144,668	108,255
Proceeds from sale of securities available for sale	59,460	82,673	25,422
Proceeds from redemptions of callable securities held to maturity	220	320	324
Purchase of securities held to maturity	(100)	(320)	(322)
Repayments and loan originations, net	(134,056)	(51,825)	30,291
Purchase of premises and equipment	(3,563)	(3,599)	(1,226)
Purchase of company owned life insurance	—	—	(5,718)
Proceeds from sale of other real estate	4,333	7,676	9,789
Proceeds from sale of premises and equipment	2	26	3,117

Net cash from investing activities	(210,898)	(144,743)	(115,112)
Cash flows from financing activities
Net increase in deposits	100,436	61,582	117,864
Net increase (decrease) in federal funds purchased and securities sold under repurchase agreements	5,515	9,103	(756)
Repayments of Federal Home Loan Bank Advances	(136,325)	(82,951)	(319)
Proceeds from Federal Home Loan Bank advances	211,000	87,000	25,600
Repayments of notes payable	(3,000)	(433)	(151)
Proceeds from notes payable	3,000	3,000	—
Preferred stock dividends paid	(1,542)	(1,534)	(1,010)
Common stock dividends paid	(2,181)	(2,181)	(1,092)
Proceeds from issuance of preferred stock	—	—	30,852
Repayments of preferred stock	—	—	(21,000)
Redemption of common stock	(133)	(287)	(754)

Net cash from financing activities	176,770	73,299	149,234

Net change in cash	$699	$(44,148)	$58,406
Cash and cash equivalents at beginning of year	45,398	89,546	31,140

Cash and cash equivalents at end of year	$46,097	$45,398	$89,546

Supplemental disclosure of cash flow information
Interest paid	$13,855	$17,647	$22,268
Income taxes paid net of refunds received	3,369	6,256	2,708
Assets acquired through foreclosure	392	2,600	7,725
Loans made to facilitate the sale of other real estate	—	528	471
Security purchases settled in subsequent period	—	478	—

Small business lending operation acquired:
Fair value of assets acquired	$—	$8,294	$—
Cash paid	—	500	—

	$—	$8,794	$—

See accompanying notes to consolidated financial statements.

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Community First Bancshares, Inc. (the “Company”) and its wholly-owned subsidiaries: First State Bank (the “Bank”) and First State Risk Management. Also included in the consolidated financial statements are the accounts of First Auto, FS Investments, FS Funding, FS Data, First State Development, First State Insurance, First State Properties, First State ATMs, First State Transportation, First State Special Assets, Community Choice Reinsurance, and First State Finance. The consolidated group is collectively referred to as the “Company”. Material inter-company accounts and transactions have been eliminated in consolidation. All dollar amounts are in thousands except for per share data.

The Company provides financial services through its offices throughout Tennessee. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer. However, the customers’ ability to repay their loans is dependent on the real estate value and general economic conditions in the area.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses, deferred tax assets, and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions, interest bearing deposits in other financial institutions, and federal funds purchased and repurchase agreements.

Cash and Due from Financial Institutions: Included in cash and due from financial institutions are legal reserve requirements which must be maintained on an average basis in the form of cash and balances due from the Federal Reserve and other banks. The minimum requirement at December 31, 2013 and 2012 was $0 and $0, respectively.

Interest-Bearing Deposits in Other Financial Institutions: Interest-bearing deposits in other financial institutions mature within one year and are carried at cost.

Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through March 6, 2014, which is the date the financial statements were available to be issued.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Equity securities with readily determined fair values are classified as available for sale. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income, net of tax.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are recorded on the trade date based on the amortized cost of the security sold. Premiums and discounts are amortized on the level-yield method without anticipating pre-payments, except for mortgage backed securities where prepayments are anticipated.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on at least a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss, and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as impairment through earnings. For debt securities that do not meet the aforementioned criteria, the amount of impairment is split into two components as follows: 1) OTTI related to credit loss, which must be recognized in the income statement and 2) other-than-temporary impairment (OTTI) related to other factors, which is recognized in other comprehensive income. The credit loss is defined as the difference between the present value of the cash flows expected to be collected and the amortized cost basis. For equity securities, the entire amount of impairment is recognized through earnings.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings. Loans held for sale are generally sold with servicing rights released.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees net of certain direct origination costs are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on all classes of loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days still on accrual include both smaller balance homogeneous loans that are collectively evaluated for impairment and individually classified impaired loans. A loan is moved to non-accrual status in accordance with the Company’s policy, typically after 90 days of non-payment.

All interest accrued but not received for loans placed on non-accrual are reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status after a consistent pattern of repayment has been demonstrated and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired.

A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans, for which the terms have been modified, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

All substandard loan relationships over $500 are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures. Troubled debt restructurings are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years. This actual loss experience is supplemented with other economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations. The following portfolio segments and their associated risks have been identified:

•	Real estate loans are affected by the local real estate market, the local economy, and, for variable rate mortgages, movement in indices tied to these loans. Appraisals are obtained to support the loan amount.

•	Commercial loans are dependent on the strength of the industries of the related borrowers and the success of their businesses. Commercial loans are advanced for equipment purchases or to provide working capital or meet other financing needs of business enterprises. These loans may be secured by accounts receivable, inventory, equipment or other business assets. Financial information is obtained from the borrower to evaluate ability to repay the loans.

•	Agricultural loans are affected by the local real estate market, the local economy, and the success of the business. These loans may be secured by accounts receivable, inventory, equipment, or other various assets. Financial information is obtained from the borrower to evaluate the ability to repay the loans.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

•	Consumer loans are dependent on local economies. Consumer loans are generally secured by consumer assets, but may be unsecured. The Bank evaluates the borrower’s repayment ability through a review of credit scores and an evaluation of debt to income ratios.

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost, less accumulated depreciation. Depreciation has been computed on straight-line and accelerated methods, based on the estimated useful lives of the respective assets. Buildings are depreciated over a range from 5 to 39 years, with furniture, fixtures, and equipment depreciated from 2 to 15 years. Leasehold improvements are amortized over the shorter of their estimated useful lives or the lease term.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs of carrying foreclosed assets after acquisition are expensed.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted equity security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Company Owned Life Insurance: The Company has purchased life insurance policies on certain key executives. Company owned life insurance is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other changes or other amounts due that are probable at settlement.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Securities Sold Under Agreement to Repurchase: Substantially all securities sold under agreements to repurchase represent amounts advanced by bank customers. Securities are pledged to cover the amount of the liabilities which exceed federal deposit insurance.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

Derivatives: At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in current earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in noninterest income. Cash flows on hedges are classified in the cash flow statement the same as the cash flows of the items being hedged.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.

When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were accumulated in other comprehensive income are amortized into earnings over the same periods which the hedged transactions will affect earnings.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Retirement Plan: Employee 401(k) and profit sharing plan expense is the amount of matching contributions.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income (loss). Other comprehensive income (loss) includes fair value adjustments on derivatives and unrealized gains and losses on securities available for sale, which are also recognized as a separate component of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Corporation or by the Corporation to shareholders.

Stock-Based Compensation: Compensation cost is recognized for restricted stock awards issued to employees based on the fair values at the date of grant. Compensation cost is recognized over the required service period, generally defined as the vesting period.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

NOTE 2—SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income were as follows:

Available for sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2013
Obligations of U.S. government agencies	$115,501	$430	$(7,832)	$108,099
Agency mortgage-backed securities: residential	249,899	3,383	(3,740)	249,542
Agency mortgage-backed securities: commercial	82,777	67	(4,925)	77,919
Agency collateralized mortgage obligations: residential	130,659	786	(3,839)	127,606
Obligations of states and political subdivisions	109,258	2,112	(3,473)	107,897
Corporate notes	400	—	—	400
Equity securities	188	—	—	188

Total	$688,682	$6,778	$(23,809)	$671,651

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 2—SECURITIES (Continued)

Available for sale:	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2012
Obligations of U.S. government agencies	$34,911	$136	$(93)	$34,954
Agency mortgage-backed securities: residential	363,513	9,776	(247)	373,042
Agency mortgage-backed securities: commercial	22,572	136	(93)	22,615
Agency collateralized mortgage obligations: residential	106,427	2,612	(38)	109,001
Obligations of states and political subdivisions	86,723	4,885	(163)	91,445
Corporate notes	500	—	—	500
Trust preferred securities	883	11	(271)	623
Equity securities	198	36	—	234

Total	$615,727	$17,592	$(905)	$632,414

The Company had gross realized gains of $947, $1,213, and $317 and gross realized losses of $375, $458, and $0 in 2013, 2012, and 2011, respectively from the sale of securities available for sale. Proceeds from these transactions were $59,460, $82,673, and $25,422 in 2013, 2012 and 2011, respectively.

The amortized cost and fair values of debt and equity securities at December 31, 2013 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale
	Amortized Cost	Fair Value
Due in one year or less	$254	$262
Due in one to five years	9,767	10,159
Due in five to ten years	86,626	82,303
Due after ten years	128,512	123,672
Agency mortgage-backed securities: residential	249,899	249,542
Agency mortgage-backed securities: commercial	82,777	77,919
Agency collateralized mortgage obligations: residential	130,659	127,606
Equity securities	188	188

	$688,682	$671,651

Securities carried at approximately $311,377 and $198,958 at December 31, 2013 and 2012, respectively, were pledged to secure deposits and for other purposes as required or permitted by law.

At December 31, 2013 and 2012, the Company did not hold securities of any single issuer, other than obligations of U.S. Government agencies whose aggregate book value exceeded ten percent of shareholders’ equity.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 2—SECURITIES (Continued)

The following table shows securities with unrealized losses and their fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012.

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2013
Obligations of US government agencies	$61,291	$(4,782)	$31,018	$(3,050)	$92,309	$(7,832)
Agency mortgage-backed securities: residential	129,986	(2,761)	11,414	(979)	141,400	(3,740)
Agency mortgage-backed securities: commercial	64,656	(4,588)	5,953	(337)	70,609	(4,925)
Agency collateralized mortgage obligations: residential	91,004	(3,839)	—	—	91,004	(3,839)
Obligations of states and political subdivisions	42,667	(3,026)	3,922	(447)	46,589	(3,473)

Total available for sale	$389,604	$(18,996)	$52,307	$(4,813)	$441,911	$(23,809)

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
2012
Obligations of US government agencies	$22,772	$(93)	$—	$—	$22,772	$(93)
Agency mortgage-backed securities: residential	30,080	(247)	—	—	30,080	(247)
Agency mortgage-backed securities: commercial	8,181	(93)	—	—	8,181	(93)
Agency collateralized mortgage obligations: residential	3,848	(38)	—	—	3,848	(38)
Obligations of states and political subdivisions	13,808	(163)	—	—	13,808	(163)
Trust preferred securities	—	—	323	(271)	323	(271)

Total available for sale	$78,689	$(634)	$323	$(271)	$79,012	$(905)

Unrealized losses on state and municipal bonds, agency mortgage-backed securities, agency collateralized mortgage obligations and other agency securities have not been recognized into income because the issuers bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The fair value is expected to recover as the bonds approach maturity.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 3—RESTRICTED EQUITY SECURITIES

Restricted equity securities consist of securities which are restricted as to transferability. These securities are recorded at cost.

	2013	2012
Federal Home Loan Bank	$7,482	$7,482
Federal Agricultural Mortgage Corporation	8	8

	$7,490	$7,490

NOTE 4—LOANS

A summary of loans outstanding by category follows:

	2013	2012
Real estate:
Commercial	$397,812	$357,678
1 to 4 family residential properties	303,888	$267,263
Construction	56,193	$45,186
Farm land	34,533	$29,454
Multi-family	34,538	$33,050
Commercial	143,952	$125,117
Agricultural	15,081	$13,792
Consumer	110,636	$95,686
Other	4,685	4,205

	$1,101,318	$971,431

The above table includes net deferred loan fees of $668 and $413 and unearned income of $12,717 and $14,531 as of December 31, 2013 and 2012, respectively.

Certain parties (principally directors and officers of the Corporation or the Bank, including their affiliates, families, and companies in which they hold ten percent or more ownership) were customers of, and had extensions of credit and other transactions with the Bank in the ordinary course of business. These extensions of credit totaled $65,731 and $59,157 as of December 31, 2013 and 2012, respectively.

Balance at January 1, 2013	$59,157
New loans	14,884
Repayments	(8,310)

Balance at December 31, 2013	$65,731

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the years ending December 31, 2013, 2012, and 2011:

	Real Estate	Commercial	Agricultural	Consumer	Other	Total
2013
Allowance for loan losses:
Beginning balance	$11,550	$1,879	$128	$1,614	$589	$15,760
Provision for loan losses	3,092	(2,777)	(52)	137	577	977
Loans charged-off	(2,024)	(163)	—	(872)	(738)	(3,797)
Recoveries	1,044	1,342	—	454	284	3,124

Total ending allowance balance	$13,662	$281	$76	$1,333	$712	$16,064

2012
Allowance for loan losses:
Beginning balance	$13,945	$2,214	$149	$2,134	$512	$18,954
Provision for loan losses	1,528	(191)	(60)	(85)	353	1,545
Loans charged-off	(4,742)	(294)	—	(723)	(478)	(6,237)
Recoveries	819	150	40	288	201	1,498

Total ending allowance balance	$11,550	$1,879	$129	$1,614	$588	$15,760

2011
Allowance for loan losses:
Beginning balance	$12,555	$2,835	$18	$2,523	$95	$18,026
Provision for loan losses	5,759	251	99	460	504	7,073
Loans charged-off	(4,760)	(1,004)	—	(1,235)	(351)	(7,350)
Recoveries	391	132	32	386	264	1,205

Total ending allowance balance	$13,945	$2,214	$149	$2,134	$512	$18,954

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2013 and 2012:

	Real Estate	Commercial	Agricultural	Consumer	Other	Total
2013
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$550	$2	$—	$1	$—	$553
Collectively evaluated for impairment	13,112	279	76	1,332	712	15,511

Total ending allowance balance	$13,662	$281	$76	$1,333	$712	$16,064

Loans:
Individually evaluated for impairment	$11,424	$187	$—	$42	$—	$11,653
Collectively evaluated for impairment	815,540	143,765	15,081	110,594	4,685	1,089,665

Total ending allowance balance	$826,964	$143,952	$15,081	$110,636	$4,685	$1,101,318

2012
Allowance for loan losses:
Ending allowance balance attributable to loans:
Individually evaluated for impairment	$504	$7	$—	$6	$—	$517
Collectively evaluated for impairment	11,046	1,872	129	1,608	588	15,243

Total ending allowance balance	$11,550	$1,879	$129	$1,614	$588	$15,760

Loans:
Individually evaluated for impairment	$16,223	$380	$—	$82	$—	$16,685
Collectively evaluated for impairment	716,408	124,737	13,792	95,604	4,205	954,746

Total ending allowance balance	$732,631	$125,117	$13,792	$95,686	$4,205	$971,431

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2013:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
2013
With no related allowance recorded:
Real estate
Commercial	$7,786	$6,052	$—	$5,018	$64	$62
1-4 family residential properties	471	471	—	474	27	26
Commercial	6	6	—	7	1	1
Consumer	27	24	—	32	2	2

Subtotal	8,290	6,553	—	5,531	94	91

With an allowance recorded:
Real estate
Commercial	1,727	1,625	332	1,602	43	41
1-4 family residential properties	944	944	62	948	44	43
Construction	2,332	2,332	156	2,330	103	101
Commercial	181	181	2	255	14	13
Consumer	18	18	1	22	—	—

Subtotal	5,202	5,100	553	5,157	204	198

Total	$13,492	$11,653	$553	$10,688	$298	$289

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2012:

	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
2012
With no related allowance recorded:
Real estate
Commercial	$11,280	$9,150	$—	$10,494	$461	$444
1-4 family residential properties	3,043	2,732	—	3,204	175	170
Construction	420	248	—	343	18	18
Commercial	195	195	—	238	17	17
Consumer	22	22	—	26	4	4

Subtotal	14,960	12,347	—	14,305	675	653

With an allowance recorded:
Real estate
Commercial	1,239	1,100	115	1,367	62	59
1-4 family residential properties	586	586	168	601	12	12
Construction	2,407	2,407	221	2,403	115	113
Commercial	185	185	7	249	4	4
Consumer	62	60	6	71	1	1

Subtotal	4,479	4,338	517	4,691	194	189

Total	$19,439	$16,685	$517	$18,996	$869	$842

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the year ended December 31, 2011:

	Average Recorded Investment	Interest Income Recognized	Cash Basis Interest Recognized
2011
With no related allowance recorded:
Real estate
Commercial	$599	$15	$13
1-4 family residential properties	2,643	78	70
Commercial	601	11	12
Consumer	19	1	1

Subtotal	3,862	105	96

With an allowance recorded:
Real estate
Commercial	10,167	563	552
1-4 family residential properties	181	8	9
Construction	3,545	77	76
Commercial	243	9	9
Consumer	36	1	1

Subtotal	14,172	658	647

Total	$18,034	$763	$743

The recorded investment in loans excludes accrued interest receivable, due to immateriality. The recorded investment in loans includes loan originations fees. For purposes of this disclosure, the unpaid principal balance is not reduced for net charge-offs.

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2013 and 2012:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2013	2012	2013	2012
Real estate
Commercial	$4,544	$5,093	$—	$—
1-4 family residential properties	1,256	2,089	—	—
Construction	—	357	—	—
Commercial	66	14	—	—
Agriculture	18	—	—	—
Consumer	566	425	—	—

Total	$6,450	$7,978	$—	$—

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2013 and 2012 by class of loans:

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
2013
Real estate:
Commercial	$5,542	$23	$99	$5,664	$392,148	$397,812
1-4 Family	672	447	621	1,740	302,148	303,888
Construction	—	—	—	—	56,193	56,193
Multi-family	—	—	—	—	34,538	34,538
Farm land	79	—	—	79	34,454	34,533
Commercial	695	—	42	737	143,215	143,952
Consumer	573	178	166	917	109,719	110,636
Agricultural	—	—	14	14	15,067	15,081
Other	—	—	—	—	4,685	4,685

Total	$7,561	$648	$942	$9,151	$1,092,167	$1,101,318

	30-59 Days Past Due	60-89 Days Past Due	Greater than 89 Days Past Due	Total Past Due	Loans Not Past Due	Total Loans
2012
Real estate:
Commercial	$3,915	$2,167	$2,821	$8,903	$348,775	$357,678
1-4 Family	1,518	405	484	2,407	264,856	267,263
Construction	233	—	19	252	44,934	45,186
Multi-family	—	—	—	—	33,050	33,050
Farm land	—	—	—	—	29,454	29,454
Commercial	155	7	2	164	124,953	125,117
Consumer	670	150	158	978	94,708	95,686
Agricultural	31	—	—	31	13,761	13,792
Other	—	—	—	—	4,205	4,205

Total	$6,522	$2,729	$3,484	$12,735	$958,696	$971,431

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

Troubled Debt Restructurings:

As of December 31, 2013 and 2012, the Company has a recorded investment in troubled debt restructurings of $7,343 and $10,809, respectively. The Company has allocated $109 and $45 of specific reserves to customers whose loan terms have been modified in troubled debt restructurings as of December 31, 2013 and 2012. The Company has not committed to lend additional amounts as of December 31, 2013 and 2012 to customers with outstanding loans that are classified as troubled debt restructurings.

During the year ended December 31, 2013, the terms of certain loans were modified as troubled debt restructurings. The modification of the terms of such loans included one or a combination of the following: a reduction of the stated interest rate of the loan; an extension of the maturity date at a stated rate of interest lower than the current market rate for new debt with similar risk; or a permanent reduction of the recorded investment in the loan.

Modifications involving a reduction of the stated interest rate of the loan were for periods ranging from 16 months to 3 years. Modifications involving an extension of the maturity date were for periods ranging from 16 months to 3 years.

There were no loans modified as troubled debt restructurings during 2013. The following table presents loans by class modified as troubled debt restructurings that occurred during the years ending December 2012 and 2011:

	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
2012
Troubled debt restructurings
Real estate:
Commercial	2	$522	$522
1-4 family	1	877	877
Commercial	23	368	368
Consumer	6	59	59

Total	32	$1,826	$1,826

2011
Troubled debt restructurings
Real estate:
Commercial	3	$8,825	$8,684
1-4 family	3	391	251
Commercial	2	230	230
Consumer	4	37	37

Total	12	$9,483	$9,202

The troubled debt restructurings described above increased the allowance for loan losses by $43 and resulted in charge offs of $0 during the year ended December 31, 2012. The troubled debt restructurings described above

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

increased the allowance for loan losses by $190 and resulted in charge offs of $108 during the year ending December 31, 2011.

There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2013. The following table presents loans by class modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the years ended December 31, 2012 and 2011:

	Number of Loans	Recorded Investment
2012
Troubled debt restructurings that subsequently defaulted:
Real estate:
Commercial	1	$67
1-4 family	3	29

Total	4	$96

2011
Troubled debt restructurings that subsequently defaulted:
Real estate:
Commercial	1	$562
1-4 family	1	108

Total	2	$670

A loan is considered to be in payment default once it is 30 days contractually past due under the modified terms.

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes loan relationships with an outstanding balance greater than $1.5 million and non-homogeneous loans, such as commercial and commercial real estate loans. This analysis is performed on a quarterly basis. The loans that are not rated are homogenous loans that are evaluated for credit quality based on their delinquency status. The Company uses the following definitions for risk ratings.

Special Mention. Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 4—LOANS (Continued)

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are consumer purpose loans or consumer purpose real estate loans that are not over 90 days past due or involved in bankruptcy.

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

	Pass	Special Mention	Substandard	Doubtful	Not Rated	Totals
2013
Real estate:
Commercial	$387,151	$—	$10,453	$—	$208	$397,812
1-4 family	91,718	—	4,743	—	207,427	303,888
Construction	36,878	—	5,549	—	13,766	56,193
Multi-family	34,538	—	—	—	—	34,538
Farmland	31,106	—	312	—	3,115	34,533
Commercial	142,678	—	1,124	—	150	143,952
Consumer	—	—	945	—	109,691	110,636
Agricultural	15,063	—	18	—	—	15,081
Other	1,383	—	—	—	3,302	4,685

Total	$740,515	$—	$23,144	$—	$337,659	$1,101,318

	Pass	Special Mention	Substandard	Doubtful	Not Rated	Totals
2012
Real estate:
Commercial	$335,082	$—	$20,300	$—	$2,296	$357,678
1-4 family	76,242	—	8,026	—	182,995	267,263
Construction	29,137	—	6,758	—	9,291	45,186
Multi-family	33,050	—	—	—	—	33,050
Farmland	26,825	—	317	—	2,312	29,454
Commercial	123,273	—	1,633	—	211	125,117
Consumer	—	—	985	—	94,701	95,686
Agricultural	13,750	—	2	—	40	13,792
Other	2,499	—	48	—	1,658	4,205

Total	$639,858	$—	$38,069	$—	$293,504	$971,431

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2013	2012
Land	$13,037	$12,860
Buildings and improvements	41,232	39,638
Furniture, fixtures and equipment	16,805	16,102
Automobiles	423	374
Construction in process	363	36

	71,860	69,010
Less: Accumulated depreciation	(27,606)	(25,714)

	$44,254	$43,296

Depreciation expense related to premises and equipment amounted to $2,605 in 2013 and $2,547 in 2012, and $2,544 in 2011.

The Company leases certain branch properties and equipment under operating leases. Rent expense was $999, $792 and $709 for 2013, 2012 and 2011, respectively. Rent commitments under non-cancelable operating leases are as follows, before considering renewal options that generally are present.

2014	$1,093
2015	887
2016	643
2017	335
2018	78

$3,036

NOTE 6—DEPOSITS

Time deposits of $100,000 or more were $286,966 and $296,802 (excluding CDARS deposits) at year-end 2013 and 2012, respectively. Brokered time deposits and CDARS deposits were $25,934 and $13,738, respectively, at year-end 2013 compared to $17,368 and $6,384, respectively, at year-end 2012.

Scheduled maturities of time deposits for the next five years are as follows:

	Time Deposits	Brokered Deposits	CDARS Deposits	Total Time Deposits
2014	$312,073	$4,795	$12,389	$329,257
2015	135,364	12,280	1,349	148,993
2016	19,841	4,137	—	23,978
2017	11,874	—	—	11,874
2018	8,405	—	—	8,405

Deposit accounts to related parties, primarily executive officers and directors, totaled $12,482 and $15,645 at December 31, 2013 and 2012, respectively.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 7—SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreement to repurchase totaled $24,406 and $4,891 at December 31, 2013 and 2012, respectively. The carrying value of the securities pledged for these repurchase agreements was $29,484 and $16,426 at December 31, 2013 and 2012, respectively. The securities underlying the agreements were maintained by the Bank’s safekeeping agent and pledged for use in these agreements.

NOTE 8—FEDERAL HOME LOAN BANK ADVANCES

At year-end, advances from the Federal Home Loan Bank were as follows:

	2013	2012
Maturities February 2014 through December 2025, fixed at rates from 0.21% to 9.20%, with weighted average rate of 0.63%.	$144,779	$70,104

FHLB advances are payable with varying payment terms. Some advances have prepayment penalties, which would be assessed if the advances were repaid before their maturity date. The advances were collateralized by the majority of the Company’s first mortgage loans under a blanket lien arrangement at year-end 2013 and 2012, respectively. Based on this collateral and the Company’s holdings of FHLB stock, the Company is eligible to borrow up to a total of $1,932 of additional borrowings at year-end 2013.

Maturities over the next five years are as follows:

2014	$92,921
2015	26,216
2016	5,616
2017	5,016
2018	15,010

$144,779

NOTE 9—SUBORDINATED DEBENTURES

A trust formed by the Company issued $6,000 of 10.2% fixed rate trust preferred securities in 2001 as part of a pooled offering of such securities. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. After February 22, 2011, the subordinated debentures may be redeemed at 105% of face value. The premium for the redemption decreases .50% each year until February 22, 2021 at which time the securities are redeemable at 100% of face value. This issue matures February 22, 2031.

A second trust was formed by the Company which issued $11,100 of variable rate trust preferred securities in 2005. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The rate adjusts with the 3 Month Libor (plus 1.75%) adjusted quarterly. The interest rate at December 31, 2013 was 2.00%. These issues mature June 30, 2035 and became callable at par after June 30, 2011.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 9—SUBORDINATED DEBENTURES (Continued)

A third trust was formed by the Company which issued a total of $10,000 of trust preferred securities in 2007. The Company issued subordinated debentures to the trust in exchange for the proceeds of the offering; the debentures and related debt issuance costs represent the sole assets of the trust. The issue consisted of $6,000 at a fixed rate at 6.08% and $4,000 at a variable rate adjusting with the 3 Month Libor (plus 1.37%) adjusted quarterly. In September 2012, the entire issue was converted to the variable rate. The interest rate at December 31, 2013 was 1.62%. These issues mature on September 15, 2037.

Subordinated debentures are presented in liabilities on the balance sheet and are included as Tier I capital for regulatory purposes.

NOTE 10—NOTE PAYABLE

On December 13, 2013, the Company renewed an outstanding line of credit for $15 million from a commercial bank for the purpose of securing additional funds for capital infusion to the Bank or for debt service needs. Terms of the line of credit include a variable interest rate of either prime as published in the Wall Street Journal less 0.50% or Daily One Month LIBOR plus 2.00%. The interest rate at December 31, 2013 was 2.75%. Interest is due quarterly commencing March 31, 2014. The line of credit is unsecured and matures December 27, 2014. At December 31, 2013 and 2012, the Company had $3,000 outstanding on this line of credit.

NOTE 11—INCOME TAXES

Income tax expense consists of the following:

	2013	2012	2011
Current Federal	$8,288	$6,021	$4,257
Current State	89	—	—

Total current tax expense (benefit)	8,377	6,021	4,257
Deferred Federal	(316)	487	872
Deferred State	853	644	192

Total deferred tax expense	537	1,131	1,064
Change in valuation allowance	(275)	(2,173)	(192)

Net deferred income tax	262	(1,042)	872

Total income tax expense	$8,639	$4,979	$5,129

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 11—INCOME TAXES (Continued)

A reconciliation of income tax expense with the amount of income taxes (benefits) computed by applying the federal statutory rate (34%) to earnings before income taxes follows:

	2013	2012	2011
Computed expected income tax expense	$9,242	$7,754	$6,130
Increase (decrease) in taxes resulting from:
Tax exempt income	(860)	(911)	(872)
State income taxes, net of federated benefit	622	419	192
Change in valuation allowance	(275)	(2,173)	(192)
Captive insurance premiums	(242)	(362)	(381)
Other, net	152	252	252

Total income tax expense	$8,639	$4,979	$5,129

Significant temporary differences between tax and financial reporting that result in deferred tax assets (liabilities) were as follows at December 31, 2013 and 2012:

	2013	2012
Allowance for loan losses	$6,123	$6,013
Write down on other real estate	1,286	1,473
Unrealized gain on securities	6,732	(6,390)

Unrealized loss hedging transactions	444	700
Asset revaluation—WCB acquisition	(78)	(85)
FHLB stock dividends	(1,554)	(1,556)
Depreciation	(1,093)	(946)
Prepaid expenses	(505)	(550)
Deferred compensation	544	549
State net operating loss carry forward	974	1,555
Capital loss carry forward	—	275
Other, net	1,372	878

	14,245	1,916
Less valuation allowance	—	(275)

Net deferred tax asset	$14,245	$1,641

Management concluded a valuation allowance was not appropriate at December 31, 2013 primarily due to the fact that management believes it is more likely than not that the Tennessee net operating losses incurred through December 31, 2013 will be utilized before they expire. The need for the valuation allowance is evaluated periodically by management. Factors considered in the evaluation include historical operating results, forecasted future earnings, expansion plans, legislative changes, and other income considerations.

At December 31, 2013 and 2012, there were valuation allowances of $0 and $275 recognized against the gross deferred tax asset of $14,245 and $1,916, respectively. In 2012, management determined that a valuation allowance of $275 was necessary against the Company’s capital loss carryforward as it is more likely than not to expire before it can be used. During 2013, a capital gain was recognized and this valuation allowance was reversed.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 11—INCOME TAXES (Continued)

At December 31, 2013 and 2012 the Company has a Tennessee net operating loss carry forward of approximately $21,839 and $36,247, respectively, which is available to offset future taxable income. The Tennessee loss carryforwards will begin to expire in 2023, $822 in 2023, $14,697 expiring in 2024 and $6,320 expiring in 2025.

The Company and its subsidiaries file a consolidated U.S. federal income tax return, as well as filing various returns in the states where its banking offices are located or conduct business. The federal and state filed income tax returns are no longer subject to examination by taxing authorities for years before 2010.

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. Management believes as of December 31, 2013 the Company and Bank meet all capital adequacy requirements to which they are subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition.

If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2013 and 2012, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 12—CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

The Corporation and the Bank’s actual capital amounts and ratios at December 31, 2013 and 2012 were as follows:

	Actual Regulatory Capital		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2013
Community First Bancshares, Inc.
Total Capital to risk weighted assets	$208,829	17.44%	$95,839	8.00%	NA	NA
Tier 1 Capital to risk weighted assets	193,860	16.19	47,896	4.00	NA	NA
Tier 1 Capital to average assets	193,860	10.21	75,949	4.00	NA	NA

First State Bank
Total Capital to risk weighted assets	$203,505	17.01%	$95,711	8.00%	$119,638	10.00%
Tier 1 Capital to risk weighted assets	188,536	15.76	47,858	4.00	71,788	6.00
Tier 1 Capital to average assets	188,536	10.02	75,264	4.00	94,080	5.00

December 31, 2012
Community First Bancshares, Inc.
Total Capital to risk weighted assets	$191,340	17.94%	$85,324	8.00%	NA	NA
Tier 1 Capital to risk weighted assets	177,978	16.68	42,681	4.00	NA	NA
Tier 1 Capital to average assets	177,978	10.23	69,591	4.00	NA	NA

First State Bank
Total Capital to risk weighted assets	$186,904	17.54%	$85,247	8.00%	$106,559	10.00%
Tier 1 Capital to risk weighted assets	173,542	16.29	42,613	4.00	63,920	6.00
Tier 1 Capital to average assets	173,542	10.07	68,934	4.00	86,168	5.00

Dividend Restrictions: The Company’s principal source of funds for dividend payments is dividends received from the Bank. Banking regulations limit the amount of dividends that may be paid without prior approval of regulatory agencies. Under these regulations, the amount of dividends that may be paid in any calendar year is limited to the current year’s net profits, combined with the retained net profits of the preceding two years, subject to the capital requirements described above. During 2014, the Bank could, without prior approval, declare dividends of approximately $29,818 plus any 2014 net profits retained to the date of the dividend declaration.

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 14—FAIR VALUES

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1: Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2: Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3: Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value:

Investment Securities: The fair values for investment securities are determined by quoted market prices, if available (Level 1). For securities where quoted prices (Level 1) are not available, fair values are calculated based on market prices of similar securities or matrix pricing, which is a mathematical technique widely used in the industry to value debt securities without relying exclusively on quoted prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted securities (Level 2). For securities where quoted prices or market prices of similar securities are not available, fair values are calculated using discounted cash flows or other market indicators (Level 3). The fair value of level 3 securities are determined by the Company’s accounting department, which reports to the Chief Financial Officer (CFO). The CFO reviews the fair values and these are reported to the Board of Directors. Discounted cash flows are calculated using spread to swap and LIBOR curves that are updated to incorporate loss severities, volatility, credit spread and optionality.

Interest Rate Swaps: The fair values of interest rate swaps are based on valuation models using observable market data as of the measurement date (Level 2).

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Non-real estate collateral may be valued using an appraisal, net book value per the borrower’s financial statements, or aging reports, adjusted or discounted based on management’s historical knowledge, changes in market conditions from the time of the valuation, and management’s expertise and knowledge of the client and client’s business, resulting in a Level 3 fair value classification. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Other Real Estate Owned: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. Fair value is commonly based on recent real estate

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 14—FAIR VALUES (Continued)

appraisals which are updated no less frequently than annually. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Other real estate properties are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for both collateral-dependent impaired loans and other real estate owned are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Management reviews the assumptions and approaches utilized in the appraisal. Management periodically evaluates the appraised values and will discount a property’s appraised value to account for a number of factors including but not limited to the cost of liquidating the collateral, the age of the appraisal, observable deterioration since the appraisal, or other factors unique to the property.

Assets and Liabilities Measured on a Recurring Basis

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Carrying Value	Fair Value Measurements at December 31, 2013 Using:
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Obligations of U.S. government agencies	$108,099	$—	$108,099	$—
Agency mortgage-backed securities: residential	249,542	—	249,542	—
Agency mortgage-backed securities: commercial	77,919	—	77,919	—
Agency collateralized mortgage obligations: residential	127,606	—	127,606	—
Obligations of states and political subdivisions	107,897	—	107,897	—
Corporate notes	400	—	400	—
Equity securities	188	—	188	—

Total securities available-for-sale	$671,651	$—	$671,651	$—

Financial Liabilities
Interest rate swaps	$(1,541)	$—	$(1,541)	$—

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 14—FAIR VALUES (Continued)

	Carrying Value	Fair Value Measurements at December 31, 2012 Using:
		Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial Assets
Obligations of U.S. government agencies	$34,954	$—	$34,954	$—
Agency mortgage-backed securities: residential	373,042	—	373,042	—
Agency mortgage-backed securities: commercial	22,615	—	22,615	—
Agency collateralized mortgage obligations: residential	109,001	—	109,001	—
Obligations of states and political subdivisions	91,445	—	91,445	—
Corporate notes	500	—	500	—
Trust preferred securities	623		—	623
Equity securities	234	54	180	—

Total securities available-for-sale	$632,414	$54	$631,737	$623

Financial Liabilities
Interest rate swaps	$(2,384)	$—	$(2,384)	$—

There were no transfers between Level 1 and Level 2 during 2013 or 2012.

Assets and Liabilities Measured on a Non-Recurring Basis

Assets and liabilities measured at fair value on a non-recurring basis are summarized below:

	Carrying Value	Fair Value Measurements at December 31, 2013 Using:
		Quoted Prices in Active Markets for Indentical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Real estate:
Commercial	$4,022	$—	$—	$4,022

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 14—FAIR VALUES (Continued)

	Carrying Value	Fair Value Measurements at December 31, 2012 Using:
		Quoted Prices in Active Markets for Indentical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Impaired loans:
Real estate:
Commercial	$8,293	$—	$—	$8,293

The following represent impairment charges recognized during the period:

Impaired loans, which are measured for impairment using the fair value of the collateral for collateral dependent loans, had a carrying amount of $4,022, with a valuation allowance of $66 at December 31, 2013, resulting in an additional provision for loan losses of $668 for the year ending December 31, 2013. At December 31, 2012, impaired loans had a carrying amount of $8,293, with a valuation allowance of $105 at December 31, 2012, resulting in an additional provision for loan losses of $2,423 for the year ending December 31, 2012. At December 31, 2011, impaired loans had a carrying amount of $13,963, with a valuation allowance of $320 at December 31, 2011, resulting in an additional provision for loan losses of $320 for the year ending December 31, 2011.

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2013 and 2012:

	Fair Value	Valuation Techniques(s)	Unobservable Input(s)	Range (Weighted Average)
2013
Impaired Loans—commercial real estate	$4,022	Sales comparison approach	Adjustment for differences between the comparable sales	15%-25%(19%)

		Income approach	Capitalization rate	11%-13%(11%)

2012
Impaired Loans—commercial real estate	$8,293	Sales comparison approach	Adjustment for differences between the comparable sales	16%-50%(20%)

		Income approach	Capitalization rate	9%-12%(10%)

(Continued)

COMMUNITY FIRST BANCSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 14—FAIR VALUES (Continued)

The estimated fair values of the Company’s financial instruments were as follows at December 31, 2013 and 2012.

	2013		2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and due from financial institutions	$18,323	$18,323	$17,341	$17,341
Interest-bearing deposits in financial institutions	20,025	20,025	19,296	19,296
Federal funds sold	7,749	7,749	8,761	8,761
Interest-bearing deposits	466	466	800	800
Securities available for sale	671,651	671,651	632,414	632,414
Securities held to maturity	200	200	320	320
Restricted equity securities	7,490	N/A	7,490	N/A
Loans held for sale	9,815	9,815	17,050	17,050
Loans, net of allowance	1,085,254	1,095,137	955,671	983,587
Accrued interest receivable	6,302	6,302	5,740	5,740

Financial liabilities
Deposits	$1,552,588	$1,517,581	$1,452,152	$1,439,124
Federal funds purchased and securities sold under agreements to repurchase	24,406	24,406	18,891	18,891
Federal Home Loan Bank advances	144,779	146,033	70,104	71,808
Subordinated debentures	27,100	12,980	27,100	12,796
Notes payable	3,000	3,000	3,000	3,000
Accrued interest payable	1,309	1,309	2,028	2,028
Interest rate swap	1,541	1,541	2,384	2,384

The methods and assumptions, not previously described, used to estimate fair values are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, interest bearing deposits, accrued interest receivable and payable, demand deposits, notes payable, and variable rate loans or deposits that reprice frequently and fully. Loans held for sale fair values are determined by quoted prices for similar loans from third-party investors. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair value of loans does not consider widening credit spreads due to market illiquidity. Fair value of subordinated debentures and other debt are based on current rates for similar types of financing. It was not practicable to determine the fair value of restricted securities due to restrictions placed on its transferability. The fair value of off-balance sheet items is considered nominal.

(Continued)

COMMUNITY FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 15—LOAN COMMITMENTS AND OTHER RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk of credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

	2013	2012
Commitments to make loans—Variable	$139,374	$126,949
Commitments to make loans—Fixed	79,350	34,279
Letters of credit	7,968	10,367

NOTE 16—INTEREST RATE SWAPS

The Company’s interest rate swaps are recognized as assets or liabilities at fair value. Interest rate swaps are used as part of its asset liability management to help manage interest rate risk. The Company does not use interest rate swaps for trading purposes.

The notional amount of the interest rate swaps does not represent amounts exchanged by the parties. The amount exchanged is determined by reference to the notional amount and the other terms of the individual interest rate swap agreements.

Interest Rate Swaps Designated as Cash Flow Hedges: An interest rate swap with a notional amount totaling $15.1 million as of December 31, 2013 and 2012, was designated as cash flow hedge of certain subordinated debentures and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other liabilities with changes in fair value recorded in other comprehensive income (loss). The amount included in accumulated other comprehensive income (loss) would be reclassified to current earnings should the hedges no longer be considered effective. The Company expects the hedges to remain fully effective during the remaining terms of the swaps.

Summary information about the interest-rate swaps designated as cash flow hedges as of year-end is as follows:

	2013	2012
Notional amounts	$15,100	$15,100
Weighted average pay rates	4.91%	4.91%
Weighted average receive rates	1.90%	1.96%
Maturity	4 years	5 years
Fair value of cash flow interest rate swaps	$(1,160)	$(1,826)

Interest expense (net cash settlements) recorded on these swap transactions totaled $237, $344 and $193 during 2013, 2012 and 2011, respectively and is reported as a component of interest expense.

(Continued)

COMMUNITY FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 16—INTEREST RATE SWAPS (Continued)

The counterparty to the Company’s derivative is exposed to credit risk whenever the derivative is in a liability position. The Company has posted $1,985 in deposits as collateral to the extent the unsecured liability exists.

Interest Rate Swaps Designated as Fair Value Hedges: Interest rate swaps with notional amounts totaling $3,292 and $3,432 as of December 31, 2013 and 2012, respectively, were designated as fair value hedges of certain loans receivable and were determined to be fully effective during all periods presented. As such, no amount of ineffectiveness has been included in net income. Therefore, the aggregate fair value of the swaps is recorded in other assets (liabilities) with changes in fair value of loans recorded in loans receivable. The Company expects the hedges to remain fully effective during the remaining terms of the swaps.

Summary information about the interest-rate swaps designated as fair value hedges as of year-end is as follows:

	2013	2012
Notional amounts	$3,292	$3,432
Pay rates	6.35%	6.35%
Receive rates	2.1395%	2.1857%
Maturity	4 years	5 years
Fair value of fair value interest rate swap	$(381)	$(558)

Interest expense (net cash settlements) recorded on these swap transactions totaled $142, $148, and $153 during 2013, 2012 and 2011, respectively, and is reported as a component of interest income from loans.

The gain or loss on the fair value interest rate swap as well as the offsetting loss or gain on the loan attributable to the hedged risk is recognized in current earnings. The Company includes the gain or loss on the loan in the same line item – interest income from loans as the offsetting gain or loss related to the interest rate swap. In 2013, the loss on the loan was $177 and the gain on the interest rate swap was $177. In 2012, the gain on the loan was $4 and the loss on the interest rate swap was $4. In 2011, the gain on the loan was $208 and the loss on the interest rate swap was $208.

The counterparty to the Company’s derivative is exposed to credit risk whenever the derivative is in a liability position. The Company has posted collateral of approximately $504 in securities available for sale as collateral to the extent the unsecured liability exists.

NOTE 17—PREFERRED STOCK

On August 18, 2011, as part of the Small Business Lending Fund (“SBLF”), the Company entered into a Small Business Lending Fund Securities Purchase Agreement (“SBLF Purchase Agreement”) with the United States Department of the Treasury (“Treasury”). Under the SBLF Purchase Agreement, the Company issued 30,852 shares of preferred stock Series C to the Treasury. The preferred stock Series C shares qualify as Tier 1 capital and will pay quarterly dividends. During the first nine quarters the initial dividend rate was 5% but could fluctuate between 1% and 5% based on growth in qualified small business loans. After the initial period the rate became fixed based on qualified lending growth. The rate will remain fixed at 1% through December 2015.

(Continued)

COMMUNITY FIRST BANCSHARES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2013, 2012, and 2011

(Dollar amounts in thousands except per share data)

NOTE 17—PREFERRED STOCK (Continued)

The proceeds received from the SBLF preferred series C shares were used to redeem the 20,000 shares of Series A and 1,000 shares of Series B preferred stock which were issued on March 20, 2009 as part of the United States Treasury’s Troubled Asset Relief Program (TARP). All shares had a liquidation value of $1,000.

NOTE 18—OTHER COMPREHENSIVE INCOME (LOSS)

The following is a summary of the accumulated other comprehensive income (loss) balances, net of tax:

	Balance at December 31, 2012	Current Period Change	Balance at December 31, 2013
Unrealized gains (losses) on securities available for sale	$10,333	$(20,807)	$(10,474)
Unrealized losses (gains) on interest rate swaps	(1,163)	411	(752)

Total	$9,170	$(20,396)	$(11,226)

Management’s Discussion and Analysis

Critical Accounting Policies

Overview

Community First follows accounting and reporting policies that conform, in all material respects, to accounting principles generally accepted in the United States of America and to general practices within the financial services industry. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. While Community First bases estimates on historical experience, current information and other factors deemed to be relevant, actual results could differ from those estimates.

Community First considers accounting estimates to be critical to reported financial results if (i) the accounting estimate requires management to make assumptions about matters that are highly uncertain and (ii) different estimates that management reasonably could have used for the accounting estimate in the current period, or changes in the accounting estimate that are reasonably likely to occur from period to period, could have a material impact on the financial statements.

The accounting policies that Community First views as critical to the financial statements are those relating to estimates and judgments regarding (a) the determination of the adequacy of the allowance for loan losses and (b) income taxes.

Allowance for Loan Losses on Loans

The allowance for loan losses is management’s estimate of probable losses in the loan portfolio. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance is calculated monthly based on management’s assessment of several factors such as (1) historical loss experience based on volumes and types, (2) volume and trends in delinquencies and nonaccruals, (3) lending policies and procedures including those for loan losses, collections and recoveries, (4) national, state and local economic trends and conditions, (5) concentrations of credit within the loan portfolio and the composition, maturity and other qualitative characteristics of the loan portfolio, (6) the experience, ability and depth of lending management and staff, and (7) other factors and trends that will affect specific loans and categories of loans. Community First establishes general allocations for each major loan category. This category also includes allocations to loans which are collectively evaluated for loss such as one-to-four family residential real estate loans and other consumer loans. General reserves have been established, based upon the aforementioned factors and allocated to the individual loan categories. Allowances are accrued for probable losses on specific loans evaluated for impairment for which the basis of each loan, including accrued interest, exceeds the discounted amount of expected future collections of interest and principal or, alternatively, the fair value of loan collateral. Any immaterial residual reserves are distributed among the loan portfolio categories based on their percent composition of the entire portfolio.

Income Taxes

Community First is subject to the federal income tax laws of the United States, and the tax laws of the states and other jurisdictions where the Community First conducts business. Due to the complexity of these laws, taxpayers and the taxing authorities may subject these laws to different interpretations. Management must make conclusions and estimates about the application of these innately intricate laws, related regulations, and case law. When preparing Community First’s income tax returns, management attempts to make reasonable interpretations of the tax laws. Taxing authorities have the ability to challenge management’s analysis of the tax law or any reinterpretation management makes in its ongoing assessment of facts and the developing case law. Management assesses the reasonableness of its effective tax rate quarterly based on its current estimate of net income and the applicable taxes expected for the full year. On a quarterly basis, management also reviews circumstances and developments in tax law affecting the reasonableness of deferred tax assets and liabilities and reserves for contingent tax liabilities.

Overview

March 31, 2014 Overview. Net income for the three months ended March 31, 2014 was $6.1 million and diluted earnings per share were $16.51, compared to net income of $4.0 million and $10.00 diluted earnings per share for the same period of 2013. Net income available to common shareholders for the three months ended March 31, 2014 was $6.0 million compared to $3.6 million for the same period of 2013.

Community First continued its growth in core earnings for the first quarter. Although Community First has experienced loan growth and strong asset quality in recent reporting periods, management continues to focus upon operating efficiency. Management’s focus continues to be improvement in core operating income.

The positive trends in the balance sheet, as reflected in our organic loan growth, enabled Community First to produce a net interest margin of 3.79% for the first quarter of 2014.

Stockholders’ equity as of March 31, 2014 was $169.3 million and book value per share was $380.22. The ratio of stockholders’ equity to total assets was 8.73% at March 31, 2014. Community First’s Tier I leverage ratio of 10.38%, as well as the other regulatory capital ratios, remain significantly above the “well capitalized” levels (see the Capital section of this Item).

Total assets were $1.9 billion at March 31, 2014, compared to $1.9 billion at December 31, 2013 and $1.8 billion at March 31, 2013. Total loans were $1.1 billion at March 31, 2014, compared to $1.1 billion at December 31, 2013 and $962.8 million at March 31, 2013.

2013 Overview. Community First’s net income for the year ended December 31, 2013 was $18.4 million and diluted earnings per share were $46.23, compared to net income of $17.8 million and $44.65 diluted earnings per share in 2012. Net income increased by $584 thousand, or 3.28% and diluted earnings per share increased by $1.58, or 3.54%.

Net income available to common shareholders increased to $16.9 million for the year ended December 31, 2013 from $16.3 million for 2012. The increase in net income available to common shareholders was attributable to increases in net interest income of $5.6 million and non-interest income of $1.1 million, a reduction in the provision for loan losses of $568 thousand, offset by an increase in preferred stock dividends of $8 thousand and increases in non-interest expense of $3.0 million and income tax expense of $3.7 million. The annualized return on average assets and average shareholders’ equity were 0.93% and 11.62% for the year ended December 31, 2013, respectively, compared to 0.95% and 11.67% for the equivalent period in 2012.

Community First experienced positive trends in the balance sheet, as reflected in the bond portfolio, net loan and total deposits growth during the past year which enabled management to increase the net interest margin to 3.68% from 3.55%. In addition, the asset quality continued with its positive trend as nonperforming assets as a percentage of total assets decreased to 0.65% at December 31, 2013, compared to 0.89% at December 31, 2012, while the efficiency ratio improved to 66.21% from 68.07%.

Stockholders’ equity as of December 31, 2013 was $158.9 million. Community First’s ratio of stockholders’ equity to total assets was 8.26%. Community First participates in the Small Business Loan Fund (“SBLF”) preferred stock program. At December 31, 2013, Community First has $30.9 million of SBLF preferred stock. Community First’s Tier I leverage ratio of 10.21%, as well as other regulatory capital ratios, remain significantly above the “well capitalized” requirements. See Table 18—Risk-Based Capital for regulatory capital ratios.

Total loans were $1.1 billion at December 31, 2013, an increase of $129.9 million, or 13.37%, from the same period in 2012. Community First experienced loan growth in all loan categories including $94.3 million in real estate loans and $18.8 million in commercial loans.

Despite the continued challenges in the economy, Community First continues to experience improved asset quality. The allowance for loan losses as a percent of total loans was 1.46% at December 31, 2013 compared to 1.62% at December 31, 2012. Non-performing loans equaled 0. 59% of total loans at December 31, 2013 compared to 0.82% at December 31, 2012. Non-performing assets were 0.65% of total assets at December 31, 2013 compared to 0.89% at December 31, 2012. The allowance for loan losses was 249.05% of non-performing loans at December 31, 2013 compared to 197.54% at December 31, 2012. Community First’s net charge-offs to average loans for 2013 were 0.07%, compared to 0.51% for 2012.

Total assets were $ 1.9 billion at December 31, 2013 compared to $1.7 billion at December 31, 2012, an increase of $174.8 million primarily due to loans and securities growth, which was funded by growth in deposits and FHLB advances.

Results of Operations

Net Interest Income

Net interest income, the principal source of earnings, is the difference between the interest income generated by earning assets and the total interest cost of the deposits and borrowings obtained to fund those assets. Factors that determine the level of net interest income include the volume of earning assets and interest bearing liabilities, yields earned and rates paid, the level of non-performing loans and the amount of non-interest bearing liabilities supporting earning assets. Net interest income is analyzed in the discussion and tables below on a fully taxable equivalent basis. The adjustment to convert certain income to a fully taxable equivalent basis consists of dividing tax-exempt income by one minus the combined federal and state income tax rate of 39%.

The Federal Reserve Board sets various benchmark rates, including the Federal Funds rate, and thereby influences the general market rates of interest, including the deposit and loan rates offered by financial institutions. The Federal Reserve Board target for the Federal Funds rate, which is the cost to banks of immediately available overnight funds, has remained unchanged at 0.00% – 0.25% since December 16, 2008. Community First’s loan portfolio is significantly affected by changes in the prime interest rate. The prime interest rate, which is the rate offered on loans to borrowers with strong credit, has remained unchanged at 3.25% since December 16, 2008.

Results of Operations for March 31, 2014 and March 31, 2013

For the three month period ended March 31, 2014, net interest income was $16.4 million, an increase of $2.5 million, or 17.87%, over the same period in 2013. The increase in net interest income was the result of a $1.8 million increase in interest income and a $707 thousand decrease in interest expense.

The increase in net interest margin was due to the reduction in the cost of interest-bearing liabilities to 0.74% for the first quarter of 2014 from 1.02% in the same quarter in 2013. The decrease in the cost of funds was achieved through reductions in time deposits and time deposit rates. First State Bank has been repricing time deposit products to lower rates and converting these types of deposits to transactional products. Also contributing to the increase in margin, were the $77.8 million FHLB advances issued at lower interest rates.

By March 31, 2014, First State Bank averaged non-interest bearing deposits of $174.8 million, an increase of $20.9 million from $153.9 million for the same quarter in 2013.

The yield on interest earning assets declined to 4.44% in the first quarter of 2014 from 4.53% in the first quarter of 2013 while interest income on a fully taxable equivalent basis increased to $19.7 million from $17.9 million over the respective periods. First State Bank’s average loans increased to $1.1 billion for the quarter ended March 31, 2014 from $909.7 million for the prior year period which has primarily been funded by an increase in deposits and FHLB advances.

The following tables reflect an analysis of net interest income on a fully taxable equivalent basis for the three months ended March 31, 2014 and 2013, respectively, as well as changes in fully taxable equivalent net interest margin for the three months ended March 31, 2014, versus March 31, 2013.

(FTE = Fully Taxable Equivalent)	Three Months Ended March 31,
(In thousands)	2014	2013
Interest income	$19,225	$17,451
FTE adjustment	472	410

Interest income—FTE	19,697	17,861
Interest expense	2,862	3,569

Net interest income—FTE	$16,835	$14,292

Yield on earnings assets—FTE	4.44%	4.53%
Cost of interest bearing liabilities	0.74%	1.02%
Net interest spread—FTE	3.70%	3.51%
Net interest margin—FTE	3.79%	3.62%

Increase due to change in earning assets	$2,912
Decrease due to change in earning asset yields	(1,076)
Decrease due to change in interest bearing liabilities	(496)
Increase in interest rates paid on interest bearing liabilities	1,203

Increase in net interest income	$2,543

The table below shows, for each major category of earning assets and interest bearing liabilities, the average (computed on a daily basis) amount outstanding, the interest earned or expensed on such amount and the average rate earned or expensed for the three months ended March 31, 2014 and 2013. The table also shows the average rate earned on all earning assets, the average rate expensed on all interest bearing liabilities, the net interest spread and the net interest margin for the same periods. The analysis is presented on a fully taxable equivalent basis. Nonaccrual loans were included in average loans for the purpose of calculating the rate earned on total loans.

	Three Months Ended March 31,
	2014			2013
($ in thousands, on a fully taxable equivalent basis)	Average Balance	Income / Expense	Yield/ Rate	Average Balance	Income / Expense	Yield/ Rate
ASSETS
Earning Assets:
Loans	$1,097,578	$14,636	5.41%	$909,739	$13,910	6.20%
Securities
Taxable	579,782	3,760	2.63%	572,360	2,782	1.97%
Tax-exempt	96,508	1,210	5.08%	74,135	1,051	5.75%
Federal funds sold & other	25,713	91	1.44%	44,354	118	1.08%

Total interest-earning assets	1,799,581	19,697	4.44%	1,600,588	17,861	4.53%

Non-interest earning assets	116,658			163,743

Total assets	$1,916,239			$1,764,331

	Three Months Ended March 31,
	2014			2013
($ in thousands, on a fully taxable equivalent basis)	Average Balance	Income / Expense	Yield/ Rate	Average Balance	Income / Expense	Yield/ Rate
LIABILITIES AND STOCKHOLDERS EQUITY
Liabilities:
Interest-bearing liabilities
Deposits	$1,379,987	$2,281	0.67%	$1,322,428	$2,962	0.91%
Short-term borrowings	25,379	17	0.27%	18,218	11	0.24%
Long-term debt	162,969	564	1.40%	85,168	596	2.84%

Total interest-bearing liabilities	1,568,335	2,862	0.74%	1,425,814	3,569	1.02%

Non-interest bearing liabilities:
Demand deposits	174,798			153,899
Other liabilities	11,414			22,070

Total liabilities	1,754,547			1,601,783
Stockholders’ equity	161,692			162,548

Total liabilities and stockholders’ equity	$1,916,239			$1,764,331

Net interest income and margin		$16,835			$14,292

Margin analysis:
Net interest rate spread			3.70%			3.51%
Net yield on interest-earning assets (net interest margin)			3.79%			3.62%

The table below shows changes in interest income and interest expense resulting from changes in volume and changes in interest rates for the three month period ended March 31, 2014, as compared to the same period of the prior year. The changes in interest rate and volume have been allocated to changes in average volume and changes in average rates in proportion to the relationship of absolute dollar amounts of the changes in rates and volume.

	Three Months Ended March 31, 2014 over 2013
(In thousands, on a fully tax equivalent basis)	Volume	Yield/ Rate	Total
Increase (decrease) in:
Interest income:
Loans	2,645	(1,919)	726
Securities
Taxable	36	942	978
Tax-exempt	290	(131)	159
Federal funds sold & other	(59)	32	(27)

Total interest income	2,912	(1,076)	1,836

Interest expense
Deposits	124	(805)	(681)
Short-term borrowings	5	1	6
Long-term debt	367	(399)	(32)

Total interest expense	496	(1,203)	(707)

Increase in net interest income	2,416	127	2,543

Results of Operations for December 31, 2013 and December 31, 2012

For the year ended December 31, 2013, net interest income was $60.7 million, an increase of $5.6 million, or 10.18%, from the same period in 2012. The increase in net interest income was the result of a $1.2 million increase in interest income and a $ 4.4 million decrease in interest expense.

The $787 thousand increase in interest income on loans was primarily driven by an increase in the loan portfolio. Although the increase in loan volume during 2013 generated $4.5 million of additional interest income, a 38 basis point decline in yield resulted in a $3.7 million decrease in loan interest income, netting the $787 thousand increase from loans.

The decrease in interest expense was primarily driven from a reduction in costs of funds associated with interest bearing deposits. Interest expense from deposit accounts reduced from $14.6 million in 2012 to $10.9 million for 2013, a reduction of $3.8 million or 25.69%. The reduction was driven by a 36 basis point reduction in cost of funds partially offset by growth in average interest bearing deposit balances of $34.1 million.

Community First’s net interest margin was 3.68% for the year ended December 31, 2013, up 13 basis points from 2012. The margin has been strengthened by growth in earning assets, lower cost of funds on the interest bearing deposits and the continued increase of non-interest bearing deposits.

Community First’s net interest margin was 3.55% and 3.80% for the years ended December 31, 2012 and 2011, respectively.

	Years Ended December 31
(In thousands)	2013	2012	2011
Interest income	$73,804	$72,559	$76,002
FTE adjustment	1,685	1,355	1,139

Interest income—FTE	75,489	73,914	77,141
Interest expense	13,136	17,496	21,782

Net interest income—FTE	$62,353	$56,418	$55,359

Yield on earnings assets—FTE	4.46%	4.65%	5.29%
Cost of interest bearing liabilities	0.89%	1.25%	1.65%
Net interest spread—FTE	3.57%	3.40%	3.64%
Net interest margin—FTE	3.68%	3.55%	3.80%

(In thousands)	2013 vs. 2012	2012 vs. 2011
Increase due to change in earning assets	$5,903	$3,170
Decrease due to change in earning asset yields	(4,328)	(6,397)
Decrease due to change in interest bearing liabilities	(1,051)	(1,123)
Increase in interest rates paid on interest bearing liabilities	5,411	5,409

Increase in net interest income	$5,935	$1,059

For each major category of earning assets and interest bearing liabilities, the table below presents the average (computed on a daily basis) amount outstanding, the interest earned or expensed on such amount and the average rate earned or expensed for each of the years in the three-year period ended December 31, 2013. The table also shows the average rate earned on all earning assets, the average rate expensed on all interest bearing liabilities, the net interest spread and the net interest margin for the same periods. The analysis is presented on a fully taxable equivalent basis. Nonaccrual loans were included in average loans for the purpose of calculating the rate earned on total loans.

	Years Ended December 31,
	2013			2012			2011
(In thousands)	Average Balance	Income / Expense	Yield / Rate (%)	Average Balance	Income / Expense	Yield / Rate (%)	Average Balance	Income / Expense	Yield / Rate (%)
ASSETS
Earning assets:
Loans	$1,010,625	$57,999	5.74%	$934,895	$57,212	6.12%	$959,060	$61,014	6.36%
Securities
Taxable	577,319	12,793	2.22	562,903	12,798	2.27	415,577	12,756	3.07
Tax-exempt	80,031	4,321	5.40	57,451	3,475	6.05	43,142	2,921	6.77
Federal funds sold & other	25,002	376	1.50	35,294	429	1.22	39,749	450	1.13

Total interest-earning assets	1,692,977	75,489	4.46	1,590,543	73,914	4.65	1,457,528	77,141	5.29

Non-interest earning assets	122,854			120,437			119,107

Total assets	$1,815,831			$1,710,980			$1,576,635

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Interest-bearing liabilities:
Deposits	$1,334,998	10,877	0.81%	$1,300,881	14,637	1.13%	$1,219,960	18,286	1.50%
Short-term borrowings	26,599	74	0.28	11,095	47	0.42	10,968	261	2.38
Long-term debt	118,577	2,185	1.84	92,023	2,812	3.06	92,860	3,235	3.48

Total interest-bearing liabilities	1,480,174	13,136	0.89	1,403,999	17,496	1.25	1,323,788	21,782	1.65

Non-interest bearing liabilities:
Demand deposits	157,707			131,476			109,936
Other liabilities	32,825			35,864			21,249

Total liabilities	1,670,706			1,571,339			1,454,973
Stockholders’ equity	145,125			139,641			121,662

Total liabilities and stockholders’ equity	$1,815,831			$1,710,980			$1,576,635

Net interest income and margin		$62,353			$56,418			$55,359

Net interest spread			3.57%			3.40%			3.64%
Net interest margin			3.68%			3.55%			3.80%

	Years Ended December 31,
(In thousands, on a fully taxable equivalent basis)	2013 over 2012			2012 over 2011
	Volume	Yield/Rate	Total	Volume	Yield/Rate	Total
Increase (decrease) in
Interest income:
Loans	$4,471	$(3,684)	$787	$(1,514)	$(2,288)	$(3,802)
Investment securities—taxable	323	(328)	(5)	3,845	(3,803)	42
Investment securities—non-taxable	1,251	(405)	846	891	(337)	554
Federal funds sold & other	(142)	89	(53)	(52)	31	(21)

Total	5,903	(4,328)	1,575	3,170	(6,397)	(3,227)

Interest expense
Interest bearing transaction and savings accounts	375	(4,135)	(3,760)	1,149	(4,798)	(3,649)
Short-term borrowings	1	26	27	3	(217)	(214)
Long-term debt	675	(1,302)	(627)	(29)	(394)	(423)

Total	1,051	(5,411)	(4,360)	1,123	(5,409)	(4,286)

Increase (decrease) in net interest income	$4,852	$1,083	$5,935	$2,047	$(988)	$1,059

Provision for Loan Losses

The provision for loan losses represents management’s determination of the amount necessary to be charged against the current period’s earnings in order to maintain the allowance for loan losses at a level considered appropriate in relation to the estimated risk inherent in the loan portfolio. The level of provision to the allowance is based on management’s judgment, with consideration given to the composition, maturity and other qualitative characteristics of the loan portfolio, historical loan loss experience, assessment of current economic conditions, past due and non-performing loans, net loan loss experience, lending policies and procedures and concentrations of credit within the loan portfolio. It is management’s practice to review the allowance on a monthly basis, and, after considering the factors previously noted, to determine the level of provision made to the allowance.

The provision for loan losses for the three month period ended March 31, 2014, was $166 thousand, a decrease of $81 thousand from the three month period ended March 31, 2013. Even with a growing loan portfolio, management was able to reduce first quarter 2014 provision at similar levels as in 2013, primarily due to improving asset quality. See “—Financial Condition—Allowance for Loan Losses” for additional information.

The provision for loan losses for 2013, 2012 and 2011, was $977 thousand, $1.5 million and $7.1 million, respectively. Even with a growing portfolio, Community First lowered 2013 provision level as compared to 2012, primarily due to a reduction in the net loan charge-offs, nonperforming loans, past due loans and classified loans. See Allowance for Loan Losses section for additional information.

During 2012, Community First decreased provision by approximately $5.5 million, primarily due to improving asset quality and a decrease from 2011 in net loan charge-offs.

Non-Interest Income

Non-interest income is principally derived from recurring fee income, which includes service charges and other service fees. Non-interest income also includes income on the sale of mortgage loans and SBA loans, insurance commission income, gains (losses) from sales of securities and gains (losses) related to other real estate transactions.

Total non-interest income was $5.9 million for the three month period ended March 31, 2014, an increase of $242 thousand, or 4.29%, compared to $5.6 million for the same period in 2013.

The table below shows non-interest income for the three month periods ended March 31, 2014 and 2013, respectively, as well as changes in 2014 from 2013.

	Three Months Ended March 31,
(In thousands)	2014	2013	2014 Change from 2013
Service charges on deposit accounts	$1,389	$1,473	$(84)	(5.70)%
Credit insurance premiums	89	62	27	43.55
Gain on sale of mortgage loans	883	1,476	(593)	(40.18)
Net gain on sales of securities available for sale	723	138	585	423.91
Net gain (loss) on sale of assets	11	(7)	18	(257.14)
Write-downs, expenses, sales of other real estate, net of gains	128	65	63	96.92
Insurance commission income	926	899	27	3.00
Other service charges, commissions and fees	1,733	1,534	199	12.97

Total noninterest income	$5,882	$5,640	$242	4.29%

Service charges on deposit accounts decreased by $84 thousand, or 5.70%, and other service charges and fees increased by $199 thousand, or 12.97%. Mortgage lending income decreased by $593 thousand for the three months ended March 31, 2014 compared to last year, due primarily to a decline in residential refinancing volume experienced by the entire industry. Net gain on sales of securities increased $585 thousand for the three months ended March 31, 2014 compared to the three months ended 2013 from the sale of $37.9 million in securities during 2014 compared to $17.0 million in securities during 2013.

Total non-interest income was $22.3 million in 2013, compared to $21.2 million in 2012 and $17.0 million in 2011. Non-interest income for 2013 increased $ 1.1 million, or 5.13%, from 2012.

The following table shows non-interest income for the years ended December 31, 2013, 2012 and 2011, respectively, as well as changes in 2013 from 2012 and in 2012 from 2011.

	Years Ended December 31			2013 Change from 2012		2012 Change from 2011
(In thousands)	2013	2012	2011
Service charges on deposit accounts	$6,339	$6,181	$5,469	$158	2.56%	$712	13.02%
Credit insurance premiums	439	328	282	111	33.84	46	16.31
Gain on sale of mortgage loans	5,747	6,010	4,080	(263)	(4.38)	1,930	47.30
Net gain on sales of securities available for sale	572	755	317	(183)	(24.24)	438	138.17
Net gain (loss) on sale of assets	2	(26)	552	28	(107.69)	(578)	(104.71)
Write-downs, expenses, sales of other real estate, net of gains	(736)	(1,068)	(1,989)	332	(31.09)	921	(46.30)
Insurance commission income	3,467	3,136	2,994	331	10.55	142	4.74
Other service charges, commissions and fees	6,451	5,878	5,277	573	9.75	601	11.39

Total noninterest income	$22,281	$21,194	$16,982	$1,087	5.13%	$4,212	24.80%

Service charges on deposits accounts for 2013 were $6.3 million, an increase of $158 thousand, or 2.56%, when compared with the 2012 amounts. Service charges on deposits accounts increased due to a higher volume of total accounts and overdraft activity in 2013 as compared to 2012 and 2011.

Gain on sale of mortgage loans decreased by $263 thousand, or 4.38%, in 2013 compared to 2012, primarily due to a softer market which led to a substantially lower residential refinancing volume in 2013. Gain on sale of mortgage loans increased by $1.9 million, or 47.30%, in 2012 compared to 2011, primarily due to historically low mortgage rates leading to a significant increase in residential refinancing activity.

Insurance commission income increased by $331 thousand, or 10.55%, in 2013 compared to 2012, primarily due to the additional revenue generated by the property and casualty insurance profit sharing line of business and the additional increased volume in the health/benefit products. Insurance commission income increased by $142 thousand, or 4.74%, in 2012 compared to 2011 due to increase volume in property and casualty and other insurance accounts.

Community First recorded $572 thousand in net realized gains on sales of $59.5 million in available for sale securities during 2013 compared to $755 thousand in net realized gains on sales of $82.7 million in available for sale securities during 2012. In 2011, $317 thousand in net realized gains on sales of $25.4 million in available for sale securities were recorded.

The net loss and write-downs for other real estate owned decreased to $736 thousand in 2013 compared to $1.1 million in 2012 and $2.0 million in 2011. The sales and carrying amount of other real estate owned continued to decrease from 2011 through 2013. In 2011, Community First acquired $7.7 million in other real estate from foreclosures compared to $2.6 million in 2012 and $392 thousand in 2013. Additionally, Community First sold $9.8 million in other real estate in 2011 compared to $7.7 million in 2012 and $4.3 million in 2013. Community First has reduced the carrying amount of other real estate to $6.0 million, or 0.31% of total assets at December 31, 2013.

Non-Interest Expense

Non-interest expense consists of salaries and employee benefits, occupancy, data processing, loan expense and other expenses necessary for the operation of Community First. Management remains committed to controlling the level of non-interest expense through the continued use of expense control measures that have been installed. Management utilizes an extensive profit planning and reporting system involving all subsidiaries. Based on a needs assessment of the business plan for the upcoming year, monthly and annual profit plans are developed, including manpower and capital expenditure budgets. These profit plans are subject to extensive initial reviews and monitored by management on a monthly basis. Variances from the plan are reviewed monthly and, when required, management takes corrective action intended to ensure financial goals are met. Management also regularly monitor staffing levels at each subsidiary to ensure productivity and overhead are in line with existing workload requirements.

Non-interest expense for the three months ended March 31, 2014 was $12.8 million, a decrease of $521 thousand, or 3.90%, from the same period in 2013. This decrease includes a reduction in other operating expenses by $1.2 million or 54.97%, due primarily to a decrease in other real estate owned expense. Partially offsetting the decrease in other operating expenses, salaries and employee benefits increased by $473 thousand for the three months ended March 31, 2014 due to normal salary increases and the awarding of restricted stock awards.

The table below shows non-interest expense for the three month periods ended March 31, 2014 and 2013, respectively, as well as changes in 2014 from 2013.

	Three Months Ended March 31,		2014 Change from 2013
(In thousands)	2014	2013
Salaries and employee benefits	$8,238	$7,765	$473	6.09%
Occupancy	2,058	1,904	154	8.09
Data processing	651	543	108	19.89
Advertising and marketing	338	353	(15)	(4.25)
FDIC assessments	250	325	(75)	(23.08)
Telephone	312	279	33	11.83
Other operating	982	2,181	(1,199)	(54.97)

Total noninterest expense	$12,829	$13,350	$(521)	(3.90)%

Non-interest expense for 2013 was $54.9 million, an increase of $3.0 million or 5.81% from 2012. Non-interest expense for 2012 was $51.9 million, an increase of $5.8 million or 12.59%, from 2011. Salaries and employee benefits had the most significant increased due to the increase in full time equivalent employees. Full time equivalent employees increase to 501 in 2013 and 482 in 2012 due to the opening of new markets in Memphis, Williamson County in Middle Tennessee, Maryville in East Tennessee and the creation of a corporate calling center in West Tennessee.

Salary and employee benefits increased to $32.8 million in 2013 from $30.3 million in 2012, an increase of $2.5 million, or 8.21%. Occupancy expense increased to $7.9 million in 2013 from $7.5 million in 2012, an increase of $409 thousand, or 5.49%. Data processing expense increased to $2.3 million in 2013 from $2.2 million in 2012, an increase of $102 thousand, or 4.67%. Salary and employee benefits, occupancy and data processing expense increased primarily due to the growth in full time equivalent employees, opening of new locations and increased volume of account activity. Salary and employee benefits, occupancy and data processing increased in 2012 as compared to 2011 by $4.0 million, or 15.37%; $187 thousand, or 2.57%; and $265 thousand, or 13.82%, respectively, for the same reasons as identified above.

FDIC assessment expense during 2013 decreased to $1.0 million from $1.3 million in 2012, a decrease of $265 thousand, or 20.54%. FDIC assessment expense during 2012 decreased $472 thousand, or 26.79%, from $1.8 million in 2011. The 2013 and 2012 decrease is attributable to a decrease in deposit insurance premiums resulting from changes in the FDIC’s assessment base and rates.

Advertising and marketing for 2013 was $1.5 million, an increase of $90 thousand or 6.58% from 2012. Loan expense decreased to $2.0 million during 2013, a decrease of $426 thousand from 2012. This decrease is due to a reduction in loan collection activities. Telephone expense increased to $1.5 million during 2013, an increase of $408 thousand from 2012. This increase is attributable to changes in vendors and technologies within the communication system. For 2013, other operating expenses were $6.0 million, an increase of $209 thousand or 3.59% from 2012.

Advertising and marketing for 2012 was $1.4 million, an increase of $322 thousand or 30.78% from 2011. The increase in advertising and marketing costs was due to the growth in new markets in East Tennessee, Middle Tennessee and Memphis. Loan expense increased to $2.4 million during 2012, an increase of $505 thousand from 2011. This increase is due to loan collection activities. Telephone expense increased to $1.1 million during 2012, an increase of $40 thousand from 2012. For 2012, other operating expenses were $5.8 million, an increase of $923 thousand or 18.86% from 2011 due to increases in travel, printing and supplies and other expenses related to the growth within the markets.

The table below shows non-interest expense for the years ended December 31, 2013, 2012 and 2011, respectively, as well as changes in 2013 from 2012 and in 2012 from 2011.

	Years Ended December 31			2013 Change from 2012		2012 Change from 2011
(In thousands)	2013	2012	2011
Salaries and employee benefits	$32,791	$30,302	$26,266	$2,489	8.21%	$4,036	15.37%
Occupancy	7,863	7,454	7,267	409	5.49	187	2.57
Data Processing	2,284	2,182	1,917	102	4.67	265	13.82
Loan expense	1,994	2,420	1,915	(426)	(17.60)	505	26.37
Advertising and marketing	1,458	1,368	1,046	90	6.58	322	30.78
FDIC assessments	1,025	1,290	1,762	(265)	(20.54)	(472)	(26.79)
Telephone	1,479	1,071	1,031	408	38.10	40	3.88
Other Operating	6,027	5,818	4,895	209	3.59	923	18.86

Total noninterest income	$54,921	$51,905	$46,099	$3,016	5.81%	$5,806	12.59%

Income Taxes

The provision for income taxes for the three months ended March 31, 2014 was $3.1 million, compared to $1.9 million for the same period in 2013. The effective income tax rates for the three months ended March 31, 2014 was 33.96% compared to 31.90% for the threes months ended March 31, 2013. The effective income tax rates have increased due to the growth in taxable income combined with a slight increase in tax-exempt income in 2014 compared to the three months ended March 31, 2013.

The provision for income taxes for 2013 was $8.6 million, compared to $5.0 million in 2012 and $5.1 million in 2011. The effective income tax rates for the years ended 2013, 2012 and 2011 were 31.94%, 21.83% and 28.45%, respectively. The effective income tax rates have increased annually, except for 2012, due to the reduced percentage of tax-exempt income compared to total taxable income. In 2012, Community First reversed a valuation allowance associated with a Tennessee net operating loss carryforward as it is was more likely than not to be used before it expired.

Financial Condition at March 31, 2014 and at December 31, 2013 and 2012

Loan Portfolio

As of March 31, 2014, total loans were $1.1 billion, an increase of $19.8 million from December 31, 2013. The most significant components of growth in the loan portfolio were real estate loans and commercial loans.

Community First seeks to manage credit risk by diversifying the loan portfolio, determining that borrowers have adequate sources of cash flow for loan repayment without liquidation of collateral, obtaining and monitoring collateral, providing an adequate allowance for loan losses and regularly reviewing loans through the internal loan review process. The loan portfolio is diversified by borrower, purpose and industry and by geographic region. Management seeks to use diversification within the loan portfolio to reduce credit risk, thereby minimizing the adverse impact on the portfolio, if weaknesses develop in either the economy or a particular segment of borrowers. Collateral requirements are based on credit assessments of borrowers and may be used to recover the debt in case of default. Management uses the allowance for loan losses as a method to value the loan portfolio at its estimated collectible amount. Loans are regularly reviewed to facilitate the identification and monitoring of deteriorating credits.

The balances of loans outstanding at the indicated dates are reflected in the table below, according to type of loan.

(In thousands)	March 31, 2014	December 31, 2013
Real Estate:
Commercial	$409,611	$397,812
1-4 Residential properties	314,471	303,888
Construction	57,387	56,193
Farm land	36,601	34,533
Multi-family	33,730	34,538

Total real estate	851,800	826,964
Commercial	135,660	143,952
Agricultural	13,793	15,081
Consumer	118,500	110,636
Other	1,371	4,685

Total loans before allowance for loan losses	$1,121,124	$1,101,318

Real estate loans consist of construction and development loans, 1 to 4 family residential loans, commercial loans, farm land and multi-family. Real estate loans were $851.8 million at March 31, 2014, or 75.98% of total loans, compared to the $827.0 million, or 75.09%, of total loans at December 31, 2013, an increase of $24.8 million. Our construction and development (“C&D”) loans increased by $1.2 million, or 2.12% compared to December 31, 2013, 1 to 4 family residential loans increased by $10.6 million, or 3.48%, commercial real estate (“CRE”) loans increased by $11.8 million, or 2.97%, farm land real estate increased by $2.1 million, or 5.99% and multi-family decreased by $0.8 million, or 2.34%. C&D loans represent only 5.12% of the loan portfolio and CRE loans (excluding C&D) represent 36.54% of the loan portfolio at March 31, 2014, both of which compare favorably to peers.

Commercial loans (non-real estate loans) were $135.7 million at March 31, 2014, or 12.10% of total loans, compared to $144.0 million, or 13.07% of total loans at December 31, 2013, a decrease of $8.3 million.

Agricultural loans were $13.8 million at March 31, 2014, or 1.23% of total loans, compared to the $15.1 million, or 1.37% of total loans at December 31, 2013, a decrease of 8.54%.

Consumer loans consist of auto loans and other consumer loans. Consumer loans were $118.5 million at March 31, 2014, or 10.57% of total loans, compared to $110.6 million, or 10.05% of total loans at December 31, 2013. The increase in consumer loans from December 31, 2013, to March 31, 2014, was primarily due to the auto portfolio.

Community First’s loan portfolio totaled $1.1 billion at December 31, 2013 compared to $971.4 million at December 31, 2012, an increase of $129.9 million, or 13.37%. Loan growth in 2013 represents a significant improvement over recent years. The most significant components of growth in the loan portfolio were real estate loans and commercial loans.

	Years Ended December 31
(In thousands)	2013	2012	2011	2010	2009
Real Estate:
Commercial	$397,812	$357,678	$350,679	$383,145	$372,101
1-4 Residential properties	303,888	267,263	268,438	267,918	266,955
Construction	56,193	45,186	36,681	40,219	72,569
Farm land	34,533	29,454	30,897	34,729	32,936
Multi-family	34,538	33,050	26,270	19,240	20,325

Total real estate	826,964	732,631	712,965	745,251	764,886
Commercial	143,952	125,117	102,548	108,609	104,684
Agricultural	15,081	13,792	14,955	17,405	14,805
Consumer	110,636	95,686	90,113	96,892	102,864
Other	4,685	4,205	6,434	4,872	4,592

Total loans before allowance for loan losses	$1,101,318	$971,431	$927,015	$973,029	$991,831

Real estate loans were $827.0 million at December 31, 2013, or 75.09% of total loans, compared to $732.6 million, or 75.42% of total loans at December 31, 2012, an increase of $94.3 million, or 12.88%. Our C&D loans increased by $11.0 million, or 24.36% compared to December 31, 2012, 1 to 4 family residential loans increased by $36.6 million, or 13.70%, CRE loans increased by $40.1 million, or 11.22%, farm land real estate increased by $5.1 million, or 17.24% and multi-family increased by $1.5 million, or 4.50%. C&D loans represent only 5.10% of the loan portfolio at December 31, 2013 and CRE loans (excluding C&D) represent 36.12% of the loan portfolio, both of which compare favorably to peers.

Commercial loans (non-real estate) were $144.0 million at December 31, 2013, or 13.07% of total loans, compared to the $125.1 million, or 12.88% of total loans at December 31, 2012, an increase of $18.8 million, or 15.05%.

Consumer loans consist of auto loans and other consumer loans. Consumer loans were $110.6 million at December 31, 2013, or 10.05% of total loans, compared to $95.7 million, or 9.85% of total loans at December 31, 2012.

Agricultural loans were $15.1 million at December 31, 2013, or 1.37% of total loans, compared to the $13.8 million, or 1.42% of total loans at December 31, 2012, an increase of 9.35%.

The table below reflects the remaining maturities of loans at December 31, 2013.

(In thousands)	One year or less	After one but within five years	After five years	Total
Real Estate	$97,742	$418,605	$310,617	$826,964
Commercial	77,141	50,367	16,444	143,952
Agricultural	9,410	4,563	1,108	15,081
Consumer	9,546	78,461	22,629	110,636
Other	3,311	999	375	4,685

Total	$197,150	$552,995	$351,173	$1,101,318

Predetermined rate	$89,732	$472,797	$272,915	$835,444
Floating rate	107,418	80,198	78,258	265,874

Total	$197,150	$552,995	$351,173	$1,101,318

Asset Quality

A loan is considered impaired when it is probable that Community First will not receive all amounts due according to the contractual terms of the loans. Impaired loans include non-performing loans (loans past due 90 days or more and nonaccrual loans) and certain other loans identified by management that are still performing.

Non-performing loans are comprised of (a) nonaccrual loans, (b) loans that are contractually past due 90 days and (c) other loans for which terms have been restructured to provide a reduction or deferral of interest or principal, because of deterioration in the financial position of the borrower. First State Bank recognizes income principally on the accrual basis of accounting. When loans are classified as nonaccrual, generally, the accrued interest is charged off and no further interest is accrued. Loans are placed on a nonaccrual basis either: (1) when there are serious doubts regarding the collectability of principal or interest, or (2) when payment of interest or principal is 90 days or more past due and either (i) not fully secured or (ii) not in the process of collection. If a loan is determined by management to be uncollectible, the portion of the loan determined to be uncollectible is then charged to the allowance for loan losses.

Total non-performing assets decreased by $1.8 million from December 31, 2013 to March 31, 2014. Foreclosed assets held for sale decreased by $1.9 million, as management was able to liquidate the levels of several significant non-performing assets. Non-accrual loans increased by $62 thousand from December 31, 2013 to March 31, 2014. Non-performing assets as a percent of total assets were 0.55% at March 31, 2014, compared to 0.65% at December 31, 2013.

Total non-performing loans decreased from $8.0 million at December 31, 2012 to $6.5 million at December 31, 2013 for a total reduction of $1.5 million, or 19.15%. Total non-performing loans to total loans reduced to 0.59% at December 31, 2013 compared to 0.82% at December 31, 2012.

Total non-performing assets decreased to $12.5 million at December 31, 2013 compared to $15.6 million at December 31, 2012. Total non-performing assets to total assets decreased to 0.65% at December 31, 2013 compared to 0.89% at December 31, 2012.

Over the last several years, Community First has reduced the levels of non-performing assets through liquidation or customer refinancing at other financial institutions. As a result of these credit reclassifications and dispositions, non-performing assets as a percent of total assets decreased. Community First remains focused on the identification, quantification and resolution of problem assets.

From time to time, certain borrowers are experiencing declines in income and cash flow. As a result, many borrowers are seeking to reduce contractual cash outlays, the most prominent being debt payments. In an effort to preserve net interest margin and earning assets, management is open to working with existing customers in order to maximize the collectability of the debt.

When Community First restructures a loan to a borrower that is experiencing financial difficulty and grants a concession that would not otherwise be considered, a troubled debt restructuring results and Community First classifies the loan as a TDR. Community First grants various types of concessions, primarily interest rate reduction and/or payment modifications or extensions, with an occasional forgiveness of principal.

Under ASC Topic 310-10-35, Subsequent Measurement, a TDR is considered to be impaired, and an impairment analysis must be performed. Community First assesses the exposure for each modification, either by collateral discounting or by calculation of the present value of future cash flows, and determines if a specific allocation to the allowance for loan losses is needed.

Once an obligation has been restructured because of such credit problems, it continues to be considered a TDR until paid in full; or, if an obligation yields a market interest rate and no longer has any concession regarding payment amount or amortization, then it is not considered a TDR at the beginning of the calendar year after the year in which the improvement takes place. TDRs totaled $7.3 million and $7.3 million at March 31, 2014 and December 31, 2013, respectively. The majority of TDRs are in the CRE portfolio. Community First had TDRs totaling $7.3 million and $10.8 million at December 31, 2013, and December 31, 2012, respectively.

TDRs return to accrual status only if (1) all contractual amounts due can reasonably be expected to be repaid within a prudent period, and (2) repayment has been in accordance with the contract for a sustained period, typically at least six months.

Management continues to maintain good asset quality, compared to the industry. The allowance for loan losses as a percent of total loans was 1.43% as of March 31, 2014, non-performing loans equaled 0.58% of total loans, non-performing assets were 0.55% of total assets, a 10 basis point improvement from December 31, 2013. The allowance for loan losses was 245.87% of non-performing loans as of March 31, 2014. Annualized net charge-offs to total loans for the first three months of 2014 was 0.08%.

The table below presents information concerning non-performing assets, including nonaccrual loans and foreclosed assets held for sale.

(In thousands)	March 31, 2014	December 31, 2013
Nonaccrual loans	$6,512	$6,450
Loans past due 90 days or more	—	—

Total non-performing loans	6,512	6,450

Other non-performing assets
Foreclosed assets held for sale	4,145	6,016
Repossessed assets	76	107
Total other non-performing assets	4,221	6,123

Total non-performing assets	$10,733	$12,573

Performing TDRs	$2,479	$2,429
Allowance for loan losses to non-performing loans	245.87%	249.05%
Non-performing loans to total loans	0.58%	0.59%
Non-performing assets to total assets	0.55%	0.65%

There was no interest income on nonaccrual loans recorded for the three month periods ended March 31, 2014 and 2013.

At March 31, 2014, impaired loans were $9.8 million compared to $11.7 million at December 31, 2013. On an ongoing basis, management evaluates the underlying collateral on all impaired loans and allocates specific reserves, where appropriate, in order to absorb potential losses if the collateral were ultimately foreclosed.

Community First maintains strong asset quality, compared to the industry. The allowance for loan losses as a percent of total loans was 1.46% as of December 31, 2013, non-performing loans equaled 0.59% of total loans, non-performing assets were 0.65% of total assets and the allowance for loan losses was 249.05% of non-performing loans. Net charge-offs to total average loans for fiscal year 2013 were 0.07%.

Community First does not own any securities backed by subprime mortgage assets, and offer no mortgage loan products that target subprime borrowers.

The table presents information concerning non-performing assets, including nonaccrual and restructured loans and other real estate owned.

	Years Ended December 31,
(In thousands, except ratios)	2013	2012	2011	2010	2009
Non accrual loans	$6,450	$7,978	$4,781	$11,941	$25,701
Loans past due 90 days or more (principal or interest payments):	—	—	—	—	—

Total non-performing loans	6,450	7,978	4,781	11,941	25,701

Other non-performing assets:
Other Real Estate Owned	6,016	7,495	12,848	13,203	7,538
Repossessed Assets	107	168	291	63	214

Total other non-performing assets	6,123	7,663	13,139	13,266	7,752

Total non-performing assets	$12,573	$15,641	$17,920	$25,207	$33,453

Performing TDRs	$2,429	$7,672	$10,536	$8,831	—

Allowance for loan losses to non-performing loans	249.05%	197.54%	396.44%	150.96%	84.03%
Non-performing loans to total loans	0.59	0.82	0.52	1.23	2.59
Nonperforming assets to total assets	0.65	0.89	1.08	1.70	2.37

There was no interest income on the nonaccrual loans recorded for the years ended December 31, 2013, 2012 and 2011.

At December 31, 2013, impaired loans were $11.7 million compared to $16.7 million at December 31, 2012. On an ongoing basis, management evaluates the underlying collateral on all impaired loans and allocates specific reserves, where appropriate, in order to absorb potential losses if the collateral were ultimately foreclosed.

Allowance for Loan Losses

Overview

The allowance for loan losses is a reserve established through a provision for loan losses charged to expense, which represents management’s best estimate of probable losses that have been incurred within the existing portfolio of loans. The allowance, in the judgment of management, is necessary to reserve for estimated loan losses and risks inherent in the loan portfolio. Community First’s allowance for loan loss methodology includes allowance allocations calculated in accordance with ASC Topic 310-10, Receivables, and allowance allocations calculated in accordance with ASC Topic 450-20, Loss Contingencies. Accordingly, the methodology is based on our internal grading system, specific impairment analysis, qualitative and quantitative factors.

As mentioned above, allocations to the allowance for loan losses are categorized as either specific allocations or general allocations.

Specific Allocations

A loan is considered impaired when it is probable that Community First will not receive all amounts due according to the contractual terms of the loan, including scheduled principal and interest payments. For a collateral dependent loan, the evaluation process includes a valuation by appraisal or other collateral analysis. This valuation is compared to the remaining outstanding principal balance of the loan. If a loss is determined to be probable, the loss is included in the allowance for loan losses as a specific allocation. If the loan is not collateral dependent, the measurement of loss is based on the difference between the expected and contractual future cash flows of the loan.

General Allocations

The general allocation is calculated monthly based on management’s assessment of several factors such as (1) historical loss experience based on volumes and types, (2) volume and trends in delinquencies and nonaccruals, (3) lending policies and procedures including those for loan losses, collections and recoveries and the composition, maturity and other qualitative characteristics of the loan portfolio, (4) national, state and local economic trends and conditions, (5) concentrations of credit within the loan portfolio, (6) the experience, ability and depth of lending management and staff and (7) other factors and trends that will affect specific loans and categories of loans. Community First establishes general allocations for each major loan category. This category also includes allocations to loans which are collectively evaluated for loss such as one-to-four family owner occupied residential real estate loans and consumer loans.

Reserve for Unfunded Commitments

In addition to the allowance for loan losses, Community First has established a reserve for unfunded commitments, classified in other liabilities. This reserve is maintained at a level sufficient to absorb losses arising from unfunded loan commitments. The adequacy of the reserve for unfunded commitments is determined monthly based on methodology similar to the methodology for determining the allowance for loan losses. Net adjustments to the reserve for unfunded commitments are included in other non-interest expense.

An analysis of the allowance for loan losses for the three months ended March 31, 2014 and 2013 is shown in the table below.

(In thousands)	March 31, 2014	March 31, 2013
Balance, beginning of period	$16,064	$15,760

Loan charged-off
Real estate	244	548
Commercial	3	64
Agricultural	—	—
Consumer	217	191
Other	21	126

Total loans charged off	485	929

Recoveries of loans previously charged off
Real estate	53	436
Commercial	15	17
Agricultural	—	—
Consumer	146	114
Other	52	93

Total Recoveries	266	660

Net loan charge-offs	219	269
Provision for loan losses	166	247

Balance, end of period	$16,011	$15,738

Net charge-offs to average loans	0.08%	0.12%
Allowance for loan losses to period end loans	1.43%	1.63%
Allowance for loan losses to net-charge-offs	1802.70%	1442.60%

An analysis of the allowance for loan losses for the last five years is shown in the table below.

(In thousands)	2013	2012	2011	2010	2009
Balance, beginning of year	$15,760	$18,954	$18,026	$21,596	$14,167

Loan charged-off
Commercial real estate	1,070	2,386	2,197	1,467	2,469
1-4 Residential properties	954	1,360	2,314	2,886	3,156
Construction	—	406	68	4,730	7,607
Farm land	—	—	—	190	2,655
Multi-family	—	199	182	—	—
Commercial	163	402	1,004	2,127	4,384
Agricultural	738	527	349	—	—
Consumer	872	957	1,235	2,264	3,422
Other

Total loans charged off	3,797	6,237	7,349	13,664	23,693

Recoveries of loans previously charged off
Commercial real estate	177	86	66	24	30
1-4 Residential properties	363	253	184	115	160
Construction	491	221	141	75	153
Farm land	13	—	—	—	—
Multi-family	—	80	—	—	—
Commercial	1,342	143	133	86	13
Agricultural	284	312	295	—	—
Consumer	454	403	385	713	617
Other

Total Recoveries	3,124	1,498	1,204	1,013	973

Net loan charge-offs	673	4,739	6,145	12,651	22,720
Provision for loan losses	977	1,545	7,073	9,081	30,149

Balance, end of year	$16,064	$15,760	$18,954	$18,026	$21,596

Net charge-offs to average loans	0.07%	0.51%	0.64%	1.29%	2.27%
Allowance for loan losses to period end loans	1.46%	1.62%	2.04%	1.85%	2.18%
Allowance for loan losses to net-charge-offs	2386.92%	332.56%	308.45%	142.49%	95.05%

Provision for Loan Losses

The amount of provision added to the allowance each year was based on management’s judgment, with consideration given to the composition of the loan portfolio, historical loan loss experience, assessment of current economic conditions, past due and non-performing loans and net loss experience. It is management’s practice to review the allowance on a monthly basis, and after considering the factors previously noted, to determine the level of provision made to the allowance.

Allowance for Loan Losses Allocation

As of March 31, 2014, the allowance for loan losses reflects a decrease of approximately $53 thousand from December 31, 2013, while total loans increased by $19.8 million over the same three month period. The allocation in each category within the allowance generally reflects the overall changes in the loan portfolio mix and the quality of the loans.

The following tables set forth the sum of the amounts of the allowance for loan losses attributable to individual loans within each category, or loan categories in general. The table also reflects the percentage of loans in each category to the total loan portfolio for each of the periods indicated. These allowance amounts have been computed using Community First’s internal grading system, specific impairment analysis, qualitative and quantitative factor allocations. The amounts shown are not necessarily indicative of the actual future losses that may occur within individual categories.

	March 31, 2014		December 31, 2013
($ in thousands)	Allowance Amount	% of loans	Allowance Amount	% of loans
Real Estate	$13,544	75.98%	$13,662	75.09%
Commercial	219	12.10%	281	13.07%
Agricultural	69	1.23%	76	1.37%
Consumer	1,254	10.57%	1,333	10.05%
Other	925	0.12%	712	0.43%

Total	$16,011	100.00%	$16,064	100.00%

	December 31
	2013		2012		2011		2010		2009
(In thousands)	Allowance Amount	% of loans	Allowance Amount	% of loans	Allowance Amount	% of loans	Allowance Amount	% of loans	Allowance Amount	% of loans
Real Estate:
Commercial	$8,434	36.12%	$5,915	36.82%	$6,510	37.83%	$4,702	39.38%	$4,745	37.52%
1-4 Residential properties	4,415	27.59%	3,855	27.51%	4,562	28.96%	4,228	27.53%	3,408	26.92%
Construction	879	5.10%	1,212	4.65%	1,933	3.96%	2,469	4.13%	7,895	7.32%
Farm land	189	3.14%	275	3.03%	506	3.33%	1,141	3.57%	1,160	3.32%
Multi-family	132	3.14%	364	3.40%	299	2.83%	39	1.98%	5	2.05%

Total real estate	14,049	75.09%	11,621	75.42%	13,810	76.91%	12,579	76.59%	17,213	77.12%
Commercial	347	13.07%	1,913	12.88%	2,388	11.06%	2,835	11.16%	1,417	10.55%
Agricultural	77	1.37%	125	1.42%	140	1.61%	17	1.79%	15	1.49%
Consumer	1,505	10.05%	1,905	9.85%	2,485	9.72%	2,499	9.96%	2,878	10.37%
Other	87	0.43%	198	0.43%	131	0.69%	96	0.50%	73	0.46%

Total	$16,065	100.00%	$15,762	100.00%	$18,954	100.00%	$18,026	100.00%	$21,596	100.00%

Investments and Securities

The securities portfolio is the second largest component of earning assets and provides a significant source of revenue. Securities within the portfolio are classified as primarily available-for-sale.

Available-for-sale securities, which include any security for which management has no immediate plans to sell, but which may be sold in the future, are carried at fair value. Realized gains and losses, based on amortized cost of the specific security, are included in other income. Unrealized gains and losses are recorded, net of related income tax effects, in stockholders’ equity. Premiums and discounts are amortized and accreted, respectively, to interest income, using the constant yield method over the period to maturity. Interest and dividends on investments in debt and equity securities are included in income when earned.

Community First’s philosophy regarding investments is conservative based on investment type and maturity. Investments in the portfolio primarily include U.S. Government agencies, mortgage-backed securities, collateralized mortgage obligations, municipal securities, corporate notes and equity securities. Community First’s general policy is not to invest in derivative type investments or high-risk securities, except for collateralized mortgage-backed securities for which collection of principal and interest is not subordinated to significant superior rights held by others.

Available-for-sale investment securities were $670.0 million at March 31, 2014, compared to $671.7 million at December 31, 2013. As of March 31, 2014, $120.3 million, or 17.96%, of the available for sale securities were invested in obligations of U.S. government agencies. Moreover, $296.0 million, or 44.18%, of the available for sale securities were invested in Agency Mortgage-Backed Securities (MBS), $132.6 million, or 19.79% were invested in Agency Collateral Mortgage Obligations (CMOs).

Available-for-sale investment securities were $671.7 million at December 31, 2013, compared to $632.4 million at December 31, 2012. As of December 31, 2013, $108.1 million, or 16.09%, of the available for sale securities were invested in obligations of U.S. government agencies, 48.2% of which will mature between five and ten years. Moreover, $327.5 million, or 48.75%, of the available for sale securities were invested in Agency Mortgage-Backed Securities (MBS), $127.6 million, or 19.00% were invested in Agency Collateral Mortgage Obligations (CMOs).

In order to reduce the income tax burden, $106.3, or 15.87% and $93.9 million, or 13.99%, of the securities portfolio, as of March 31, 2014 and December 31, 2013, respectively, was invested in tax-exempt obligations of state and political subdivisions. In addition, $14.2 million, or 2.14% at March 31, 2014 and $14.0 million, or 2.08% at December 31, 2013 were invested in taxable obligations of states and political subdivisions. Most of the state and political subdivision debt obligations are rated bonds with an average combined rating of “AA”. These securities have the following state distribution: 51% Tennessee, 8% Pennsylvania, 6% Michigan, 6% Texas and the rest of the portfolio is distributed between 21 more states throughout the country.

There are no securities of any one state or political subdivision issuer exceeding more than 2.0% of our stockholders’ equity at March 31, 2014 or at December 31, 2013.

As of March 31, 2014, the investment portfolio had gross unrealized gains of $7.2 million and gross unrealized losses of $17.2 million. As of December 31, 2013, the investment portfolio had gross unrealized gains of $6.8 million and gross unrealized losses of $23.8 million.

Community First recorded $864 thousand of gross realized gains and $141 thousand of gross realized losses from sales of available for sale securities during the three months ended March 31, 2014 compared to $273 thousand gross realized gains and $135 thousand gross realized losses during the three months ended March 31, 2013. Community First recorded $947 thousand of gross realized gains and $375 thousand of gross realized losses from the sale of available for sale securities during the year ended December 31, 2013. A total of $1.2 million of gross realized gains and $458 thousand of gross realized losses were recognized from the sale of available for sale securities during the year ended December 31, 2012. A total of $317 thousand of gross realized gains and no realized losses were recognized from the sale of available for sale securities during the year ended December 31, 2011.

Declines in the fair value of available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers, among other things, (i) the length of time and the extent to which the fair value has been less than cost, (ii) the financial condition and near-term prospects of the issuer and (iii) the intent and ability of the Community First to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

The unrealized losses in the investment securities were caused by interest rate increases. Because management does not intend to sell the investments and it is not more likely than not that management will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, management does not consider those investments to be other-than-temporarily impaired at March 31, 2014 or December 31, 2013.

The table below presents the carrying value and fair value of investment securities for each of the years indicated.

	Years Ended December 31
	2013				2012
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized (Losses)	Estimated Fair Value
Available-for-Sale
Obligation of US government agencies	$115,501	$430	($7,832)	$108,099	$34,911	$136	($93)	$34,954
Agency mortgage-backed securities: residential	249,899	3,383	(3,740)	249,542	363,513	9,776	(247)	373,042
Agency mortgage-backed Securities: commercial	82,777	67	(4,925)	77,919	22,572	136	(93)	22,615
Agency collateralized mortgage obligations: residential	130,659	786	(3,839)	127,606	106,427	2,612	(38)	109,001
Obligations of states and political subdivisions	109,258	2,112	(3,473)	107,897	86,723	4,885	(163)	91,445
Corporate notes	400	—	—	400	500	—	—	500
Trust preferred securities	—	—	—	—	883	11	(271)	623
Equity securities	188	—	—	188	198	36	—	234

Total	$688,682	$6,778	($23,809)	$671,651	$615,727	$17,592	($905)	$632,414

The table below reflects the amortized cost and estimated fair value of securities at December 31, 2013, by contractual maturity and the weighted average yields (for tax-exempt obligations on a fully taxable equivalent basis, assuming a 39% tax rate) of such securities. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations, with or without call or prepayment penalties.

	December 31, 2013
	1 year or less	Over 1 year through 5 years	Over 5 years through 10 years	Over 10 years	Total
(In thousands)					Amortized Cost	Fair Value
Obligation of US government Agencies	$—	$—	$52,105	$63,396	$115,501	$108,099
Agency mortgage-backed securities: residential	—	—	24,054	225,845	249,899	249,542
Agency mortgage-backed Securities: commercial	—	—	76,281	6,496	82,777	77,919
Agency collateralized mortgage obligations: residential	—	—	2,224	128,435	130,659	127,606
Obligations of states and political subdivisions	254	9,367	34,521	65,116	109,258	107,897
Corporate notes	—	400	—	—	400	400
Equity securities	—	—	—	188	188	188

Total	$254	$9,767	$189,185	$489,476	$688,682	$671,651

Percentage of total	0.0%	1.4%	27.5%	71.1%	100.0%

Weighted average yield	4.3%	3.3%	2.4%	2.8%	2.6%

Deposits

Deposits are Community First’s primary source of funding for earning assets and are primarily developed through Community First’s network of 31 branches. Community First offers a variety of products designed to attract and retain customers with a continuing focus on developing core deposits. Core deposits consist of all deposits excluding time deposits of $100,000 or more and brokered deposits. As of March 31, 2014, core deposits comprised 79.84% of our total deposits compared to 79.85% as of December 31, 2013.

Management continually monitors the funding requirements at First State Bank along with competitive interest rates in the markets it serves. Because of management’s community banking philosophy, First State Bank’s executives in the local markets establish the interest rates offered on both core and non-core deposits. This approach ensures that the interest rates being paid are competitively priced for each particular deposit product and structured to meet the funding requirements.

Management manages interest expense through deposit pricing and does not anticipate a significant change in total deposits. Management believes that additional funds can be attracted and deposit growth can be accelerated through deposit pricing if it experiences increased loan demand or other liquidity needs. Community First can also utilize brokered deposits as an additional source of funding to meet liquidity needs.

Our total deposits as of March 31, 2014, were $1.6 billion, an increase of $37.3 million from December 31, 2013. Management has continued a strategy to move more volatile time deposits to less expensive, revenue enhancing transaction accounts. Non-interest bearing transaction accounts, interest bearing transaction accounts and savings accounts totaled $1.05 billion at March 31, 2014, compared to $974.01 million at December 31, 2013, a $76.1 million increase. Total time deposits decreased $38.8 million to $539.6 million at March 31, 2014, from $578.5 million at December 31, 2013. First State Bank had $42.1 million and $39.7 million of brokered deposits at March 31, 2014, and December 31, 2013, respectively.

Our total deposits as of December 31, 2013 were $1.6 billion, an increase of $100.4 million, or 6.92%, from $1.5 billion at December 31, 2012. Community First’s strategy to move more volatile time deposits to less expensive, revenue enhancing transaction accounts throughout 2013. Non-interest bearing transaction accounts increased $20.7 million to $174.9 million at December 31, 2013, compared to $154.1 million at December 31, 2012. Interest bearing transaction and savings accounts were $851.6 million at December 31, 2013, a $96.4 million increase compared to $755.2 million on December 31, 2012. Total time deposits decreased approximately $17.4 million to $526.1 million at December 31, 2013, from $543.5 million at December 31, 2012. In an attempt to utilize excess liquidity, management has priced deposits in a manner to encourage a reduction in non-relationship time deposits. Brokered deposits and CDAR deposits totaled $39.7 million and $23.8 million at December 31, 2013 and 2012, respectively.

The table below reflects the classification of the average deposits and the average rate paid on each deposit category which is in excess of 10 percent of average total deposits for the three years ended December 31, 2013.

	December 31,
	2013		2012		2011
(In thousands)	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Non-interest bearing demand deposits	157,707	—	131,476	—	109,936	—
Interest-bearing demand deposits	355,181	0.23%	332,858	0.28%	268,134	0.31%
Money market accounts	250,100	1.14%	208,996	1.79%	193,979	2.04%
Savings deposits	204,959	0.33%	182,027	0.45%	151,946	0.73%
Time deposits
less than $100,000	280,910	1.19%	304,146	1.37%	306,163	1.54%
$100,000 or more	243,848	1.31%	272,854	1.83%	299,738	2.57%

Total	$1,492,705	0.73%	$1,432,357	1.02%	$1,329,896	1.37%

Fed Funds Purchased and Securities Sold under Agreements to Repurchase

Federal funds purchased and securities sold under agreements to repurchase were $34.0 million at March 31, 2014, as compared to $24.4 million at December 31, 2013 and $18.9 million at December 31, 2012.

Historically, Community First has funded growth in earning assets through the use of core deposits, large certificates of deposits from local markets, FHLB borrowings and Federal funds purchases. Management anticipates that these sources will provide necessary funding in the foreseeable future.

Other Borrowings and Subordinated Debentures

Total debt was $129.2 million and $174.9 million at March 31, 2014 and December 31, 2013, respectively. The outstanding debt balance for March 31, 2014 includes $102.1 million in FHLB long-term advances and $27.1 million of subordinated debentures. The outstanding balance for December 31, 2013 included $144.8 million in FHLB long-term advance, $3.0 million in notes payable and $27.1 million of subordinated debentures.

During the three months ended March 31, 2014, total debt decreased by $45.7 million from December 31, 2013, due to scheduled payoffs of FHLB advances that entirely offset new FHLB borrowings during the period.

Total debt was $174.9 million and $100.2 million at December 31, 2013 and 2012, respectively. The outstanding long-term debt balance for December 31, 2013 includes $144.8 million in FHLB long-term advances, $3.0 million in notes payable and $27.1 million of subordinated debentures. The outstanding balance for December 31, 2012 included $70.1 million in FHLB long-term advances, $3.0 million in notes payable and $27.1 million of subordinated debentures.

During 2013, total debt increased by $74.7 million, or 74.52%, from 2012 solely from FHLB advances to fund growth in the loan and security portfolios.

Aggregate annual maturities of debt at March 31, 2014 are presented in the table below.

(In thousands)
Year	Annual Maturities
2014	$60,419
2015	16,016
2016	10,615
2017	15,015
2018	9
Thereafter	27,101

Total	$129,175

Capital

Overview

At March 31, 2014, total capital was $169.3 million. Capital, which is the book value of assets in excess of liabilities, represents shareholder ownership in Community First. At March 31, 2014, our equity to asset ratio was 8.73%, up 47 basis points from year-end 2013.

At December 31, 2013, shareholders’ equity totaled $158.9 million. At December 31, 2013, Community First’s equity to asset ratio was 8.26% compared to 9.41% at year-end 2012. The decrease is primarily a result of asset growth from loan and securities growth and increase in accumulated other comprehensive loss related to the change in fair value of available for sale securities previously discussed.

Preferred Stock

On August 18, 2011, as part of the Small Business Lending Fund (“SBLF”), Community First entered into a Small Business Lending Fund Securities Purchase Agreement (“SBLF Purchase Agreement”) with the United States Department of the Treasury (“Treasury”). Under the SBLF Purchase Agreement, Community First issued 30,852 shares of preferred stock Series C to the Treasury. The Fixed Rate Cumulative Preferred Stock, Series C, or the Series C preferred stock, qualify as Tier 1 capital and will pay quarterly dividends. During the first nine quarters the initial dividend rate was 5% but could fluctuate between 1% and 5% based on growth in qualified small business loans. After the initial period the rate became fixed based on qualified lending growth. The rate will remain fixed at 1% through December 2015.

The proceeds received from the Series C preferred stock were used to redeem the 20,000 shares of Series A and 1,000 shares of Series B preferred stock which were issued on March 20, 2009 as part of the United States Treasury’s Troubled Asset Relief Program (TARP). All shares had a liquidation value of $1,000.

Cash Dividends

Community First did not declare cash dividends on common stock for the first three months of 2014, nor for the first three months of 2013. Community First declared and paid cash dividends on common stock of $6.00 per share for the twelve months ended December 31, 2013, and for the twelve months ended December 31, 2012. The timing and amount of future dividends are at the discretion of the Community First board of directors and will depend upon consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to Community First by First State Bank and First State Risk Management, applicable government regulations and policies and other factors considered relevant by the Community First board of directors. The Community First board of directors anticipates that dividends will continue to be paid annually in amounts determined based on the factors discussed above. However, there can be no assurance that Community First will continue to pay dividends on common stock at the current levels or at all. See Item 5, Market for Registrant’s Common Equity and Related Stockholder Matters, for additional information regarding cash dividends.

Parent Company Liquidity

The primary liquidity needs of Community First, as the parent company are the payment of dividends to shareholders and the funding of debt obligations. The primary sources for meeting these liquidity needs are the current cash on hand at the parent company and the future dividends received from First State Bank and First State Risk Management. Payment of dividends by the subsidiaries is subject to various regulatory limitations. See Liquidity and Qualitative Disclosures About Market Risk, for additional information regarding the parent company’s liquidity.

Risk-Based Capital

First State Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, First State Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require First State Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes that, as of March 31, 2014, First State Bank meets all capital adequacy requirements to which it is subject.

As of the most recent notification from regulatory agencies, First State Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Community First and First State Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institutions’ categories.

The risk-based capital ratios of First State Bank at March 31, 2014 and December 31, 2013 are presented in the table below:

(In thousands, except ratios)	March 31, 2014	December 31, 2013
Tier 1 capital
Stockholders’ equity	$187,544	$180,207
Goodwill and core deposit premiums	2,084	2,139
Unrealized loss on available-for-sale securities, net of income taxes	(6,262)	(10,468)

Total Tier 1 capital	191,722	188,536

Tier 2 capital
Qualifying unrealized gain on available-for-sale equity securities	—	—
Qualifying allowance for loan losses	15,054	14,969

Total Tier 2 capital	15,054	14,969

Total risk based capital	$206,776	$203,505

Risk weighted assets	$1,203,383	$1,196,459

Ratios at end of year
Tier 1 leverage ratio	10.07%	10.02%
Tier 1 risk-based capital ratio	15.93%	15.76%
Total risk based capital ratio	17.18%	17.01%
Minimum guidelines
Tier 1 leverage ratio	4.00%	4.00%
Tier 1 risk-based capital ratio	4.00%	4.00%
Total risk based capital ratio	8.00%	8.00%
Well capitalized guidelines
Tier 1 leverage ratio	5.00%	5.00%
Tier 1 risk-based capital ratio	6.00%	6.00%
Total risk based capital ratio	10.00%	10.00%

The risk-based capital ratios of First State Bank at December 31, 2013 and 2012 are presented in the table below:

	December 31,
(In thousands, except ratios)	2013	2012
Tier 1 capital
Stockholders’ equity	$180,207	$186,106
Goodwill and core deposit premiums	2,139	2,344
Unrealized loss on available-for-sale securities, net of income taxes	(10,468)	10,220

Total Tier 1 capital	188,536	173,542

Tier 2 capital
Qualifying unrealized gain on available-for-sale equity securities	—	16
Qualifying allowance for loan losses	14,969	13,346

Total Tier 2 capital	14,969	13,362

Total risk based capital	$203,505	$186,904

Risk weighted assets	$1,196,459	$1,065,289

Ratios at end of year
Tier 1 leverage ratio	10.02%	10.07%
Tier 1 risk-based capital ratio	15.76%	16.29%
Total risk based capital ratio	17.01%	17.54%
Minimum guidelines
Tier 1 leverage ratio	4.00%	4.00%
Tier 1 risk-based capital ratio	4.00%	4.00%
Total risk based capital ratio	8.00%	8.00%
Well capitalized guidelines
Tier 1 leverage ratio	5.00%	5.00%
Tier 1 risk-based capital ratio	6.00%	6.00%
Total risk based capital ratio	10.00%	10.00%

First State Risk Management

First State Risk Management, Inc. (FSRM) reinsures the various liability, property damage and insurance policies purchased and provide services for Community First and its related entities. FSRM provide property and casualty insurance coverage to Community First and its other affiliated entities. FSRM operates as a pure captive, underwriting the risk of Community First and its affiliated entities. The captive must maintain a minimum capital and surplus of not less than $200,000 at all times. Additionally, Community First must notify the Commissioner before making any capital contributions or distributions.

Regulatory Capital Changes

In July 2013, the Community First’s primary federal regulator, the Federal Reserve, published final rules (the “Basel III Capital Rules”) establishing a new comprehensive capital framework for U.S. banks. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the current U.S. risk-based capital rules.

The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach.

The Basel III Capital Rules expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories, including many residential mortgages and certain commercial real estate.

The final rules include a new common equity Tier 1 capital to risk-weighted assets ratio of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The rules also raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% and require a minimum leverage ratio of 4.0%. The Basel III Capital Rules are effective for Community First and First State Bank on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. Management believes that, as of March 31, 2014, Community First and First State Bank would meet all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis if such requirements were currently effective.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations’

In the normal course of business, the Community First enters into a number of financial commitments. Examples of these commitments include but are not limited to long-term debt financing, operating lease obligations, unfunded loan commitments and letters of credit.

The debt at March 31, 2014 and December 31, 2013, includes notes payable, FHLB long-term advances and subordinated debentures, all of which Community First is contractually obligated to repay in future periods.

Operating lease obligations entered into by the Community First is generally associated with the operation of a few financial centers located throughout Tennessee. The financial obligation on these locations is considered immaterial due to the limited number of financial centers that operate under an agreement of this type. Historically, management has purchased all of the automated teller machines (“ATMs”) and depreciated them over their estimated lives.

Commitments to extend credit and letters of credit are legally binding, conditional agreements generally having fixed expiration or termination dates. These commitments generally require customers to maintain certain credit standards and are established based on management’s credit assessment of the customer. The commitments may expire without being drawn upon. Therefore, the total commitment does not necessarily represent future funding requirements.

The contractual amount of financial instruments with off-balance-sheet risk was as follows at year-end.

(In thousands)	March 31, 2014	December 31, 2013
Commitments to make loans—fixed rate	$60,280	$139,374
Commitments to make loans—variable rate	145,133	79,350
Letters of credit	8,348	7,968

	$213,761	$226,692

The funding requirements of the Company’s most significant financial commitments at December 31, 2013 are shown in the table below.

	Payments Due by Period
(In thousands)	Less than 1 Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
Certificates of deposits	$329,257	$148,993	$23,978	$11,874	$8,405	$522,507
Repurchase agreements	24,406	—	—	—	—	24,406
Other debt	3,000	—	—	—	27,100	30,100
FHLB Advances	92,921	26,216	5,616	20,026	—	144,779
Operating lease obligations	1,093	887	643	413	—	3,036

Total	$450,677	$176,096	$30,237	$32,313	$35,505	$724,828

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Liquidity and Market Risk Management

Parent Company

Community First has leveraged its investment in First State Bank and depends upon the dividends paid to it, as the sole shareholder of First State Bank, as a principal source of funds for dividends to shareholders, stock repurchases and debt service requirements. At March 31, 2014, undivided profits of First State Bank were approximately $98.8 million, of which approximately $32.9 million were available for the payment of dividends to Community First without regulatory approval. At December 31, 2013, undivided profits of First State Bank were approximately $95.8 million, of which approximately $29.8 million was available for the payment of dividends to the Community First without regulatory approval. In addition, other sources of liquidity for Community First are the dividends available from the captive company, First State Risk Management. Historically, FSRM has paid approximately $1 million in dividends annually to Community First.

First State Bank

Generally speaking, First State Bank relies upon net inflows of cash from financing activities, supplemented by net inflows of cash from operating activities, to provide cash used in investing activities. Typical of most banking companies, significant financing activities include: deposit gathering; use of short-term borrowing facilities, such as federal funds purchased and repurchase agreements; and the issuance of long-term debt. First State Bank’s primary investing activities include loan originations and purchases of investment securities, offset by loan payoffs and investment maturities.

Liquidity represents an institution’s ability to provide funds to satisfy demands from depositors and borrowers by either converting assets into cash or accessing new or existing sources of incremental funds. A major responsibility of management is to maximize net interest income within prudent liquidity constraints. Internal corporate guidelines have been established to constantly measure liquid assets as well as relevant ratios concerning earning asset levels and purchased funds. The management and board of directors at First State Bank monitor these same indicators and make adjustments as needed.

At March 31, 2014, First State Bank was within established guidelines and total corporate liquidity remains strong. At March 31, 2014, cash and cash equivalents, unpledged and available-for-sale securities and fed funds sold balances were 20.88% of total assets, as compared to 20.96% at December 31, 2013. It is First State Bank’s policy to have a minimal of 5% liquid assets to total assets.

At December 31, 2013, First State Bank was within established guidelines and total corporate liquidity remains strong. At December 31, 2013, cash and cash equivalents, unpledged available-for-sale securities and fed funds sold balances were 20.96% of total assets, as compared to 27.24% at December 31, 2012.

Liquidity Management

The objective of our liquidity management is to access adequate sources of funding to ensure that cash flow requirements of depositors and borrowers are met in an orderly and timely manner. Sources of liquidity are managed so that reliance on any one funding source is kept to a minimum. Liquidity sources are prioritized for both availability and time to activation.

Liquidity is a primary consideration in determining funding needs and is an integral part of asset/liability management. Pricing of the liability side is a major component of interest margin and spread management. Adequate liquidity is a necessity in addressing this critical task. There are six primary and secondary sources of liquidity available to Community First. The particular liquidity need and timeframe determine the use of these sources.

The first source of liquidity available to Community First is Federal funds. Federal funds, primarily from downstream correspondent banks, are available on a daily basis and are used to meet the normal fluctuations of a dynamic balance sheet. In addition, Community First and First State Bank have approximately $115 million in Federal funds lines of credit from upstream correspondent banks that can be accessed, when needed.

A second source of liquidity is the retail deposits available through First State Bank’s network of bank branches throughout Tennessee. Although this method can be a somewhat more expensive alternative to supplying liquidity, this source can be used to meet intermediate term liquidity needs.

Third, First State Bank has lines of credits available with the Federal Home Loan Bank.

Fourth, management uses a laddered investment portfolio that ensures there is a steady source of intermediate term liquidity. These funds can be used to meet seasonal loan patterns and other intermediate term balance sheet fluctuations. 100% of the investment portfolio is classified as available-for-sale. Management also uses securities held in the securities portfolio to pledge when obtaining public funds.

Fifth, management has access to the Federal Reserve Bank of Saint Louis by using the Discount Window Program. Presently, the bank has approximately $75 million borrowing capacity.

Finally, management has the ability to access large deposits by issuing brokered deposits from both the public and private sector to fund short and intermediate-term liquidity needs.

These various sources available are ample liquidity to satisfy Community First’s current short-term, intermediate-term and long-term operations.

Market Risk Management

Market risk arises from changes in interest rates. Community First has risk management policies to monitor and limit exposure to market risk. In asset and liability management activities, policies designed to keep a well structural interest rate risk are in place. The measurement of market risk associated with financial instruments is meaningful only when all related and offsetting on- and off-balance-sheet transactions are aggregated, and the resulting net positions are identified.

Interest Rate Sensitivity

Interest rate risk represents the potential impact of interest rate changes on net income and capital resulting from mismatches in repricing opportunities of assets and liabilities over a period of time. A number of tools are used to monitor and manage interest rate risk, including simulation models and interest sensitivity gap analysis. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of Community First’s net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed-rate assets and liabilities, change pricing schedules and manage investment maturities during future security purchases.

The simulation model incorporates management’s assumptions regarding the level of interest rates or balance changes for indeterminate maturity deposits for a given level of market rate changes. These assumptions have been developed through anticipated pricing behavior. Key assumptions in the simulation models include the relative timing of prepayments, cash flows and maturities.

As of March 31, 2014, the model simulations projected that 100 and 200 basis point increases in interest rates would result in positive variances in net interest income of 0.55% and 0.58%, respectively, relative to the base case over the next 12 months, while decreases in interest rates of 100 basis points would result in a positive variance in net interest income of 0.76% relative to the base case over the next 12 months. The likelihood of a decrease in interest rates in excess of 100 basis points as of March 31, 2014 is considered remote given current interest rate levels. These are good faith estimates and assume that the composition of our interest sensitive assets and liabilities existing at each year-end will remain constant over the relevant twelve month measurement period and that changes in market interest rates are instantaneous and sustained across the yield curve regardless of duration of pricing characteristics of specific assets or liabilities. Also, this analysis does not contemplate any actions that management might undertake in response to changes in market interest rates. These estimates are not necessarily indicative of what actually could occur in the event of immediate interest rate increases or decreases of this magnitude. As interest-bearing assets and liabilities reprice in different time frames and proportions to market interest rate movements, various assumptions must be made based on historical relationships of these variables in reaching any conclusion. Since these correlations are based on competitive and market conditions, management anticipates future results will likely be different from the foregoing estimates, and such differences could be material.

The table below presents sensitivity to net interest income at March 31, 2014.

Interest Rate Scenario	% Change from Base
Up 200 basis points	0.58%
Up 100 basis points	0.55%
Down 100 basis points	0.76%

As of December 31, 2013, the model simulations projected that 100 and 200 basis point increases in interest rates would result in positive variances in net interest income of 0.42% and 0.34%, respectively, relative to the base case over the next 12 months, while decreases in interest rates of 100 basis points would result in a positive variance in net interest income of 0.50% relative to the base case over the next 12 months. The likelihood of a decrease in interest rates in excess of 100 basis points as of December 31, 2013 is considered remote given current interest rate levels. These are good faith estimates and assume that the composition of our interest sensitive assets and liabilities existing at each year-end will remain constant over the relevant twelve month measurement period and that changes in market interest rates are instantaneous and sustained across the yield curve regardless of duration of pricing characteristics of specific assets or liabilities. Also, this analysis does not contemplate any actions that management might undertake in response to changes in market interest rates. These estimates are not necessarily indicative of what actually could occur in the event of immediate interest rate increases or decreases of this magnitude. As interest-bearing assets and liabilities reprice in different time frames and proportions to market interest rate movements, various assumptions must be made based on historical relationships of these variables in reaching any conclusion. Since these correlations are based on competitive and market conditions, management anticipates future results will likely be different from the foregoing estimates, and such differences could be material.

The table below presents sensitivity to net interest income at December 31, 2013.

Interest Rate Scenario	% Change from Base
Up 200 basis points	0.34%
Up 100 basis points	0.42%
Down 100 basis points	0.50%

ANNEX K

CONSOLIDATED HISTORICAL FINANCIAL STATEMENTS FOR

LIBERTY AND RELATED MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

[See attached.]

Liberty Bancshares, Inc. and Subsidiaries

March 31, 2014

Independent Auditor’s Review Report

Audit Committee and Board of Directors

Liberty Bancshares, Inc. and Subsidiaries

Springfield, Missouri

We have reviewed the condensed consolidated financial statements of Liberty Bancshares, Inc. and Subsidiaries, which comprise the balance sheet as of March 31, 2014, and the related condensed consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the three-month periods ended March 31, 2014 and 2013.

Management’s Responsibility

Management is responsible for the preparation and fair presentation of the condensed financial information in accordance with accounting principles generally accepted in the United States of America; this responsibility includes the design, implementation and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in accordance with the applicable financial reporting framework.

Auditor’s Responsibility

Our responsibility is to conduct our reviews in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our reviews, we are not aware of any material modifications that should be made to the condensed financial information referred to above for it to be in accordance with accounting principles generally accepted in the United States of America.

Report on Condensed Balance Sheet as of December 31, 2013

We have previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet as of December 31, 2013, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for the year then ended; and we expressed an unmodified audit opinion on those audited consolidated financial statements in our report dated March 21, 2014. In our opinion, the accompanying condensed consolidated balance sheet of Liberty Bancshares, Inc. and Subsidiaries as of December 31, 2013, is consistent, in all material respects, with the audited consolidated financial statements from which it has been derived.

/s/ BKD, LLP

Springfield, Missouri

June 23, 2014

Liberty Bancshares, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

March 31, 2014 and December 31, 2013

	March 31, 2014 (Unaudited)	December 31, 2013
Assets
Cash and non-interest bearing balances due from banks	$19,555,438	$18,696,959
Due from banks—interest bearing	39,334,410	36,385,695
Federal funds sold	6,224,017	10,047,485

Cash and cash equivalents	65,113,865	65,130,139
Interest-bearing deposits in banks	34,499,545	46,100,067
Available-for-sale securities	91,329,737	97,021,055
Mortgage loans held for sale	1,688,252	2,253,755
Loans	809,159,180	801,540,160
Allowance for loan losses	(11,299,916)	(11,677,280)

Net loans	797,859,264	789,862,880

Interest receivable	3,934,632	3,848,435
Premises and equipment, net of accumulated depreciation	35,171,830	35,659,768
Federal Home Loan Bank stock	3,126,400	3,116,700
Foreclosed assets held for sale	1,761,547	1,610,091
Deferred income taxes	3,237,701	3,497,821
Bank-owned life insurance	16,510,325	16,387,863
Goodwill and other intangible assets	3,946,099	3,996,400
Other	4,077,294	4,210,828

Total assets	$1,062,256,491	$1,072,695,802

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing transaction accounts	$132,531,292	$127,436,066
Interest bearing transaction accounts and savings deposits	540,224,433	556,259,978
Time deposits	212,341,351	218,942,567

Total deposits	885,097,076	902,638,611

Interest payable	202,870	220,075
Accrued expenses and other liabilities	6,364,160	5,167,736
Income taxes payable	2,252,289	470,357
Other borrowed funds	46,236,549	46,266,118
Subordinated debt issued to capital trusts	20,620,000	20,620,000

Total liabilities	960,772,944	975,382,897

Stockholders’ Equity
Common stock, $0.20 par value; authorized 25,000,000 shares; March 31, 2014—issued 5,147,082 shares; December 31, 2013—issued 5,130,432 shares	1,029,416	1,026,086
Additional paid-in capital	28,614,917	28,331,510
Retained earnings	72,557,409	69,165,743
Treasury stock, at cost
Common—4,120 shares	(74,170)	(74,170)
Accumulated other comprehensive loss	(644,025)	(1,136,264)

Total stockholders’ equity	101,483,547	97,312,905

Total liabilities and stockholders’ equity	$1,062,256,491	$1,072,695,802

See Notes to Condensed Consolidated Financial Statements and Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Condensed Consolidated Statements of Income

Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Interest Income
Loans	$11,208,698	$12,300,132
Taxable available-for-sale securities	210,633	80,904
Non-taxable available-for-sale securities	192,168	97,399
Federal funds sold	678	617
Deposits with banks	103,339	103,836
FHLB dividends	17,457	19,444

Total interest income	11,732,973	12,602,332

Interest Expense
Deposits	758,409	1,168,941
Short-term borrowings	35	449
Federal Home Loan Bank advances	64,489	63,611
Long-term debt	116,237	119,580

Total interest expense	939,170	1,352,581

Net Interest Income	10,793,803	11,249,751

Provision for Loan Losses	2,400	650,000

Net Interest Income After Provision for Loan Losses	10,791,403	10,599,751

Noninterest Income
Mortgage lending income	444,328	730,189
SBA lending income	331,012	543,139
Service charges on deposit accounts	2,086,831	2,114,836
Other service charges and fees	284,766	230,403
Bank owned life insurance income	122,462	86,442
Net realized loss on available-for-sale securities	(19,964)	—
Other income	202,576	213,711

Total noninterest income	3,452,011	3,918,720

Noninterest Expense
Salaries and employee benefits	4,138,547	5,237,498
Occupancy expense, net	543,823	508,206
Furniture and equipment expense	730,376	672,476
Deposit insurance	125,132	124,932
Loan and foreclosed asset expenses	954,807	534,909
Professional fees	220,222	198,715
Other operating expenses	1,438,259	1,472,201

Total noninterest expense	8,151,166	8,748,937

Income Before Income Taxes	6,092,248	5,769,534

Provision for Income Taxes	1,777,000	1,989,000

Net Income	$4,315,248	$3,780,534

Basic Earnings Per Share	$0.84	$0.74

Diluted Earnings Per Share	$0.84	$0.74

See Notes to Condensed Consolidated Financial Statements and Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income

Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Net Income	$4,315,248	$3,780,534

Other Comprehensive Income
Unrealized gain on available-for-sale securities, net of taxes of $258,065 and $4,371 for 2014 and 2013, respectively	479,262	8,117

Less: reclassification adjustment for gains and losses included in net income, net of taxes of $6,987 and $0 for 2014 and 2013, respectively	12,977	—

Total Other Comprehensive Income	492,239	8,117

Comprehensive Income	$4,807,487	$3,788,651

See Notes to Condensed Consolidated Financial Statements and Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

Three Months Ended March 31, 2014

(Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
Balance, December 31, 2013	$1,026,086	$28,331,510	$69,165,743	$(74,170)	$(1,136,264)	$97,312,905
Exercise of stock options, 16,650 shares	3,330	283,407	—	—	—	286,737
Net income	—	—	4,315,248	—	—	4,315,248
Other comprehensive income	—	—	—	—	492,239	492,239
Dividends paid, $0.18 per share	—	—	(923,582)	—	—	(923,582)

Balance, March 31, 2014	$1,029,416	$28,614,917	$72,557,409	$(74,170)	$(644,025)	$101,483,547

See Notes to Condensed Consolidated Financial Statements and Independent Accountants’ Review Report

Liberty Bancshares, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Operating Activities
Net income	$4,315,248	$3,780,534
Items not requiring (providing) cash
Depreciation and amortization	695,915	708,716
Provision for loan losses	2,400	650,000
Deferred income taxes	(4,932)	8,250
Gain on sale of loans	(775,340)	(1,273,328)
Loss on sale of equipment	3,868	—
Loss on sale of available-for-sale securities	19,964	—
Changes in
Interest receivable	(86,197)	(60,496)
Loans held for sale	565,503	3,319,280
Other assets	144,517	126,942
Interest payable	(17,205)	(16,329)
Accrued expenses and other liabilities	1,196,424	1,324,513
Income taxes receivable/payable	1,781,932	1,980,749

Net cash provided by operating activities	7,842,097	10,548,831

Investing Activities
Net change in loans	(7,779,973)	23,023,646
Purchase of premises and equipment	(21,682)	(190,253)
Proceeds from sale of foreclosed assets	271,628	425,662
Proceeds from sale of available-for-sale securities	863,360	—
Proceeds from maturities of available-for-sale securities	8,023,960	8,293,345
Principal payments on available-for-sale securities	162,564	1,032,890
Purchases of available-for-sale securities	(2,761,101)	(14,861,495)
Purchase of Federal Home Loan Bank stock	(9,700)	(667,500)
Net decrease in interest-bearing deposits with banks	11,600,522	3,271,300

Net cash provided by investing activities	10,349,578	20,327,595

See Notes to Condensed Consolidated Financial Statements and Independent Accountants’ Review Report

Liberty Bancshares, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

Three Months Ended March 31, 2014 and 2013

(Unaudited)

	2014	2013
Financing Activities
Net change in demand, money market, NOW and savings deposits	$(10,940,319)	$(817,986)
Net decrease in time deposits	(6,601,216)	(10,760,802)
Proceeds from Federal Home Loan Bank advances	—	15,000,000
Net decrease in other short-term borrowings	(29,569)	(29,568)
Dividends paid	(923,582)	—
Proceeds from issuance of common stock	286,737	27,273

Net cash provided by (used in) financing activities	(18,207,949)	3,418,917

Increase (Decrease) in Cash and Cash Equivalents	(16,274)	34,295,343

Cash and Cash Equivalents, Beginning of Period	65,130,139	47,461,241

Cash and Cash Equivalents, End of Period	$65,113,865	$81,756,584

Supplemental Cash Flows Information
Interest paid	$956,375	$1,368,909
Income taxes paid	$—	$—
Real estate acquired in settlement of loans	$933,728	$1,799,815
Sale and financing of foreclosed assets	$377,199	$254,165

See Notes to Condensed Consolidated Financial Statements and Independent Accountants’ Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Note 1:    Nature of Operations and Summary of Significant Accounting Policies

Basis of Presentation

The condensed consolidated financial statements include the accounts of Liberty Bancshares, Inc. (the “Company”) and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

All adjustments made to the unaudited financial statements were of a normal recurring nature. In the opinion of management, all adjustments necessary for a fair presentation of the results of interim periods have been made. Certain prior period amounts are reclassified to conform to current period classification. The condensed consolidated balance sheet of the Company as of December 31, 2013, has been derived from the audited consolidated balance sheet of the Company as of that date. The results of operations for the period are not necessarily indicative of the results to be expected for the full year.

Certain information and note disclosures normally included in the Company’s annual financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto.

Nature of Operations

Liberty Bancshares, Inc. (the “Company”) operates as a financial holding company and is primarily engaged in providing a full range of banking, mortgage and financial services to individual and corporate customers in southwest Missouri through its operating subsidiary, Liberty Bank (the “Bank”). The Bank is subject to competition from other financial institutions. The Company and the Bank are also subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans and fair values of financial instruments.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary: the Bank and its subsidiary, Liberty Bank IHC, LLC and its subsidiary Liberty REIT, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At March 31, 2014 and December 31, 2013, cash equivalents consisted primarily of federal funds sold.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

At December 31, 2013, the Company’s cash accounts exceeded federally insured limits by approximately $2,816,000.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value, in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses and any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level-yield adjustment over the respective term of the loan.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay and estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35 - 40 years
Equipment	3 - 10 years

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling cost at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Goodwill

Goodwill is evaluated annually for impairment. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

Earnings Per Share

Basic earnings per share represents income available to stockholders divided by the weighted average number of shares outstanding during each period. Diluted earnings per share reflects additional potential shares that would have been outstanding if dilutive potential shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Earnings per share (EPS) were computed as follows for the three month periods ended March 31:

	2014
	Net Income	Weighted Average Shares	Per Share Amount
Basic earnings per share	$4,315,248	5,134,132	$0.84

Effect of dilutive securities Stock options		29,056

Diluted earnings per share	$4,315,248	5,163,188	$0.84

	2013
	Net Income	Weighted Average Shares	Per Share Amount
Basic earnings per share	$3,780,534	5,077,860	$0.74

Effect of dilutive securities Stock options		19,286

Diluted earnings per share	$3,780,534	5,097,146	$0.74

Stock Option Plan

The Company has a stock-based employee compensation plan, which is described more fully in the consolidated financial statements as of December 31, 2013.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gain (loss) on available-for-sale securities and unrealized gain (loss) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income.

Subsequent Events

Subsequent events have been evaluated through June 23, 2014, which is the date the financial statements were available to be issued.

Note 2:    Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

		March 31, 2014
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Debt securities
U.S. government agencies	$48,105,012	$67,662	$(768,342)	$47,404,332
State and political subdivisions	40,731,790	87,469	(430,094)	40,389,165
Government-sponsored mortgage-backed securities	3,483,743	52,847	(350)	3,536,240

	$92,320,545	$207,978	$(1,198,786)	$91,329,737

		December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Debt securities
U.S. government agencies	$54,246,990	$51,941	$(1,189,834)	$53,109,097
State and political subdivisions	40,858,033	43,235	(670,723)	40,230,545
Government-sponsored mortgage-backed securities	3,664,131	31,441	(14,159)	3,681,413

	$98,769,154	$126,617	$(1,874,716)	$97,021,055

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

The amortized cost and fair value of available-for-sale securities at March 31, 2014, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Within one year	$1,466,100	$1,467,608
One to five years	44,758,331	44,540,117
Five to ten years	37,908,062	37,199,931
After ten years	4,704,309	4,585,841

	88,836,802	87,793,497
Government-sponsored mortgage-backed securities	3,483,743	3,536,240

	$92,320,545	$91,329,737

The carrying value of securities pledged as collateral to secure public deposits amounted to approximately $44,799,000 at March 31, 2014, and $55,669,000 at December 31, 2013.

Gross gains of $4,533 and gross losses of $24,497 resulting from the sales of available-for-sale securities were realized for the three months ended March 31, 2014. The Company had no gross gains or gross losses during the three months ended March 31, 2013, from the sale of available-for-sale securities.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at March 31, 2014 and December 31, 2013, was $56,630,812 and $67,957,198, which is approximately 62% and 70%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent changes in market interest rates.

Management believes the declines in fair value for these securities are temporary.

The following table shows the Company’s investments’ gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at March 31, 2014 and December 31, 2013:

			March 31, 2014
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$23,091,354	$(526,489)	$7,462,836	$(241,853)	$30,554,190	$(768,342)
State and political subdivisions	22,999,864	(351,829)	2,986,264	(78,265)	25,986,128	(430,094)
Government-sponsored mortgage-backed securities	90,494	(350)	—	—	90,494	(350)

Total temporarily impaired securities	$46,181,712	$(878,668)	$10,449,100	$(320,118)	$56,630,812	$(1,198,786)

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

			December 31, 2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$34,837,364	$(1,093,945)	$2,858,576	$(95,889)	$37,695,940	$(1,189,834)
State and political subdivisions	24,602,406	(551,204)	3,932,172	(119,519)	28,534,578	(670,723)
Government-sponsored mortgage-backed securities	1,598,900	(13,349)	127,780	(810)	1,726,680	(14,159)

Total temporarily impaired securities	$61,038,670	$(1,658,498)	$6,918,528	$(216,218)	$67,957,198	$(1,874,716)

Note 3:    Loans and Allowance for Loan Losses

Classes of loans at March 31, 2014 and December 31, 2013 include:

	March 31, 2014	December 31, 2013
Mortgage loans on real estate:
Residential 1-4 family	$235,732,360	$241,286,216
Commercial	375,397,993	362,256,011
Construction and land development	43,076,134	48,024,188

Total mortgage loans on real estate	654,206,487	651,566,415
Commercial and nonreal estate agriculture	137,831,602	132,378,335
Consumer and other	16,803,186	17,299,140

Total loans	808,841,275	801,243,890
Less
Allowance for loan losses	(11,299,916)	(11,677,280)
Net deferred loan fees	317,905	296,270

Net loans	$797,859,264	$789,862,880

At March 31, 2014 and December 31, 2013, the Bank had loans outstanding to executive officers, directors and companies in which the Bank’s executive officers or directors were principal owners, in the approximate amount of $7,117,000 and $8,469,000, respectively.

Activity during the quarter consisted of the following:

Balance, January 1, 2014	$8,469,000
New loans	—
Repayments	(1,352,000)

Balance, March 31, 2014	$7,117,000

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of March 31, 2014 and December 31, 2013:

	March 31, 2014
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Total Loans > 90 Days & Accruing
Mortgage loans on real estate
Residential 1-4 family	$1,688,998	$502,793	$488,622	$2,680,413	$233,051,947	$235,732,360	$—
Commercial	1,589,698	392,436	3,253,391	5,235,525	370,162,468	375,397,993	—
Construction and land development	390,315	—	102,828	493,143	42,582,991	43,076,134	—

Total mortgage loans on real estate	3,669,011	895,229	3,844,841	8,409,081	645,797,406	654,206,487	—
Commercial and Non-RE agriculture	330,765	56,294	183,077	570,136	137,261,466	137,831,602	—
Consumer and other	32,019	1,641	—	33,660	16,769,526	16,803,186	—

Total	$4,031,795	$953,164	$4,027,918	$9,012,877	$799,828,398	$808,841,275	$—

	December 31, 2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Total Loans > 90 Days & Accruing
Mortgage loans on real estate
Residential 1-4 family	$847,006	$56,380	$237,898	$1,141,284	$240,144,932	$241,286,216	$—
Commercial	1,024,443	127,935	2,836,070	3,988,448	358,267,563	362,256,011	—
Construction and land development	415,195	102,626	10,203	528,024	47,496,164	48,024,188	—

Total mortgage loans on real estate	2,286,644	286,941	3,084,171	5,657,756	645,908,659	651,566,415	—
Commercial and Non-RE agriculture	103,447	151,321	224,217	478,985	131,899,350	132,378,335	—
Consumer and other	86,877	17,396	2,777	107,050	17,192,090	17,299,140	—

Total	$2,476,968	$455,658	$3,311,165	$6,243,791	$795,000,099	$801,243,890	$—

The following table presents the Company’s nonaccrual loans at March 31, 2014 and December 31, 2013:

	March 31, 2014	December 31, 2013
Mortgage loans on real estate
Residential 1-4 family	$650,122	$395,644
Commercial	5,426,647	5,112,021
Construction and land development	107,368	117,701
Commercial and Non-RE Agriculture	436,935	424,576
Consumer and other	3,965	5,873

Total nonaccrual loans	$6,625,037	$6,055,815

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the three months ended March 31, 2014 and 2013:

	March 31, 2014
	Commercial and Nonreal Estate Agriculture	Consumer and Other	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Total
	(In Thousands)
Allowance for Loan Losses
Balance, beginning of period	$2,098	$405	$3,151	$4,884	$1,139	$11,677
Provision for loan losses	(132)	(62)	737	(324)	(217)	2
Charge-offs	(24)	(43)	(212)	(134)	—	(413)
Recoveries	10	8	9	2	5	34

Balance, March 31, 2014	$1,952	$308	$3,685	$4,428	$927	$11,300

Period-end amount allocated to:
Loans individually evaluated for impairment	$351	$12	$709	$1,968	$10	$3,050
Loans collectively evaluated for impairment	1,601	296	2,976	2,460	917	8,250

Balance, March 31, 2014	$1,952	$308	$3,685	$4,428	$927	$11,300

Loans
Ending balance:
Loans individually evaluated for impairment	$3,350	$78	$3,814	$13,768	$2,474	$23,484
Loans collectively evaluated for impairment	134,482	16,725	231,918	361,630	40,602	785,357

Balance, March 31, 2014	$137,832	$16,803	$235,732	$375,398	$43,076	$808,841

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

	March 31, 2013
	Commercial and Nonreal Estate Agriculture	Consumer and Other	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Total
	(In Thousands)
Allowance for Loan Losses
Balance, beginning of period	$2,536	$324	$3,826	$3,891	$1,337	$11,914
Provision for loan losses	442	83	46	226	(147)	650
Charge-offs	(255)	(76)	(232)	(305)	—	(868)
Recoveries	30	11	56	40	3	140

Balance, March 31, 2013	$2,753	$342	$3,696	$3,852	$1,193	$11,836

Period-end amount allocated to:
Loans individually evaluated for impairment	$733	$60	$791	$1,678	$9	$3,271
Loans collectively evaluated for impairment	2,020	282	2,905	2,174	1,184	8,565

Balance, March 31, 2013	$2,753	$342	$3,696	$3,852	$1,193	$11,836

	December 31, 2013
Period-end amount allocated to:
Loans individually evaluated for impairment	$358	$17	$325	$1,873	$10	$2,583
Loans collectively evaluated for impairment	1,740	388	2,826	3,011	1,129	9,094

Balance, December 31, 2013	$2,098	$405	$3,151	$4,884	$1,139	$11,677

Loans
Ending balance:
Loans individually evaluated for impairment	$3,357	$95	$3,541	$12,813	$2,485	$22,291
Loans collectively evaluated for impairment	129,022	17,204	237,745	349,443	45,539	778,953

Balance, December 31, 2013	$132,379	$17,299	$241,286	$362,256	$48,024	$801,244

Loans serviced for others are not included in the accompanying condensed consolidated balance sheets. The unpaid principal balances of loans serviced for others were $37,415,010 and $35,288,128 at March 31, 2014 and December 31, 2013, respectively.

A loan is considered impaired in accordance with the impairment accounting guidance (ASC 310-10-35-16) when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

The following tables present impaired loans:

	March 31, 2014
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized
Loans with a specific valuation allowance
Residential 1-4 family	$1,600,444	$1,600,444	$709,258	$1,391,685	$19,790
Commercial real estate	7,538,274	9,199,148	1,967,838	7,248,166	103,685
Construction and land development	102,625	102,625	10,183	107,727	502
Commercial and Non-RE agriculture	1,618,098	2,113,113	351,164	1,663,216	29,550
Consumer and other	45,622	45,622	11,816	51,050	956

Total loans with a specific valuation allowance	10,905,063	13,060,952	3,050,259	10,461,844	154,483

Loans without a specific valuation allowance
Residential 1-4 family	364,100	364,100	—	478,968	4,481
Commercial real estate	2,255,512	3,071,389	—	2,302,173	38,657
Construction and land development	2,293,478	2,293,478	—	2,295,805	23,990
Commercial and Non-RE agriculture	950,877	950,877	—	901,273	13,131
Consumer and other	21,947	21,947	—	23,357	651

Total loans without a specific valuation allowance	5,885,914	6,701,791	—	6,001,576	80,910

Total impaired loans	$16,790,977	$19,762,743	$3,050,259	$16,463,420	$235,393

	December 31, 2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans
Loans with a specific valuation allowance
Residential 1-4 family	$1,182,925	$1,182,925	$324,487	$2,854,826
Commercial real estate	6,958,058	7,416,087	1,873,115	9,135,005
Construction and land development	112,828	112,828	10,386	1,688,424
Commercial and Non-RE agriculture	1,708,333	2,204,528	358,267	2,960,958
Consumer and other	56,482	56,482	16,861	102,308

Total loans with a specific valuation allowance	10,018,626	10,972,850	2,583,116	16,741,521

Loans without a specific valuation allowance
Residential 1-4 family	593,836	593,836	—	—
Commercial real estate	2,348,833	2,825,997	—	—
Construction and land development	2,298,131	2,298,131	—	—
Commercial and Non-RE agriculture	851,669	851,669	—	—
Consumer and other	24,768	24,768	—	—

Total loans without a specific valuation allowance	6,117,237	6,594,401	—	—

Total impaired loans	$16,135,863	$17,567,251	$2,583,116	$16,741,521

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

	March 31, 2013
	Average Investment in Impaired Loans	Interest Income Recognized
Loans with a specific valuation allowance
Residential 1-4 family	$3,243,308	$42,480
Commercial real estate	9,866,989	122,852
Construction and land development	1,432,742	22,415
Commercial and Non-RE agriculture	3,373,681	35,927
Consumer and other	132,196	2,086

Total loans with a specific valuation allowance	18,048,916	225,760

Loans without a specific valuation allowance
Residential 1-4 family	—	—
Commercial real estate	—	—
Construction and land development	—	—
Commercial and Non-RE agriculture	—	—
Consumer and other	—	—

Total loans without a specific valuation allowance	—	—

Total impaired loans	$18,048,916	$225,760

At March 31, 2014 and December 31, 2013, the Company had loans that were modified in troubled debt restructurings and impaired of $9,382,625 and $9,426,567, respectively. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

There were no newly modified troubled debt restructurings for the three months ended March 31, 2014.

The troubled debt restructurings described above increased the allowance for loan losses by $1,418,599 and $1,240,758 as of March 31, 2014 and December 31, 2013, respectively.

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory or pass grades. The grade of 5, or Watch or Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Virtual Absence of Credit Risk (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.

Low Risk (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.

Pass—Good Quality (3) loans of reasonable credit strength and repayment ability proving an average credit risk.

Pass/Watch (4) loans of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans exhibit readily apparent credit weakness and are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8) loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential 1-4 Family: The residential 1-4 family real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Development: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Commercial and Nonreal-Estate Agriculture: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Consumer and Other: The consumer and other loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following tables provide information about the credit quality of the loan portfolio using the Bank’s internal rating system as of March 31, 2014 and December 31, 2013:

	March 31, 2014
	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Commercial	Consumer	Total
Grade
Pass (1-4)	$231,543,965	$360,554,740	$39,508,942	$136,335,190	$16,725,462	$784,668,299
Special Mention (5)	573,041	4,665,660	41,258	184,243	—	5,464,202
Substandard (6)	3,354,529	10,176,799	3,525,934	1,250,938	77,724	18,385,924
Doubtful (7)	260,825	794	—	61,231	—	322,850
Loss (8)	—	—	—	—	—	—

	$235,732,360	$375,397,993	$43,076,134	$137,831,602	$16,803,186	$808,841,275

	December 31, 2013
	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Commercial	Consumer	Total
Grade
Pass (1-4)	$236,629,940	$346,660,529	$45,499,021	$130,811,628	$17,204,011	$776,805,129
Special Mention (5)	1,316,138	5,006,354	40,458	241,094	—	6,604,044
Substandard (6)	3,102,240	10,588,334	2,484,709	1,319,980	95,129	17,590,392
Doubtful (7)	237,898	794	—	5,633	—	244,325
Loss (8)	—	—	—	—	—	—

	$241,286,216	$362,256,011	$48,024,188	$132,378,335	$17,299,140	$801,243,890

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the period ended March 31, 2014.

Note 4:    Income Taxes

The provision for income taxes includes these components:

	March 31
	2014	2013
Taxes currently payable	$1,781,932	$1,980,750
Deferred income taxes	(4,932)	8,250

Income tax expense	$1,777,000	$1,989,000

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	March 31
	2014	2013
Computed at the statutory rate (35%)	$2,132,287	$2,019,338
Decrease resulting from
Increase in cash surrender of bank-owned life insurance	(42,862)	(30,255)
Tax exempt interest	(65,987)	(32,915)
Other	(246,438)	32,832

Actual tax expense	$1,777,000	$1,989,000

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	March 31,	December 31,
	2014	2013
Deferred tax assets
Allowance for loan losses	$3,954,971	$4,087,048
Accrued expenses	323,750	306,250
Compensated absences and deferred compensation	964,394	901,267
Unrealized depreciation on available-for-sale securities	346,835	611,835
Other	1,049,092	1,044,161

	6,639,042	6,950,561

Deferred tax liabilities
Accumulated depreciation	2,386,128	2,345,985
Intangibles	354,818	371,950
Other	660,395	734,805

	3,401,341	3,452,740

Net deferred tax asset	$3,237,701	$3,497,821

Note 5:    Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company and Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes as of March 31, 2014, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of March 31, 2014, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and core capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table. There was no deduction from capital for interest-rate risk.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar Amounts in Thousands)
As of March 31, 2014
Total risk-based capital
Liberty Bancshares, Inc.	$127,018	18.1%	$56,269	8.0%	N/A	N/A
Liberty Bank	$126,408	18.0%	$56,259	8.0%	$70,323	10.0%

Tier I risk-based capital
Liberty Bancshares, Inc.	$118,182	16.8%	$29,134	4.0%	N/A	N/A
Liberty Bank	$117,574	16.7%	$28,129	4.0%	$42,194	6.0%

Core capital
Liberty Bancshares, Inc.	$118,182	11.2%	$42,058	4.0%	N/A	N/A
Liberty Bank	$117,574	11.2%	$42,025	4.0%	$52,531	5.0%

As of December 31, 2013
Total risk-based capital
Liberty Bancshares, Inc.	$123,254	17.6%	$55,996	8.0%	N/A	N/A
Liberty Bank	$122,643	17.5%	$55,986	8.0%	$69,983	10.0%

Tier I risk-based capital
Liberty Bancshares, Inc.	$114,453	16.4%	$27,998	4.0%	N/A	N/A
Liberty Bank	$113,843	16.3%	$27,993	4.0%	$41,990	6.0%

Core capital
Liberty Bancshares, Inc.	$114,453	10.7%	$42,621	4.0%	N/A	N/A
Liberty Bank	$113,843	10.7%	$42,588	4.0%	$53,236	5.0%

Additionally, the Company and the Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. They may not pay dividends which would reduce capital below the minimum requirements shown above.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Note 6:    Disclosures About Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2014 and December 31, 2013:

	March 31, 2014
	Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
U.S. government agencies	$47,404,332	$—	$47,404,332	$—
State and political subdivisions	40,389,165	—	40,389,165	—
Government-sponsored mortgage-backed securities	3,536,240	—	3,536,240	—

	December 31, 2013
	Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
U.S. government agencies	$53,109,097	$—	$53,109,097	$—
State and political subdivisions	40,230,545	—	40,230,545	—
Government-sponsored mortgage-backed securities	3,681,413	—	3,681,413	—

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the three months ended March 31, 2014.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at March 31, 2014 and December 31, 2013:

	March 31, 2014
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Impaired loans
(collateral dependent)	$7,854,804	$—	$—	$7,854,804
Foreclosed assets held for sale	69,200	—	—	69,200

	December 31, 2013
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Impaired loans
(collateral dependent)	$10,018,626	$—	$—	$10,018,626
Foreclosed assets held for sale	870,610	—	—	870,610

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Foreclosed Assets Held for Sale

Foreclosed assets held for sale is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value is based on appraisals or evaluations. Foreclosed assets are classified within Level 3 of the fair value hierarchy.

Appraisals of foreclosed assets are obtained when the real estate is acquired and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management.

Collateral-Dependent Impaired Loans, Net of Allowance For Loan Losses

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral and are generally approximately 20%. These discounts and estimates are developed by management by comparison to historical results.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments at March 31, 2014 and December 31, 2013.

	March 31, 2014		December 31, 2013
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Financial assets
Cash and cash equivalents	$65,113,865	$65,113,865	$65,130,139	$65,130,139
Interest-bearing deposits in banks	34,499,545	34,499,545	46,100,067	46,100,067
Interest receivable	3,934,632	3,934,632	3,848,435	3,848,435
Mortgage loans held for sale	1,688,252	1,688,252	2,253,755	2,253,755
Loans, net of allowance for loan losses	797,859,264	796,898,062	789,862,880	789,053,734
Federal Home Loan Bank stock	3,126,400	3,126,400	3,116,700	3,116,700

Financial liabilities
Deposits	885,097,076	855,308,061	902,638,611	902,911,761
Other borrowed funds	46,236,549	46,236,549	46,266,118	46,266,118
Subordinated debt issued to capital trusts	20,620,000	20,620,000	20,620,000	20,620,000
Interest payable	202,870	202,870	220,075	220,075

Cash and Cash Equivalents, Interest-Bearing Deposits in Banks and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Mortgage Loans Held For Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale.

Loans

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Company would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity and the structure and term of the loans along with local economic and market conditions.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits, for which the carrying amount approximates fair value. The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

Other Borrowed Funds and Subordinated Debt Issued to Capital Trusts

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities.

Note 7:    Significant Estimates

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated balance sheets, results of operations and cash flows of the Company.

Note 8:    Commitments

Loan Commitments and Lines of Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At March 31, 2014 and December 31, 2013, the Bank had outstanding commitments and unused lines of credit to borrowers aggregating approximately $73,302,000 and $75,968,000, respectively. The commitments extend over varying periods of time.

Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

March 31, 2014

(Unaudited)

public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

The Bank had total outstanding letters of credit amounting to approximately $3,078,000 and $4,300,000 at March 31, 2014 and December 31, 2013, respectively, with terms ranging from six months to ten years.

Commitments to Originate Loans

Commitments to originate mortgage loans that will be held for resale are recorded at their estimated fair values with subsequent changes in fair value included in current earnings, if significant. Commitments to originate or acquire fixed rate mortgage loans that will be held for resale were approximately $5,197,000 and $4,181,000 at March 31, 2014 and December 31, 2013, respectively.

Note 9:    Subsequent Event

On May 27, 2014, the Company entered into an agreement to merge with Simmons First National Corporation (“Simmons”) for approximately $208.8 million (based on the Simmons closing price on May 23, 2014), subject to potential adjustments.

See Independent Auditor’s Review Report

Liberty Bancshares, Inc. and Subsidiaries

December 31, 2013, 2012 and 2011

Independent Auditor’s Report

Audit Committee and Board of Directors

Liberty Bancshares, Inc. and Subsidiaries

Springfield, Missouri

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Liberty Bancshares, Inc. and Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Liberty Bancshares, Inc. and Subsidiaries as of December 31, 2013 and 2012, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2013, in accordance with accounting principles generally accepted in the United States of America.

/s/ BKD, LLP

Springfield, Missouri

March 21, 2014

Liberty Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

December 31, 2013 and 2012

	2013	2012
Assets
Cash and non-interest bearing balances due from banks	$18,696,959	$17,706,031
Due from banks—interest bearing	36,385,695	25,755,180
Federal funds sold	10,047,485	4,000,030

Cash and cash equivalents	65,130,139	47,461,241
Interest-bearing time deposits in banks	46,100,067	47,889,115
Available-for-sale securities	97,021,055	49,295,343
Mortgage loans held for sale	2,253,755	10,291,219
Loans, net of allowance for loan losses of $11,677,280 and $11,914,097 at December 31, 2013 and 2012, respectively	789,862,880	839,981,001
Interest receivable	3,848,435	4,136,960
Premises and equipment, net of accumulated depreciation of $11,122,274 and $10,911,723 at December 31, 2013 and 2012, respectively	35,659,768	37,342,049
Federal Home Loan Bank stock	3,116,700	2,790,700
Foreclosed assets held for sale	1,610,091	1,942,705
Deferred income taxes	3,497,821	3,020,014
Bank-owned life insurance	16,387,863	10,973,793
Goodwill and other intangible assets	3,996,400	4,197,603
Prepaid FDIC insurance	—	1,551,145
Other	4,210,828	3,745,392

Total assets	$1,072,695,802	$1,064,618,280

Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing transaction accounts	$127,436,066	$138,685,392
Interest bearing transaction accounts and savings deposits	556,259,978	517,239,254
Time deposits	218,942,567	264,836,434

Total deposits	902,638,611	920,761,080
Interest payable	220,075	328,885
Accrued expenses and other liabilities	5,167,736	4,974,517
Income taxes payable	470,357	63,143
Other borrowed funds	46,266,118	31,384,392
Subordinated debt issued to capital trusts	20,620,000	20,620,000

Total liabilities	975,382,897	978,132,017

Stockholders’ Equity
Common stock, $0.20 par value; authorized 25,000,000 shares;
2013—issued 5,130,432 shares;
2012—issued 5,081,440 shares	1,026,086	1,016,288
Additional paid-in capital	28,331,510	27,451,270
Retained earnings	69,165,743	58,103,014
Treasury stock, at cost
Common—4,120 shares	(74,170)	(74,170)
Accumulated other comprehensive loss, net of income taxes of $611,835 and $5,460 at December 31, 2013 and 2012, respectively
Unrealized loss on available-for-sale securities	(1,136,264)	(10,139)

Total stockholders’ equity	97,312,905	86,486,263

Total liabilities and stockholders’ equity	$1,072,695,802	$1,064,618,280

See Notes to Consolidated Financial Statements

Liberty Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Interest Income
Loans	$47,391,690	$51,324,880	$52,099,772
Taxable available-for-sale securities	518,912	188,754	309,493
Non-taxable available-for-sale securities	515,471	125,590	—
Federal funds sold	2,414	1,948	3,113
Deposits with banks	455,910	370,359	267,013
FHLB dividends	74,536	85,682	144,801

	48,958,933	52,097,213	52,824,192

Interest Expense
Deposits	3,965,650	6,207,451	8,298,273
Short-term borrowings	1,485	1,154	1,114
Federal Home Loan Bank advances	261,997	286,913	291,409
Long-term debt	477,130	515,145	484,738

	4,706,262	7,010,663	9,075,534

Net Interest Income	44,252,671	45,086,550	43,748,658

Provision for Loan Losses	2,195,800	7,766,000	7,190,000

Net Interest Income After Provision for Loan Losses	42,056,871	37,320,550	36,558,658

Noninterest Income
Gain on sale of loans	3,922,721	3,128,448	3,139,013
Service charges and fees	9,640,446	8,856,422	8,646,527
Net realized gain (loss) on available-for-sale securities	(1,356)	369,708	—
Other income	545,928	1,387,754	712,904

	14,107,739	13,742,332	12,498,444

Noninterest Expense
Salaries and employee benefits	18,252,030	16,023,260	15,151,554
Net occupancy expense	4,939,357	3,872,299	3,280,960
Deposit assessments and fees	589,011	717,881	767,682
Loan and foreclosed asset expenses	2,010,875	1,929,237	3,198,384
Professional fees	867,573	1,923,104	501,719
Other operating expenses	6,285,616	5,170,001	5,292,713

	32,944,462	29,635,782	28,193,012

Income Before Income Taxes	23,220,148	21,427,100	20,864,090

Provision for Income Taxes	8,019,226	7,319,977	7,068,129

Net Income	15,200,922	14,107,123	13,795,961

Preferred Stock Dividends and Discount Accretion	—	1,140,170	1,857,818

Net Income Available to Common Shareholders	$15,200,922	$12,966,953	$11,938,143

Basic Earnings Per Share	$2.98	$2.76	$2.57

Diluted Earnings Per Share	$2.97	$2.75	$2.55

See Notes to Consolidated Financial Statements

Liberty Bancshares, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Net Income	$15,200,922	$14,107,123	$13,795,961

Other Comprehensive Income (Loss)
Unrealized gain (loss) on available-for-sale securities, net of taxes of $(606,850), $14,242 and $108,850 for 2013, 2012 and 2011, respectively	(1,127,006)	26,449	202,150
Less: reclassification adjustment for gains and losses included in net income, net of taxes of $475 and $(129,398) for 2013 and 2012, respectively	881	(240,310)	—

	(1,126,125)	(213,861)	202,150

Comprehensive Income	$14,074,797	$13,893,262	$13,998,111

See Notes to Consolidated Financial Statements

Liberty Bancshares, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2013, 2012 and 2011

	CPP Preferred Stock Series A	CPP Preferred Stock Series B	Noncumulative Perpetual Preferred Stock Series C
Balance, December 31, 2010	$21,125,230	$1,186,004	$—
Issuance of common stock, 9,655 shares	—	—	—
Net income	—	—	—
Other comprehensive income	—	—	—
Preferred stock discount accretion	144,753	(17,003)	—
Preferred stock dividends	—	—	—
CPP preferred stock redeemed	(21,269,983)	(1,169,001)	—
SBLF preferred stock issued, 22,995 shares	—	—	22,995,000
Dividends paid, $0.60 per share	—	—	—
Stock compensation expense	—	—	—

Balance, December 31, 2011	—	—	22,995,000
Issuance of common stock, 430,094 shares	—	—	—
Restricted shares issued, 12,271 shares	—	—	—
Net income	—	—	—
Other comprehensive loss	—	—	—
Preferred stock dividends	—	—	—
SBLF preferred stock redeemed	—	—	(22,995,000)
Dividends paid, $0.81 per share	—	—	—
Purchase of common stock, 4,120 shares	—	—	—
Stock compensation expense	—	—	—

Balance, December 31, 2012	—	—	—
Issuance of common stock, 45,655 shares	—	—	—
Restricted shares issued, 3,337 shares	—	—	—
Net income	—	—	—
Other comprehensive loss	—	—	—
Dividends paid, $0.81 per share	—	—	—
Stock compensation expense	—	—	—

Balance, December 31, 2013	$—	$—	$—

See Notes to Consolidated Financial Statements

Common Stock	Additional Paid-in Capital	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
$925,884	$19,252,515	$39,852,480	$—	$1,572	$82,343,685
1,931	150,478	—	—	—	152,409
—	—	13,795,961	—	—	13,795,961
—	—	—	—	202,150	202,150
—	—	(127,750)	—	—	—
—	—	(1,174,054)	—	—	(1,174,054)
—	—	(556,016)	—	—	(22,995,000)
—	—	—	—	—	22,995,000
—	—	(2,788,572)	—	—	(2,788,572)
—	146,321	—	—	—	146,321

927,815	19,549,314	49,002,049	—	203,722	92,677,900
86,019	7,819,763	—	—	—	7,905,782
2,454	(16,972)	—	—	—	(14,518)
—	—	14,107,123	—	—	14,107,123
—	—	—	—	(213,861)	(213,861)
—	—	(1,140,170)	—	—	(1,140,170)
—	—	—	—	—	(22,995,000)
—	—	(3,865,988)	—	—	(3,865,988)
—	—	—	(74,170)	—	(74,170)
—	99,165		—	—	99,165

1,016,288	27,451,270	58,103,014	(74,170)	(10,139)	86,486,263
9,131	845,958	—	—	—	855,089
667	3,939	—	—	—	4,606
—	—	15,200,922	—	—	15,200,922
—	—	—	—	(1,126,125)	(1,126,125)
—	—	(4,138,193)	—	—	(4,138,193)
—	30,343	—	—	—	30,343

$1,026,086	$28,331,510	$69,165,743	$(74,170)	$(1,136,264)	$97,312,905

Liberty Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Operating Activities
Net income	$15,200,922	$14,107,123	$13,795,961
Items not requiring (providing) cash
Depreciation and amortization	2,775,197	2,098,592	1,663,850
Provision for loan losses	2,195,800	7,766,000	7,190,000
Deferred income taxes	128,568	(272,930)	220,681
Gain on sale of loans	(3,922,721)	(3,128,448)	(3,139,013)
(Gain) loss on sale of equipment	373,967	(2,718)	156,631
(Gain) loss on sale of available-for-sale securities	1,356	(369,708)	—
Gain on purchase of additional business unit	—	(391,545)	—
Stock compensation	34,949	84,647	146,321
Changes in
Interest receivable	288,525	122,924	153,818
Loans held for sale	8,037,464	(2,936,996)	635,498
Other assets	1,509,633	1,119,404	2,354,273
Interest payable	(108,810)	(252,553)	(349,631)
Accrued expenses and other liabilities	195,922	1,659,607	(386,298)
Income taxes receivable/payable	407,214	163,231	(427,551)

Net cash provided by operating activities	27,117,986	19,766,630	22,014,540

Investing Activities
Net change in loans	48,527,392	49,358,187	(5,356,978)
Purchase of premises and equipment	(874,031)	(1,882,422)	(214,129)
Proceeds from sale of foreclosed assets	2,988,430	7,691,005	6,488,390
Proceeds from maturities of available-for-sale securities	15,474,111	17,099,817	5,072,705
Principal payments on available-for-sale securities	2,014,072	—	6,500
Purchases of available-for-sale securities	(67,487,400)	(35,207,040)	(610,000)
Purchase of Federal Home Loan Bank stock	(667,500)	—	—
Redemption of Federal Home Loan Bank stock	341,500	1,833,400	2,400
Cash received from purchase of new business unit and bank branch	—	5,577,240	14,195,499
Capitalized costs on foreclosed assets held for sale	(28,160)	(11,080)	(7,938)
Net (increase) decrease in interest-bearing deposits with banks	1,789,048	(16,658,251)	(2,662,893)
Purchase of bank-owned life insurance	(5,000,000)	—	—

Net cash provided by (used in) investing activities	(2,922,538)	27,800,856	16,913,556

See Notes to Consolidated Financial Statements

Liberty Bancshares, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

	2013	2012	2011
Financing Activities
Net change in demand, money market, NOW and savings deposits	$27,771,398	$(18,391,919)	$35,469,124
Net increase (decrease) in time deposits	(45,893,867)	(50,491,232)	14,188,946
Repayment of Federal Home Loan Bank advances	—	(26,000,000)	(15,500,000)
Proceeds from Federal Home Loan Bank advances	15,000,000	—	—
Net decrease in other short-term borrowings	(118,274)	(118,275)	(4,026,809)
Dividends paid	(4,140,896)	(3,865,988)	(2,788,572)
Preferred dividends paid	—	(1,435,179)	(1,032,170)
Proceeds from issuance of common stock	855,089	630,335	152,408
Purchase of treasury stock	—	(74,170)	—
Proceeds from issuance of SBLF preferred stock	—	—	22,995,000
Redemption of SBLF preferred stock	—	(22,995,000)	—
Redemption of CPP preferred stock	—	—	(22,995,000)

Net cash provided by (used in) financing activities	(6,526,550)	(122,741,428)	26,462,927

Increase (Decrease) in Cash and Cash Equivalents	17,668,898	(75,173,942)	65,391,023

Cash and Cash Equivalents, Beginning of Year	47,461,241	122,635,183	57,244,160

Cash and Cash Equivalents, End of Year	$65,130,139	$47,461,241	$122,635,183

Supplemental Cash Flows Information
Interest paid	$4,815,072	$7,246,093	$9,303,927
Income taxes paid	$7,480,000	$7,250,000	$7,025,000
Real estate acquired in settlement of loans	$5,294,433	$5,378,325	$12,780,518
Premises and equipment transferred to other real estate	$148,000	$—	$—
Sale and financing of foreclosed assets	$1,976,783	$2,513,597	$10,023,598
Common stock issued for purchase of additional business unit	$—	$7,275,447	$—

See Notes to Consolidated Financial Statements

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 1:    Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

Liberty Bancshares, Inc. (the “Company”) operates as a financial holding company and is primarily engaged in providing a full range of banking, mortgage and financial services to individual and corporate customers in southwest Missouri through its operating subsidiary, Liberty Bank (the “Bank”). The Bank is subject to competition from other financial institutions. The Company and the Bank are also subject to the regulation of certain federal and state agencies and undergo periodic examinations by those regulatory authorities.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of real estate acquired in connection with foreclosure or in satisfaction of loans and fair values of financial instruments.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary: the Bank and its subsidiary, Liberty Bank IHC, LLC and its subsidiary Liberty REIT, LLC. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash Equivalents

The Company considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2013 and 2012, cash equivalents consisted primarily of federal funds sold.

At December 31, 2013, the Company’s cash accounts exceeded federally insured limits by approximately $2,816,000.

Securities

Available-for-sale securities, which include any security for which the Company has no immediate plan to sell but which may be sold in the future, are recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income. Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

The Company routinely conducts periodic reviews to identify and evaluate each investment security to determine whether an other-than-temporary impairment has occurred. For debt securities with fair value below amortized cost when the Company does not intend to sell a debt security, and it is more likely than not the Company will not have to sell the security before recovery of its cost basis, it recognizes the credit component of an other-than-temporary impairment of a debt security in earnings and the remaining portion in other comprehensive income.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Loans Held for Sale

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or fair value, in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to noninterest income. Gains and losses on loan sales are recorded in noninterest income, and direct loan origination costs and fees are deferred at origination of the loan and are recognized in noninterest income upon sale of the loan.

Loans

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoffs are reported at their outstanding principal balances adjusted for unearned income, charge-offs, the allowance for loan losses and any unamortized deferred fees or costs on originated loans.

For loans amortized at cost, interest income is accrued based on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, as well as premiums and discounts, are deferred and amortized as a level-yield adjustment over the respective term of the loan.

The accrual of interest on loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off are reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to income. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay and estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revisions as more information becomes available.

The allowance consists of allocated and general components. The allocated component relates to loans that are classified as impaired. For those loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of the loan. The general component covers nonclassified loans and is based on historical charge-off experience and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price or the fair value of the collateral if the loan is collateral dependent.

Groups of loans with similar risk characteristics are collectively evaluated for impairment based on the group’s historical loss experience adjusted for changes in trends, conditions and other relevant factors that affect repayment of the loans. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment measurements, unless such loans are the subject of a restructuring agreement due to financial difficulties of the borrower.

Premises and Equipment

Depreciable assets are stated at cost less accumulated depreciation. Depreciation is charged to expense using the straight-line method over the estimated useful lives of the assets.

The estimated useful lives for each major depreciable classification of premises and equipment are as follows:

Buildings and improvements	35 - 40 years
Equipment	3 - 10 years

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less selling cost at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Goodwill

Goodwill is evaluated annually for impairment. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not the fair value is less than the carrying amount, including goodwill. If, based on the evaluation, it is determined to be more likely than not the fair value is less than the carrying value, then goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, a goodwill impairment is indicated and goodwill is written down to its implied fair value. Subsequent increases in goodwill value are not recognized in the financial statements.

Federal Home Loan Bank Stock

Federal Home Loan Bank stock is a required investment for institutions that are members of the Federal Home Loan Bank system. The required investment in the common stock is based on a predetermined formula, carried at cost and evaluated for impairment.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Income Taxes

The Company accounts for income taxes in accordance with income tax accounting guidance (ASC 740, Income Taxes). The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

Tax positions are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances and information available at the reporting date and is subject to management’s judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense.

The Company files consolidated income tax returns with its subsidiaries. With a few exceptions, the Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2010.

Earnings Per Common Share

Basic earnings per share represents income available to common stockholders divided by the weighted average number of common shares outstanding during each period. Diluted earnings per common share reflects additional potential common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

Earnings per common share (EPS) were computed as follows:

	Year Ended December 31, 2013
	Income Available to Common Shareholders	Weighted Average Common Shares	Per Common Share Amount
Basic earnings per common share	$15,200,922	5,099,972	$2.98

Effect of dilutive securities Stock options		13,577

Diluted earnings per common share	$15,200,922	5,113,549	$2.97

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

	Year Ended December 31, 2012
	Income Available to Common Shareholders	Weighted Average Common Shares	Per Common Share Amount
Basic earnings per common share	$12,966,953	4,706,663	$2.76

Effect of dilutive securities Stock options		977

Diluted earnings per common share	$12,966,953	4,707,640	$2.75

	Year Ended December 31, 2011
	Income Available to Common Shareholders	Weighted Average Common Shares	Per Common Share Amount
Basic earnings per common share	$11,938,143	4,636,511	$2.57

Effect of dilutive securities Stock options		44,469

Diluted earnings per common share	$11,938,143	4,680,980	$2.55

Stock Option Plan

At December 31, 2013 and 2012, the Company has a stock-based employee compensation plan, which is described more fully in Note 13.

Comprehensive Income

Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized gain (loss) on available-for-sale securities and unrealized gain (loss) on available-for-sale securities for which a portion of an other-than-temporary impairment has been recognized in income.

Reclassifications

Certain reclassifications have been made to the 2012 and 2011 financial statements to conform to the 2013 financial statement presentation. These reclassifications had no effect on net income.

Subsequent Events

Subsequent events have been evaluated through the date of the Independent Auditor’s Report, which is the date the financial statements were available to be issued.

Recent Accounting Pronouncements

In July 2012, the FASB issued ASU 2012-02, Intangibles—Goodwill and Other (Topic 350)—Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 amends the guidance related to testing indefinite-lived intangible assets, other than goodwill, for impairment. The provisions of ASU 2012-02 allow for a qualitative assessment in testing an indefinite-lived intangible asset for impairment before calculating the fair value of the asset. If the qualitative assessment determines that it is more likely than not that the asset is impaired, then a quantitative assessment of the fair value of the asset is required; otherwise,

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

the quantitative calculation is not necessary. The provisions of ASU 2012-02 became effective for the Company on January 1, 2013, and did not have a significant impact on the Company’s ongoing financial position or results of operations.

In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU 2013-02 requires disclosure of amounts reclassified out of accumulated other comprehensive income in their entirety, by component, on the face of the statement of comprehensive income or in the notes to the financial statements. Amounts that are not required to be classified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. ASU 2013-02 became effective for the Company on January 1, 2014, and did not have a significant impact on the Company’s financial position or results of operations.

In January 2014, the FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (Topic 310-40): Receivables—Troubled Debt Restructurings by Creditors. The objective of this guidance is to clarify when an in-substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU 2014-04 states that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for annual reporting periods beginning after December 15, 2014. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted. The Company is in the process of evaluating the impact of ASU 2014-04 on its financial statements.

Presently, the Company is not aware of any other changes to the Accounting Standards Codification that will have a material impact on the Company’s present or future financial position or results of operations.

Note 2:    Restriction on Cash and Due From Banks

The Company is required to maintain reserve funds in cash and/or on deposit with the Federal Reserve Bank. The reserve required at December 31, 2013 and 2012, respectively, was $692,000 and $1,098,000.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 3:    Securities

The amortized cost and approximate fair values, together with gross unrealized gains and losses, of securities are as follows:

	December 31, 2013
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Debt securities
U.S. government agencies	$54,246,990	$51,941	$(1,189,834)	$53,109,097
State and political subdivisions	40,858,033	43,235	(670,723)	40,230,545
Government-sponsored mortgage-backed securities	3,664,131	31,441	(14,159)	3,681,413

	$98,769,154	$126,617	$(1,874,716)	$97,021,055

	December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Debt securities
U.S. government agencies	$20,341,687	$47,135	$(7,893)	$20,380,929
State and political subdivisions	21,102,850	50,928	(99,842)	21,053,936
Government-sponsored mortgage-backed securities	7,866,405	12,721	(18,648)	7,860,478

	$49,310,942	$110,784	$(126,383)	$49,295,343

The amortized cost and fair value of available-for-sale securities at December 31, 2013, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Fair Value
Within one year	$1,321,259	$1,322,072
One to five years	47,218,792	46,911,265
Five to fifteen years	46,255,810	44,806,305
After fifteen years	309,162	300,000

	95,105,023	93,339,642
Government-sponsored mortgage-backed securities	3,664,131	3,681,413

	$98,769,154	$97,021,055

The carrying value of securities pledged as collateral to secure public deposits amounted to approximately $55,669,000 and $15,750,000 at December 31, 2013 and 2012, respectively.

Gross gains of $6,774 and $370,831 and gross losses of $8,130 and $1,123 resulting from the sales of available-for-sale securities were realized for 2013 and 2012, respectively. The Company had no gross gains or gross losses during the year ended December 31, 2011, from the sale of available-for-sale securities.

Certain investments in debt securities are reported in the financial statements at an amount less than their historical cost. Total fair value of these investments at December 31, 2013 and 2012, was $67,957,198 and $22,167,014, which is approximately 70% and 45%, respectively, of the Company’s available-for-sale investment portfolio. These declines primarily resulted from recent changes in market interest rates.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Management believes the declines in fair value for these securities are temporary.

The following table shows the Company’s investments gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by investment class and length of time that individual securities have been in a continuous unrealized loss position at December 31, 2013 and 2012:

	2013
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$34,837,364	$(1,093,945)	$2,858,576	$(95,889)	$37,695,940	$(1,189,834)
State and political subdivisions	24,602,406	(551,204)	3,932,172	(119,519)	28,534,578	(670,723)
Government-sponsored mortgage-backed securities	1,598,900	(13,349)	127,780	(810)	1,726,680	(14,159)

Total temporarily impaired securities	$61,038,670	$(1,658,498)	$6,918,528	$(216,218)	$67,957,198	$(1,874,716)

	2012
	Less than 12 Months		12 Months or More		Total
Description of Securities	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. government agencies	$5,128,963	$(7,893)	$—	$—	$5,128,963	$(7,893)
State and political subdivisions	13,923,492	(99,842)	—	—	13,923,492	(99,842)
Government-sponsored mortgage-backed securities	3,114,559	(18,648)	—	—	3,114,559	(18,648)

Total temporarily impaired securities	$22,167,014	$(126,383)	$—	$—	$22,167,014	$(126,383)

Note 4:    Loans and Allowance for Loan Losses

Classes of loans at December 31 include:

	2013	2012
Mortgage loans on real estate:
Residential 1-4 family	$241,286,216	$252,948,745
Commercial	362,256,011	414,693,992
Construction and land development	48,024,188	50,040,246

Total mortgage loans on real estate	651,566,415	717,682,983
Commercial and nonreal estate agriculture	132,378,335	119,173,191
Consumer and other	17,299,140	14,907,965

Total loans	801,243,890	851,764,139
Less
Allowance for loan losses	(11,677,280)	(11,914,097)
Net deferred loan fees	296,270	130,959

Net loans	$789,862,880	$839,981,001

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following tables present the Company’s loan portfolio aging analysis of the recorded investment in loans as of December 31, 2013 and 2012:

	2013
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Total Loans > 90 Days & Accruing
Mortgage loans on real estate
Residential 1-4 family	$847,006	$56,380	$237,898	$1,141,284	$240,144,932	$241,286,216	$—
Commercial	1,024,443	127,935	2,836,070	3,988,448	358,267,563	362,256,011	—
Construction and land development	415,195	102,626	10,203	528,024	47,496,164	48,024,188	—

Total mortgage loans on real estate	2,286,644	286,941	3,084,171	5,657,756	645,908,659	651,566,415	—
Commercial and Non-RE agriculture	103,447	151,321	224,217	478,985	131,899,350	132,378,335	—
Consumer and other	86,877	17,396	2,777	107,050	17,192,090	17,299,140	—

Total	$2,476,968	$455,658	$3,311,165	$6,243,791	$795,000,099	$801,243,890	$—

	2012
	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans	Total Loans > 90 Days & Accruing
Mortgage loans on real estate
Residential 1-4 family	$2,270,542	$1,070,182	$716,634	$4,057,358	$248,891,387	$252,948,745	$131,160
Commercial	1,453,166	438,286	2,592,591	4,484,043	410,209,949	414,693,992	10,218
Construction and land development	282,633	55,308	912,596	1,250,537	48,789,709	50,040,246	—

Total mortgage loans on real estate	4,006,341	1,563,776	4,221,821	9,791,938	707,891,045	717,682,983	141,378
Commercial and Non-RE agriculture	904,396	626,340	280,198	1,810,934	117,362,257	119,173,191	—
Consumer and other	199,964	—	12,601	212,565	14,695,400	14,907,965	12,247

Total	$5,110,701	$2,190,116	$4,514,620	$11,815,437	$839,948,702	$851,764,139	$153,625

The following table presents the Company’s nonaccrual loans at December 31, 2013 and 2012:

	2013	2012
Mortgage loans on real estate
Residential 1-4 family	$395,644	$974,654
Commercial	5,112,021	2,972,267
Construction and land development	117,701	1,287,096
Commercial and Non-RE Agriculture	424,576	1,581,757
Consumer and other	5,873	4,195

Total nonaccrual loans	$6,055,815	$6,819,969

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following tables present the activity in the allowance for loan losses and the recorded investment in loans based on portfolio segment and impairment method as of and for the years ended December 31, 2013, 2012 and 2011:

	2013
	Commercial and Nonreal Estate Agriculture	Consumer and Other	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Total
	(In Thousands)
Allowance for Loan Losses
Balance, beginning of year	$2,536	$324	$3,826	$3,891	$1,337	$11,914
Provision charged to expense	39	275	(20)	1,846	56	2,196
Losses charged off	(584)	(294)	(805)	(1,036)	(280)	(2,999)
Recoveries	107	100	150	183	26	566

Balance, end of year	$2,098	$405	$3,151	$4,884	$1,139	$11,677

Ending balance:
individually evaluated for impairment	$358	$17	$325	$1,873	$10	$2,583

Ending balance:
collectively evaluated for impairment	$1,740	$388	$2,826	$3,011	$1,129	$9,094

Loans
Ending balance	$132,379	$17,299	$241,286	$362,256	$48,024	$801,244

Ending balance:
individually evaluated for impairment	$3,357	$95	$3,541	$12,813	$2,485	$22,291

Ending balance:
collectively evaluated for impairment	$129,022	$17,204	$237,745	$349,443	$45,539	$778,953

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

	2012
	Commercial and Nonreal Estate Agriculture	Consumer and Other	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Total
	(In Thousands)
Allowance for Loan Losses:
Balance, beginning of year	$1,672	$363	$5,179	$2,773	$1,967	$11,954
Provision charged to expense	3,653	210	9	3,156	738	7,766
Losses charged off	(2,907)	(345)	(1,551)	(2,934)	(1,598)	(9,335)
Recoveries	118	96	189	896	230	1,529

Balance, end of year	$2,536	$324	$3,826	$3,891	$1,337	$11,914

Ending balance:
individually evaluated for impairment	$658	$63	$786	$1,847	$13	$3,367

Ending balance:
collectively evaluated for impairment	$1,878	$261	$3,040	$2,044	$1,324	$8,547

Loans:
Ending balance	$119,173	$14,908	$252,949	$414,694	$50,040	$851,764

Ending balance:
individually evaluated for impairment	$3,518	$135	$3,158	$9,239	$472	$16,522

Ending balance:
collectively evaluated for impairment	$115,655	$14,773	$249,791	$405,455	$49,568	$835,242

	2011
	Commercial and Nonreal Estate Agriculture	Consumer and Other	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Total
	(In Thousands)
Allowance for Loan Losses:
Balance, beginning of year	$2,112	$500	$3,164	$3,571	$1,862	$11,209
Provision charged to expense	292	139	5,568	127	1,064	7,190
Losses charged off	(914)	(384)	(3,823)	(1,109)	(1,058)	(7,288)
Recoveries	182	108	270	184	99	843

Balance, end of year	$1,672	$363	$5,179	$2,773	$1,967	$11,954

Loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balances of loans serviced for others were $35,288,128 and $27,783,657 at December 31, 2013 and 2012, respectively.

A loan is considered impaired in accordance with the impairment accounting guidance (ASC 310-10-35-16) when based on current information and events, it is probable the Company will be unable to collect all amounts due from the borrower in accordance with the contractual terms of the loan. Impaired loans include nonperforming loans but also include loans modified in troubled debt restructurings where concessions have been granted to borrowers experiencing financial difficulties. These concessions could include a reduction in the interest rate on the loan, payment extensions, forgiveness of principal, forbearance or other actions intended to maximize collection.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The following tables present impaired loans information for the years ended December 31, 2013, 2012 and 2011:

	2013
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Cash Basis
Loans with a specific valuation allowance
Residential 1-4 family	$1,182,925	$1,182,925	$324,487	$2,854,826	$159,126	$120,546
Commercial real estate	6,958,058	7,416,087	1,873,115	9,135,005	495,703	424,114
Construction and land development	112,828	112,828	10,386	1,688,424	16,605	1,673
Commercial and Non-RE agriculture	1,708,333	2,204,528	358,267	2,960,958	163,292	102,501
Consumer and other	56,482	56,482	16,861	102,308	16,549	5,305

Total loans with a specific valuation allowance	10,018,626	10,972,850	2,583,116	16,741,521	851,275	654,139

Loans without a specific valuation allowance
Residential 1 - 4 family	593,836	593,836	—	118,767	2,553	2,553
Commercial real estate	2,348,833	2,825,997	—	469,767	87,858	85,332
Construction and land development	2,298,131	2,298,131	—	459,626	75,404	75,404
Commercial and Non-RE agriculture	851,669	851,669	—	170,334	29,772	29,772
Consumer and other	24,768	24,768	—	4,954	—	—

Total loans without a specific valuation allowance	6,117,237	6,594,401	—	1,223,448	195,587	193,061

Total impaired loans	$16,135,863	$17,567,251	$2,583,116	$17,964,969	$1,046,862	$847,200

	2012
	Recorded Balance	Unpaid Principal Balance	Specific Allowance	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Cash Basis
Loans with a specific valuation allowance:
Residential 1 - 4 family	$3,157,899	$3,231,599	$786,126	$4,283,347	$146,976	$138,898
Commercial real estate	9,238,625	9,244,725	658,361	8,335,033	374,826	290,338
Construction and land development	472,050	822,050	13,230	1,332,847	95,859	5,805
Commercial and Non-RE agriculture	3,518,140	3,518,140	1,846,462	3,872,558	148,598	120,910
Consumer and other	135,174	135,174	62,774	137,379	6,196	3,961

Total impaired loans	$16,521,888	$16,951,688	$3,366,953	$17,961,164	$772,455	$559,912

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

	2011
	Average Investment in Impaired Loans	Interest Income Recognized	Interest Income Cash Basis
Loans with a specific valuation allowance:
Residential 1 - 4 family	$3,390,199	$666,238	$497,890
Commercial real estate	278,099	491,871	430,491
Construction and land development	1,986,746	186,502	81,946
Commercial and Non-RE Agriculture	6,105,646	371,019	312,233
Consumer and other	8,039,656	18,550	18,276

Total loans with a specific valuation allowance	19,800,346	1,734,180	1,340,836

Loans without a specific valuation allowance
Commercial real estate	625,400	23,493	23,372
Construction and land development	239,528	36,899	34,104
Commercial and Non-RE
Agriculture	257,433	20,564	20,297

Total loans without a specific valuation allowance	1,122,361	80,956	77,773

Total impaired loans	$20,922,707	$1,815,136	$1,418,609

At December 31, 2013 and 2012, the Company had a number of loans that were modified in troubled debt restructurings and impaired. The modification of terms of such loans included one or a combination of the following: an extension of maturity, a reduction of the stated interest rate or a permanent reduction of the recorded investment in the loan.

The following table presents information regarding troubled debt restructurings by class for the year ended December 31, 2013.

Newly classified troubled debt restructurings:

	2013
	Number of Loans	Pre- Modification Recorded Balance	Post- Modification Recorded Balance
Commercial and Non-RE agriculture	6	$4,053,852	$4,053,852
Residential 1 - 4 family	3	854,912	854,912

	9	$4,908,764	$4,908,764

The troubled debt restructurings described above increased the allowance for loan losses by $291,988 and resulted in no charge-offs during the year ended December 31, 2013.

Newly restructured loans by type of modification:

	2013
	Interest Rate Reduction	Term	Combination	Total Modification
Commercial and Non-RE agriculture	$1,944,218	$1,001,710	$1,107,924	$4,053,852
Residential 1 - 4 family	364,495	141,378	349,039	854,912

	$2,308,713	$1,143,088	$1,456,963	$4,908,764

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Troubled debt restructurings modified in the past 12 months that subsequently defaulted:

	Number of Loans	Recorded Balance
Commercial and Non-RE agriculture	3	$809,005
Residential 1-4 family	1	349,039

	4	$1,158,044

At December 31, 2012, the Company had $264,854 in residential 1-4 family loans, $2,340,739 in commercial real estate loans and $395,598 in commercial loans that were modified in troubled debt restructurings and impaired.

Internal Risk Categories

Loan grades are numbered 1 through 8. Grades 1 through 4 are considered satisfactory or pass grades. The grade of 5, or Watch or Special Mention, represents loans of lower quality and is considered criticized. The grades of 6, or Substandard, and 7, or Doubtful, refer to assets that are classified. The use and application of these grades by the Bank will be uniform and shall conform to the Bank’s policy.

Virtual Absence of Credit Risk (1) loans are of superior quality with excellent credit strength and repayment ability proving a nominal credit risk.

Low Risk (2) loans are of above average credit strength and repayment ability proving only a minimal credit risk.

Pass—Good Quality (3) loans of reasonable credit strength and repayment ability proving an average credit risk.

Pass/Watch (4) loans of the lowest acceptable credit strength and weakened repayment ability providing a cautionary credit risk due to one or more underlying weaknesses. New borrowers are typically not underwritten within this classification.

Special Mention (5) assets have potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the asset or in the institution’s credit position at some future date. Special mention assets are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification. Ordinarily, special mention credits have characteristics which corrective management action would remedy.

Substandard (6) loans exhibit readily apparent credit weakness and are inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (7) loans classified as doubtful have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of current known facts, conditions and values, highly questionable and improbable.

Loss (8) loans classified as loss are considered uncollectible and of such little value that their continuance as bankable assets is not warranted. This classification does not mean that the loan has absolutely no recovery or salvage value but rather it is not practical or desirable to defer writing off even though partial recovery may be affected in the future.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Risk characteristics applicable to each segment of the loan portfolio are described as follows.

Residential 1-4 Family: The residential 1-4 family real estate loans are generally secured by owner-occupied 1-4 family residences. Repayment of these loans is primarily dependent on the personal income and credit rating of the borrowers. Credit risk in these loans can be impacted by economic conditions within the Company’s market areas that might impact either property values or a borrower’s personal income. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.

Commercial: Commercial real estate loans typically involve larger principal amounts, and repayment of these loans is generally dependent on the successful operations of the property securing the loan or the business conducted on the property securing the loan. These loans are viewed primarily as cash flow loans and secondarily as loans secured by real estate. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Construction and Land Development: Construction and land development real estate loans are usually based upon estimates of costs and estimated value of the completed project and include independent appraisal reviews and a financial analysis of the developers and property owners. Sources of repayment of these loans may include permanent loans, sales of developed property or an interim loan commitment from the Company until permanent financing is obtained. These loans are considered to be higher risk than other real estate loans due to their ultimate repayment being sensitive to interest rate changes, general economic conditions and the availability of long-term financing. Credit risk in these loans may be impacted by the creditworthiness of a borrower, property values and the local economies in the Company’s market areas.

Commercial and Nonreal-Estate Agriculture: The commercial portfolio includes loans to commercial customers for use in financing working capital needs, equipment purchases and expansions. The loans in this category are repaid primarily from the cash flow of a borrower’s principal business operation. Credit risk in these loans is driven by creditworthiness of a borrower and the economic conditions that impact the cash flow stability from business operations.

Consumer and Other: The consumer and other loan portfolio consists of various term and line of credit loans such as automobile loans and loans for other personal purposes. Repayment for these types of loans will come from a borrower’s income sources that are typically independent of the loan purpose. Credit risk is driven by consumer economic factors (such as unemployment and general economic conditions in the Company’s market area) and the creditworthiness of a borrower.

The following tables provide information about the credit quality of the loan portfolio using the Bank’s internal rating system as of December 31, 2013 and 2012:

	2013
	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Commercial	Consumer	Total
Grade
Pass (1-4)	$236,629,940	$346,660,529	$45,499,021	$130,811,628	$17,204,011	$776,805,129
Special Mention (5)	1,316,138	5,006,354	40,458	241,094	—	6,604,044
Substandard (6)	3,102,240	10,588,334	2,484,709	1,319,980	95,129	17,590,392
Doubtful (7)	237,898	794	—	5,633	—	244,325
Loss (8)	—	—	—	—	—	—

	$241,286,216	$362,256,011	$48,024,188	$132,378,335	$17,299,140	$801,243,890

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

	2012
	Residential 1-4 Family	Commercial Real Estate	Construction and Land Development	Commercial	Consumer	Total
Grade
Pass (1-4)	$244,489,190	$396,013,575	$48,559,889	$117,099,150	$14,694,878	$820,856,682
Special Mention (5)	2,101,769	7,199,553	—	901,476	—	10,202,798
Substandard (6)	6,357,786	11,480,864	1,480,357	1,165,635	213,087	20,697,729
Doubtful (7)	—	—	—	6,930	—	6,930
Loss (8)	—	—	—	—	—	—

	$252,948,745	$414,693,992	$50,040,246	$119,173,191	$14,907,965	$851,764,139

The Company evaluates the loan risk grading system definitions and allowance for loan loss methodology on an ongoing basis. No significant changes were made to either during the past year.

Note 5:    Premises and Equipment

Major classifications of premises and equipment, stated at cost, are as follows:

	2013	2012
Land	$7,693,281	$7,957,305
Buildings and improvements	30,088,622	30,141,759
Vehicles	162,169	156,263
Equipment	8,837,970	9,974,412
Construction in progress	—	24,033

	46,782,042	48,253,772
Less accumulated depreciation	11,122,274	10,911,723

Net premises and equipment	$35,659,768	$37,342,049

Note 6:    Interest-Bearing Time Deposits

Interest-bearing time deposits in denominations of $100,000 or more were approximately $69,196,000 and $93,458,000 at December 31, 2013 and 2012, respectively. At December 31, 2013, the scheduled maturities of time deposits are as follows:

2014	$182,284,567
2015	17,022,000
2016	4,880,000
2017	10,073,000
2018	4,683,000

$218,942,567

Note 7:    Subordinated Debt Issued to Capital Trusts

Subordinated debt issued to capital trusts totaled $20,620,000 at December 31, 2013 and 2012. The stock of the capital trusts are owned by the Company, as unconsolidated subsidiaries. Each issuance is summarized below.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

During 2003, the Company formed a wholly owned grantor trust subsidiary, LBI Capital Trust III (Trust III), to issue preferred securities representing undivided beneficial interests in the assets of Trust III and to invest the gross proceeds of the preferred securities in the notes of the Company. Trust III sold $5,000,000 of preferred securities. The sole assets of the Trust III were originally $5,155,000 aggregate principal amount of the Company’s floating rate subordinated debenture notes due 2033, which are redeemable. The preferred securities qualify as Tier I or Tier II capital for regulatory purposes, subject to certain limitations.

During 2004, the Company formed LBI Capital Trust IV (Trust IV) to issue preferred securities representing undivided beneficial interests in the assets of Trust IV and to invest the gross proceeds of the preferred securities in the notes of the Company. Trust IV sold $5,000,000 of preferred securities. The sole assets of the Trust IV were originally $5,155,000 aggregate principal amount of the Company’s floating rate subordinated debenture notes due 2034, which are redeemable. The preferred securities qualify as Tier I or Tier II capital for regulatory purposes, subject to certain limitations.

During 2007, the Company formed LBI Capital Trust V (Trust V) to issue preferred securities representing undivided beneficial interests in the assets of Trust V and to invest the gross proceeds of the preferred securities in the notes of the Company. Trust V sold $10,000,000 of preferred securities. The sole assets of the Trust V were originally $10,310,000 aggregate principal amount of the Company’s floating rate subordinated debenture notes due 2037, which are redeemable. The preferred securities qualify as Tier I or Tier II capital for regulatory purposes, subject to certain limitations.

Note 8:    Other Borrowed Funds

Other borrowed funds consisted of Federal Home Loan Bank advances totaling $46,266,118 and $31,384,392 at December 31, 2013 and 2012, respectively.

The Federal Home Loan Bank advances are secured by a blanket pledge of one-to-four family residential mortgages, commercial real estate, multifamily and other mortgages with principal balances totaling approximately $274,000,000 at December 31, 2013. Interest rates on advances range from 0.22% to 5.21% with a weighted average rate of 0.82%.

Expected maturities may differ from contractual maturities because the FHLB has the right to call certain of these obligations and the Bank may prepay certain advances, some with prepayment penalties. Aggregate annual maturities of advances from the Federal Home Loan Bank are:

	2013		2012
Year	Amount	Weighted Average Interest Rate	Amount	Weighted Average Interest Rate
2013	$—		$25,000,000	0.22%
2014	40,000,000	0.22%	—
2016	6,266,118	4.78%	6,384,392	4.78%

	$46,266,118	0.82%	$31,384,392	1.10%

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 9:    Income Taxes

The provision for income taxes includes these components:

	2013	2012	2011
Taxes currently payable	$7,890,658	$7,592,907	$6,847,448
Deferred income taxes	128,568	(272,930)	220,681

Income tax expense	$8,019,226	$7,319,977	$7,068,129

A reconciliation of income tax expense at the statutory rate to the Company’s actual income tax expense is shown below:

	2013	2012	2011
Computed at the statutory rate (35%)	$8,127,052	$7,499,485	$7,302,432
Decrease resulting from
Increase in cash surrender of bank- owned life insurance	(144,925)	(122,807)	(128,410)
Tax exempt interest	(179,301)	(89,309)	(69,010)
Other	216,400	32,608	(36,883)

Actual tax expense	$8,019,226	$7,319,977	$7,068,129

The tax effects of temporary differences related to deferred taxes shown on the consolidated balance sheets were:

	2013	2012
Deferred tax assets
Allowance for loan losses	$4,087,048	$4,169,934
Accrued expenses	306,250	288,750
Compensated absences and deferred compensation	901,267	902,295
Unrealized depreciation on available-for-sale securities	611,835	5,460
Other	1,044,161	1,285,603

	6,950,561	6,652,042

Deferred tax liabilities
Accumulated depreciation	2,345,985	2,563,693
Intangibles	371,950	433,297
Other	734,805	635,038

	3,452,740	3,632,028

Net deferred tax asset	$3,497,821	$3,020,014

Note 10:    Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possible additional discretionary actions by regulators that, if undertaken, could have a direct and material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Furthermore, the Company and Bank’s regulators could require adjustments to regulatory capital not reflected in these consolidated financial statements.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes as of December 31, 2013 and 2012, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2013, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based and core capital ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios are also presented in the table. There was no deduction from capital for interest-rate risk.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollar Amounts in Thousands)
As of December 31, 2013
Total risk-based capital
Liberty Bancshares, Inc.	$123,254	17.6%	$55,996	8.0%	N/A	N/A
Liberty Bank	$122,643	17.5%	$55,986	8.0%	$69,983	10.0%

Tier I risk-based capital
Liberty Bancshares, Inc.	$114,453	16.4%	$27,998	4.0%	N/A	N/A
Liberty Bank	$113,843	16.3%	$27,993	4.0%	$41,990	6.0%

Core capital
Liberty Bancshares, Inc.	$114,453	10.7%	$42,621	4.0%	N/A	N/A
Liberty Bank	$113,843	10.7%	$42,588	4.0%	$53,236	5.0%

As of December 31, 2012
Total risk-based capital
Liberty Bancshares, Inc.	$111,539	15.2%	$58,858	8.0%	N/A	N/A
Liberty Bank	$111,284	15.1%	$58,848	8.0%	$73,559	10.0%

Tier I risk-based capital
Liberty Bancshares, Inc.	$102,299	13.9%	$29,429	4.0%	N/A	N/A
Liberty Bank	$102,046	13.9%	$29,424	4.0%	$44,136	6.0%

Core capital
Liberty Bancshares, Inc.	$102,299	9.9%	$41,423	4.0%	N/A	N/A
Liberty Bank	$102,046	9.9%	$41,392	4.0%	$51,740	5.0%

Additionally, the Company and the Bank are subject to certain restrictions on the amount of dividends that they may declare without prior regulatory approval. They may not pay dividends which would reduce capital below the minimum requirements shown above.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 11:    Preferred Stock

Capital Purchase Program Preferred Stock and Warrants

On February 13, 2009, the Company received $21,900,000 from the U.S. Treasury through the sale of 21,900 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, (Preferred Stock) as part of the Treasury’s Capital Purchase Program. The Company also issued to the U.S. Treasury warrants, which the U.S. Treasury immediately exercised, to purchase an additional 1,095 shares of Preferred Stock, Series B, for $0.01 per share.

The transaction was part of the Treasury’s program to infuse capital into the nation’s banks to help stabilize the U.S. financial system and to promote economic activity. The Company elected to participate in the program given the uncertain economic outlook, the relatively attractive cost of capital compared to the current market, and the strategic opportunities the Company foresees regarding potential uses of the capital. The additional capital increased the Company’s already well-capitalized position.

The Preferred Stock, Series A, paid a cumulative dividend of 5% per year for the first five years and 9% per year thereafter. The Preferred Stock, Series B, paid a cumulative dividend of 9%.

The Company allocated the issuance of the Series A and Series B Preferred Stock at the estimated relative fair values of each on the date of issuance, with the net discount being accreted over a five-year period.

During 2011, the Company redeemed all of the preferred shares and preferred shares associated with the warrants in conjunction with proceeds received from the Small Business Lending Fund.

Small Business Lending Fund Preferred Stock

On August 18, 2011, the Company entered into a Small Business Lending Fund—Securities Purchase Agreement (SBLF Purchase Agreement) with the Secretary of the Treasury, pursuant to which the Company sold 22,995 shares of the Company’s Preferred Stock Series C (the “SBLF Preferred Stock”) to the Secretary of the Treasury for a purchase price of $22,995,000. The SBLF Preferred Stock was issued pursuant to the Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that was created to encourage lending to small businesses by providing Tier 1 capital to qualified community banks and holding companies with assets of less than $10 billion. As required by the SBLF Purchase Agreement, the proceeds from the sale of the SBLF Preferred Stock were used in connection with the redemption of the 21,900 shares of CPP Preferred Stock Series A and 1,095 shares of the CPP Preferred Stock Warrants Series B, issued to the Treasury pursuant to the CPP, at a redemption price of $22,995,000 plus the accrued dividends owed on the preferred shares. This redemption resulted in a one-time noncash write-off of the remaining $556,016 discount to the CPP Preferred Stock that reduced earnings available to common shareholders during the year ended December 31, 2011.

The holders of SBLF Preferred Stock received noncumulative dividends, paid quarterly, on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate for the quarters ended September 30, 2011, through September 30, 2012, was 5%.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 12:    Other Operating Expenses

Other operating expenses consist of the following:

	2013	2012	2011
Advertising	$531,741	$502,631	$496,051
Insurance	400,192	325,105	299,633
Stationery and supplies	521,511	534,857	470,273
Correspondent service charges	119,330	104,955	110,025
Telephone	572,114	457,247	470,546
Postage	422,448	324,652	344,764
Meals	149,675	146,428	165,219
Travel	176,785	200,174	218,146
Directors’ fees	321,125	311,500	355,125
Other taxes	133,628	114,440	122,013
Dues and subscriptions	187,562	170,160	142,909
Charitable contributions	102,260	94,600	68,260
Amortization	203,536	184,764	118,187
Other outside service fees	282,139	234,660	341,015
Other	2,161,570	1,463,828	1,570,547

	$6,285,616	$5,170,001	$5,292,713

Note 13:    Stock Option Plan

The Company’s Incentive Stock Option Plan (the “Plan”), which is stockholder approved, permits the grant of share options and shares to officers and key employees for up to 808,500 shares of common stock. The Company believes that such awards better align the interests of its employees with those of its stockholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s stock at the date of grant; those option awards generally vest based on five years of continuous service and have ten-year contractual terms. Certain option and share awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

The fair value of each option award is estimated on the date of grant using the Black-Scholes evaluation model that uses the assumptions noted in the following table. Expected volatility is based on historical volatility of the Company’s stock and other factors. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted is derived from the output of the option valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2013	2012	2011
Expected volatility	1.93%	1.27%	1.00%
Expected dividends	$0.81 per share	$0.81 per share	$0.60 per share
Expected term (in years)	7 years	7 years	7 years
Risk-free rate	1.24%	1.31%	2.70%

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

A summary of option activity under the Plan as of December 31, 2013, and changes during the year then ended is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)
Outstanding, beginning of year	163,780	$18.62
Granted	12,500	21.29
Exercised	(45,655)	18.73
Forfeited or expired	(9,750)	19.90

Outstanding, end of year	120,875	$18.76	5.05

Exercisable, end of year	86,155		3.99

The weighted average grant-date fair value of options granted during 2013 and 2012 was $0 and in 2011 it approximated $0.11. The intrinsic value of options exercised during the years ended December 31, 2013, 2012 and 2011, was $116,905, $422,451 and $51,628, respectively. Cash received from option exercises was $855,089, $630,335 and $152,408 for the years ended December 31, 2013, 2012 and 2011, respectively.

As of December 31, 2013, there was $1,857 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted average period of 3.99 years.

In 2009 the Company established the 2009 Omnibus Incentive Plan, which allows for the granting of stock options, stock appreciation rights, restricted stock awards or performance awards for shares of common stock. During 2013 and 2012, no restricted stock awards were granted. During 2011, the Company granted 3,337 restricted shares with a vesting period of two years. The Company recognized $28,748, $91,246 and $131,974 in compensation expense during 2013, 2012 and 2011, respectively, for restricted stock vested. As of December 31, 2013, there was no unrecognized compensation cost related to nonvested restricted stock awards granted under the Plan.

Note 14:    Related Party Transactions

At December 31, 2013 and 2012, the Bank had loans outstanding to executive officers, directors and companies in which the Bank’s executive officers or directors were principal owners, in the approximate amount of $8,469,000 and $8,230,000, respectively.

Annual activity consisted of the following:

	2013	2012
Beginning balance	$8,230,000	$6,051,000
New loans	2,138,000	6,000,000
Repayments	(1,899,000)	(3,821,000)

Ending balance	$8,469,000	$8,230,000

In management’s opinion, such loans and other extensions of credit and deposits were made in the ordinary course of business and were made on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons. Further, in management’s opinion, these loans did not involve more than normal risk of collectibility or present other unfavorable features.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 15:    Significant Estimates

Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates. Estimates related to the allowance for loan losses are reflected in the footnote regarding loans.

General Litigation

The Company is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the consolidated balance sheets, results of operations and cash flows of the Company.

Note 16:    Commitments

Loan Commitments and Lines of Credit

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate.

Lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Lines of credit generally have fixed expiration dates. Since a portion of the line may expire without being drawn upon, the total unused lines do not necessarily represent future cash requirements. Each customer’s creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if deemed necessary, is based on management’s credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, commercial real estate and residential real estate. Management uses the same credit policies in granting lines of credit as it does for on-balance-sheet instruments.

At December 31, 2013 and 2012, the Bank had outstanding commitments and unused lines of credit to borrowers aggregating approximately $75,968,000 and $80,255,000, respectively. The commitments extend over varying periods of time.

Letters of Credit

Standby letters of credit are irrevocable conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Financial standby letters of credit are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Performance standby letters of credit are issued to guarantee performance of certain customers under nonfinancial contractual obligations. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loans to customers. Should the Bank be obligated to perform under the standby letters of credit, the Bank may seek recourse from the customer for reimbursement of amounts paid.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

The Bank had total outstanding letters of credit amounting to approximately $4,300,000 and $3,541,000 at December 31, 2013 and 2012, respectively, with terms ranging from six months to ten years.

Purchased Letters of Credit

The Bank has purchased letters of credit from the Federal Home Loan Bank as security for certain public deposits. The amounts of the letters of credit were $0 and $5,100,000 at December 31, 2013 and 2012, and they expire in less than one year from issuance.

Commitments to Originate Loans

Commitments to originate mortgage loans that will be held for resale are recorded at their estimated fair values with subsequent changes in fair value included in current earnings, if significant. Commitments to originate or acquire fixed rate mortgage loans that will be held for resale were approximately $4,181,000 and $5,556,000 at December 31, 2013 and 2012, respectively.

Note 17:    Employee Benefits

The Bank has a defined contribution 401(k) retirement plan covering all employees who meet the eligibility requirements. The Bank’s contributions to the plan are determined according to the matching provisions of the plan. Contributions to the plan were $251,122, $196,257 and $187,951 for 2013, 2012 and 2011, respectively.

The Bank has entered into deferred compensation agreements with certain active officers. The agreements provide monthly payments that equal 10% - 40% of average compensation prior to retirement or death. The charge to expense for the agreements was $410,065, $539,033 and $338,034 for 2013, 2012 and 2011, respectively. Such charges reflect the straight-line accrual over the period until full eligibility of the present value of benefits due each participant on the full eligibility date, using a 3.96% discount factor. The liability for these agreements totaled $2,260,012 and $2,093,237 at December 31, 2013 and 2012, respectively.

Note 18:    Disclosures About Fair Value of Financial Instruments

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3	Unobservable inputs supported by little or no market activity and are significant to the fair value of the assets or liabilities.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Recurring Measurements

The following table presents the fair value measurements of assets recognized in the accompanying consolidated balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

	2013
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
U.S. government agencies	$53,109,097	$—	$53,109,097	$—
State and political subdivisions	40,230,545	—	40,230,545	—
Government-sponsored mortgage-backed securities	3,681,413	—	3,681,413	—

	2012
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
U.S. government agencies	$20,380,929	$—	$20,380,929	$—
State and political subdivisions	21,053,936	—	21,053,936	—
Government-sponsored mortgage-backed securities	7,860,478	—	7,860,478	—

Following is a description of the valuation methodologies used for assets measured at fair value on a recurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2013.

Available-for-Sale Securities

Where quoted market prices are available in an active market, securities are classified within Level 1 of the valuation hierarchy. If quoted market prices are not available, then fair values are estimated by using quoted prices of securities with similar characteristics or independent asset pricing services and pricing models, the inputs of which are market-based or independently sourced market parameters, including, but not limited to, yield curves, interest rates, volatilities, prepayments, defaults, cumulative loss projections and cash flows. Such securities are classified in Level 2 of the valuation hierarchy. In certain cases where Level 1 or Level 2 inputs are not available, securities are classified within Level 3 of the hierarchy.

Nonrecurring Measurements

The following table presents the fair value measurement of assets measured at fair value on a nonrecurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2013 and 2012:

	2013
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Impaired loans (collateral dependent)	$10,018,626	$—	$—	$10,018,626
Foreclosed assets held for sale	870,610	—	—	870,610

	2012
		Fair Value Measurements
	Fair Value	Level 1	Level 2	Level 3
Impaired loans (collateral dependent)	$16,521,888	$—	$—	$16,521,888
Foreclosed assets held for sale	450,152	—	—	450,152

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Following is a description of the valuation methodologies and inputs used for assets measured at fair value on a nonrecurring basis and recognized in the accompanying consolidated balance sheets, as well as the general classification of such assets pursuant to the valuation hierarchy. For assets classified within Level 3 of the fair value hierarchy, the process used to develop the reported fair value is described below.

Foreclosed Assets Held for Sale

Foreclosed assets held for sale is carried at the lower of fair value at acquisition date or current estimated fair value, less estimated cost to sell when the real estate is acquired. Estimated fair value is based on appraisals or evaluations. Foreclosed assets are classified within Level 3 of the fair value hierarchy.

Appraisals of foreclosed assets are obtained when the real estate is acquired and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management.

Collateral-Dependent Impaired Loans, Net of Allowance For Loan Losses

The estimated fair value of collateral-dependent impaired loans is based on the appraised fair value of the collateral, less estimated cost to sell. Collateral-dependent impaired loans are classified within Level 3 of the fair value hierarchy.

The Company considers the appraisal or evaluation as the starting point for determining fair value and then considers other factors and events in the environment that may affect the fair value. Appraisals of the collateral underlying collateral-dependent loans are obtained when the loan is determined to be collateral-dependent and subsequently as deemed necessary by management. Appraisals are reviewed for accuracy and consistency by management. Appraisers are selected from the list of approved appraisers maintained by management. The appraised values are reduced by discounts to consider lack of marketability and estimated cost to sell if repayment or satisfaction of the loan is dependent on the sale of the collateral and are generally approximately 20%. These discounts and estimates are developed by management by comparison to historical results.

Fair Value of Other Financial Instruments

The following table presents estimated fair values of the Company’s other financial instruments at December 31, 2013 and 2012.

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets
Cash and cash equivalents	$65,130,139	$65,130,139	$47,461,241	$47,461,241
Interest-bearing deposits in banks	46,100,067	46,100,067	47,889,115	47,889,115
Interest receivable	3,848,435	3,848,435	4,136,960	4,136,960
Mortgage loans held for sale	2,253,755	2,253,755	10,291,219	10,291,219
Loans, net of allowance for loan losses	789,862,880	789,053,734	839,981,001	841,006,953
Federal Home Loan Bank stock	3,116,700	3,116,700	2,790,700	2,790,700

Financial liabilities
Deposits	$902,638,611	$902,911,761	$920,761,080	$921,095,551
Other borrowed funds	46,266,118	46,266,118	31,384,392	31,384,392
Subordinated debt issued to capital trusts	20,620,000	20,620,000	20,620,000	20,620,000
Interest payable	220,075	220,075	328,885	328,885

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Cash and Cash Equivalents, Interest-Bearing Deposits in Banks and Federal Home Loan Bank Stock

The carrying amount approximates fair value.

Mortgage Loans Held For Sale

The carrying amount approximates fair value due to the insignificant time between origination and date of sale.

Loans

Fair value is estimated by discounting the future cash flows using the market rates at which similar notes would be made to borrowers with similar credit ratings and for the same remaining maturities. The market rates used are based on current rates the Company would impose for similar loans and reflect a market participant assumption about risks associated with nonperformance, illiquidity and the structure and term of the loans along with local economic and market conditions.

Accrued Interest Receivable and Payable

The carrying amount approximates fair value. The carrying amount is determined using the interest rate, balance and last payment date.

Deposits

Deposits include demand deposits, savings accounts, NOW accounts and certain money market deposits, for which the carrying amount approximates fair value. The fair value of fixed maturity time deposits is estimated using a discounted cash flow calculation that applies the rates currently offered for deposits of similar remaining maturities. The carrying amount of accrued interest payable approximates its fair value.

Other Borrowed Funds and Subordinated Debt Issued to Capital Trusts

Fair value is estimated by discounting the future cash flows using rates of similar advances with similar maturities.

Note 19:    Bank Merger and Acquisition of a Bank Branch

On March 25, 2011, the Company acquired all of the common stock of Village Bank in exchange for cash. Village Bank was merged with and into Liberty Bank, with Liberty Bank being the surviving Bank in the merger. Total assets of $86,664,155 were acquired. Total liabilities of $79,357,510 were acquired. The purchase price was $3,000,000. The Company recorded goodwill of approximately $8,000 related to the transaction.

On December 10, 2012, the Company acquired all of the common stock of Stone County National Bancshares, Inc., the parent company of Stone County National Bank in exchange for common stock in the Company. As of December 10, 2012, Stone County National Bank, was merged with and into Liberty Bank, with Liberty Bank being the surviving Bank in the merger. Total assets of $81,395,450 were acquired. Total liabilities of $73,728,533 were acquired. The Company issued 374,444 shares of common stock, valued at $7,275,447, for all of the outstanding Stone County National Bancshares, Inc. common stock. The Company recognized a $391,545 gain on the acquisition.

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Note 20:    Condensed Financial Information (Parent Company Only)

Presented below is condensed financial information as to financial position, results of operations and cash flows of the Company:

Condensed Balance Sheets

	December 31,
	2013	2012
Assets
Cash and cash equivalents	$552,139	$182,182
Investment in subsidiary bank	116,702,851	106,233,357
Other assets	791,716	801,570

Total assets	$118,046,706	$107,217,109

Liabilities
Long-term debt	$20,620,000	$20,620,000
Other liabilities	113,801	110,846

Total liabilities	20,733,801	20,730,846

Stockholders’ Equity
Common stock	1,026,086	1,016,288
Additional paid-in capital	28,331,510	27,451,270
Retained earnings	69,165,743	58,103,014
Treasury stock, at cost	(74,170)	(74,170)
Accumulated other comprehensive loss, net of income taxes of $611,835 and $5,460 at December 31, 2013 and 2012, respectively	(1,136,264)	(10,139)

Total stockholders’ equity	97,312,905	86,486,263

Total liabilities and stockholders’ equity	$118,046,706	$107,217,109

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Condensed Statements of Income and Comprehensive Income

	Year Ended December 31,
	2013	2012	2011
Income
Dividends from subsidiary bank	$4,100,000	$27,845,000	$4,460,000
Other income	34,485	12,041	10,980

Total income	4,134,485	27,857,041	4,470,980

Expenses
Interest expense	477,130	515,145	484,738
Other expenses	280,823	452,509	312,781

Total expenses	757,953	967,654	797,519

Income Before Income Tax and Equity in Undistributed Earnings (Loss) of Subsidiaries	3,376,532	26,889,387	3,673,461
Credit for Income Taxes	(228,774)	(269,023)	(263,871)

Income Before Equity in Undistributed Earnings (Loss) of Subsidiaries	3,605,306	27,158,410	3,937,332
Equity in Undistributed Earnings (Loss) of Subsidiaries	11,595,616	(13,051,287)	9,858,629

Net Income	15,200,922	14,107,123	13,795,961
Preferred Stock Dividends and Discount Accretion	—	1,140,170	1,857,818

Net Income Available to Common Shareholders	$15,200,922	$12,966,953	$11,938,143

Liberty Bancshares, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2013, 2012 and 2011

Condensed Statements of Cash Flows

	Year Ended December 31,
	2013	2012	2011
Operating Activities
Net income	$15,200,922	$14,107,123	$13,795,961
Items not requiring (providing) cash
Equity in undistributed net income of subsidiaries	(11,595,616)	13,051,287	(9,858,629)
Stock compensation	34,949	84,647	146,321
Changes in
Other assets	9,854	111,059	(58,056)
Other liabilities	5,655	22,024	(71)

Net cash provided by operating activities	3,655,764	27,376,140	4,025,526

Financing Activities
Payment to repurchase preferred stock	—	(22,995,000)	—
Issuance of common stock	855,089	630,335	152,408
Payment to repurchase common stock	—	(74,170)	—
Preferred stock dividends	—	(1,435,179)	(1,032,171)
Dividends paid	(4,140,896)	(3,865,988)	(2,788,572)

Net cash used in financing activities	(3,285,807)	(27,740,002)	(3,668,335)

Increase (Decrease) in Cash and Cash Equivalents	369,957	(363,862)	357,191
Cash and Cash Equivalents at Beginning of Year	182,182	546,044	188,853

Cash and Cash Equivalents at End of Year	$552,139	$182,182	$546,044

Condensed Statements of Comprehensive Income

	Year Ended December 31,
	2013	2012	2011
Net Income	$15,200,922	$14,107,123	$13,795,961
Comprehensive income (loss) of subsidiaries	(1,126,125)	(213,861)	202,150

Comprehensive Income	$14,074,797	$13,893,262	$13,998,111

General

Liberty is a financial holding company subject to supervision and regulation by the Federal Reserve and is a corporation organized under the laws of the State of Missouri. Its main office is located at 4625 South National Avenue, Springfield, Missouri.

Business

Liberty’s banking subsidiary, Liberty Bank, began operations in 1995 and is primarily engaged in the business of obtaining deposits and originating commercial, industrial, consumer and real estate loans within its Missouri lending area of Greene County, Dade County, Lawrence County, Cedar County, Webster County, Christian County, Jasper County, Taney County, and Stone County and the surrounding counties.

At March 31, 2014, Liberty had consolidated total assets of approximately $1.1 billion, net loans of approximately $799.5 million, total deposits of approximately $885.1 million and total common shareholders’ equity of approximately $101.5 million.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis identifies significant factors that have affected our financial position and operating results during the periods included in the accompanying consolidated financial statements. Liberty encourages you to read this discussion and analysis in conjunction with the consolidated financial statements and the related notes and the other statistical information also included in this report.

Critical Accounting Policies

Liberty has adopted various accounting policies that govern the application of accounting principles generally accepted in the United States of America and with general practices within the banking industry in the preparation of its consolidated financial statements. Liberty’s significant accounting policies are described in Note 1 to Liberty’s Notes to Consolidated Financial Statements (Unaudited) for the three months ended March 31, 2014 and its Notes to Consolidated Financial Statements for the year ended December 31, 2013.

Certain accounting policies involve significant judgments and assumptions by Liberty that have a material impact on the carrying value of certain assets and liabilities. Liberty considers these accounting policies to be critical accounting policies. The judgments and assumptions Liberty uses are based on historical experience and other factors, which Liberty believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions Liberty makes, actual results could differ from these judgments and estimates and such differences could have a material impact on the carrying values of assets and liabilities and results of operations. Management has reviewed and approved these critical accounting policies and has discussed these policies with Liberty’s board of directors.

Allowance for Loan Losses

The determination of the allowance for loan losses is based on estimates that are particularly susceptible to significant changes in the economic environment and market conditions. Liberty’s loans are generally secured by specific items of collateral including real property, consumer assets and business assets. Liberty is primarily a real estate lender in the markets it serves and is subject to a decline in asset quality when real estate values decline as during the most recent recession. In connection with the determination of the estimated losses on loans, management obtains independent appraisals for significant collateral. While management uses available information to recognize losses on loans, further reductions in carrying amounts of loans may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the estimated losses on loans. Such agencies may require Liberty to recognize additional losses based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the estimated losses on loans may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general allocated components. For loans that are classified as impaired, an allowance is established when the discounted cash flows or collateral value of the impaired loan is lower than the carrying value of that loan. The general component covering nonclassified loans is based on historical loss experience adjusted for qualitative factors and expected loss given default derived from the Bank’s internal risk rating process. Other adjustments may be made to the allowance for pools of loans after an assessment of internal or external influences on credit quality that are not fully reflected in the historical loss or risk rating data.

A loan is considered impaired when, based on current information and events, it is probable that Liberty will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for larger loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loans obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Fair Valuation of Financial Instruments

Liberty uses fair value measurements to record fair value adjustments to certain financial instruments required by GAAP to be accounted for at fair value and to determine fair value disclosures. Additionally, it may be required to record other assets at fair value on a nonrecurring basis. These nonrecurring fair value adjustments typically involve application of lower-of-cost-or-market accounting or write downs of individual assets. Further, it includes in the Notes to the Consolidated Financial Statements information about the extent to which fair value is used to measure assets and liabilities, the valuation methodologies used, and the related impact to income. Additionally, for financial instruments not recorded at fair value, it discloses the estimate of their fair value.

Fair value is defined as the price that would be received to sell the asset or paid to transfer the liability in an orderly transaction between market participants at the measurement date. Accounting standards establish a three-level hierarchy for disclosure of assets and liabilities recorded at fair value. The classification of assets and liabilities within the hierarchy is based on whether the inputs to the valuation methodology used for measurement are observable or unobservable. Observable inputs reflect market-derived or market-based information obtained from independent sources, while unobservable inputs reflect Liberty’s estimates about market data. The three levels of inputs that are used to classify fair value measurements are as follows:

Level 1—Valuation is based upon quoted prices for identical instruments traded in active markets. Instruments classified as Level 1 generally include securities traded on active exchange markets, such as the New York Stock Exchange, as well as securities that are traded by dealers or brokers in active over-the-counter markets.

Level 2—Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques, such as matrix pricing, for which all significant assumptions are observable in the market. Instruments Liberty classifies as Level 2 include securities that are valued based on pricing models using relevant observable information generated by transactions that have occurred in the market place and involve similar securities.

Level 3—Valuation is generated from model-based techniques that use significant assumptions unobservable in the market. These unobservable assumptions reflect Liberty’s estimates of assumptions market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models, and similar techniques.

Liberty attempts to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements. When available, it uses quoted market prices to measure fair value. Specifically, it uses independent pricing services to obtain fair values based on the quoted prices. Quoted prices are subject to its internal price verification procedures. If market prices are not available, fair value measurement is based upon models that use primarily market-based or independently sourced market parameters. Most of Liberty’s financial instruments use Level 2 measurements, to estimate the fair value of the financial instrument. However, in certain cases, when market observable inputs for model-based valuation techniques may not be readily available, it is required to make judgments about assumptions market participants would use in estimating the fair value of the financial instrument.

The degree of management judgment involved in determining the fair value of an instrument is dependent upon the availability of quoted market prices or observable market parameters. For instruments that trade actively and have quoted market prices or observable market parameters, there is minimal subjectivity involved in measuring fair value. When observable market prices and parameters are not fully available, management’s judgment is necessary to estimate fair value. In addition, changes in market conditions may reduce the availability of quoted prices or observable data. For example, reduced liquidity in the capital markets or changes in secondary market activities could result in observable market inputs becoming unavailable. When significant adjustments are required to available observable inputs, it may be appropriate to utilize an estimate based primarily on unobservable inputs. When an active market for a security does not exist, the use of management estimates that incorporate current market participant expectations of future cash flows, and include appropriate risk premiums, is acceptable.

Significant judgment may be required to determine whether certain assets measured at fair value are included in Level 2 or Level 3. If fair value measurement is based upon recent observable market activity of such assets or comparable assets (other than forced or distressed transactions) that occur in sufficient volume and do not require significant adjustment using unobservable inputs, those assets are classified as Level 2. If not, they are classified as Level 3. Making this assessment requires significant judgment.

Foreclosed Assets Held for Sale

Assets acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at the lower of cost or fair value less estimated costs of disposal at the date of foreclosure. Any write-downs based on the asset’s fair value at the date of acquisition are charged to allowance for loan losses. Subsequent to the date of acquisition, management periodically performs valuations, and property held for sale is carried at the lower of the cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs of significant property improvements are capitalized, whereas costs relating to holding property are expensed. Valuations are performed at least annually or more frequently as conditions warrant and write-downs are recorded as a charge to operations, if necessary, to reduce the carrying value of a property to the lower of its cost or fair value less cost to sell. Revenue and expense from operations are included in net expenses from foreclosed assets.

Income Taxes

The Liberty consolidated financial statements have been prepared on the accrual basis. The liability method is used in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Liberty believes that its income tax filing positions taken or expected to be taken on its tax returns will more likely than not be sustained upon audit by the taxing authorities and does not anticipate any adjustments that will result in a material adverse impact on Liberty’s financial condition, results of operations, or cash flows.

Overview

Like most community banks, Liberty derives the majority of its income from interest received on its loans and investments. Its primary source of funds for making these loans and investments is its deposits, including interest-bearing deposits on which it pays interest as well as non-interest bearing deposits. Consequently, one of the key measures of Liberty’s success is its amount of net interest income, or the difference between the income on its interest-earning assets, such as loans and investments, and the expense on its interest-bearing liabilities, such as deposits and borrowings. Another key measure is the difference between the yield it earns on these interest-earning assets and the rate it pays on interest-bearing liabilities, which is called net interest spread.

There are risks inherent in all loans, so Liberty maintains an allowance for loan losses to absorb losses on existing loans that may become uncollectible. Liberty maintains this allowance by charging a provision for loan losses against its operating earnings for each period.

In addition to earning interest on its loans and investments, Liberty earns income through fees and other services provided to its customers.

Economic conditions, competition, and the monetary and fiscal policies of the federal government significantly affect most financial institutions, including Liberty. Lending and deposit activities and fee income generation are influenced by levels of business spending and investment, consumer income, consumer spending and savings, capital market activities, and competition among financial institutions, as well as customer preferences, interest rate conditions and prevailing market rates on competing products in our market areas.

Effect of Economic Trends

The quarter ended March 31, 2014 continues to show improvement from the challenging economic conditions experienced in recent years, which had negatively impacted the liquidity and credit quality of a significant number of financial institutions in the United States. Many financial institutions had experienced significant declines in the value of collateral for real estate loans in the most recent recession, which resulted in elevated levels of nonperforming assets, heightened credit losses, charge-offs and foreclosures. Liberty has experienced a lower volume of charge-offs and foreclosures during the quarter ended March 31, 2014 when compared to prior years.

Economic conditions have also resulted in a low interest rate environment. The Federal Funds rate set by the Federal Reserve has remained near zero for several years. Yields on investment securities have significantly declined and remain at very low levels. Financial institutions, including Liberty, have experienced and will likely continue to experience competition for loans and earning assets in the form of more aggressive pricing and structures. These conditions have resulted in downward pressure on earning asset yields.

While current economic indicators for the Midwest show improvement in employment, housing starts and prices, commercial real estate occupancy, absorption and rental income, Liberty management will continue to closely monitor regional, national and global economic conditions as these could have significant impacts on our market areas.

Results of Operations

Three Month Periods Ended March 31, 2014 and 2013

Net Interest Income and Margin

The level of earning assets, interest-bearing liabilities, and the management of net interest margin, determines Liberty’s level of net interest income. For the three months ended March 31, 2014 our net interest income was $10.8 million compared to $11.3 million for the same period in 2013. The average yield on interest-earning assets decreased 32 basis points (“bps”) to 4.84% for the three months ended March 31, 2014, compared to 5.16% for the same period in 2013. The cost of interest-bearing liabilities decreased 19 bps to 0.46% for the three months ended March 31, 2014, from 0.65% for the three months ended March 31, 2013. Average interest-earning assets decreased $6.0 million while average interest-bearing liabilities decreased $18.6 million for the three months ended March 31, 2014 compared to the same period in 2013.

The net interest margin was 4.45% for the three months ended March 31, 2014, a 16 bps decrease from 4.61% for the same period in 2013.

Interest income for the three months ended March 31, 2014 and 2013 was $11.7 million and $12.6 million, respectively. During the three months ended March 31, 2014, 95.53% of interest income related to interest on loans and 3.43% related to interest on investments, compared to the same period in 2013, when 97.60% of interest income related to interest on loans and 1.41% related to interest on investments. The decrease in interest income during the period was primarily related to the decrease in the average balance for loans of $42.8 million.

Interest expense for the three months ended March 31, 2014 and 2013 was $939,000 and $1.4 million, respectively. The decrease in interest expense during the three months ended March 31, 2014, compared to the same period in 2013 relates primarily to the decrease in the cost of interest-bearing deposits from 0.61% for the three months ended March 31, 2013 to 0.41% for the same period in 2014.

Interest expense on borrowings and other debt was relatively flat for the three months ended March 31, 2014 when compared to the same period in 2013 with expense of $181,000 and $183,000, respectively. Interest expense on deposits for the three months ended March 31, 2014 and 2013 represented 80.75% and 86.42%, respectively, of total interest expense, while interest expense on other borrowings represented 19.25% and 13.58%, respectively, of total interest expense.

Years Ended December 31, 2013, 2012 and 2011

For the years ended December 31, 2013, 2012, and 2011, net interest income was $44.3 million, $45.1 million, and $43.7 million, respectively. A decrease of $834,000 during 2013 compared to 2012 and an increase of $1.3 million during 2012 compared to 2011. The decrease in net interest income during 2013 compared to 2012 was primarily the result of a decrease of $43.4 million in average loan balances outstanding.

Liberty’s net interest margin was 4.46% for 2013 and 4.57% for 2012. Net interest margin for 2012 increased 12 bps from the 2011 net interest margin of 4.45%, primarily due to the 22 bps reduction in the cost of interest-bearing liabilities offset by a decrease of 9 bps in the yield of interest-earning assets.

Interest income for the years ended December 31, 2013, 2012, and 2011 was $49.0 million, $52.1 million, and $52.8 million, respectively. Interest income from loans represented 96.80%, 98.52% and 98.63% of total interest income during 2013, 2012, and 2011, respectively. Investment interest represented 2.11%, 0.60% and 0.59% of total interest income during 2013, 2012, and 2011, respectively.

Interest expense for 2013, 2012, and 2011 was $4.7 million, $7.0 million, and $9.1 million, respectively. The decrease in interest expense during 2013 compared to 2012 and during 2012 compared to 2011 relates primarily to the decreases in the average rate on interest-bearing liabilities. Rates declined on interest-bearing liabilities 28 bps in 2013 and 22 bps in 2012. The average balance of interest-bearing liabilities decreased from $858.8 million for 2011 to $837.2 million for 2012 and increased to $838.5 million for 2013. Interest expense on deposits for the years ended December 31, 2013, 2012, and 2011 represented 84.26%, 88.54%, and 91.44%, respectively, of total interest expense, while interest expense on other borrowings represented 15.74%, 11.46%, and 8.56%, respectively, of total interest expense.

Average Balances, Income and Expenses, Yields and Rates

The following tables set forth information related to Liberty’s average balance sheets, average yields on assets, and average rates of liabilities at March 31, 2014 and 2013 and at December 31, 2013, 2012, and 2011. Liberty derived these yields or rates by dividing income or expense by the average balance of the corresponding assets or liabilities. Liberty derived average balances from the daily balances throughout the periods indicated. Yields on investment securities include amortization of premiums and accretion of discounts as an adjustment to yield. Nonaccrual loans are included in earning assets in the following tables. The net of capitalized loan costs and fees are amortized into interest income on loans in accordance with accounting standards. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended March 31,
	2014			2013
	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$803,755	$11,209	5.66%	$846,549	$12,300	5.89%
Securities
Taxable	59,354	211	1.44	32,603	81	1.01
Tax-exempt	37,323	192	2.09	19,288	97	2.04
Federal funds sold & other interest-earning assets	83,253	121	0.59	91,216	124	0.55
Total interest-earning assets	983,685	11,733	4.84	989,656	12,602	5.16
Total non-interest earning assets	71,701			69,796
Total assets	$1,055,386			$1,059,452
Interest-bearing liabilities:
Deposits	$758,862	$758	0.41%	$778,837	$1,169	0.61%
FHLB advances	46,272	65	0.57	44,864	64	0.58
Subordinated debentures	20,620	116	2.28	20,620	119	2.34
Total interest-bearing liabilities	825,754	939	0.46	844,321	1,352	0.65
Non-interest bearing liabilities:
Demand deposits	123,026			119,449
Other liabilities	7,048			6,469
Total liabilities	955,828			970,239
Stockholders’ equity	99,558			89,213
Total liabilities and stockholders’ equity	$1,055,386			$1,059,452
Net interest income and margin		$10,794			$11,250
Margin analysis:
Net interest rate spread			4.38%			4.51%
Net yield on interest-earning assets (net interest margin)			4.45			4.61

The decline in income on interest-earning assets during the three months ended March 31, 2014 compared to the same period in 2013 was driven primarily by a decrease in yield on interest-earning assets of 32 bps from an average yield of 4.84% for the three months ended March 31, 2014 compared to an average yield of 5.16% for the same period in 2013.

Interest expense also decreased during the three months ended March 31, 2014 compared to 2013. Liberty’s average interest-bearing liabilities decreased by $18.6 million during the three months ended March 31, 2014 compared to the same time period of 2013. Additionally, the rates on interest-bearing liabilities decreased 19 bps in the three months ended March 31, 2014 compared to the same period in 2013.

	Years Ended December 31,
	2013			2012			2011
	Average Balance	Income / Expense	Yield/ Rate	Average Balance	Income / Expense	Yield / Rate	Average Balance	Income / Expense	Yield / Rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$823,995	$47,392	5.75%	$867,351	$51,325	5.92%	$877,727	$52,100	5.94%
Securities
Taxable	42,701	519	1.22	17,416	189	1.09	8,408	309	3.68
Tax-exempt	23,734	515	2.17	5,282	125	2.37	—	—	—
Federal funds sold & other interest- earnings assets	101,426	533	0.53	96,539	458	0.47	97,234	415	0.43
Total interest-earning assets	991,856	48,959	4.94	986,588	52,097	5.28	983,369	52,824	5.37
Non-earning assets	70,973			65,485			67,234
Total assets	$1,062,829			$1,052,073			$1,050,603
Interest-bearing liabilities:
Deposits	$771,890	$3,966	0.51%	$767,376	$6,207	0.81%	$765,342	$8,298	1.08%
FHLB advances	46,015	263	0.57	49,164	288	0.59	72,811	292	0.40
Subordinated debentures issued to capital trusts	20,620	477	2.31	20,620	515	2.50	20,620	485	2.35
Total interest-bearing liabilities	838,525	4,706	0.56	837,160	7,010	0.84	858,773	9,075	1.06
Non-interest-bearing liabilities:
Demand deposits	124,963			110,592			98,026
Other liabilities	6,819			5,494			5,217
Total liabilities	970,307			953,246			962,016
Stockholders’ equity	92,522			98,827			88,587
Total liabilities and stockholders’ equity	$1,062,829			$1,052,073			$1,050,603
Net interest income		$44,253			$45,087			$43,749
Margin analysis:
Net interest rate spread			4.37%			4.44%			4.31%
Net yield on interest-earning assets (net interest margin)			4.46			4.57			4.45

The average balance of investment securities increased $43.7 million, or 193% for 2013 compared to 2012 and increased $14.3 million, or 170%, for 2012 compared to 2011. Yields on earning assets decreased from 2013 compared to 2012 and also from 2012 compared to 2011 as assets repriced at market rates which were at historic lows. The yield on loans fell from 5.94% in 2011 to 5.92% in 2012 and to 5.75% in 2013, a decline of 2 bps for 2012 compared to 2011 and a decline of 17 bps for 2013 compared to 2012.

Interest expense also decreased during 2013 compared to 2012 and in 2012 compared to 2011 due to lower rates on interest-bearing liabilities. The rates on interest-bearing liabilities decreased 28 bps in 2013 compared to 2012 and decreased 22 bps in 2012 compared to 2011. During both 2013 and 2012, interest-bearing liabilities continued to reprice downward. Liberty’s average interest-bearing deposits increased $4.5 million during 2013 compared to 2012, and increased by $2.0 million during 2012 compared to 2011.

Rate/Volume Analysis

Net interest income can be analyzed in terms of the impact of changing interest rates and changing volume. The following tables set forth the effect, which the varying levels of interest-earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income for the periods presented.

Volume/Rate Analysis

	Three Months Ended March 31, 2014 over 2013
	Volume	Yield/Rate	Total
	(In thousands)
Increase (decrease) in:
Interest income:
Loans	$(608)	$(483)	$(1,091)
Securities
Taxable	85	45	130
Tax-exempt	93	2	95
Federal funds sold & other interest-earning assets	(11)	8	(3)
Total interest income	(441)	(428)	(869)
Interest expense:
Deposits	(29)	(382)	(411)
FHLB advances	2	(1)	1
Subordinated debentures	—	(3)	(3)
Total interest expense	(27)	(386)	(413)
Decrease in net interest income	$(414)	$(42)	$(456)

	Years Ended December 31,
	2013 over 2012			2012 over 2011
	Volume	Yield /Rate	Total	Volume	Yield /Rate	Total
	(In thousands)
Increase (decrease) in:
Interest income:
Loans	$(2,519)	$(1,414)	$(3,933)	$(614)	$(161)	$(775)
Securities
Taxable	305	25	330	190	(310)	(120)
Tax-exempt	400	(10)	390	63	62	125
Federal funds sold & other interest-earning assets	24	51	75	(3)	46	43
Total interest income	(1,790)	(1,348)	(3,138)	(364)	(363)	(727)
Interest expense:
Deposits	37	(2,278)	(2,241)	22	(2,113)	(2,091)
FHLB advances	(18)	(7)	(25)	(113)	109	(4)
Subordinated debentures issued to capital trusts	—	(38)	(38)	—	30	30
Total interest expense	19	(2,323)	(2,304)	(91)	(1,974)	(2,065)
Increase (decrease) in net interest income	$(1,809)	$975	$(834)	$(273)	$1,611	$1,338

Net interest income, the largest component of Liberty’s income, was $44.3 million for 2013, an $834,000 decrease from $45.1 million for 2012. The decrease in net interest income is primarily the result of the

$43.4 million decrease in average loans outstanding combined with the yield on average interest-earning assets decreasing during the period. Liberty’s average interest-earning assets increased $5.3 million during 2013 compared to 2012 while its average interest-bearing liabilities increased $1.4 million during 2013 compared to 2012. However, the decrease of 11 bps in the net interest margin offset the increased income due to volume changes.

During 2012, net interest income increased by $1.3 million to $45.1 million from $43.7 million for 2011. The increase in net interest income was primarily the result of rates on interest-bearing liabilities decreasing 22 bps for the year while the yield on interest-bearing assets decreased only 9 bps during 2012 compared to 2011.

Provision for Loan Losses

Liberty establishes an allowance for loan losses through a provision charged as an expense on its consolidated statements of income. Liberty reviews its loan portfolio periodically to evaluate outstanding loans and to measure both the performance of the portfolio and the adequacy of the allowance for loan losses. Please see the discussion below under “Balance Sheet Review—Allowance for Loan Losses” for a description of the factors considered in determining the provision necessary to maintain this allowance.

Following is a summary of the activity in the allowance for loan losses for the three months ended March 31, 2014 and for the years ended December 31, 2013, 2012 and 2011.

	Three Months Ended March 31,	Years Ended December 31,
	2014	2013	2012	2011
	(In thousands)
Balance, beginning of period	$11,677	$11,914	$11,954	$11,209
Provision for loan losses	2	2,196	7,766	7,190
Loan charge-offs	(413)	(2,999)	(9,335)	(7,288)
Loan recoveries	34	566	1,529	843
Balance, end of the period	$11,300	$11,677	$11,914	$11,954

At March 31, 2014, the allowance for loan losses was 1.39% of total loans as compared to 1.45% at December 31, 2013. The $11.3 million allowance for loan losses at March 31, 2014 is a $377,000 decrease compared to the allowance for loan losses at December 31, 2013. This decrease is primarily related to the charge-offs that occurred during the first three months of 2014. During the first quarter of 2014, Liberty charged-off $413,000 in loans, while recoveries on loans previously charged off were $34,000. Of the charge-offs, $147,000 were related to loans that were specifically reserved at December 31, 2013. During 2013, Liberty charged off $2.4 million in loans, net of recoveries on loans previously charged off.

The allowance for loan losses as a percentage of total loans was 1.38% and 1.34% at December 31, 2012 and 2011, respectively. For the years ended December 31, 2012 and 2011 Liberty added $7.8 million and $7.2 million, respectively, to the allowance for loan losses through the provision, resulting in an allowance of $11.9 million and $12.0 million at December 31, 2011 and 2010, respectively. Liberty reported charge-offs, net of recoveries on loans previously charged off, of $7.8 million and $6.4 million for 2012 and 2011, respectively.

At March 31, 2014, the allowance for loan losses represented 169.54% of the amount of nonperforming loans. At December 31, 2013, 2012 and 2011, the allowance for loan losses represented 192.85%, 170.83%, and 173.22% of the amount of nonperforming loans. A significant portion, or 93.38%, 92.91%, 77.08%, and 78.48% of nonperforming loans at March 31, 2014, December 31, 2013, 2012, and 2011, respectively, are secured by real estate.

Noninterest Income

The following table sets forth information related to noninterest income for the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,		2014 Change from 2013
	2014	2013
	(Dollars in thousands)
Service charges on deposit accounts	$2,087	$2,115	$(28)	(1.3)%
Mortgage lending income	444	730	(286)	(39.2)
SBA lending income	331	543	(212)	(39.0)
Other service charges and fees	285	231	54	23.4)
Net realized loss on available-for-sale securities	(20	—	(20)	(100.0)
Bank owned life insurance income	122	86	36	41.9
Other noninterest income	203	214	(11)	(5.1)
Total noninterest income	$3,452	$3,919	$(467)	(11.9)%

Noninterest income decreased $467,000 to $3.5 million for the three months ended March 31, 2014 compared to the same period in 2013. This decrease was primarily attributed to fewer sales of mortgage and SBA loans to the secondary market.

The following table sets forth information related to noninterest income for the years ended December 31, 2013, 2012 and 2011.

	Years ended December 31,			2013 Change from 2012		2012 Change from 2011
	2013	2012	2011
	(Dollars in thousands)
Gain on sale of loans	$3,923	$3,128	$3,139	$795	25.4%	$(11)	(0.4)%
Service charges and fees	9,640	8,856	8,646	784	8.9	210	2.4
Net realized gain (loss) on available-for-sale securities	(1)	370	—	(371)	(100.3)	370	100.0
Other income	546	1,388	713	(842)	(60.7)	675	94.7
Total noninterest income	$14,108	$13,742	$12,498	$366	2.7%	$1,244	10.0%

Noninterest income increased $365,000 from $13.7 million for 2012 to $14.1 million for 2013. The increase in total noninterest income during 2013 compared to 2012 resulted primarily from the $795,000 increase in net gain on sale of loans held for sale and an increase of $784,000 in service charges and fees. This increase in service charges was primarily due to an increase in debit card interchange income. These increases were offset by decreases in other income of $842,000 and reduced gain on sales of available-for-sale securities in 2013.

Noninterest income increased $1.2 million to $13.7 million for 2012 from $12.5 million for 2011. The increase during 2012 compared to 2011 resulted primarily from an increase of $675,000 in other noninterest income from $713,000 in 2011 to $1.4 million in 2012. This increase was primarily the result of the $392,000 gain recognized on the purchase of Stone County National Bank in December 2012. The increase also resulted from the $370,000 gain realized on the sale of available-for-sale securities in 2012.

Noninterest Expenses

The following table sets forth information related to noninterest expenses for the three months ended March 31, 2014 and 2013.

	Three Months Ended March 31,		2014 Change from 2013
	2014	2013
	(Dollars in thousands)
Salaries and employee benefits	$4,139	$5,237	$(1,098)	(21.0)%
Expenses of premises and fixed assets	1,274	1,181	93	7.9
Loan and foreclosed asset expenses	955	535	420	78.5
FDIC and state assessment	125	125	—	—
Professional fees	220	199	21	10.6
Other expenses	1,438	1,472	(34)	(2.3)
Total noninterest expense	$8,151	$8,749	$(598)	(6.8)%

Noninterest expense was $8.2 million for the three months ended March 31, 2014, a $598,000 or 6.8% decrease from noninterest expense of $8.7 million for the three months ended March 31, 2013. The decrease was primarily due to a decrease of $1.1 million in salaries and employee benefits from $5.2 million for the three months ended March 31, 2013 to $4.1 million for the same period in 2014. In the three months ended March 31, 2013, a valuation bonus accrual of $902,000 was incurred. This decrease was partially offset by a $420,000 increase in loan and foreclosed asset expenses to $955,000 for the three months ended March 31, 2014 from $535,000 for the same period in 2013.

Liberty efficiency ratio was 56.41% and 57.02% for the three months ended March 31, 2014 and 2013, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing non-interest expense excluding intangible amortization by the sum of net interest income, non-interest income and the fully taxable equivalent adjustment. Based on this calculation, Liberty spent $0.56 on average to earn each $1.00 of revenue during the three months ended March 31, 2014 compared to $0.57 spent on average to earn each $1.00 of revenue during the same period in 2013.

The following table sets forth information related to noninterest expenses for the years ended December 31, 2013, 2012 and 2011.

	Years Ended December 31,			2013 Change from 2012		2012 Change from 2011
	2013	2012	2011
	(Dollars in thousands)
Salaries and employee benefits	$18,252	$16,023	$15,151	$2,229	13.9%	$872	5.8%
Net occupancy expense	4,939	3,873	3,281	1,066	27.5	592	18.0
Deposit assessments and fees	589	718	768	(129)	(18.0)	(50)	(6.5)
Loan and foreclosed asset expenses	2,011	1,929	3,198	82	4.3	(1,269)	(39.7)
Professional fees	867	1,923	502	(1,056)	(54.9)	1,421	283.1
Other operating expenses	6,286	5,170	5,293	1,116	21.6	(123)	(2.3)
Total noninterest expense	$32,944	$29,636	$28,193	$3,308	11.2%	$1,443	5.1%

Noninterest expense was $32.9 million for the year ended December 31, 2013, a $3.3 million, or 11.2%, increase from noninterest expense of $29.6 million for the year ended December 31, 2012. The increase was primarily the result of an increase of $2.2 million in compensation benefits from $16.0 million in 2012 to $18.3 million in 2013 and a $1.1 million increase in net occupancy expense from $3.9 million in 2012 to $4.9 million in 2013. These increases were primarily due to the addition of five locations through an acquisition completed in December 2012 and a valuation bonus of $902,000 in March 2013.

Noninterest expense for 2012 increased $1.4 million, or 5.1%, from $28.2 million for 2011. The increase during 2012 related primarily to professional fees which increased $1.4 million for 2012 compared to 2011 due primarily to expenses related to overdraft protection litigation. Compensation and benefits and occupancy comprised 70.4% of total noninterest expense during 2013, compared to 67.1% in 2012 and 65.4% in 2011.

Liberty’s efficiency ratio was 55.78%, 50.20%, and 48.27% for the years ended December 31, 2013, 2012 and 2011, respectively. The efficiency ratio represents the percentage of one dollar of expense required to be incurred to earn a full dollar of revenue and is computed by dividing non-interest expense excluding intangible amortization by the sum of net interest income, non-interest income and the fully taxable equivalent adjustment. Based on this calculation, it spent $0.56 on average to earn each $1 of revenue during the year ended December 31, 2013.

Balance Sheet Review

At March 31, 2014, Liberty had total assets of $1.1 billion, consisting principally of $810.5 million in gross loans, $91.3 million in investments, and $65.1 million in cash and cash equivalents. Liberty’s liabilities at March 31, 2014 totaled $960.8 million, consisting principally of $885.1 million in deposits and $46.2 million in borrowings.

At December 31, 2013, Liberty had total assets of $1.1 billion, consisting principally of $803.8 million in gross loans, $97.0 million in investments, and $65.1 million in cash and cash equivalents. Liberty’s liabilities at December 31, 2013 totaled $975.4 million, consisting principally of $902.6 million in deposits, $46.3 million in borrowings and $20.6 million of subordinated debentures. At December 31, 2013, Liberty’s stockholders’ equity was $97.3 million.

At December 31, 2012, Liberty had total assets of $1.1 billion, consisting principally of $862.2 million in gross loans, $49.3 million in investments, and $47.5 million in cash and cash equivalents. Liberty’s liabilities at December 31, 2012 totaled $978.1 million, consisting principally of $920.8 million in deposits, $31.4 million in borrowings and $20.6 million in subordinated debentures. At December 31, 2012, Liberty’s stockholders’ equity was $86.5 million.

Investment Securities

At March 31, 2014, Liberty’s investment securities portfolio totaled $91.3 million, all of which was classified as available-for-sale. The investment portfolio represented approximately 8.6% of total assets.

At March 31, 2014, Liberty’s securities classified as available-for-sale were composed of securities of U.S. government agencies of $48.1 million, at amortized cost, and $47.4 million, at fair value; obligations of state and political subdivisions of $40.7 million, at amortized cost, and $40.4 million, at fair value; and residential mortgage-backed securities of $3.5 million, at amortized cost and fair value.

The following table presents the carrying value and fair value of Liberty’s investment securities at March 31, 2014.

	March 31, 2014
	Amortized Cost	Fair Value
	(Dollars in thousands)
Securities Available for Sale
U.S. government agencies	$48,105	$47,405
Obligations of state and political subdivisions	40,732	40,389
Mortgage-backed securities	3,484	3,536
Total	$92,321	$91,330

Investment securities with a carrying value of $44.8 million were pledged to secure public deposits at March 31, 2014.

Contractual maturities and yields on investments at March 31, 2014 are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	March 31, 2014
	One Year or Less		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available-for-sale
U.S. government agencies	$502	0.24%	$27,325	1.11%	$18,131	1.61%	$1,447	1.41%	$47,405	1.31%
Obligations of state and political subdivisions-Non Taxable	966	0.94%	14,334	1.41%	18,180	2.39%	3,139	2.31%	36,619	1.96%
Obligations of state and political subdivisions- Taxable	—	—	2,881	1.71%	889	2.22%	—	—	3,770	1.78%
Mortgage-backed securities	—	—	3,390	1.50%	19	1.01%	127	0.65%	3,536	1.46%
Total	$1,468	0.86%	$47,930	1.30%	$37,219	1.99%	$4,713	1.99%	$91,330	1.60%

At March 31, 2014, Liberty had gross unrealized losses of $1.2 million, approximately 1.31% of the total investment securities balance. The unrealized losses were primarily attributable to changes in interest rates. Management has the ability and intent to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost. Liberty management does not believe any of the investment securities are impaired due to reasons of credit quality.

Liberty’s investment portfolio totaled $97.0 million, $49.3 million and $8.9 million at December 31, 2013, 2012 and 2011, respectively. Liberty’s investment portfolio represented 9.04%, 4.63% and 0.82% of its total assets at December 31, 2013, 2012 and 2011, respectively.

At December 31, 2013, Liberty’s investment portfolio totaled $98.8 million, at amortized cost, and totaled $97.0 million, at fair value, all of which was classified available-for-sale.

At December 31, 2013, Liberty’s securities classified as available-for-sale were composed of securities of U.S. government agencies of $54.2 million, at amortized cost, and $53.1 million, at fair value; obligations of state and political subdivisions of $40.9 million, at amortized cost, and $40.2 million, at fair value, and residential mortgage-backed securities of $3.7 million, at amortized cost and fair value.

At December 31, 2012, Liberty’s investment portfolio totaled $49.3 million at amortized cost and totaled $49.3 million at fair value all of which was classified as available-for-sale.

At December 31, 2012, securities classified as available-for-sale were composed of securities of U.S. government agencies of $20.3 million, at amortized cost, and $20.4 million, at fair value; obligations of state and political subdivisions of $21.1 million, at amortized cost, and $21.1 million, at fair value, and residential mortgage-backed securities of $7.9 million, at amortized cost and fair value.

At December 31, 2011, Liberty’s investment portfolio totaled $8.6 million, at amortized cost, and totaled $8.9 million, at fair value all of which was classified as available-for-sale.

At December 31, 2011, securities classified as available-for-sale were composed of securities of U.S. government agencies of $7.9 million, at amortized cost, and $8.2 million, at fair value; obligations of state and political subdivisions of $724,000, at amortized cost and fair value, and residential mortgage-backed securities of $28,000, at amortized cost and fair value.

Investment securities with a carrying value of $55.7 million, $15.8 million, and $2.5 million were pledged to secure public deposits at December 31, 2013, 2012, and 2011, respectively.

The amortized costs and the fair value of investments are as follows.

	December 31,
	2013		2012		2011
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Securities Available for Sale:
U.S. government agencies	$54,247	$53,109	$20,342	$20,381	$7,863	$8,186
Obligations of state and political subdivisions	40,858	40,231	21,103	21,054	724	724
Mortgage-backed securities	3,664	3,681	7,866	7,860	28	28
Total	$98,769	$97,021	$49,311	$49,295	$8,615	$8,938

Contractual maturities and yields on investments at December 31, 2013 are shown in the following table. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

	December 31, 2013
	One Year or Less		One to Five Years		Five to Ten Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
Available-for-sale
U.S. government agencies	$504	0.24%	$31,391	1.13%	$19,796	1.55%	$1,418	1.41%	$53,109	1.29%
Obligations of state and political subdivisions-Non Taxable	1,069	1.10%	12,395	1.36%	18,177	2.27%	4,808	2.42%	36,449	1.96%
Obligations of state and political subdivisions-Taxable	—	—	3,126	1.81%	656	2.13%	—	—	3,782	1.76%
Mortgage-backed securities	—	—	3,534	1.50%	147	0.70%	—	—	3,681	1.47%
Total	$1,573	0.95%	$50,446	1.31%	$38,776	1.89%	$6,226	2.18%	$97,021	1.57%

At December 31, 2013, Liberty had gross unrealized losses of $1.9 million, approximately 1.93% of the investment portfolio balance. The unrealized losses were primarily attributable to changes in interest rates, rather than deterioration in credit quality. Management has the ability and intent to hold the securities classified as available-for-sale for a period of time sufficient for a recovery of cost. Liberty management does not believe any of the securities are impaired due to reasons of credit quality.

Liberty considers the length of time and extent to which the fair value of available-for-sale debt securities have been less than historical cost to conclude that such securities were not other-than-temporarily impaired. It also considers other factors such as the financial condition of the issuer including credit ratings and specific events affecting the operations of the issuer, volatility of the security, underlying assets that collateralize the debt security, and other industry and macroeconomic conditions. As Liberty has no intent to sell securities with unrealized losses and it is not more-likely-than-not that the bank will be required to sell these securities before recovery of amortized cost, Liberty has concluded that the securities are not impaired on an other-than-temporary basis.

Loans

Since loans typically provide higher interest yields than other types of interest-earning assets, a substantial percentage of Liberty’s earning assets are invested in its loan portfolio. During the three months ended March 31, 2014, total loans increased $7.1 million or 0.88%, compared to December 31, 2013. Average loans for the three months ended March 31, 2014 were $803.8 million. Before allowance for loan losses, total loans outstanding at March 31, 2014, and December 31, 2013 were $810.8 million and $803.8 million, respectively.

Average loans for the years ended December 31, 2013 and 2012 were $824.0 million and $867.4 million, respectively. Before allowance for loan losses, total loans outstanding at December 31, 2013, 2012, 2011 were $803.8 million, $862.2 million and $889.5 million, respectively.

The principal component of Liberty’s loan portfolio is loans secured by real estate mortgages. Liberty’s real estate loans are secured by residential or commercial property. Liberty originates traditional long-term residential mortgages, but the majority are sold into the secondary market. Liberty originates traditional second mortgage residential real estate loans and variable rate home equity lines of credit. It obtains a security interest in loans collateralized by real estate whenever possible, and other collateral where appropriate. Liberty attempts to maintain a relatively diversified loan portfolio to help reduce the risk inherent in concentration in certain types of collateral.

The following table summarizes the composition of Liberty’s loan portfolio, including residential loans held for sale at March 31, 2014.

	March 31, 2014
	Amount	% of Total
	(Dollars in thousands)
Real Estate:
Residential 1-4 family (1)	$237,421	29.29%
Commercial	375,398	46.32%
Construction and land development	43,076	5.31%
Commercial and nonreal estate agriculture	137,832	17.01%
Consumer and other	16,802	2.07%
Total	810,529
Less:
Allowance for loan losses	(11,300)
Net deferred loan fees	318
Net loans	$799,547

(1)	Includes residential mortgage loans held for sale of $1.7 million.

The following table summarizes the composition of Liberty’s loan portfolio for each of the five years ended December 31, 2013.

	December 31,
	2013		2012		2011		2010		2009
	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total	Amount	% of Total
	(Dollars in thousands)
Real Estate:
Residential 1-4 family (1)	$243,540	30.31%	$263,240	30.54%	$242,822	27.30%	$251,628	29.57%	$244,786	29.18%
Commercial	362,256	45.08%	414,694	48.11%	409,500	46.04%	351,608	41.32%	360,770	43.01%
Construction/land development	48,024	5.98%	50,040	5.80%	67,166	7.55%	55,964	6.58%	57,914	6.91%
Commercial and nonreal estate agriculture	132,378	16.48%	119,173	13.82%	155,448	17.48%	175,941	20.68%	159,337	19.00%
Consumer and other	17,300	2.15%	14,908	1.73%	14,590	1.63%	15,745	1.85%	15,967	1.90%
Total	803,498	100.00%	862,055	100.00%	889,526	100.00%	850,886	100.00%	838,774	100.00%
Less:
Allowance for loan losses	(11,677)		(11,914)		(11,954)		(11,209)		(10,298)
Net deferred loan fees	296		131		(55)		(233)		(241)
Net loans	$792,117		$850,272		$877,517		$839,444		$828,235

(1)	Includes residential mortgage loans held for sale of $2.3 million, $10.3 million, $7.4 million, $8.0 million and $12.2 million at December 31, 2013, 2012, 2011, 2010, 2009, respectively.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following tables summarize the loan maturity distribution by type and related interest rate characteristics. The information in these tables is based on the contractual maturities of individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties.

	March 31, 2014
	One year or less	After one but within five years	After five years	Total
	(In thousands)
Real Estate:
Residential 1-4 family (1)	$74,969	$120,608	$41,844	$237,421
Commercial	110,563	154,331	110,504	375,398
Construction and land development	35,377	6,954	745	43,076
Commercial and nonreal estate agriculture	44,575	51,000	42,257	137,832
Consumer and other	6,936	9,809	57	16,802
Total	$272,420	$342,702	$195,407	$810,529

Predetermined rate	$179,026	$199,436	$53,415	$431,877
Floating rate	93,394	143,266	141,992	378,652
Total	$272,420	$342,702	$195,407	$810,529

(1)	Includes residential mortgage loans held for sale.

	December 31, 2013
	One year or less	After one but within five years	After five years	Total
	(In thousands)
Real Estate:
Residential 1-4 family (1)	$85,971	$119,331	$38,238	$243,540
Commercial	109,929	159,855	92,472	362,256
Construction/land development	40,540	6,848	636	48,024
Commercial and nonreal estate agriculture	47,307	52,563	32,508	132,378
Consumer and other	7,291	9,927	82	17,300
Total	$291,038	$348,524	$163,936	$803,498

Predetermined rate	$188,292	$190,373	$40,212	$418,877
Floating rate	102,746	158,151	123,724	$384,621
Total	$291,038	$348,524	$163,936	$803,498

(1)	Includes residential mortgage loans held for sale.

Allowance for Loan Losses

At March 31, 2014, the allowance for loan losses was $11.3 million, or 1.39% of total loans. The allowance for loan losses decreased $377,000 since December 31, 2013. The decrease is the result of net charge-offs of $379,000. See the discussion of our critical accounting policies above and Note 3 to the Condensed Notes to Consolidated Financial Statements (Unaudited) for the three months ended March 31, 2014 for more information on our allowance for loan losses.

The following table summarizes the activity related to Liberty’s allowance for loan losses for the three months ended March 31, 2014.

	For the Three Months ended March 31, 2014
	Beginning Balance	Charge- Offs	Recoveries	Provisions	Ending Balance
	(In thousands)
Real Estate
Residential 1-4 family	$3,151	$(212)	$9	$737	$3,685
Commercial real estate	4,884	(134)	2	(324)	4,428
Construction and land development	1,139	—	5	(217)	927
Commercial and nonreal estate agriculture	2,098	(24)	10	(132)	1,952
Consumer and other	405	(43)	8	(62)	308
	$11,677	$(413)	$34	$2	$11,300

At December 31, 2013, 2012, 2011, 2010 and 2009 the allowance for loan losses was $11.7 million, $11.9 million, $12.0 million, $11.2 million and $10.3 million, respectively, or 1.45%, 1.38%, 1.34%, 1.32% and 1.23% of total loans, respectively. Net charge-offs were $2.4 million, $7.8 million, $6.4 million, $5.1 million and $5.0 million for the years ended December 31, 2013, 2012, 2011, 2010 and 2009, respectively. The increase in charge-offs in 2011 and 2012 were principally related to residential construction and development projects which became distressed due to decreased demand for such properties following the financial crisis in 2008.

See the discussion of Liberty’s critical accounting policies above, Note 1 and Note 4 of Notes to the Consolidated Financial Statements for more information on its allowance for loan losses.

The following table summarizes the activity related to Liberty’s allowance for loan losses for the three years ended December 31, 2013.

	Year ended December 31,
	2013	2012	2011
	(Dollars in thousands)
Balance, beginning of year	$11,914	$11,954	$11,209
Provision for loan losses	2,196	7,766	7,190
Loan charge-offs
Residential 1-4 family	805	1,551	3,823
Commercial real estate	1,036	2,934	1,109
Construction and land development	280	1,598	1,058
Commercial and nonreal estate agriculture	584	2,907	914
Consumer and other	294	345	384
Total loan charge-offs	2,999	9,335	7,288
Loan recoveries
Residential 1-4 family	150	189	270
Commercial real estate	183	896	184
Construction and land development	26	230	99
Commercial and nonreal estate agriculture	107	118	182
Consumer and other	100	96	108
Total recoveries	566	1,529	843
Net loan charge-offs	2,433	7,806	6,445
Balance, end of year	$11,677	$11,914	$11,954
Allowance for loan losses to gross loans	1.45%	1.38%	1.34%
Net charge-offs to average loans	0.30%	0.90%	0.73%

The following table presents the allocation of the allowance for loan losses for loans as of the dates indicated. Allocation of the allowance for earlier periods is not available.

Allocation of Allowance for Loan Losses for Loans

	As of December 31, 2013		As of December 31, 2012		As of December 31, 2011
	Allowance Amount	% of loans (1)	Allowance Amount	% of loans (1)	Allowance Amount	% of loans (1)
	(Dollars in thousands)
Real estate:
Residential 1-4 family	$3,151	30.3%	$3,826	30.5%	$5,179	27.3%
Commercial	4,884	45.1	3,891	48.1	2,773	46.0
Construction and land development	1,139	6.0	1,337	5.8	1,967	7.6
Commercial & nonreal estate agriculture	2,098	16.4	2,536	13.8	1,672	17.5
Consumer and other	405	2.2	324	1.8	363	1.6
Total	$11,677	100.0%	$11,914	100.0%	$11,954	100.0%

(1)	Percentage of loans in each category to total loans.

The allowance consists of specific and general allocations. In its regular evaluation of the adequacy of the total allowance for loan losses, management reviews the level of the allowance for loan losses in comparison to its evaluation of the aggregate of the specific and general components and maintains the allowance within parameters as established by policy guidelines.

Reclassifications of loans from the general to specific evaluation, or from specific to general evaluation may result in variations in both the dollar amount and percentage in both the specific and general components of the allowance.

For loans that are classified as impaired and are thus specifically evaluated, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. For additional information on impaired loans, see the Nonperforming Assets section of this analysis, Note 3 of the Condensed Notes to Consolidated Financial Statements (unaudited) and Note 4 of the Condensed Notes to Consolidated Financial Statements (audited).

The general allocation, which relates to loans that are not impaired and thus are not specifically evaluated, is based on historical loss experience adjusted for qualitative factors. The amount of the general allowance is $8.3 million as of March 31, 2014, as compared to $9.1 million and $8.5 million as of December 31, 2013 and 2012, respectively. The dollar amount of collectively evaluated loans is $785.3 million, $779.0 million and $835.2 million as of March 31, 2014, December 31, 2013 and 2012, respectively. The general allowance as a percentage of collectively evaluated loans is 1.05% at March 31, 2014, 1.17% at December 31, 2013, and 1.02% at December 31, 2012. The decrease in the general allowance amount and percentage at March 31, 2014 as compared to December 31, 2013 was principally a result of $955,000 in commercial real estate loans that were transferred to specifically evaluated status which in turned lowered the balance of the collectively evaluated loans and the related allowance allocation to those loans. The increase at December 31, 2013 as compared to December 31, 2012 was principally the result of a decrease in the specifically evaluated component of the allowance allocation.

The changes for each period ended March 31, 2014, December 31, 2013 and 2012, in the allocation of the allowance for loan losses for the individual types of loans are primarily associated with changes in the ASC 310 calculations, both individual and aggregate, and changes in the ASC 450 calculations. These calculations are affected by changes in individual loan impairments, changes in asset quality, net charge-offs during the period and normal changes in the outstanding loan portfolio, as well any changes to the general allocation factors due to changes within the actual characteristics of the loan portfolio.

While the allowance is allocated to various loan categories in assessing and evaluating the level of the allowance, the allowance is available to cover charge-offs incurred in all loan categories.

Nonperforming Assets

The following table shows the nonperforming assets and the related percentage of nonperforming assets to total assets and non-performing loans to total loans at March 31, 2014 and for the five years ended December 31, 2013. Generally, a loan is placed on nonaccrual status when it becomes 90 days past due as to principal or interest, or when it’s believed, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that collection of the loan is doubtful. A payment of interest on a loan that is classified as nonaccrual is recognized as a reduction in principal when received.

	March 31,	December 31,
	2014	2013	2012	2011	2010	2009
Real Estate:
Residential 1-4 family	$650	$396	$1,106	$2,176	$792	$251
Commercial	5,467	5,112	2,982	1,938	1,379	1,173
Construction and land development	107	118	1,287	1,302	1,085	70
Commercial and nonreal estate agriculture	437	424	1,582	1,435	644	364
Consumer and other	4	5	16	50	23	15
Total nonperforming loans (1)	6,665	6,055	6,973	6,901	3,923	1,873
Other real estate owned	1,762	1,610	1,943	7,981	3,478	2,970
Total nonperforming assets	$8,427	$7,665	$8,916	$14,882	$7,401	$4,843
Nonperforming assets to total assets	0.79%	0.71%	0.84%	1.36%	0.76%	0.51%
Nonperforming loans to total loans	0.82	0.75	0.81	0.78	0.46	0.22
Total loans 90 days or more past due	$4,028	$3,311	$4,515	$3,518	$3,418	$1,582
Loans 90 days or more past due and still accruing	40	—	154	128	1,063	—
Accruing troubled debt restructurings	6,989	7,325	3,001	5,388	1,082	3,970

(1)	Consists of nonaccrual loans and loans past due over 90 days or more still accruing interest.

At March 31, 2014, nonperforming assets were $8.4 million, or 0.79% of total assets, and nonperforming loans were 0.82% of total loans. Comparatively, at December 31, 2013, nonperforming assets were $7.7 million, or 0.71% of total assets, and nonperforming loans were 0.75% of total loans. At December 31, 2012 nonperforming assets were $8.9 million or 0.84% of total assets and nonperforming loans were 0.81% of total loans. Nonperforming loans decreased $918,000 to $6.1 million at December 31, 2013 from $7.0 million at December 31, 2012.

During the three months ended March 31, 2014, Liberty added $2.2 million of loans to nonaccrual while removing or charging off $1.6 million, resulting in a net increase in nonaccrual loans of $569,000, or 9.40% as compared to December 31, 2013.

At March 31, 2014, impaired loans totaled $16.8 million with a specific allowance allocation of approximately $3.1 million. At December 31, 2013, impaired loans totaled $16.1 million with a specific allowance allocation of approximately $2.6 million. During the three months ended March 31, 2014, the average recorded investment in impaired loans was $16.5 million. During 2013, the average recorded investment in impaired loans was $18.0 million. At December 31, 2012, impaired loans totaled $16.5 million with a specific allowance allocation of $3.4 million. During 2012, the average recorded investment in impaired loans was approximately $18.0 million.

Other nonperforming assets include other real estate owned. These assets increased to $1.8 million at March 31, 2014 compared to $1.6 million at December 31, 2013 and decreased $333,000 at December 31, 2013 compared to $1.9 million at December 31, 2012. During 2013, Liberty sold 72 properties for approximately $5.0 million and recognized a $105,000 gain on the sales. In addition Liberty added 68 properties totaling $5.3 million to other real estate owned during 2013, and recorded write downs at foreclosure and subsequent valuation decreases totaling $943,000 on 49 properties. The balance at December 31, 2013 includes 15 properties totaling $1.6 million. Liberty believes that these properties are appropriately valued at the lower of cost or market as of December 31, 2013.

As a general practice, most of Liberty’s loans are originated with relatively short maturities of five years or less. When a loan reaches its maturity Liberty frequently renews the loan, thereby extending its maturity. Such renewals and extensions are made in accordance with our existing credit policy, using appropriate credit standards and are based upon updated financial information on the borrower. Nonperforming loans are renewed at terms generally consistent with the ultimate source of repayment and appropriate rates. In these cases, Liberty will seek additional credit enhancements, such as additional collateral or additional guarantees to further protect the loan.

At March 31, 2014, approximately 80.9% of loans were collateralized by real estate, and approximately 84.3% of impaired loans were secured by real estate. At December 31, 2013, approximately 81.37% of its loans were collateralized by real estate, and 83.63% of its impaired loans were secured by real estate. Liberty utilizes third party appraisers to determine the fair value of collateral dependent loans. Impaired loans are individually reviewed on a quarterly or more frequent basis to determine the level of impairment. Liberty typically records a charge-off or creates a specific reserve for impaired loans when it does not expect repayment to occur as agreed upon under the original terms of the loan agreement.

Liberty considers a loan to be a troubled debt restructuring (“TDR”) when the debtor experiences financial difficulties and Liberty provides concessions on the original terms of the loan agreement. Concessions can relate to the contractual interest rate, maturity date, or payment structure of the note. As part of its workout plan for individual loan relationships, Liberty may restructure loan terms to assist borrowers facing challenges in the current economic environment. As of March 31, 2014, Liberty determined that it had loans totaling $7.0 million, which it considered accruing TDRs, and $2.4 million in nonaccrual TDRs. There were no newly modified troubled debt restructurings for the period ended March 31, 2014. See Note 3 to the Condensed Notes to Consolidated Financial Statements (Unaudited) for the three months ended March 31, 2014 for additional information on TDRs. As of December 31, 2013, Liberty determined that it had loans totaling $7.3 million, which it considered accruing TDRs. As of December 31, 2012, it had loans totaling $9.4 million, which it considered TDRs. See Note 4 to the Consolidated Financial Statements for additional information on TDRs.

Deposits and Other Interest-Bearing Liabilities

Liberty’s primary source of funding for earning assets is its deposits which are primarily developed through our retail banking centers as well as advances from the Federal Home Loan Bank. Liberty offers a variety of products designed to attract and retain customers with a continuing focus on developing core deposits. Core deposits, which exclude time deposits of $100,000 or more, provide a relatively stable funding source for its loan portfolio and other earning assets. Liberty’s core deposits were $817.7 million at March 31, 2014, and $833.4 million, $827.5 million, and $800.8 million at December 31, 2013, 2012, and 2011, respectively.

At March 31, 2014, deposits totaled $885.1 million. Liberty’s loan-to-deposit ratio was 91.61% at March 31, 2014. At December 31, 2013, 2012 and 2011 total deposits were $902.6 million, $920.8 million and $919.0 million, respectively.

At December 31, 2013, 2012 and 2011 total deposits were $902.6 million, $920.8 million and $919.0 million, respectively.

The following table shows the average balance amounts and the average rates paid on deposits held by Liberty as of the dates indicated.

	Three Months ended March 31, 2014		December 31,
			2013		2012		2011
	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid	Average Balance	Average Rate Paid
Types of deposits:
Non-interest bearing demand deposits	$123,026	0.00%	$124,963	0.00%	$110,592	0.00%	$98,026	0.00%
Interest-bearing demand deposits	222,891	0.34%	194,994	0.46%	161,954	0.76%	159,438	1.16%
Money market accounts	277,903	0.38%	298,837	0.52%	294,394	0.80%	266,496	1.08%
Savings deposits	42,681	0.15%	38,746	0.18%	25,767	0.25%	21,496	0.37%
Time deposits less than $100,000	147,241	0.53%	160,005	0.60%	175,836	0.55%	211,751	0.84%
Time deposits of $100,000 or more	68,146	0.63%	79,308	0.70%	109,425	1.71%	106,161	1.91%
Total deposits	$881,888	0.35%	$896,853	0.44%	$877,968	0.71%	$863,368	0.97%

The maturity distribution of its time deposits of $100,000 or more is as follows:

	March 31, 2014	December 31,
Maturity Period		2013	2012	2011
Three months or less	$17,988	$19,547	$15,032	$15,474
Over three through twelve months	34,812	36,071	62,055	92,582
Over 12 months through three years	7,686	6,178	10,165	8,318
Over three years	6,947	7,400	6,206	1,819
Total	$67,433	$69,196	$93,458	$118,193

The Dodd-Frank Act permanently raised the standard maximum FDIC deposit insurance amount to $250,000. The FDIC insurance coverage limit applies per depositor, per insured depository institution for each account ownership category.

Other Borrowings and Subordinated Debentures

Liberty’s total debt was $66.9 million at March 31, 2014. The outstanding debt balance for March 31, 2014 includes $40.0 million in FHLB short-term advances, $6.2 million in FHLB long-term advances and $20.6 million of subordinated debentures.

Liberty’s total debt was $66.9 million and $52.0 million at December 31, 2013 and 2012, respectively. The outstanding debt balance for December 31, 2013 includes $46.3 million in FHLB advances and $20.6 million of subordinated debentures. The outstanding balance for December 31, 2012 included $31.4 million in FHLB advances and $20.6 million subordinated debentures.

During 2013 we increased total debt by $14.9 million, or 28.6%, from 2012, all related to additional FHLB advances.

Capital Resources

Total stockholders’ equity was $101.5 million at March 31, 2014 and $97.3 million at December 31, 2013. The $4.2 million increase during the first three months of 2014 is primarily related to net income of $4.3 million during the three months ended March 31, 2014 less cash dividends paid on common stock of $924,000.

Under the capital adequacy guidelines, regulatory capital is classified into two tiers. These guidelines require an institution to maintain a certain level of Tier 1 and Tier 2 capital to risk-weighted assets. Tier 1 capital consists of common stockholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100% based on the risks believed to be inherent in the type of asset. Tier 2 capital consists of Tier 1 capital plus the general reserve for loan losses, subject to certain limitations. Liberty is also required to maintain capital at a minimum level based on total average assets, which is known as the Tier 1 leverage ratio.

Liberty is subject to various regulatory capital requirements administered by the federal banking agencies. To be considered “well capitalized,” it must maintain total risk-based capital of at least 10%, Tier 1 capital of at least 6%, and a leverage ratio of at least 5%. To be considered “adequately capitalized” under these capital guidelines, it must maintain a minimum total risk-based capital of 8%, with at least 4% being Tier 1 capital. In addition, it must maintain a minimum Tier 1 leverage ratio of at least 4%. As of March 31, 2014, Liberty’s capital ratios exceeded these ratios, and Liberty remains well capitalized.

In July 2013, the Board of Governors of the Federal Reserve System adopted a final rule (the “Basel III Capital Rules”) that revises risk-based and leverage capital requirements for banking organizations. For additional information, please see the section hereinafter following titled “Accounting, Reporting, and Regulatory Matters.”

As of March 31, 2014, December 31, 2013, 2012 and 2011, capital ratios exceeded these ratios and remain “well-capitalized.” The following table summarizes the capital amounts and ratios of Liberty, Liberty Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratios	Amount	Ratios	Amount	Ratios
	(Dollars in thousands)
As of March 31, 2014
Total Risk Based Capital-Consolidated	$127,018	18.06%	$56,269	8.00%	N/A	N/A
Total Risk Based Capital-Bank	126,408	17.98	56,259	8.00	$70,323	10.00%
Tier 1 Risk Based Capital-Consolidated	118,182	16.80	29,134	4.00	N/A	N/A
Tier 1 Risk Based Capital-Bank	117,574	16.72	28,129	4.00	42,194	6.00
Tier 1 Leverage Capital-Consolidated	118,182	11.24	42,058	4.00	N/A	N/A
Tier 1 Leverage Capital-Bank	117,574	11.19	42,025	4.00	52,531	5.00

As of December 31, 2013
Total Risk Based Capital-Consolidated	$123,254	17.61%	$55,996	8.00%	N/A	N/A
Total Risk Based Capital-Bank	122,643	17.52	55,986	8.00	$69,983	10.00%
Tier 1 Risk Based Capital-Consolidated	114,453	16.35	27,998	4.00	N/A	N/A
Tier 1 Risk Based Capital-Bank	113,843	16.27	27,993	4.00	41,990	6.00
Tier 1 Leverage Capital-Consolidated	114,453	10.74	42,621	4.00	N/A	N/A
Tier 1 Leverage Capital-Bank	113,843	10.69	42,588	4.00	53,236	5.00

As of December 31, 2012
Total Risk Based Capital-Consolidated	$111,539	15.16%	58,858	8.0%	N/A	N/A
Total Risk Based Capital-Bank	111,284	15.13%	58,848	8.0%	73,559	10.0%
Tier 1 Risk Based Capital-Consolidated	102,299	13.90%	29,429	4.0%	N/A	N/A
Tier 1 Risk Based Capital-Bank	102,046	13.87%	29,424	4.0%	44,136	6.0%
Tier 1 Leverage Capital-Consolidated	102,299	9.88%	41,423	4.0%	N/A	N/A
Tier 1 Leverage Capital-Bank	102,046	9.86%	41,392	4.0%	51,740	5.0%

As of December 31, 2011
Total Risk Based Capital-Consolidated	$118,121	15.48%	61,047	8.0%	N/A	N/A
Total Risk Based Capital-Bank	117,663	15.42%	61,028	8.0%	76,285	10.0%
Tier 1 Risk Based Capital-Consolidated	108,553	14.23%	30,523	4.0%	N/A	N/A
Tier 1 Risk Based Capital-Bank	108,098	14.17%	30,514	4.0%	45,771	6.0%
Tier 1 Leverage Capital-Consolidated	108,553	9.89%	43,919	4.0%	N/A	N/A
Tier 1 Leverage Capital-Bank	108,098	9.85%	43,886	4.0%	54,858	5.0%

Dividends that may be paid by Liberty and Liberty Bank are subject to regulatory limitations and capital requirements, and may be subject to prior approval by regulators.

Total stockholders’ equity was $97.3 million at December 31, 2013 and $86.5 million at December 31, 2012. The $10.8 million increase during 2013 is primarily related to net income of $15.2 million during the year less dividends of $4.1 million.

Beginning in February 2009, Liberty participated in the U.S. Department of the Treasury TARP Capital Purchase Program for non-public qualifying financial institutions and received $21.9 million from the Treasury in connection with the issuance of 21,900 shares of Series A Preferred Stock and the issuance of Preferred Stock warrants, which were immediately exercised for a nominal amount, for 1,095 shares of Series B Preferred Stock.

During August 2011, Liberty repurchased the Series A and Series B Preferred Stock and exited the TARP Capital Purchase Program by issuing to the Treasury’s Small Business Lending Fund (“SBLF”) $23.0 million of Series C cumulative perpetual Preferred Stock (22,995 shares). The dividend rate on the Series C Preferred Stock was 5% based on lending increase parameters, as defined by the SBLF. On December 28, 2012, Liberty redeemed all of the SBLF preferred stock, including accrued and unpaid dividends at 5% as of the redemption date.

The following table shows the annualized return on average assets (net income divided by average total assets), annualized return on average equity (net income divided by average equity), dividend payout ratio—common shareholders (dividends divided by net income) and equity to assets ratio (common equity divided by total assets) for the three months ended March 31, 2014.

Return on average assets	1.64%
Return on average equity	17.40%
Dividend payout ratio—common shareholders	21.43%
Average equity to average assets ratio	9.43%
Common equity to assets ratio	9.55%

The following table shows the return on average assets (net income divided by average total assets), return on average equity (net income divided by average equity), dividend payout ratio (cash dividends divided by net income available to common shareholders) and equity to assets ratio (average equity divided by average total assets) for the three years ended December 31, 2013, 2012 and 2011.

	Year Ended December 31,
	2013	2012	2011
Return on average assets	1.43%	1.34%	1.31%
Return on average equity	16.57%	14.62%	15.75%
Dividend payout ratio	27.18%	29.35%	23.35%
Average equity to average assets ratio	8.71%	9.39%	8.43%
Equity to assets ratio	9.07%	8.12%	8.47%

Acquisitions

In December 2012, Liberty acquired all the common stock of Stone County National Bancshares, Inc., the parent company of Stone County National Bank (SCNB), Crane, Missouri, in exchange for common stock in Liberty. Total assets of $81.4 million and total liabilities of $73.7 million were acquired. Liberty issued 374,444 shares of common stock valued at $7.3 million for the stock of SCNB and recognized a $392,000 gain on the acquisition.

In March 2011, Liberty acquired all the common stock of Village Bancshares, Inc., the parent company of Village Bank, Springfield, Missouri, in exchange for cash. Total assets of $86.7 million and total liabilities of $79.4 million were acquired. The purchase price was $3 million with Liberty recording $8,000 of goodwill related to the transaction.

Effect of Inflation and Changing Prices

The effect of relative purchasing power over time due to inflation has not been taken into account in Liberty’s consolidated financial statements. Rather, Liberty’s consolidated financial statements have been prepared on a historical cost basis in accordance with accounting principles generally accepted in the United States of America.

Unlike most industrial companies, Liberty’s assets and liabilities are primarily monetary in nature. Therefore, the effect of changes in interest rates will have a more significant impact on its performance than will the effect of changing prices and inflation in general. In addition, interest rates may generally increase as the rate of inflation increases, although not necessarily in the same magnitude. Liberty seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide rate fluctuations, including those resulting from inflation.

Off-Balance Sheet Risk

Liberty is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. The financial instruments included commitments to extend credit, standby letters of credit and loans sold subject to repurchase agreements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in Liberty’s financial statements. Liberty’s exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit, standby letters of credit and loans sold subject to repurchase agreements is represented by contractual terms of those instruments. Liberty uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as the customer has not violated any material condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require the payment of a fee. At March 31, 2014, unfunded commitments to extend credit were approximately $73.3 million. At December 31, 2013, unfunded commitments to extend credit were approximately $76.0 million. At December 31, 2012, unfunded commitments to extend credit were approximately $80.3 million at December 31, 2012.

Liberty evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by Liberty upon extension of credit, is based on its credit evaluation of the borrower. The type of collateral varies but may include accounts receivable, inventory, property, plant and equipment, and commercial and residential real estate.

At March 31, 2014, December 31, 2013 and December 31, 2012 there were $3.1 million, $4.3 million and $3.5 million of commitments under letters of credit, respectively. The credit risk and collateral involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Since most of the letters of credit are expected to expire without being drawn upon, they do not necessarily represent future cash requirements.

In order to collateralize deposits of certain public funds or other customers, Liberty may utilize irrevocable letters of credit issued by the Federal Home Loan Bank—Des Moines (FHLB). Issuance of these letters of credit reduces the borrowing availability of the bank with the FHLB. As of March 31, 2014 and December 31, 2013, there were no outstanding letters of credit issued by FHLB to collateralize deposits of certain public funds or other customers.

Commitments to originate mortgage loans that will be held for resale are recorded at their estimated fair values with subsequent changes in fair value included in current earnings, if significant. Commitments to originate or acquire fixed rate mortgage loans that will be held for resale were approximately $5.2 million, $4.2 million and $5.6 million at March 31, 2014, December 31, 2013 and December 31, 2012, respectively.

Except as disclosed in this document, Liberty is not involved in off-balance sheet contractual relationships, does not have any unconsolidated related entities that have off-balance sheet arrangements and is not involved in any transactions that could result in liquidity needs or other commitments that significantly impact earnings.

Market Risk and Interest Rate Sensitivity

Market risk is the risk of loss from adverse changes in market prices and rates, which principally arises from interest rate risk inherent in Liberty’s lending, investing, deposit gathering, and borrowing activities. Other types of market risks, such as foreign currency exchange rate risk and commodity price risk, do not generally arise in the normal course of its business.

Liberty actively monitors and manages its interest rate risk exposure in order to control the mix and maturities of our assets and liabilities utilizing a process it calls asset/liability management. The essential purposes of asset/liability management are to ensure adequate liquidity and to maintain an appropriate balance between interest sensitive assets and liabilities in order to minimize potentially adverse impacts on earnings from changes in market interest rates. Its asset/liability management committee (“ALCO”) monitors and considers methods of managing exposure to interest rate risk. Liberty has an internal ALCO consisting of certain members of senior management that meets monthly or more frequently if needed. ALCO is responsible for maintaining the level of interest rate sensitivity of our interest sensitive assets and liabilities within board-approved limits.

Its interest rate risk exposure is managed principally by measuring its interest sensitivity which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates. In general, Liberty would benefit from increasing market rates of interest when it has an asset-sensitive position and from decreasing market rates of interest when it is liability-sensitive. Management uses simulation models to estimate the effects of changing interest rates and various balance sheet strategies on the level of Liberty’s net income and capital. As a means of limiting interest rate risk to an acceptable level, management may alter the mix of floating and fixed-rate assets and liabilities, change pricing schedules and manage investment maturities during future security purchases. The simulation model incorporates management’s assumptions regarding the level of interest rates or balance changes for indeterminate maturity deposits for a given level of market rate changes. These assumptions have been developed through anticipated pricing behavior. Key assumptions in the simulation models include the relative timing of prepayments, cash flows and maturities. These assumptions are inherently uncertain and, as a result, the model cannot precisely estimate net interest income or precisely predict the impact of a change in interest rates on net income or capital. Actual results will differ from simulated results due to the timing, magnitude and frequency of interest rate changes and changes in market conditions and management strategies, among other factors.

As of March 31, 2014, the model simulations projected that 100 and 200 basis point increases in interest rates would result in negative variances in net interest income of -10.0% and -16.6%, respectively, relative to the base case over the next 12 months, while decreases in interest rates of 100 basis points would result in a positive variance in net interest income of 0.13% relative to the base case over the next 12 months. The likelihood of a decrease in interest rates in excess of 50 basis points as of March 31, 2014 is considered remote given current interest rate levels. These are good faith estimates and assume that the composition of our interest sensitive assets and liabilities existing at each year-end will remain constant over the relevant twelve month measurement period and that changes in market interest rates are instantaneous and sustained across the yield curve regardless of duration of pricing characteristics of specific assets or liabilities. Also, this analysis does not contemplate any actions that we might undertake in response to changes in market interest rates. We believe these estimates are not necessarily indicative of what actually could occur in the event of immediate interest rate increases or decreases of this magnitude. As interest-bearing assets and liabilities reprice in different time frames and proportions to market interest rate movements, various assumptions must be made based on historical relationships of these variables in reaching any conclusion. Since these correlations are based on competitive and market conditions, we anticipate that our future results will likely be different from the foregoing estimates, and such differences could be material.

The following table sets forth information regarding Liberty’s rate sensitivity, as of March 31, 2014:

Interest Rate Scenario	% Change from Base
Up 200 basis points	-16.63%
Up 100 basis points	-10.01%
Down 100 basis points	0.13%

As of December 31, 2013, the model simulations projected that 100 and 200 basis point increases in interest rates would result in negative variances in net interest income of -8.9% and -14.4%, respectively, relative to the base case over the next 12 months, while decreases in interest rates of 100 basis points would also result in a negative variance in net interest income of 0.90% relative to the base case over the next 12 months. The likelihood of a decrease in interest rates in excess of 50 basis points as of December 31, 2013 is considered remote given current interest rate levels.

The following table sets forth information regarding Liberty’s rate sensitivity, as of December 31, 2013:

Interest Rate Scenario	% Change from Base
Up 200 basis points	-14.45%
Up 100 basis points	-8.91%
Down 100 basis points	-0.90%

Liquidity Risk

Liquidity is a measure of Liberty’s ability to generate sufficient cash to meet present and future financial obligations in a timely manner through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. These obligations include the credit needs of customers, funding deposit withdrawals, and the day-to-day operations of Liberty. Liquid assets include cash, interest-bearing deposits with financial institutions and certain investment securities and loans. Liberty manages its ability to generate liquidity primarily through liability funding in such a way that it believes it maintains overall liquidity sufficient to satisfy its depositors’ requirements and meet its customers’ credit needs.

At March 31, 2014, liquid assets, which consisted of cash and cash equivalents, interest-bearing deposits in banks, available-for-sale securities and mortgage loans held for sale were 18.1% of total assets, as compared to 19.6% at December 31, 2013.

Liberty’s ability to maintain and expand its deposit base and borrowing capabilities serves as its primary source of liquidity. Liberty plans to meet its future cash needs through the liquidation of temporary investments, the generation of deposits, and from additional borrowings. In addition, it will receive cash upon the maturity and sale of loans and the maturity of investment securities. Liberty has from time to time chosen not to pay rates on deposits as high as the rates paid by certain of its competitors and, when believed to be appropriate, supplements deposits with less expensive alternative sources of funds. Liberty is also a member of the FHLB-Des Moines, from which applications for borrowings can be made. The unused borrowing capacity available from the FHLB-Des Moines at March 31, 2014 was $133.1 million, based on Liberty’s line of credit backed by a blanket lien on real estate loans pledged as collateral. As of March 31, 2014 borrowings from FHLB-Des Moines were $46.2 million.

Liberty believes its existing stable base of core deposits and borrowings will enable it to successfully meet its short-term, intermediate term and long-term liquidity needs.

Contractual Obligations

Liberty utilizes a variety of borrowings to supplement its supply of lendable funds, to assist in meeting deposit withdrawal requirements, and to fund growth of interest-earning assets in excess of traditional deposit growth. Certificates of deposit and FHLB-Des Moines advances serve as its primary sources of such funds. Contractual obligations relative to these agreements are noted in the table below.

The following table provides payments due by period for obligations under certificates of deposit and other borrowings.

	December 31, 2013
	Payments Due by Period
	Within One Year	Over One to Two Years	Over Two to Three Years	Over Three to Five Years	After Five Years	Total
	(Dollars in thousands)
Certificates of deposit	$182,285	$17,022	$4,880	$14,756	$—	$218,943
Other borrowings	40,000	—	6,266	—	—	46,266
Subordinated debentures	—	—	—	—	20,620	20,620
Total	$222,285	$17,022	$11,146	$14,756	$20,620	$285,829

Approximately $222.3 million, or 77.8% of the contractual obligations noted above are due within one year and approximately $239.3 million or 83.7% are due within two years. See discussions of rate sensitivity and liquidity above.

Accounting, Reporting and Regulatory Matters

The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and/disclosure of financial information by Liberty.

Recent accounting pronouncements. In February 2013, the FASB issued ASU 2013-02, Comprehensive Income (Topic 220)—Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income. ASU 2013-02 requires disclosure of amounts reclassified out of accumulated other comprehensive income in their entirety, by component, on the face of the statement of comprehensive income or in the notes to the financial statements. Amounts that are not required to be classified in their entirety to net income must be cross-referenced to other disclosures that provide additional detail. ASU 2013-02 became effective for the Company on January 1, 2014, and did not have a significant impact on the Company’s financial position or results of operations.

In January 2014, the FASB issued ASU 2014-04, Reclassification of Residential Real Estate Collateralized Consumer Mortgage Loans upon Foreclosure (Topic 310-40): Receivables—Troubled Debt Restructurings by Creditors. The objective of this guidance is to clarify when an in-substance repossession or foreclosure occurs, that is, when a creditor should be considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan such that the loan receivable should be derecognized and the real estate property recognized. ASU 2014-04 states that an in-substance repossession or foreclosure occurs, and a creditor is considered to have received physical possession of residential real estate property collateralizing a consumer mortgage loan, upon either (1) the creditor obtaining legal title to the residential real estate property upon completion of a foreclosure or (2) the borrower conveying all interest in the residential real estate property to the creditor to satisfy that loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. Additionally, ASU 2014-04 requires interim and annual disclosure of both (1) the amount of foreclosed residential real estate property held by the creditor and (2) the recorded investment in consumer mortgage loans collateralized by residential real estate property that are in the process of foreclosure according to local requirements of the applicable jurisdiction. ASU 2014-04 is effective for annual reporting periods beginning after December 15, 2014. An entity can elect to adopt the amendments in this ASU using either a modified retrospective transition method or a prospective transition method. Early adoption is permitted. The Company is in the process of evaluating the impact of ASU 2014-04 on its financial statements.

Presently, the Company is not aware of any other changes to the Accounting Standards Codification that will have a material impact on the Company’s present or future financial position or results of operations

Regulatory Capital Changes. In July 2013, the Company’s primary federal regulator, the Federal Reserve, published final rules (the “Basel III Capital Rules”) establishing a new comprehensive capital framework for U.S. banks. The rules implement the Basel Committee’s December 2010 framework known as “Basel III” for strengthening international capital standards. The Basel III Capital Rules substantially revise the risk-based capital requirements applicable to bank holding companies and depository institutions compared to the current U.S. risk-based capital rules.

The Basel III Capital Rules define the components of capital and address other issues affecting the numerator in banking institutions’ regulatory capital ratios. The rules also address risk weights and other issues affecting the denominator in banking institutions’ regulatory capital ratios and replace the existing risk-weighting approach with a more risk-sensitive approach.

The Basel III Capital Rules expand the risk-weighting categories from the current four Basel I-derived categories (0%, 20%, 50% and 100%) to a much larger and more risk-sensitive number of categories, depending on the nature of the assets, generally ranging from 0% for U.S. government and agency securities, to 600% for certain equity exposures, and resulting in higher risk weights for a variety of asset categories, including many residential mortgages and certain commercial real estate.

The final rules include a new common equity Tier 1 capital to risk-weighted assets ratio of 4.5% and a common equity Tier 1 capital conservation buffer of 2.5% of risk-weighted assets. The rules also raise the minimum ratio of Tier 1 capital to risk-weighted assets from 4.0% to 6.0% and require a minimum leverage ratio of 4.0%. The Basel III Capital Rules are effective for the Company and its subsidiary banks on January 1, 2015, with full compliance with all of the final rule’s requirements phased in over a multi-year schedule. Management believes that, as of December 31, 2013, the Company and each of its subsidiary banks would meet all capital adequacy requirements under the Basel III Capital Rules on a fully phased-in basis if such requirements were currently effective.

For additional information on regulatory matters and regulatory capital, please see Note 10 of the Liberty Consolidated Financial Statements as of December 31, 2013.

ANNEX L

FORM OF ARTICLES OF AMENDMENT FOR SIMMONS SERIES A PREFERRED STOCK

[See attached.]

(SBLF Bank/Thrifts

Senior Preferred Stock)

CERTIFICATE OF DESIGNATION

OF

SENIOR NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

SIMMONS FIRST NATIONAL CORPORATION

The undersigned, being the Chairman and Chief Executive Officer of Simmons First National Corporation, a corporation organized and existing under the laws of the state of Arkansas (the “Issuer”), in accordance with Sections 4-27-101, et seq., of the Arkansas Business Corporation Act, does hereby certify that:

A.	The Issuer entered into an Agreement and Plan of Merger (the “Merger”) with Community First Bancshares, Inc. (“CFB”) dated May 6, 2014, by which CFB would be merged with and into Issuer.

B.	The Issuer completed the Merger of CFB on , 2014.

C.	CFB was a participant in the Secretary of the Treasury’s (the “Treasury”) Small Business Loan Fund (“SBLF”).

D.	As part of CFB’s participation in the SBLF, it issued 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, with a liquidation value of $1,000 per share to the Treasury (“CFB Preferred Shares”) in exchange for $30,852,000 in SBLF funds (the “CFB Original Issuance”).

E.	As part of the CFB Original Issuance, CFB also issued Certificate of Designation of Senior Non-Cumulative Perpetual Preferred Stock, Series C, which was originally filed by CFB with the Secretary of State of the state of Tennessee on August 16, 2011.

F.	In connection with the Merger, the Issuer has agreed to issue 30,852 of Senior Non-Cumulative Perpetual Preferred Stock, Series A, with a par value of $0.01 and liquidation value of $1,000 per share with the rights, preferences and privileges set forth in this Certificate of Designation in exchange for the CFB Preferred Shares.

G.	The board of directors of the Issuer (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the articles of incorporation and bylaws of the Issuer and applicable law, adopted the following resolution on , 2014 creating a series of 30,852 shares of preferred stock of the Issuer designated as “Senior Non-Cumulative Perpetual Preferred Stock, Series A”.

RESOLVED, that pursuant to the provisions of the articles of incorporation and bylaws of the Issuer and applicable law, a series of preferred stock, par value $0.01 per share, of the Issuer be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or other rights, and the qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

Part 1. Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of preferred stock of the Issuer a series of preferred stock designated as the “Senior Non-Cumulative Perpetual Preferred Stock, Series A” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 30,852.

Part 2. Standard Provisions. The Standard Provisions contained in Schedule A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Certificate of Designation to the same extent as if such provisions had been set forth in full herein.

Part 3. Definitions. The following terms are used in this Certificate of Designation (including the Standard Provisions in Schedule A hereto) as defined below:

(a) “Common Stock” means the common stock, par value $0.01 per share, of the Issuer.

(b) “Definitive Agreement” means that certain Securities Purchase Agreement by and between CFB and Treasury, dated as of the Signing Date and assumed by the Issuer.

(c) “Junior Stock” means the Common Stock and any other class or series of stock of the Issuer the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend and redemption rights and/or as to rights on liquidation, dissolution or winding up of the Issuer.

(d) “Liquidation Amount” means $1,000 per share of Designated Preferred Stock.

(e) “Minimum Amount” means (i) the amount equal to twenty-five percent (25%) of the aggregate Liquidation Amount of Designated Preferred Stock issued on the Original Issue Date or (ii) all of the outstanding Designated Preferred Stock, if the aggregate liquidation preference of the outstanding Designated Preferred Stock is less than the amount set forth in the preceding clause (i).

(f) “Parity Stock” means any class or series of stock of the Issuer (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Issuer (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g) “Signing Date” means August 18, 2011.

(h) “Treasury” means the United States Department of the Treasury and any successor in interest thereto.

Part 4. Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, SIMMONS FIRST NATIONAL CORPORATION has caused this Certificate of Designation to be signed by George A. Makris, Jr., its Chairman and Chief Executive Officer, this                      day of                      2014.

SIMMONS FIRST NATIONAL CORPORATION

By:
Name: George A. Makris, Jr.
Title: Chairman and CEO

Schedule A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Certificate of Designation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Issuer, as set forth below.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Acquiror”, in any Holding Company Transaction, means the surviving or resulting entity or its ultimate parent in the case of a merger or consolidation or the transferee in the case of a sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole.

(b) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly through one or more intermediaries, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

(c) “Applicable Dividend Rate” has the meaning set forth in Section 3(a).

(d) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Issuer as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(e) “Bank Holding Company” means a company registered as such with the Board of Governors of the Federal Reserve System pursuant to 12 U.S.C. §1842 and the regulations of the Board of Governors of the Federal Reserve System thereunder.

(f) “Baseline” means the “Initial Small Business Lending Baseline” set forth on the Initial Supplemental Report (as defined in the Definitive Agreement), subject to adjustment pursuant to Section 3(a).

(g) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Issuer’s stockholders.

(h) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

(i) “Bylaws” means the bylaws of the Issuer, as they may be amended from time to time.

(j) “Call Report” has the meaning set forth in the Definitive Agreement.

(k) “Certificate of Designation” means the Certificate of Designation or comparable instrument relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

(l) “Charge-Offs” means the net amount of loans charged off by the Issuer or, if the Issuer is a Bank Holding Company or a Savings and Loan Holding Company, by the IDI Subsidiary(ies) during quarters that begin on or after the Signing Date, determined as follows:

(i) if the Issuer or the applicable IDI Subsidiary is a bank, by subtracting (A) the aggregate dollar amount of recoveries reflected on line RIAD4605 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line RIAD4635 of its Call Reports for such quarters (without duplication as a result of such dollar amounts being reported on a year-to-date basis); or

(ii) if the Issuer or the applicable IDI Subsidiary is a thrift, by subtracting (A) the sum of the aggregate dollar amount of recoveries reflected on line VA140 of its Call Reports for such quarters and the aggregate dollar amount of adjustments reflected on line VA150 of its Call Reports for such quarters from (B) the aggregate dollar amount of charge-offs reflected on line VA160 of its Call Reports for such quarters.

(m) “Charter” means the Issuer’s certificate or articles of incorporation, articles of association, or similar organizational document.

(n) “CPP Lending Incentive Fee” has the meaning set forth in Section 3(e).

(o) “Current Period” has the meaning set forth in Section 3(a)(i)(2).

(p) “Dividend Payment Date” means January 1, April 1, July 1, and October 1 of each year.

(q) “Dividend Period” means the period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date; provided, however, the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date (the “Initial Dividend Period”).

(r) “Dividend Record Date” has the meaning set forth in Section 3(b).

(s) “Dividend Reference Period” has the meaning set forth in Section 3(a)(i)(2).

(t) “GAAP” means generally accepted accounting principles in the United States.

(u) “Holding Company Preferred Stock” has the meaning set forth in Section 7(c)(v).

(v) “Holding Company Transaction” means the occurrence of (a) any transaction (including, without limitation, any acquisition, merger or consolidation) the result of which is that a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, (i) becomes the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under that Act, of common equity of the Issuer representing more than 50% of the voting power of the outstanding Common Stock or (ii) is otherwise required to consolidate the Issuer for purposes of generally accepted accounting principles in the United States, or (b) any consolidation or merger of the Issuer or similar transaction or any sale, lease or other transfer in one transaction or a series of related transactions of all or substantially all of the consolidated assets of the Issuer and its subsidiaries, taken as a whole, to any Person other than one of the Issuer’s subsidiaries; provided that, in the case of either clause (a) or (b), the Issuer or the Acquiror is or becomes a Bank Holding Company or Savings and Loan Holding Company.

(w) “IDI Subsidiary” means any Issuer Subsidiary that is an insured depository institution.

(x) “Increase in QSBL” means:

(i) with respect to the first (1st) Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL set forth in the Initial Supplemental Report (as defined in the Definitive Agreement); and

(ii) with respect to each subsequent Dividend Period, the difference obtained by subtracting (A) the Baseline from (B) QSBL for the Dividend Reference Period for the Current Period.

(y) “Initial Dividend Period” has the meaning set forth in the definition of “Dividend Period”.

(z) “Issuer Subsidiary” means any subsidiary of the Issuer.

(aa) “Liquidation Preference” has the meaning set forth in Section 4(a).

(bb) “Non-Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by subtracting the Qualifying Portion Percentage from one (1).

(cc) “Original Issue Date” means August 18, 2011.

(dd) “Percentage Change in QSBL” has the meaning set forth in Section 3(a)(ii).

(ee) “Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

(ff) “Preferred Director” has the meaning set forth in Section 7(c).

(gg) “Preferred Stock” means any and all series of preferred stock of the Issuer, including the Designated Preferred Stock.

(hh) “Previously Acquired Preferred Shares” has the meaning set forth in the Definitive Agreement.

(ii) “Private Capital” means, if the Issuer is Matching Private Investment Supported (as defined in the Definitive Agreement), the equity capital received by the Issuer or the applicable Affiliate of the Issuer from one or more non-governmental investors in accordance with Section 1.3(m) of the Definitive Agreement.

(jj) “Publicly-traded” means a company that (i) has a class of securities that is traded on a national securities exchange and (ii) is required to file periodic reports with either the Securities and Exchange Commission or its primary federal bank regulator.

(kk) “Qualified Small Business Lending” or “QSBL” means, with respect to any particular Dividend Period, the “Quarter-End Adjusted Qualified Small Business Lending” for such Dividend Period set forth in the applicable Supplemental Report.

(ll) “Qualifying Portion Percentage” means, with respect to any particular Dividend Period, the percentage obtained by dividing (i) the Increase in QSBL for such Dividend Period by (ii) the aggregate Liquidation Amount of then-outstanding Designated Preferred Stock.

(mm) “Savings and Loan Holding Company” means a company registered as such with the Office of Thrift Supervision pursuant to 12 U.S.C. §1467a(b) and the regulations of the Office of Thrift Supervision promulgated thereunder.

(nn) “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with GAAP applied on a consistent basis, and as measured from the date of the Issuer’s most recent consolidated financial statements prior to the Signing Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

(oo) “Signing Date Tier 1 Capital Amount” means $127,931,000.

(pp) “Standard Provisions” mean these Standard Provisions that form a part of the Certificate of Designation relating to the Designated Preferred Stock.

(qq) “Supplemental Report” means a Supplemental Report delivered by the Issuer to Treasury pursuant to the Definitive Agreement.

(rr) “Tier 1 Dividend Threshold” means, as of any particular date, the result of the following formula:

( ( A + B – C ) * 0.9 ) – D

where:

A =	Signing Date Tier 1 Capital Amount;

B =	the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury;

C =	the aggregate amount of Charge-Offs since the Signing Date; and

D =	(i) beginning on the first day of the eleventh (11th) Dividend Period, the amount equal to ten percent (10%) of the aggregate Liquidation Amount of the Designated Preferred Stock issued to Treasury as of the Effective Date (without regard to any redemptions of Designated Preferred Stock that may have occurred thereafter) for every one percent (1%) of positive Percentage Change in Qualified Small Business Lending between the ninth (9th) Dividend Period and the Baseline; and

(ii) zero (0) at all other times.

(ss) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Section 7(d) of these Standard Provisions that form a part of the Certificate of Designation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate.

(i) The “Applicable Dividend Rate” shall be determined as follows:

(1)	With respect to the Initial Dividend Period, the Applicable Dividend Rate shall be 5%.

(2)	With respect to each of the second (2nd) through the tenth (10th) Dividend Periods, inclusive (in each case, the “Current Period”), the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “A” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the Dividend Period that was two Dividend Periods prior to the Current Period (the “Dividend Reference Period”) and the Baseline, multiplied by (y) the Qualifying Portion Percentage; plus

(B) (x) five percent (5%) multiplied by (y) the Non- Qualifying Portion Percentage.

In each such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the Dividend Reference Period.

(3)	With respect to the eleventh (11th) through the eighteenth (18th) Dividend Periods, inclusive, and that portion of the nineteenth (19th) Dividend Period prior to, but not including, the four and one half (4 1⁄2) year anniversary of the Original Issue Date, the Applicable Dividend Rate shall be:

(A) (x) the applicable rate set forth in column “B” of the table in Section 3(a)(iii), based on the Percentage Change in QSBL between the ninth (9th) Dividend Period and the Baseline, multiplied by (y) the Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period; plus

(B) (x) five percent (5%) multiplied by (y) the Non- Qualifying Portion Percentage, calculated as of the last day of the ninth (9th) Dividend Period.

In such case, the Applicable Dividend Rate shall be determined at the time the Issuer delivers a complete and accurate Supplemental Report to Treasury with respect to the ninth (9th) Dividend Period.

(4)	With respect to (A) that portion of the nineteenth (19th) Dividend Period beginning on the four and one half (4 1⁄2) year anniversary of the Original Issue Date and (B) all Dividend Periods thereafter, the Applicable Dividend Rate shall be nine percent (9%).

(5)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit a Supplemental Report that is due during any of the second (2nd) through tenth (10th) Dividend Periods on or before the sixtieth (60th) day of such Dividend Period, the Issuer’s QSBL for the Dividend Period that would have been covered by such Supplemental Report shall be zero (0) for purposes hereof.

(6)	Notwithstanding anything herein to the contrary, but subject to Section 3(a)(i)(5) above, if the Issuer fails to submit the Supplemental Report that is due during the tenth (10th) Dividend Period, the Issuer’s QSBL shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(3) and (4). The Applicable Dividend Rate shall be re-determined effective as of the first day of the calendar quarter following the date such failure is remedied, provided it is remedied prior to the four and one half (4 1⁄2) anniversary of the Original Issue Date.

(7)	Notwithstanding anything herein to the contrary, if the Issuer fails to submit any of the certificates required by Sections 3.1(d)(ii) or 3.1(d)(iii) of the Definitive Agreement when and as required thereby, the Issuer’s QSBL for the shall be zero (0) for purposes of calculating the Applicable Dividend Rate pursuant to Section 3(a)(i)(2) or (3) above until such failure is remedied.

(ii) The “Percentage Change in Qualified Lending” between any given Dividend Period and the Baseline shall be the result of the following formula, expressed as a percentage:

(	(QSBL for the Dividend Period – Baseline))	x	100
Baseline

(iii) The following table shall be used for determining the Applicable Dividend Rate:

If the Percentage Change in Qualified Lending is:	The Applicable Dividend Rate shall be:
	Column “A” (each of the 2nd – 10th Dividend Periods)	Column “B” (11th – 18th, and the first part of the 19th, Dividend Periods)
0% or less	5%	7%
More than 0%, but less than 2.5%	5%	5%
2.5% or more, but less than 5%	4%	4%
5% or more, but less than 7.5%	3%	3%
7.5% or more, but less than 10%	2%	2%
10% or more	1%	1%

(iv) If the Issuer consummates a Business Combination, a purchase of loans or a purchase of participations in loans and the Designated Preferred Stock remains outstanding thereafter, then the Baseline shall thereafter be the “Quarter-End Adjusted Small Business Lending Baseline” set forth on the Quarterly Supplemental Report (as defined in the Definitive Agreement).

(b) Payment. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, non-cumulative cash dividends with respect to:

(i) each Dividend Period (other than the Initial Dividend Period) at a rate equal to one-fourth ( 1⁄4) of the Applicable Dividend Rate with respect to each Dividend Period on the Liquidation Amount per share of Designated Preferred Stock, and no more, payable quarterly in arrears on each Dividend Payment Date; and

(ii) the Initial Dividend Period, on the first such Dividend Payment Date to occur at least twenty (20) calendar days after the Original Issue Date, an amount equal to (A) the Applicable Dividend Rate with respect to the Initial Dividend Period multiplied by (B) the number of days from the Original Issue Date to the last day of the Initial Dividend Period (inclusive) divided by 360.

In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. For avoidance of doubt, “payable quarterly in arrears” means that, with respect to any particular Dividend Period, dividends begin accruing on the first day of such Dividend Period and are payable on the first day of the next Dividend Period.

The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of four 90-day quarters, and actual days elapsed over a 90-day quarter.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Issuer on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Certificate of Designation).

(c) Non-Cumulative. Dividends on shares of Designated Preferred Stock shall be non-cumulative. If the Board of Directors or any duly authorized committee of the Board of Directors does not declare a dividend on the Designated Preferred Stock in respect of any Dividend Period:

(i) the holders of Designated Preferred Stock shall have no right to receive any dividend for such Dividend Period, and the Issuer shall have no obligation to pay a dividend for such Dividend Period, whether or not dividends are declared for any subsequent Dividend Period with respect to the Designated Preferred Stock; and

(ii) the Issuer shall, within five (5) calendar days, deliver to the holders of the Designated Preferred Stock a written notice executed by the Chief Executive Officer and the Chief Financial Officer of the Issuer stating the Board of Directors’ rationale for not declaring dividends.

(d) Priority of Dividends; Restrictions on Dividends.

(i) Subject to Sections 3(d)(ii), (iii) and (v) and any restrictions imposed by the Appropriate Federal Banking Agency or, if applicable, the Issuer’s state bank supervisor (as defined in Section 3(r) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may declare and pay dividends on the Common Stock, any other shares of Junior Stock, or Parity Stock, in each case only if (A) after giving effect to such dividend the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold, and (B) full dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid.

(ii) If a dividend is not declared and paid in full on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock; provided, however, that in any such Dividend Period in which a dividend is declared and paid on the Designated Preferred Stock, dividends may be paid on Parity Stock to the extent necessary to avoid any material breach of a covenant by which the Issuer is bound.

(iii) When dividends have not been declared and paid in full for an aggregate of four (4) Dividend Periods or more, and during such time the Issuer was not subject to a regulatory determination that prohibits the declaration and payment of dividends, the Issuer shall, within five (5) calendar days of each missed payment, deliver to the holders of the Designated Preferred Stock a certificate executed by at least a majority of the Board of Directors stating that the Board of Directors used its best efforts to declare and pay such dividends in a manner consistent with (A) safe and sound banking practices and (B) the directors’ fiduciary obligations.

(iv) Subject to the foregoing and Section 3(e) below and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

(v) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock.

(e) Special Lending Incentive Fee Related to CPP. If Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date and the Issuer did not apply to Treasury to redeem such Previously Acquired Preferred Shares prior to December 16, 2010, and if the Issuer’s Supplemental Report with respect to the ninth (9th) Dividend Period reflects an amount of Qualified Small Business Lending that is less than or equal to the Baseline (or if the Issuer fails to timely file a Supplemental Report with respect to the ninth (9th) Dividend Period), then beginning on April 1, 2014 and on all Dividend Payment Dates thereafter ending on April 1, 2016, the Issuer shall pay to the Holders of Designated Preferred Stock, on each share of Designated Preferred Stock, but only out of assets legally available therefor, a fee equal to 0.5% of the Liquidation Amount per share of Designated Preferred Stock (“CPP Lending Incentive Fee”). All references in Section 3(d) to “dividends” on the Designated Preferred Stock shall be deemed to include the CPP Lending Incentive Fee.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Issuer, whether voluntary or involuntary, holders of Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Issuer or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Issuer, subject to the rights of any creditors of the Issuer, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Issuer ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends on each such share (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Issuer or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Issuer ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Issuer shall be entitled to receive all remaining assets of the Issuer (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Is Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Issuer with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Issuer, shall not constitute a liquidation, dissolution or winding up of the Issuer.

Section 5. Redemption.

(a) Optional Redemption.

(i) Subject to the other provisions of this Section 5:

(1)	The Issuer, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding; and

(2)	If, after the Signing Date, there is a change in law that modifies the terms of Treasury’s investment in the Designated Preferred Stock or the terms of Treasury’s Small Business Lending Fund program in a materially adverse respect for the Issuer, the Issuer may, after consultation with the Appropriate Federal Banking Agency, redeem all of the shares of Designated Preferred Stock at the time outstanding.

(ii) The per-share redemption price for shares of Designated Preferred Stock shall be equal to the sum of:

(1)	the Liquidation Amount per share,

(2)	the per-share amount of any unpaid dividends for the then current Dividend Period at the Applicable Dividend Rate to, but excluding, the date fixed for redemption (regardless of whether any dividends are actually declared for that Dividend Period; and

(3)	the pro rata amount of CPP Lending Incentive Fees for the current Dividend Period.

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Issuer or its agent. Any declared but unpaid dividends for the then current Dividend Period payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Issuer. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable, but in any event the shares to be redeemed shall not be less than the Minimum Amount. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time, subject to the approval of the Appropriate Federal Banking Agency. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Issuer, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Issuer, after which time the holders of the shares so called for redemption shall look only to the Issuer for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Issuer shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Board Observation Rights. Whenever, at any time or times, dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of five (5) Dividend Periods or more, whether or not consecutive, the Issuer shall invite a representative selected by the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, to attend all meetings of its Board of Directors in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors in connection with such meetings; provided, that the holders of the Designated Preferred Stock shall not be obligated to select such a representative, nor shall such representative, if selected, be obligated to attend any meeting to which he/she is invited. The rights of the holders of the Designated Preferred Stock set forth in this Section 7(b) shall terminate when full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c) Preferred Stock Directors. Whenever, at any time or times, (i) dividends on the shares of Designated Preferred Stock have not been declared and paid in full within five (5) Business Days after each Dividend Payment Date for an aggregate of six (6) Dividend Periods or more, whether or not consecutive, and (ii) the aggregate liquidation preference of the then-outstanding shares of Designated Preferred Stock is greater than or equal to $25,000,000, the authorized number of directors of the Issuer shall automatically be increased by two and the holders of the Designated Preferred Stock, voting as a single class, shall have the right, but not the obligation, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Issuer’s next annual meeting of stockholders (or, if the next annual meeting is not yet scheduled or is scheduled to occur more than thirty days later, the President of the Company shall promptly call a special meeting for that purpose) and at each subsequent annual meeting of stockholders until full dividends have been timely paid on the Designated Preferred Stock for at least four consecutive Dividend Periods, at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Issuer to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Issuer may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(d) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the written consent of (x) Treasury if Treasury holds any shares of Designated Preferred Stock, or (y) the holders of a majority of the outstanding shares of Designated Preferred Stock, voting as a single class, if Treasury does not hold any shares of Designated Preferred Stock, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Certificate of Designation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Issuer ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Issuer;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Certificate of Designation for the Designated Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(d)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock;

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Subject to Section 7(d)(v) below, any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Issuer with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Issuer is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole; provided, that in all cases, the obligations of the Issuer are assumed (by operation of law or by express written assumption) by the resulting entity or its ultimate parent;

(iv) Certain Asset Sales. Any sale of all, substantially all, or any material portion of, the assets of the Company, if the Designated Preferred Stock will not be redeemed in full contemporaneously with the consummation of such sale; and

(v) Holding Company Transactions. Any consummation of a Holding Company Transaction, unless as a result of the Holding Company Transaction each share of Designated Preferred Stock shall be converted into or exchanged for one share with an equal liquidation preference of preference securities of the Issuer or the Acquiror (the “Holding Company Preferred Stock”). Any such Holding Company Preferred Stock shall entitle holders thereof to dividends from the date of issuance of such Holding Company Preferred Stock on terms that are equivalent to the terms set forth herein, and shall have such other rights, preferences, privileges and voting powers, and limitations and restrictions thereof that are the same as the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such conversion or exchange, taken as a whole;

provided, however, that for all purposes of this Section 7(d), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Issuer to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Issuer will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(e) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(d) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(f) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Restriction on Redemptions and Repurchases.

(a) Subject to Sections 8(b) and (c), so long as any share of Designated Preferred Stock remains outstanding, the Issuer may repurchase or redeem any shares of Capital Stock (as defined below), in each case only if (i) after giving effect to such dividend, repurchase or redemption, the Issuer’s Tier 1 capital would be at least equal to the Tier 1 Dividend Threshold and (ii) dividends on all outstanding shares of Designated Preferred Stock for the most recently completed Dividend Period have been or are contemporaneously declared and paid (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date).

(b) If a dividend is not declared and paid on the Designated Preferred Stock in respect of any Dividend Period, then from the last day of such Dividend Period until the last day of the third (3rd) Dividend Period immediately following it, neither the Issuer nor any Issuer Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Issuer or any Issuer Subsidiary, or any trust preferred securities issued by the Issuer or any Affiliate of the Issuer (“Capital Stock”), (other than (i) redemptions, purchases, repurchases or other acquisitions of the Designated Preferred Stock and (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset any Share Dilution Amount pursuant to a publicly announced repurchase plan) and consistent with past practice; provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount, (iii) the acquisition by the Issuer or any of the Issuer Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Issuer or any other Issuer Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other

Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case set forth in this clause (iv), solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock, (v) redemptions of securities held by the Issuer or any wholly-owned Issuer Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Issuer Subsidiary required pursuant to binding contractual agreements entered into prior to (x) if Treasury held Previously Acquired Preferred Shares immediately prior to the Original Issue Date, the original issue date of such Previously Acquired Preferred Shares, or (y) otherwise, the Signing Date).

(c) If the Issuer is not Publicly-Traded, then after the tenth (10th) anniversary of the Signing Date, so long as any share of Designated Preferred Stock remains outstanding, no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Issuer or any of its subsidiaries.

Section 9. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Issuer, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 10. References to Line Items of Supplemental Reports. If Treasury modifies the form of Supplemental Report, pursuant to its rights under the Definitive Agreement, and any such modification includes a change to the caption or number of any line item on the Supplemental Report, then any reference herein to such line item shall thereafter be a reference to such re-captioned or re-numbered line item.

Section 11. Record Holders. To the fullest extent permitted by applicable law, the Issuer and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Issuer nor such transfer agent shall be affected by any notice to the contrary.

Section 12. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 13. Replacement Certificates. The Issuer shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Issuer. The Issuer shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Issuer of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Issuer.

Section 14. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Article Sixteenth of the Company’s Amended and Restated Articles of Incorporation provides that the Company’s directors will not be personally liable to the Company or any of its shareholders for monetary damages resulting from breaches of their fiduciary duty as directors to the fullest extent permitted by the Arkansas Business Corporation Act of 1987, as amended or the 1987 Act. The 1987 Act permits the limitation of liability for monetary damages of directors for breaches of fiduciary duty, except (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Arkansas Code Annotated, or the ACA Section 4-27-833, as the same exists or hereafter may be amended, (d) for any transaction from which the director derived an improper personal benefit, or (e) for any action, omission, transaction, or breach of a director’s duty creating any third party liability to any person or entity other than the Company or shareholder.

ACA Section 4-27-850 permits a corporation, under specified circumstances, to indemnify its current and former directors, officers, employees or agents against expenses (including attorney’s fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that the directors, officers, employee or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Article Twelfth of the Company’s Amended and Restated Articles of Incorporation provides that the Company shall, to the full extent permitted by the 1987 Act, indemnify all persons whom it may indemnify pursuant thereto.

The effect of the indemnification provisions contained in the Company’s Amended and Restated Articles of Incorporation is to require the Company to indemnify its directors and officers under circumstances where such indemnification would otherwise be discretionary. The Company’s Amended and Restated Articles of Incorporation specify that the indemnification rights granted thereunder are enforceable contract rights which are not exclusive of any other indemnification rights that the director or officer may have under any by-law, vote of shareholders or disinterested directors or otherwise. As permitted under the 1987 Act, the Company’s Amended and Restated Articles of Incorporation also authorize the purchase of directors’ and officers’ insurance for the benefit of its past and present directors and officers, irrespective of whether the Company has the power to indemnify such persons under Arkansas law. The Company currently maintains insurance as authorized by these provisions.

The Company’s Amended and Restated Articles of Incorporation also provide that expenses incurred by a director or officer in defending a civil or criminal lawsuit or proceeding arising out of actions taken in his official capacity, or in certain other capacities, will be paid by the Company in advance of the final disposition of the matter upon the approval of the Board or the shareholders and upon receipt of an undertaking from the director or officer to repay the sum advanced if it is ultimately determined that he is not entitled to be indemnified by the Company pursuant to applicable provisions of Arkansas law.

The indemnification provisions are not intended to deny or otherwise limit third party or derivative suits against the Company or its directors or officers. However, to the extent a director or officer were entitled to indemnification, the financial burden of a third party suit would be borne by the Company, and the Company would not benefit from derivative recoveries since the amount of such recoveries would be repaid to the director or officer pursuant to the agreements.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or personas controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 6, 2014, by and between Simmons First National Corporation and Community First Bancshares, Inc. (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)

2.2	Agreement and Plan of Merger, dated as of May 27, 2014, by and between Simmons First National Corporation and Liberty Bancshares, Inc. (attached as Annex B to the joint proxy statement/prospectus contained in this Registration Statement)

3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 000-06253))

3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (File No. 000-06253))

4.1	Specimen Common Stock Certificate of Simmons First National Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Simmons First National Corporation’s Registration Statement on Form S-3 filed on June 18, 2014 (File No. 333-194309))

4.2	Specimen Preferred Stock Certificate of Simmons First National Corporation

5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding the validity of the securities to be issued

8.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding certain tax matters relating to the proposed merger between Simmons First National Corporation and Community First Bancshares, Inc.

8.2	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding certain tax matters relating to the proposed merger between Simmons First National Corporation and Liberty Bancshares, Inc.

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 000-06253)).

15.1	Awareness Letter of BKD, LLP

23.1	Consents of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibits 5.1 and 8.1)

23.2	Consent of BKD, LLP with respect to the audited financial statements of Simmons First National Corporation

Exhibit No.	Description

23.3	Consent of Frost, PLLC with respect to the audited financial statements of Metropolitan National Bank

23.4	Consent of Crowe Horwath LLP with respect to the audited financial statements of Community First Bancshares, Inc.

23.5	Consent of BKD, LLP with respect to the audited financial statements of Liberty Bancshares, Inc.

24.1	Power of Attorney (included on signature page)

99.1	Consent of Sterne, Agee & Leach, Inc. with respect to its opinion letter regarding the Community First merger

99.2	Consent of Sterne, Agee & Leach, Inc. with respect to its opinion letter regarding the Liberty merger

99.3	Consent of Keefe, Bruyette & Woods, Inc. with respect to its opinion letter regarding the Community First merger

99.4	Consent of Keefe, Bruyette & Woods, Inc. with respect to its opinion letter regarding the Liberty merger

99.5	Form of proxy of Simmons First National Corporation

99.6	Form of proxy of Community First Bancshares, Inc.

99.7	Form of proxy of Liberty Bancshares, Inc.

*	Previously filed

Item 22. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities

Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pine Bluff, State of Arkansas, on July 29, 2014.

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
George A. Makris, Jr.
Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Robert A. Fehlman and Marty D. Casteel, and each of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within registration statement (as well as any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, each acting alone may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 29, 2014.

Signature	Title

/s/ George A. Makris, Jr. George A. Makris, Jr. (Principal Executive Officer)	Chief Executive Officer and Chairman of the Board of Directors

/s/ Robert A. Fehlman Robert A. Fehlman (Principal Financial Officer)	Senior Executive Vice President, Chief Financial Officer and Treasurer

/s/ David L. Bartlett David L. Bartlett	President, Chief Banking Officer and Director

/s/ David W. Garner David W. Garner (Principal Accounting Officer)	Executive Vice President, Controller, Chief Accounting Officer and Investment Relations Officer

/s/ William E. Clark, II William E. Clark, II	Director

Signature	Title

/s/ Steven A. Cossé Steven A. Cossé	Director

/s/ Edward Drilling Edward Drilling	Director

/s/ Sharon Gaber Sharon Gaber	Director

/s/ Eugene Hunt Eugene Hunt	Director

/s/ Dr. Harry L. Ryburn Dr. Harry L. Ryburn	Director

/s/ Robert L. Shoptaw Robert L. Shoptaw	Director

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 6, 2014, by and between Simmons First National Corporation and Community First Bancshares, Inc. (attached as Annex A to the joint proxy statement/prospectus contained in this Registration Statement)

2.2	Agreement and Plan of Merger, dated as of May 27, 2014, by and between Simmons First National Corporation and Liberty Bancshares, Inc. (attached as Annex B to the joint proxy statement/prospectus contained in this Registration Statement)

3.1	Restated Articles of Incorporation of Simmons First National Corporation (incorporated by reference to Exhibit 3.1 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (File No. 000-06253))

3.2	Amended By-Laws of Simmons First National Corporation (incorporated by reference to Exhibit 3.2 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013 (File No. 000-06253))

4.1	Specimen Common Stock Certificate of Simmons First National Corporation (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to Simmons First National Corporation’s Registration Statement on Form S-3 filed on June 18, 2014 (File No. 333-194309))

4.2	Specimen Preferred Stock Certificate of Simmons First National Corporation

5.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding the validity of the securities to be issued

8.1	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding certain tax matters relating to the proposed merger between Simmons First National Corporation and Community First Bancshares, Inc.

8.2	Opinion of Quattlebaum, Grooms, Tull & Burrow PLLC regarding certain tax matters relating to the proposed merger between Simmons First National Corporation and Liberty Bancshares, Inc.

12.1	Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.1 to Simmons First National Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014 (File No. 000-06253))

15.1	Awareness Letter of BKD, LLP

23.1	Consents of Quattlebaum, Grooms, Tull & Burrow PLLC (included in Exhibits 5.1 and 8.1)

23.2	Consent of BKD, LLP with respect to the audited financial statements of Simmons First National Corporation

23.3	Consent of Frost, PLLC with respect to the audited financial statements of Metropolitan National Bank

23.4	Consent of Crowe Horwath LLP with respect to the audited financial statements of Community First Bancshares, Inc.

23.5	Consent of BKD, LLP with respect to the audited financial statements of Liberty Bancshares, Inc.

24.1	Power of Attorney (included on signature page)

99.1	Consent of Sterne, Agee & Leach, Inc. with respect to its opinion letter regarding the Community First merger

99.2	Consent of Sterne, Agee & Leach, Inc. with respect to its opinion letter regarding the Liberty merger

99.3	Consent of Keefe, Bruyette & Woods, Inc. with respect to its opinion letter regarding the Community First merger

99.4	Consent of Keefe, Bruyette & Woods, Inc. with respect to its opinion letter regarding the Liberty merger

99.5	Form of proxy of Simmons First National Corporation

99.6	Form of proxy of Community First Bancshares, Inc.

99.7	Form of proxy of Liberty Bancshares, Inc.

*	Previously filed